As filed with the Securities and Exchange Commission on February 10, 2021.

Registration No. 333-251825

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ALBERTON ACQUISITION CORPORATION

(Exact name of registrant as specified in its charter)

British Virgin Islands*	6770	N/A
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Room 1001, 10/F, Capital Center

151 Gloucester Road

Wanchai, Hong Kong

+852 2117 1621

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

[●]

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Arila Er Zhou, Esq. Louis Taubman, Esq. Hunter Taubman Fischer &Li LLC 800 Third Avenue, Suite 2800 New York, New York 10022 Tel: 212.530.2232 Fax: 212.202.6380	Michael Killourhy, Esq. Ogier Ritter House, 6th Floor Wickhams Cay II PO Box 3170 Road Town, Tortola British Virgin Islands, VG 1110 Tel: 1284.852.7300	Asher S. Levitsky PC Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas 11th Floor New York, New York 10105 Tel: 212.895.7152 Fax: 646. 895.7238

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective and all other conditions to the business combination described in the enclosed Proxy Statement/Prospectus have been satisfied or waived.

If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐	Smaller reporting company ☒	Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

*	The Registrant intends, subject to shareholder approval, to redomesticate from a British Virgin Islands corporation into a Nevada corporation so as to continue as a Nevada corporation.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Security Being Registered	Amount Being Registered(2)	Proposed Maximum Offering Price per Security(1)	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee
Units, each consisting of one Ordinary Share, one redeemable Warrant and one Right (3)(4)	7,249	$12.99	$94,165	$10.27
Common Stock, par value $0.0001 per share, included as part of the Units (3)(4)(5)	7,249	—	—	—	(16)
Warrants included as part of the Units(3)(4)(6)	7,249	—	—	—	(16)
Rights included as part of the Units (3)(4)(7)	7,249	—	—	—	(16)
Common Stock, separated from the Units (4)(8)	1,406,231	10.96	15,412,291	1,681.48
Warrants separated from the Units (4)(9)	11,480,743	0.79	9,069,787	989.51
Rights separated from the Units (4)(10)	11,480,743	0.40	4,592,297	501.02
Common Stock underlying the warrants(11)	5,743,996	—	—	—	(16)
Common Stock underlying the rights (12)	1,148,799	—	—	—	(16)
Common Stock for merger consideration (13)	27,855,199	10.96	305,292,981	33,307.46
Extension Warrants (14)	1,414,480	0.79	1,117,439	121.91
Common Stock Shares underlying the Extension Warrants (15)	707,240	$-	$-	$—	(16)
Total			$335,578,961	$36,611.66

(1)	Based on the closing market price of the units, shares and rights of Alberton Acquisition Corporation on December 18, 2020 for the purpose of calculating the registration fee pursuant to rule 457(f)(1).

(2)	Pursuant to Rule 416, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(3)	The securities of the Registrant being registered will be exchanged on a share-for-share basis for securities of Alberton Acquisition Corporation in connection with the Redomestication of Alberton Acquisition Corporation out of the British Virgin Islands and continue as a Nevada corporation, by way of its continuation out of the British Virgin Islands under Section 184 of the Companies Act and the applicable provisions of Nevada laws so as to continue as a Nevada corporation. Upon consummation of the business combination, the name of the Registrant will be changed to “SolarMax Technology Holdings, Inc.”

(4)	The number of Units (each consisting of one share of common stock, par value $0.0001 per share, one right to receive one-tenth of one share of common stock upon consummation of the business combination, and one warrant to purchase one-half of one share of common stock at a price of $11.50 per whole share) that were issued by the Registrant in connection with its initial public offering pursuant to the Registration Statement on Form S-1 (333-227652). Pursuant to the Redomestication, the Units will automatically become units of the Nevada corporation.
(5)	The number of shares of common stock that are included in the Units as the date hereof.
(6)	The number of warrants that are included in the Units as the date hereof.
(7)	The number of rights that are included in the Units as the date hereof.
(8)	The number of shares common stock that have been separated from the units at the election of the holders as the date hereof.
(9)	The number of warrants that have been separated from the units at the election of the holders as the date hereof.
(10)	The number of rights that have been separated from the units at the election of the holders as the date hereof.
(11)	The number of shares of common stock underlying the warrants included in the units and separated from the units.
(12)	The number of shares of common stock underlying the rights included in the units and separated from the units.
(13)	The maximum number of shares of common stock to be issued as the merger consideration in connection with the business combination.
(14)

Warrants (the “Extension Warrants”) that the Registrant is in the process of issuance as of the date hereof, in connection with one of its extensions, upon the consummation of the business combination, as a dividend of one warrant to purchase one-half share of common stock for each remaining public shareholders after such extension.

(15)	Shares of common stock underlying the Extension Warrants
(16)	Pursuant to Rule 457(g), no registration fee is payable.

As used in this Registration Statement, the term “Registrant” refers to (i) prior to the Redomestication, Alberton Acquisition Corporation, a British Virgin Islands company, (ii) following Redomestication but prior to the consummation of the business combination, Alberton Acquisition Corporation, a Nevada corporation and (iii) upon and following the consummation of the business combination, SolarMax Technology Holdings, Inc., a Nevada corporation.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary proxy statement/prospectus is not complete and may be changed. The registrant may not sell the securities described herein until the registration statement filed with the United States Securities and Exchange Commission is declared effective. This preliminary proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY COMBINED PROXY STATEMENT/PROSPECTUS – SUBJECT TO COMPLETION,

DATED FEBRUARY , 2021

PROXY STATEMENT FOR

A SPECIAL MEETING IN LIEU OF 2021 ANNUAL MEETING OF SHAREHOLDERS OF

ALBERTON ACQUISITION CORPORATION

A SPECIAL MEETING OF STOCKHOLDERS OF

SOLARMAX TECHNOLOGY, INC.

PROSPECTUS FOR

7,249  UNITS (EACH UNIT COMPRISING ONE SHARE OF COMMON STOCK, ONE RIGHT ENTITLING THE HOLDER TO RECEIVE ONE-TENTH OF ONE SHARE OF COMMON STOCK AND ONE WARRANT, EACH WHOLE WARRANT ENTITLING THE HOLDER TO PURCHASE ONE-HALF OF ONE SHARE OF COMMON STOCK), 1,413,480  SHARES OF COMMON STOCK (INCLUDING COMMON STOCK INCLUDED IN THE UNITS), 11,487,992  RIGHTS (INCLUDING RIGHTS INCLUDED IN THE UNITS) AND 12,902,472 WARRANTS  (INCLUDING WARRANTS INCLUDED IN THE UNITS AND WARRRNTED ISSUED IN CONNECTION WITH THE EXTESNION) AND 7,600,035 COMMON  STOCK UNDERLYING THE WARRANTS AND RIGHTS OF ALBERTON ACQUISITION CORPORATION (AFTER ITS REDOMESTICATION AS A CORPORATION INCORPORATED IN NEVADA, WHICH WILL BE RENAMED “SOLARMAX TECHNOLOGY HOLDINGS, INC.” IN CONNECTION WITH THE BUSINESS COMBINATION DESCRIBED HEREIN) AND A MAXIMUM OF 27,855,199 SHARES OF COMMON STOCK TO BE ISSUED TO THE STOCKHOLDERS OF SOLARMAX AS THE MERGER CONSIDERATION PURSUANT TO THE MERGER AGREEMENT AS HEREINAFTER DEFINED.

To the Shareholders of Alberton Acquisition Corporation and the Stockholders of SolarMax Technology, Inc.:

On behalf of the boards of directors of Alberton Acquisition Corporation (“Alberton”) and SolarMax Technology, Inc. (“SolarMax”), we are pleased to enclose the joint proxy statement/prospectus relating to the proposed merger of Alberton Merger Subsidiary Inc., a Nevada corporation and a wholly owned subsidiary of Alberton (“Merger Sub”) with and into SolarMax (the “Business Combination”), pursuant to an agreement and plan of merger dated as of October 27, 2020 (as amended or supplemented from time to time, the “Merger Agreement”) among Alberton, SolarMax and Merger Sub. It is proposed that, at least one day prior to the Business Combination, Alberton will domesticate from a British Virgin Islands company to a Nevada corporation (the “Redomestication”) so as to continue as a Nevada corporation. At the closing of the Merger (the “Closing”), Alberton will change its name to “SolarMax Technology Holdings, Inc.” (the “Successor”)

In connection with the Business Combination, shareholders of Alberton are cordially invited to attend the special meeting in lieu of an annual meeting of the shareholders of Alberton (the “Alberton Special Meeting”) to be held at [●] at [●]. Only shareholders who held ordinary shares of Alberton at the close of business on [●] will be entitled to notice of and to vote at the Alberton Special Meeting and at any adjournments and postponements thereof.

In connection with the Business Combination, stockholders of SolarMax are cordially invited to attend a special meeting of the stockholders of SolarMax (the “SolarMax Special Meeting”) to be held at 3080 12th Street, Riverside, California 92507 at [●].Only stockholders who held common stock of SolarMax at the close of business on [●] will be entitled to notice of and to vote at the SolarMax Special Meeting and at any adjournments and postponements thereof.

Alberton is a blank check corporation incorporated under the laws of the British Virgin Islands on February 16, 2018, for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more target businesses. Alberton’s units, ordinary shares, warrants and rights are traded on The Nasdaq Capital Market (“Nasdaq”) under the symbols “ALACU,” “ALAC,” “ALACW” and “ALACR,” respectively. On [●], the closing sale prices of Alberton’s units, ordinary shares, warrants and rights were $[●], $[●], $[●] and $[●], respectively. Alberton has applied for the listing of the common stock of the Successor on Nasdaq following the consummation of the Business Combination, under the symbols “SMXT” and “SMXTW,” respectively. At the closing of the Business Combination, Alberton’s outstanding units will separate into their component shares of common stock, rights and warrants so that the units will no longer trade separately under “ALACU.” At the closing of the Business Combination, each of Alberton’s outstanding rights (including rights separately from the units upon closing) will automatically convert into one-tenth share of one common stock so that the rights will no longer trade separately under “ALACR.”

SolarMax is an integrated solar energy company. It was founded in 2008 to conduct business in the United States and subsequently commenced operation in China following two acquisitions in 2015. SolarMax operates in two segments – the United States operations and the China operations. SolarMax’ United States operations primarily consist of (i) the sale and installation of photovoltaic and battery backup systems for residential and commercial customers, (ii) financing the sale of its photovoltaic and battery backup systems, and (iii) sales of LED systems and services to government and commercial users. SolarMax’ China operations consist primarily of identifying and procuring solar farm projects for resale to third parties and performing EPC services primarily for solar farm projects.

At the Alberton Special Meeting, Alberton’s shareholders will be asked to vote on the following proposals, as more fully described in the accompanying joint proxy statement/prospectus: (i) the Redomestication Proposal, (ii) the Alberton Business Combination Proposal, (iii) the Successor Charter Proposal, (iv) the Incentive Plan Proposal, (v) the Share Issuance Proposal, (vi) the Director Election Proposal and (vii) the Alberton Adjournment Proposal, if presented (collectively, the “Alberton Proposals”).

Alberton’s board of directors unanimously determined that the Alberton Proposals are advisable, fair to and in the best interests of Alberton and its shareholders and unanimously recommends that Alberton’s shareholders vote “FOR” each of the Alberton Proposals.

At the SolarMax Special Meeting, SolarMax’ stockholders will be asked to vote on the following proposals, as more fully described in the accompanying joint proxy statement/prospectus (i) the SolarMax Business Combination Proposal, and (ii) the SolarMax Adjournment Proposal, if presented (collectively, the “SolarMax Proposals”).

SolarMax’ board of directors unanimously determined that the SolarMax Proposals are advisable, fair to and in the best interests of SolarMax and its stockholders and unanimously recommends that SolarMax’ stockholders vote “FOR” each of the SolarMax Proposals.

Your vote is very important. As a condition to the completion of the Business Combination (i) with respect to Alberton Proposals, (A) approval of each of the Redomestication Proposal, the Successor Charter Proposal, the Incentive Plan Proposal, the Share Issuance Proposal, the Director Election Proposal (unless waived by SolarMax), and, if presented, the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by shareholders present in person or represented by proxy at the Alberton Special Meeting and (B) approval of the Alberton Business Combination Proposal requires the affirmative vote of a majority of outstanding Alberton Shares; and (ii) with respect to SolarMax Proposals, (A) approval of SolarMax Business Combination Proposal requires an affirmative vote of a majority of SolarMax’ outstanding voting shares and (B) approval of SolarMax Adjournment Proposal requires an affirmative vote of a majority of the stockholders present and voting at the meeting provided a quorum is present.

The obligations of Alberton and SolarMax to complete the Business Combination are subject to a number of conditions set forth in the Merger Agreement and are summarized in the accompanying joint proxy statement/prospectus. More information about Alberton and SolarMax, the Alberton Special Meeting and the SolarMax Special Meeting and the transactions contemplated by the Merger Agreement, is contained in the accompanying joint proxy statement/prospectus. You are encouraged to read the accompanying joint proxy statement/prospectus in its entirety, including the section entitled “Risk Factors” beginning on page 64.

We strongly support the Business Combination and the other transactions contemplated by the Merger Agreement and enthusiastically recommend that you vote in favor of the proposals presented to you for approval.

Very truly yours,	Very truly yours,

/S/ Guan Wang	/s/ David Hsu
Guan Wang	David Hsu
Chief Executive Officer	Chief Executive Officer
Alberton Acquisition Corporation	SolarMax Technology, Inc.

This proxy statement/prospectus provides shareholders of Alberton and SolarMax with detailed information about the Business Combination and other matters to be considered at the Alberton Special Meeting and SolarMax Special Meeting. We encourage you to read this entire document, including the Annexes and other documents referred to herein, carefully and in their entirety. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 64 of this proxy statement/prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

This proxy statement/prospectus is dated [●], and is first being mailed to Alberton’s shareholders and, if applicable, to the stockholders of SolarMax, on or about [●].

ADDITIONAL INFORMATION

The accompanying document is the proxy statement of Alberton for its special meeting in lieu of an annual meeting of its shareholders, the proxy statement of SolarMax for its special meeting of its stockholders and the prospectus of Alberton for the securities of the Nevada corporation which will be the successor of Alberton (the “Successor”) to be issued in the Redomestication and the Business Combination. The accompanying joint proxy statement/prospectus incorporates by reference important business and financial information about Alberton that is not included in or delivered with this joint proxy statement/prospectus. This information is available without charge to shareholders of Alberton and SolarMax upon written or oral request. You can obtain the documents incorporated by reference into the accompanying joint proxy statement/prospectus through the Securities and Exchange Commission website at www.sec.gov or by requesting them in writing or by telephone at the appropriate addresses or telephone numbers below:

Kevin Liu	Stephen Brown
Chief Financial Officer	Chief Financial Officer
Alberton Acquisition Corporation	SolarMax Technology, Inc.
Room 1001, 10/F, Capital Center	3080 12th Street
151 Gloucester Road, 151 Gloucester Road	Riverside, California 92507
Telephone: +852 2117 1621	Telephone: (951) 300-0788

In addition, if you have questions about the Business Combination or the accompanying joint proxy statement/prospectus, would like additional copies of the accompanying joint proxy statement/prospectus or need to obtain proxy cards or other information related to the proxy solicitation, please contact (with respect to Alberton) Advantage Proxy, the proxy solicitor for Alberton, toll-free at 1-877-870-8565 or collect at 1-206-870-8565, or SolarMax’ Chief Financial Officer on behalf of SolarMax at the address and telephone number set forth above. You will not be charged for any of these documents that you request.

See the section entitled “Where You Can Find More Information” beginning on page 280 of the accompanying joint proxy statement/prospectus for further information.

Information contained on, or that can be accessed through the SolarMax website or any other website is expressly not incorporated by reference into and is not a part of this joint proxy statement/prospectus.

To obtain timely delivery of the documents, you must request them no later than five business days before the date of the applicable Special Meeting, or no later than [●].

ALBERTON ACQUISITION CORPORATION

Room 1001, 10/F, Capital Center

151 Gloucester Road, Wanchai, Hong Kong

NOTICE OF SPECIAL MEETING

IN LIEU OF 2020 ANNUAL MEETING

OF SHAREHOLDERS

TO BE HELD ON [●]

Dear Alberton Acquisition Corporation Shareholders:

You are cordially invited to attend the Alberton special meeting in lieu of annual meeting (the “Alberton Special Meeting”) of shareholders of Alberton Acquisition Corporation, which we refer to as “we,” “us,” “our,” “ALAC,” “Alberton,” or the “Company,” on [●] at [●]at [●]. This proxy statement is dated [●], and is first being mailed to shareholders of Alberton on or about [●].

At the Alberton Special Meeting, Alberton shareholders will be asked to consider and vote upon a proposal, which we refer to as the “Alberton Business Combination Proposal,” to approve an agreement and plan of merger, dated as of October 27, 2020 (as amended, the “Merger Agreement”), by and among Alberton, Alberton Merger Subsidiary Inc., a Nevada corporation and a wholly-owned subsidiary of Alberton (“Merger Sub”), and SolarMax Technology, Inc., a Nevada corporation (“SolarMax”). Pursuant to the Merger Agreement, Merger Sub will merge with and into SolarMax, with SolarMax surviving the merger as a direct wholly-owned subsidiary of Alberton. We refer to such merger and other transactions contemplated in the Merger Agreement hereafter as the “Business Combination.”

The Merger Agreement provides for the merger of Merger Sub with and into SolarMax (the “Merger”), with SolarMax continuing as the surviving corporation in the Merger. Subject to the terms and conditions set forth in the Merger Agreement, at the effective time of the Merger (the “Effective Time”): (i) all shares of SolarMax common stock (the “SolarMax Stock”) issued and outstanding immediately prior to the Effective Time will be converted into the right to receive the Stockholder Merger Consideration (as defined below);  (ii) each outstanding option to acquire SolarMax Stock (whether vested or unvested) shall be assumed by combined entity and automatically converted into an option to acquire shares of combined entity’s common stock, with its price and number of shares equitably adjusted based on the conversion ratio, which is the number of shares of Alberton Common Stock issuable in respect of one share of SolarMax Stock (each, an “Assumed Option”) and (iii) each outstanding convertible notes of SolarMax shall become convertible into shares of Alberton’s common stock determined by dividing the conversion price of such notes at the Effective Time by the applicable conversion ratio.

As consideration for the Merger, SolarMax stockholders as of immediately prior to the Effective Time (but excluding holders of SolarMax options) collectively will receive from Alberton, in the aggregate, a number of Alberton common stock equal to: (i) $300,000,000, divided by (ii) the Redemption Price (defined below) (such shares of Alberton common stock is referred as the “Stockholder Merger Consideration”). The holders of SolarMax options shall receive Assumed Options to purchase the number of shares of Alberton Common Stock as described above in accordance with the terms and conditions set forth in the Merger Agreement. For the purpose of the Merger Agreement, Redemption Price means a price per share equal to the price at which each Alberton public share is redeemed pursuant to the redemption by Alberton of its public stockholders in connection with Alberton’s initial business combination, as required by its articles of incorporation immediately prior to the Effective Time (the “Redemption”).

The Merger Agreement also provides that, immediately prior to the Closing, Alberton will redomesticate from a British Virgin Islands corporation into a Nevada corporation so as to continue as a Nevada corporation (the “Redomestication”). At the closing of the Merger (the “Closing”), Alberton will change its name to “SolarMax Technology Holdings, Inc.” In connection with the Redomestication, the provision in Alberton’s amended and restated memorandum and articles of association which provides that Alberton have net tangible assets of at least US$5,000,001 upon such consummation of the business combination is to be amended to require that the net tangible asset test be met “prior to or upon” consummation of the business combination.

SolarMax’ directors, officers and 5% stockholders, who beneficially own approximately 41.6% of the voting common stock of SolarMax, executed Voting Agreements in favor of the Merger Agreement and transaction contemplated thereby. Sponsor of Alberton together with one major insider shareholder, constituting approximately 56.7% of the issued and outstanding capital of Alberton, executed Voting Agreement in favor of the Merger Agreement and transaction contemplated thereby.

In addition, as the date hereof, Initial Shareholders of Alberton, who own approximately 69.4% of our issued and outstanding ordinary shares, including all of the Founder Shares and Private Shares have agreed to vote for the Business Combination. Our Sponsor and one insider shareholder, collectively representing 56.7% of our issued and outstanding ordinary shares, have agreed to retain their Founder Shares and Private Shares for all periods relevant to our shareholder vote on vote all of their shares of Alberton ordinary shares in favor of the Merger Agreement and related transactions. As a result, the approval of each proposal by our public shareholders is not needed in order to approve the Alberton Proposals.

It is anticipated that, following the completion of the Business Combination and if there are no redemptions in connection with the Business Combination, and assuming the issuance of 27,855,199 shares of Common Stock as the Stockholder Merger Consideration applying the redemption price of $10.77 as of November 30, 2020, Alberton’s existing shareholders, including its Sponsor (as defined below), will retain a collective ownership interest of approximately 17.14% of the Successor, and SolarMax stockholders collectively will own a collective ownership interest of approximately 82.86% of the Successor. These percentages are calculated based on a number of assumptions (as described in the accompanying proxy statement) and are subject to adjustment in accordance with the terms of the Merger Agreement including any shares of Common Stock issued in any private placement. A copy of the Merger Agreement and one amendment to the Merger agreement are attached to the accompanying proxy statement as Annex A and A-1, respectively.

Our shareholders will also be asked to consider and vote upon the following proposals:

(1)	The Redomestication Proposal — To consider and vote upon a proposal to (a) redomicile Alberton from the British Virgin Islands to become a Nevada corporation by way of its continuation out of the British Virgin Islands under Section 184 of the Companies Act, and the applicable provisions of the Nevada Law (the “Redomestication”) so as to continue as a Nevada corporation, at least one day prior to the Closing, (b) in connection therewith to adopt upon the Redomestication taking effect the articles of incorporation, appended to this proxy statement/prospectus as Annex B (the “Interim Charter”) in place of our memorandum and articles of association (the “Current Charter”), currently registered by the Registrar of Corporate Affairs in the British Virgin Islands and which will remove or amend those provisions of our Current Charter that terminate or otherwise cease to be applicable as a result of the Redomestication and to include the amendment of Article 47.4 of the Current Charter to change the words “upon such consummation” to “prior to or upon such consummation,” and (c) to file a notice of continuation out of the British Virgin Islands with the British Virgin Islands Registrar of Corporate Affairs under Section 184 of the Companies Act and in connection therewith to file the Interim Charter with the Secretary of State of the State of Nevada, under which we will be domesticated and continue as a Nevada corporation. Upon the effectiveness of the Redomestication, Alberton will become a Nevada corporation and, upon the consummation of the Business Combination (as defined below), Alberton will change its corporate name to “SolarMax Technology Holdings, Inc.” (the “Successor”) and all outstanding securities of Alberton will be deemed to constitute outstanding securities of the Successor, as described in more detail in the accompanying joint proxy statement/prospectus. The Redomestication is expected to become effective one day prior to the consummation of the Business Combination. We refer to this proposal as the Redomestication Proposal.

(2)	The Alberton Business Combination Proposal — To consider and vote upon a proposal to approve the Merger Agreement, by and among Alberton Acquisition Corporation, Alberton Merger Subsidiary Inc., a Nevada corporation and a wholly-owned subsidiary of Alberton, and SolarMax, and the transactions contemplated by the Merger Agreement, including the issuance of the merger consideration thereunder (collectively, the “Business Combination”). Pursuant to the Merger Agreement, Merger Sub will merge with and into SolarMax (the “Merger”), with SolarMax continuing as the surviving entity of the Merger and becoming a wholly-owned subsidiary of the Successor, as described in more detail in the accompanying joint proxy statement/prospectus. Upon the consummation of the Business Combination, Alberton will change its corporate name to “SolarMax Technology Holdings, Inc.” We refer to this proposal as the “Alberton Business Combination Proposal.”

(3)	The Successor Charter Proposal —to approve and adopt, subject to and conditional on the Redomestication and the Closing (but with immediate effect from the latter), amendment to Alberton’s Interim Charter, as set out in the draft amended and restated articles of incorporation (charter) appended to this proxy statement/prospectus as Annex C (the “Successor Charter”) to (a) change the name of Alberton to SolarMax Technology Holdings, Inc., (b) remove or amend those provisions of the Interim Charter which terminate or otherwise cease to be applicable following the Closing, and (c) make other changes as described in this proxy statement/prospectus.

(4)	The Incentive Plan Proposal — To consider and vote upon the approval of the 2021 Long-Term Incentive Plan. We refer to this as the “Incentive Plan Proposal.” A copy of the 2021 Long-Term Incentive Plan is attached to the accompanying joint proxy statement/prospectus as Annex D.

(5)	The Share Issuance Proposal — To approve, for purposes of complying with applicable Nasdaq listing rules, the issuance of more than 20% of Alberton’s issued and outstanding common stock in connection with the Merger Agreement and [●] . We refer to this as the “Share Issuance Proposal.”

(6)	The Director Election Proposal — To elect seven directors who, upon consummation of the Business Combination, will constitute all the members of the board of directors of the Successor. We refer to this proposal as the “Director Election Proposal.”

(7)	The Alberton Adjournment Proposal — To consider and vote upon a proposal to adjourn the Alberton Special Meeting to a later date or dates, if necessary to permit further solicitation and vote of proxies if it is determined by Alberton that more time is necessary or appropriate to approve one or more proposals presented at the Alberton Special Meeting. We refer to this proposal as the “Alberton Adjournment Proposal” and, together with the Redomestication Proposal, the Alberton Business Combination Proposal, the Successor Charter Proposal, the Incentive Plan Proposal, the Share Issuance Proposal and the Director Election Proposal, as the “Alberton Proposals.”

Each of these proposals is more fully described in the accompanying proxy statement, which each shareholder is encouraged to review carefully.

Our units, ordinary shares, rights, and warrants are currently listed on The Nasdaq Capital Market under the symbols “ALACU,” “ALAC,” “ALACR,” and “ALACW,” respectively. We will apply to continue the listing of Successor common stock and warrants on The Nasdaq Capital Market under the new symbols “SMXT” and “SMXTW,” respectively, upon the Closing. At the Closing, after giving effect of the Redomestication, each unit will separate into (1) one share of common stock of the Successor, par value $0.0001 per share (the “Common Stock”), (2) one warrant to purchase one-half of one share of Common Stock, and (3) one right to receive one-tenth of one share of Common Stock. Each holder of a right will at the Closing be entitled to receive one-tenth of one share of Common Stock, and both the units and the rights will cease trading at the Closing. No fractional share will be issued as a result of the issuance of shares for rights, and any right to a fractional share will be rounded up to the nearest whole share (in effect extinguishing any fractional entitlement), or the holder is entitled to hold any remaining fractional entitlement (without any share being issued) and to aggregate the same with any future fractional entitlement to receive shares of Common Stock until the holder is entitled to receive a whole number.

Pursuant to the final prospectus filed with the Securities Exchange Commission (Registration No. 333-227652) (the “Prospectus”) dated October 24, 2018, Alberton has established a trust account (the “Trust Account”) containing the proceeds of its initial public offering (the “IPO”) and from certain private placements occurring simultaneously with the IPO (collectively, with interest accrued from time to time thereon, the “Trust Fund”), for the benefit of Alberton’s public shareholders (individually a “Public Shareholder,” collectively, the “Public Shareholders”) and Alberton may disburse monies from the Trust Fund only: (i) to the Public Shareholders if Alberton fails to consummate its initial business combination (as such term is used in the Prospectus) before April 26, 2021 (the “Outside Date”), (ii) to the Public Shareholders in the event that they elect to redeem their ordinary shares of Alberton in connection with the business combination, (iii) with respect to any interest income earned on the Trust Fund balance, to pay taxes payable, or (iv) to Alberton after or concurrently with the Closing. As of the Record Date, the amount of the Trust Fund was $[●] and the estimated redemption price was $[●] per share.

Pursuant to Current Charter, currently registered by the Registrar of Corporate Affairs in the British Virgin Islands, and our Interim Charter, as applicable, we are providing our Public Shareholders with the opportunity to redeem, upon the Closing, Alberton ordinary shares then held by them for cash equal to the aggregate amount then on deposit in the trust account (which was $[●] per share at the redemption), including interest less taxes payable as permitted under the trust agreement, divided by the number of then outstanding public shares, subject to the limitation that no redemptions will take place if all of the redemptions would cause our net tangible assets to be less than $5,000,001 upon the consummation of an initial business combination (which will be replaced by “prior to or upon the consummation of an initial business combination” by the Interim Charter).

Public Shareholders may elect to redeem their public shares even if they vote for the Business Combination Proposal.

Holders of outstanding units must separate the underlying public shares, public rights, and public warrants prior to exercising redemption rights with respect to the public shares.

The holders of Alberton ordinary shares issued prior to our IPO have agreed to waive their redemption rights with respect to any capital stock they own in connection with the Closing, including their 2,871,998 shares of Alberton ordinary shares issued to our initial shareholders in a private placement prior to our IPO (the “Founder Shares”), 329,760 shares of Alberton ordinary shares underlying 329,760 units Alberton sold privately to the Sponsor in connection with the IPO (the “Private Shares” and “Private Units”), and public shares that they have purchased during or after the IPO, if any.

As the date hereof, Hong Ye Hong Kong Shareholding Co., Limited, which we refer to as the “Sponsor,” together with certain of its affiliates and our former and current officers and directors (collectively, the “Initial Shareholders”), own approximately 69.4% of our issued and outstanding ordinary shares, including all of the Founder Shares and Private Shares. In connection with Alberton IPO, Alberton entered into a letter agreement with each of the Initial Shareholders pursuant to which the Initial Shareholders agreed to vote any Alberton ordinary shares owned by them in favor of the Alberton Business Combination Proposal.

In connection with the execution of the Merger Agreement, Alberton delivered to SolarMax, Sponsor Voting Agreements signed by the Sponsor and one insider shareholder, collectively holding 2,617,278 Alberton Founder Shares and Private Shares, representing 56.7% of the voting rights of Alberton immediately prior to the Business Combination. Under the Sponsor Voting Agreements, the sponsor and the insider shareholder agree to vote all of their shares of Alberton ordinary shares in favor of the Merger Agreement and related transactions and to otherwise take certain other actions in support of the Merger Agreement and related transactions and refrain from taking actions that would adversely affect such sponsor’s ability to perform its obligations under the Sponsor Voting Agreement, and provide a proxy to Alberton to vote such Alberton ordinary shares accordingly.

We are providing this proxy statement and accompanying proxy card to our shareholders in connection with the solicitation of proxies to be voted at the special meeting and at any adjournments or postponements of the special meeting. Regardless of whether you plan to attend the special meeting, we urge you to read this proxy statement carefully. Please pay particular attention to the section entitled “Risk Factors” commencing on page 64 of this proxy statement.

After careful consideration, our board of directors has unanimously approved and adopted the Merger Agreement and unanimously recommends that our shareholders vote FOR adoption and approval of the Alberton Business Combination and FOR all other proposals presented to our shareholders in the accompanying proxy statement. When you consider the board recommendation of these proposals, you should keep in mind that our directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “The Business Combination Proposal — Certain Benefits of Alberton’s Directors and Officers and Others in the Business Combination.”

Approval of the Redomestication Proposal, the Alberton Business Combination Proposal, the Successor Charter Proposal, the Incentive Plan Proposal, the Share Issuance Proposal, the Director Election Proposal, and, if presented, the Alberton Adjournment Proposal requires the affirmative vote of a majority of the votes entitled to vote thereon which are cast by shareholders present in person or represented by proxy at the special meeting (other than the Alberton Business Combination Proposal, which requires the affirmative vote of a majority of outstanding Alberton Shares ).

The boards of directors of Alberton, Merger Sub and SolarMax have already approved the Business Combination as well as the shareholder of Merger Sub.

Each redemption of Alberton common stock share by our Public Shareholders will decrease the amount in our trust account, which held $[●] of marketable securities at a redemption price of $[●] per share as of the Record Date.

Your vote is very important. If you are a registered shareholder, please vote your shares as soon as possible by completing, signing, dating, and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name” through a bank, broker, or other nominee, you will need to follow the instructions provided to you by your bank, broker, or other nominee to ensure that your shares are represented and voted at the Alberton Special Meeting. Once a valid quorum is established, a failure to vote your shares will have no effect on the outcome of any vote on the proposals to be considered at the Alberton Special Meeting. Abstentions will be counted in connection with the determination of whether a valid quorum is established, but will have no effect on the outcome of any vote on the proposals.

The transactions contemplated by the Merger Agreement will be consummated only if the Redomestication Proposal, the Alberton Business Combination Proposal, the Successor Charter Proposal, the Incentive Plan Proposal, the Share Issuance Proposal and the Director Election Proposal (unless waived by SolarMax) are approved at the Alberton Special Meeting. In addition, (i) the Alberton Business Combination is conditioned on the approval of the Redomestication Proposal, (ii) the Successor Charter Proposal and the Share Issuance Proposal is conditioned on the approval of the Redomestication Proposal, and (iii) each of the Redomestication Proposal, the Successor Charter Proposal, the Director Election Proposal, the Incentive Plan Proposal, the Share Issuance Proposal and the Director Election Proposal is conditioned on the approval of the Alberton Business Combination Proposal. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in the proxy statement.

If you sign, date, and return your proxy card without indicating how you wish to vote, your proxy will be voted FOR each of the proposals described in the accompanying proxy statement. If you fail to return your proxy card or fail to instruct your bank, broker, or other nominee how to vote, and do not attend the special meeting in person, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the special meeting and, if a quorum is present, will have no effect on the outcome of any vote on the proposals. If you are a shareholder of record and you attend the special meeting and wish to vote in person, you may withdraw your proxy and vote in person.

PUBLIC SHAREHOLDERS ARE NOT REQUIRED TO AFFIRMATIVELY VOTE FOR OR AGAINST THE TRANSACTION IN ORDER TO REDEEM THEIR SHARES FOR CASH. THIS MEANS THAT PUBLIC SHAREHOLDERS WHO HOLD PUBLIC SHARES OF ALBERTON ACQUISITION CORPORATION ON OR BEFORE [●] (TWO (2) BUSINESS DAYS BEFORE THE SPECIAL MEETING) MAY ELECT TO REDEEM THEIR SHARES WHETHER OR NOT THEY ARE HOLDERS AS OF THE RECORD DATE, AND WHETHER OR NOT THEY VOTE FOR THE BUSINESS COMBINATION PROPOSAL. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL NOT BE REDEEMED FOR CASH AND ANY SHARE CERTIFICATES DELIVERED BY YOU TO THE TRANSFER AGENT WILL BE RETURNED TO YOU. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.

On behalf of our board of directors, I thank you for your support and look forward to the successful completion of the Business Combination.

Sincerely,

/s/Guan Wang
Name:	Guan Wang
Title:	Chief Executive Officer

This proxy statement is dated [●], and is first being mailed to shareholders of Alberton on or about [●].

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

SOLARMAX TECHNOLOGY, INC.

3080 12th Street

Riverside, California 92507

NOTICE OF SPECIAL MEETING

OF STOCKHOLDERS

TO BE HELD ON [●], 2021

TO THE STOCKHOLDERS OF SOLARMAX TECHNOLOGY, INC.:

NOTICE IS HEREBY GIVEN that a special meeting of stockholders (the “SolarMax Special Meeting”) of SolarMax Technology, Inc. (“SolarMax”), a Nevada corporation, will be held at 7:00 a.m. Pacific Time, on [●], 2021 at the offices of SolarMax located at 3080 12th Street, Riverside, California 92507. You are cordially invited to attend the SolarMax Special Meeting, which will be held for the following purposes:

(1)	The SolarMax Business Combination Proposal — To consider and vote upon a proposal to approve the agreement and plan of merger dated as of October 27, 2020 (as amended or supplemented from time to time, the “Merger Agreement”) by and among Alberton Acquisition Corporation, a British Virgin Island corporation (together with its successors, including, following its continuation as a Nevada corporation after the Domestication (as defined below), “Alberton”), (ii) Alberton Merger Subsidiary Inc., a Nevada corporation and a wholly-owned subsidiary of Alberton (“Merger Sub”), and (iii) SolarMax, and the transactions contemplated by the Merger Agreement, including the issuance of the merger consideration thereunder (collectively, the “Business Combination”). Pursuant to the Merger Agreement, Merger Sub will merge with and into SolarMax (the “Merger”), with SolarMax continuing as the surviving entity of the Merger and becoming a wholly-owned subsidiary of Alberton, which will change its corporate name to “SolarMax Technology Holdings, Inc.” (the “Successor”), as described in more detail in the accompanying joint proxy statement/prospectus. We refer to this proposal as the “SolarMax Business Combination Proposal.” A copy of the Merger Agreement and the First Amendment to the Merger Agreement are attached to the accompanying joint proxy statement/prospectus as Annex C and Annex C-1, respectively.

(2)	The SolarMax Adjournment Proposal — To consider and vote upon a proposal to adjourn the SolarMax Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if it is determined by SolarMax that more time is necessary or appropriate to consummate the Business Combination. We refer to this proposal as the “SolarMax Adjournment Proposal” and, together with the SolarMax Business Combination Proposal, the “SolarMax Proposals.”

These SolarMax Proposals are described in the accompanying joint proxy statement/prospectus, which we encourage you to read in its entirety before voting. Only holders of record of voting common stock of SolarMax at the close of business on  [●], 2021 (the “SolarMax Record Date”) are entitled to notice of the SolarMax Special Meeting and to vote and have their votes counted at the SolarMax Special Meeting and any adjournments or postponements of the SolarMax Special Meeting.

After careful consideration, SolarMax’ board of directors (the “SolarMax Board”) has determined that the SolarMax Proposals are fair to and in the best interests of SolarMax and its stockholders and unanimously recommends that you vote or give instruction to vote “FOR” the SolarMax Business Combination Proposal and “FOR” the SolarMax Adjournment Proposal, if presented.

The existence of any financial and personal interests of one or more of SolarMax’ directors may be argued to result in a conflict of interest on the part of such directors between what he, she or they may believe is in the best interests of SolarMax and its stockholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that stockholders vote for the SolarMax Proposals. See the section entitled “SolarMax Business Combination Proposal — Interests of SolarMax’ Directors and Officers in the Business Combination” in the accompanying joint proxy statement/prospectus for a further discussion of these interests.

In connection with entry into the Merger Agreement, SolarMax’ directors, officers and 5% stockholders,, who own approximately 41.6% of SolarMax’ voting common stock, have entered into voting agreements pursuant to which they have agreed to support and vote all of their shares of voting common stock in favor of the foregoing SolarMax Proposals.

The SolarMax Proposals must be approved as follows: (A) the SolarMax Business Combination Proposal requires the affirmative vote of a majority of the shares of outstanding common stock of SolarMax, and (B) the SolarMax Adjournment Proposal requires the affirmative vote of the holders of a majority of the shares of common stock of SolarMax present and voting at the meeting.

All holders of SolarMax voting common stock as of the SolarMax Record Date are cordially invited to attend the SolarMax Special Meeting in person. To ensure your representation at the SolarMax Special Meeting, you are urged to mark, sign and date the enclosed proxy card and return it as soon as possible in the pre-addressed postage paid envelope provided. You may also deliver your proxy by fax and email. If you are a holder of record of SolarMax voting common stock, you may also cast your vote in person or by proxy at the SolarMax Special Meeting.

Your vote is important regardless of the number of shares you own. Whether you plan to attend the SolarMax Special Meeting or not, please mark, sign and date the enclosed proxy card and return it as soon as possible in the envelope provided.

You may revoke your proxy in the manner described in the accompanying joint proxy statement/prospectus at any time before it has been voted at the special meeting. If you attend the SolarMax Special Meeting, you may vote your shares in person or by proxy even if you have previously submitted a proxy.

Whether or not you plan to attend the SolarMax Special Meeting, we urge you to read the accompanying joint proxy statement/prospectus (and any documents incorporated into the accompanying joint proxy statement/prospectus by reference) carefully. Please pay particular attention to the section entitled “Risk Factors.”

Thank you for your participation. We look forward to your continued support.

By Order of the Board of Directors

/s/ David Hsu
Chief Executive Officer

i

FREQUENTLY USED TERMS

Unless otherwise stated or unless the context otherwise requires, the terms “we,” “us,” “our,” “Alberton,” “ALAC” and “SolarMax” refer to Alberton Acquisition Corporation (which prior to the Redomestication is a corporation incorporated under the laws of the British Virgin Islands and thereafter a corporation incorporated under the laws of the State of Nevada) and SolarMax Technology, Inc., a Nevada corporation, as applicable.

In this document:

“Alberton” means Alberton Acquisition Corporation. (which prior to the Redomestication is a company incorporated under the laws of the British Virgin Islands and thereafter will be a corporation incorporated under the laws of the State of Nevada).

“Alberton Adjournment Proposal” means the proposal for Alberton shareholders to approve any decision by Alberton or its representatives to adjourn the Alberton Special Meeting to a later date or dates to permit further solicitation and vote of proxies if there are insufficient votes at the time of the Alberton Special Meeting to approve the Redomestication Proposal and the Alberton Business Combination Proposal.

“Alberton Board” means the board of directors of Alberton.

“Alberton Business Combination Proposal” means the proposal to be considered at the special meeting for the shareholders of Alberton to approve the Business Combination.

“Alberton Proposals” means (i) the Redomestication Proposal, (ii) the Alberton Business Combination Proposal, (iii) the Successor Charter Proposal, (iv) Incentive Plan Proposal, (v) the Share Issuance Proposal, (vi) the Director Election Proposal and (vii) the Alberton Adjournment Proposal, if presented.

“Alberton Shares” means before Redomestication, the ordinary shares, no par value, of Alberton; or after Redomestication, the shares of common stock, par value $0.0001 per share, of the Successor.

“Alberton Special Meeting” means the special meeting of the shareholders of Alberton, to be held at [●] on [●] at [●], and any adjournments or postponements thereof.

“Assumed Option” means each outstanding option to acquire SolarMax Stock (whether vested or unvested) that shall be assumed by the Successor in the Merger and automatically converted into an option to acquire shares of Successor common stock, with its price and number of shares equitably adjusted based on the conversion of the shares of SolarMax Stock into the Stockholder Merger Consideration.

“Business Combination” means the business combination of Alberton and SolarMax pursuant to the Merger Agreement.

“Closing” means the closing of the Business Combination.

“Closing Proceeds” means the sum of (i) the funds remaining in the Trust Account immediately prior to the Closing, after giving effect to the redemptions by Public Shareholders (but before giving effect to the payment of any expenses incurred in connection with the Merger Agreement or the Business Combination or repayment of any outstanding loans of Alberton).

“Chardan” means Chardan Capital Markets LLC, the sole book-running manager in Alberton’s IPO.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto, as amended. Reference to a specific section of the Code shall include such section and any valid treasury regulation promulgated thereunder.

“Combined Company” refers to Alberton and the SolarMax together following the consummation of the Business Combination.

“Companies Act” means the British Virgin Islands Business Companies Act 2004, as amended.

“Contribution” means an aggregate of approximately $124,164 by the 24th day each such calendar month (or portion thereof), with the initial Contribution having been contributed on May 24, 2018.

“Consideration Shares” means the aggregate number of newly issued Alberton Shares equal to the Consideration divided by the Redemption Price.

“Current Charter” means the amended and restated memorandum and articles of association of Alberton that is currently in effect.

“Director Election Proposal” means the proposal to be considered at the Alberton Special Meeting to elect the members of the board of directors of the Successor.

“DWAC” means the depository trust company’s deposit/withdrawal at custodian system.

“Effective Time” means the Merger having become effective pursuant to its terms upon the consummation of the Business Combination.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Extension Loans” means the non-interest bearing loans from SolarMax to Alberton in the aggregate maximum principal amount of up to $402,696 in connection with the April 2020 Extension and October 2020 Extension.

“Extension Meetings” means, together, (A) a special meeting of shareholders of Alberton held on April 23, 2020, at which its shareholders approved (i) an amendment to Alberton’s then current memorandum and articles of association, extending the date by which Alberton must consummate its initial business combination from April 27, 20020 to October 26, 2020 or such earlier date as determined by the Alberton Board; (the “April 2020 Extension”); and (B) a special meeting of shareholders of Alberton held on October 26, 2020, at which its shareholders approved (i) an amendment to Alberton’s then current memorandum and articles of association, extending the date by which Alberton must consummate its initial business combination from October 26, 2020 to April 26, 2021 or such earlier date as determined by the Alberton Board (the “October 2020 Extension”).

“fair market value” shall mean the average reported last sale price of Alberton’s ordinary shares for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Alberton’s warrants.

“Founder Shares” means the 2,871,998 shares of Alberton’s ordinary shares purchased for $25,000 in the aggregate by Sponsor and certain former and current directors and officers of Alberton.

“GAAP” means U.S. generally accepted accounting principles.

“GDPR” means the General Data Protection Regulation.

“Incentive Plan Proposal” means the proposal to be considered at the special meeting for the shareholders to adopt and approve the 2021 Long-Term Incentive Plan of the Successor.

“Initial Shareholders” means the initial shareholders of Alberton who currently hold Founder Shares.

“Interim Charter” means the articles of Incorporation of Alberton taking effect upon the Redomestication in place of the Current Charter, which will remove or amend those provisions of our Current Charter that terminate or otherwise cease to be applicable as a result of the Redomestication and to include the amendment of Article 47.4 of the Current Charter to change the words “upon such consummation” to “prior to or upon such consummation,” however will be replaced by Successor Charter upon the Closing.

“Interim Period” means certain customary covenants by each of the parties during the period between the signing of the Merger Agreement and the earlier of the Closing or the termination of the Merger Agreement in accordance with its terms.

“IPO” means Alberton’s initial public offering of its units, common stock, rights and warrants pursuant to a registration statement on Form S-1 declared effective by the SEC on October 23, 2018 (SEC File No. 333-227652).

“Material Adverse Effect” as used in the Merger Agreement, means with respect to any specified person or entity, any fact, event, occurrence, change or effect that has had or would reasonably be expected to have, a material adverse effect upon (a) the business, assets, liabilities, results of operations or condition (financial or otherwise) of such person or entity and its subsidiaries, taken as a whole, or (b) the ability of such person or entity or any of its subsidiaries on a timely basis to consummate the transactions contemplated by the Merger Agreement or the ancillary documents to which it is a party or bound or to perform its obligations thereunder, in each case subject to certain customary exceptions.

“Merger” means the statutory merger of Merger Sub with and into SolarMax (following the Redomestication) under the applicable provisions of the Nevada Law, with SolarMax remaining as the surviving entity.

“Merger Agreement” means the agreement and plan of merger, dated as of October 27, 2020, by and among Alberton, Merger Sub and SolarMax, as it may be amended and supplemented from time to time.

“Merger Consideration” means the number of Successor securities with an aggregate value equal to $300,000,000 to be issued to the holders of SolarMax common stock.

“Merger Sub” means Alberton Merger Subsidiary Inc., a Nevada corporation and a wholly-owned subsidiary of Alberton.

“Nasdaq” means the Nasdaq Stock Market, LLC.

“Nevada Corporate Law” means the Chapter 78 of the Nevada Revised Statutes.

“Nevada Law” means the Nevada M&A Law and Nevada Corporate Law.

“Nevada M&A Law” means the Chapter 92A of the Nevada Revised Statutes.

“Notes” means (i) unsecured promissory notes in the amount of $300,000 and $780,000issued by Alberton to its Sponsors on July 6, 2018 and January 24, 2020, respectively (collectively, the “Sponsor Notes”), (ii) unsecured promissory notes in the amount of $1,148,800 and $500,000 issued by Alberton to Global Nature Investment Holdings Limited on September 18, 2019 and December 3, 2019, respectively (collectively, the “GN Notes”); (iii) a unsecured promissory note in the aggregate principal amount of $500,000 payable upon demands, the outstanding principal of which is $100,000 issued by Alberton to Qingdao Zhongxin Huirong Distressed Asset Disposal Co., Ltd on April 17, 2020 (the “AMC Note”) and (iv) unsecured promissory notes in the aggregate principal amount of $332,022 issued by Alberton to SolarMax on September 4, 2020, October 8, 2020, November 10, 2020, December 9, 2020, January 11, 2021 and up to one additional note of $70,674 which may be issued to SolarMax, in connection with the extension of the date that Alberton must complete its initial business combination (collectively, the “SolarMax Notes”).

“Private Rights” means the 329,760 rights, each to receive one-tenth of one Alberton’s ordinary share (or common stock following Redomestication) upon the consummation of the Business Combination, that are included in the Private Units purchased by the Sponsor.

“Private Units” means the 329,760 private units, each unit consisting of one Alberton’s ordinary share (or common stock following Redomestication), one warrant to purchase one-half of one Alberton’s ordinary share (or common stock following Redomestication) and one right to receive one-tenth of one Alberton’s ordinary share (or common stock following Redomestication) upon the consummation of the Business Combination that the Sponsor initially purchased in connection with the closing of the IPO and the exercise of Chardan’s over-allotment option.

“Private Warrants” means the 329,760 private placement warrants, each exercisable for one-half of one Alberton’s ordinary shares (or common stock following Redomestication) at $11.50 per share, that are included in the Private Units purchased by the Sponsor.

“Private Shares” means the 329,760 Alberton’s ordinary share (or common stock following Redomestication) that are included in the Private Units purchased by the Sponsor.

“Proposals” means the Redomestication Proposal, the Alberton Business Combination Proposal, the Successor Charter Proposal, the Incentive Plan Proposal, the Share Issuance Proposal, the Director Election Proposal, the Alberton Adjournment Proposal (if presented), the SolarMax Business Combination Proposal and the SolarMax Adjournment Proposal (if presented).

“Public Shareholders” means the holders of Alberton Shares that were sold in Alberton’s IPO (whether they were purchased in the IPO or thereafter in the open market).

“Public Shares” means Alberton Shares sold in Alberton’s IPO (whether they were purchased in the IPO or thereafter in the open market).

“Record Date” means, in the case of Alberton, only holders of record of common stock of Alberton at the close of business on [●] (the “Alberton Record Date”) and in the case of SolarMax, only holders of record of common stock of SolarMax at the close of business on [●] (the “SolarMax Record Date”).

“Redemption Price” means an amount equal to price at which each Public Share is redeemed pursuant to the Redemption Rights (as equitably adjusted for stock splits, stock dividends, combinations, recapitalizations and the like after the Closing). The Redemption Price will be calculated two days prior to the consummation of the Business Combination in accordance with Alberton’s Current Charter, or the Interim Charter, as applicable.

“Redemption Rights” means rights to demand Redemption of the Public Shares into cash.

“Redemption” means the right of the holders of Alberton Public Shares to have their shares redeemed in accordance with the procedures set forth in this joint proxy statement/prospectus.

“Redomestication” means the continuation of Alberton by way of domestication of Alberton into a Nevada corporation, with the ordinary shares of Alberton becoming an equal number of shares of common stock of the Nevada corporation under Section 184 of the Companies Act and the applicable provisions of Nevada Law and all matters and necessary or ancillary changes in order to effect such Redomestication, including the adoption of the Interim Charter.

“Redomestication Proposal” means the proposal to be considered at the Alberton Special Meeting to approve the Redomestication.

“Sarbanes Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Second Extension Loan” means the amount SolarMax loaned to Alberton to cover the costs and expenses for Alberton to seek the approval of the Alberton’s stockholders to extend the deadline for Alberton to consummate its initial Business Combination prior to April 26, 2021 or such an earlier date that may be determined by the board of the directors of Alberton.

“Securities Act” means the Securities Act of 1933, as amended.

“Share Issuance Proposal” means the proposal to be considered at the special meeting for the shareholders of Alberton to approve, for purposes of complying with Nasdaq listing rules, the issuance of securities in excess of 20% of Alberton’s issued and outstanding common stock, including the shares of common stock issuable upon the exchange of such securities.

“SolarMax” means SolarMax Technology, Inc., a Nevada corporation.

“SolarMax Adjournment Proposal” means the proposal to approve any decision by SolarMax or its representatives to adjourn the Special Meeting to a later date or dates to permit further solicitation and vote of proxies if there are insufficient votes at the time of the SolarMax Special Meeting to approve the SolarMax Business Combination Proposal and/or the Preferred Stock Conversion Proposal.

“SolarMax Board” means the board of directors of SolarMax.

“SolarMax Business Combination Proposal” means the proposal for SolarMax stockholders to approve the Business Combination.

“SolarMax Group” means SolarMax and the direct and indirect subsidiaries of SolarMax.

“SolarMax Proposals” means (i) the SolarMax Business Combination Proposal and (ii) the SolarMax Adjournment Proposal, if presented.

“SolarMax Special Meeting” means the special meeting of the stockholders of SolarMax, to be held at [●] on [●] at [●], and any adjournments or postponements thereof.

“SolarMax Stock” means all shares of SolarMax common stock and preferred stock issued and outstanding immediately prior to the Effective Time.

“Sponsor” or “Hong Ye” means Hong Ye Hong Kong Shareholding Co., Limited.

“Sponsor Notes” unsecured promissory notes in the amount of $300,000 and $780,000, issued by Alberton to its Sponsors on July 6, 2018 and January 24, 2020, respectively.

“Sponsor Voting Agreement” means those voting agreements delivered by Alberton to SolarMax and executed by the Sponsor and one insider of Alberton.

“Stockholder Merger Consideration” means the shares of Successor common stock to be received by the stockholders of SolarMax immediately prior to the Closing as consideration for the Merger.

“Successor” means Alberton as a Nevada corporation by way of continuation following the Redomestication. In connection with the consummation of the Business Combination, Alberton will change its corporate name to “SolarMax Technology Holdings, Inc.”

“Successor Charter” means the amended and restated articles of incorporation of the Successor that, among others, changes the name of Alberton to SolarMax Technology Holdings, Inc. and removes or amend those provisions of the Interim Charter which terminate or otherwise cease to be applicable following the Closing.

“Target Companies” means SolarMax and its subsidiaries.

“Trust Account” means the trust account of Alberton, which holds the net proceeds of Alberton’s IPO and the sale of the Alberton private units, together with interest earned thereon, less amounts released to pay income or other tax obligations and to meet working capital requirements.

“U.S. Holder” means any beneficial owner of Alberton Shares that is, for U.S. federal income tax purposes, (i) an individual citizen or resident of the United States; (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized (or treated as created or organized) in or under the laws of the United States, any state thereof or the District of Columbia; (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust if (A) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control the trust or (B) it has a valid election in place to be treated as a U.S. person.

“Voting Agreement” means those voting agreements delivered by SolarMax to Alberton and executed by certain of SolarMax’ stockholders who are certain holders of SolarMax.

SUMMARY OF The material terms of the proposals

This summary, together with the sections entitled “Questions and Answers for all Alberton Shareholders and SolarMax Stockholders,” “Questions and Answers about the Alberton Proposals” and “Questions and Answers about the SolarMax Proposals” summarizes certain information contained in this joint proxy statement/prospectus, but does not contain all of the information that is important to you. You should read carefully this entire joint proxy statement/prospectus, including the attached annexes, for a more complete understanding of the matters to be considered at the Alberton Special Meeting or the SolarMax Special Meeting, as applicable.

Alberton Acquisition Corporation

Alberton were incorporated on February 16, 2018 as a British Virgin Islands company for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more target businesses.

On October 26, 2018, Alberton consummated its initial public offering (the “IPO”) of 10,000,000 units. Each unit consists of one ordinary share (the “Ordinary Shares”), one redeemable warrant to purchase one-half of one Ordinary Share, and one right to receive 1/10 of an Ordinary Share upon the consummation of an initial business combination. The units were sold at an offering price of $10.00 per unit, generating gross proceeds of $100,000,000. Alberton granted the underwriters a 45-day option to purchase up to 1,500,000 additional units to cover over-allotments. Simultaneously with the closing of the IPO, it consummated a private placement with Hong Ye Hong Kong Shareholding Co., Limited (“the “Sponsor”), of 300,000 private units at a price of $10.00 per private unit, generating gross proceeds of $3,000,000.

On November 20, 2018, the underwriters exercised the over-allotment option in part and purchased an additional 1,487,992 units, which were sold at an offering price of $10.00 per unit, generating gross proceeds of $14,879,920.

As of November 20, 2018, an additional $14,879,920 of the net proceeds from the sale of the over-allotment units and the additional units in the private placement were placed in the trust account established for the benefit of our public shareholders, bringing the aggregate amount placed in such trust account to be $114,879,920.

As the date hereof, Alberton has issued promissory notes in the aggregate amount of $3,090,148 to the Sponsor and other third parties including three promissory notes in the total amount of $261,348 to SolarMax. In addition to the promissory notes, Alberton has received advancement from its Sponsor and its affiliate as working capital in the aggregated amount of $288,740. This indebtedness was incurred in connection with two extensions of the time that Alberton needs to complete its initial business combination or in support of its operation. The date by which Alberton was to have completed a Business Combination initially was April 27, 2020, which date was extended to October 26, 2020 and further extended to April 26, 2021. As a result, Alberton has until April 26, 2021 to consummate the Business Combination.

Alberton’s units, ordinary shares, rights, and warrants are each traded on the Nasdaq Capital Market under the symbols “ALACU,” “ALAC,” “ALACR,” and “ALACW,” respectively.

The mailing address of Alberton’s principal executive office is Room 1001, 10/F, Capital Center, 151 Gloucester Road, Wanchai, Hong Kong.

The Redomestication Proposal

Alberton is proposing to redomicile from the British Virgin Islands to become a Nevada corporation by way of its continuation out of the British Virgin Islands under Section 184 of the Companies Act, and the applicable provisions of the Nevada Law so as to continue as a Nevada corporation, at least one day prior to the Closing. The Redomestication is expected to become effective one day prior to the Closing by filing a notice of continuation out of the British Virgin Islands with the British Virgin Islands Registrar of Corporate Affairs under Section 184 of the Companies Act and in connection therewith to file the Interim Charter with the Secretary of State of the State of Nevada, under which we will be domesticated and continue as a Nevada corporation. Upon the effectiveness of the Redomestication, Alberton will become a Nevada corporation and, upon the consummation of the Business Combination, Alberton will change its corporate name to “SolarMax Technology Holdings, Inc.” and all outstanding securities of Alberton will be deemed to constitute outstanding securities of the Successor, as described in more detail in the accompanying joint proxy statement/prospectus. For more details of Redomestication Proposal, please read the section entitled “The Redomestication Proposal.”

The Alberton Business Combination Proposal

Alberton and SolarMax have agreed to a Business Combination under the terms of the Merger Agreement dated as of October 27, 2020 by and among Alberton, Merger Sub and SolarMax as amended on November 10, 2020. Please see the section entitled “The Alberton Business Combination Proposal.”

The Merger Agreement provides for the merger of Merger Sub with and into SolarMax (the “Merger”), with SolarMax continuing as the surviving corporation in the Merger. Subject to the terms and conditions set forth in the Merger Agreement, at the effective time of the Merger (the “Effective Time”): (i) all shares of SolarMax common stock (the “SolarMax Stock”) issued and outstanding immediately prior to the Effective Time will be converted into the right to receive the Stockholder Merger Consideration (as defined below);  (ii) each outstanding option to acquire SolarMax Stock (whether vested or unvested) shall be assumed by combined entity and automatically converted into an option to acquire shares of combined entity’s common stock, with its price and number of shares equitably adjusted based on the conversion ratio, which is the number of shares of Alberton Common Stock issuable in respect of one share of SolarMax Stock (each, an “Assumed Option”) and (iii) each outstanding convertible notes of SolarMax shall become convertible into shares of Alberton’s common stock determined by dividing the conversion price of such notes at the Effective Time by the applicable conversion ratio.

Merger Consideration

As consideration for the Merger, SolarMax stockholders as of immediately prior to the Effective Time (but excluding holders of SolarMax options) collectively will receive from Alberton, in the aggregate, a number of Alberton common stock equal to: (i) $300,000,000, divided by (ii) the Redemption Price (defined below) (such shares of Alberton common stock is referred as the “Stockholder Merger Consideration”). The holders of SolarMax options shall receive Assumed Options to purchase the number of shares of Alberton Common Stock as described above in accordance with the terms and conditions set forth in the Merger Agreement. For the purpose of the Merger Agreement, Redemption Price means a price per share equal to the price at which each share of Alberton common stock is or would be redeemed pursuant to the redemption by Alberton of its public stockholders in connection with Alberton’s initial business combination, as required by its amended and restated Articles of Incorporation immediately prior to the Effective Time (the “Redemption”).

Covenants of the Parties

Each party agreed in the Merger Agreement to use its commercially reasonable efforts to effect the Closing. The Merger Agreement also contains certain customary covenants by each of the parties during the period between the signing of the Merger Agreement and the earlier of the Closing or the termination of the Merger Agreement in accordance with its terms (the “Interim Period”).

On October 26, 2020, upon shareholders’ approval, Alberton extended the deadline for it to consummate its initial business combination to a date no earlier than April 26, 2021, or such an earlier date may be determined by the board of Alberton (the “Extension”). Pursuant to the Merger Agreement, SolarMax agreed to make multiple loans in the amount of $60,000 per month up to six months (which amount was increased to $70,674, for payments on or after November 10, 2020, by an amendment to the Merger Agreement dated November 10, 2020) for cash contribution in connection with the Extension (including loans of four months’ cash contributions totaling $261,348 as of the date of this proxy statement/prospectus,) and the sponsor, officers, directors, affiliates of Alberton or their designees shall make such additional loans as shall be necessary for the costs and expenses of the Extension or any contribution exceeding the portion of loans provided by SolarMax.

The Merger Agreement and the consummation of the transactions contemplated thereby requires the approval of both Alberton shareholders and SolarMax stockholders. Alberton agreed, as promptly as practicable after the date of the Merger Agreement, to prepare, with the reasonable assistance of SolarMax, and use its commercially reasonable efforts to file with the Securities and Exchange Commission (the “SEC”), a registration statement on Form S-4 (as amended, the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”) of the issuance shares of Stockholder Merger Consideration to the SolarMax stockholders, and containing a joint proxy statement/prospectus for the purpose of (i) Alberton soliciting proxies from the shareholders of Alberton to approve the Merger Agreement, the transactions contemplated thereby and related matters (the “Alberton Shareholder Approval”) at a special meeting of Alberton’s shareholders (the “Alberton Special Meeting”) and providing such stockholders an opportunity of Redemption, and (ii) SolarMax soliciting proxies from the stockholders of SolarMax to approve the Merger Agreement, the transactions contemplated thereby and related matters (the “SolarMax Stockholder Approval”) at a special meeting of SolarMax’ stockholders (the “SolarMax Special Meeting”).

SolarMax’ directors, officers and 5% stockholders of SolarMax who own approximately 41.6% of the voting common stock of SolarMax, executed Voting Agreements in favor of the Merger Agreement and transaction contemplated thereby. The Sponsor of Alberton together with one major insider shareholder, constituting approximately 56.7% of the issued and outstanding capital of Alberton, executed Voting Agreement in favor of the Merger Agreement and transaction contemplated thereby.

The parties also agreed to take all necessary action, so that effective at the Closing, the entire board of directors of Alberton will consist of those individuals who are directors of SolarMax on the Effective Date plus one individual to be designated by Alberton who shall meet the Nasdaq requirement for an independent director and shall be acceptable to SolarMax.

Conditions to Consummation of the Merger

The obligations of the parties to consummate the Merger is subject to various conditions, including the following mutual conditions of the parties unless waived: (i) the approval of the Merger Agreement and the transactions contemplated thereby and related matters by the requisite vote of Alberton’s shareholders and SolarMax’ stockholders; (ii) receipt of requisite regulatory approvals; (iii) no law or order preventing or prohibiting the Merger or the other transactions contemplated by the Merger Agreement; (iv) no pending litigation to enjoin or restrict the consummation of the Closing; (v) Alberton having at least $5,000,001 in net tangible assets as of the Closing, after giving effect to the completion of the Redemption, consummation of the Merger and any private financings; (vi) the Domestication, (vii) the election or appointment of members to the Alberton’s board of directors as described above; (vii) the effectiveness of the Registration Statement, and (viii) being advised by Nasdaq that upon consummation of the Merger, Alberton shall continue to be listed on the Nasdaq Capital Market and all outstanding deficiencies have been addressed to the satisfaction of Nasdaq.

In addition, unless waived by SolarMax, the obligations of SolarMax to consummate the Merger are subject to the satisfaction of the following Closing conditions, in addition to customary certificates and other closing deliveries:

●	The representations and warranties of Alberton being true and correct as of the date of the Merger Agreement and as of the Closing (subject to Material Adverse Effect);

●	Alberton having performed in all material respects its obligations and complied in all material respects with its covenants and agreements under the Merger Agreement required to be performed or complied with on or prior the date of the Closing;

●	Absence of any Material Adverse Effect with respect to Alberton since the date of the Merger Agreement which is continuing and uncured;

●	Alberton having received net proceeds from the financings sufficient such that, after giving effect to the Merger, the Redemption and the receipt of such net proceeds, Alberton will satisfy the application listing requirements of Nasdaq (“Financing Requirement”); and

●	Alberton having satisfied all deferred underwriting fees and expenses, including deferred fee and other obligations arising from Alberton’s initial public offering and all notes that re outstanding as of September 3, 2020 by delivery of outstanding sponsor shares.

Unless waived by Alberton, the obligations of Alberton and the Merger Sub to consummate the Merger are subject to the satisfaction of the following Closing conditions, in addition to customary certificates and other closing deliveries:

●	The representations and warranties of SolarMax being true and correct as of the date of the Merger Agreement and as of the Closing (subject to Material Adverse Effect);

●	SolarMax having performed in all material respects its obligations and complied in all material respects with its covenants and agreements under the Merger Agreement required to be performed or complied with on or prior to the Closing Date;

●	Absence of any Material Adverse Effect with respect to SolarMax since the date of the Merger Agreement which is continuing and uncured; and

●	Alberton having received a copy of duly executed Lock-Up agreements by certain significant SolarMax stockholders (or such SolarMax stockholders otherwise being subject to substantially similar transfer restrictions).

In the event that the Merger Agreement is terminated, all further obligations of the parties under the Merger Agreement will terminate and will be of no further force and effect (except that certain obligations related to public announcements, confidentiality, termination and termination fees, waiver of claims against the trust, and certain general provisions will continue in effect), and no party will have any further liability to any other party thereto except for liability for any fraud claims or willful breach of the Merger Agreement prior to such termination.

Sponsor Support

During the Interim Period, Alberton shall obtain the agreement of the underwriter in its initial public offering and the holders of its promissory notes that were outstanding as of September 3, 2020 that all deferred underwriting and related fees due to such underwriter and all of such outstanding promissory notes shall be settled by the delivery by the sponsor and its affiliate of shares of Alberton securities owned by them.

During the Interim Period, Alberton shall obtain agreement of its sponsor to transfer to Alberton for cancellation such number of Alberton shares equal to the cash paid by the surviving corporation after the Merger to pay all of Alberton’s liabilities, including contingent liabilities, on the closing date (other than Alberton Closing Expenses, defined below) divided by the Redemption Price (such arrangement is referred as “Sponsor Expenses Support”).

Related Agreements

The Sponsors and the officers, directors and certain stockholders of SolarMax holding at least 1% of the outstanding shares of capital stock of SolarMax have agreed that they will not, subject to certain exceptions, transfer, sell, tender or otherwise dispose of the shares of common stock of the Successor that they will receive as a result of the Merger for a certain period of time. Such stockholders will enter into lock-up agreements prior to the closing to evidence such restrictions. Please read the section entitled “The Business Combination Proposals — Lock-Up Agreement.”

In addition, at the time of entry into the Merger Agreement, SolarMax provided Alberton with the executed Voting Agreements from directors, officers and 5% stockholders of SolarMax, who collectively beneficially own approximately 41.6% of the issued and outstanding voting stock of SolarMax. Under the Voting Agreements, the SolarMax stockholders party thereto will generally agree to vote all of their SolarMax shares in favor of the Merger Agreement and related transactions and to otherwise take certain other actions in support of the Merger Agreement and related transactions and refrain from taking actions that would adversely affect such SolarMax stockholder’s ability to perform its obligations under the Voting Agreement. Each Voting Agreement prevents transfers of the SolarMax shares held by the SolarMax stockholder party thereto between the date of the Voting Agreement and the date of the meeting of SolarMax stockholders.

Each of the Sponsor and one insider of Alberton, who collectively beneficially own approximately 56.7% of the issued and outstanding ordinary shares of Alberton, entered into a voting agreement (the “Sponsor Voting Agreements”) whereby they have agreed to vote all of their shares of Alberton in favor of the Merger Agreement and the related transactions and to otherwise take certain other actions in support of the Merger Agreement and related transactions and refrain from taking actions that would adversely affect such Sponsor’s ability to perform its obligations under the Sponsor Voting Agreements. The Sponsor Voting Agreements prevents transfers of the Alberton shares held by the Sponsors and the insider shareholder between the date of the Sponsor Voting Agreements and the date of the meeting of Alberton shareholders.

The Successor Charter Proposal

Alberton is proposing that its shareholders approve and adopt, subject to and conditional on the Redomestication and the Closing (but with immediate effect from the latter), amendment to Alberton’s Interim Charter, as set out in the draft amended and restated articles of incorporation (charter) appended to this proxy statement/prospectus as Annex C (the “Successor Charter”) to (1) change the name of Alberton to SolarMax Technology Holdings, Inc.,  (2) remove or amend those provisions of our Interim Charter which terminate or otherwise cease to be applicable following the Closing, and (3) includes other provisions as described under “The Successor Charter Proposal.”

The Incentive Plan Proposal

Alberton is proposing that its shareholders approve the 2021 Long-Term Incentive Plan (the “Incentive Plan”) which will become effective at the Effective Time of the Merger and will be used by the Successor on a going-forward basis following the Closing. The Incentive Plan has the following principal features:

●	Types of Awards: The Incentive Plan provides for the following types of awards: incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock, restricted stock units, performance units and performance shares.

●	Grant of Awards; Shares Available for Awards: Certain employees, directors and consultants will be eligible to receive grants of awards under the Incentive Plan. If the shareholders approve the Incentive Plan Proposal, the number of shares of common stock available for issuance under the Incentive Plan will be equal to 5% of the Successor’s common stock outstanding at the Effective Time after giving effect to the issuance of the Merger Consideration and any shares of Common Stock issued in a private placement or other transaction prior to or upon or in connection with the Closing, plus the number of shares of Common Stock as would be issuable upon exercise of upon all Assumed Options (regardless of whether such options have vested), plus an annual increase of 5% on the first day of each fiscal year beginning with the year beginning January 1, 2022, as discussed in more detail in the Incentive Plan Proposal. Based on a redemption price of $10.77 as of November 30, 2020, the number of shares of Successor common stock subject to the Assumed Options would be 4,482,078 shares. This number is subject to adjustment and the final number will be based on the number of Assumed Options on the Closing Date and the Redemption Price.

●	Stock Options: Stock options in the form of non-qualified stock options or incentive stock options may be granted under the Incentive Plan. The exercise price of any options granted under the Incentive Plan must at least be equal to the fair market value of the Successor’s common stock on the date of grant. The term of an incentive stock option may not exceed ten years, except that with respect to any participant who owns more than 10% of the voting power of all classes of the Successor’s outstanding stock, the term must not exceed five years and the exercise price must equal at least 110% of the fair market value on the grant date.

●	Stock Appreciation Rights: Stock appreciation rights may be granted under the Incentive Plan. Stock appreciation rights may not have a term exceeding ten years and the per share exercise price for the shares to be issued pursuant to the exercise of a stock appreciation right will be no less than 100% of the fair market value per share on the date of grant.

●	Restricted Stock and Restricted Stock Units. Restricted stock and restricted stock units may be granted under the Incentive Plan. The Incentive Plan administrator may impose whatever conditions to vesting it determines to be appropriate; provided, however, that the administrator, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed.

●	Performance Units and Performance Shares. Performance units and performance shares may be granted under the Incentive Plan. The Incentive Plan administrator may impose whatever conditions to vesting it determines to be appropriate which, depending on the extent to which they are met, will determine the number and/or the value of performance units and performance shares to be paid out to participants; provided, however, that the administrator, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed.

The Alberton Board has concluded that the adoption of the Incentive Plan will promote the purposes of the 2021 Long-Term Incentive Plan which are to:

●	Attract and retain the best available personnel for positions of substantial responsibility;

●	Provide additional incentive to employees, directors and consultants; and

●	Promote the success of the Successor’s business.

A summary of the Incentive Plan is set forth in the section entitled “The 2021 Long-Term Incentive Plan Proposal” of this joint proxy statement/prospectus and a complete copy of the 2021 Long-Term Incentive Plan is attached hereto as Annex D. Please see the section entitled “The Incentive Plan Proposal.”

The Share Issuance Proposal

The Nasdaq listing rules require that Alberton obtain shareholder approval for issuances of securities in excess of 20% of its issued and outstanding common stock prior to the issuance. In connection with the approval of the Alberton Business Combination Proposal, Alberton’s shareholders will be asked to consider and vote upon a proposal to approve, for purposes of complying with applicable Nasdaq listing rules, the issuance of securities in excess of 20% of Alberton’s issued and outstanding common stock, including the shares of Alberton’s common stock issuable upon the exchange of such securities and financing in connection with the consummation of the Business Combination. Please see the section entitled “The Share Issuance Proposal.”

The Director Election Proposal

Pursuant to the Merger Agreement, Alberton is proposing the election by shareholders of the following individuals, who will take office immediately following the Closing and who will constitute all the members of the board of directors of the Successor: David Hsu, Simon Yuan, Wei Yuan Chen, Jinxi Lin, Wen-Ching (Stephen) Yang, Ph.D., Lei Zhang, Ph.D. and Lei (Stacy) Zhang. In addition, it is anticipated that David Hsu will be designated Chairman of the Successor’s board of directors. Please see the section entitled “The Director Election Proposal.”

The Alberton Adjournment Proposal

The Alberton Adjournment Proposal, if adopted, will allow its board of directors to adjourn the special meeting of shareholders to a later date or dates to permit further solicitation of proxies. The Alberton Adjournment Proposal will only be presented to Alberton’s shareholders in the event that, based on the tabulated votes, there are not sufficient votes at the time of the Alberton Special Meeting to approve one or more of the proposals presented at such meeting. In no event will the board of directors adjourn the Alberton Special Meeting or consummate the Merger beyond the Outside Date. Please see the section entitled “The Alberton Adjournment Proposal.”

Date, Time and Place of Special Meeting of Alberton’s Shareholders

The Alberton Special Meeting will be held at [●], on [●], at [●], or at such other date, time and place to which such meeting may be adjourned or postponed, to consider and vote upon the Alberton Proposals.

Alberton Record Date; Outstanding Shares; Shareholders Entitled to Vote

Alberton has fixed the close of business on [●], as the Alberton Record Date for determining Alberton shareholders entitled to notice of and to attend and vote at the Alberton Special Meeting. As of the close of business on [●], there were 4,615,238 Alberton Ordinary Shares outstanding and entitled to vote. Each Alberton Ordinary Share is entitled to one vote per share at the Alberton Special Meeting.

In connection with our IPO, Alberton entered into a letter agreement with each of the Initial Shareholders pursuant to which the Initial Shareholders agreed to vote any Alberton ordinary shares owned by them in favor of the Alberton Business Combination Proposal. Collectively, Alberton Initial Shareholders own 69.4% of the voting rights of Alberton immediately prior to the Business Combination.

In connection with the execution of the Merger Agreement, Alberton delivered to SolarMax, Sponsor Voting Agreements signed by the Sponsor and one insider shareholder, collectively holding 2,617,278 Alberton Founder Shares and Private Shares, representing 56.7% of the voting rights of Alberton immediately prior to the Business Combination. Under the Sponsor Voting Agreements, the sponsor and the insider shareholder agree to vote all of their shares of Alberton ordinary shares in favor of the Merger Agreement and related transactions and to otherwise take certain other actions in support of the Merger Agreement and related transactions and refrain from taking actions that would adversely affect such sponsor’s ability to perform its obligations under the Sponsor Voting Agreement, and provide a proxy to Alberton to vote such Alberton ordinary shares accordingly.

Proxy Solicitation

Proxies with respect to the Alberton Special Meeting may be solicited by telephone, by facsimile, by mail, on the Internet or in person. We have engaged Advantage Proxy to assist in the solicitation of proxies. If a shareholder grants a proxy, it may still vote its shares in person if it revokes its proxy before the Alberton Special Meeting. A shareholder may also change its vote by submitting a later-dated proxy, as described in the section entitled “Special Meeting of the Shareholders of Alberton — Revoking Your Proxy-Changing Your Vote.”

Redemption Rights

Pursuant to our Current Charter and Interim Charter which will take effect upon the Redomestication, as applicable, in connection with the Business Combination, our public shareholders may elect to have their public shares redeemed for cash at the applicable redemption price per share calculated in accordance with the Current Charter and the Interim Charter. As of the Record Date, this would have amounted to approximately $[●] per share. If a holder exercises its redemption rights, then such holder will be exchanging its Alberton public shares for cash and will no longer own Alberton public shares and will not participate in the future growth of Alberton, if any, other than the shares received as a result of conversion of rights and the shares to be received as a result of exercise of warrants. Such a holder will be entitled to receive cash for its public shares only if it properly demands redemption and delivers its shares (either physically or electronically) to our transfer agent in accordance with the procedures described herein. See the section entitled “Special Meeting in Lieu of Annual Meeting of Alberton Shareholders”— Redemption Rights” for the procedures to be followed if you wish to redeem your shares for cash.

Impact of the Business Combination on Alberton’s Public Float

We anticipate that, upon the completion of the Business Combination, assuming there are no redemptions, and assuming the issuance of 27,855,199 shares of Common Stock as the Merger Consideration to SolarMax stockholders upon the Closing (subject to adjustments for Redemption Price and rounding-up for fractional shares), and without taking account of the cancellation of Founder Shares and/or Private Shares owned by the Sponsor and issuances of additional shares in connection with any potential private placement or back-stop financing,. Alberton’s shareholders, including the Initial Shareholder and the Public Shareholders, will retain an ownership interest of 17.14% in Alberton post-Closing and the SolarMax stockholder will receive, in the aggregate, an ownership interest of 82.86% in Alberton post-Closing. These relative percentages assume the automatic conversion of 11,817,752 rights of Alberton into 1,181,775 shares of Common Stock at the Closing. In addition, if any of our public shareholders exercises its redemption rights and such shares are redeemed, the aggregate ownership interest of our public shareholders in Alberton post-Closing will decrease and the ownership interest of our Initial Shareholders and the ownership interest of SolarMax stockholders in Alberton post-Closing, will increase.

The shares issued to the SolarMax stockholders (other than shares held by SolarMax’ affiliates and other SolarMax stockholders who have signed lock-up agreement), will be included in the public float. SolarMax is to deliver to the transfer agent the documentation necessary for the issuance of the Common Stock to be issued to the SolarMax stockholders. Based on the issuance of 27,855,199 shares, at least 50 SolarMax stockholders, who are not affiliates of SolarMax and who are not subject to a lock-up agreement, will own at least 4,344,681 shares of Common Stock, which will be included in the public float.

Upon the Closing, Alberton will own 100% of the issued and outstanding common stock of SolarMax. If the actual facts are different than these assumptions (which they are likely to be), the percentage ownership retained by our existing shareholders in Alberton post-Closing will be different. These ownership percentages with respect to Alberton following the Business Combination do not take into account: (i) the 11,487,992 public warrants to purchase up to a total of 5,743,996 Alberton Shares, (ii) the 329,760 private warrants to purchase up to a total of 164,880 Alberton Shares, (iii) the 1,414,480 Extension Warrants to purchase up to a total of 707,240 Alberton Shares; (iv) the unit purchase option, held by the underwriters in our IPO, to purchase up to 500,500 Alberton Shares, 500,500 rights to receive 50,050 Alberton Shares, and 500,500 warrants to purchase up to a total of 250,250 Alberton Shares that will remain outstanding following the Business Combination, (v) the issuance of any shares of Common Stock under the Assumed Options and SolarMax convertible notes at the Closing, (vi) any Common Stock or convertible securities issued in a private placement in connection with the Merger, or (vii) cancellation and forfeiture of certain Founder Shares and/or Private Shares owned by the Sponsor. If the actual facts are different than these assumptions (which they are likely to be), the percentage ownership retained by Alberton’s existing shareholders in Alberton will be different. See “Summary of the Material Terms of the Proposals — Impact of the Business Combination on Alberton’s Public Float” and “Unaudited Pro Forma Condensed Combined Financial Information” for further information.

Risk Factors

Following the Closing of the Merger, we will have no direct operations and no significant assets other than the ownership of 100% of SolarMax’ capital stock, and our business will be the business conducted by SolarMax. In evaluating the proposals set forth in this proxy statement/prospectus, you should carefully read this proxy statement, including the annexes, and especially consider the factors discussed in the section entitled “Risk Factors” beginning on page 64.

Summary of Risk Factors

Risks Relating to Alberton

●	Redemptions in connection with previous extensions of the date for Alberton to complete a Business Combination may make it difficult for us to complete the Business Combination.

●	We are presently not in compliance with Nasdaq’s requirements relating to the number of round lot stockholders. Because of our stockholder base and our need to have substantial cash to complete the merger, we may not be able to meet Nasdaq’s initial listing requirements. If we are not in compliance with all of Nasdaq’s initial listing requirements, we are not likely to complete the merger with SolarMax.

●	Because our officers and directors can approve the business combination without the approval of any other shareholders and shareholders do not have appraisal rights, if shareholders do not approve the merger, they may exercise their right to have their shares redeemed, which may make it difficult to complete the Business Combination.

Risk Relating to SolarMax

●	SolarMax’ financial statements have a going concern paragraph.

●	SolarMax has sustained losses since its organization. It incurred losses of $1.0 million, $9.0 million and $14.7 million for the nine months ended September 30, 2020 and the years ended December 31,2019 and 2018, respectively, and had negative cash flow from operations of $22.9 million, $48.8 million and $14.9 million for the nine months ended September 30, 2020 and the years ended December 31, 2019 and 2018, respectively.

●	SolarMax has a deficit in stockholders’ equity of $7.9 million at September 30, 2020. As a result, in order to meet the Nasdaq stockholders’ equity requirement of $4.0 if the market value of the listed securities is at least $50.0 million or $5.0 million if the market value of listed securities test is not met, we will need to raise in the range of $12.5 million to $13.5, which can come from the trust account to the extent that public stockholders do not exercise their redemption right and which assumes that sponsor shares are used to satisfy certain of Alberton’s debt obligations as required by the Merger Agreement.

●	The only customer of SolarMax’ China segment since the middle of 2019 has been State Power Investment Corporation Guizhou Jinyuan Weining Energy Co., Ltd. (“SPIC”), which is a large state-owned enterprise. As of the date of this proxy statement/prospectus, SolarMax does not have any agreement for the China segment to perform any services other than the one contract with SPIC for which it is completing the work. Prior to 2020, most of the revenue from SolarMax’ China segment was derived from a related party. Unless SolarMax’ China segment can generate business from other customers, it may not be able to develop its business.

●	SolarMax’ ability to generate business from SPIC may be subject to government policies relating to such factors as the terms on which SolarMax sells the project and SPIC’s procurement policies. As a state-owned enterprise, SPIC may favor Chinese companies over subsidiaries of a United States company.

●	SolarMax needs to obtain project financing for its China segment on a project by project basis, and the inability to obtain such financing may impair its ability to generate contracts for solar farm projects in China.

●	SolarMax need to obtain funding to expand its program to finance the sale of its solar systems in the United States.

●	SolarMax borrowed $55.5 million from two related party partnerships. The funding was made pursuant to the United States government’s EB-5 program, and the lenders made loans from the proceeds of capital contributions of the limited partners who made their investment in the limited partnerships as part of the EB-5 program. The loans are secured and are payable 48 months from the date of the advance and may be extended by the lender as may be necessary to meet applicable USCIS immigrant investor visa requirements, which is the date when the final step of the EB-5 visa process is completed and the limited partners of the lender can become lawful permanent residents of the United States. As of September 30, 2020, the initial four-year term of all of the loans had expired and the loans are on extension until the limited partners have met the USCIS requirements. As the loans matured, SolarMax offered the limited partners, in lieu of the payment by the limited partnership, a convertible note with a five-year term with the principal payable in installments. As of February 5, 2021, notes to the limited partnerships in the aggregate principal amount of $32.0 million were outstanding, and convertible notes payable to former limited partners in the principal amount of $19.4 million were outstanding. Of the $32.0 million notes to the limited partnerships, limited partners who made investments of $11.0 million can presently demand repayment by the limited partnership of their investment. SolarMax cannot predict when payment of the remaining $21.0 million will be due or when the limited partners will seek a return of their investment. The Successor will offer the limited partners notes that are similar to the notes issued by SolarMax. If the limited partners do not accept convertible notes, we will need to use our cash to pay the notes. The total principal amount of the note substantially exceeds the available cash that we will have at the closing of the Merger, and it will be necessary for us to raise funds to make the payment or revise the terms of the convertible notes. We can give no assurance as to whether we will be able to refinance these loans on reasonable, if any terms. Further, if the limited partners accept convertible notes, the sale of the underlying shares or the market’s perception of the effect of the sale of such shares may have a material adverse effect upon the price of our common stock.

●

In addition to the notes relating to the EB-5 program, SolarMax requires substantial cash for its operations and to pay its short-term debt, and obligations due to related parties. In addition to short-term loans of approximately $3.2 million, SolarMax owes its chief executive officers and its former executive vice president and one other former employee approximately $1.3 million in connection with SolarMax’ repurchase of their stock, and at January 31, 2021, SolarMax owed its chief executive officer and former executive vice president a total of approximately $1.7 million  for deferred salary and bonus due pursuant to their employment agreements, all of which are due following completion of the Merger.

●	Because SolarMax is a privately-owned company and is not subject to the requirements relating to the establishment and maintenance of internal controls over financial accounting and reporting as required of a public company, it has not established effective internal controls over financial accounting and reporting, and it may be unable to establish effective internal controls. Our failure to establish such controls could affect the market for our stock, our stock price and our ability to continue to be listed on Nasdaq.

●	The effect of the COVID-19 pandemic and steps taken by California and China to address the pandemic as well as any additional steps which California may take to address the recent spike in positive tests, increased deaths and the concern of overcrowded hospital conditions, may materially impact SolarMax’ financial condition, liquidity or results of operations.

●	Because SolarMax does not recognize revenue on its solar farm projects in China until it has completed its obligations under the contract, and because it historically has performed work on a very limited number of projects at any one time on projects that require a significant time from commencement until SolarMax’ obligations are complete, and presently is working on one project, it can experience significant changes from quarter to quarter in the results of operations from its China segment.

●	SolarMax is dependent upon its chief executive officer and the head of its China segment, and, unless we are able to identify, hire and retain qualified senior and middle management personnel, we may not be able to develop our business or implement necessary internal controls.

●	SolarMax’ ability to sell its systems in the United States is dependent upon tax incentives and other programs that encourage the use of solar energy.

●	Because of the rapid development of solar panels and other components for solar systems, SolarMax may be subject to inventory obsolescence.

●	Because SolarMax derives most of its United States revenue from sales of its solar energy systems in California, SolarMax depends on the economic and regulatory climate and weather and other conditions in California.

●	Because SolarMax provides a production guarantee for some solar systems in California, it may incur additional costs if the output of its systems does not meet the required minimums.

●	Because SolarMax’ directors and executive officers may beneficially own approximately 22.8% of our outstanding common stock after the Merger, they may be able to significantly affect any action which requires stockholder approval.

●	As long as we are an “emerging growth company,” our independent registered public accounting firm will not be required to attest to the effectiveness of our internal control over financial reporting.

●	SolarMax is subject to numerous risks in engaging in business in China, including, but not limited to, changes in policies of the Chinese government, a deterioration in the relationships between the United States and China, the legal system in China which may not adequately protect our rights, change in the Chinese economy and steps taken by the government to address the changes, inflation, adverse weather conditions, fluctuations in the currency ratio between the U.S. dollar and the RMB, currency exchange restrictions, the interpretation of tax laws, tariffs and importation regulations.

●	SolarMax’ China segment is subject to numerous regulations in China, including but not limited to, regulations relating to investments in its China subsidiaries, labor laws and other laws relating to employee relations, licensing, the development, construction and operation of solar power projects, and the sale of power generated from the projects, cybersecurity and the failure to comply with any such regulations may impair our ability to operate in China.

●	Under Chinese law, SolarMax’ Chinese subsidiaries are limited in their ability to pay dividends to SolarMax, which may impair our ability to pay dividends and to fund our United States segment.

●	Because we must comply with the Foreign Corrupt Practices Act, we may face a competitive disadvantage in competing with Chinese companies that are not bound by those prohibitions.

●	We intend to use any cash we generate for our operations and we do not anticipate paying cash dividends on our common stock in the near future.

Organizational Structure

The following diagrams illustrates the ownership structure of Alberton, which will be renamed SolarMax Technology Holdings, Inc., immediately following the Business Combination.

SolarMax United States Segment

SolarMax China Segment

Board of Directors of Alberton Following the Business Combination

Upon the Closing, we anticipate that the size of our board of directors will increase to seven directors, who will be voted on by our shareholders at the Alberton Special Meeting. The current members of our board have informed us that they will resign from our board of directors upon the Closing. The board of directors post-closing will consist of those individuals who are directors of SolarMax on the Closing plus one individual to be designated by Alberton who shall meet the Nasdaq requirement for an independent director and shall be acceptable by SolarMax. Therefore, if the Business Combination is consummated and the Director Election Proposal is approved, our board of directors will consist of David Hsu, Simon Yuan, Wei Yuan Chen, Jinxi Lin, Wen-Ching (Stephen) Yang, Ph.D., Lei Zhang, Ph.D. and Lei (Stacy) Zhang . See the sections entitled “Director Election Proposal” and “the Business Combination.”

Appraisal Rights

Appraisal rights are not available to our shareholders in connection with the Business Combination.

Alberton’s Board of Directors’ Reasons for the Approval of the Business Combination

We were organized for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses.

The Business Combination resulted from a thorough search for a potential target, utilizing our resources along with the investment and operation experience of our management team and board of directors. The terms of the Business Combination are the result of extensive negotiations between Alberton and SolarMax.

From the date of our IPO through the execution of the Merger Agreement on October 27, 2020, we evaluated various potential target companies. We have followed the initial set of criteria and guidelines outlined in the Prospectus to assess the value and the growth of the potential target. In reviewing various aspects of SolarMax, our board has identified the following factors that underlie our assessment.

●	Integrated Solar Energy Operation. SolarMax operates in two segments, (a) its U.S. operations consist primarily of (i) the sale and installation of photovoltaic and battery backup systems for residential and commercial customers, (ii) financing the sale of its photovoltaic and battery backup systems, and (iii) sales of LED systems and services to government and commercial users. SolarMax’ China operations consist primarily of identifying and procuring solar farm projects for resale to third parties and performing EPC services primarily for solar farm projects.

●	Business where Alberton could add value. SolarMax requires capital in order to support and further its business development. Alberton Board believes that Alberton, as a Nasdaq-listed public company, could provide a portal for SolarMax to achieve its goals within the solar energy industry, so that SolarMax could effectively conduct its business plan.;

The Alberton Board has also considered a number of factors to approve the Business Combination, including, but not limited to:

●	the business, history, and credibility of SolarMax and its affiliates;

●	the likelihood that the Business Combination will be completed;

●	the terms of the Merger Agreement and the belief that the terms of the Merger Agreement, including the representations, warranties, covenants, and conditions to the parties’ respective obligations, are reasonable in light of the entire transaction;

●	the view of Alberton’s management as to the financial condition, results of operations, and business of SolarMax before and after the Business Combination based on due diligence;

●	the fact that consummating the Business Combination will mean Alberton cannot pursue other alternatives that potentially could result in a greater value for Alberton;

●	the risk that the Business Combination may not be completed in a timely manner or at all; and

●	various other risks associated with the Business Combination.

Conditions to Closing of the Business Combination

In order to close the Business Combination and assuming that a quorum is present at the Meeting, the affirmative vote of a majority of the holders of outstanding Alberton Shares voting at the Meeting in person or by proxy will need to vote in favor of the Business Combination Proposal.

The obligations of the parties to consummate the Merger is also subject to various conditions, including the following mutual conditions of the parties unless waived: (i) the approval of the Merger Agreement and the transactions contemplated thereby and related matters by the requisite vote of Alberton’s shareholders and SolarMax’ stockholders; (ii) receipt of requisite regulatory approvals; (iii) no law or order preventing or prohibiting the Merger or the other transactions contemplated by the Merger Agreement; (iv) no pending litigation to enjoin or restrict the consummation of the Closing; (v) Alberton having at least $5,000,001 in net tangible assets as of the Closing, after giving effect to the completion of the Redemption, consummation of the Merger and any private financings; (vi) the Domestication, (vii) the election or appointment of members to the Alberton’s board of directors as described above; (vii) the effectiveness of the Registration Statement, and (viii) being advised by Nasdaq that upon consummation of the Merger, Alberton shall continue to be listed and all outstanding deficiencies have been addressed to the satisfaction of Nasdaq .

There are a number of other closing conditions in the Merger Agreement, including that both our shareholders and SolarMax stockholders have approved and adopted the Merger Agreement and that the Successor’s Common Stock continue to be listed on Nasdaq. For a summary of the conditions that must be satisfied or waived prior to completion of the Business Combination, see the section entitled “The Business Combination Proposal — Conditions to Closing of the Business Combination.”

Quorum and Required Vote for Proposals for the Alberton Special Meeting

A quorum of Alberton shareholders is necessary to hold a valid meeting. A quorum will be present at the Alberton Special Meeting if 50% of the votes of the ordinary shares outstanding and entitled to vote at the Alberton Special Meeting are represented in person or by proxy. Abstentions will count as present for the purposes of establishing a quorum. Broker non-votes will not be counted for purposes of establishing a quorum.

Approval of each of the Redomestication Proposal, the Successor Charter Proposal, the Incentive Plan Proposal, the Share Issuance Proposal, the Director Election Proposal (unless waived by SolarMax), and, if presented, the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by shareholders present in person or represented by proxy at the Alberton Special Meeting. Approval of the Alberton Business Combination Proposal requires the affirmative vote of a majority of the outstanding Alberton Shares. Accordingly, an Alberton shareholder’s failure to vote by proxy or to vote in person at the Alberton Special Meeting or the failure of a Alberton shareholder who holds his or her shares in “street name” through a broker or other nominee to give voting instructions to such broker or other nominee (a “broker non-vote”) will result in that shareholder’s shares not being counted towards the number of Alberton ordinary shares required to validly establish a quorum, but if a valid quorum is otherwise established, it will have no effect on the outcome of any vote on the proposals. Abstentions will be counted in connection with the determination of whether a valid quorum is established, but will have no effect on the outcome of the proposals.

The transactions contemplated by the Merger Agreement will be consummated only if the Redomestication Proposal, the Alberton Business Combination Proposal, the Successor Charter Proposal, the Incentive Plan Proposal, the Share Issuance Proposal and the Director Election Proposal (unless waived by SolarMax) are approved at the Alberton Special Meeting. In addition, (i) the Alberton Business Combination is conditioned on the approval of the Redomestication Proposal, (ii) the Successor Charter Proposal and the Share Issuance Proposal is conditioned on the approval of the Redomestication Proposal, and (iii) each of the Redomestication Proposal, the Successor Charter Proposal, the Director Election Proposal, the Incentive Plan Proposal, the Share Issuance Proposal and the Director Election Proposal is conditioned on the approval of the Alberton Business Combination Proposal. The Alberton Adjournment Proposal is not conditioned on the approval of any other proposal set forth in the proxy statement.

In addition, as the date hereof, Initial Shareholders of Alberton, who own approximately 69.4% of outstanding Alberton Shares, including all of the Founder Shares and Private Shares have agreed to vote for the Business Combination. Alberton Sponsor and one insider shareholder, collectively representing 56.7% of outstanding Alberton Shares, have agreed to vote their Founder Shares and Private Shares in favor of the Merger Agreement and related transactions. As a result, Alberton public shareholders’ approval for each Alberton Proposal is not needed in order to approve each Alberton Proposal.

It is important for you to note that if, in the event that the Alberton Proposals do not receive the requisite vote for approval, we will not consummate the Business Combination. If we do not consummate the Business Combination and fail to complete an initial business combination by April 26, 2021(the “Outside Date”), we will be required to dissolve and liquidate our trust account by returning the then remaining funds in such account to the public shareholders.

Recommendation to Alberton Shareholders

Our board of directors and the Special Committee believe that each of the Redomestication Proposal, the Alberton Business Combination Proposal, the Successor Charter Proposal, the Incentive Plan Proposal, the Share Issuance Proposal, the Director Election Proposal and, if presented, the Alberton Adjournment Proposal to be presented at the Alberton Special Meeting is in the best interests of Alberton and our shareholders and unanimously recommends that our shareholders vote “FOR” each of these proposals and “FOR” each of the director nominees.

When you consider the recommendation of our board of directors and the Special Committee in favor of approval of these proposals, you should keep in mind that our directors and officers have interests in the Business Combination that are different from or in addition to (and which may conflict with) your interests as a shareholder. These interests include, among other things:

(i)	the fact that our initial shareholders have purchased an aggregate of 2,871,998 ordinary shares for an aggregate purchase price of $19,550, or approximately $0.007 per share, which would have a value of approximately $[●] million based on the closing price of Alberton ordinary shares of the Record Date as reported by Nasdaq and that are not subject to redemption. Such Founder Shares will have no value if we do not complete an initial business combination by the Outside Date. As a result, our Sponsor (and its members, including our executive officers and directors) have a financial incentive to see the Business Combination consummated rather than losing whatever value is attributable to the Founder Shares;

(ii)	the fact that the Sponsor holds 329,760 private units and will continue to hold 362,736 shares of Common Stock and 329,760 warrants following the separation of such private units upon the consummation of the Business Combination, subject to certain lock-up agreement. Those private units and securities underlying those private units are not subject to redemption and will be worthless if Alberton does not complete an initial business combination by the Outside Date;

(iii)	if Alberton is unable to complete a business combination by the Outside Date, our Sponsor will be personally liable to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Alberton for services rendered or contracted for or products sold to Alberton, but only if such a vendor or target business has not executed a waiver of claims against the trust account and except as to any claims under our indemnity of the underwriters;

(iv)	the fact that (A) we issued Sponsor Notes in the aggregated amount of $1,080,000 to the Sponsor, the sole director and shareholder of which is Mrs. Guan Wang, our Chief Executive Officer and Chairman. The Sponsor Notes are non-interest bearing and payable on the consummation of our initial business combination; (B) in addition to the Sponsor Notes, the Sponsor has loaned us $528,204 for working capital and may need to loan us additional funds through the Closing, which, in the event that the initial business combination does not close, cannot be paid from the proceeds or the interest on such proceeds in the trust account; and (C) Sponsor has agreed that, commencing on August 1, 2018 and terminating upon completion of our initial business combination or the distribution of the trust account to our public shareholders, it will make available to us certain general and administrative services, including office space and utilities services, as we may require from time to time, and we have agreed to pay the Sponsor $1,000 per month for these services

(v)	the fact that the Merger Agreement provides that (A) SolarMax has agreed that the Successor shall pay all expenses relating to the Merger Agreement and the transaction contemplated by the Merger Agreement which are incurred by Alberton on or after the date that the registration statement of which this prospectus/proxy statement is a part is filed with the SEC (“Alberton Closing Expenses”), (B) SolarMax has agreed to provide Extension Loans up to $402,696, of which loans $332,022 have been made as of the date hereof, repayable upon the earlier of the closing of the Merger or liquidation and the Sponsor is to pay any excess of that amount, (C) during the Interim Period, Alberton shall obtain the agreement of Chardan, the underwriter of Alberton’s initial public offering, and the holders of its Notes that were outstanding as of September 3, 2020 that all deferring underwriting and related fees due to Chardan and all of such outstanding Notes shall be settled by the delivery of the Sponsor and its affiliates of their founder shares; and (D) during the Interim Period, Alberton shall obtain agreement of the Sponsor to transfer to Alberton for cancellation such numbers of Founder Shares and/or Private Shares as has a value equal to the cash paid by the Successor after the Merger to pay all of Alberton’s liabilities, including contingent liabilities, and including the Extension Payments set forth in Item (B) of this paragraph, on the closing date (other than Alberton Closing Expenses) divided by the Redemption Price.

(vi)	the fact that Sponsor issued notes (the “Sponsor Interim Notes”) to SolarMax in the aggregate principal amount of $219,698.05 pursuant to loan agreements dated December 18, 2020, December 28, 2020 and February 1, 2021, by and between Sponsor and SolarMax. The loans were made by SolarMax to Sponsor in order to enable Sponsor to provide funds to Alberton to pay expenses incurred by Alberton in connection with the Merger Agreement, to pay certain accrued expenses of Alberton, and to pay the filing fees for the registration statement of which this proxy statement/prospectus is a part. Upon consummation of the Business Combination, Sponsor shall repay the Sponsor Interim Notes by delivery of the number of the Alberton Shares held by the Sponsor divided by the Redemption Price. If the Business Combination is not consummated, the Sponsor Interim Notes would become immediately payable and carry an annual interest of 5% from the maturity date.

(vii)	the fact that we issued various Notes to third parties including SolarMax and several other potential targets during our search for the suitable targets in the aggregated amount of $3,090,148. These Notes are non-interest bearing and payable upon the consummation of an initial business combination subject to certain repayment schedule as set forth therein and, pursuant to the Merger Agreement, are to be settled by delivery of Sponsor Shares;

(viii)	the continued indemnification of current directors and officers of Alberton and the continuation of directors’ and officers’ liability insurance after the Business Combination.

These interests may influence our directors in making their recommendation that you vote in favor of the approval of the Business Combination and the transactions contemplated thereby. These interests were considered by our Special Committee and the Board when they approved the Business Combination.

SolarMax Technology, Inc.

A solar energy system retains the direct current (DC) electricity from the sun and converts it to alternating current (AC) electricity that can be used to power residential homes and commercial businesses. The solar business is based on the ability of the users of solar energy systems to save on energy costs and reduce their carbon imprint as compared with power purchased from the local electricity utility company. SolarMax was founded in 2008 to engage in the solar business in the United States and, following two acquisitions in 2015, commenced operations in China.

SolarMax operates in two segments – the United States operations and the China operations. SolarMax’ United States operations primarily consist of (i) the sale and installation of photovoltaic and battery backup systems for residential and commercial customers, (ii) financing the sale of its photovoltaic and battery backup systems, and (iii) sales of LED systems and services to government and commercial users.

SolarMax’ China operations consist primarily of identifying and procuring solar farm projects for resale to third parties and performing EPC services primarily for solar farm projects. SolarMax’ operations in China are conducted through its Chinese subsidiaries. Substantially all revenue from the China segment during the nine months ended September 30, 2020 was generated during the second quarter from two project agreements with SPIC, which is a large state-owned enterprise under the administration of the Chinese government that holds a range of energy assets. As of the date of this proxy statement/prospectus, the only project on which SolarMax’ China segment is performing services is another project for SPIC. Most of SolarMax’ revenues prior to 2020 were generated from a related party and its subsidiaries. SolarMax does not have any pending projects or contracts with this related party. SolarMax is also planning to develop commercial and industry solar projects in China along with developing residential systems for the Chinese market. However, as of the date of this proxy statement, SolarMax does not have any agreements or understandings with respect to this type of project and cannot give any assurance that it will be able to develop any significant revenue, if any, from this type of project.

Proposals for the SolarMax Special Meeting

The following is a summary of the proposals for the SolarMax Special Meeting.

SolarMax Business Combination Proposal

SolarMax and Alberton have agreed to a Business Combination under the terms of the Merger Agreement dated as of October 27, 2020 by and among Alberton, Merger Sub and SolarMax as amended by an amendment dated November 10, 2020. Please see the section entitled “The SolarMax Business Combination Proposal.”

The Merger Agreement provides for the Merger of Merger Sub with and into SolarMax, with SolarMax continuing as the surviving corporation in the Merger. Subject to the terms and conditions set forth in the Merger Agreement, at the effective time of the Merger (the “Effective Time”): (i) all shares of SolarMax Stock issued and outstanding immediately prior to the Effective Time will be converted into the right to receive the Stockholder Merger Consideration (as defined below);  (ii) each outstanding option to acquire SolarMax Stock (whether vested or unvested) shall be assumed by combined entity and automatically converted into an option (each, an “Assumed Option”) to acquire shares of combined entity’s common stock, with its price and number of shares equitably adjusted based on the conversion ratio. The conversion ratio is the number of shares of Alberton Common Stock issuable in respect of one share of SolarMax Stock and (iii) each outstanding convertible notes of SolarMax shall become convertible into shares of Alberton’s common stock determined by dividing the conversion price of such notes at the Effective Time by the applicable conversion ratio.

Merger Consideration

As consideration for the Merger, SolarMax stockholders as of immediately prior to the Effective Time (but excluding holders of SolarMax options) collectively will receive from Alberton, in the aggregate, a number of Alberton common stock equal to: (i) $300,000,000, divided by (ii) the Redemption Price (defined below) (such shares of Alberton common stock is referred as the “Stockholder Merger Consideration”). The holders of SolarMax options shall receive Assumed Options to purchase the number of shares of Alberton Common Stock as described above in accordance with the terms and conditions set forth in the Merger Agreement without any action on their part. For the purpose of the Merger Agreement, Redemption Price means a price per share equal to the price at which each share of Alberton common stock is redeemed pursuant to the redemption by Alberton of its public stockholders in connection with Alberton’s initial business combination as provided in the Interim Charter prior to the Effective Time (the “Redemption”).

Covenants of the Parties

Each party agreed in the Merger Agreement to use its commercially reasonable efforts to effect the Closing. The Merger Agreement also contains certain customary covenants by each of the parties during the period between the signing of the Merger Agreement and the earlier of the Closing or the termination of the Merger Agreement in accordance with its terms (the “Interim Period”).

On October 26, 2020, upon shareholders’ approval of the Extension, Alberton extended the deadline for it to consummate its initial business combination to a date no earlier than April 26, 2021, or such an earlier date may be determined by the board of Alberton. This Extension was the second extension approved by Alberton’s shareholder. On April 26, 2020, the Alberton shareholders approved the first extension, which extended the date for Alberton to complete its first business combination to October 26, 2020. Pursuant to the Merger Agreement, SolarMax agreed to make multiple loans in the amount of $60,000 per month up to six months (which amount was increased to $70,674, for payments on or after November 10, 2020, by an amendment to the Merger Agreement dated November 10, 2020) for cash contribution in connection with the Extension (including loans of four months’ cash contributions totaling $261,348 as of the date of this proxy statement/prospectus) and the sponsor, officers, directors, affiliates of Alberton or their designees shall make such additional loans as shall be necessary for the costs and expenses of the Extension or any contribution exceeding the portion of loans provided by SolarMax.

On November 10, 2020, Alberton, Merger Sub and SolarMax entered into an amendment (the “Amendment”) to the Merger Agreement to increase certain Extension Loans (as defined in the Merger Agreement) to be provided by SolarMax from $60,000 monthly to $70,674 monthly commencing November 10, 2020. As a result, the Amendment (i) amends Section 5.12(a) of the Merger Agreement by changing clause (x) to read as follows: “(x) $60,000 per month prior to the date of this Amendment and $70,674 commencing with payments made on or after the date of this Amendment or” (“Section 5.12 Amendment”); and (ii) provides that, to the extent that the payments made by SolarMax exceed the amount of the Extension Loans to be made by Alberton pursuant to the Section 5.12(a) prior to Section 5.12 Amendment, Alberton shall, at the Closing, cause to be delivered to the Successor for cancellation, such number of Sponsor Shares as have a value, determined as provided in the Merger Agreement, equal to such excess.

The Merger Agreement and the consummation of the transactions contemplated thereby requires the approval of both Alberton’s shareholders and SolarMax’ stockholders. Alberton agreed, as promptly as practicable after the date of the Merger Agreement, to prepare, with the reasonable assistance of SolarMax, and use its commercially reasonable efforts to file with the SEC this a registration statement on Form S-4 in connection with the registration under the Securities Act of the issuance shares of Stockholder Merger Consideration to the SolarMax stockholders, and containing a joint proxy statement/prospectus for the purpose of (i) Alberton soliciting proxies from the shareholders of Alberton to approve the Merger Agreement, the transactions contemplated thereby and related matters at the Alberton Special Meeting and providing such stockholders an opportunity of Redemption, and (ii) SolarMax soliciting proxies from the stockholders of SolarMax to approve the Merger Agreement, the transactions contemplated thereby and related matters at the SolarMax Special Meeting.

SolarMax’ directors, officers and 5% stockholders who beneficially own constituting approximately 41.6% of the voting common stock of SolarMax, executed Voting Agreements in favor of the Merger Agreement and the transaction contemplated thereby. The Sponsor of Alberton together with one major insider shareholder, constituting approximately 56.7% of the issued and outstanding capital of Alberton, executed Voting Agreement in favor of the Merger Agreement and transaction contemplated thereby.

The parties also agreed to take all necessary action, so that effective at the Closing, the entire board of directors of Alberton will consist of those individuals who are directors of SolarMax on the Effective Date plus one individual to be designated by Alberton who shall meet the Nasdaq requirement for an independent director and shall be acceptable to SolarMax.

Conditions to Consummation of the Merger

The obligations of the parties to consummate the Merger is subject to various conditions, including the following mutual conditions of the parties unless waived: (i) the approval of the Merger Agreement and the transactions contemplated thereby and related matters by the requisite vote of Alberton’s shareholders and SolarMax’ stockholders; (ii) receipt of requisite regulatory approvals; (iii) no law or order preventing or prohibiting the Merger or the other transactions contemplated by the Merger Agreement; (iv) no pending litigation to enjoin or restrict the consummation of the Closing; (v) Alberton having at least $5,000,001 in net tangible assets as of the Closing, after giving effect to the completion of the Redemption, consummation of the Merger and any private financings; (vi) the Domestication, (vii) the election or appointment of members to the Alberton’s board of directors as described above; (vii) the effectiveness of the Registration Statement, and (viii) being advised by Nasdaq that upon consummation of the Merger, Alberton shall continue to be listed on the Nasdaq Capital Market and all outstanding deficiencies have been addressed to the satisfaction of Nasdaq.

In addition, unless waived by SolarMax, the obligations of SolarMax to consummate the Merger are subject to the satisfaction of the following Closing conditions, in addition to customary certificates and other closing deliveries:

●	The representations and warranties of Alberton being true and correct as of the date of the Merger Agreement and as of the Closing (subject to Material Adverse Effect);

●	Alberton having performed in all material respects its obligations and complied in all material respects with its covenants and agreements under the Merger Agreement required to be performed or complied with on or prior the date of the Closing;

●	Absence of any Material Adverse Effect with respect to Alberton since the date of the Merger Agreement which is continuing and uncured;

●	Alberton having received net proceeds from the financings sufficient such that, after giving effect to the Merger, the Redemption and the receipt of such net proceeds, Alberton will satisfy the application listing requirements of Nasdaq; and

●	Alberton having satisfied all deferred underwriting fees and expenses, including deferred fee and other obligations arising from Alberton’s initial public offering and all notes that re outstanding as of September 3, 2020 by delivery of outstanding sponsor shares.

 Unless waived by Alberton, the obligations of Alberton and the Merger Sub to consummate the Merger are subject to the satisfaction of the following Closing conditions, in addition to customary certificates and other closing deliveries:

●	The representations and warranties of SolarMax being true and correct as of the date of the Merger Agreement and as of the Closing (subject to Material Adverse Effect);

●	SolarMax having performed in all material respects its obligations and complied in all material respects with its covenants and agreements under the Merger Agreement required to be performed or complied with on or prior to the Closing Date;

●	Absence of any Material Adverse Effect with respect to SolarMax since the date of the Merger Agreement which is continuing and uncured; and

●	Alberton having received a copy of duly executed Lock-Up agreements by certain significant SolarMax stockholders (or such SolarMax stockholders otherwise being subject to substantially similar transfer restrictions).

In the event that the Merger Agreement is terminated, all further obligations of the parties under the Merger Agreement will terminate and will be of no further force and effect (except that certain obligations related to public announcements, confidentiality, termination and termination fees, waiver of claims against the trust, and certain general provisions will continue in effect), and no party will have any further liability to any other party thereto except for liability for any fraud claims or willful breach of the Merger Agreement prior to such termination.

In connection with the extensions of the date that Alberton must complete its initial business combination initially from April 26, 2020 to October 26, 2020 and then from October 26, 2020 to April 26, 2021, Alberton was required to make monthly payments of $60,000 for the first extension, which increased to $70,674 for the second extension. SolarMax has made five loans in the aggregate amount of $332,022 and has agreed to make one additional loan of $70,674. In the event that the Merger is not consummated, it is unlikely that SolarMax will be able to recover on the notes or on the notes issued by the Sponsor.

Related Agreements

The Sponsor and certain of the officers, directors and stockholders of SolarMax holding at least 1% of the outstanding shares of capital stock of SolarMax prior to the Closing have agreed that they will not, subject to certain exceptions, transfer, sell, tender or otherwise dispose of the shares of common stock of the Successor that they will receive as a result of the Merger for a certain period of time. Such shareholders will enter into lock-up agreements prior to the closing to evidence such restrictions. Please read the section entitled “The Business Combination Proposals — Lock-Up Agreement.”

In addition, at the time of entry into the Merger Agreement, SolarMax provided Alberton with the executed Voting Agreements from directors, officers and 5% stockholders of SolarMax, who collectively beneficially own approximately 41.6% of the issued and outstanding voting stock of SolarMax. Under the Voting Agreements, the SolarMax stockholders party thereto will generally agree to vote all of their SolarMax shares in favor of the Merger Agreement and related transactions and to otherwise take certain other actions in support of the Merger Agreement and related transactions and refrain from taking actions that would adversely affect such SolarMax stockholder’s ability to perform its obligations under the Voting Agreement. Each Voting Agreement prevents transfers of the SolarMax shares held by the SolarMax stockholder party thereto between the date of the Voting Agreement and the date of the meeting of SolarMax stockholders.

Each of the Sponsor and one insider of Alberton, who collectively beneficially own approximately 56.7% of the issued and outstanding ordinary shares of Alberton, entered into a voting agreement (the “Sponsor Voting Agreements”) whereby they have agreed to vote all of their shares of Alberton in favor of the Merger Agreement and the related transactions and to otherwise take certain other actions in support of the Merger Agreement and related transactions and refrain from taking actions that would adversely affect such Sponsor’s ability to perform its obligations under the Sponsor Voting Agreements. The Sponsor Voting Agreements prevents transfers of the Alberton shares held by the Sponsors and the insider shareholder between the date of the Sponsor Voting Agreements and the date of the meeting of Alberton shareholders.

Registration of the Shares

The shares of Successor Common Stock to be issued to the SolarMax stockholders will be issued pursuant to the registration statement of which this proxy statement/prospectus forms a part and therefore, will not be restricted securities, except to the extent described below. Pursuant Rule 145, any person who is an affiliate of the Successor can only sell shares received as part of the Merger Consideration under certain conditions set forth in Rule 145, which incorporate the provisions of Rule 144. The officers and directors of SolarMax will become officers and directors of the Successor at the effective time of the merger and under Rule 145, as long as they are affiliates of the Successor, they can only sell their shares of the Successor is in compliance with the public reporting requirements of Rule 144 and the sale is made in accordance with the limitation of the amount of securities which may be sold in any six month period of the greater of 1% of the outstanding shares or the average weekly trading volume, and the sale meets the manner of sale requirement of Rule 144. All other stockholders of SolarMax will not be restricted in the sale of their shares of Common Stock of the Successor except as provided in the lock-up agreements.

Lock Up Agreement

SolarMax’ officers and directors, 5% stockholders and certain other stockholders who own more than 1% of SolarMax’ stock are to sign lock-up agreements, pursuant to which they agree, with certain limited exceptions, not to offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, make any short sale or otherwise transfer or dispose of, directly or indirectly, any Alberton Shares or any securities convertible into, exercisable or exchangeable for or that represent the right to receive Alberton Shares or enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Undersigned’s Securities not to offer during the lock-up period. The lock-up period means (i) for 50% of the holders shares, the period ending on the earlier of (x) six months after the Closing Date, as defined in the Merger Agreement, and (y) the date on which the closing price of the Alberton Shares equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing after the Closing Date and (ii) for the remaining 50% of the Undersigned’s Securities, ending six months after the Closing Date.

SolarMax Adjournment Proposal

The SolarMax Adjournment Proposal, if adopted, will allow its board of directors to adjourn the SolarMax Special Meeting to a later date or dates to permit further solicitation of proxies. The SolarMax Adjournment Proposal will only be presented to SolarMax’ stockholders in the event that, based on the tabulated votes, there are not sufficient votes at the time of the SolarMax Special Meeting to approve the SolarMax Business Combination Proposal. Please see the section entitled “The SolarMax Adjournment Proposal.”

Date, Time and Place of Special Meeting of SolarMax’ Stockholders

The SolarMax Special Meeting will be held at 7:00 a.m. Pacific Time, on [●], 2021 at the offices of SolarMax located at 3080 12th Street, Riverside, California 92507

Voting Power; Record Date of Special Meeting of SolarMax’ Stockholders

The record date for determining stockholders entitled to notice of or vote on the SolarMax Stockholder Proposals is the close of business on [●], 2021. On the record date, there were outstanding 67,289,359 shares of SolarMax voting common stock, including 445,200 shares which were issued as restricted shares that are not treated as outstanding for accounting purposes but are voting shares because the holders of the 445,200 shares have voting rights.

Quorum and Vote of SolarMax Stockholders

SolarMax’ by-laws provide that one-third of the shares of Common Stock entitled to vote constitutes a quorum for the transaction of business at a meeting of stockholders. The SolarMax Business Combination Proposal requires the approval of a majority of the voting shares.

As of the record date, SolarMax had a total of 67,289,359 shares of voting common stock outstanding.

Proxy Solicitation for SolarMax

SolarMax has not engaged any proxy solicitation firm in connection with the SolarMax Special Meeting. The Company’s officers, principally its chief executive officer, will solicit proxies from the SolarMax stockholders.

Interests of SolarMax’ Directors and Officers in the Business Combination

None of SolarMax’ officers or directors has any equity or other interest in Alberton. However, they will benefit from the increased liquidity which will result from the completion of the Merger.

David Hsu, SolarMax has an employment agreement pursuant to which he was to have received a salary of $655,636 for 2020. In connection with a company-wide salary reduction, Mr. Hsu took a salary cut and his salary for 2020 will be $577,779. Mr. Hsu’s employment agreement provides for a salary increases of at least 3% annually and a bonus based on SolarMax’ revenues. His increase for 2021 will be based on his salary for 2020 before his salary reduction. In addition, as of November 30, 2020, SolarMax owed Mr. Hsu $903,213, representing deferred salary from 2019 and 2020 and cash bonus deferred from 2017 and 2018.  Mr. Hsu’s employment agreement will continue in effect following the completion of the Merger. In October 2016, SolarMax granted to Mr. Hsu a restricted stock grant for 2,268,000 shares of common stock. In March 2019, SolarMax granted Mr. Hsu the right (a) to exchange 50% of these shares for a ten-year option to purchase 2.119 shares of common stock at $2.98 per share for each share exchanged and (b) to transfer to SolarMax the remaining 50% of his restricted shares for $625,000, or $0.60 per share. Mr. Hsu exercised this right and exchanged his 2,268,000 shares for an option to purchase 2,402,946 shares of common stock at $2.98 per share and a cash payment of $625,000. This payment was initially due on December 15, 2019 and has been extended until the completion of the Merger. Successor will pay this amount following completion of the Merger.

The general partner of CEF and CEF II is a limited liability company owned and managed by Mr. Hsu and Simon Yuan, a director, and the former executive vice president/director. At September 30, 2020, SolarMax owed CEF and CEF II a total of $34.5 million, of which $22.5 million was a current liability.

SolarMax has a lease for its corporate headquarters with a limited liability company in which Mr. Hsu and Mr. Yuan are owners. The current annual rent under this lease is approximately $1.0 million. Two of SolarMax’ subsidiaries have a lease for office space with a limited liability company in which Mr. Hsu is an owner. The current annual rent under this lease is approximately $236,000.

At September 30, 2020, SolarMax had a deficiency in stockholders’ equity of approximately $7.9 million. One of the conditions to completion of the Merger is that the Successor meet the Nasdaq requirements, which, among other requirements, require the Successor to have stockholders’ equity of at least $4.0 million if the market value of the listed securities is at least $50.0 million, or $5.0 million if that test is not met, and a public float of $15.0 million. Consequently, it may be necessary for Alberton to raise more than $12.5 million plus the amount of the cash expenses of the Business Combination, either from the trust account, to the extent that public stockholders do not exercise their redemption rights, or from the private placement of Alberton securities. As a result of the completion of the Merger, SolarMax will see a significant improvement in its stockholders’ equity and a significant cash infusion of cash, and the Successor will be in a better position to make the payments due to Mr. Hsu as well as his salary and bonus compensation pursuant to his employment agreement, and to make the payments due to CEF and CEF II and on the lease agreements than it would have it the Merger were not completed.

Recommendation to Stockholders of SolarMax

The SolarMax Board believes that the SolarMax Business Combination Proposal, and, if presented, the SolarMax Adjournment Proposal are in the best interest of SolarMax’ stockholders and recommends that its stockholders vote “FOR” the SolarMax Business Combination Proposal and, if presented, “FOR” the SolarMax Adjournment Proposal.

The existence of any financial and personal interests of one or more of SolarMax’ directors may be argued to result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of SolarMax and its stockholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that stockholders vote for the proposals. See the section entitled “SolarMax Business Combination Proposal — Interests of SolarMax’ Directors and Officers in the Business Combination” in the accompanying joint proxy statement/prospectus for a further discussion of this.

The Business Combination

The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under a reverse recapitalization, the shares of Alberton remaining after Redemptions by Public Shareholders, and the unrestricted net cash and cash equivalents of Alberton on the date that the Business Combination is consummated, will be accounted for as a capital infusion into SolarMax whereby all of the expenses incurred by SolarMax related to the Business Combination will be charged to additional paid-in capital upon consummation of the Business Combination. The historical financial statements of the Corporation will be the historical financial statement of SolarMax.

QUESTIONS AND ANSWERS FOR ALL ALBERTON SHAREHOLDERS AND

SOLARMAX STOCKHOLDERS

The following questions and answers briefly address some commonly asked questions about the proposals to be presented at the Alberton Special Meeting and at the SolarMax Special Meeting, including questions relating to the proposed Business Combination. The following questions and answers do not include all the information that is important to our and SolarMax’ shareholders. Alberton and SolarMax urge their respective shareholders to read carefully this entire proxy statement, including the annexes and the other documents referred to herein.

Q.	Why am I receiving this joint proxy statement/prospectus?

A.	Alberton and SolarMax propose to enter into a business combination pursuant to the Merger Agreement, dated as of October 27, 2020, as may be amended or supplemented from time to time. Copies of the Merger Agreement and the one amendment are attached to this joint proxy statement/prospectus as Annexes A and A-1, and you are encouraged to read the Merger Agreement, as amended, in its entirety. Pursuant to the Merger Agreement, and following the Redomestication of Alberton to Nevada, Merger Sub will merge with and into SolarMax, with SolarMax as the surviving corporation and the wholly-owned subsidiary of Alberton and the only business of Alberton, as the Successor, will be the business of SolarMax.

Consummation of the Business Combination requires the approval of the following:

With respect to Alberton, the following approvals of: (x) each of the Redomestication Proposal, the Successor Charter Proposal, the Incentive Plan Proposal, the Share Issuance Proposal, the Director Election Proposal (unless waived by SolarMax), and, if presented, the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by shareholders present in person or represented by proxy at the Alberton Special Meeting, and (y) the Alberton Business Combination Proposal requires vote of a majority of the outstanding Alberton Shares.

With respect to SolarMax, the following approvals of: (x) the SolarMax Business Combination Proposal requires the affirmative vote of a majority of the outstanding shares of SolarMax Common Stock, and (y) the SolarMax Adjournment Proposal requires the affirmative vote of the holders of a majority of the shares of the Common Stock of SolarMax present at the SolarMax Special Meeting.

Upon the effectiveness of the Redomestication, all outstanding securities of Alberton will be deemed to constitute outstanding securities of the continuing Nevada corporation.

YOUR VOTE IS IMPORTANT. YOU ARE ENCOURAGED TO VOTE AS SOON AS POSSIBLE AFTER CAREFULLY REVIEWING THIS JOINT PROXY STATEMENT/PROSPECTUS.

Q.	Why are Alberton and SolarMax proposing the Business Combination?

A.

Alberton was organized to effect a merger, capital stock exchange, asset acquisition or other similar business combination with one or more businesses or entities.

SolarMax is an integrated solar and renewable energy company. SolarMax operates in two segments – the United States operations and the China operations. SolarMax’ United States operations primarily consist of (i) the sale and installation of photovoltaic and battery backup systems for residential and commercial customers, (ii) financing the sale of its photovoltaic and battery backup systems, and (iii) sales of LED systems and services to government and commercial users. SolarMax’ China operations consist primarily of identifying and procuring solar farm projects for resale to third parties and performing EPC services primarily for solar farm projects. SolarMax’ business is described in greater detail under “Business of SolarMax.”

Based on its due diligence investigations of SolarMax and the industry in which it operates, including the financial and other information provided by SolarMax in the course of Alberton’s due diligence investigations, Alberton believes that a business combination with SolarMax presents a unique business combination opportunity. The Alberton Board believes that, in light of the foregoing, the Business Combination with SolarMax presents an opportunity to increase shareholder value. However, there is no assurance that shareholder value will increase as a result of the Business Combination.

Q.	What will SolarMax’ stockholders receive in return for the acquisition of SolarMax by Alberton?

A.	Pursuant to the Merger Agreement (i) the shares of common stock of SolarMax issued and outstanding immediately prior to the Merger will be cancelled in exchange for the right to receive an aggregate number of shares of Successor common stock equal to the quotient of the aggregate merger consideration of $300,000,000, divided by the Redemption Price, (ii) each outstanding option to acquire SolarMax common stock (whether vested or unvested) shall be assumed by the Successor and automatically converted into an Assumed Option to acquire shares of Successor common stock, with its price and number of shares equitably adjusted based on the conversion ratio, which is the number of shares of Alberton Common Stock issuable in respect of one share of SolarMax common stock and (iii) each outstanding convertible notes of SolarMax shall become convertible into shares of Successor common stock determined at a conversion price equal to 80% of the Redemption Price.

For purposes of determining the number of shares of Successor common stock issued to the SolarMax stockholders as the Merger Consideration, the Successor common stock shall be valued at a price per share equal to the price at which each share of Alberton common stock is or would be redeemed pursuant to the redemption by Alberton of its Public Stockholders in connection with Alberton’s initial business combination, as required by its amended and restated Articles of Incorporation. As of November 30, 2020, based on the value of the trust account, this value was $10.77. However, no assurance can be given that the price of the Common Stock of the Successor will not decline from such valuation and any decline in value may be significant. Following the completion of the Merger, the Successor’s sole business will be the business of SolarMax and the market price of the Successor Common Stock will be based on the market’s perception of SolarMax’ financial condition, business and prospects and the risks attendant to such business. Alberton’s and SolarMax’ shareholders should review the section “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of SolarMax.”

It is currently expected that the Business Combination will be consummated by [●]. The value of the merger consideration is based on the amount of money in the trust account and does not bear any relationship to the financial performance or prospects of Alberton or SolarMax. Following the Merger, the Successor’s sole business will be the business of SolarMax, and the market price of the Successor’s Common Stock will be based on the market’s perception of SolarMax’ financial condition, business and prospects and the risks attendant to an investment in SolarMax. Reference is made to the sections “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of SolarMax” in this proxy statement/prospectus.

Q.	What equity stake will current Alberton shareholders and current SolarMax stockholders hold in the Successor immediately after the consummation of the Business Combination?

A.	Assuming consummation of the Business Combination as of [●] (assuming, among other things, that no Alberton shareholders exercise redemption rights with respect to their common stock upon consummation of the Merger), based on the Merger Consideration of $300,000,000, and the value of one share of Alberton Common Stock at $10.77 as of November 30, 2020, the current equity holders of SolarMax are expected to own approximately 82.86% of the outstanding Successor common stock and the current holders of Alberton Shares are expected to own approximately 17.14% of the outstanding Successor common stock, including the shares issuable upon conversion of the rights. These percentages are subject to change in the event that additional Alberton Shares are issued in a private placement or other financing and do not take into account various factors including the cancellation of certain Alberton Shares owned by the Sponsor, nor do they reflect any dilution resulting from the exercise of outstanding Alberton warrants and the Assumed Options and any convertible notes issued or issuable by SolarMax.

Q.	What equity stake will Alberton hold in SolarMax after the Closing?

A.	From and after the Effective Time, Alberton will own 100% of the equity of SolarMax.

Q.	Why is Alberton proposing the Redomestication?

A.	The Alberton Board believes that, having determined that the Merger is in the best interest of Alberton and its shareholders, that it is important that the Merger qualify as a “tax-fee reorganization” for the purposes of Sections 354 and 361 of the Internal Revenue Code, Alberton should effect the Redomestication in order to align the legal structure of Alberton with the nature of Alberton’s business going forward as a Nevada corporation. The Redomestication will be contingent upon the approval of the Business Combination by the Alberton shareholders and the Merger Agreement being in full force and effect prior to the Redomestication. Because the Successor will continue to operate as a corporation organized in the United States, it was the view of the Alberton Board that Alberton should also be structured as a corporation organized in the United States, thus permitted the Merger to be treated as a “tax free” reorganization under the Code. In addition, the Alberton Board believes that the Redomestication will provide a greater measure of flexibility and simplicity in corporate transactions and will reduce the costs of doing business. In addition, the Alberton Board believes Nevada provides a recognized body of corporate law that will facilitate corporate governance by Alberton’s officers and directors and that Nevada maintains a favorable legal and regulatory environment in which to operate and is the state in which a substantial number of smaller reporting companies are incorporated today. Further, the Redomestication of Alberton to a United States corporation was a condition for SolarMax’ board of directors to approve the merger in order that the Merger be treated as a “tax free reorganization” under the Code.

Q.	What happens to the funds deposited in the Trust Account after consummation of the Business Combination?

A.	After consummation of the Business Combination, the funds in the Trust Account will be used to pay holders of the Public Shares who exercise Redemption Rights, to pay transaction expenses incurred in connection with the Business Combination, if not settled by delivery of Sponsor Shares in connection with the transaction, and for working capital of the Successor and its subsidiaries (consisting of SolarMax and its direct and indirect subsidiaries) and general corporate purposes of the Successor. Such funds will also be used to reduce the indebtedness and certain other liabilities of the Combined Company that were incurred prior to the Merger. As of the Record Date, there was cash and marketable securities held in the Trust Account of approximately $[●] million. These funds will not be released until the earlier of the completion of our initial business combination or the Redemption of Alberton Public Shares if Alberton is unable to complete a business combination by April 26, 2021.

Q.	What happens if a substantial number of Public Shareholders vote in favor of the Alberton Business Combination Proposal and exercise their Redemption Rights?

A.	Public Shareholders may vote in favor of the Business Combination and still exercise their Redemption Rights; provided, however, that in the event that the redemptions result in Alberton having less than $5,000,001 in net tangible assets as of the Closing, or the Successor not satisfying the applicable listing requirements of Nasdaq, which include a $4.0 million stockholder’s equity if the market value of the listed securities is at least $50.0 million and $5.0 million if that test is not met, and a $15.0 million market value of unrestricted publicly held shares after giving effect to the consummation of the Merger and any private financing, then either party may terminate the Merger Agreement, and the Business Combination will not be consummated as a result of such termination. SolarMax anticipates that it would terminate the Merger if the Successor Common Stock were not listed on Nasdaq since one of the reasons the SolarMax board approved the Merger is the Nasdaq listing. See “— Risks Related to the Redomestication and the Business Combination — Alberton does not currently have sufficient cash, including funds in the Trust Account, to satisfy the closing condition in the Merger Agreement that Albertson have sufficient cash to enable it to meet the Nasdaq listing requirements, and there can be no assurance that Alberton will be able to obtain sufficient additional financing to satisfy this requirement, that such financing will be available on acceptable terms.” Subject to the foregoing, the Business Combination may be consummated even though the funds available from the Trust Account and the number of Public Shareholders is substantially reduced as a result of Redemptions by Public Shareholders. With fewer Public Shares and Public Shareholders, the trading market for the Successor’s securities may be less liquid and the Successor may not be able to meet the listing standards for a national securities exchange. Furthermore, the funds available from the Trust Account for working capital purposes of the Combined Company after the Business Combination may not be sufficient for its future operations and may not allow the Combined Company to reduce SolarMax’ indebtedness and/or pursue its strategy for growth.

Q.	What conditions must be satisfied to complete the Merger?

A.

Unless waived by the parties to the Merger Agreement, and subject to applicable law, the consummation of the Merger is subject to a number of conditions set forth in the Merger Agreement including, among others, receipt of the requisite shareholder approvals contemplated by this joint proxy statement/prospectus and the approval of Nasdaq to the continued listing of the Successor’s common stock after the Merger.

Among the conditions to completion of the Merger is the satisfaction of the Nasdaq initial listing requirements for the Successor. The Nasdaq requirements include a stockholders’ equity of $4.0 million and a market value of unrestricted publicly held securities of $15.0 million or $5.0 million if the publicly held securities test is not met. As of September 30, 2020, SolarMax had a negative stockholders’ equity of approximately $7.9 million, and Alberton had a stockholders’ equity of $5 million. As of September 30, 2020, Alberton had liabilities of approximately $7.4 million, pursuant to the Merger Agreement, approximately $4.0 million of deferred underwriting compensation and outstanding loans of approximately $2.9 million at September 30, 2020 are to be paid through the delivery of Sponsor Shares, resulting in an adjusted stockholders’ equity of approximately $12.1 million. The stockholders’ equity of the Successor upon completion of the Merger will be further decreased by any redemptions by the Public Shareholders and the expenses of the transaction. As a result, we estimate that it will be necessary for us to raise additional capital in a private placement or a back-stop financing.

As of the date of this proxy statement/prospectus, the market value of publicly traded shares is greater than the amount of money in the trust account, which is approximately $15.2 million. Any significant redemption could impair the ability of Alberton to obtain Nasdaq approval to the continued listing of the Successor’s common stock following completion of the Merger. Any money raised in a private financing would not affect the number of holders of publicly traded shares. In addition, to the present public float, at least 59 SolarMax stockholders who will not be signing lock-up agreements will, based on an estimated conversion ratio using a redemption price of $10.77 as of November 30, 2020, will receive 4,344,681 shares of Successor Common Stock which will not be subject transfer restrictions. Such shares would have an estimated value of more than $43 million and would be included in the public float. However, in order for such stockholders to receive these shares, SolarMax must deliver the necessary information to the transfer agent, and we cannot assure you that such documentation will be provided to the transfer agent in a timely manner.

In addition, Nasdaq had advised Alberton that it does not meet the minimum stockholder requirements. After giving effect to the Merger, the Successor will need to have a stockholder base of more than 300 unrestricted round lot shareholders, of which at least 50% will own $2,500 in value upon completion of the Merger. Alberton, based on information relating to the NOBO holders of Alberton ordinary shares as of January 20, 2021, met the Nasdaq requirement for round lot holders, although Alberton has not received confirmation that Nasdaq concurs in Alberton’s conclusion. In the event of a change in the stockholder base such that Alberton no longer meets these requirements, Alberton, with the approval of SolarMax, will need to engage an investment banking firm to assist Alberton in meeting the minimum public stockholder and minimum public float requirements and, in this connection, in introducing investors who would purchase public stock and not seek to have their public shares redeemed.

On January 4, 2021, Nasdaq advised Alberton that it no longer complies with Nasdaq Listing Rule 5620(a) due to the Alberton’s failure to hold an annual meeting of shareholders within twelve months of the end of the Alberton’s fiscal year ended December 31, 2019 (the “Annual Meeting Requirement”).

This prospectus/proxy statement includes a proxy statement for purposes of seeking Alberton’s shareholders’ approval of the Business Combination and related matters at a special meeting in lieu of an annual meeting of ALAC which includes the election of directors of Alberton upon completion of the Merger.

Nasdaq’s notice has no immediate effect on the listing of the Company’s ordinary shares on the Nasdaq Capital Market. Under Nasdaq Listing Rule 5810(c)(2)(G), Alberton has 45 calendar days from January 5, 2021, or until February 19, 2021, to submit to Nasdaq a plan to regain compliance with the Annual Meeting Requirement. If Nasdaq accepts Alberton’s plan, Nasdaq may grant an extension of up to 180 calendar days from December 31, 2020, the date of the Alberton’s fiscal year end for its last fiscal year, or until June 29, 2021, to regain compliance. If Nasdaq does not accept Alberton’s plan, Alberton will have the right to appeal such decision to a Nasdaq hearings panel. Alberton intends to submit to Nasdaq, within the requisite period, a plan to regain compliance with the Annual Meeting Requirement. There can be no assurance that Nasdaq will accept Alberton’s plan or that Alberton will be able to regain compliance with the Annual Meeting Requirement or maintain compliance with any other Nasdaq requirement in the future.

If Alberton is unable to address the listing requirements of Nasdaq, the Successor will not obtain Nasdaq approval and the Merger would likely not be consummated.

Q.	When do you expect the Business Combination to be completed?

A.	It is currently expected that the Business Combination will be consummated by [●]. This date depends, among other things, on the approval of the proposals to be put to Alberton shareholders at the Alberton Special Meeting and the approval of Nasdaq to the continued listing of the Successor’s common stock on the Nasdaq Capital Market. However, such meeting could be adjourned if the adjournment proposal is adopted by our shareholders at the Alberton Special Meeting and we elect to adjourn the Alberton Special Meeting to a later date or dates to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Alberton Special Meeting, each of the condition precedent proposals have not been approved.

Q.	Will Alberton enter into any financing arrangements in connection with the business combination that are not disclosed in this joint proxy statement/prospectus?

A.	Alberton believes that it is likely that it will enter into certain backstop arrangements and/or private placements of equity securities in order that the Successor will meet the Nasdaq listing requirement, and SolarMax has consented to such arrangement. As the amount of any such equity issuances is not currently known, Alberton cannot provide exact figures as to percentage ownership that may result from any such financing. If Alberton enters into a binding commitment in respect of any such additional equity financing, Alberton will file a Current Report on Form 8-K with the SEC to disclose details of any such equity financing. Any such arrangements that result in the issuance of additional shares of common stock of the Successor will result in dilution to both the Alberton public shareholders and the SolarMax stockholders.

QUESTIONS AND ANSWERS ABOUT THE ALBERTON PROPOSALS

The following questions and answers briefly address some commonly asked questions about the proposals to be presented at the Alberton Special Meeting, including with respect to the proposed Business Combination. The following questions and answers do not include all the information that is important to our shareholders. Alberton urges shareholders to read carefully this entire proxy statement, including the annexes and the other documents referred to herein.

Q:	Why am I receiving this proxy statement?

A:	You are receiving this joint proxy statement/prospectus in connection with the Alberton Special Meeting. Alberton is holding the Alberton Special Meeting to consider and vote upon the following seven proposals. Your vote is important. You are encouraged to vote as soon as possible after carefully reviewing this joint proxy statement/prospectus.

(1)	The Redomestication Proposal — To consider and vote upon a proposal to (a) for the Redomestication of Alberton from the British Virgin Islands to become a Nevada corporation by way of its continuation out of the British Virgin Islands under Section 184 of the Companies Act, and the applicable provisions of the Nevada Law so as to continue as a Nevada corporation, at least one day prior to the Closing, (b) in connection therewith to adopt as its articles of incorporation (in lieu of the Current Charter) as the Interim Charter, a copy of which is included as Annex B to this proxy statement/prospectus. Our Current Charter is registered by the Registrar of Corporate Affairs in the British Virgin Islands. The Interim Charter will remove or amend those provisions of our Current Charter that terminate or otherwise cease to be applicable as a result of the Redomestication and to include the amendment of Article 47.4 of the Current Charter to change the words “upon such consummation” to “prior to or upon such consummation,” and (c) to file a notice of continuation out of the British Virgin Islands with the British Virgin Islands Registrar of Corporate Affairs under Section 184 of the Companies Act and in connection therewith to file the Interim Charter with the Secretary of State of the State of Nevada, under which we will be domesticated and continue as a Nevada corporation. The effect of the change described in the preceding sentence is to require that Alberton have a net tangible book value of $5,000,001 immediately prior to the Business Combination and it need not meet that test upon consummation of the Merger. Upon the effectiveness of the Redomestication, Alberton will become a Nevada corporation and, upon the consummation of the Business Combination (as defined below), Alberton will change its corporate name to “SolarMax Technology Holdings, Inc.” and all outstanding securities of Alberton will be deemed to constitute outstanding securities of the Successor, as described in more detail in the accompanying joint proxy statement/prospectus. The Redomestication is expected to become effective one day prior to the consummation of the Business Combination. See the section entitled “The Redomestication Proposal.”

(2)	The Alberton Business Combination Proposal — To consider and vote upon a proposal to approve the Merger Agreement dated as of October 27, 2020 (as amended or supplemented from time to time) by and among Alberton Acquisition Corporation, Merger Sub, and SolarMax, and the transactions contemplated by the Merger Agreement, including the issuance of the merger consideration thereunder. This transaction is the Business Combination. Pursuant to the Merger Agreement, Merger Sub will merge with and into SolarMax, with SolarMax continuing as the surviving entity of the Merger and becoming a wholly-owned subsidiary of the Successor, as described in more detail in the accompanying joint proxy statement/prospectus. Upon the consummation of the Business Combination, SolarMax will change its corporate name to “SolarMax Technology Holdings, Inc.” See the section entitled “The Alberton Business Combination Proposal.”

(3)	The Successor Charter Proposal —to approve and adopt, subject to and conditional on the Redomestication and the Closing (but with immediate effect from the latter), amendment to Alberton’s Interim Charter, as set out in the draft amended and restated articles of incorporation (charter) appended to this proxy statement/prospectus as Annex C (the “Successor Charter”) to (1) change the name of Alberton to SolarMax Technology Holdings, Inc., (2) remove or amend those provisions of our Interim Charter which terminate or otherwise cease to be applicable following the Closing, and (3) include other proposals described under “The Successor Charter Proposal.”

(4)	The Incentive Plan Proposal — To consider and vote upon the approval of the 2021 Long-Term Incentive Plan. A copy of the 2021 Long-Term Incentive Plan is attached to the accompanying joint proxy statement/prospectus as Annex D. See the section entitled “The Incentive Plan Proposal.”

(5)	The Share Issuance Proposal — To approve, for purposes of complying with applicable Nasdaq listing rules, the issuance of more than 20% of Alberton’s issued and outstanding common stock in connection with the Merger Agreement and [●]. See the section entitled “The Share Issuance Proposal.”

(6)	The Director Election Proposal — To elect seven directors who, upon consummation of the Business Combination, will constitute all the members of the board of directors of the Successor. See the section entitled “The Director Election Proposal.”

(7)	The Alberton Adjournment Proposal — To consider and vote upon a proposal to adjourn the Alberton Special Meeting to a later date or dates, if necessary to permit further solicitation and vote of proxies if it is determined by Alberton that more time is necessary or appropriate to approve one or more proposals presented at the Alberton Special Meeting. The Redomestication Proposal, the Alberton Business Combination Proposal, The Successor Charter Proposal, the Incentive Plan Proposal, the Share Issuance Proposal, the Director Election Proposal and the Alberton Adjournment Proposal are collectively referred to as the “Alberton Proposals.”

This proxy statement and its annexes contain important information about the proposed Business Combination and the other matters to be addressed at the Alberton Special Meeting. You should read this proxy statement and its annexes carefully and in their entirety.

Your vote is important. You are encouraged to submit your proxy as soon as possible after carefully reviewing this proxy statement and its annexes.

Q:	When and where is the Alberton Special Meeting?

A:	The Meeting will be held on [●], 2020 at [●] p.m., Beijing Time ([●], 2019 at [●] a.m., Eastern Daylight Time), at [●].

Q:	Are the proposals conditioned on one another?

A:	(i) the Alberton Business Combination is conditioned on the approval of the Redomestication Proposal, (ii) the Successor Charter Proposal and the Share Issuance Proposal is conditioned on the approval of the Redomestication Proposal, and (iii) each of the Redomestication Proposal, the Successor Charter Proposal, the Director Election Proposal, the Incentive Plan Proposal, the Share Issuance Proposal and the Director Election Proposal is conditioned on the approval of the Alberton Business Combination Proposal. The Alberton Adjournment Proposal is not conditioned on the approval of any other proposal set forth in the proxy statement. It is important for you to note that in the event that any of the Alberton Proposals does not receive the requisite vote for approval (unless waived by SolarMax pursuant to the Merger Agreement), then we will not consummate the Business Combination. If we do not consummate the Business Combination and fail to complete an initial business combination by April 26, 2021, we will be required to dissolve and liquidate our trust account by returning the then remaining funds in such account to the public shareholders.

Q:	Why is Alberton proposing the Redomestication Proposal?

A:	The Alberton Board believes that, having determined that the Merger is in the best interest of Alberton and its shareholders, that it is important that the Merger qualify as a “tax-fee reorganization” for the purposes of Sections 354 and 361 of the Internal Revenue Code, Alberton should effect the Redomestication in order to align the legal structure of Alberton with the nature of Alberton’s business going forward as a Nevada corporation. The Redomestication will be contingent upon the approval of the Business Combination by the Alberton shareholders and the Merger Agreement being in full force and effect prior to the Redomestication. Because the Successor will continue to operate as a corporation organized in the United States, it was the view of the Alberton Board that Alberton should also be structured as a corporation organized in the United States, thus permitted the Merger to be treated as a “tax free” reorganization under the Code. In addition, the Alberton Board believes that the Redomestication will provide a greater measure of flexibility and simplicity in corporate transactions and will reduce the costs of doing business. In addition, the Alberton Board believes Nevada provides a recognized body of corporate law that will facilitate corporate governance by Alberton’s officers and directors and that Nevada maintains a favorable legal and regulatory environment in which to operate and is the state in which a substantial number of smaller reporting companies are incorporated today. Further, the Redomestication of Alberton to a United States corporation was a condition for SolarMax’ board of directors to approve the merger in order that the Merger be treated as a “tax free reorganization” under the Code.

Q.	What is involved with the Redomestication?

A.	The Redomestication will require Alberton to file required documents in both the British Virgin Islands and the State of Nevada. At the effective time of the Redomestication, Alberton will cease to be a corporation incorporated under the laws of the British Virgin Islands and your rights as a shareholder of Alberton will cease to be governed by the laws of the British Virgin Islands and will be governed by Nevada law. Alberton’s Current Charter will be replaced by the Interim Charter upon completion of the Redomestication. In connection with the Business Combination, Alberton will continue as a Nevada corporation and will change its corporate name to “SolarMax Technology Holdings, Inc.” and the Interim Charter will be replaced by the Successor Charter at the effective time of the Merger.

Q.	When do you expect that the Redomestication will be effective?

A.	The Redomestication is expected to become effective one business day prior to the consummation of the Business Combination.

Q.	How will the Redomestication affect my securities of Alberton?

A.	Pursuant to the Redomestication and without further action on the part of Alberton’s shareholders, each outstanding share of common stock of Alberton will be deemed to constitute one outstanding share of Successor’s common stock. Although it will not be necessary for you to exchange your certificates representing shares of common stock after the Redomestication, the Successor will, upon request, exchange your Alberton share certificates for the applicable number of shares of Successor’s common stock and all certificates for securities issued after the Redomestication will be certificates representing securities of the Successor.

Q:	What are the federal income tax consequences of the Redomestication?

A:	The Redomestication will constitute a tax-free reorganization within the meaning of Sections 368(a)(1)(F) of the Code. Upon the closing of the Redomestication, Alberton becomes a domestic corporation for federal income tax purposes, U.S. Holders (as defined in “Material U.S. Federal Income Tax Consequences of the Redomestication” below) of Alberton ordinary shares, will be subject to Section 367(b) of the Code and, as a result:

Subject to the discussion below concerning passive foreign investment companies (“PFICs”), a U.S. Holder of Alberton ordinary shares whose ordinary shares have a fair market value of less than $50,000 on the date of the Redomestication and does not own actually and constructively 10% or more (by vote or value) of Alberton (a “10% Shareholder”) will not recognize any gain or loss and will not be required to include any part of Alberton’s earnings in income.

Subject to the discussion below concerning PFICs, a U.S. Holder of Alberton ordinary shares whose ordinary shares have a fair market value of $50,000 or more, but who is not a 10% Shareholder will generally recognize gain (but not loss) on the deemed receipt of Company Ordinary Share in the Redomestication. As an alternative to recognizing gain, such U.S. Holders may file an election to include in income, as a dividend, the “all earnings and profits amount” (as defined in the Treasury Regulations under Section 367) attributable to its Alberton ordinary shares provided certain other requirements are satisfied.

Subject to the discussion below concerning PFICs, a U.S. Holder of Alberton ordinary shares whose ordinary shares have a fair market value of $50,000 or more, and who on the date of the Redomestication is a 10% Shareholder will generally be required to include in income, as a dividend, the “all earnings and profits amount” (as defined in the Treasury Regulations under Section 367) attributable to its Alberton ordinary shares provided certain other requirements are satisfied.

As discussed further under “PFIC Considerations” below, Alberton believes that it has been considered a PFIC since its inception. Accordingly, subject to certain exceptions, the Redomestication will be a taxable event for any U.S. Holder under the PFIC rules. The determination of whether a foreign corporation is a PFIC is primarily factual, and there is little administrative or judicial authority on which to rely to decide. If Alberton is considered a PFIC for U.S. federal income tax purposes, proposed Treasury Regulations, if finalized in their current form, would generally require U.S. Holders of Alberton ordinary shares to recognize gain on the deemed receipt of Company Ordinary Share in the Redomestication unless such U.S. Holder has made certain tax elections with respect to such U.S. Holder’s Alberton ordinary shares. The tax on any such gain would be imposed at the rate applicable to ordinary income and an interest charge would apply based on complex rules designed to offset the tax deferral to such U.S. Holder on the undistributed earnings, if any, of Alberton. It is not possible to determine at this time whether, in what form, and with what effective date, final Treasury Regulations under Section 1291(f) will be adopted. For a more complete discussion of the potential application of the PFIC rules to U.S. Holders as a result of the Domestication, see “Material U.S. Federal Income Tax Consequences of the Redomestication.”

If you are a non-U.S. Holder (as defined in “Material U.S. Federal Income Tax Consequences of the Redomestication” below) of Alberton ordinary shares, you may become subject to withholding tax on any dividends paid on the ordinary shares of Alberton or Alberton Ordinary Share subsequent to the Redomestication.

For a more detailed description of the material U.S. federal income tax consequences associated with the Domestication, please read “Material U.S. Federal Income Tax Consequences of the Redomestication” of this proxy statement/prospectus. WE STRONGLY URGE YOU TO CONSULT WITH YOUR OWN TAX ADVISOR.

Q:	Why is Alberton providing shareholders with the opportunity to vote on the Business Combination?

A:	Under the Current Charter and Interim Charter, as applicable, we must provide all holders of public shares with the opportunity to have their public shares redeemed upon the consummation of our initial business combination either in conjunction with a tender offer or in conjunction with a shareholder vote. We are seeking to obtain the approval of our shareholders of the Business Combination Proposal in order to allow our public shareholders to effectuate redemptions of their public shares in connection with the Closing.

Q.	How will the Initial Shareholders and insiders vote in connection with the Alberton Proposals?

A:	In connection with IPO, each of the Initial Shareholders entered into a letter agreement with Alberton pursuant to which the Initial Shareholders agreed to vote any Alberton ordinary shares owned by them in favor of the Business Combination Proposal. Collectively, Alberton Initial Shareholders own 69.37% of the voting rights of Alberton immediately prior to the Business Combination. In connection with the execution of the Merger Agreement, the Sponsor and an insider shareholder, representing 56.71% of the voting rights of Alberton as of the record date entered into Sponsor Voting Agreements with Alberton and SolarMax pursuant to which, they agree to vote all of their shares of Alberton ordinary shares in favor of the Merger Agreement and related transactions and to otherwise take certain other actions in support of the Merger Agreement and related transactions and refrain from taking actions that would adversely affect such sponsor’s ability to perform its obligations under the Sponsor Voting Agreement, and provide a proxy to Alberton to vote such Alberton ordinary shares accordingly.

Q:	May the Initial Shareholders, Alberton’s directors, executive officers, advisors or their affiliates purchase shares in connection with the Business Combination?

A:	The Initial Shareholders or Alberton’s directors, executive officers, advisors or their affiliates may purchase Alberton ordinary shares in privately negotiated transactions or in the open market either prior to or after the closing of the Business Combination, including from Alberton shareholders who would have otherwise elected to have their shares redeemed. However, they have no current commitments or plans to engage in such transactions and have not formulated any terms or conditions for any such transactions. If they engage in such transactions, any such purchases shall be subject to limitations regarding possession of any material nonpublic information not disclosed to the seller and they will not make any such purchases if such purchases are prohibited by Regulation M under the Exchange Act. Any such purchase would include a contractual acknowledgement that the selling shareholder, although still the record holder of Alberton Shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event the Initial Shareholders or Alberton’s directors, officers or advisors or their affiliates purchase shares in privately negotiated transactions from Public Shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares. Any such privately negotiated purchases may be effected at purchase prices that are in excess of the per-share pro rata portion of the Trust Account.

Q:	What will happen in the Business Combination?

A:	At the Closing, Merger Sub will be merged with and into SolarMax, following which Merger Sub shall cease existence and SolarMax shall continue as the surviving entity as our direct wholly-owned subsidiary. The Merger shall have the effects specified in the Nevada law. As the consideration for the Business Combination, all the issued and outstanding shares of SolarMax will be exchanged for the Merger Consideration.

Q:	Following the Business Combination, will Alberton’s securities continue to trade on a stock exchange?

A:	Yes. We will apply to continue the listing of the Successor’s Common Stock and warrants on The Nasdaq Capital Market under the new symbols “SMXT” and “SMXTW,” respectively, upon the Closing. Our public units will automatically separate into the component securities upon the Closing and, as a result, rights will no longer trade as a separate security. One of the condition to closing the Merger is that we have obtained Nasdaq approval for the continued listing of the Successor Common Stock on Nasdaq. In the event that we do not obtain Nasdaq approval, either Alberton or SolarMax may terminate the Merger. Since the Nasdaq approval was a key factor in the decision by the SolarMax board of directors in approving the Merger, we anticipate that it will terminate the Merger Agreement in the event that Nasdaq approval is not obtained. Further, if Nasdaq approval is not obtained, if we were to proceed with the Merger, we would need to obtain the approval of state securities or blue sky laws since the exemption from those laws which is available to an exchange listed stock would not be available, and we may be unable to obtain any necessary state law securities or blue sky approval prior to the Outside Date.

Q:	What will the business of the Successor be like following the Business Combination, assuming that the Business Combination is approved?

A:

Assuming the Business Combination is approved, following the Closing, the combined company’s business will be that of SolarMax. The combined company will change its corporate name from “Alberton Acquisition Corporation” to “SolarMax Technology Holdings, Inc.” For more information about SolarMax and its business, see the sections entitled “Business of SolarMax,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of SolarMax.”:

Q:	Why is Alberton proposing the Successor Charter Proposal?

A:	The Proposed Charter Amendment that we are asking our shareholders to approve in connection with the Business Combination provides, among others, (1) change the name of Alberton to “SolarMax Technology Holdings, Inc.,” and (2) remove or amend those provisions of our Interim Charter which terminate or otherwise cease to be applicable following the Closing, and (3) include other provisions described under “Successor Charter Proposal.”

Q:	Why is Alberton proposing the Incentive Plan Proposal?

A:	The 2021 Long-Term Incentive Plan allows us to grant equity awards (including stock options, restricted stock units, and performance share awards) to our employees, officers, directors, and advisors after the Closing and to provide for the Successor to assume the Assumed Options. We believe that our future success depends on our ability to attract and retain high caliber personnel. We compete with many companies for a limited pool of talented people. The ability to grant equity awards is a necessary and powerful recruiting and retention tool for us to obtain the quality personnel we need to move our business forward. In addition, pursuant to the Merger Agreement, we are assuming the Assumed Options of SolarMax and the 2021 Long-Term Incentive Plan provides a vehicle for the assumption of such options.

Q:	Why is Alberton proposing the Share Issuance Proposal?

A:	We are proposing the Share Issuance in order to comply with Nasdaq Listing Rules 5635(a) and (b), which require shareholder approval of the issuance of shares of stock in certain transactions that result in (1) the issuance of 20% or more of the voting power outstanding or ordinary shares outstanding before such issuance of shares and (2) a change of control. Pursuant to the Merger Agreement, assuming Merger Consideration of $300 million, we estimate that we may issue 27,855,199 shares of Successor common stock (assuming Redemption Price equals to the redemption price of $10.77 as of November 30, 2020. The actual number of shares will be dependent upon the Redemption Price at the Closing. We anticipate that the Consideration Shares to be issued to SolarMax stockholders (1) will constitute more than 20% of our outstanding Ordinary Shares and more than 20% of outstanding voting power prior to such issuance and (2) will result in a change of control of Alberton. As a result, we are required to obtain shareholder approval of such issuances pursuant to Nasdaq Listing Rules 5635(a) and (b). For more information, see the section entitled “The Share Issuance Proposal.” Approval of the Share Issuance Proposal is a condition to the Closing pursuant to the Merger Agreement. The Nasdaq Proposal is conditioned on the approval of the Business Combination Proposal and Successor Charter Proposal.

Q:	Why is Alberton proposing the Director Election Proposal?

A:	Upon the Closing, we anticipate that the size of the board of directors of the Successor will increase to seven directors, all of whom will be voted on by Alberton shareholders at the Alberton Special Meeting. See the section entitled “Director Election Proposal” for additional information. Unless waived by SolarMax, approval of the Director Election Proposal is a condition to the Closing pursuant to the Merger Agreement.

Q:	What happens if I sell my Alberton ordinary shares before the Alberton Special Meeting?

A:	The Record Date for the Alberton Special Meeting is earlier than the date that the Business Combination is expected to be completed. If you transfer your Alberton ordinary shares after the Record Date, but before the Alberton Special Meeting, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the Alberton Special Meeting. However, you will not be able to seek redemption of your shares because you will no longer be able to deliver them for cancellation upon the Closing. If you transfer your Alberton ordinary shares prior to the Record Date, you will have no right to vote those shares at the Alberton Special Meeting or redeem those shares for a pro rata portion of the proceeds held in our trust account.

Q:	What vote is required to approve the proposals presented at the Alberton Special Meeting?

A:	Approval of each Alberton Proposal requires the affirmative vote of a majority of the votes which are cast by shareholders present in person or represented by proxy at the Alberton Special Meeting (other than the Redomestication Proposal, which requires the approval of a majority of the outstanding Alberton Shares). With particular regard to the Redomestication, it is noted that not only will the Interim Charter preserve the existing rights of the Alberton ordinary shares unchanged, but also that the existing provisions of the Current Charter (including regulations which cannot be amended prior to the consummation of a Business Combination or made subject to certain restrictions on amendment) will be replicated or substantively replicated in the Current Charter except that the Interim Charter requires that the Alberton has net tangible assets of at least $5,000,001 prior to or upon consummation of the Business Combination. The Original Charter required that Alberton have net tangible assets of at least $5,000,001 upon the consummation of the Business Combination. As a result of the change, as long as Alberton has net tangible Assets of at least $5,000,001 prior to the Business Combination, it need not meet that test upon consummation of the Business Combination.

In addition, as the date hereof, Initial Shareholders of Alberton, who own approximately 69.4% of our issued and outstanding ordinary shares, including all of the Founder Shares and Private Shares have agreed to vote for the Business Combination. Alberton Sponsor and one insider shareholder, collectively representing 56.7% of its issued and outstanding ordinary shares, have agreed to retain their Founder Shares and Private Shares for all periods relevant to our shareholder vote on vote all of their shares of Alberton ordinary shares in favor of the Merger Agreement and related transactions. As a result, the approval of each proposal by our public shareholders is not needed in order to approve the Alberton Proposals.

Alberton shareholder’s failure to vote by proxy or to vote in person at the Alberton Special Meeting or the failure of a Alberton shareholder who holds his or her shares in “street name” through a broker or other nominee to give voting instructions to such broker or other nominee (a “broker non-vote”) will result in that shareholder’s shares not being counted towards the number of Alberton ordinary shares required to validly establish a quorum, but if a valid quorum is otherwise established, it will have no effect on the outcome of any vote on the proposals. Abstentions will be counted in connection with the determination of whether a valid quorum is established and Broker non-votes will not be counted for purposes of establishing a quorum.

Additionally, you are not required to affirmatively vote for or against the Business Combination Proposal in order to exercise your redemption rights.

Currently, Initial Shareholders of Alberton, own approximately 69.4% of our issued and outstanding ordinary shares, including all of the Founder Shares and Private Shares have agreed to vote for the Business Combination. Our Sponsor and one insider shareholder, collectively representing 56.7% of our issued and outstanding ordinary shares, have agreed to retain their Founder Shares and Private Shares for all periods relevant to our shareholder vote and vote all of their shares of Alberton ordinary shares in favor of the Merger Agreement and related transactions. As a result, the approval of each proposal by our public shareholders is not needed in order to approve the Alberton Proposals.

Q:	How many votes do I have at the Alberton Special Meeting?

A:	Our shareholders are entitled to one vote at the Alberton Special Meeting for each share of Alberton ordinary shares held of record at the close of business on [●], 2020, the Record Date for the Alberton Special Meeting.

Q:	What constitutes a quorum at the Alberton Special Meeting?

A:	Holders of 50% of the votes of Alberton’s issued and outstanding shares as of the Record Date that are entitled to vote on the Alberton Proposals at the Alberton Special Meeting, present in person or represented by proxy, constitute a quorum. In the absence of a quorum, the Chairman has the power to adjourn the Alberton Special Meeting.

Q:	What interests do Alberton’s current officers and directors have in the Business Combination?

A:	Our directors and executive officers have interests in the Business Combination that are different from or in addition to (and which may conflict with) your interests. These interests include, among other things:

(i)	the fact that our initial shareholders have purchased an aggregate of 2,871,998 ordinary shares for an aggregate purchase price of $19,550, or approximately $0.007 per share, which would have a value of approximately $[●] million based on the closing price of Alberton ordinary shares of the Record Date as reported by Nasdaq and that are not subject to redemption. Such Founder Shares will have no value if we do not complete an initial business by April 26, 2020 (the “Outside Date”); as a result, our Sponsor (and its members, including our executive officers and directors) have a financial incentive to see the Business Combination consummated rather than losing whatever value is attributable to the Founder Shares;

(ii)	the fact that the Sponsor holds 329,760 private units and will continue to hold 362,736 shares of Company Common Stock and 329,760 warrants following the separation of such private units upon the consummation of the Business Combination, subject to certain lock-up agreement. Those private units and securities underlying those private units are not subject to redemption and will be worthless if Alberton does not complete an initial business combination by the Outside Date;

(iii)	if Alberton is unable to complete a business combination by the Outside Date, our Sponsor will be personally liable to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Alberton for services rendered or contracted for or products sold to Alberton, but only if such a vendor or target business has not executed a waiver of claims against the trust account and except as to any claims under our indemnity of the underwriters;

(iv)	The fact that (A) we issued Sponsor Notes in the aggregated amount of $1,080,000, the sole director and shareholder of which is Mrs. Guan Wang, our Chief Executive Officer and Chairman. The Sponsor Notes are non-interest bearing and payable on the consummation of our initial business combination; (B) in addition to the Sponsor Notes, the Sponsor has loaned us $528,204 for working capital and may need to loan us additional funds through the Closing, which, in the event that the initial business combination does not close, cannot be paid from the proceeds or the interest on such proceeds in the trust account; and (C) Sponsor has agreed that, commencing on August 1, 2018 and terminating upon completion of our initial business combination or the distribution of the trust account to our public shareholders, it will make available to us certain general and administrative services, including office space and utilities services, as we may require from time to time, and we have agreed to pay the Sponsor $1,000 per month for these services

(v)	the fact that the Merger Agreement provides that (A) SolarMax has agreed that the Successor shall pay all expenses relating to the Merger Agreement and the transaction contemplated by the Merger Agreement which are incurred by Alberton on or after the date that the registration statement of which this prospectus/proxy statement is filed with the SEC (“Alberton Closing Expenses”), (B) SolarMax has agreed to provide Extension Loans up to $402,696, of which loans $332,022 have been made as of the date hereof, repayable upon the earlier of the closing of the Merger or liquidation and the Sponsor is to pay any excess of that amount, (C) during the Interim Period, Alberton shall obtain the agreement of Chardan and the holders of its Notes that were outstanding as of September 3, 2020 that all deferred underwriting and related fees due to Chardan and all of such outstanding Notes shall be settled by the delivery of the Sponsor and its affiliates of their founder shares; and (D) during the Interim Period, Alberton shall obtain agreement of the Sponsor to transfer to Alberton for cancellation such numbers of Founder Shares and/or Private Shares equal to the cash paid by the Successor after the Merger to pay all of Alberton’s liabilities, including contingent liabilities, on the closing date (other than Alberton Closing Expenses), and including up to $402,696 of the Extension Loans set forth in item (B) of this pagragraph provided by SolarMax, divided by the Redemption Price.

(vi)

the fact that Sponsor issued to SolarMax the Sponsor Interim Notes in the aggregate principal amount of $219,698.05 pursuant to loan agreements dated December 18, 2020, December 28, 2020 and February 1, 2021 by and between Sponsor and SolarMax. The loans were made by SolarMax to Sponsor in order to enable Sponsor to provide funds to Alberton to pay expenses incurred by Alberton in connection with the Merger Agreement, to pay certain accrued expenses of Alberton, and to pay the filing fees for the registration statement of which this proxy statement/prospectus is a part. Upon consummation of the Business Combination, Sponsor shall repay the Sponsor Interim Notes by delivery the amount of the Alberton Shares held by the Sponsor divided by the Redemption Price. If the Business Combination is not consummated, the Sponsor Interim Notes would become immediately payable and carry an annual interest of 5% from the maturity date.

(vii)

the fact that we issued various Notes to third parties including several potential targets during our search for the suitable targets in the aggregated amount of $3,090,148. These Notes are non-interest bearing and payable upon the consummation of an initial business combination subject to certain repayment schedule as set forth therein and, pursuant to the Merger Agreement, are to be settled by delivery of Sponsor Shares.

(viii)	the continued indemnification of current directors and officers of Alberton and the continuation of directors’ and officers’ liability insurance after the Business Combination.

These interests may influence our directors in making their recommendation that you vote in favor of the approval of the Business Combination and the transactions contemplated thereby. These interests were considered by our Special Committee and the Board when they approved the Business Combination.

Q:	What happens if I vote against the Business Combination Proposal?

A:	If the Business Combination Proposal is not approved and we do not otherwise consummate an alternative business combination and close such transaction by April 26, 2021, we will be required to dissolve and liquidate our trust account by returning the then remaining funds in such account to the public shareholders.

Q:	Do I have redemption rights?

A:	If you are a holder of public shares, you may redeem your public shares for cash equal to a pro rata share of the aggregate amount on deposit in the trust account which holds the proceeds of our IPO as of two business days prior to the Closing, less taxes payable, upon the Closing. Our Sponsor and Initial Shareholders have agreed to waive their redemption rights with respect to any shares of our capital stock they may hold in connection with the Closing, and the Founder Shares will be excluded from the pro rata calculation used to determine the per-share redemption price. For illustrative purposes, based on funds in the trust account of approximately $[●] on the Record Date, the estimated per share redemption price would have been approximately $[●] per share. Additionally, shares properly tendered for redemption will only be redeemed if the Business Combination is consummated; otherwise holders of such shares will only be entitled to a pro rata portion of the trust account (including interest but net of taxes payable and dissolution expenses) in connection with the liquidation of the trust account. If the Business Combination is not consummated, we may enter into an alternative business combination and close such transaction by April 26, 2021.

Q:	Will how I vote affect my ability to exercise redemption rights?

A:	No. You may exercise your redemption rights whether you vote your Alberton ordinary shares for or against the Business Combination Proposal or any other proposal described by this proxy statement. As a result, the Merger Agreement can be approved by shareholders who will redeem their shares and no longer remain shareholders, leaving shareholders who choose not to redeem their shares holding shares in a company with a less liquid trading market, fewer shareholders, less cash, and the potential inability to meet the listing standards of the Nasdaq Capital Market.

Q:	How do I exercise my redemption rights?

A:	In order to exercise your redemption rights, you must, prior to 5:00 p.m. Eastern Daylight Time on [●] (two business days before the Alberton Special Meeting), (x) submit a written request to our transfer agent that we redeem your public shares for cash, and (y) deliver your stock to our transfer agent physically or electronically through Depository Trust Company, or DTC. The address of Continental Stock Transfer & Trust Company, our transfer agent, is listed under the question “Who can help answer my questions?” below. Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with our consent, until the vote is taken with respect to the Business Combination. If you delivered your shares for redemption to our transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that our transfer agent return the shares (physically or electronically). You may make such request by contacting our transfer agent at the phone number or address listed under the question “Who can help answer my questions?” below.

Q:	What are the federal income tax consequences of exercising my redemption rights?

A:	Alberton shareholders who exercise their redemption rights to receive cash from the trust account in exchange for their Alberton ordinary shares generally will be required to treat the transaction as a sale of such shares and recognize gain or loss upon the redemption in an amount equal to the difference, if any, between the amount of cash received and the tax basis of the Alberton ordinary shares redeemed. The redemption, however, may be treated as a distribution if it does not effect a meaningful reduction in the redeeming shareholder’s percentage ownership in Alberton. It is important to note that the Section 318 of the Code attribution or constructive ownership of stock rules apply when testing redemption treatment under Section 302(b). If there is attribution sufficient to cause the redemption to be treated instead under the Section 301 distribution rules which breaks non-liquidating corporate distributions into three distinct parts: (i) dividend treatment included in shareholder’s gross income under Section 301(c)(1) (which may or may not receive “qualified dividend” treatment under Section 1(h)(11)), (ii) the portion of the distribution that is not a dividend shall be applied against and reduce the shareholder’s adjusted basis in the stock pursuant to Section 301(c)(2), and (iii) any remaining portion of the distribution shall be treated as gain from the sale or exchange of the Alberton ordinary shares under Section 301(c)(3). If the receipt of cash in exchange for the ordinary shares is treated under Section 302(b) of the Code, then such gain or loss will be treated as capital gain or loss if such shares were held as a capital asset on the date of the redemption. See the section entitled “The Business Combination Proposal — Material U.S. Federal Income Tax Considerations for Shareholders Exercising Redemption Rights.”

Q:	If I am an Alberton warrant holder, can I exercise redemption rights with respect to my warrants?

A:	No. The holders of our warrants have no redemption rights with respect to our warrants.

Q:	If I am an Alberton unit holder, can I exercise redemption rights with respect to my units?

A:	No. You can only exercise redemption rights with respect to your public shares (excluding the Alberton shares upon the automatic conversion of the rights include in the units). Holders of outstanding units must separate the underlying public shares, public rights, and public warrants prior to exercising redemption rights with respect to the public shares.

If you hold units registered in your own name, you must deliver the certificate for such units to Continental Stock Transfer & Trust Company, our transfer agent, with written instructions to separate such units into public shares, public rights, and public warrants. This must be completed far enough in advance to permit the mailing of the public share certificates back to you so that you may then exercise your redemption rights upon the separation of the public shares from the units. See “How do I exercise my redemption rights?” above. The address of Continental Stock Transfer & Trust Company is listed under the question “Who can help answer my questions?” below.

If a broker, dealer, commercial bank, trust company, or other nominee holds your units, you must instruct such nominee to separate your units. Your nominee must send written instructions by facsimile to Continental Stock Transfer & Trust Company, our transfer agent. Such written instructions must include the number of units to be separated and the nominee holding such units. Your nominee must also initiate electronically, using DTC’s deposit withdrawal at custodian (DWAC) system, a withdrawal of the relevant units and a deposit of an equal number of public shares, public rights, and public warrants. This must be completed far enough in advance to permit your nominee to exercise your redemption rights upon the separation of the public shares from the units. While this is typically done electronically the same business day, you should allow at least one full business day to accomplish the separation. If you fail to cause your public shares to be separated in a timely manner, you will likely not be able to exercise your redemption rights.

Q:	Do I have appraisal rights if I object to the proposed Business Combination?

A:	No. There are no appraisal rights available to holders of Alberton ordinary shares in connection with the Business Combination.

Q:	What happens to the funds held in the trust account upon the Closing?

A:	If the Business Combination is consummated, the funds held in the trust account will be released to pay (i) to Alberton shareholders who properly exercise their redemption rights, (ii) the remaining cash balance (if any) will be used to pay up to $[●] million (of which we currently estimate all to be incurred and payable) of fees, costs, and expenses of Alberton (including regulatory fees, legal fees, accounting fees, printer fees and other professional fees, and banking fees payable to the underwriters of our IPO), and (iii) after all redemption payments and approximately $[●] million of such fees, costs, and expenses are paid, the remaining cash balance will be used as future working capital and for other general corporate purposes of the combined company.

Q:	What happens if the Business Combination is not consummated?

A:	There are certain circumstances under which the Merger Agreement may be terminated. See the section entitled “The Business Combination Proposal — The Merger Agreement — Termination” for information regarding the parties’ specific termination rights.

If we do not consummate the Business Combination and fail to complete an initial business combination by April 26, 2021, we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the trust account not previously released to us for our tax obligations, divided by the number of then outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any) and (iii) as promptly as reasonably possible following such redemption, seek to dissolve and liquidate subject to our obligations under BVI law to provide for claims of creditors in all cases subject to and the other requirements of applicable law. This redemption of public shares from the trust account shall be effected as required by function of our amended and restated Memorandum and Articles of Association and prior to any voluntary winding up, although at all times subject to the Companies Act. Even if the Redomestication Proposal is approved by the Alberton shareholders, if we do not consummate the Business Combination, we will not implement the Redomestication, and the rights of the Alberton shareholders will be governed by the Initial Charter and BVI law.

Following the redemption of public shares, we intend to enter “voluntary liquidation” which is the statutory process for formally closing and dissolving a company under the laws of the British Virgin Islands. Given that we intend to enter voluntary liquidation following the redemption of public shareholders from the trust account, we do not expect that the voluntary liquidation process will cause any delay to the payment of redemption proceeds from our trust account. In connection with such a voluntary liquidation, the liquidator would give notice to creditors inviting them to submit their claims for payment, by notifying known creditors (if any) who have not submitted claims and by placing a public advertisement in at least one newspaper published in the British Virgin Islands and in at least one newspaper circulating in the location where we have our principal place of business, and taking any other steps the liquidator considers appropriate to identify our creditors, after which our remaining assets would be distributed. As soon as our affairs are fully wound-up, the liquidator must complete his statement of account and make a notificational filing with the Registrar. We would be dissolved once the Registrar issues a Certificate of Dissolution.

Our initial shareholders, which include our independent directors, have entered into agreements with us, pursuant to which they have waived their rights to liquidating distributions from the trust account with respect to their founder shares if we fail to complete our initial business combination within 12 months (or 15 or 18 months, as applicable) from the closing of the IPO. In the event of liquidation, there will be no distribution with respect to our outstanding warrants and rights. Accordingly, the warrants and rights will expire worthless.

Q:	When is the Business Combination expected to be completed?

A:	It is currently anticipated that the Business Combination will be consummated promptly following the Alberton Special Meeting, provided that all other conditions to the Closing have been satisfied or waived. For a description of the conditions to the completion of the Business Combination, see the section entitled “The Business Combination Proposal — The Merger Agreement — Conditions to Closing of the Business Combination.”

Q:	What do I need to do now?

A:	You are urged to read carefully and consider the information contained in this proxy statement, including the annexes, and to consider how the Business Combination will affect you as a shareholder. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement and on the enclosed proxy card or, if you hold your shares through a brokerage firm, bank, or other nominee, on the voting instruction form provided by the broker, bank, or nominee.

Q:	How do I vote?

A:	If you were a holder of record of our ordinary shares at the close of business on [●], the Record Date for the Alberton Special Meeting, you may vote with respect to the proposals in person at the Alberton Special Meeting, or by completing, signing, dating, and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank, or other nominee, you should contact your broker, bank, or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the record holder of your shares with instructions on how to vote your shares or, if you wish to attend the Alberton Special Meeting and vote in person, obtain a legal proxy from your broker, bank, or nominee.

Q:	What will happen if I abstain from voting or fail to vote at the Alberton Special Meeting?

A:	At the Alberton Special Meeting, we will count a properly executed proxy marked “ABSTAIN” with respect to a particular proposal as present for purposes of determining whether a quorum is present. A failure to vote or an abstention will have no effect on the outcome of any vote on the proposals.

Q:	What will happen if I sign and return my proxy card without indicating how I wish to vote?

A:	Signed and dated proxies received by us without an indication of how the shareholder intends to vote on a proposal will be voted “FOR” each proposal described herein and in favor of all director nominees.

Q:	If I am not going to attend the Alberton Special Meeting in person, should I return my proxy card instead?

A:	Yes. Whether you plan to attend the Alberton Special Meeting or not, please read the enclosed proxy statement carefully, and vote your shares by completing, signing, dating, and returning the enclosed proxy card in the postage-paid envelope provided.

Q:	If my shares are held in “street name,” will my broker, bank, or nominee automatically vote my shares for me?

A:	No. Under the rules of various national and regional securities exchanges, your broker, bank, or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank, or nominee. We believe the proposals presented to the shareholders at the Alberton Special Meeting will be considered non-discretionary and therefore your broker, bank, or nominee cannot vote your shares without your instruction. If you do not provide instructions with your proxy, your bank, broker, or other nominee may deliver a proxy card expressly indicating that it is NOT voting your shares; this indication that a bank, broker, or nominee is not voting your shares is referred to as a “broker non-vote.” Broker non-votes will not be counted for the purpose of determining the existence of a quorum or for purposes of determining the number of votes cast at the Alberton Special Meeting. Your bank, broker, or other nominee can vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares in accordance with directions you provide.

Q:	May I change my vote after I have mailed my signed proxy card?

A:	Yes. You may change your vote by sending a later-dated, signed proxy card to our acting secretary or our proxy solicitor so that it is received by us prior to the Alberton Special Meeting or attend the Alberton Special Meeting in person and vote. You also may revoke your proxy by sending a notice of revocation to our acting secretary or proxy solicitor, which must be received by them prior to the Alberton Special Meeting. You can find address of our acting secretary and proxy solicitor in “Who can help answer my questions?” If your shares are held of record by a brokerage firm, bank or other nominee, you must instruct your broker, bank or other nominee that you wish to change your vote by following the procedures on the voting instruction form provided to you by the broker, bank or other nominee. If your shares are held in street name, and you wish to attend the special meeting and vote at the special meeting, you must bring to the special meeting a legal proxy from the broker, bank or other nominee holding your shares, confirming your beneficial ownership of the shares and giving you the right to vote your shares.

Q:	What should I do if I receive more than one set of voting materials?

A:	You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date, and return each proxy card and voting instruction card that you receive in order to cast your vote with respect to all of your shares.

Q:	Who bears the cost of soliciting proxies?

A:	Alberton will bear the cost of soliciting proxies in the accompanying form and will reimburse brokerage firms and others for expenses involved in forwarding proxy materials to beneficial owners or soliciting their execution. In addition to solicitations by mail, Alberton, through its directors and officers, may solicit proxies in person, by telephone or by electronic means. Such directors and officers will not receive any special remuneration for these efforts. We have retained Advantage Proxy to assist us in soliciting proxies for a nominal fee plus reasonable out-of-pocket expenses.

Q:	Who can help answer my questions?

A:	If you have questions about the proposals or if you need additional copies of the proxy statement or the enclosed proxy card, you should contact:

Alberton Acquisition Corporation

 Room 1001, 10/F, Capital Center

151 Gloucester Road

Wanchai, Hong Kong

Attn: Guan Wang
Tel: +86-755-2532 3281

Email: wgyx@albertoncorp.com

Or

You may also contact our proxy solicitor at:

Advantage Proxy, Inc.

P.O. Box 13581

Des Moines, WA 98198

Attn: Karen Smith

Toll Free: (877) 870-8565

Collect: (206) 870-8565

Email: ksmith@advantageproxy.com

To obtain timely delivery, our shareholders must request the materials no later than five business days prior to the Alberton Special Meeting.

You may also obtain additional information about us from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.”

If you intend to seek redemption of your public shares, you will need to send a letter demanding redemption and deliver your stock (either physically or electronically) to our transfer agent prior to the Alberton Special Meeting. If you have questions regarding the certification of your position or delivery of your stock, please contact:

Continental Stock Transfer & Trust Company
1 State Street, 30th Floor
New York, NY 10004-1561

Attn: Mark Zimkind

Email: mzimkind@continentalstock.com

QUESTIONS AND ANSWERS ABOUT THE SOLARMAX PROPOSALS

The following questions and answers briefly address some commonly asked questions about the proposals to be presented at the SolarMax Special Meeting, including with respect to the proposed Business Combination. The following questions and answers do not include all the information that is important to our shareholders. SolarMax urges shareholders to read carefully this entire proxy statement, including the annexes and the other documents referred to herein.

What proposals are stockholders of SolarMax being asked to vote upon?

Under the Merger Agreement, the approval of the SolarMax Business Combination Proposal is a condition to the consummation of the Merger. If SolarMax’ stockholders do not approve SolarMax Business Combination Proposal, under Nevada law, SolarMax cannot complete the Merger. Nevada law requires that, in order for a Nevada corporation to consummate a merger, the merger be approved by a majority of its stockholders.

In addition to the foregoing proposals, the SolarMax stockholders also may be asked to consider and vote upon a proposal to adjourn the SolarMax Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if it is determined by SolarMax that more time is necessary or appropriate to consummate the Business Combination.

SolarMax will hold the special meeting of its stockholders to consider and vote upon these proposals. This joint proxy statement/prospectus contains important information about the proposed business combination and the other matters to be acted upon at the special meeting. Stockholders of SolarMax should read it carefully.

After careful consideration, the SolarMax Board has determined that the SolarMax Business Combination Proposal, and, if presented, the SolarMax Adjournment Proposal are in the best interests of SolarMax and its stockholders and recommends that you vote or give instruction to vote “FOR” each of those proposals.

The existence of any financial and personal interests of one or more of SolarMax’ directors may be argued to result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of SolarMax and its stockholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that stockholders vote for the SolarMax Proposals. See the section entitled “SolarMax Business Combination Proposal — Interests of SolarMax’ Directors and Officers in the Business Combination” for a further discussion of this.

THE VOTE OF SOLARMAX STOCKHOLDERS IS IMPORTANT. SOLARMAX STOCKHOLDERS ARE ENCOURAGED TO VOTE AS SOON AS POSSIBLE AFTER CAREFULLY REVIEWING THIS JOINT PROXY STATEMENT/PROSPECTUS.

What material negative factors did the SolarMax Board consider in connection with the Business Combination?

Although the SolarMax Board believes that the Business Combination is advisable and fair to and in the best interests of, SolarMax’ stockholders, the SolarMax Board did consider certain potentially material negative factors in arriving at that conclusion. These factors include, among others, the likelihood that the Business Combination would be completed compared to the risks in executing alternatives, the risks and costs to SolarMax if the transactions contemplated by the Merger Agreement are not consummated and the fact that SolarMax entered into the Merger Agreement with a “blank check” corporation organized to effect a business combination with one or more businesses. The SolarMax Board considered the need to obtain Nasdaq approval to the transaction. In this connection, the directors recognized (i) that Alberton has approximately $15.0 million in the trust account, with Alberton having paid approximately $106 million from the trust account to redeem shares tendered from redemption by public stockholders in connection with extensions of the date by which Alberton must complete its initial business combination, (ii) the need for Alberton to amend its Original Charter to provide that Alberton have a net tangible book value of $5,000,000 prior to or upon consummation of the Merger rather than upon consummation of the Merger in view of the fact that SolarMax has, at September 30, 2020, intangible assets of approximately $7.9 and a negative net tangible book value of $15.8 million, (iii) the need to obtain Nasdaq approval of the transaction, with the understanding that (A) Alberton is not in compliance with Nasdaq’s the minimum 300 public holder requirement, however, Alberton, based on information relating to the NOBO holders of Alberton ordinary shares as of January 20, 2021, met the Nasdaq requirement for round lot holders although it has not received confirmation that Nasdaq concurs in Alberton’s conclusion, (B) Alberton is not in compliance with the Annual Meeting Requirement, thus, Alberton is treating this prospectus/proxy statement as a proxy statement for a special meeting of shareholders in lieu of the 2020 annual meeting for purposes of seeking Alberton’s shareholders’ approval of the Business Combination and related matters and the election of directors of Alberton upon completion of the Merger, and (C) that it may be necessary to complete a private placement or backstop arrangement in order to meet (a) the Nasdaq stockholders’ equity requirement of $4.0 million, if the market value of publicly held shares is at least $50.0 million or $5.0 million if this test is not met, and (b) a market value of public float of $15.0 million, with no assurance that Alberton can or will be able to meet these requirements. These factors and others are discussed in greater detail in the section entitled “SolarMax Business Combination Proposal — SolarMax’ Board of Directors’ Reasons for the Business Combination,” as well as in the section entitled “Risk Factors — Risks Related to SolarMax’ Business Operations and Industry.”

What happens if the Business Combination is not consummated?

If the Merger Agreement is not adopted by SolarMax stockholders or if the Business Combination is not completed for any other reason, SolarMax will remain an independent private company and it will expense all cost incurred in connection with the Business Combination. Because Alberton has no funds other than the trust account and SolarMax waived any claim against the trust account for payment of its extension notes, it is likely that, if the Business Combination is not completed, SolarMax will not receive payment of its Extension Notes unless Alberton enters into another Business Combination, which may be unlikely in view of the limited time until the Outside Date for completing a Business Combination.

Do I have appraisal rights in connection with the Business Combination?

No. SolarMax stockholders do not have appraisal rights with respect to the Business Combination.

What are the U.S. federal income tax consequences of the Business Combination to me?

It is intended that the Business Combination will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Assuming the Business Combination so qualifies, SolarMax stockholders generally will not recognize gain or loss on the exchange of their SolarMax capital stock solely for shares of Successor’s common stock in the Business Combination and their basis in and holding periods for their SolarMax capital stock will generally carry over to the Successor common stock received by such holder in the Business Combination.

What do I need to do now?

SolarMax urges you to read carefully and consider the information contained in this joint proxy statement/prospectus, including the annexes and to consider how the Business Combination will affect you as a stockholder of SolarMax. Stockholders should then vote as soon as possible in accordance with the instructions provided in this joint proxy statement/prospectus and on the enclosed proxy card.

How do I vote?

If you are a holder of record of SolarMax common stock on the SolarMax Record Date, you may vote in person at the SolarMax Special Meeting or by submitting a proxy for the special meeting. You may submit a proxy to SolarMax by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope or by sending a PDF of your signed proxy to SolarMax in accordance with the instructions provided.

When and where will the SolarMax Special Meeting be held?

The SolarMax Special Meeting will be held at 7:00 A.M., Pacific time, on [●], unless the SolarMax Special Meeting is adjourned.

Who is entitled to vote at the SolarMax Special Meeting?

SolarMax has fixed [●] as the SolarMax Record Date for voting at the SolarMax Special Meeting. If you were a stockholder of SolarMax at the close of business on the SolarMax Record Date, you are entitled to notice of and to vote on matters that come before the SolarMax Special Meeting. However, a stockholder may only vote his or her shares if he or she is present in person or is represented by proxy at the SolarMax Special Meeting.

How many votes do I have?

Each share of SolarMax common stock outstanding as of the SolarMax Record Date is entitled to one vote per share at the SolarMax Special Meeting.

What constitutes a quorum at the SolarMax Special Meeting?

A quorum of SolarMax stockholders is necessary to hold a valid meeting. The presence, in person or by proxy, of a one-third of the shares of SolarMax Common Stock entitled to vote constitutes a quorum for the transaction of business. However, because, Nevada law requires the approval of a majority of the voting shares for approval of the Merger, SolarMax will need the attendance and approval by proxy or in person of a majority of the shares of voting common stock entitled to notice of and to vote at the special meeting.

As of the SolarMax Record Date for the special meeting, the 22,429,786 shares are required for a quorum and the approval of 33,644,680 shares is required for the approval of the Merger.

What vote is required to approve each proposal at the SolarMax Special Meeting?

The SolarMax Proposals presented at the SolarMax Special Meeting require the following approvals: (A) the SolarMax Business Combination Proposal requires the affirmative vote of 33,644,680 shares, representing a majority of the outstanding shares of common stock entitled to vote, and (B) the SolarMax Adjournment Proposal requires the affirmative vote of a majority of the shares of common stock present and voting at the meeting provided a quorum is present.

What are the recommendations of the SolarMax Board?

The SolarMax Board believes that the SolarMax Business Combination Proposal, and, if presented, the SolarMax Adjournment Proposal are in the best interest of SolarMax’ stockholders and recommends that its stockholders vote “FOR” the SolarMax Business Combination Proposal and, if presented, “FOR” the SolarMax Adjournment Proposal.

The existence of any financial and personal interests of one or more of SolarMax’ directors may be argued to result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of SolarMax and its stockholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that stockholders vote for the SolarMax Proposals. See the section entitled “SolarMax Business Combination Proposal — Interests of SolarMax’ Directors and Officers in the Business Combination” for a further discussion of this.

How do other SolarMax stockholders intend to vote?

SolarMax’ directors, officers and 5% stockholders, representing approximately 41.6% of shares of SolarMax voting common stock at the Special Meeting, have agreed to vote in favor of the SolarMax Proposals.

What happens if I sell my shares of SolarMax capital stock before the SolarMax Special Meeting?

The SolarMax Record Date for the SolarMax Special Meeting is earlier than the date of the SolarMax Special Meeting and earlier than the date that the Business Combination is expected to be completed. If you transfer your shares of SolarMax common stock after the SolarMax Record Date, but before the special meeting, unless you grant a proxy to the transferee, you will retain your right to vote at the SolarMax Special Meeting. You would not, however, be entitled to the Stockholder Merger Consideration.

May I change my vote after I have mailed my signed proxy card?

Yes. Stockholders may send a later-dated, signed proxy card to to SolarMax Technology, Inc., Attn: Stephen Brown, Corporate Secretary, 3080 12th Street, Riverside, CA 92507 so that it is received by SolarMax’ prior to the vote at the SolarMax Special Meeting or attend the SolarMax Special Meeting in person or by proxy and vote. Stockholders also may revoke their proxy by sending a notice of revocation to SolarMax’ secretary, which must be received by SolarMax’ secretary prior to the vote at the SolarMax Special Meeting.

What happens if I fail to take any action with respect to the SolarMax Special Meeting?

If you fail to take any action with respect to the SolarMax Special Meeting and the Business Combination is approved by stockholders and the Business Combination is consummated, you will become a stockholder of the Successor. If you fail to take any action with respect to the SolarMax Special Meeting and the Business Combination is not approved, you will remain a stockholder of SolarMax.

What do I have to do to receive my stock certificates of the successor if the merger is approved

Each SolarMax stockholder shall be entitled to receive its portion of the merger consideration. SolarMax will provide the transfer agent with the name of each SolarMax stockholder and the number of shares of the Successor Corporation’s common stock to be issued to the stockholder. The transfer agent will issue the shares to the stockholders’ brokerage account. If the stockholder does not have a brokerage account, the shares will be held by the transfer agent in book entry form. The stockholder may at any time have the shares transferred to his brokerage account. All existing stock certificates will be cancelled, and SolarMax stockholder will be requested to return their old stock certificates to SolarMax.

What should I do if I receive more than one set of voting materials?

SolarMax stockholders may receive more than one set of voting materials, including multiple copies of this joint proxy statement/prospectus and multiple proxy cards or voting instruction cards. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your shares of SolarMax capital stock.

Who can help answer my questions?

If you have any questions about how to vote or direct a vote in respect of your shares of SolarMax capital stock, you may contact SolarMax at SolarMax Technology, Inc., 3080 12th Street, Riverside, California 92507, Attention: Stephen Brown, Chief Financial Officer.

Will my shares of Common Stock of the Successor be registered under the Securities Act?

Alberton has filed a registration statement on Form S-4 covering the issuance of the shares of Successor Common Stock, and this proxy statement/prospectus is a part of the registration statement. Unless you are an affiliate of the Successor you will receive shares of Common Stock that are may be sold in the open market, subject to any restrictions on any lock-up agreement that you may have signed. Stockholders who are affiliates of Successor are limited to the manner of sale pursuant to Rule 145, which requires compliance with certain of the provisions of Rule 144.

SELECTED HISTORICAL FINANCIAL INFORMATION OF ALBERTON

The following table sets forth selected historical financial information derived from Alberton’s unaudited condensed financial statements as of September 30, 2020, and for the nine months then ended, and the audited financial statements as of December 31, 2019 and 2018 and for the year ended December 31, 2019, and for the period from February 16, 2018 (inception), to December 31, 2018, each of which is included elsewhere in this proxy statement/prospectus. The unaudited interim financial information has been prepared on a basis consistent with Alberton’s audited financial statements and should be read in conjunction with the interim unaudited financial statements and the audited financial statements and related notes included elsewhere in this proxy statement/prospectus.

The historical results presented below are not necessarily indicative of the results to be expected for any future period. You should carefully read the following selected financial information in conjunction with the section entitled “Alberton Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Alberton’s financial statements and the related notes appearing elsewhere in this proxy statement/prospectus.

In dollars except share amounts

	Nine months ended September 30,		Year ended December 31,	February 16 (inception) to December 31
	2020	2019	2019	2018
Income Statement Data:
Operating costs	$(395,447)	$(371,681)	$(484,108)	$(102,685)
Interest earned on investment held in Trust Account	559,019	1,999,894	2,572,276	444,218
Other Income	835	598	2,193	175
Net Income	$164,407	$1,628,811	$2,090,361	$341,708
Weighted average number of shares outstanding	4,292,420 (1)	4,095,763 (1)	4,097,705 (2)	1,117,863 (2)
Net income (loss) per ordinary share: basic and diluted	$0.01	$(0.05)	$(0.06)	$0.02

Cash Flow Data:
Net cash used in operating activities	$(26,759)	$(364,114)	$(475,255)	$(103,917)
Net cash provided by (used in) investing activities	104,430,318	-	(1,148,800)	(114,879,920)
Net cash provided by (used in) financing activities	(104,879,118)	1,148,000	1,648,800	115,436,246

(1) Excludes an aggregate of up to 264,008 and 10,586,284 ordinary shares subject to possible redemption at September 30, 2020 and 2019, respectively.

(2) Excludes an aggregate of up to 10,477,559 and 10,603,302 shares subject to possible redemption at December 31, 2019 and 2018, respectively. An aggregate of 3,002 shares of ordinary share were cancelled after partial exercise of the over-allotment option by the underwriters at December 31, 2018.

	September 30, 2020	December 31, 2019	December 31, 2018
Balance Sheet Data:
Cash	$1,595	$477,154	$452,409
Cash and investments held in Trust Account	$15,174,028	$119,045,327	$115,324,251
Total assets	$15,195,008	$119,530,814	$115,790,422
Ordinary shares subject to possible redemption	264,008	10,477,559	10,603,302
Total shareholders’ equity	$5,000,006	$5,000,008	$5,000,004

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF SolarMax

The following table sets forth selected historical financial information derived from SolarMax’ unaudited condensed financial statements as of September 30, 2020, and for the nine months ended September 30, 2020 and 2019, and the audited financial statements as of December 31, 2019 and 2018 and for the years ended December 31, 2019 and 2018, each of which is included elsewhere in this proxy statement/prospectus. The unaudited interim financial information has been prepared on a basis consistent with SolarMax’ audited financial statements and should be read in conjunction with the interim unaudited financial statements and the audited financial statements and related notes included elsewhere in this proxy statement/prospectus. Dollars are in thousands, except per share amounts.

Consolidated Statement of Operations Information:

	Nine Months Ended September 30,		Year Ended December 31,
	2020	2019	2019	2018
Revenues:
Solar projects (China)	$58,483	$4,792	$4,990	$58,369
Solar Systems (US)	22,347	27,738	36,902	28,515
Finance revenue	1,374	1,488	2,007	1,748
LED	4,254	408	491	857
Power purchase agreements and other	2,207	--	--	339
Total revenue	88,665	34,426	44,390	89,828
Gross profit	10,988	7,837	9,739	9,251
Operating income (loss)	992	(4,775)	(7,503)	(11,499)
Net loss	(1,007)	(6,787)	(8,973)	(14,705)
Net loss attributable to SolarMax	(993)	(6,747)	(8,917)	(14,598)
Net loss per share (basic and diluted)	$(0.01)	$(0.10)	$(0.13)	$(0.22)
Weighted average shares of common stock outstanding	66,844,159	67,271,160	67,161,448	66,347,493

Cash Flow Information:
	Nine Months Ended September 30,		Year Ended December 31,
	2020	2019	2019	2018
Net (cash used) in operating activities	$(22,875)	(6,858)	$(48,802)	$(14,872)
Net cash provided by (used in) investment activities	5,895	29	(16,793)	648,337
Net cash provided by financing activities	24,151	2,466	41,547	5,459
Net increase (decrease) in cash and cash equivalents and restricted cash	7,107	4,681	(7,367)	(9,446)

Consolidated Balance Sheet Information:

	September 30,	December 31,
	2020	2019	2018
Assets	$116,037	$141,550	$111,020
Current assets	80,391	101,266	70,601
Working capital	15,091	22,767	8,074
Accumulated deficit	(60,932)	(59,839)	(50,341)
Stockholders’ equity (deficit) attributable to SolarMax	(7,882)	(6,936)	1,726

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

(In dollars except shares amounts)

The following unaudited pro forma condensed combined financial statements of Alberton present the combination of the financial information of Alberton and SolarMax adjusted to give effect to the Business Combination and related transactions. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X.

The unaudited pro forma condensed combined balance sheet as of September 30, 2020 combines the historical balance sheet of Alberton and the historical balance sheet of SolarMax on a pro forma basis as if the Business Combination and related transactions, summarized below, had been consummated on September 30, 2020. The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2020 combine the historical statements of operations of Alberton and SolarMax for such periods on a pro forma basis as if the Business Combination and related transactions had been consummated on January 1, 2019, the beginning of the earliest period presented.

The historical financial statements have been adjusted in the unaudited pro forma condensed combined financial statements to give pro forma effect to events that are: (i) directly attributable to the Business Combination; (ii) factually supportable; and (iii) with respect to the statement of operations, expected to have a continuing impact on Alberton’s results following the completion of the Business Combination. Other than related transactions that have already occurred, such as the sale and issuance of Alberton common shares, there are no circumstances under with the Business Combination could proceed without one or more of the related transactions also occurring.

The unaudited pro forma condensed combined financial statements have been developed from and should be read in conjunction with:

●	the accompanying notes to the unaudited pro forma condensed combined financial statements;

●	the historical audited financial statements of Alberton as of and for the year ended December 31, 2019;

●	the historical unaudited financial statements of Alberton as of and for the nine months ended September 30, 2020, and the related notes;

●	the historical audited consolidated financial statements and related notes of SolarMax as of and for the year ended December 31, 2019;

●	the historical unaudited consolidated financial statements and related notes of SolarMax as of and for the nine-month period ended September 30, 2020; and

●	other information relating to Alberton and SolarMax contained in this proxy statement/prospectus, including the Business Combination Agreement and the description of certain terms thereof set forth under “The Business Combination.”

Pursuant to Alberton’s Currrent Charter, Public Stockholders are being offered the opportunity to redeem, upon the closing of the Business Combination, shares of Alberton common shares then held by them for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the Closing) in the Trust Account. For illustrative purpose, based on the fair value of cash and investments held in the Trust Account as of September 30, 2020, the estimated per share redemption price for the 264,008 shares subject to possible redemption would have been $10.73 per share.

The unaudited pro forma condensed combined financial statements present two redemption scenarios as follows:

●	Assuming No Redemption—this scenario assumes that no shares of Alberton common shares are redeemed; and

●	Assuming Maximum Redemption—this scenario assumes that 264,008 shares of Alberton common shares are redeemed for an aggregate payment of approximately $2.8 million (based on the estimated per share redemption price of $10.73 per share based on the fair value of cash and investments held in the Trust Account as of September 30, 2020) from the Trust Account.

Notwithstanding the legal form of the Business Combination pursuant to the Business Combination Agreement, the Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, Alberton will be treated as the acquired company and SolarMax will be treated as the acquirer for financial statement reporting purposes. SolarMax has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances:

●	SolarMax’ existing shareholders will have the greatest voting interest in the combined entity under the no and maximum redemption scenarios with over [XX% and XX%] voting interest, respectively;

●	SolarMax’ directors will represent 6 of the 7 board seats for the combined company’s board of directors;

●	SolarMax’ existing shareholders will have the ability to control decisions regarding election and removal of directors and officers of the combined entity’s executive board of directors; and

●	SolarMax’ senior management will be the senior management of the combined company.

Assumptions and estimates underlying the unaudited pro forma adjustments set forth in the unaudited pro forma condensed combined financial statements are described in the accompanying notes. The unaudited pro forma condensed combined financial statements have been presented for illustrative purposes only and are not necessarily indicative of the operating results and financial position that would have been achieved had the Business Combination occurred on the dates indicated. Further, the unaudited pro forma condensed combined financial statements do not purport to project the future operating results or financial position of Alberton following the completion of the Business Combination. The unaudited pro forma adjustments represent Alberton’s management’s estimates based on information available as of the date of these unaudited pro forma condensed combined financial statements and are subject to change as additional information becomes available and analyses are performed.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF SEPTEMBER 30, 2020

			(Assuming No Redemptions)			(Assuming Maximum Redemptions)
	Alberton	SolarMax	Pro Forma Adjustments		Pro Forma Combined	Pro Forma Adjustments		Pro Forma Combined
Assets
Current Assets
Cash and cash equivalents	$1,595	$16,115,011	$15,174,028	A	$31,290,634	$15,174,028	A	$28,457,833
						(2,832,801)	I
Restricted cash, current	-	1,176,246			1,176,246			1,176,246
Bankers’ acceptance	-	510,399			510,399			510,399
Accounts receivable, net	-	2,338,121			2,338,121			2,338,121
Unbilled receivables on completed contracts (related party)	-	3,603,065			3,603,065			3,603,065
Unbilled receivables on completed contracts	-	8,563,425			8,563,425			8,563,425
Contract assets	-	4,167,943			4,167,943			4,167,943
Customer loans receivable, current portion	-	7,611,908			7,611,908			7,611,908
Inventories, net	-	25,029,197			25,029,197			25,029,197
Receivable from SPIC	-	5,765,148			5,765,148			5,765,148
Other receivables and current assets	19,385	5,030,429			5,049,814			5,049,814
Total current assets	20,980	79,910,892	15,174,028		95,105,900	12,341,227		92,273,099
Property and equipment, net	-	978,960			978,960			978,960
Goodwill	-	7,884,209			7,884,209			7,884,209
Investments in unconsolidated joint ventures	-	25,905			25,905			25,905
Investments in unconsolidated solar project companies	-	5,430,746			5,430,746			5,430,746
Customer loans receivable, net, noncurrent	-	20,929,682			20,929,682			20,929,682
Deferred tax assets	-	120,728			120,728			120,728
Restricted cash, noncurrent	-	110,206			110,206			110,206
Cash and investments held in Trust Account	15,174,028	-	(15,174,028)	A	-	(15,174,028)	A	-
Other assets	-	164,626			164,626			164,626
Total assets	$15,195,008	$115,555,954	$-		$130,750,963	$(2,832,801)		$127,918,162

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	187,604	16,867,765			17,055,369			17,055,369
Accounts payable to related parties	205,000	2,260,113			2,465,113			2,465,113
Bank and other unsecured loans, current	-	2,796,462			2,796,462			2,796,462
Unsecured loans from related parties	-	450,000			450,000			450,000
Secured loans from related parties, current	-	22,500,000			22,500,000			22,500,000
Secured convertible debt, current	-	4,100,000			4,100,000			4,100,000
Promissory note	1,868,800	-	(1,868,800)	B	-	(1,868,800)	B	-
Promissory note from related party	1,080,000	-	(1,080,000)	B	-	(1,080,000)	B	-
Contract liabilities	-	3,556,408			3,556,408			3,556,408
Accrued expenses and other payables	-	12,289,195	1,300,000	C	13,589,196	1,300,000	C	13,589,196
Total current liabilities	3,341,404	64,819,943	(1,648,800)		66,512,548	(1,648,800)		66,512,548
Bank and other unsecured loans, noncurrent	-	1,976,183			1,976,183			1,976,183
Secured loans from related parties, noncurrent	-	12,000,000			12,000,000			12,000,000
Secured convertible debt, noncurrent - net of debt discount	-	15,925,270			15,925,270			15,925,270
Solar project financing, noncurrent	-	24,039,522			24,039,522			24,039,522
Deferred underwriting compensation	4,020,797	-	(4,020,797)	D	-	(4,020,797)	D	-
Other liabilities	-	4,677,470			4,677,470			4,677,470
Total liabilities	7,362,201	123,438,388	(5,669,597)		125,130,993	(5,669,597)		125,130,993

Commitments and Contingencies
Ordinary shares subject to possible redemption	2,832,801	-	(2,832,801)	H	-	(2,832,801)	I	-

Stockholders’ equity
Common stock – Successor	-		3,202	F	3,343	3,202	F	3,317
			115	F		115	F
			26	H
Additional paid-in capital - Successor	-
			2,948,800	B	68,142,177	2,948,800	B	65,309,402
			4,020,797	D		4,020,797	D
			56,643,444	F		56,643,444	F
			(115)	F		(115)	F
			1,696,476	G		1,696,476	G
			2,832,775	H
Common shares - Alberton	2,403,530		(2,403,530)	F	-	(2,403,530)	F	-
Common stock - SolarMax		68,944	(2,100)	E	-	(2,100)	E	-
			(66,844)	F		(66,844)	F
Additional paid-in capital		55,983,061	(1,806,789)	E	-	(1,806,789)	E	-
			(54,176,272)	F		(54,176,272)	F
Treasury stock - SolarMax		(1,808,889)	1,808,889	E	-	1,808,889	E	-
Retained earnings - Alberton	2,596,476		(900,000)	C	-	(900,000)	C	-
			(1,696,476)	G		(1,696,476)	G
Accumulated deficit - SolarMax		(60,832,062)	(400,000)	C	(61,232,062)	(400,000)	C	(61,232,062)
Accumulated other comprehensive income/loss	-	(1,081,539)			(1,081,539)			(1,081,539)
Total stockholders’ equity	5,000,006	(7,670,485)	8,502,398		5,831,919	5,669,597		2,999,118
Non-controlling interest		(211,949)			(211,949)			(211,949)
Total stockholders’ equity adjusted for non-controlling interest	5,000,006	(7,882,434)	8,502,398		5,619,970	5,669,597		2,787,169
Total liabilities and stockholders’ equity	$15,195,008	$115,555,954	$-		$130,750,963	$(2,832,801)		$127,918,162

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2020

			(Assuming No Redemptions)			(Assuming Maximum Redemptions)
	Alberton	SolarMax	Pro Forma Adjustments		Pro Forma Combined	Pro Forma Adjustments		Pro Forma Combined
Revenue
United States operations	$-	$27,975,303	$-		$27,975,303	$-		$27,975,303
China operations	-	60,689,995			60,689,995			60,689,995
Total revenues	-	88,665,298	-		88,665,298	-		88,665,298

Cost of revenue	-	77,677,405			77,677,405			77,677,405
Gross profit	-	10,987,893	-		10,987,893	-		10,987,893

Operating expenses
General and administrative	395,447	9,014,688	11,219,634	J	21,954,769	11,219,634	J	21,954,769

			1,325,000	L		1,325,000	L
Selling and marketing	-	980,829			980,829			980,829
Total operating expense	395,447	9,995,517	12,544,634		22,935,598	12,544,634		22,935,598

Operating income (loss)	(395,447)	992,376	(12,544,634)		(11,947,705)	(12,544,634)		(11,947,705)

Other income (expense)
Interest income	559,854	78,501	(559,854)	M	78,501	(559,854)	M	78,501
Interest expense	-	(2,644,621)			(2,644,621)			(2,644,621)
Equity in (loss) income of unconsolidated joint ventures	-	(83,130)			(83,130)			(83,130)
Equity in income of solar project companies	-	421,222			421,222			421,222
Gain on debt extinguishment	-	720,276			720,276			720,276
Loss on partial sale of equity in solar project company	-	(126,223)			(126,223)			(126,223)
Income attributable to ordinary shares subject to possible redemption	(104,313)	-	104,313	M	-	104,313	M	-
Other income (expense), net	-	324,102			324,102			324,102
Total other income (expense)	455,541	(1,309,873)	(455,541)		(1,309,873)	(455,541)		(1,309,873)

Income (loss) before income taxes	60,094	(317,497)	(13,000,175)		(13,257,578)	(13,000,175)		(13,257,578)
Income tax (benefit) provision	-	689,468			689,468			689,468
Net income (loss)	60,094	(1,006,965)	(13,000,175)		(13,947,046)	(13,000,175)		(13,947,046)

Net income (loss) attributable to noncontrolling interest	-	(14,167)			(14,167)			(14,167)

Net income (loss) attributable to stockholders	$60,094	$(992,796)	$(13,000,175)		$(13,932,877)	$(13,000,175)		$(13,932,877)

Net income (loss) per share attributable to stockholders
Basic and diluted	$0.01	$(0.01)			$(0.42)			$(0.42)
Weighted average shares
Basic and diluted	4,292,420	66,844,159			33,375,141			33,111,133

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2019

			(Assuming No Redemptions)			(Assuming Maximum Redemptions)
	Alberton	SolarMax	Pro Forma Adjustments		Pro Forma Combined	Pro Forma Adjustments		Pro Forma Combined
Revenue
United States operations	$-	$39,400,256	$-		$39,400,256	$-		$39,400,256
China operations
Related party	-	4,741,633			4,741,633			4,741,633
Unrelated party	-	248,318			248,318			248,318
Total	-	4,989,951	-		4,989,951	-		4,989,951

Total revenues	-	44,390,207	-		44,390,207	-		44,390,207

Cost of revenue	-	34,650,879			34,650,879			34,650,879
Gross profit	-	9,739,328	-		9,739,328	-		9,739,328

Operating expenses
General and administrative	484,108	15,019,562	14,959,512	K	31,788,182	14,959,512	K	31,788,182
			1,325,000	L		1,325,000	L

Selling and marketing	-	2,223,238			2,223,238			2,223,238
Total operating expense	484,108	17,242,800	16,284,512		34,011,420	16,284,512		34,011,420

Operating loss	(484,108)	(7,503,472)	(16,284,512)		(24,272,092)	(16,284,512)		(24,272,092)

Other income (expense)
Interest income	2,574,469	366,326	(2,574,469)	M	366,326	(2,574,469)	M	366,326
Interest expense	-	(2,227,053)			(2,227,053)			(2,227,053)
Equity in (loss) income of unconsolidated joint ventures	-	(63,394)			(63,394)			(63,394)
Income attributable to ordinary shares subject to possible redemption	(2,345,916)	-	2,345,916	M	-	2,345,916	M	-
Other income (expense), net	-	(86,104)			(86,104)			(86,104)
Total other income (expense)	228,553	(2,010,225)	(228,553)		(2,010,225)	(228,553)		(2,010,225)

Income (loss) before income taxes	(255,555)	(9,513,697)	(16,513,065)		(26,282,317)	(16,513,065)		(26,282,317)
Income tax (benefit) provision	-	(540,239)			(540,239)			(540,239)
Net income (loss)	(255,555)	(8,973,458)	(16,513,065)		(25,742,078)	(16,513,065)		(25,742,078)

Net income (loss) attributable to noncontrolling interest	-	(56,499)			(56,499)			(56,499)

Net income (loss) attributable to stockholders	$(255,555)	$(8,916,959)	$(16,513,065)		$(25,685,579)	$(16,513,065)		$(25,685,579)

Net income (loss) per share attributable to stockholders
Basic and diluted	$(0.06)	$(0.13)			$(0.59)			$(0.78)
Weighted average shares
Basic and diluted	4,097,705	67,161,448			43,525,322			33,047,763

1. Basis of Presentation

The Business Combination will be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. Under this method of accounting, Alberton will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of SolarMax issuing stock for the net assets of Alberton, accompanied by a recapitalization.

The net assets of Alberton will be stated at historical cost, with no goodwill or other intangible assets recorded.

The unaudited pro forma condensed combined balance sheet as of September 30, 2020 gives pro forma effect to the Business Combination as if it had been consummated on September 30, 2020. The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2020 and the year ended December 31, 2019 give pro forma effect to the Business Combination as if it had been consummated on January 1, 2019, the beginning of the earliest period presented in the unaudited pro forma condensed combined statements of operations.

The unaudited pro forma condensed combined balance sheet as of September 30, 2020 has been prepared using, and should be read in conjunction with, the following:

●	Alberton’s unaudited balance sheet as of September 30, 2020, and the related notes included in Alberton’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2020; and

●	SolarMax’ unaudited balance sheet and related notes as of September 30, 2020.

The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2020 has been prepared using, and should be read in conjunction with, the following:

●	Alberton’s unaudited statement of operations for the nine months ended September 30, 2020, and the related notes included in Alberton’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2020; and

●	SolarMax’ unaudited statement of operations and related notes for the nine months ended September 30, 2020.

The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2019 has been prepared using, and should be read in conjunction with, the following:

●	Alberton’s audited statement of operations for the year ended December 31, 2019, and the related notes included in Alberton’s Annual Report on Form 10-K for the year ended December 31, 2019; and

●	SolarMax’ audited statement of operations and related notes for the year ended December 31, 2019.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings or cost savings that may be associated with the Business Combination. The pro forma adjustments reflecting the consummation of the Business Combination are based on certain currently available information and certain assumptions and methodologies that Alberton believes are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. Alberton believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination based on information available to management at the time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the post-combination company. They should be read in conjunction with the historical financial statements and notes thereto of Alberton and SolarMax.

2. Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and has been prepared for informational purposes only. The historical financial statements have been adjusted in the unaudited pro forma condensed combined financial information to give pro forma effect to events that are (1) directly attributable to the Business Combination, (2) factually supportable, and (3) with respect to the statements of operations, expected to have a continuing impact on the results of the post-combination company. Alberton and SolarMax have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had the post-combination company filed consolidated income tax returns during the periods presented.

Adjustments to Unaudited Pro Forma Condensed Financial statements

The adjustments included in the unaudited pro forma condensed combined financial statements are as follows:

A	Represents the reclassification of $15.2 million of cash and investments held in the Trust Account that becomes available following the Business Combination.

B	Represents the payment of promissory notes totaling approximately $2.9 million, $1.1 million of which is from a related party, that become due and payable upon consummation of a Business Combination. Pursuant to the Merger Agreement, these obligations are to be settled by the delivery of Sponsor Shares. In the pro forma, the payment of these obligations by delivery by the Sponsor of shares owned by the Sponsor is being treated as a contribution to capital of the Sponsor Shares used to satisfy these obligations and the issuance by Albertson of the shares in satisfaction of the debt obligations. Sponsor shares are valued at $10.77 per share, which is the estimated redemption amount per share as November 30, 2020.

C	Represents an accrual for preliminary estimated transaction costs to be incurred by Alberton and SolarMax of approximately $0.9 million and $0.4 million, respectively, for advisory, banking, printing, legal, and accounting fees that are not capitalized as a part of the Business Combination. The unaudited pro forma condensed combined balance sheet reflects these costs as an increase in accrued expenses of $1.3 million with a corresponding decrease in retained earnings for Alberton and accumulated deficit for SolarMax. These costs are not included in the unaudited pro forma condensed combined statement of operations as they are nonrecurring.

D	Represents deferred underwriting costs incurred by Alberton of approximately $4.0 million in connection with its IPO that is due and payable upon consummation of a Business Combination. Pursuant to the Merger Agreement, these obligations are to be settled by the delivery of Sponsor Shares. In this pro forma, the payment of these obligations by delivery by the Sponsor of shares owned by the Sponsor is being treated as a contribution to capital of the Sponsor Shares used to satisfy these obligations and the issuance by Albertson of the shares in satisfaction of the debt obligations. Sponsor shares are valued at $10.77 per share, which is the estimated redemption amount per share as November 30, 2020.

E	Represents the retirement of 2,100,000 shares of SolarMax treasury stock upon consummation of the Business Combination.

F

Represents the redomestication of Alberton common shares and recapitalization of SolarMax common stock into Successor’s common stock. This adjustment includes the automatic conversion of 11,479,043 rights of Alberton into 1,147,904 shares of Successor’s common stock at the Closing.

G	Represents the elimination of Alberton’s historical retained earnings after recording the transaction costs to be incurred by Alberton as described in note C.

H	Represents the reclassification of $2.8 million of Alberton common shares subject to possible redemption to permanent equity, assuming no redemptions.

I	Represents the redemption of the maximum number of shares of 264,008 ordinary shares of Alberton common shares for $2.8 million at a redemption price of $10.73 per share (based on the fair value of cash and investments held in the Trust Account as of September 30, 2020).

J	Represents the recognition of share-based compensation expense of SolarMax stock options that vest subsequent to the consummation of the Business Combination, half of the options vests six months after consummation and the remaining half vests one year after consummation. As share-based compensation expense is amortized on a straight-line basis over the one-year period, this amount represents nine months of share-based compensation expense for SolarMax stock options recognized over the nine months ended September 30, 2020.

K	Represents the recognition of share-based compensation expense of SolarMax stock options that vest subsequent to the consummation of the Business Combination. For the year ended December 31, 2019, the entire amount would have been expensed as all the options would have been fully vested by December 31, 2019.

L	Represents the recognition of share-based compensation expense of SolarMax restricted stock that vest six months subsequent to the consummation of the Business Combination.

M	Represents the elimination of investment income related to the investment held in the Trust Account.

3. Loss per Share

Represents the net loss per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination, assuming the shares were outstanding since January 1, 2019. As the Business Combination is being reflected as if it had occurred at the beginning of the periods presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Business Combination have been outstanding for the entire periods presented. When assuming maximum redemption, this calculation is adjusted to eliminate such shares for the entire periods.

The unaudited pro forma condensed combined financial information has been prepared assuming two alternative levels of redemption for the nine months ended September 30, 2020 and the year ended December 31, 2019:

	Nine Months Ended September 30, 2020		Year Ended December 31, 2019
	Assuming No Redemptions	Assuming Maximum Redemptions	Assuming No Redemptions	Assuming Maximum Redemptions
Pro forma net loss	$(13,932,877)	$(13,932,877)	$(25,685,579)	$(25,685,579)
Basic weighted average shares outstanding	33,375,141	33,111,133	43,525,322	33,047,763
Net loss per share--basic and diluted	$(0.42)	$(0.42)	$(0.59)	$(0.78)

Basic weighted average shares outstanding
Alberton public stockholder	4,556,428	4,292,420	14,575,264	4,097,705
Alberton shares related to conversion rights	1,147,904	1,147,904	1,147,904	1,147,904
Current SolarMax stockholders, as converted [1]	27,670,809	27,670,809	27,802,154	27,802,154
	33,375,141	33,111,133	43,525,322	33,047,763

1	Based on the weighted average of SolarMax shares at period-end using an exchange ratio of 0.41396 shares of Alberton common shares for one share of SolarMax common stock.

Book Value per Share

The pro forma book value information reflects the Business Combination and related transactions as if it had been consummated on September 30, 2020. The weighted average shares outstanding and net loss per share information give pro forma effect to the Business Combination and related transactions as if it had occurred on January 1, 2020.

This information is only a summary and should be read together with the financial statements of Alberton and SolarMax and the related nots and Management’s Discussion and Analysis of Financial Condition and Results of Operations for SolarMax and Alberton contained elsewhere in this proxy statement/prospectus. The unaudited pro forma combined per share information of Alberton and SolarMax is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes of SolarMax and Alberton included elsewhere in this proxy statement/prospectus.

			Combined Pro Forma		Equivalent Pro Forma (2)
	Alberton (Historical)	SolarMax (Historical)	Assuming No Redemptions	Assuming Maximum Redemptions	Assuming No Redemptions	Assuming Maximum Redemptions
As of September 30, 2020
Book value per share (3)	$1.15	$(0.11)	$0.17	$0.09	$0.07	$0.04
Common shares outstanding - Alberton	4,352,230	-	-	-	-	-
Common stock outstanding - SolarMax	-	66,844,159	-	-	-	-
Common stock outstanding - Successor	-	-	33,375,141	33,111,133	-	-

(2)	Equivalent pro forma per share is based on an assumed exchange ratio of 0.41396 shares of Alberton common shares for one share of SolarMax common stock, based on a Redemption Price of $10.77.

(3)	Book value per share = total equity / shares outstanding.

MARKET PRICE AND DIVIDEND INFORMATION

Alberton

Market Price of Alberton Units, Ordinary Shares, Warrants, and Rights

Alberton’s units began to trade on the Nasdaq Capital Market, or Nasdaq, under the symbol “ALACU” on October 24, 2018. The ordinary shares, warrants and rights comprising the units began separate trading on Nasdaq on November 21, 2018, under the symbols “ALAC,” “ALACW” and “ALACR,” respectively.

In connection with the closing of the Business Combination, Alberton will change its corporate name to “SolarMax Technology Holdings, Inc.” and Alberton’s ordinary shares, warrants, and rights will be converted into the Successor’s common stock, warrants, and rights. Alberton anticipates that, following the closing of the Business Combination, the Successor’s common stock and common stock warrants will be traded on Nasdaq under the symbols “SMXT,” and “SMXTW,” respectively. Alberton’s units will separate into their component ordinary shares, rights, and warrants and the units will no longer be listed on Nasdaq.

On Februrary 5, 2020, Alberton’s ordinary shares had a closing price of $13.64, its warrants had a closing price of $1.16, its rights had a closing price of $0.86, and its units had a closing price of $16.50.

Holders of Alberton units, ordinary shares, warrants, and rights should obtain current market quotations for their securities. The market price of Alberton units, ordinary shares, warrants, and rights could vary at any time before the business combination with SolarMax.

Holders

As of the Alberton Record Date, there was one holder of record of Alberton’s units, there were 7 holders of record of Alberton’s ordinary shares, 1 holder of record of Alberton’s units, 0 holder of record of Alberton’s warrants, and 0 holder of record of Alberton’s rights.

SolarMax

SolarMax’ securities are not publicly traded. As of November 30, 2020, there were 76 record holders of SolarMax Common Stock.

Dividends

Alberton

Alberton has not paid any cash dividends on its ordinary shares to date and do not intend to pay cash dividends prior to the completion of an initial business combination. The payment of cash dividends in the future will be dependent upon its revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of a business combination. The payment of any dividends subsequent to a business combination will be within the discretion of our board of directors at such time. It is the present intention of its board of directors to retain all earnings, if any, for use in its business operations and, accordingly, its board of directors does not anticipate declaring any dividends in the foreseeable future. In addition, its board of directors is not currently contemplating and does not anticipate declaring any share dividends in the foreseeable future. Further, if it incurs any indebtedness, its ability to declare dividends may be limited by restrictive covenants it may agree to in connection therewith.

SolarMax

SolarMax has never paid or declared any cash dividends on its common stock, and it does not anticipate paying any cash dividends on its common stock in the foreseeable future. SolarMax intends to retain all available funds and future earnings, if any, to fund the development and expansion of its business. Any future determination to pay dividends will be at the discretion of its board of directors and will depend upon a number of factors, including the results of operations, financial condition, future prospects, contractual restrictions, restrictions imposed by applicable law and other factors its board of directors deems relevant.

Each of SolarMax’ PRC subsidiaries may only distribute dividends after making funding certain statutory reserves, consisting of the statutory surplus reserve and discretionary surplus reserve, based on its after-tax net income determined in accordance with PRC GAAP. Appropriation to the statutory surplus reserve for each entity should be at least 10% of the after-tax net income determined in accordance with the PRC GAAP until the reserve is equal to 50% of such entity’s registered capital. SolarMax anticipates that its PRC subsidiaries will require any available cash for the development of their businesses. Certain of the project subsidiaries have covenants in their financing agreements that restrict the payment of dividends. These restrictions affect the ability of SolarMax to pay dividends to its stockholders.

Dividend Policy of the Successor Following the Business Combination

Following consummation of the Business Combination, the Successor intends to retain all available funds and future earnings, if any, to fund the development and expansion of its business. Any future determination to pay dividends will be at the discretion of its board of directors and will depend upon a number of factors, including the results of operations, financial condition, future prospects, contractual restrictions, restrictions imposed by applicable law and other factors its board of directors deems relevant.

Each of SolarMax’ PRC subsidiaries, which will be the Successor’s subsidiaries following the Merger, may only distribute dividends after making funding certain statutory reserves, consisting of the statutory surplus reserve and discretionary surplus reserve, based on its after-tax net income determined in accordance with PRC GAAP. Appropriation to the statutory surplus reserve for each entity should be at least 10% of the after-tax net income determined in accordance with the PRC GAAP until the reserve is equal to 50% of such entity’s registered capital. We anticipate that our PRC subsidiaries will require any available cash for the development of their businesses. Certain of the project subsidiaries have covenants in their financing agreements that restrict the payment of dividends. These restrictions affect the ability of the Successor to pay dividends to stockholders.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus contains forward-looking statements that involve risks and uncertainties. You should not place undue reliance on these forward-looking statements. The Successor’s actual results, which will be the results of SolarMax’ operations, could differ materially from those anticipated in the forward-looking statements for many reasons, including the reasons described in the “Risk Factors,” “Management Discussion and Analysis of Financial Condition and Result of Operations of SolarMax,” and “Business of SolarMax” sections. In some cases, you can identify these forward-looking statements by terms such as “anticipate,” “believe,” “continue,” “could,” “depends,” “estimate,” “expects,” “intend,” “may,” “ongoing,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” or the negative of those terms or other similar expressions, although not all forward-looking statements contain those words. References to “our” and words of like import refer to the operations of Alberton prior to the Merger and the oprations of of Successor following the Merger, which will be the business of SolarMax. Specifically, forward-looking statements with respect to Successor and its operations following the Merger may include statements relating to:

●	Our ability to obtaining any financing we may require to enable us to finance our customer’s purchase of solar systems and to finance any solar projects in China;

●	Our ability to pay or finance SolarMax existing debt to related parties, of which $22.5 million is currently due at September 30, 2020 as well as money owned to present and former executive officer, and the potential market impact of its proposed refinancing of its EB-5 debt through the issuance of secured convertible notes and the issuance of common stock upon conversion of the $20.5 million principal amount of outstanding convertible notes as well as any convertible notes which may be issued in the future;

●	Our ability to enter into agreements for the construction and maintenance of solar farms in China;

●	Our dependence for revenue on agreements with State Power Investment Corporation Guizhou Jinyuan Weining Energy Co., Ltd. (“SPIC”), which is a large state-owned enterprise under the administration of the Chinese government and which was the sole source of revenue for SolarMax’ China segment, and a related party, which accounted for most of SolarMax’ revenue in our China segment for 2019 and 2018, and our ability to attract new clients’ solar projects in China;

●	SolarMax’ ability to continue to provide services for SPIC, which is a state-owned enterprise and any government policies which may affect the procurement practices of SPIC;

●	The availability of tax incentives and other benefits sufficient to justify a customer’s purchase of a solar system;

●	The effect of the COVID19 pandemic and the steps taken by governments in California and China to address the pandemic, including business closures;

●	The ability of the solar user to sell excess power to local utility companies on reasonable terms;

●	Assumptions regarding the size of the available market, benefits of our products, product pricing, timing of product installations;

●	Assumptions relating to our ability to operate a public company;

●	Our ability to obtain contracts for solar systems in China;

●	The development of a market for residential and commercial photovoltaic systems, which are rooftop systems, in China and which his not now a significant market in China and our ability to obtain contracts for these systems;

●	Our ability to install solar systems in China at costs which will enable us to operate profitably;

●	Our ability to engage and retain qualified executive and management personnel;

●	Our ability to implement an effective financing program for our products that enable us to generate revenue from customers in the United States segment who meet our credit criteria;

●

Our ability to pay or finance our existing debt to related parties which has matured or is expected to mature  within one year from the date of the proxy statement/prospectus, of which $20.5 million is currently due, and the potential market impact of our proposed refinancing through the issuance of secured convertible notes and the issuance of common stock upon conversion of the $18.1 million principal amount of outstanding convertible notes at February 5, 2021, as well as any convertible notes which may be issued in the future;

●	Our dependence upon a small number of key executive officers, principally our chief executive officer;

●	Competition with both local utility companies and other companies offering electricity service as well as other solar energy companies;

●	The effect of changes in climate and weather patterns in the areas we serve, including the effects of increased wildfires in California;

●	Delays in our ability to purchase solar panels and other raw materials for our systems;

●	The effect that changes of government regulations affecting fossil fuel and renewable energy and trade and tariff policies have on the solar power industry;

●	Our ability to engage and retain qualified executive and management personnel as we seek to expand our operations in the United States and China;

●	Our ability to reduce our costs and expenses;

●	Our ability to operate profitably;

●	The effect of prices of raw materials, including solar panels, and our ability to source raw materials at reasonable prices;

●	Our compliance with all applicable regulations;

●	Our ability to install systems in a timely manner;

●	Our ability to develop and maintain an effective system of disclosure controls and internal control over financial reporting, and our ability to produce timely and accurate financial statements or comply with applicable regulations;

●	Risks associated with the Business Combination that may impact the Successor following the Closing;

●	our ability to operate without infringing the intellectual property rights of others;

●	The effect of general economic and financial conditions in the United States, China and the rest of the world as well as the relationship between the United States and China, including trade disputes between the United States and China, which could adversely affect our operations;

●	Other factors which affect the solar energy industry in general; and

●	Other factors which affect companies with significant operations in China.

Some other factors relating to Alberton and the Business Combination that could cause actual results to differ include:

●	the occurrence of any event, change, or other circumstances that could delay the Business Combination or give rise to the termination of the Merger Agreement;

●	the inability to complete the transactions contemplated by the proposed Business Combination due to the failure to obtain approval of the shareholders of Alberton, or other conditions to closing in the Merger Agreement;

●	the inability to obtain or maintain the listing of the post-combination company on Nasdaq following the Business Combination;

●	the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things the ability of the combined company to obtain regulatory approvals, commercialize products, generate revenue, and manage growth profitably;

●	costs related to the Business Combination;

●	the ability to obtain additional funds for operations;

●	our ability to operate without infringing the intellectual property rights of others;

●	the impact of applicable laws and regulations;

●	the possibility that SolarMax or Alberton may be adversely affected by other economic, business, or competitive factors; and

●	other risks and uncertainties indicated in this proxy statement/prospectus, including those set forth under the section entitled “Risk Factors.”

These forward-looking statements are based on information available as of the date of this proxy statement and our management’s current expectations, forecasts, and assumptions, and involve a number of judgments, risks, and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our or SolarMax’ views as of any subsequent date. We do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events, or otherwise, except as may be required under applicable securities laws.

You should not place undue reliance on these forward-looking statements in deciding how your vote should be cast or in voting your shares on the proposals set forth in this proxy statement, or in deciding whether to exercise your redemption rights. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements.

Any forward-looking statement in this proxy statement/prospectus reflects our current view with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to our business, results of operations, industry, and future growth. Given these uncertainties, you should not place undue reliance on these forward-looking statements. No forward-looking statement is a guarantee of future performance. Except as required by law, we assume no obligation to update or revise these forward-looking statements for any reason, even if new information becomes available in the future.

This proxy statement/prospectus also contains projections and other information concerning SolarMax’ industry, business, and the markets for certain products and services, including data regarding the estimated size of those markets, their projected growth rates.

Information that is based on estimates, forecasts, projections, or similar methodologies is inherently subject to uncertainties and actual events or circumstances may differ materially from events and circumstances reflected in this information. Unless otherwise expressly stated, these industry, business, market, and other data were obtained from reports, research surveys, studies, and similar data prepared by third parties, industry, medical, and general publications, government data, and similar sources. In some cases, we do not expressly refer to the sources from which these data are derived.

RISK FACTORS

You should carefully review and consider the following risk factors and the other information contained in this proxy statement, including the financial statements and notes to the financial statements included herein, in evaluating the Business Combination and the proposals to be voted on at the Alberton Special Meeting. The following risk factors apply to the business and operations of SolarMax and will also apply to the business and operations of the post-combination company following the completion of the Business Combination. Since the business of Alberton subsequent to completion of the Merger will be the business of SolarMax, the risks relating to SolarMax’ business, including those included under “Risks Related to SolarMax” will apply to Successor. The occurrence of one or more of the events or circumstances described in these risk factors, alone, or in combination with other events or circumstances, may adversely affect the ability to complete or realize the anticipated benefits of the Business Combination, and may have a material adverse effect on the business, cash flows, financial condition, and results of operations of the post-combination company. You should carefully consider the following risk factors in addition to the other information included in this proxy statement, including matters addressed in the section entitled “Cautionary Note Regarding Forward-Looking Statements.” We may face additional risks and uncertainties that are not presently known to us, or that we currently deem immaterial, which may also impair our business or financial condition. The following discussion should be read in conjunction with the financial statements and notes to the financial statements included herein.

Risks Related to Alberton

The report of our independent registered public accounting firm expresses substantial doubt about our ability to continue as a going concern.

Our auditor, Friedman LLP, has indicated in its report on our financial statements for the fiscal year ended December 31, 2019 that conditions exist that raise substantial doubt about our ability to continue as a going concern. A “going concern” qualification could impair our ability to finance our operations through the sale of equity, to incur debt, or to pursue other financing alternatives. Our ability to continue as a going concern will depend upon the availability and terms of future funding, continued growth in services, improved operating margins and our ability to operate profitably if we complete a Business Combination. If we are unable to achieve these goals, our business would be jeopardized and may not be able to continue. If we ceased operations, it is likely that all of our investors would lose their investment.

If we are unable to consummate a business combination, our public shareholders may be forced to wait until April 2021 before receiving distributions from the trust account.

We will have until April 26, 2021 to complete a business combination. We have no obligation to return funds to investors prior to such date unless we consummate a business combination prior thereto and only then in cases where investors have sought to convert or sell their shares to us. Only after the expiration of this full time period will public security holders be entitled to distributions from the trust account if we are unable to complete a business combination. Accordingly, investors’ funds may be unavailable to them until after such date and to liquidate your investment, public security holders may be forced to sell their public shares or rights, potentially at a loss.

We may issue shares of our capital stock or debt securities to complete a business combination, which would reduce the equity interest of our shareholders and likely cause a change in control of our ownership.

As of the date hereof, we have 4,615,238 ordinary shares issued and outstanding. Our Current Charter authorizes the issuance of up to 300,000,000 ordinary shares, no par value, and 100,000,000 preference shares, no par value. As of the date of this proxy statement/prospectus there were 295,384,762 authorized but unissued ordinary shares and all or the preference shares available for issuance (after appropriate reservation for the issuance of the shares underlying the public and private rights and the unit purchase options). Pursuant to the Merger Agreement we have agreed to issue common stock (after the Redomestication) valued at $300,000,000 to the SolarMax stockholders pursuant to the Merger Agreement and additional shares are to be reserved for issuance upon exercise of options and upon conversion of SolarMax convertible debt. In addition, we may issue additional shares or convertible securities in connection with any financing which may be necessary for us to complete the Merger. All such issuances, in additional to issuances upon exercise of outstanding warrants, will dilute the interest of the public shareholders. The issuance of additional ordinary shares or preference shares will not reduce the per-share conversion amount in the trust account, but:

●	may significantly reduce the equity interest of investors in the IPO who do not exercise their redemption rights;

●	may subordinate the rights of holders of ordinary shares if we issue preference shares with rights senior to those afforded to our ordinary shares;

●	will cause a change of control pursuant to the Merger Agreement, which may affect, among other things, our ability to use our net operating loss carry forwards, if any, and could result in the resignation or removal of our present officers and directors; and

●	may adversely affect prevailing market prices for our ordinary shares.

Similarly, if we issue debt securities, it could result in:

●	default and foreclosure on our assets if our operating revenues after a business combination are insufficient to repay our debt obligations;

●	acceleration of our obligations to repay the indebtedness even if we make all principal and interest payments when due if we breach certain covenants that require the maintenance of certain financial ratios or reserves without a waiver or renegotiation of that covenant;

●	our immediate payment of all principal and accrued interest, if any, if the debt security is payable on demand; and

●	our inability to obtain necessary additional financing if the debt security contains covenants restricting our ability to obtain such financing while the debt security is outstanding.

If we incur indebtedness, our lenders will not have a claim on the cash in the trust account and such indebtedness will not decrease the per-share conversion amount in the trust account.

You will not have any rights or interests in funds from the trust account, except under certain limited circumstances. Therefore, to liquidate your investment, you may be forced to sell your public shares or rights, potentially at a loss.

Our public shareholders will be entitled to receive funds from the trust account only upon the earlier to occur of: (i) our completion of an initial business combination, and then only in connection with those ordinary shares that such shareholder properly elected to redeem, subject to the limitations described herein, (ii) the redemption of any public shares properly tendered in connection with a shareholder vote to amend our amended and restated Memorandum and Articles of Association to modify the substance or timing of our obligation to redeem 100% of our public shares if we do not complete our initial business combination by April 26, 2021 and (iii) the redemption of our public shares if we are unable to complete an initial business combination by April 26, 2021, subject to applicable law and as further described herein. In no other circumstances will a public shareholder have any right or interest of any kind in the trust account. Holders of rights will not have any right to the proceeds held in the trust account with respect to the rights. Accordingly, to liquidate your investment, you may be forced to sell your public shares or rights, potentially at a loss.

If third parties bring claims against us, the proceeds held in trust could be reduced and the per-share redemption price received by shareholders may be less than $10.00.

Our placing of funds in trust may not protect those funds from third party claims against us. Although we will seek to have all vendors and service providers we engage and prospective target businesses we negotiate with execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the trust account for the benefit of our public shareholders, they may not execute such agreements. Furthermore, even if such entities execute such agreements with us, they may seek recourse against the trust account. A court may not uphold the validity of such agreements. Accordingly, the proceeds held in trust could be subject to claims which could take priority over those of our public shareholders. If we are unable to complete a business combination and distribute the proceeds held in trust to our public shareholders, has agreed (subject to certain exceptions described elsewhere in this prospectus) that it will be liable to ensure that the proceeds in the trust account are not reduced below $10.00 per share by the claims of target businesses or claims of vendors or other entities that are owed money by us for services rendered or contracted for or products sold to us. We believe Hong Ye, who is the Sponsor, has sufficient financial resources to satisfy its indemnity obligation should it arise, however we cannot assure you it will have sufficient liquid assets to satisfy such obligations if it is required to do so. Therefore, the per-share distribution from the trust account may be less than $10.00, plus interest, due to such claims.

Additionally, if we are forced to file a bankruptcy case or an involuntary bankruptcy case is filed against us which is not dismissed, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our shareholders. To the extent any bankruptcy claims deplete the trust account, we may not be able to return to our public shareholders at least $10.00.

Our directors may decide not to enforce the Sponsor’s indemnification obligations, resulting in a reduction in the amount of funds in the trust account available for distribution to our public shareholders.

In the event that the proceeds in the trust account are reduced below $10.00 per public share and the Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against the Sponsor to enforce such indemnification obligations. It is possible that our independent directors in exercising their business judgment may choose not to do so in any particular instance. If our independent directors choose not to enforce these indemnification obligations, the amount of funds in the trust account available for distribution to our public shareholders may be reduced below $10.00 per share.

We may not have sufficient funds to satisfy indemnification claims of our directors and executive officers.

We have agreed to indemnify our officers and directors to the fullest extent permitted by law. However, our officers and directors have agreed to waive any right, title, interest or claim of any kind in or to any monies in the trust account and to not seek recourse against the trust account for any reason whatsoever. Accordingly, any indemnification provided will be able to be satisfied by us only if (i) we have sufficient funds outside of the trust account or (ii) we consummate an initial business combination. Our obligation to indemnify our officers and directors may discourage shareholders from bringing a lawsuit against our officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against our officers and directors, even though such an action, if successful, might otherwise benefit us and our shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against our officers and directors pursuant to these indemnification provisions.

Redemptions in connection with the previous extensions make it more difficult for us to complete a Business Combination.

Upon completion of our IPO and a contemporaneous private placement, we placed $114,879,920 in the Trust Account. In connection with the April 2020 Extension and the October 2020 Extension, we paid a total of $105,879,118 and $10,770.13, respectively, to public shareholders who exercised their redemption rights. As a result, we currently have approximately $15.2 million in the Trust Account. The reduction in the funds in the Trust Account makes it more difficult for us to complete a Business Combination since it reduces the funds available upon completion of the Business Combination to provide both working capital for the combined business following the Business Combination and a public float which barely meets the Nasdaq $15.0 million market value of the public float requirement. It also results in a reduction of the number of stockholders that we have, and we have been notified by Nasdaq that we do not meet the minimum number of round lot stockholders. Although we have obtained an extension to March 1, 2021 to regain compliance with this listing requirement, we cannot give assurance that we will be able to satisfy this requirement by that date. Thus, in order to meet the Nasdaq listing requirement for the Business Combination it is likely that we will have to raise additional funding, either through a private placement or a backstop arrangement, in connection with the Business Combination to enable us to meet the Nasdaq listing requirements and complete a Business Combination, with no assurance that we will be able to obtain the necessary funding on reasonable terms, if any.

Our shareholders may be held liable for claims by third parties against us to the extent of distributions received by them.

Our amended and restated Memorandum and Articles of Association provide that we will continue in existence only until April 26, 2021. If we have not completed a business combination by such date, we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including any interest not previously released to us (which interest shall be net of taxes payable), divided by the number of then outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and our board of directors, liquidate and dissolve, subject (in the case of (ii) and (iii) above) to our obligations under BVI law to provide for claims of creditors and the requirements of other applicable law. We cannot assure you that we will properly assess all claims that may be potentially brought against us. Accordingly, we cannot assure you that third parties will not seek to recover from our shareholders amounts owed to them by us.

In connection with any voluntary liquidation, the liquidator would give notice to our creditors inviting them to submit their claims for payment, by notifying known creditors (if any) who have not submitted claims and by placing a public advertisement in at least one newspaper published in the British Virgin Islands and in at least one newspaper circulating in the location where the company has its principal place of business, and taking any other steps he considers appropriate, after which our remaining assets would be distributed.

As soon as our affairs are fully wound-up, if we were to liquidate, the liquidator must complete his statement of account and will then notify the Registrar of Corporate Affairs in the British Virgin Islands, or the “Registrar,” that the liquidation has been completed. However, the liquidator may determine that he or she requires additional time to evaluate creditors’ claims (particularly if there is uncertainty over the validity or extent of the claims of any creditors). Also, a creditor or shareholder may file a petition with a British Virgin Islands court, which, if successful, may result in our liquidation being subject to the supervision of that court. Such events might delay distribution of some or all of our remaining assets.

In any liquidation proceedings of the company under British Virgin Islands law, the funds held in our trust account may be included in our estate and subject to the claims of third parties with priority over the claims of our shareholders. To the extent any such claims deplete the trust account we may not be able to return to our public shareholders the redemption amounts payable to them.

Our officers and directors may have a conflict of interest in determining whether a particular target business is appropriate for a business combination.

Our officers and directors have waived their right to convert their founder shares or any other shares purchased in the IPO or thereafter, or to receive distributions from the trust account with respect to their founder shares upon our liquidation if we are unable to consummate a business combination. Accordingly, the shares acquired prior to the IPO will be worthless if we do not consummate a business combination. The personal and financial interests of our directors and officers may influence their motivation in timely identifying and selecting a target business and completing a business combination. Consequently, our directors’ and officers’ discretion in identifying and selecting a suitable target business may result in a conflict of interest when determining whether the terms, conditions and timing of a particular business combination are appropriate and in our shareholders’ best interest.

If, after we distribute the proceeds in the trust account to our public shareholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, a bankruptcy court may seek to recover such proceeds, and the members of our board of directors may be viewed as having breached their fiduciary duties to our creditors, thereby exposing the members of our board of directors and us to claims of punitive damages.

If, after we distribute the proceeds in the trust account to our public shareholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover some or all amounts received by our shareholders. In addition, our board of directors may be viewed as having breached its fiduciary duty to our creditors and/or having acted in bad faith, thereby exposing itself and us to claims of punitive damages, by paying public shareholders from the trust account prior to addressing the claims of creditors.

Nasdaq may delist our securities from quotation on its exchange which could limit investors’ ability to make transactions in our securities and subject us to additional trading restrictions.

Our securities are currently listed on Nasdaq, a national securities exchange. In connection with our initial business combination, Nasdaq will require us to file a new initial listing application and meet its initial listing requirements as opposed to its more lenient continued listing requirements. We cannot assure you that we will be able to meet those initial listing requirements at that time.

If Nasdaq delists our securities from trading on its exchange, we could face significant material adverse consequences, including:

●	a limited availability of market quotations for our securities;

●	reduced liquidity with respect to our securities;

●	a determination that our ordinary shares are “penny stock” which will require brokers trading in our ordinary shares to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for our ordinary shares;

●	a limited amount of news and analyst coverage for our company;

●	a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” If we were no longer listed on Nasdaq, our securities would not be covered securities and we would be subject to regulation in each state in which we offer our securities. We cannot assure you that, if we are required to comply with state securities or blue-sky laws, we will be able to comply before the Outside Date. Further, if we are not listed on Nasdaq, SolarMax is likely to terminate the Business Combination agreement.

We are an emerging growth company within the meaning of the Securities Act and we have taken advantage of certain exemptions from disclosure requirements available to emerging growth companies; this could make the Successor’s securities less attractive to investors and may make it more difficult to compare the Successor’s performance with other public companies.

We are an “emerging growth company” within the meaning of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2002 (the “JOBS Act”) and has taken advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor internal controls attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. As a result, our shareholders may not have access to certain information they may deem important. We and the Successor may be an emerging growth company for up to five years, although circumstances could cause the loss of that status earlier, including if the market value of the common stock held by non-affiliates exceeds $700 million as of any May 31 before that time, in which case the Successor would no longer be an emerging growth company as of the following December 31 (or such other date as may be applicable were the Successor to change its fiscal year). We cannot predict whether investors will find its or the Successor’s securities less attractive because we and the Successor rely on these exemptions. If some investors find the securities less attractive as a result of reliance on these exemptions, the trading prices of the Successor’s securities may be lower than they otherwise would be, there may be a less active trading market for the Successor’s securities and the trading prices of the securities may be more volatile.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. We have elected to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

In connection with the vote to approve the Business Combination, we offer each public shareholder the option to vote in favor of the Business Combination and still seek conversion of his, her or its shares.

In connection with any vote to approve the Business Combination, we offer each public shareholder (but not our initial shareholders, officers or directors) the right to have his, her or its ordinary shares converted to cash (subject to the limitations described elsewhere in this prospectus) regardless of whether such shareholder votes for or against such Business Combination. This ability to seek conversion while voting in favor of our Business Combination may make it more likely that we will consummate the Business Combination.

In connection with Alberton Special Meeting called to approve the Business Combination, we may require shareholders who wish to redeem their shares in connection with the Business Combination to comply with specific requirements for redemption that may make it more difficult for them to exercise their conversion rights prior to the deadline for exercising their rights.

In connection with Alberton Special Meeting called to approve the Business Combination, each public shareholder will have the right, regardless of whether he is voting for or against such proposed business combination, to demand that we redeem his shares for a pro rata share of the trust account as of two business days prior to the consummation of the initial business combination. We may require public shareholders who wish to redeem their shares in connection with the Business Combination to either (i) tender their certificates (if any) to our transfer agent or (ii) deliver their shares to the transfer agent electronically using the Depository Trust Company’s DWAC (Deposit/Withdrawal At Custodian) System, at the holders’ option, in each case prior to a date set forth in the tender offer documents or proxy materials sent in connection with the proposal to approve the business combination. In order to obtain a physical share certificate, a shareholder’s broker and/or clearing broker, DTC and our transfer agent will need to act to facilitate this request. It is our understanding that shareholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, because we do not have any control over this process or over the brokers or DTC, it may take significantly longer than two weeks to obtain a physical share certificate. While we have been advised that it takes a short time to deliver shares through the DWAC System, we cannot assure you of this fact. Accordingly, if it takes longer than we anticipate for shareholders to deliver their shares, shareholders who wish to redeem may be unable to meet the deadline for exercising their conversion rights and thus may be unable to redeem their shares.

Our officers and directors and their affiliates control a substantial interest in us and can approve the Business Combination without the vote of other shareholders.

As of the date hereof, our officers and directors and their affiliates own approximately 69.4% of our issued and outstanding ordinary shares) and have agreed to vote for the Business Combination. Our Sponsor and one insider shareholder, collectively representing 56.7% of our issued and outstanding ordinary shares, have agreed to retain their Founder Shares and Private Shares for all periods relevant to our shareholder vote on vote all of their shares of Alberton ordinary shares in favor of the Merger Agreement and related transactions. As a result, the approval of each proposal by our public shareholders is not needed in order to approve the Alberton Proposals. Since the proposals relating to the Business Combination require the approval of the holders of a majority of the ordinary shares entitled to vote at the Special Meeting, our officers and directors and their affiliates can approval the Business Combination without the vote of the other shareholders.

If our security holders exercise their registration rights, it may have an adverse effect on the market price of our ordinary shares and the existence of these rights may make it more difficult to effect a business combination.

Our initial shareholders are entitled to make a demand that we register the resale of the founder shares at any time commencing three months prior to the date on which their shares may be released from escrow. Additionally, the holders of the private units and any units our officers, directors, or their affiliates may be issued in payment of working capital loans made to us are entitled to demand that we register the resale of these units we issue to them (and the underlying securities) commencing at any time after we consummate an initial business combination. The presence of these additional securities trading in the public market may have an adverse effect on the market price of our securities. In addition, the existence of these rights may make it more difficult to effectuate a business combination or increase the cost of acquiring the target business, as the shareholders of the target business may be discouraged from entering into a business combination with us or will request a higher price for their securities because of the potential effect the exercise of such rights may have on the trading market for our ordinary shares.

If we do not conduct an adequate due diligence investigation of a target business, we may be required to subsequently take write-downs or write-offs, restructuring, and impairment or other charges that could have a significant negative effect on our financial condition, results of operations and our stock price, which could cause you to lose some or all of your investment.

We must conduct a due diligence investigation of the target businesses we intend to acquire. Intensive due diligence is time consuming and expensive due to the operations, accounting, finance and legal professionals who must be involved in the due diligence process. Even if we conduct extensive due diligence on a target business, this diligence may not reveal all material issues that may affect a particular target business, and factors outside the control of the target business and outside of our control may later arise. If our diligence fails to identify issues specific to a target business, industry or the environment in which the target business operates, we may be forced to write-down or write-off assets, restructure our operations, or incur impairment or other charges that could result in our reporting losses or increased losses. Even though these charges may be non-cash items and not have an immediate impact on our liquidity, the fact that we report charges of this nature could contribute to negative market perceptions about us or our ordinary shares. In addition, charges of this nature may cause us to violate net worth or other covenants to which we may be subject as a result of assuming pre-existing debt held by a target business or by virtue of our obtaining post-combination debt financing.

We did not obtain a fairness opinion with respect to SolarMax and therefore you may be relying solely on the judgment of our board of directors in approving the Business Combination.

We are only required to obtain a fairness opinion with respect to the target business that we seek to acquire if it is an entity that is affiliated with any of our officers, directors or initial shareholders. As SolarMax is not affiliated with any of our officers, directors or initial shareholders, we have no obligation to obtain a fairness opinion and we did not obtain a fairness option in connection with the Merger Agreement with SolarMax. Accordingly, investors will be relying solely on the judgment of our board of directors in approving the Business Combination.

Because we are incorporated under the laws of the British Virgin Islands, you may face difficulties in protecting your interests, and your ability to protect your rights through the U.S. Federal courts may be limited prior to the Redomestication.

We are a company incorporated under the laws of the British Virgin Islands. As a result, it may be difficult for investors to enforce judgments obtained in the United States courts against our directors or officers.

Until the Redomestication is effected, our corporate affairs are governed by the Memorandum and Articles of Association, the Companies Act and the common law of the British Virgin Islands. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary responsibilities of our directors to us under British Virgin Islands law are governed by the Companies Act and the common law of the British Virgin Islands. The common law of the British Virgin Islands is derived from English common law, and while the decisions of the English courts are of persuasive authority, they are not binding on a court in the British Virgin Islands. The rights of our shareholders and the fiduciary responsibilities of our directors under British Virgin Islands law may not be as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the British Virgin Islands has a less developed body of securities laws as compared to the United States, and some states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law. In addition, while statutory provisions do exist in BVI law for derivative actions to be brought in certain circumstances, shareholders in BVI companies may not have standing to initiate a shareholder derivative action in a federal court of the United States. The circumstances in which any such action may be brought, and the procedures and defenses that may be available with respect to any such action, may result in the rights of shareholders of a BVI company being more limited than those of shareholders of a company organized in the United States. Accordingly, shareholders may have fewer alternatives available to them if they believe that corporate wrongdoing has occurred.

The British Virgin Islands courts are also unlikely:

●	to recognize or enforce against us judgments of courts of the United States based on certain civil liability provisions of U.S. securities laws where that liability is in respect of penalties, taxes, fines or similar fiscal or revenue obligations of the company; and

●	to impose liabilities against us, in original actions brought in the British Virgin Islands, based on certain civil liability provisions of U.S. securities laws that are penal in nature.

There is no statutory recognition in the British Virgin Islands of judgments obtained in the United States, although the courts of the British Virgin Islands will in certain circumstances recognize such a foreign judgment and treat it as a cause of action in itself which may be sued upon as a debt at common law so that no retrial of the issues would be necessary provided that the U.S. judgment:

●	the U.S. court issuing the judgment had jurisdiction in the matter and the company either submitted to such jurisdiction or was resident or carrying on business within such jurisdiction and was duly served with process;

●	is final and for a liquidated sum;

●	the judgment given by the U.S. court was not in respect of penalties, taxes, fines or similar fiscal or revenue obligations of the company;

●	in obtaining judgment there was no fraud on the part of the person in whose favor judgment was given or on the part of the U.S. court;

●	recognition or enforcement of the judgment would not be contrary to public policy in the British Virgin Islands; and

●	the proceedings pursuant to which judgment was obtained were not contrary to natural justice.

As a result of all of the above, public shareholders may have more difficulty in protecting their interests in the face of actions taken by our board of directors, management or controlling shareholders than they would as public shareholders of a U.S. company.

We may qualify as a passive foreign investment company, which could result in adverse U.S. federal income tax consequences to U.S. investors.

In general, we will be treated as a passive foreign investment company (“PFIC”) for U.S. federal income tax purposes for any taxable year in which either (1) at least 75% of our gross income (looking through certain 25% or more-owned corporate subsidiaries) is passive income or (2) at least 50% of the average value of our assets (looking through certain 25% or more-owned corporate subsidiaries) is attributable to assets that produce, or are held for the production of, passive income. Passive income generally includes, without limitation, dividends, interest, rents, royalties, and gains from the disposition of assets that generate passive income. If we are determined to be a PFIC for U.S. federal income tax purposes for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder (as defined in the section of this prospectus captioned “Taxation — United States Federal Income Taxation — General”) of our units, ordinary shares or rights, the U.S. Holder may be subject to increased U.S. federal income tax liability and may be subject to additional reporting requirements. Our actual PFIC status for our current taxable year may depend on whether we qualify for the PFIC start-up exception (see the section of this prospectus captioned “Taxation — United States Federal Income Taxation U.S. Holders — Passive Foreign Investment Company Rules”). Our actual PFIC status for any taxable year, however, will not be determinable until after the end of such taxable year (or after the end of the start-up period, if later). Accordingly, there can be no assurance with respect to our status as a PFIC for U.S. federal income tax purposes for our current taxable year or any subsequent taxable year. We urge U.S. Holders to consult their own tax advisors regarding the possible application of the PFIC rules.

We may qualify as a controlled foreign corporation, which could result in adverse U.S. federal income tax consequences to certain U.S. investors.

A U.S. Holder who (directly, indirectly, or constructively) owns 10% or more of our stock (by vote or value) (a “10% U.S. Shareholder”) will be subject to the “controlled foreign corporation” (CFC) rules for U.S. federal income tax purposes if we are a CFC. Under the CFC rules, each 10% U.S. Shareholder generally must include annually certain amounts as income, including its pro rata share of the CFC’s “subpart F income” and any “global intangible low-taxed income,” even if no distributions are made by us to shareholders. In general, a foreign corporation will be treated as a CFC only if its 10% U.S. Shareholders collectively own more than 50% of its stock (by vote or value) on any day during the tax year of the foreign corporation. Although we expect, because of the dispersion of our shares, that we will not become a CFC, no assurance can be made until our ordinary shares and rights are issued.  We urge U.S. investors to consult their own tax advisors regarding the possible application of the CFC rules.

Recently enacted tax reform legislation in the U.S. could adversely affect our business and financial condition following a business combination.

On December 22, 2017, the Tax Cuts and Jobs Act of 2017 (the “Tax Act”) was signed into law, making significant changes to the Internal Revenue Code of 1986, as amended. Changes under the Tax Act include, but are not limited to, a corporate tax rate decrease from 35% to 21% effective for tax years beginning after December 31, 2017, a mandatory deemed repatriation of previously untaxed cumulative foreign earnings (generally applicable to 10% U.S. shareholders of a CFC and taxed at reduced rates), a limitation of the tax deduction for interest expense to 30% of adjusted earnings (except for certain small businesses), a limitation of the deduction for net operating losses to 80% of current year taxable income and the elimination of net operating loss carrybacks the transition to a “participation exemption system” for the taxation of earnings of foreign corporations, where a U.S. C corporation can generally deduct 100% of dividends received from the foreign source of income of a 10% owned foreign corporation, immediate deductions for certain new investments instead of deductions for depreciation expense over time, and modifying or repealing many business deductions and credits. The overall impact of the Tax Act is uncertain, and it could make completing a business combination with us less appealing than with companies in other countries. In addition, it is uncertain if and to what extent various states will conform to the Tax Act and what effect any legal challenges will have on the Tax Act, including litigation in the U.S. and international challenges brought by organizations such as the World Trade Organization. The impact of the Tax Act on holders of our securities is also uncertain and could be adverse. Investors should consult with their legal and tax advisors with respect to the Tax Act and the potential tax consequences of investing in or holding our securities.

If our management following our initial business combination is unfamiliar with United States securities laws, they may have to expend time and resources becoming familiar with such laws, which could lead to various regulatory issues.

Following our initial business combination, certain members of our management team will resign from their positions as officers or directors of the company and the management of the target business at the time of the business combination will remain in place. Management of the target business may not be familiar with United States securities laws. If new management is unfamiliar with our laws, they may have to expend time and resources becoming familiar with such laws. This could be expensive and time-consuming and could lead to various regulatory issues, which may adversely affect our operations.

Risks Related to SolarMax

SolarMax has sustained losses since its organization, and we cannot assure you that SolarMax can or will operate profitably.

SolarMax incurred net losses of approximately $1.0 million for the nine months ended September 30, 2020, approximately $9.0 million for the year ended December 31, 2019 and approximately $14.7 million for the year ended December 31, 2018, and SolarMax used approximately $22.9 million in operations in the nine months ended September 30, 2020, and SolarMax’ financial statements for the nine months ended September 30, 2020 and the years ended December 31, 2019 and 2018 have a going concern footnote. The losses in all periods resulted primarily from losses in the United States segment although SolarMax incurred a loss from the China segment for the year ended December 31, 2019. Substantially all the revenues from the China segment for the nine months ended September 30, 2020 were generated in the six months ended June 30, 2020, and SolarMax generated nominal revenue from its China segment in the three months ended September 30, 2020. Revenues from the United States operations decreased to approximately $28.0 million for the nine months ended September 30, 2020 from approximately $29.6 million for the nine months ended September 30, 2019. We incurred negative cash flows from operations of approximately $22.9 million for the nine months ended September 30, 2020, approximately $48.8 million for 2019 and approximately $14.9 million in 2018. SolarMax will need to increase its revenue and reduce its costs for its operations in both the United States and China in order for SolarMax to operate profitably. We cannot assure you that SolarMax will be able to operate profitably or achieve positive cash flows from operations in the future, and the failure to do so may impair our ability to continue in business.

SolarMax’ business has been affected by the COVID-19 pandemic and the steps taken by the governments in California and China to address the pandemic.

In response to the COVID-19 pandemic, governmental authorities have recommended or ordered the limitation or cessation of certain business or commercial activities in jurisdictions in which SolarMax operates. Further, the issuance of permits necessary for residential solar systems was affected because some local California government offices that issued permits for solar installations were closed for parts of the second quarter and, as a result of government workers working from home subsequent to the second quarter, effectively operated with reduced hours. As a result, in the United States, SolarMax experienced a lower level of residential solar energy system installations with a decline in revenue in the nine months ended September 30, 2020, compared to the same period in 2019. In China, the timing of final solar farm project approvals for two projects and the beginning of one new solar farm installation were delayed for approximately three months but the delays are not expected to have a material impact on SolarMax’ China business in 2020 as the two projects that SolarMax expected to complete in 2020 were completed, and SolarMax commenced work on a project, known as the Ancha project, which had been in negotiations with SPIC. However, SolarMax did not enter into any new contracts for its China segment other than the Ancha contract. SolarMax had filed a registration statement with the SEC with respect to its initial public offering. In large part because of the effects of the COVID-19 pandemic and the steps taken by the State of California and the government of the PRC to address the pandemic, SolarMax did not complete its public offering and sought to raise funds though the Merger with Alberton. Further, SolarMax’ recognition of revenue from two of its contracts with SPIC was delayed because the government office whose consent was required was closed for the pandemic.

To the extent that the government in California or China institutes or recommends further closures, including closures or reduced office hours of the government offices that process permits for solar installation, SolarMax may suffer a further decline in revenue and results of operations. As a result of the COVID-19 pandemic, SolarMax’ operations in China were temporarily disrupted due to the lockdown and the operations have gradually returned to normal operation beginning in the second quarter of 2020. In March and April 2020, SolarMax’ United States operations experienced the impact of COVID-19 that resulted in the implementation of headcount reduction and other cost-saving measures in an effort to improve liquidity. SolarMax obtained additional liquidity through the available government assistance programs in the form of loans and grants. As of the date of this proxy statement/prospectus, the extent to which the COVID-19 pandemic may materially impact SolarMax’ financial condition, liquidity or results of operations is uncertain.

Because almost all of SolarMax’ revenue in China was derived from two customers, one of which is a related party, SolarMax’ inability to develop new business in China could impair its ability to grow and to operate profitably.

Since the second half of 2019, SolarMax’ business in China consisted of EPC services pursuant to agreements with State Power Investment Corporation Guizhou Jinyuan Weining Energy Co., Ltd., which, together with its affiliated entities is referred to as “SPIC,” which is a large state-owned enterprise under the administration of the Chinese government that holds a range of energy assets. All of SolarMax’ China revenues for the nine months ended September 30, 2020 were generated from two projects for SPIC. This revenue includes revenue from the EPC services performed on the two projects of approximately $58.5 million, or 66% of total revenue, all of which was generated in the second quarter, and also includes approximately $2.2 million of revenues from respective 25-year power purchase agreements between the project companies for Yilong #2 and Xingren, which was generated during the nine months ended September 30, 2020. As of September 30, 2020, SolarMax had not generated any revenue from SPIC prior to the second quarter of 2020, and substantially all of SolarMax’ revenues from its China segment for the nine months ended September 30, 2020 was generated during the six months ended June 30, 2020. Prior to the second half of 2019, most of SolarMax’ revenue from its China segment was generated from subsidiaries or affiliates of Changzhou Almaden Co., Ltd., which is a related party that we refer to in this proxy statement as AMD. Revenue from AMD accounted for 0%, 96% and 53% of the revenue of its China segment for the nine months ended September 30, 2020 and the years ended December 31, 2019 and 2018, respectively. Revenue from AMD and its subsidiaries and affiliates accounted for approximately 0%, 11% and 34% of SolarMax’ consolidated revenue for the nine months ended September 30, 2020 and the years ended December 31, 2019 and 2018, respectively. At February 5, 2021, SolarMax does not have any agreements or projects in its China segment other than two projects for SPIC, both of which are expected to be completed in the first quarter of 2021, with no assurance that SolarMax will enter into additional agreements with SPIC or others. SolarMax’ inability to increase its customer base may impair our ability to grow and operate profitably following completion of the Merger. Further, SolarMax’ current dependence on a state-owned enterprise for its business could materially impair its ability to operate profitably in China, and the willingness of non-related parties to enter into agreement with SolarMax and the terms of such agreements may be impacted by the trade relationship between the United States and China. In dealing with SPIC, SolarMax may be subject to government policies relating to such factors as the terms on which SolarMax sells the project and SPIC’s procurement policies. As a state-owned enterprise, SPIC may favor Chinese companies over subsidiaries of a United States company. We cannot assure you that SolarMax will be able to continue to sell solar farm projects to SPIC or that it will be able to generate an acceptable gross margin on this work. If SolarMax is unable to continue to generate revenue from SPIC and AMD and its affiliates on reasonable terms and if it fails to generate business in China from non-affiliated parties it may be necessary for us to discontinue SolarMax’ Chinese operations.

SolarMax may require significant funds in excess of the funds available to us following the Merger to fund SolarMax’ operations following the Merger, and if the Merger is not completed, SolarMax will require funding from other sources, which may not be available on reasonable terms, if at all.

The solar energy systems market is cash intensive, particularly with respect to the financing of purchases by our United States customers and the construction of solar farm projects in China. SolarMax requires the anticipated funds available upon completion of the Merger to finance its customers’ purchases of solar energy systems in the United States and to finance solar farm projects in China and for working capital purposes, including current debt obligations. SolarMax’ failure to obtain financing could materially impair its ability to expand its financing activities for solar installations in the United States.

Although SolarMax contracts with its customers generally provide for progress payments, because of the amount and timing of the receipt of progress payments, SolarMax requires project financing for its solar project in China. Because SolarMax’ revenue and cash flow from its China segment can vary significantly from quarter to quarter, following the completion of the Merger, we may need significant funds to finance SolarMax’ China operations during periods when those operations do not have significant or any revenue or cash flow from operations. In the nine months ended September 30, 2020, most of SolarMax’ revenues from its China segment were generated primarily in the second quarter, when its performance obligations were complete, and nominal revenues were generated in the third quarter. Although SolarMax has obtained project funding for its three projects with SPIC, the funding is related to the specific project and is not available to SolarMax for working capital. The funds available to SolarMax upon completion of the Merger may not be sufficient to enable SolarMax to expand its financing activities and meet its requirements to develop and expand its business in China and pay its current liabilities. Furthermore, if subsequent to the closing of the Merger we need to raise additional funds, we cannot assure you as to the availability or terms of any financing. Any equity financing could result in dilution to our stockholders. Further, to the extent that we have to rely on debt rather than equity, our profit from financing operations will be impacted and changes in interest rates may further reduce our margins on the loans. If we are not able to finance the sale of SolarMax’ systems, whether through loans to customers or leases with customers, SolarMax’ failure to sell its solar energy systems will adversely affect our revenues and the results of our operations. SolarMax requires funds for its operations regardless of whether the Merger is completed. If the Merger is not completed, SolarMax will need to look for funding from other sources, with no assurance that such funding will be available on reasonable terms, if at all. Prior to entering into the Merger Agreement, SolarMax had sought to raise funds through an underwritten public offering, which it was not able to complete, largely because of the COVID-19 pandemic and the steps taken by the State of California and the government of the PRC to address the pandemic. SolarMax requires funding from other sources and the failure to obtain necessary financing may impair its ability to continue in operations.

SolarMax requires significant funds to pay its current debt obligations, including obligations to management.

SolarMax’ China segment has substantial immediate funding requirements. In December 2018, SolarMax borrowed $1,000,000 at an interest rate of 6% per annum from an unrelated party on which $150,000 of the principal remains due. In May 2020, SolarMax borrowed $2,000,000 at an interest rate of 6% per annum from an unrelated party which matures April 30, 2021. A portion of the cash available upon completion of the Merge will be used to pay these loans. Further, to the extent that SolarMax uses funds available upon completion of the Merger to pay SolarMax’ debt obligations, including the loans through the United States government’s EB-5 program described in the following Risk Factor, we will not have funds available for other uses, including the development of SolarMax’ China segment or the expansion of our financing activities in the United States. In addition to SolarMax’ current debt, it owes its chief executive officers and its former executive vice president and one other former employee a total of $1,275,000 in connection with SolarMax’ repurchase of their stock, and, at January 31, 2021, SolarMax owed its chief executive officer and former executive vice president a total of approximately $1.7 million  for deferred salary and bonus due pursuant to their employment agreements, all of which are due following completion of the Merger. We cannot assure you that we will be able to obtain funding from any sources other than the funds available following the completion of the Merger. Our inability to obtain any financing we require could materially impair our ability to develop our business and to operate profitably.

SolarMax has relied on loans through the United States government’s EB-5 program, which loans need to be refinanced when they become due, and we cannot assure you that the limited partners will accept our proposed terms of the refinancing or that a substantial portion of the proceeds of this offering will not be required to pay the loans.

Prior to September 30, 2019, two of SolarMax’ subsidiaries borrowed a total of $55,500,000 from Clean Energy Funding (“CEF”) and Clean Energy Funding II (“CEF II”), who are related parties. CEF and CEF II are limited partnerships of which the general partner is a limited liability company owned and managed by two of SolarMax’ directors, one of whom is the chief executive officer, and a former executive officer/director. The funding was made pursuant to the United States government’s EB-5 program, and the lenders made loans from the proceeds of capital contributions of the limited partners who made their investment as part of the EB-5 program. Under this program, which is administered by the United States Customs and Immigration Service, entrepreneurs (and their spouses and unmarried children under 21) are eligible to apply for a green card (permanent residence) if they make the necessary investment in a commercial enterprise in the United States and plan to create or preserve 10 permanent full-time jobs for qualified United States workers. SolarMax is a commercial enterprise that creates permanent full-time jobs in the United States. The loans are secured and are payable 48 months from the date of the advance and may be extended by the lender as may be necessary to meet applicable USCIS immigrant investor visa requirements, which is the date when the final step of the EB-5 visa process is completed and the immigrant investors, who are the limited partners of the lender, can become lawful permanent residents of the United States. As of September 30, 2020, the initial four-year term of all of the loans had expired and the loans are on extension until the limited partners have met the USCIS requirements. As the loans matured, SolarMax offered the limited partners, in lieu of the payment by the limited partnership, a convertible note with a term of five years, with 20% of the principal amount being due on each of the first, second, third fourth and fifth anniversaries of the date of issuance. The notes are secured by the same assets that secured the notes issued to the lenders. As of February 5, 2021, notes to the CEF and CEF II in the aggregate principal amount of $32.0 million were outstanding, and convertible notes in the principal amount of $22.5 million had been issued to former limited partners of CEF, of which principal payments of $2.4 million had been made on the first anniversary of the respective dates of issuance, convertible notes in the principal amount of $1.0 million had been early redeemed for $730,000, and the outstanding principal amount of $18.1 million was outstanding. With respect to the outstanding notes to CEF and CEF II, limited partners who made investments of $11.0 million can currently demand repayment from the lender of their investment in the partnership which made the loans to SolarMax, which can trigger a payment obligation on SolarMax’ subsidiary’s part. Because the date on which the remaining limited partners can demand repayment of their capital account is dependent upon the approval of their petition for permanent residency, SolarMax cannot predict when or whether such petition will be approved. We cannot assure you that we will have or be able to obtain the funds to pay the EB-5 loans when they mature, and our inability to pay or refinance these loans could have a material adverse effect upon SolarMax’ business and Successor’s business following the Merger. To the extent that SolarMax is unable and, following the effective time of the Merger, Successor is unable, to refinance these obligations, we will use a portion of the available funds following the Merger for such purpose or it may be necessary to modify the terms of the convertible notes. If the limited partners who have the right to demand repayment of their capital accounts exercise their right, which can trigger the maturing of loans in the total principal amount of $11.0 million, the funds available following completion of the Merger may not be sufficient to provide us with funds to pay such loans, and we can give have no assurance that we will be able to obtain funding from other sources or reasonable terms, if at all. Following the Merger, we intend to offer the limited partners who funded the loans from CEF and CEF II convertible notes, similar to the notes issued by SolarMax. We cannot assure you that the remaining limited partners or any significant number of the remaining limited partners will accept the note in lieu of cash repayment of their capital account or that we would not have to revise the terms of the notes in order to obtain the agreement of such limited partners to a refinancing. To the extent that we use these funds to pay the loans, we will have less proceeds for the development and expansion of SolarMax’ business. Four of the limited partners of CEF have commenced actions against CEF, SolarMax and others seeking repayment of their capital contribution to CEF totaling $2.0 million. See “Business of SolarMax – Legal Proceedings.” We cannot predict the outcome of the litigation, but the $2.0 million claimed by the limited partners is included in the amount of the loan due to CEF on SolarMax’ financial statements. Other limited partners may commence litigation rather than accept our convertible notes. Since SolarMax cannot predict when additional loans will become due or whether the limited partners will accept our proposed refinancing, it is possible that SolarMax may have to raise funds in additional to the funds available upon completion of the Merger to make to pay these loans. These loans that can become due based on the approvals of petitions for permanent resident status which have been obtained, together with other loans which may become due substantially exceed the anticipated funds available upon completion of the Merger. As a result, we would need to obtain funding from other sources. We cannot assure you that other sources of financing will be available to us on reasonable, if any, terms. Further, to the extent that the limited partners accept our proposed refinancing, the subsequent sale of their common stock issued upon conversion of their convertible notes could have a material negative effect upon the market price of our common stock. Further, the market for and the market price of our common stock at the time we seek to obtain the agreement of the remaining limited partners to accept our convertible notes in lieu of cash payments of their capital accounts may affect the willingness of the limited partners to accept our convertible debt and the terms that they would accept. Further, if the limited partners accept convertible notes, the sale of the underlying shares or the market’s perception of the effect of the sale of such shares may have a material adverse effect upon the price of our common stock.

SolarMax may not be successful in developing its solar farm project business in China.

In order to conduct the solar farm project business in China, SolarMax will need to:

●	obtain required governmental approval and permits;

●	complete any applications that may be necessary to enable SolarMax or the end user to take advantage of available government benefits;

●	identify and obtain land use rights for significant contiguous parcels of land in areas where there is sufficient sunlight to justify a solar farm;

●	resolve any problems with residents and businesses in the area where the solar farm is to be constructed;

●	negotiate an interconnection agreement with the utility company or government Electricity Bureau;

●	obtain substantial financing for each project, and the proceeds of this offering will not be sufficient to provide us with such financing;

●	identify a buyer of the project;

●	negotiate a purchase and sale contract with a project buyer, which will involve the sale of the project to the buyer and an agreement with the buyer for SolarMax to design and perform the EPC work on the project on time and within the budget;

●	receive the required interim and final payments under the purchase and sale contract;

●	complete the engineering for the project;

●	purchase the photovoltaic panels and other components of the solar farm;

●	engage qualified contractors and subcontractors to construct the solar farm;

●	accurately evaluate the cost of all aspects of the projects, including any reserve for unexpected factors;

●	accurately estimate our potential warranty liability; and

●	address any changes resulting from weather or climate conditions, earthquakes, unexpected construction difficulties, changes in the buyer’s specifications or other changes beyond our control.

In the event that we are not able to satisfy any of these conditions, we may not be able to generate income from our China operations, and it may be necessary for us to suspend or terminate these operations. Further, the development of solar projects also may be adversely affected by many other factors outside of our control, such as inclement weather, acts of God, and delays in regulatory approvals or in third parties’ delivery of equipment or other materials, shortages of skilled labor. We cannot assure you that we will be able to engage in the solar farm business successfully. Our failure to operate this business successfully will materially impair our financial condition and the results of our operations.

Delays in construction of solar farms could increase SolarMax’ costs and impair its revenue stream from our China operations.

SolarMax presently obtains permits and constructs solar farms for its end user customers to whom it sells the projects. SolarMax incurs significant costs prior to completion, and the contracts with the end user typically have a completion schedule. Any delay would delay SolarMax’ receipt of payment from the customer as well as its recognition of revenue from the project. If the delay is significant, it could result in penalties under the contract or a refusal of the customer to pay the stated purchase price or any interim payments that are due under the contract. Delays can result from a number of factors, many of which are beyond our control, and include, but are not limited to:

●	unanticipated changes in the project plans;

●	defective or late delivery of components or other quality issues with components;

●	difficulty in obtaining and maintaining required permits;

●	difficulty in receiving timely payments from the customers;

●	the COVID-19 pandemic and steps taken by the government of China to address the pandemic;

●	changes in regulatory requirements;

●	weather conditions;

●	unforeseen engineering and construction problems;

●	difficulty in obtaining sufficient land use rights for the proposed project size;

●	labor problems and work stoppages;

●	equipment problems;

●	adverse weather, environmental, and geological conditions, including floods, earthquakes, landslides, mudslides, sandstorms, fire, drought, or other inclement weather and climate conditions or natural disasters; and

●	cost overruns resulting from the foregoing factors as well as our miscalculation of the actual costs.

United States trade policy affects SolarMax’ ability to purchase domestic solar panel.

One of the effects of the United States tariffs on imported solar panels, including solar panel from China, is an increased demand for products manufactured in the United States which may affect both SolarMax’ ability to purchase solar panels and the price and other terms at which solar panels are available to SolarMax. SolarMax’ inability to obtain domestically produced solar panels at a reasonable cost can impair its ability to generate revenue and maintain reasonable gross margins.

Changes in the PRC Government policies on solar power and industry conditions as well as changes in the trade relationship between the United States and China could affect SolarMax’ ability to generate business in China.

SolarMax’ ability to develop business in China is dependent upon the continuation of government policies relating to solar power and the relationship between the solar farm owner and the local utility company. Any changes in the policies or practices that affect the solar power industry could make the construction and operation of a solar farm less desirable. Although our China subsidiary is a licensed EPC contractor in China, changes in the law or regulations could make it difficult or more expensive for us to maintain our license. Delays in payments from the utility companies or difficulties in connecting with the grid could also make solar farms less attractive. Any regulations or practices that give preference to a China business rather than a subsidiary of a United States business or which would require SolarMax to devote a portion of its profit for local uses would also make it more difficult or more expensive to operate its business. We cannot assure you that changes in law or practices will not impair SolarMax’ ability to conduct its business in China. Further, any deterioration in the relationship between the United States and China on trade and related matters may impair our ability to obtain permits for solar farms and to enter into EPC and other agreements for solar farms in China.

SolarMax’ failure to control its costs could impair its financial results.

SolarMax’ cost of revenues and its operating expenses increased significantly both in U.S. dollars and as a percentage of revenues. Unless SolarMax is able to reduce both its cost of revenues and its operating costs, it will not be able to operate profitably. There are many factors beyond SolarMax’ control that may affect its costs, such as the price of components, cost of labor and the availability of warehouse and office space at reasonable rents as well as the effect of competition. Unless we are able to control our costs, we will not be able to operate profitably. We cannot assure you that we can or will ever operate profitably.

Because a small number of customers in China represents a significant percentage of SolarMax’ revenue, SolarMax needs to continue to develop new clients if it is to generate revenue from its China segment.

The nature of SolarMax’ business in China is such that a small number of customers is responsible for a significant percentage of both our revenue from the China segment and of our total revenue. Because EPC contracts are of limited duration, once SolarMax completes the construction and installation of a solar farm, there is no ongoing revenue stream from the customer. Although SolarMax offers to perform ongoing maintenance services for the solar farm once it is completed, it does not have presently have any such contracts and it may not have such contracts in the future. Accordingly, it is necessarily for SolarMax, on an ongoing basis, to continue to develop new EPC business, and its failure to develop the EPC business will impair SolarMax’ ability to operate profitably and the ability of its China segment to continue operations. Further, because SolarMax is dependent upon a small number of customers, with its only present contract being with SPIC, a state-owned enterprise, and most of its revenue in the years ended December 31, 2019 and 2018 being with related parties, SolarMax’ quarterly revenues from China are affected by the timing of contracts it receives and the time during which the work is performed, which could result in significant changes in revenue and net income from the China segment from quarter to quarter.

Because SolarMax relies on its relationship with one leasing company, its failure or inability to maintain this relationship may impair our ability to operate profitably.

In order to provide customers with the ability to lease our solar systems, we have entered into a channel agreement with Sunrun, Inc. (“Sunrun”), a third-party leasing company, pursuant to which Sunrun appointed SolarMax as its sales representative to solicit orders from residential customers for Sunrun’s products in portions of southern California. SolarMax’ agreement with Sunrun terminates in January 2021, and SolarMax is negotiating an extension of the agreement. In the event that SolarMax is not able to negotiate an agreement with Sunrun or an extension of its existing agreement. SolarMax believes that it would be able to enter into a leasing agreement with another equipment leasing company, although no assurance can be given as to the ability of SolarMax to enter into an extension with Sunrun or enter into an acceptable agreement with another equipment leasing company. Sunrun was the third largest customer of our United States segment and the fourth largest customer overall for the nine months ended September 30, 2020. Sunrun was SolarMax’ second largest customer overall and the largest customer for its United States segment for the year ended December 31, 2019 and its third largest customer overall and the largest customer for our United States segment in 2018. Sales to Sunrun were $0.7 million, or approximately 1% of total revenue and approximately 3% of United States revenue, respectively, for the nine months ended September 30, 2020. Sales to Sunrun were $3.8 million, or approximately 9% of revenue and approximately 10% of United States revenue for the year ended December 31, 2019, and $4.6 million, or approximately 5% of revenue and approximately 15% of United States revenue for the year ended December 31, 2018. Pursuant to SolarMax’ agreement with Sunrun, SolarMax introduces potential leasing customers to Sunrun, purchases the components and performs the EPC services and sells the completed system to Sunrun, which then leases the system to the customer. Sunrun may terminate the agreement if SolarMax fails to meet specified minimum volume requirements. Sunrun also has the right to terminate certain incentives contained in the agreement at any time. In the event that our relationship with Sunrun is terminated or in the event that SolarMax’ customers are not satisfied with the products or terms provided by Sunrun, we may have difficulty finding alternative leasing companies and our revenue and our ability to generate profits would be impaired. We cannot assure you that we will be able to find alternative leasing arrangements. With respect to the systems sold to Sunrun, we are required to install Sunrun meters which are only available for purchase through a subsidiary of Sunrun. For the nine months ended September 30, 2020 and the years ended December 31, 2019 and 2018, Sunrun meters purchased from a subsidiary of Sunrun amounted to $39,389, $48,121 and $68,453, respectively. The accounts payable balance owed to this supplier as of September 30, 2020 and December 31, 2019 was $14,523 and $8,327, respectively. There was no accounts payable balance owed to this supplier at December 31, 2018. Other than Sunrun meters, SolarMax does not make purchases from Sunrun or from any of Sunrun’s subsidiaries or affiliates for the systems sold to Sunrun or to other customers.

SolarMax’ business in both the United States and China is dependent on the continuation of government benefits.

Federal, state and local government laws, including tax laws, regulations and policies concerning the electric utility industry, utility rate structures, interconnection procedures, and internal policies and electric utility regulations heavily influence the market for electricity generation products and services. These regulations and policies, which, on the state and local level, differ from state to state, often relate to tax benefits, electricity pricing, net metering the interconnection of customer-owned electricity generation with the local electricity utility company. These laws, regulations and policies are constantly subject to change, and many benefit provisions have sunset clauses, which would result in a termination or reduction of the benefit unless the benefit is expressly extended. The solar power industry is heavily dependent on government incentives and subsidies that constitute an important economic factor in a user’s decision to purchase a solar energy system. We cannot assure you that these benefits will continue at their present levels, if at all. The reduction, elimination or expiration of government benefits and economic incentives for solar energy systems could substantially increase the cost of our systems to our potential customers, which would in turn reduce the demand for our solar energy systems.

In many areas in China, solar farms, particularly on-grid photovoltaic systems, would not be commercially viable without government subsidies or economic incentives. The cost of generating electricity from solar energy in these markets currently exceeds, and very likely will continue to exceed for the foreseeable future, the cost of generating electricity from conventional or other renewable energy sources. These subsidies and incentives have been primarily in the form of set electricity prices and performance incentive programs, to solar farm operators. To the extent that these incentives are not available, we may not be able to sell SolarMax’ systems to customers in these regions. Further, if SolarMax decides to operate the solar farms in these regions for our own account instead of selling the project, SolarMax may not be able to generate a profit from those operations, which would impair results of its operations and its ability to operate profitably.

Changes in utility regulations and pricing could impair the market for SolarMax’ products.

The market for alternative energy products is affected by utility regulation and pricing policies. Changes in regulations or pricing could result in a significant reduction in the demand for solar products. Depending on the region, electricity generated by solar energy systems competes most effectively with expensive peak-hour electricity from the electric grid, rather than the less expensive average price of electricity. Modifications to the utility companies’ peak hour pricing policies affect the competitive nature of SolarMax’ systems. To the extent that SolarMax has to lower prices, the profitability of its systems could be impaired. In addition, any changes to government or internal utility regulations and policies that favor electric utilities could reduce SolarMax’ competitiveness and cause a significant reduction in demand for its products and services.

Changes in net metering regulations could impair the market for solar products.

Net metering is a billing mechanism that credits solar energy system owners for the electricity that they add to the electricity grid. If the owner of a solar system generates more electricity than it consumes, the excess electricity is sold back to the grid. California’s first net metering policy set a “cap” for the three investor-owned utility companies in the state: Pacific Gas & Electric (PG&E), San Diego Gas & Electric (SDG&E), and Southern California Edison (SCE). All three have reached their cap where total solar installations in each utility’s territory were capped at five percent of total peak electricity demand. The California Public Utilities Commission (CPUC) created the current program known as “Net Metering 2.0” (NEM 2.0) that extends California net metering. NEM 2.0 is slightly different from the first net metering policy. Under NEM 2.0, customers will still receive the retail credit for electricity produced but will be required to pay more in Non-Bypassable Charges. NEM 2.0 also requires new solar customers to pay a one-time Interconnection Application Fee, the amount of which is dependent upon the utility company. For systems under 1MW this fee is $132 for San Diego Gas & Electric, $145 for Pacific Gas & Electric, and $75 for Southern California Edison. NEM 2.0 customers are also required to use Time of Use (ToU) rates. The California Public Utilities Commission (CPUC) has officially started on the proceedings for NEM 3.0 which will establish the successor to NEM 2.0 in California and have stated they expected to adopt the new program by 2022.The potential changes under NEM 3.0 could alter the return on investment for solar customers, and SolarMax’ pricing needs to reflect this change in order for the purchase of a solar system to be economically attractive to the customer, which may result in lower prices and reduced margins.

To the extent that utility companies are not required to purchase excess electricity from owners of solar systems or are permitted to lower the amounts paid, the market for solar systems may be impaired. Because net metering can enable the solar system owner to further reduce the cost of electricity by selling excess electricity to the utility company, any elimination or reduction of this benefit would reduce the cost savings from solar energy. We cannot assure you that net metering will not be eliminated or the benefits significantly reduced for future solar systems which may dampen the market for solar energy.

SolarMax’ business may be affected by increases in the price of solar energy products, including price increases resulting from the United States’ trade and tariff policies.

The declining cost of solar panels has been a key factor in the pricing of our solar energy systems, which, in turn affects the potential customer’s decision to use solar energy. With any stabilization or increase of solar panel and other component prices, SolarMax’ ability to market its solar energy systems could be impaired, which would affect its revenues and gross profit. The cost of solar panels and raw materials could increase in the future due to tariff penalties or other factors. The U.S. government has imposed tariffs on solar cells, solar panels and aluminum used in solar panels manufactured overseas. These tariffs have increased the price of solar panels containing foreign manufactured solar cells. At present, SolarMax purchases solar panels containing solar cells and panels manufactured overseas for our United States installations. While solar panels containing solar cells manufactured inside the United States are not subject to these tariffs, the prices of these solar panels are, and may continue to be, more expensive than panels produced using overseas solar cells, before giving effect to the tariff penalties and the tariff policies may result in an increase in prices of domestic products. If additional tariffs are imposed or other negotiated outcomes occur, SolarMax’ ability to purchase these products on competitive terms from those countries could be limited. Any of those events could impair our financial results if we incur the cost of trade penalties or purchase solar panels or other system components from alternative, higher-priced sources.

SolarMax may be subject to liability if private information that it receives is not secure or if SolarMax violates privacy laws and regulations.

SolarMax is or may become subject to a variety of laws and regulations in the United States and abroad regarding privacy, data security, cybersecurity and data protection. These laws and regulations are continuously evolving and developing. The scope and interpretation of the laws that are or may be applicable to SolarMax are often uncertain and may be conflicting, particularly with respect to foreign laws. In particular, there are numerous United States federal, state, and local laws and regulations and foreign laws and regulations regarding privacy and the collection, sharing, use, processing, disclosure, and protection of personal information and other user data. Such laws and regulations often vary in scope, may be subject to differing interpretations, and may be inconsistent among different jurisdictions.

In June 2018, California adopted the California Consumer Privacy Act (“CCPA”), which becomes effective in 2020. Under the law, any California consumer has a right to demand to see all the information a company has saved on the consumer, as well as a full list of all the third parties that data is shared with. The consumer also has the right to request that a company delete the information it has on the consumer. The CCPA broadly defines “protected data.” The CCPA also has specific requirements for companies subject to the law. The CCPA provides for a private right of action for unauthorized access, theft or disclosure of personal information in certain situations, with possible damage awards of $100 to $750 per consumer per incident, or actual damages, whichever is greater. The CCPA also permits class action lawsuits.

In November 2016, the Standing Committee of China’s National People’s Congress passed China’s first Cybersecurity Law (“CSL”), which became effective in June 2017. The CSL is the first Chinese law that systematically lays out the regulatory requirements on cybersecurity and data protection, subjecting many previously under-regulated or unregulated activities in cyberspace to government scrutiny. The legal consequences of violation of the CSL include penalties of warning, confiscation of illegal income, suspension of related business, winding up for rectification, shutting down the websites, and revocation of business license or relevant permits. The costs of compliance with, and other burdens imposed by, CSL may limit the use and adoption of SolarMax’ products and services and could have an adverse impact on its business.

The European Union Parliament approved a new data protection regulation, known as the General Data Protection Regulation (“GDPR”), which came into effect in May 2018. The GDPR includes operational requirements for companies that receive or process personal data of residents of the European Economic Area. The GDPR imposes significant penalties for non-compliance. Although SolarMax does not conduct any business in the European Economic Area, in the event that residents of the European Economic Area access our website and input protected information, SolarMax may become subject to provisions of the GDPR.

SolarMax is also subject to laws restricting disclosure of information relating to its employees. SolarMax strives to comply with all applicable laws, policies, legal obligations, and industry codes of conduct relating to privacy, data security, cybersecurity and data protection. However, given that the scope, interpretation, and application of these laws and regulations are often uncertain and may be conflicting, it is possible that these obligations may be interpreted and applied in a manner that is inconsistent from one jurisdiction to another and may conflict with other rules or SolarMax’ practices. Any failure or perceived failure by SolarMax or its us third-party service-providers to comply with SolarMax’ privacy or security policies or privacy-related legal obligations, or any compromise of security that results in the unauthorized release or transfer of personally identifiable information or other user data, may result in governmental enforcement actions, litigation, or negative publicity, and could have an adverse effect on our business and operating results. Although we maintain cybersecurity insurance, we cannot assure you that this insurance will cover or satisfy any claim made against us or adequately cover any defense costs we may incur.

SolarMax’ business would be impaired if it loses its licenses, if more stringent government regulations are enacted or if it fails to comply with the growing number of regulations pertaining to solar energy and consumer financing industries.

SolarMax’ business is subject to numerous federal and state laws and regulations. The installation of solar energy systems performed by SolarMax is subject to oversight and regulation under local ordinances, building, zoning and fire codes, environmental protection regulation, utility interconnection requirements, and other rules and regulations. The financing transactions by SolarMax Financial are subject to numerous consumer credit and financing regulations. The consumer protection laws, among other things:

●	require SolarMax to obtain and maintain licenses and qualifications;

●	limit certain interest rates, fees and other charges it is allowed to charge;

●	limit or prescribe certain terms of the loans to its customers; and

●	require specific disclosures and the use of special contract forms.

SolarMax’ Chinese subsidiary ZHPV holds a construction enterprise qualification certificate for Level III of general contractor for power engineering constructor issued on October 27, 2017, which permits ZHPV to conduct business as a contractor in power engineering construction. The qualification certificate expires on March 4, 2021. Although SolarMax believes that the renewal of the certificate is routine; we cannot assure you that the certificate will be renewed in a timely manner. The failure of ZHPV to hold this certificate would impair its ability to perform its obligations under its contracts with its customers. The number of laws affecting both aspects of SolarMax’ business continues to grow. SolarMax can give no assurances that it will properly and timely comply with all laws and regulations that may affect it. If SolarMax fails to comply with these laws and regulations, it may be subject to civil and criminal penalties. In addition, non-compliance with certain consumer disclosure requirements related to home solicitation sales and home improvement contract sales affords residential customers with a right to rescind such contracts in some jurisdictions.

A material decrease in the retail price of electricity from the local utility company or from other sources would affect SolarMax’ ability to generate revenues.

SolarMax believes that a customer’s decision to buy a solar energy system from it is primarily driven by a desire to pay less for electricity. Decreases in the retail prices of electricity from utility companies or other renewable energy sources would impair SolarMax’ ability to offer competitive pricing which would, in turn, affect its ability both to generate revenue and to maintain gross margins. The price of electricity from utility companies could decrease as a result of such factors as a reduction in the price of oil or natural gas as a result of new drilling techniques or a relaxation of associated regulatory standards; the development of energy conservation technologies and public initiatives to reduce electricity consumption; the construction of a significant number of new power generation plants, including nuclear, natural gas or renewable energy technologies.

Changes in regulations relating to fossil fuel can impact the market for renewable energy, including solar.

The market for renewable energy in general and solar energy in particular is affected by regulations relating to the use of fossil fuel and the encouragement of renewable energy. To the extent that changes in regulations have the effect of reducing the cost of gas, oil and coal or encouraging the use of such fuels, the market for solar systems may be impaired.

A material decline in the price of electricity charged by the local utility company to commercial users may impair our ability to attract commercial customers.

Often large commercial customers pay less for energy from utility companies than residential customers. To the extent that utility companies offer commercial customers a lower rate for electricity, they may be less willing to switch to solar energy. Under such conditions, SolarMax may be unable to offer solar energy systems in commercial markets that produce electricity at rates that are competitive with the price of retail electricity they are able to obtain from the local utility company. In such event, SolarMax would be at a competitive disadvantage compared to the local utility company and may be unable to attract new commercial customers, which would impact our revenues.

Solar energy and other forms of renewable energy compete with other forms of energy and the attractiveness of solar energy reflects the cost of electricity from the local grid.

Solar energy competes with other all other forms of energy, including, particularly local utility companies, whose pricing structure effectively determines the market for solar energy. If consumers, whether residential or commercial, believe that they are paying and will continue to pay too much for electricity from a local utility company, they may consider other alternatives, including alternative providers of electricity from local utility companies as well as forms of renewable energy. If they are in a location where, because of the climate and geography, solar energy is a possibility, they may consider solar energy as an alternative, provided they are satisfied that they will receive a net savings in their cost of electricity and their system will provide them with a constant source of energy. Further, although some customers may purchase a solar energy system because of environmental considerations, we believe that the cost of electricity is the crucial factor that influences the decision of a user, particularly a commercial user, to elect to use solar energy.

Within the solar energy market, SolarMax faces intense and increasing competition in the market of solar energy system providers, which exposes it to the risk of reduction of its market penetration and/or of its profit margins.

The solar energy system installation market is highly and increasingly competitive. The number of new solar energy installation businesses that have entered the industry in California has almost doubled since 2008 when SolarMax commenced business. SolarMax competes with major companies in the solar business, particularly in California, as well as a large number of small companies. The solar energy industry may continue to expand and possibly consolidate. As a result of increasing competition, SolarMax’ average unit price on solar systems in the United States declined from 2017 to 2018. Competitive factors were a significant cause of the decline in our gross margin in 2018 as compared with 2017. SolarMax may continue to encounter increasing competition from larger companies that have greater resources than we and which would enjoy more economies of scale and greater name recognition than it has. Further, increasing competition may also lead to an excessive supply of solar energy installation services on the market which could continue to affect both SolarMax’ ability to generate revenue as well as its gross margin. To the extent that its ability to provide financing to its customers is an important element in selling its systems, SolarMax will compete with both other solar companies that provide financing and with banks, leasing companies and other businesses that seek to offer financing alternatives to purchasers of solar systems.

In China, SolarMax competes with other companies for a limited number of available permits.

In China, SolarMax obtains permits, construct and sell solar farms to major customers who have the financial ability to purchase and operate these systems. The permits are granted by the local government agency and a list of available permits is published by the agency. There is a limited number of potential customers as well as a limited number of permits available and SolarMax competes with other firms in seeking to obtain permits and seeking to perform EPC services. In seeking both permits and customers, SolarMax competes with other companies, many of which are Chinese companies that have significantly greater financial resources and are better known in China than SolarMax is. Further, many of its competitors have or can develop relationships with both the government officials who issue the permits as well as the buyers of the projects, and SolarMax’ competition may not be subject to the restrictions imposed on us by the Foreign Corrupt Practices Act. We cannot assure you that SolarMax will be able to obtain the necessary permits for its customers or enter into agreements with end users who would operate the solar farms. As the interest in solar farms in China increases, there is increased competition for permits, and the government entities that issue the permits may prefer Chinese companies over companies that are owned by a United States parent. SolarMax’ failure to obtain the permits and enter into agreements would impair our ability to generate revenue from this business. In addition, to date, except for its agreements with SPIC, SolarMax’ China segment has generated minimal revenue in China from unrelated parties. If SolarMax is not able to develop its business with new customers or if its business with SPIC or with related party decreases, its ability to generate revenue in China will be significantly impaired. Unrelated parties may prefer to work with a Chinese company than a company owned by a United States company, particularly in view of the trade disputes between the United States and China.

Because of the cost of construction of the solar farms, we could require financing in order to complete projects in China.

Although SolarMax’ EPC contracts with solar farm owners provide for progress payments, we cannot assure you that SolarMax will be paid in a timely manner or that its customers will not be significantly delinquent on their payments. Because SolarMax is dependent upon a small number of customers, its cash flow at any time may be dependent upon the payment policies and practices of one customer. SolarMax’ China segment revenue for the nine months ended September 30, 2020 was derived from two projects for SPIC, and SolarMax’ only pending contract is also with SPIC. SolarMax’ failure both to receive timely progress payments and to obtain any necessary project financing in China would impair its ability to develop its business in China. Because of the size of the solar farms that SolarMax builds in China, it is likely to require financing for its projects. We cannot assure you that SolarMax will be able to obtain financing or that its business will not be impaired by delinquent customers. Further, SolarMax may not be able to generate business without a financing arrangement.

Because SolarMax’ business in China involves the construction of large projects for a small number of customers; SolarMax does not have an ongoing revenue base and needs to obtain new customers.

Because of the nature of SolarMax’ China operations, SolarMax construct large projects for a small number of customers, who may not require additional services from SolarMax after SolarMax has completed the projects. As a result, SolarMax needs to continually market its services to new customers who have the financial resources to purchase a solar farm or to obtain additional projects from existing customers. Thus, each year a small number of customers will be responsible for a large percentage of the revenue from the China segment and a large percentage of SolarMax’ total revenue, and the major customers in one year may not generate any significant revenue in future years. Further, to the extent that any customer fails to make timely payments to SolarMax, its business and cash flow could be impaired. If SolarMax is unable to develop new sales contracts for solar farms, it may not be able to continue its China operations which would impair its operating results and its financial condition.

Because of the amount of land required for a solar farm, it may be difficult to obtain the necessary land use rights, which may increase the cost of the land.

There is no private ownership of land in China, and the owner or operator of a solar farm must obtain the necessary land use rights from the applicable government agency. Solar farms require a substantial amount of land. It is also crucial to have a land parcel close to the grid connection point in order to control the cost for the construction of transmission lines and to avoid the electricity transmission loss. One solar farm for which SolarMax performed EPC services had to reduce the size of the project because of zoning issues and the inability to obtain land use rights to sufficient contiguous parcels of land to support the initial size of the project. The shortage of available land may also result in an increase in the cost of the land use rights as well as increased competition for the land use rights. Further, since the land is owned by the government, the government has the ability to determine what it is the best use of the limited available land and it might determine that the land could be used for purposes other than solar farms. If we or solar farm owners cannot obtain sufficient land use rights at a reasonable cost, the solar farm owner may be reluctant to make the investment in solar farms which would impair our ability to generate revenue and operate profitably in China. Further, changes in the size of a project may result in increased costs as well as construction difficulties which SolarMax may be unable to pass on to its customers, resulting in a decrease in its gross margin.

There is intense competition for a limited number of project sites that are appropriate for solar power projects. As the downstream solar power market in China continues to evolve, the number of attractive project sites available has decreased and will continue to decrease. Even if SolarMax signs agreements, it may not be able to find and secure the land use rights to suitable project sites for the relevant projects. SolarMax generally uses the land for its ground-mounted projects through land use right grants or assignment by the government or leasing from the land use right owners. Our rights to the properties used for our solar power projects may be challenged by property owners or other third parties, in case of any disputes over the ownership or lease of the properties. It is critical to maintain the land use rights on the land parcels and access and use rights on the roof tops during the life cycle of solar power projects. In the event that the relevant lease agreement is determined to be null and void by competent authorities or our land use rights and access and use rights on roof tops are recouped by the government, the solar power projects may be forced to cease operation and our results of operation, financial condition will be materially adversely affected.

The economics of a solar farm are affected by the money that solar farm owners receive from utility companies.

In China, a solar farm sells the power it generates to the electricity utility company at prices which are set by the Electricity Bureau, a government agency, at the beginning of the term of the power sales agreement between the owner and the utility company. The prices have been declining, and we cannot assure you that the price reductions will not continue or that price reductions will not increase substantially and make the ownership of a solar farm uneconomical. The cash flow that the owner receives from the utility company is critical in determining whether the project will be profitable to the owner. If the potential revenue stream is not sufficient to meet the owner’s return, taking into account the cost of the project, the cost of the land use rights and the other operating costs, the owner may be unwilling to develop a solar farm or it may be necessary for us to reduce our charges in order to generate the revenue, which could significantly reduce our gross margin on the project and could result in a negative gross margin. Decreases in the potential revenue stream may also significantly affect the terms on which we could provide maintenance services for a solar farm following its completion. Further, it is possible that the Electricity Bureau could set prices at a level which makes it uneconomical to operate a solar farm, in which event we would not be able to continue in this business. Although the rate is presently set for the duration of the contract with the utility company, we cannot assure you that the Chinese government would not change its policy and reduce the rate during the term of the agreement. We cannot assure you that SolarMax will be able to operate its EPC business or manage solar farms in China profitably, and its failure to operate profitably in China could materially impair its overall ability to operate profitably.

Changes in solar farm delivery schedules and order specifications may affect SolarMax’ revenue stream and gross margin.

Although SolarMax builds solar farms pursuant to agreements with the customers, it may experience delays in scheduling and changes in the specification of the project. These changes may result from a number of factors, including a determination by the customer that the scope of the project needs to be changed and the effects of the COVID-19 pandemic and steps taken by the government of China to address the pandemic. In the event of such changes, SolarMax may suffer a delay in the recognition of revenue from the projects and may increase its costs. In 2017, the project owner was unable to obtain sufficient land use rights for one of SolarMax’ EPC projects. As a result, changes were made to the project’s original specifications, and SolarMax incurred costs that it was not able to pass on to the customer, which affected its gross margin for the year ended December 31, 2018. We cannot assure you that SolarMax’ revenue and gross margin will not be affected by delays, changes in specifications or increased costs or that SolarMax will be able to recoup revenue lost as a result of the delays or changes. Further, if SolarMax cannot allocate its personnel to a different project, it will continue to incur expenses relating to the project, including labor and overhead. We cannot assure you that SolarMax’ income will not decline as a result of changes in customers’ orders or their requirements for their projects.

If SolarMax operates solar farms in China for its own account it will be subject to additional regulations.

Although SolarMax has no present plans to own and operate solar farms for its own account, it may consider the possibility of owning and operating solar farms for its own account in the future, either by direct ownership or by holding a majority equity interest in a company that owns solar farms. Unlike the solar systems that SolarMax sell in the United States, which are relatively small in scale and generally provide power for one home or building, the solar farms in China operate on a significantly larger scale. Thus, while a typical residential or small business installation in the United States generally generates between 6.5KW and 0.2MW of power, the solar farms in China can generate between 30MW and 100MW of power. In the event that SolarMax operates solar farms for its own account, which would involve constructing the solar farm for our own account and selling the electricity either to end users or to the local utility company, we will be subject to significant additional regulation by the applicable Chinese authorities and we will require significant additional funding for such purpose. Prior to 2013, SolarMax entered into power purchase agreements that have a term of up to 20 years. SolarMax owns and maintains the systems and sells the power generated by the systems to its commercial customers pursuant to the power purchase agreement. These power purchase agreements, which cover a solar system designed for a local commercial user, are significantly different in size and scope from the solar farms in China.

 SolarMax’ quarterly revenues may be affected by weather conditions in certain provinces of China

The construction of solar farms in China is subject to adverse weather conditions, including wind, flood, rain, typhoons, snow and temperature extremes, as well as earthquakes, mudslides and similar conditions. These weather conditions are common but difficult to predict and can slow or stop construction. The effects of climate change may increase severe adverse weather conditions. To the extent that SolarMax has EPC contracts for solar farms in the provinces affected by adverse seasonal weather, revenue generated during these months may sharply decrease. If SolarMax is not able to work on a project on a sustained basis, its ability to operate efficiently may be impaired which may result in reduced revenue, increased expenses and reduced gross margin.

The results of SolarMax’ operations may vary significantly from quarter to quarter.

In SolarMax’ experience in the United States, consumers generally, and residential customers in particular, express interest in a solar energy system during March and April, when they are preparing their tax returns, and in July and August, when they experience high electricity charges from the local utility company. Since the selling cycle is typically three to four months, SolarMax generally installs systems two to three months after the contract date, and it recognizes revenue using a cost-based input method that recognizes revenue as work is performed. If we cannot complete a sale to a customer when the customer expresses interest in a solar system, that potential customer may seek alternative sources. Factors which may cause our quarterly results to fluctuate include:

●	local weather and climate conditions and long-term projected climate developments, including the effects of wildfires in California and climate change generally;

●	expiration, initiation or reduction of tax and other rebates and utility incentives;

●	SolarMax’ revenue recognition policies, whereby significant work can be performed before SolarMax recognizes revenue;

●	SolarMax’ ability to complete installations in a timely manner;

●	SolarMax’ ability to process applications for financing;

●	SolarMax’ ability to expand its operations and the timing of any expansion;

●	changes in competitors’ pricing and financing policies and other changes in the competitive environment in the solar energy industry;

●	pricing policies of local electricity providers;

●	gas and oil prices; and

●	changes in customer demands for solar energy systems.

The results of SolarMax’ China operations may also vary significantly from quarter to quarter, since revenue from its China operations is dependent upon both the timing of contracts and the timing of its work and the completion of its obligations on projects for which it has contracts. Revenue from the China is segment generated from a small number of contracts, with all of the revenue in the nine months ended September 30, 2020 being derived from SPIC and a significant percentage of its China revenue for the years ended December 31, 2019 and 2018 being derived from related parties. Substantially all of the revenue from the China segment for the nine months ended September 30, 2020 was generated in the second quarter and minimal revenue was generated from the China segment in the third quarters of 2020. Changes in revenue and the results of operations from SolarMax’ China segment from quarter to quarter may have a negative effect on our net income and the market for and price of our common stock.

Because SolarMax is dependent on its chief executive officer and the head of its China operations, who will continue in these capacities following the completion of the Merger, the loss of their services and our failure to hire additional qualified key personnel could harm our business.

SolarMax’ business is largely dependent upon the continued efforts of one of its founders and its chief executive officer, David Hsu. SolarMax’ operations in China are dependent upon Mr. Hsu and Bin Lu, who is the head of its China operations. Although SolarMax has an employment agreement with Mr. Hsu and ZHTH has an employment agreement with Mr. Lu, the agreements with Mr. Hsu and Mr. Lu do not guarantee that they will continue to work for us. The loss of Mr. Hsu could affect our ability to operate profitably in both the United States and China and, depending upon the nature of the termination of their relationship, could result in substantial severance payments which we may have difficulty in funding. The loss of Mr. Lu could have a material adverse effect upon SolarMax’ ability to develop and operate its business in China. Because SolarMax’ senior management is based in the United States, its failure to develop senior management personnel in China may strain its management resources and make it difficult for its corporate management to monitor both the China operations and United States operations efficiently. SolarMax’ failure to have qualified executive personnel in China who can operate in accordance with and implement its business plan and who understand and can comply with applicable United States and Chinese laws and regulations may impair SolarMax’ ability to generate revenue and operating income from the China segment, which could impair SolarMax’ overall operations and financial condition.

In order to develop its business, SolarMax needs to identify, hire and retain qualified sales, installation and other personnel in both the United States and China.

To develop SolarMax’ business, it needs to hire, train, deploy, manage and retain a substantial number of skilled employees, including sales, installation and other employees and marketing and lending personnel for our financing activities. Identifying, recruiting and training qualified personnel requires significant time, expense and attention. If SolarMax is unable to hire, develop and retain qualified personnel or if its personnel are unable to achieve the desired level of productivity for a reasonable period of time, SolarMax may have difficulty in developing its business. Competition for qualified personnel in the solar industry is increasing, particularly for skilled installers and other personnel involved in the installation of solar energy systems. SolarMax also competes with the homebuilding and construction industries for skilled labor. As these industries recover and seek to hire additional workers, SolarMax’ cost of labor may increase. The unionization of SolarMax’ United States labor force could also increase its labor costs. Shortages of skilled labor could significantly delay a project or otherwise increase costs. Because SolarMax’ profit on a particular installation is based in part on assumptions as to the cost of such project, cost overruns, delays or other execution issues may cause SolarMax to not achieve its expected margins or cover its costs for that project. In addition, SolarMax competes for a limited pool of technical and engineering resources in both the United States and China that requires SolarMax to pay wages that are competitive with relatively high regional standards for employees in these fields. SolarMax not only competes for highly qualified personnel, but it also faces other companies seeking to hire SolarMax’ personnel, particularly its highly skilled personnel. If SolarMax cannot meet its hiring, retention and efficiency goals, it may be unable to complete the customers’ projects on time, in an acceptable manner, if at all. Any significant failures in this regard would materially impair SolarMax’ growth, reputation, business and financial results. If SolarMax is required to pay higher compensation than it anticipates, the increased cost may adversely impact its financial results and its ability to develop our business.

Although SolarMax’ employees in the United States are co-employed by a professional employer organization, SolarMax may be liable for the failure of the organization to comply with its obligations under applicable law.

SolarMax contracts with a professional employer organization, or PEO, that administers its human resources, payroll and employee benefits functions for its United States employees. Although SolarMax recruits and selects its personnel, its United States employees are co-employed by the PEO and SolarMax. Pursuant to the agreement with the PEO, SolarMax’ United States personnel are compensated through the PEO, receive their W-2s from the PEO and are governed by the personnel policies of the PEO. This relationship permits management to focus on its operations rather than human resource administration, but this relationship also exposes SolarMax to some risks. Among other risks, if the PEO fails to adequately withhold or pay employer taxes or to comply with other laws, such as the Fair Labor Standards Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act or state and federal anti-discrimination laws, health and safety laws, sexual harassment laws and laws protecting the security of employee information, all of which are outside of our control, we would be liable for such violations, and the indemnification provisions of our agreement with the PEO, if applicable, may not be sufficient to insulate us from those liabilities. Court and administrative proceedings related to these matters could distract management from its business and cause SolarMax to incur significant expense. If SolarMax were held liable for violations by the PEO of applicable laws, such liability may adversely affect its business and the results of its operations and our cash flow.

Since SolarMax acts as a general contractor in the United States, it faces typical risks of a construction company.

SolarMax acts as the licensed contractor for its customers and is subject to risks associated with construction, cost overruns, delays, regulatory compliance and other contingencies, any of which could have a material adverse effect on its business and results of operations. For SolarMax’ residential projects, it is the general contractor, construction manager and installer. For its commercial projects, it is the general contractor and construction manager, and it typically relies on licensed subcontractors to support some of its solar panel installations. In either case SolarMax is responsible for the completion of the project and must take steps to make sure that it and its subcontractors comply with all applicable laws and regulations. SolarMax may be liable to customers for any damage it causes to their home or facility, or belongings or property during the installation of our systems. In addition, shortages of skilled labor for its commercial projects could significantly delay a project or otherwise increase costs. Because SolarMax’ profit on a particular installation is based in part on assumptions it makes as to the cost of such project, cost overruns, delays or other execution issues may impair its ability to generate the gross margins that it is seeking. In addition, the installation of solar energy systems and the evaluation and modification of buildings as part of its energy efficiency business is subject to oversight and regulation in accordance with national, state and local laws and ordinances relating to building codes, safety, environmental protection, utility interconnection and metering, and related matters. It is difficult and costly to track the requirements of every individual authority with jurisdiction over its installations and to design solar energy systems to comply with these varying standards. Any new government regulations or utility policies pertaining to its systems may result in significant additional expenses to SolarMax and its customers and, as a result, could cause a significant reduction in demand for SolarMax’ systems.

SolarMax’ financing activities are dependent upon the continued development of a market for solar systems as well as factors that affect the lending industry generally.

SolarMax generates revenue in the United States from the sale of both residential and commercial solar systems and from financing sales of systems sold by it. SolarMax’ ability to generate financing revenue is dependent upon such factors as the market for solar systems generally, the creditworthiness of the borrowers and interest rates and loan terms available from banks and consumer lending institutions that compete vigorously for loans. We cannot assure you that SolarMax will be able to generate any significant revenue from new loans.

SolarMax’ failure to adequately assess credit risks for financing the sale of its systems in the United States could impair its ability to operate profitably.

SolarMax provides financing to its customers through SolarMax Financial. The principal amount of SolarMax’ loan portfolio was $29.9 million at September 30, 2020, $37.3 million at December 31, 2019 and $35.6 million at December 31, 2018. For the nine months ended September 30, 2020 and the year ended December 31, 2019, approximately 6% and 29% of SolarMax’ United States revenues and approximately 2% and 26% of its consolidated revenues was generated from sales of solar energy systems subject to in-house financing. For the year ended December 31, 2018, approximately 34% of United States revenues and approximately 12% of consolidated revenues was generated from sales of solar energy systems subject to in-house financing. SolarMax does not have significant experience with loans to customers to evaluate the effectiveness of its credit criteria. If SolarMax tries to meet financing terms of competitors, it may have to reduce our financing criteria, which could increase the possibility of default by the customers. Residential customers could be more adversely impacted during economic slowdowns or recessions, which could affect their ability or willingness to pay. SolarMax’ failure to collect any significant portion of its customer loan receivables or the need to place a significant reserve against these receivables could materially impair its financial condition and the results of its operations. We cannot assure you that SolarMax will not incur significant losses on our customer loan portfolio.

SolarMax may have difficulty in collecting in the event it has to foreclose on a customer loan.

Although SolarMax files UCC-1 financing statements in connection with its loans, it may have difficulty in generating any money in the event that it forecloses on a defaulting customer. The foreclosure process could be time-consuming and collection is uncertain, particularly if the customer seeks protection under applicable bankruptcy or insolvency laws. Additionally, any defects in the filing of the financing statements could impair the validity of its security interest. Unless the subsequent owner of the building on which the solar power system is located is willing to assume the obligations with respect to the system on terms acceptable to SolarMax, it would incur substantial costs in removing and reselling the system. Further, even if SolarMax is able to remove the system, the components may not be saleable at their book value, if at all. SolarMax’ failure to collect the amount due under the customer loan agreements would materially impair its financial condition and the results of its operations.

Compliance with occupational safety and health requirements and best practices can be costly, and noncompliance with such requirements may result in potentially significant monetary penalties, operational delays and adverse publicity.

The installation of solar energy systems requires employees to work at heights with complicated and potentially dangerous electrical systems. The evaluation and modification of buildings as part of its energy efficiency business requires SolarMax’ employees to work in locations that may contain potentially dangerous levels of asbestos, lead or mold. There is substantial risk of serious injury or death if proper safety procedures are not followed. SolarMax’ operations are subject to regulation under the U.S. Occupational Safety and Health Act, or OSHA, and equivalent state laws. Changes to federal or state OSHA requirements, or stricter interpretation or enforcement of existing laws or regulations, could result in increased costs. If SolarMax fails to comply with applicable OSHA regulations, even if no work-related serious injury or death occurs, it may be subject to civil or criminal enforcement and be required to pay substantial penalties, incur significant capital expenditures, or suspend or limit operations. Any such accidents, citations, violations, injuries or failure to comply with industry best practices may subject SolarMax to adverse publicity, damage our reputation and competitive position and adversely affect its business.

Because SolarMax has relied upon a limited number of suppliers for its products, problems with its suppliers could impair its ability to meet its obligations to its customers.

SolarMax has relied on two vendors to provide it with substantially all of its solar panels. SolarMax has a supply agreement with Sunspark, Inc., pursuant to which it may purchase solar panels at certain prices with no minimum purchase quantity required. SolarMax does not have a supply agreement with the second supplier, and purchases solar panels from this supplier pursuant to purchase orders at prices quoted by the supplier. Although SolarMax believes other suppliers are generally available on commercial terms, in the event that SolarMax has any quality, delivery or other problems with its existing suppliers or in the event that it is not otherwise able to purchase solar panels from either supplier, it may be more difficult for it to find alternative suppliers, particularly those with whom we do not have an existing supply relationship. If SolarMax fails to develop or maintain its relationships with these or our other suppliers, or if the suppliers are not able to meet SolarMax’ quality, quantity and delivery schedules, SolarMax may not be able to meet its delivery and installation schedules for its systems and it may be unable to enter into new contracts with potential customers, thus impairing its revenue stream. Any increases in price would affect SolarMax’ ability to market its systems or generate acceptable gross margins. We cannot assure you that Sunspark will be able to meet its quality, quantity and delivery requirements or that it will be able to find alternate suppliers that can meet its quality, quantity, deliver and price requirements. The failure to find alternate suppliers could materially affect its ability to conduct its business. Further, since suppliers may have a limited operating history and limited financial resources, SolarMax may not be able obtain an adequate remedy in the event that the suppliers are unable to meet their contractual obligations to SolarMax. Although there are a number of suppliers of solar panels, we cannot assure you that SolarMax will be able to negotiate reasonable terms for the purchase of solar panels if its existing suppliers are unable to meet its quality, delivery and price requirements. Because SolarMax does not control the manufacture of key components for its systems, it is subject to its suppliers’ ability to perform as well as the suppliers’ allocation of their own resources to SolarMax and to other customers. We cannot assure you that SolarMax will be able to purchase key components for its systems on acceptable terms, if at all, and the failure to obtain these components could materially impair its ability to generate revenue.

The availability and price of silicon raw materials may affect SolarMax’ gross margins and profitability.

Polysilicon is an essential raw material in the production of solar power products. The costs of silicon wafers and other silicon-based raw materials have accounted for a large portion of the costs associated with SolarMax’ solar panel manufacturing facility. Although the price of silicon has declined in recent years, we cannot assure you it will continue to decline or remain at its current level. Increases in the price of polysilicon in the past have resulted in increases in the price of wafers, leading to increases in production costs. Due to the volatile market prices, we cannot assure you that the price of polysilicon will remain at its current levels, especially if the global solar power market gains its growth momentum. Moreover, in the event of an industry-wide shortage of polysilicon, SolarMax may experience late or non-delivery from suppliers and it may be necessary for SolarMax to purchase silicon raw materials of lower quality that may result in lower efficiencies and reduce its average selling prices and revenues.

Because SolarMax derives most of its United States revenue from sales of its solar energy systems in California, SolarMax depends on the economic and regulatory climate and weather and other conditions in California.

SolarMax currently derives most of its United States revenue from solar energy projects in the United States from California. This geographic concentration exposes SolarMax more to government regulations, economic conditions, weather conditions, earthquakes, mudslides, fire, including wildfires, power outages, and other natural disasters and effects of climate change, and changes affecting California than if SolarMax operated in more states.

Because SolarMax provides a production guarantee for some solar systems in California, it may incur additional costs if the output of its systems does not meet the required minimums.

Commencing in 2015, SolarMax’ standard contract for residential systems provides for a production guarantee, which means that SolarMax guarantees that the system would generate a specified minimum amount of solar energy during a year. The agreements generally have a term specified in the contract, which is generally ten years. In its standard contract, SolarMax specifies a minimum annual production and provide that if the power generated by the system is less than 95% of the estimate, SolarMax will reimburse the owner for the cost of the shortfall. Because SolarMax’ obligations are not contingent upon external factors, such as sunlight, changes in weather patterns or increases in air pollution, wild fires and these factors could affect the amount of solar power that is generated and could increase SolarMax’ exposure under the production guarantee. Although SolarMax’ obligations under these agreements have not been significant through September 30, 2020, we cannot assure you that in the future any obligations SolarMax have under these agreements will not have a material adverse effect upon its revenue and the results of its operations. In 2017, certain of the systems that SolarMax installed for a leasing company failed to meet its production guarantees. As a result, SolarMax incurred unanticipated warranty costs of $354,000 in 2017. Although SolarMax believes that the conditions relating to those installations were unique and that it has taken corrective action, we cannot assure you that SolarMax will not have unanticipated liability in the future for the failure of systems to comply with applicable production guarantees regardless of the cause of such failure.

SolarMax does not maintain adequate internal controls over financial accounting and reporting as is required for a public company, and there are limitations on the effectiveness of such controls, and a failure of our control systems to prevent error or fraud may materially harm us and represent a material weakness in our internal controls over financial reporting.

SolarMax is a privately-owned company and is not subject to the requirements relating to the establishment and maintenance of internal controls over financial accounting and reporting as required of a public company. As a result, it has not established effective internal controls over financial accounting and reporting, and it may be unable to establish effective internal controls. The failure to establish internal controls would leave us without the ability to properly recognize revenues and account for important transactions accurately, and to reliably assimilate and compile our financial information and significantly impair our ability to prevent error and detect fraud. Moreover, we do not expect that disclosure controls or internal control over financial reporting, even if established, will prevent all error and fraud. Since SolarMax currently has few accounting employees and little, if any, segregation of duties, we may not be able to establish adequate internal controls over financial reporting. A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system’s objectives will be met. Further, the design of a control system must reflect the fact that there are resource constraints and the benefits of controls must be considered relative to their costs. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, have been detected. Failure of SolarMax’ control systems to prevent error or fraud could materially adversely impact us. Implementing any appropriate changes to SolarMax’ internal controls may require specific compliance training of its directors and employees, including the employees of its China segment, entail substantial costs in order to modify its existing accounting systems, take a significant period of time to complete and divert management’s attention from other business concerns. These changes may not, however, be effective in developing or maintaining internal control. If we are unable to conclude that we have effective internal controls over financial reporting, investors may lose confidence in our operating results, the price of the common stock could decline and we may be subject to litigation or regulatory enforcement actions. In addition, if we are unable to meet the requirements of Section 404 of the Sarbanes-Oxley Act, our common stock may not be able to remain listed on the Nasdaq Capital Market.

SolarMax’ warranty costs may exceed its warranty reserve.

SolarMax provides warranties to the clients of its EPC services for one year in China and for ten years to the purchasers of its solar systems in the United States. Although SolarMax generally passes the warranties from its equipment suppliers to the purchasers of the systems, SolarMax provides the warranty with respect to its installation and related services. SolarMax maintains a warranty reserve on its financial statements, and its warranty claims may exceed the warranty reserve. Any significant warranty expenses could adversely affect its financial condition and results of operations. SolarMax’ warranty expenses relating to systems with a production guarantee may be affected by significant changes in weather conditions which substantially reduce sun exposure. Significant warranty problems could impair SolarMax’ reputation which could result in lower revenue and a lower gross margin. In 2017, SolarMax incurred unanticipated increased warranty costs for $354,000 for systems it installed for a leasing company with which it no longer conducts business. Although SolarMax believes that the problems associated with the systems installed for the leasing company do not apply to its present solar systems, we cannot assure you that SolarMax will not incur unanticipated warranty costs in the future.

Because of the rapid development of solar panels and other components for solar systems, SolarMax may be subject to inventory obsolescence.

The solar industry has seen rapid technological development. SolarMax has an inventory of raw materials that include silicon wafers and other consumables and construction materials used in solar system installations. SolarMax evaluates its inventory on a quarterly basis for excess and obsolete inventory, based on assumptions as to market demand, market conditions and technological developments. We cannot assure you that SolarMax will not incur significant inventory write-offs resulting from obsolete inventory.

If we seek to expand our business through acquisition, we may not be successful in identifying acquisition targets or integrating their businesses with its existing business.

In 2013 and 2015, SolarMax acquired three companies, LED in the United States in 2013 and ZHPV and ZHTH in China. In 2015, SolarMax incurred impairment losses in connection with the LED acquisition, resulting in impairment write-offs relating to the goodwill associated with the acquisition. There are significant risks associated with any acquisition program, including, but not limited to, the following:

●	We may incur significant expenses and devote significant management time to the acquisition and we may be unable to consummate the acquisition on acceptable terms.

●	If we identify an acquisition, we may face competition from other companies in the industry or from financial buyers in seeking to make the acquisition.

●	The integration of any acquisition with our existing business may be difficult and, if we are not able to integrate the business successfully, we may not only be unable to operate the business profitably, but management may be unable to devote the necessary time to the development of our existing business;

●	The key employees who operated the acquired business successfully prior to the acquisition may not be happy working for us and may resign, thus leaving the business without the necessary continuity of management.

●	Even if the business is successful, our two senior executive officers may need to devote significant time to the acquired business, which may distract them from their other management activities.

●	If the business does not operate as we expect, we may incur an impairment charge based on the value of the assets acquired.

●	We may have difficulty maintaining the necessary quality control over the acquired business and its products and services.

●	To the extent that an acquired company operates at a loss prior to our acquisition, we may not be able to develop profitable operations following the acquisition.

●	Problems and claims relating to the acquired business that were not disclosed at the time of the acquisition may result in increased costs and may impair our ability to operate the acquired company.

●	The acquired company may have liabilities or obligations which were not disclosed to us, or the acquired assets may not have the value we anticipated.

●	Any indemnification obligations of the seller under the purchase agreement may be inadequate to compensate us for any loss, damage or expense which we may sustain, including undisclosed claims or liabilities.

●	To the extent that the acquired company is dependent upon its management to maintain relationships with existing customers, we may have difficulty in retaining the business of these customers if there is a change in management.

●	Government agencies may seek damages after we make the acquisition for conduct which occurred prior to the acquisition and may not have adequate recourse against the seller.

●	We may require significant capital both to acquire and to operate the business, and the capital requirements of the business may be greater than we anticipated. Our failure to obtain capital on reasonable terms may impair the value of the acquisition and may impair our continuing operations.

●	The acquired company may be impacted by unanticipated events, such as a pandemic such as the COVID-19 pandemic, the effect of climate changes or social unrest or other factors over which we or it may have no control.

If any of these risks occur, our business, financial condition and prospects may be impaired.

Risks Associated with Doing Business in China

Changes in the policies of the PRC government could have a significant impact on SolarMax’ operations in China and the profitability of its business.

The PRC’s economy is in a transition from a planned economy to a market-oriented economy subject to five-year or ten-year plans and annual plans adopted by the government that set national economic development goals. Policies of the PRC government can have significant effects on the economic conditions within the PRC. Although the PRC government has stated that that economic development will follow the model of a market economy, the concept of a market economy in the PRC is different from the way a market economy is understood in the United States. While we believe that this trend toward a market economy, as understood by the PRC government, will continue, there can be no assurance that this will be the case. A change in policies by the PRC government could adversely affect SolarMax’ interests by, among other factors: changes in laws, regulations or the interpretation thereof, confiscatory taxation, restrictions on currency conversion, imports or sources of supplies, or the expropriation or nationalization of private enterprises. Further, the availability of credit in the PRC can have a major impact on the ability of companies to purchase or otherwise acquire capital assets. While the Chinese economy has grown significantly in the past 30 years, the growth has been uneven, both geographically and among various sectors of the economy and it has been impacted by the COVID-19 pandemic. The PRC government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures benefit the overall Chinese economy but may also have a negative effect on SolarMax. For example, SolarMax’ financial condition and results of operations may be adversely affected by government control over capital investments or changes in tax regulations that are applicable to SolarMax. Accordingly, we cannot assure you that the PRC government will continue to pursue such policies or that such policies may not be significantly altered, especially in the event of a change in leadership, social or political disruption, or other circumstances affecting the PRC’s political, economic and social environment. The interpretation of some of these measures, including tax measures, is both complex and evolving and it may be difficult to ascertain, with any degree of certainty, whether SolarMax is in compliance. SolarMax’ financial condition and results of operations may be adversely affected by the effects of government control over capital investments or changes in and interpretations of tax, currency and other regulations that are applicable to it.

A slowdown or other adverse developments in the PRC economy may harm SolarMax’ customers and the demand for its products.

Although the PRC economy has grown significantly in the past two decades, there is no assurance that this growth will continue and there have been recent periods of declining growth. A slowdown in overall economic growth, an economic downturn, a recession or other adverse economic developments in the PRC could significantly reduce the demand for projects such as ours. The Chinese economy in general, and the market for solar farms, in particular, may be adversely affected by the effects of reciprocal tariffs imposed by the United States on Chinese goods and by China on United States goods.

If relations between the United States and China worsen, investors may be unwilling to hold or buy our stock and our stock price may decrease.

At various times during recent years, the United States and China have had significant disagreements over political and economic issues. Controversies between these two countries may affect the economic outlook both in the U.S. and in China. Because most of our revenue is generated in China, any political or trade controversies between the U.S. and China, whether or not directly related to our business, could adversely affect our business and the price of our common stock.

Future inflation in China may inhibit the profitability of SolarMax’ business in China.

In recent years, the Chinese economy has experienced periods of rapid expansion and high rates of inflation. Rapid economic growth can lead to inflation. Any adverse change in the terms on which SolarMax constructs solar energy projects or sells electricity generated by its China operations may impair its ability to operate profitably in China. Factors such as rapid expansion and inflation have led to the adoption by the PRC government, from time to time, of various corrective measures designed to restrict the availability of credit or regulate growth and contain inflation. High inflation may in the future cause the PRC government to impose controls on credit and/or prices, or to take other action, which could inhibit economic activity in China, and thereby harm the market for SolarMax’ products and services.

The fluctuation of the RMB may have a material adverse effect on your investment.

The change in value of the RMB against the U.S. dollar and other currencies is affected by various factors, including changes in China’s political and economic conditions. On July 21, 2005, the PRC government changed its decade-old policy of pegging the value of the Renminbi to the U.S. dollar. Under such policy, the Renminbi was permitted to fluctuate within a narrow and managed band against a basket of certain foreign currencies. Later on, the People’s Bank of China decided to implement further reform of the RMB exchange regime to enhance the flexibility of RMB exchange rates. Such changes in policy have resulted in a significant appreciation of the Renminbi against the U.S. dollar since 2005. There remains significant international pressure on the PRC government to adopt a more flexible currency policy, which could result in a further and more significant adjustment of the Renminbi against the U.S. dollar.

Any significant appreciation or revaluation of the RMB may have a material adverse effect on the value of, and any dividends payable on, shares of our common stock in foreign currency terms. More specifically, if we decide to convert our RMB into U.S. dollars, appreciation of the U.S. dollar against the RMB would have a negative effect on the U.S. dollar amount available to SolarMax. To the extent that we need to convert the U.S. dollar we receive from any equity or debt financing into RMB for our operations, appreciation of the RMB against the U.S. dollar would have an adverse effect on the RMB amount we would receive from the conversion. In addition, appreciation or depreciation in the exchange rate of the RMB to the U.S. dollar could materially and adversely affect the price of our common stock in U.S. dollars without giving effect to any underlying change in our business or results of operations.

Restrictions on currency exchange may limit SolarMax’ ability to receive and use its revenue effectively.

Revenue from SolarMax’ China operations is denominated in RMB. SolarMax’ China operations currently account for most of its revenue. Accordingly, restrictions on currency exchange may limit SolarMax’ ability to use earnings generated in China to fund its business activities in the United States and, if and when we operate profitably, to make dividend payments to our shareholders in U.S. dollar. Under current PRC laws and regulations, RMB is freely convertible for current account items, such as trade and service-related foreign exchange transactions and dividend distributions. However, RMB is not freely convertible for direct investment or loans or investments in securities outside China, unless such use is approved by the PRC State Administration of Foreign Exchange (“SAFE”). For example, foreign exchange transactions under SolarMax’ subsidiaries’ capital accounts, including principal payments in respect of foreign currency-denominated obligations, remain subject to significant foreign exchange controls and the approval requirement of SAFE. SolarMax Shanghai and ZHPV have completed all necessary filing to qualify as a foreign investment enterprise according to the requirements of SAFE. These limitations could affect our ability to obtain foreign exchange for capital expenditures.

SolarMax’ Chinese subsidiaries are subject to restrictions on making dividend and other payments to it.

Under the applicable requirements of PRC law, SolarMax’ PRC subsidiaries may only distribute dividends after making allowances to fund certain statutory reserves, consisting of the statutory surplus reserve and discretionary surplus reserve, based on after-tax net income determined in accordance with generally accepted accounting principles of the PRC (“PRC GAAP”). Appropriation to the statutory surplus reserve for each entity should be at least 10% of the after-tax net income determined in accordance with the PRC GAAP until the reserve is equal to 50% of such entity’s registered capital. SolarMax’ subsidiaries’ statutory reserves were RMB 2,435,687 (approximately $(360,000) at September 30, 2020, RMB 2,435,687 (approximately $350,000) at December 31, 2019, and RMB 1,286,649 (approximately $187,078) at December 31, 2018. These reserves are not distributable as cash dividends.

In addition, if SolarMax’ PRC subsidiaries or its affiliated entity in China incurs debt on its own behalf in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments to SolarMax. Any such restrictions may materially affect such entities’ ability to make dividends or make payments, in service fees or otherwise, to us, which may materially and adversely affect SolarMax’ business, financial condition and results of operations.

Because SolarMax must comply with the Foreign Corrupt Practices Act, it may face a competitive disadvantage in competing with Chinese companies that are not bound by those prohibitions.

We are required to comply with the United States Foreign Corrupt Practices Act, which prohibits U.S. companies and their foreign subsidiaries and controlled entities from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business. Foreign companies, including some of SolarMax’ competitors, are not subject to these prohibitions. Corruption, extortion, bribery, pay-offs, theft and other fraudulent practices occur from time to time in China. If SolarMax’ competitors engage in these practices, they may receive preferential treatment from personnel of other companies or government agencies, giving competitors an advantage in securing permits or business or from government officials. Although SolarMax informs its personnel that such practices are illegal, we cannot assure you that its employees or other agents will not engage in such conduct for which we might be held responsible. If SolarMax’ employees or other agents are found to have engaged in such practices, we could suffer severe penalties.

Uncertainties with respect to the PRC legal system could have a material adverse effect on SolarMax.

The PRC legal system is a civil law system based on written statutes. Unlike the common law system, prior court decisions in a civil law system may be cited as reference but have limited precedential value. Since 1979, newly introduced PRC laws and regulations have significantly enhanced the protection of interest relating to foreign investments in China. However, since these laws and regulations are relatively new and the PRC legal system is continuing to evolve, the interpretations of such laws and regulations may not always be consistent, and enforcement of these laws and regulations involves significant uncertainties, any of which could limit available legal protections.

In addition, the PRC administrative and judicial authorities have significant discretion in interpreting, implementing or enforcing statutory rules and contractual terms, and it may be more difficult to predict the outcome of administrative and judicial proceedings and the level of legal protection SolarMax may enjoy in the PRC than under some more developed legal systems. These uncertainties may affect SolarMax’ decisions on the policies and actions to be taken to comply with PRC laws and regulations, and may affect its ability to enforce its contractual or tort rights. In addition, the regulatory uncertainties may be exploited through unmerited legal actions or threats in an attempt to extract payments or benefits from SolarMax. Such uncertainties may therefore increase its operating expenses and costs, and materially and adversely affect its business and results of operations.

The PRC’s legal and judicial system may not adequately protect SolarMax’ business and operations and the rights of our investors.

The PRC legal and judicial system may negatively impact foreign investors. In 1982, the National People’s Congress amended the Constitution of China to authorize foreign investment and guarantee the “lawful rights and interests” of foreign investors in the PRC. However, the PRC’s system of laws is not yet comprehensive. The legal and judicial systems in the PRC are still rudimentary, and enforcement of existing laws is inconsistent. As a result, it may be impossible to obtain swift and equitable enforcement of laws that do exist, or to obtain enforcement of the judgment of one court by a court of another jurisdiction. The PRC’s legal system is based on the civil law regime, which means that it is based on written statutes. A decision by one judge does not set a legal precedent that is required to be followed by judges in other cases. In addition, the interpretation of Chinese laws may be varied to reflect domestic political changes. The promulgation of new laws, changes to existing laws and the pre-emption of local regulations by national laws may adversely affect foreign investors. There can be no assurance that a change in leadership, social or political disruption, or unforeseen circumstances affecting the PRC’s political, economic or social life, will not affect the PRC government’s ability to continue to support and pursue these reforms. Such a shift could have a material adverse effect on SolarMax’ business and prospects.

PRC regulation of direct investment by offshore holding companies to PRC entities may delay or prevent SolarMax from making additional capital contributions to its PRC subsidiaries and affiliated entities, which could impair its liquidity and its ability to fund and expand its business.

As an offshore holding company of its PRC subsidiaries, SolarMax may (i) make loans to its PRC subsidiaries, (ii) make additional capital contributions to its PRC subsidiaries, (iii) establish new PRC subsidiaries and make capital contributions to these new PRC subsidiaries, and (iv) acquire offshore entities with business operations in China in an offshore transaction. However, most of these uses are subject to PRC regulations and approvals. For example:

●	loans by SolarMax to its wholly-owned subsidiaries in China, which are a foreign-invested enterprises, cannot exceed statutory limits and must be registered with SAFE, or its local counterparts;

●	loans by SolarMax to its affiliated PRC entities over a certain threshold must be approved by the relevant government authorities and must also be registered with SAFE or its local counterparts; and

●	capital contributions to a wholly-owned subsidiary must be approved by the Ministry of Commerce, known as MOFCOM, or its local counterparts.

We cannot assure you that SolarMax will be able to obtain these government registrations or approvals on a timely basis, if at all, with respect to future loans or capital contributions by SolarMax us to its entities in China. If SolarMax fails to receive such registrations or approvals, its ability to use capital raised and to capitalize its PRC operations may be negatively affected, which could adversely affect its liquidity and its ability to fund and expand its business.

A failure by the beneficial owners of our common stock who are PRC residents to comply with certain PRC foreign exchange regulations may restrict our ability to distribute profits, restrict our overseas and cross-border investment activities and subject us to liability under PRC law.

SAFE has promulgated regulations, including the Notice on Relevant Issues Relating to Domestic Residents’ Investment and Financing and Round-Trip Investment through Special Purpose Vehicles, or SAFE Circular No. 37, effective on July 4, 2014, and its appendices, that require PRC residents, including PRC institutions and individuals, to register with local branches of SAFE in connection with their direct establishment or indirect control of an offshore entity, for the purpose of overseas investment and financing, with such PRC residents’ legally owned assets or equity interests in domestic enterprises or offshore assets or interests, referred to in SAFE Circular No. 37 as a “special purpose vehicle.” SAFE Circular No. 37 further requires amendment to the registration in the event of any significant changes with respect to the special purpose vehicle, such as increase or decrease of capital contributed by PRC individuals, share transfer or exchange, merger, division or other material event. In the event that a PRC shareholder holding interests in a special purpose vehicle fails to fulfill the required SAFE registration, the PRC subsidiaries of that special purpose vehicle may be prohibited from making profit distributions to the offshore parent and from carrying out subsequent cross-border foreign exchange activities, and the special purpose vehicle may be restricted in its ability to contribute additional capital into its PRC subsidiary. Further, failure to comply with the various SAFE registration requirements described above could result in liability under PRC law for foreign exchange evasion.

Although SolarMax has been advised by AllBright Law Offices, its PRC counsel that these regulations are not applicable to SolarMax since it is not a special purpose vehicle under Circular 37, we cannot assure you that SAFE will not reach a different conclusion. If SolarMax is subject to these regulations, the regulations may apply to its direct and indirect stockholders who are PRC residents and may apply to any offshore acquisitions or share transfers that we make in the future if our shares are issued to PRC residents. However, in practice, different local SAFE branches may have different views and procedures on the application and implementation of SAFE regulations. If filings are required, we cannot assure you that these individuals or any other direct or indirect stockholders or beneficial owners of our company who are PRC residents will be able to successfully complete the registration or update the registration of their direct and indirect equity interest as required in the future. If they fail to make or update the registration, SolarMax’ PRC subsidiaries could be subject to fines and legal penalties, and SAFE could restrict SolarMax’ cross-border investment activities and our foreign exchange activities, including restricting our PRC subsidiary’s ability to distribute dividends to, or obtain loans denominated in foreign currencies from, our company, or prevent us from paying dividends. As a result, our business operations and our ability to make distributions to you could be materially and adversely affected.

Certain PRC regulations, including the M&A Rules and national security regulations, may require a complicated review and approval process which could make it more difficult for us to pursue growth through acquisitions in China.

On August 8, 2006, six PRC regulatory authorities, including the Ministry of Commerce, the State Assets Supervision and Administration Commission, the State Administration for Taxation, the State Administration for Industry and Commerce, CSRC and SAFE, jointly issued the Regulation on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Rules, which became effective on September 8, 2006 and were amended on June 22, 2009. The M&A Rules established additional procedures and requirements that could make merger and acquisition activities in China by foreign investors more time-consuming and complex. For example, the MOFCOM must be notified in the event a foreign investor takes control of a PRC domestic enterprise. In addition, certain acquisitions of domestic companies by offshore companies that are related to or affiliated with the same entities or individuals of the domestic companies, are subject to approval by the MOFCOM. In addition, the Implementing Rules Concerning Security Review on Mergers and Acquisitions by Foreign Investors of Domestic Enterprises, issued by the MOFCOM in August 2011, require that mergers and acquisitions by foreign investors in “any industry with national security concerns” be subject to national security review by MOFCOM. In addition, any activities attempting to circumvent such review process, including structuring the transaction through a proxy or contractual control arrangement, are strictly prohibited.

There is significant uncertainty regarding the interpretation and implementation of these regulations relating to merger and acquisition activities in China. In addition, complying with these requirements could be time-consuming, and the required notification, review or approval process may materially delay or affect our ability to complete merger and acquisition transactions in China. As a result, our ability to seek growth through acquisitions may be materially and adversely affected.

Although we do not believe that SolarMax’ business in China is part of an industry with national security concerns, we cannot assure you that MOFCOM will not reach a different conclusion. If MOFCOM determines that SolarMax should have obtained its approval, SolarMax may be required to file for remedial approvals. There is no assurance that it would be able to obtain such approval from MOFCOM. SolarMax may also be subject to administrative fines or penalties by MOFCOM that may require SolarMax to limit its business operations in the PRC, delay or restrict the conversion and remittance of its funds in foreign currencies into the PRC or take other actions that could have material and adverse effect on its business, financial condition and results of operations.

Under the new Enterprise Income Tax Law, SolarMax may be classified as a “resident enterprise” of China. Such classification could result in unfavorable tax consequences to us and our non-PRC stockholders.

The new Enterprise Income Tax (EIT) Law, which was most recently amended on December 29, 2018, and its implementing rules provide that enterprises established outside of China whose “de facto management bodies” are located in China are considered “resident enterprises” under PRC tax laws. The implementing rules promulgated under the new EIT Law define the term “de facto management bodies” as a management body which substantially manages, or has control over the business, personnel, finance and assets of an enterprise. However, there are no further detailed rules or precedents governing the procedures and specific criteria for determining “de facto management body.” It is still unclear if the PRC tax authorities would determine that SolarMax’ China operations, which are owned by its subsidiary, SolarMax Hong Kong, should be classified as a PRC “resident enterprise.”

If SolarMax is deemed as a PRC “resident enterprise,” we will be subject to PRC enterprise income tax on our worldwide income at a uniform tax rate of 25%, although dividends distributed to us from SolarMax’ existing PRC subsidiaries and any other PRC subsidiaries which we may establish from time to time could be exempt from the PRC dividend withholding tax due to a PRC “resident recipient” status. This could have a material and adverse effect on our overall effective tax rate, our income tax expenses and our net income following the Merger. Furthermore, dividends, if any, paid to our stockholders may be decreased as a result of the decrease in distributable profits. In addition, if SolarMax were to be considered a PRC “resident enterprise,” dividends we pay with respect to shares of our common stock and the gains realized from the transfer of shares of our common stock may be considered income derived from sources within the PRC and be subject to PRC withholding tax. This could have a material and adverse effect on the value of your investment in us and the price of shares of our common stock.

SolarMax’ obligations under labor contract laws in China may adversely affect our results of operations.

On June 29, 2007, the PRC government promulgated the Labor Contract Law of the PRC which became effective on January 1, 2008 and was revised on December 28, 2012. The Labor Contract Law imposes greater liabilities on employers and significantly affects the cost of an employer’s decision to reduce its workforce. In addition, it requires certain terminations be based on the mandatory requirement age. In the event SolarMax decides to significantly change or decrease its workforce, the Labor Contract Law could adversely affect its ability to enact such changes in a manner that is most advantageous to its business or in a timely and cost-effective manner, thus materially and adversely affecting SolarMax’ financial condition and results of operations.

Because SolarMax requires a license to engage in the EPC business in China, any changes in the certification or qualification requirements could impair SolarMax’ ability to operate in China.

A specific license is required to engage in the EPC business in China. SolarMax’ subsidiary ZHPV currently holds the necessary licenses, including Construction Enterprise Qualification Certificate (“Qualification”) for Level III of General Contractor for Power Engineering Constructor which permits ZHPV to conduct business as a contractor in the power engineering construction business throughout the PRC. However, any changes in the requirements for obtaining and maintaining such licensure could impair ZHPV’s ability to retain its license which could preclude SolarMax from performing EPC services in China. The qualification certificate expires on March 4, 2021. SolarMax believe that the renewal of the certificate is routine; however, we cannot assure you that the certificate will be renewed in a timely manner.

If SolarMax imports polysilicon into China from the United States or South Korea, its gross margin may be impaired.

On July 18, 2013, MOFCOM announced that it would enact preliminary tariffs on imports of solar-grade polysilicon at rates up to 57% for United States suppliers and 48.7% for South Korean suppliers. This decision was affirmed by MOFCOM in January 2014. Import tariffs and limitations imposed on foreign polysilicon suppliers may lead to price increases for products from Chinese domestic suppliers. Although SolarMax’ China segment does not source any significant amount of polysilicon from the United States or South Korea, if it imports polysilicon from these countries its cost of revenue is likely to increase, and it may not be able to pass the increased cost to its customers, which would impair its gross margin.

SolarMax may fail to comply with laws and regulations regarding the development, construction and operation of solar power projects and photovoltaic production projects in China.

The development, construction and operation of solar power projects and photovoltaic production projects are highly regulated activities. SolarMax’ operations in China are governed by various laws and regulations, including national and local regulations relating to urban and rural planning, building codes, safety, environmental protection, fire control, utility transmission, engineering and metering and related matters. For example, the establishment of a solar power project is subject to the approval of the National Development and Reform Commission (“NDRC”) or its local branches, pursuant to the Administrative Provisions on Generation of Electricity by Renewable Energy Resources promulgated by the NDRC on January 5, 2006. Pursuant to the Provisions on the Administration of Electric Power Business Permit, which became effective on December 1, 2005 and were amended on May 30, 2015, certain solar power projects may be required to obtain the electric power business permits specifically for power generation from the State Electricity Regulatory Commission, known as SERC. Pursuant to the Interim Measures for the Administration of Solar Power Projects, promulgated by the National Energy Administration, known as the NEA, on August 29, 2013, solar power projects are subject to filings with the provincial NDRC. Such filing is subject to the national development plan for solar power generation, the regional scale index and implementation plan of the year as promulgated by the competent national energy authority and is a pre-condition for connecting to the power grid. Pursuant to the Interim Measures for the Administration of Distributed Generation Projects, or the Distributed PV Interim Measures, promulgated by the NEA on November 18, 2013, distributed generation projects are subject to filings with the provincial or regional NDRC. Such filing is subject to State Council’s rules for administration of investment projects and the regional scale index and implementation plan of the year as promulgated by the competent national energy authority. Distributed generation projects in the regional scale index of the year that are not completed or put into operation within two years from their respective filing date are cancelled and disqualified from receiving national subsidies. The Distributed PV Interim Measures also provide that the filing procedures should be simplified and the electric power business permit and permits in relation to land planning, environmental impact review, energy saving evaluation and other supporting documents may be waived. Detailed requirements of the filing are also subject to local regulations, and the effects of the Distributed PV Interim Measures on our business are yet to be evaluated. Pursuant to the Standard Conditions of Photovoltaic Production Industry, or the Photovoltaic Production Rule, promulgated by the PRC’s Ministry of Industry and Information Technology (“MIIT”) and, effective on March 25, 2015, the minimum proportion of capital funds contributed by the producer for newly built, renovation and expansion photovoltaic (“PV”) production projects shall be 20%. The Photovoltaic Production Rule also provides, among other matters, requirements in relation to the production scale, cell efficiency, energy consumption and operational life span of various PV products. It also requires companies to obtain pollution discharge permits.

SolarMax’ failure to obtain or maintain any required approvals, permits, licenses or filings or to comply with the conditions associated therewith could result in fines, sanctions, suspension, revocation or non-renewal of approvals, permits or licenses, or even criminal penalties, which could have a material adverse effect on its business, financial condition and results of operations. Any new government regulations pertaining to solar power projects may result in significant additional expenses to the development, construction and operation of solar power projects and, as a result, could cause a significant reduction in demand for our solar power projects and services. Currently, some of SolarMax’ project companies in the PRC have not obtained electric power business permits due to the delays in the governmental review or approval processes, which has impacted SolarMax with respect to one project. Failure to secure such permits may lead to monetary damages, fines or even criminal penalties.

We cannot assure you that SolarMax will be able to promptly and adequately respond to changes of laws and regulations, or that our employees and contractors will act in accordance with our internal policies and procedures. Failure to comply with laws and regulations where we develop, construct and operate solar power projects may materially adversely affect SolarMax’ business, financial condition and results of operations. SolarMax has been advised by its PRC counsel, AllBright Law Offices, that, based on their review of SolarMax’ operations materials, including its approved qualifications and PRC laws and regulations, SolarMax’ operations in the PRC, as presently conducted, comply in all material respects with applicable PRC laws and regulations.

Failure to comply with PRC regulations regarding the registration of share options held by SolarMax employees who are “domestic individuals” may subject such employee or SolarMax to fines and legal or administrative sanctions.

Pursuant to Notices on Issues concerning the Foreign Exchange Administration for Domestic Individuals Participating in Stock Incentive Plan of Overseas Publicly-Listed Company issued by the SAFE in February 2012, or the Stock Incentive Plan Rules, “domestic individuals” (both PRC residents and non-PRC residents who reside in China for a continuous period of not less than one year, excluding foreign diplomatic personnel and representatives of international organizations) participating in any stock incentive plan of an overseas listed company are required, through qualified PRC agents, including the PRC subsidiary of such overseas-listed company, to register with the SAFE and complete certain other procedures related to the stock incentive plan.

SolarMax and its employees who qualify as “domestic individuals” and have been granted stock options, or the PRC optionees, will become subject to the Stock Incentive Plan Rules when SolarMax becomes an overseas listed company upon the completion of the Merger. We plan to conduct and complete the registration as required under the Stock Incentive Plan Rules and other relevant SAFE registrations upon the completion of the Merger and to update the registration on an on-going basis. If SolarMax or its PRC optionees fail to comply with the Individual Foreign Exchange Rule and the Stock Incentive Plan Rules, is and its PRC optionees may be subject to fines and other legal sanctions. SolarMax may also face regulatory uncertainties that could restrict its ability to adopt additional option plans for its directors and employees under PRC law. In addition, the General Administration of Taxation has issued circulars concerning employee stock options. Under these circulars, SolarMax’ employees working in China who exercise stock options will be subject to PRC individual income tax. Its PRC subsidiaries have obligations to file documents related to employee stock options with relevant tax authorities and withhold individual income taxes of those employees who exercise their stock options. If its employees fail to pay and SolarMax fails to withhold their income taxes, SolarMax may face sanctions imposed by tax authorities or any other PRC government authorities. Furthermore, there are substantial uncertainties regarding the interpretation and implementation of the Individual Foreign Exchange Rule and the Stock Incentive Plan Rules.

SolarMax faces uncertainty with respect to indirect transfers of equity interests in PRC resident enterprises or other assets attributed to a PRC establishment of a non-PRC company, or immovable properties located in China owned by a non-PRC company.

SolarMax faces uncertainties on the reporting and consequences of private equity financing transactions, private share exchange transactions and private transfer of shares, including private transfer of public shares, in our company by non-resident investors.

On February 3, 2015, the PRC’s State Administration of Taxation (“SAT”) issued Announcement on Several Issues Concerning the Enterprise Income Tax on Indirect Property Transfers by Non-RPC Resident Enterprises, or SAT Notice No. 7, to supersede the existing tax rules in relation to the tax treatment of the Indirect Transfer. SAT Notice No. 7 introduces a new tax regime and extends the SAT’s tax jurisdiction to capture transactions involving indirect transfer of (i) real properties in China and (ii) assets of an “establishment or place” situated in China, by a non-PRC resident enterprise through a disposition of equity interests in an overseas holding company. SAT Notice No. 7 also extends the interpretation with respect to the disposition of equity interests in an overseas holding company. In addition, SAT Notice No. 7 further clarifies how to assess reasonable commercial purposes and introduces safe harbors applicable to internal group restructurings. However, it also brings challenges to both the foreign transferors and transferees as they are required to make self-assessments of whether an Indirect Transfer or similar transaction should be subject to PRC tax and whether they should file or withhold any tax payment accordingly.

However, there is a lack of clear statutory interpretation, there are uncertainties on the reporting and consequences on future private equity financing transactions, share exchange or other transactions involving the transfer of shares in our company by investors that are non-PRC resident enterprises, or sale or purchase of shares in other non-PRC resident companies or other taxable assets by SolarMax. SolarMax and other non-resident enterprises in its group may be subject to filing obligations or taxes if it and other non-resident enterprises in its group are transferors in such transactions and may be subject to withholding obligations if SolarMax and other non-resident enterprises in its group are transferees in such transactions. For the transfer of shares in our company by investors that are non-PRC resident enterprises, our PRC subsidiaries may be requested to assist in filing under the rules and notices. SolarMax may be required to expend costly resources to comply with SAT Notice No. 7, or to establish a case to be tax exempt under SAT Notice No. 7, which may cause SolarMax to incur additional costs and may have a negative impact on the value of your investment in us.

The PRC tax authorities have discretion under SAT Notice No. 7 to make adjustments to the taxable capital gains based on the difference between the fair value of the transferred equity interests and the investment cost. SolarMax may pursue acquisitions in the future that may involve complex corporate structures. If SolarMax is considered as a non-PRC resident enterprise under the EIT Law and if the PRC tax authorities make adjustments to the taxable income of the transactions under and SAT Notice No. 7, SolarMax’ income tax expenses associated with such potential acquisitions will be increased, which may have an adverse effect on SolarMax’ financial condition and results of operations.

Risks Related to the Redomestication and the Business Combination

The ability of Alberton’s shareholders to exercise redemption rights with respect to a large number of Alberton’s shares may not allow Alberton to complete the Business Combination or optimize its capital structure.

At the time we entered into the Merger Agreement, Alberton did not know how many shareholders would exercise their redemption rights and therefore Alberton needed to structure the transaction based on its expectations as to the number of shares that will be submitted for redemption. Because the Merger Agreement requires Alberton to have a minimum amount of cash at closing such that it will meet Nasdaq’s listing requirements and SolarMax’ cash requirements, Alberton will need to reserve a portion of the cash in the Trust Account to meet such requirements, and plans to arrange for third party financing, including private placement or a back up financing. In addition, if a larger number of shares are submitted for redemption than Alberton initially expected, Alberton may need to seek to restructure the transaction to reserve a greater portion of the cash in the Trust Account or arrange for third-party financing. Third party financing may not be available to Alberton. Furthermore, raising additional third-party financing may involve dilutive equity issuances or the incurrence of indebtedness at higher than desirable levels.

If the Business Combination with SolarMax is unsuccessful, you would not receive your pro rata portion of the Trust Account until Alberton liquidates the Trust Account. If you are in need of immediate liquidity, you could attempt to sell your stock in the open market; however, at such time Alberton’s stock may trade at a discount to the pro rata amount per share in the Trust Account. In either situation, you may suffer a material loss on your investment or lose the benefit of funds expected in connection with Alberton’s redemption until Alberton liquidates or you are able to sell your stock in the open market.

The net proceeds of Alberton’s IPO not being held in the Trust Account may be insufficient to allow Alberton to operate and pay taxes and expenses until the completion of the initial business combination or to complete the initial business combination.

The funds available to Alberton outside of the Trust Account may not be sufficient to allow Alberton to operate until the completion of its initial business combination. At September 30, 2020, Alberton’s cash outside the trust account was $1,595. Alberton has already incurred considerable expenses in connection with its search for a target business, in connection with its negotiation of the Merger Agreement with SolarMax and in connection with its due diligence and other activities. Alberton anticipates that further diligence on SolarMax and the negotiation, drafting and execution of relevant agreements, disclosure documents and other instruments will require substantial management time and attention and substantial costs for accountants, attorneys and others. Notwithstanding the execution of the Merger Agreement, the Business Combination may not occur for any number of reasons including those beyond our control. Any such event will result in a loss to us of the related costs incurred. If Alberton is required to seek additional capital, we may be obligated to borrow funds from the Sponsors, management team or other third parties to operate or Alberton may be forced to liquidate. Neither the Sponsors, members of Alberton’s management team nor any of their respective affiliates is under any obligation to advance funds to us in such circumstances. Any such advances would be repaid only from funds held outside the Trust Account or from funds released to us upon completion of Alberton’s initial business combination.

If Alberton is unable to complete its initial business combination, Alberton’s Public Shareholders may receive only approximately $10.77 per share as of November 30, 2020 (or such higher amount then held in trust) on the liquidation of the Trust Account and Alberton’s warrants will expire worthless.

You may be unable to ascertain the merits or risks of SolarMax’ operations and the business of SolarMax is outside of Alberton management’s area of expertise.

To the extent Alberton completes its initial business combination, Alberton will be affected by numerous risks inherent in SolarMax’ business operations. Although Alberton’s management has endeavored to evaluate the risks inherent in the proposed Business Combination with SolarMax, Alberton cannot assure you that it can adequately ascertain or assess all of the significant risk factors. Furthermore, some of these risks may be outside of our control. Alberton also cannot assure you that an investment in Alberton’s securities will not ultimately prove to be less favorable to investors in Alberton than a direct investment, if an opportunity were available, in SolarMax. Although Alberton has identified general guidelines that it believes are important in evaluating SolarMax, it cannot assure you that SolarMax’ business meets such guidelines and as a result, SolarMax’ business may not have attributes entirely consistent with Alberton’s general guidelines.

In addition, if Alberton’s shareholders do not believe that the prospects for the Business Combination are promising, a greater number of shareholders may exercise their Redemption Rights, which may make it difficult for Alberton to meet any Closing condition with SolarMax that requires us to have a minimum net worth or a certain amount of cash. In addition, it may be more difficult for Alberton to obtain shareholder approval of the Business Combination if SolarMax does not meet Alberton’s general guidelines. If Alberton is unable to complete its initial business combination, the Public Shareholders may receive only approximately $10.77 per share (at November 30, 2020) (or such higher amount then held in trust) on the liquidation of its Trust Account and its warrants will expire worthless.

An active market for Successor’s securities may not develop, which would adversely affect the liquidity and price of the Successor’s securities.

The price of the Successor’s securities may vary significantly due factors specific to the Successor as well as to general market or economic conditions. Furthermore, an active trading market for the Successor’s securities may never develop or, if developed, it may not be sustained. You may be unable to sell your securities unless a market can be established and sustained. There can be no assurance that any significant market, or any market, will ever develop in our common stock. If there is not an active market for Successor’s common stock after the Merger, you may not be able to sell any Successor stock you may own. Any reported prices may not reflect the price at which you would be able to sell shares if you want to sell any shares you own or buy shares if you wish to buy shares.

Following the Closing, our only significant asset will be the ownership of 100% of SolarMax’ capital stock, and we do not currently intend to pay dividends on our Common Stock and, consequently, your ability to achieve a return on your investment will depend on the appreciation in the price of our Common Stock.

Following the Closing, we will have no direct operations and no significant assets other than the ownership of 100% of SolarMax’ capital stock. We will depend on SolarMax for the funds necessary to meet our financial obligations, including our expenses as a publicly traded company. Legal and contractual restrictions in agreements governing the current indebtedness of SolarMax, restrictions on the ability of SolarMax’ Chinese subsidiaries to make distributions to SolarMax as well as the financial condition and operating requirements of SolarMax, may limit our ability to obtain cash from SolarMax. We do not expect to pay cash dividends on our shares. Any future dividend payments are within the absolute discretion of our board of directors and will depend on, among other things, our results of operations, working capital requirements, capital expenditure requirements, financial condition, level of indebtedness, contractual restrictions with respect to payment of dividends, business opportunities, anticipated cash needs, provisions of applicable law, and other factors that our board of directors may deem relevant.

We may not be able to timely and effectively implement controls and procedures required by Section 404 of the Sarbanes Oxley Act of 2002 that will be applicable to us after the Business Combination. Furthermore, if our internal control over financial reporting or our disclosure controls and procedures are not effective, we may not be able to accurately report our financial results, prevent fraud, or file our periodic reports in a timely manner, which may cause investors to lose confidence in our reported financial information and may lead to a decline in our stock price.

As a public company, Alberton is subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act of 2002 (the “Sarbanes Oxley Act”), the Dodd-Frank Wall Street Reform and Consumer Protection Act, the listing requirements of Nasdaq and other applicable securities rules and regulations. Following the Business Combination, the combined company will continue to be required to provide management’s attestation on internal controls commencing with Alberton’s annual report for the year ending December 31, 2020, in accordance with applicable SEC guidance. The standards required for a public company under Section 404 of the Sarbanes Oxley Act of 2002 are significantly more stringent than those required of SolarMax as a privately held company. Further, following the Merger, our historical financial statements will reflect the operations of SolarMax, with the Merger being treated as SolarMax’ acquisition of us on the effective date of the Merger. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the regulatory compliance and reporting requirements that will be applicable to us after the Business Combination. If we are not able to implement the additional requirements of Section 404 in a timely manner or with adequate compliance, we may not be able to assess whether our internal controls over financial reporting are effective, which may subject us to adverse regulatory consequences and could harm investor confidence and the market price of our common stock.

Subsequent to the Closing, Successor may be required to take write-downs or write-offs, restructuring and impairment, or other charges that could have a significant negative effect on its financial condition, results of operations, and stock price, which could cause you to lose some or all of your investment.

We cannot assure you that the due diligence we conducted on SolarMax revealed all material issues that may be present in SolarMax’ business, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of our and SolarMax’ control will not later arise. As a result, the combined company may be forced to later write down or write off assets, restructure its operations, or incur impairment or other charges that could result in losses. Even if our due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with our preliminary risk analyses. Even though these charges may be non-cash items and not have an immediate impact on our liquidity, the fact that we report charges of this nature could contribute to negative market perceptions about the combined company or its securities. In addition, charges of this nature may cause us to be unable to obtain future financing on favorable terms or at all.

We will incur increased costs as a result of operating as a public company with more complex operations following the Business Combination, and our management will be required to devote substantial time to compliance initiatives.

As a public company with more complex operations, and particularly after we are no longer an “emerging growth company,” we will incur significant legal, accounting, and other expenses that we did not incur as a blank check company. In addition, the Sarbanes-Oxley Act of 2002 and rules subsequently implemented by the Securities and Exchange Commission (“SEC”) and Nasdaq have imposed various requirements on public companies, including establishment and maintenance of effective disclosure and financial controls and corporate governance practices. Our management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. For example, we expect that these rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance.

Pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, or Section 404, public companies are required to furnish a report by their management on their internal control over financial reporting, including an attestation report on internal control over financial reporting issued by their independent registered public accounting firms, which requirement is subject to certain exceptions. While we remain an emerging growth company, however, we will not be required to include an attestation report on internal control over financial reporting issued by our independent registered public accounting firm. To achieve compliance with Section 404 within the prescribed period, we will be engaged in a process to document and evaluate our internal control over financial reporting, which is both costly and challenging. In this regard, we will need to continue to dedicate internal resources, potentially engage outside consultants and adopt a detailed work plan to assess and document the adequacy of internal control over financial reporting, continue steps to improve control processes as appropriate, validate through testing that controls are functioning as documented, and implement a continuous reporting and improvement process for internal control over financial reporting. Despite our efforts, there is a risk that neither we nor our independent registered public accounting firm will be able to conclude within the prescribed timeframe that our internal control over financial reporting is effective as required by Section 404. This could result in a loss of confidence in the reliability of our financial statements, which could cause our stock price to decline.

Pursuant to the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), our independent registered public accounting firm will not be required to attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 for so long as we are an “emerging growth company.”

Section 404 of the Sarbanes-Oxley Act of 2002 requires annual management assessments of the effectiveness of our internal control over financial reporting, and generally requires in the same report a report by our independent registered public accounting firm on the effectiveness of our internal control over financial reporting. Following the Business Combination, the combined company will continue to be required to provide management’s attestation on internal controls effective with respect to the year ended December 31, 2020, in accordance with applicable SEC guidance.

However, under the JOBS Act, our independent registered public accounting firm will not be required to attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 until we are no longer an “emerging growth company.” We could be an “emerging growth company” until the earlier of (1) the last day of the fiscal year (a) following June 23, 2022, the fifth anniversary of our IPO, (b) in which we have total annual gross revenue of at least $1.07 billion, (c) our non-convertible debt issued within a three year period exceeds $1 billion, or (d) if the market value of our shares that are held by non-affiliates exceeds $700 million on the last day of our second fiscal quarter.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. An “emerging growth company” can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have chosen not to “opt out” of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used. Such circumstances could adversely affect the value and liquidity of our securities.

The price of our common stock may be volatile and fluctuate substantially, which could result in substantial losses for holders of our common stock.

Our stock price is likely to be volatile. As a result of this volatility, you may not be able to sell the Alberton Shares at or above the price at which you purchased it. The market price for our common stock following the completion of the Merger may be influenced by many factors, including:

●	our operating and financial performance;

●	our working capital and working capital requirements;

●	the market’s perception of the viability of companies in the solar energy business;

●	the market’s perception of companies that have significant operations in China;

●	the market’s perception of the effect of proposed or implemented changes in government regulations and public utility company pricing policies in general and in the states in which we conduct business;;

●	the market’s perception of the effect of any trade disputes between the United States and China on our China business;

●	quarterly variations in the rate of growth of our financial indicators, such as net income (loss) per share, net income (loss) and revenues;

●	the public reaction to our press releases, our other public announcements and our filings with the SEC;

●	additions or departures of key management personnel;

●	regulatory or legal developments in the United States and other countries;

●	developments or disputes concerning patent applications, issued patents, or other proprietary rights;

●	the effect on the market price of our common stock resulting from either our inability to obtain the acceptance of our offer to issue our convertible notes in settlement of payment of their capital accounts to or otherwise refinance obligations to the limited partners who funded loans to us or from the issuance of common stock issued upon conversion of convertible debt issued to the limited partners who accepted our convertible notes in lieu of a cash payment;

●	the recruitment or departure of key personnel;

●	the level of expenses related to any of our solar farm system projects and photovoltaic and battery backup systems;

●	actual or anticipated changes in estimates as to financial results, development timelines, or recommendations by securities analysts;

●	speculation in the press or investment community as to our company, the solar industry or companies with significant operations in China;

●	the failure of research analysts to cover our common stock;

●	sales of our common stock by us or the perception that such sales, including sales of shares issued pursuant to our equity incentive plans, and sales by stockholders who are subject to lock-up agreements upon expiration of the lock-up period, may occur;

●	variations in our financial results or those of companies that are perceived to be similar to us;

●	market conditions in the solar power sectors;

●	general economic, industry, and market conditions; and

●	the other factors described in this “Risk Factors” section.

The stock markets in general have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price and the trading volume of our common stock. Securities class action litigation has often been instituted against companies following periods of volatility in the overall market and in the market price of a company’s securities. Such litigation, if instituted against us, could result in very substantial costs, divert our management’s attention and resources and harm our business, operating results and financial condition.

If the Business Combination’s benefits do not meet the expectations of investors, shareholders, or financial analysts, the market price of our securities may decline.

If the benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of Alberton’s securities prior to the Closing may decline. The market values of our securities at the time of the Business Combination may vary significantly from their prices on the date the Merger Agreement was executed, the date of this proxy statement, or the date on which our shareholders vote on the Business Combination.

In addition, following the Business Combination, fluctuations in the price of our securities could contribute to the loss of all or part of your investment. Prior to the Business Combination, there has not been a public market for SolarMax’ stock and trading in the shares of Alberton’s shares has not been active. Accordingly, the valuation ascribed to SolarMax and our shares in the Business Combination may not be indicative of the price that will prevail in the trading market following the Business Combination. If an active market for our securities develops and continues, the trading price of our securities following the Business Combination could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond our control. Any of the factors listed below could have a material adverse effect on your investment in our securities and our securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of our securities may not recover and may experience a further decline.

If we are unable to effect the Business Combination and fail to complete an alternative initial business by April 26, 2021, we will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares and, subject to the approval of our remaining shareholders and our board of directors, dissolving and liquidating. In such event, the warrants and rights will expire worthless and third parties may bring claims against Alberton and, as a result, the proceeds held in trust could be reduced and the per share liquidation price received by shareholders could be less than $10.00 per share. Our directors may decide not to enforce the indemnification obligations of our Sponsor, resulting in a reduction in the amount of funds in the trust account available for distribution to our public shareholders.

If we do not consummate the Business Combination and fail to complete an alternative initial business combination by April 26, 2021, we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the trust account not previously released to us for our tax obligations, divided by the number of then outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any) and (iii) as promptly as reasonably possible following such redemption, seek to dissolve and liquidate subject to our obligations under BVI law to provide for claims of creditors in all cases subject to and the other requirements of applicable law. This redemption of public shares from the trust account shall be effected as required by function of our amended and restated Memorandum and Articles of Association and prior to any voluntary winding up, although at all times subject to the Companies Act.

Following the redemption of public shares, we intend to enter “voluntary liquidation” which is the statutory process for formally closing and dissolving a company under the laws of the British Virgin Islands. Given that we intend to enter voluntary liquidation following the redemption of public shareholders from the trust account, we do not expect that the voluntary liquidation process will cause any delay to the payment of redemption proceeds from our trust account. In connection with such a voluntary liquidation, the liquidator would give notice to creditors inviting them to submit their claims for payment, by notifying known creditors (if any) who have not submitted claims and by placing a public advertisement in at least one newspaper published in the British Virgin Islands and in at least one newspaper circulating in the location where we have our principal place of business, and taking any other steps the liquidator considers appropriate to identify our creditors, after which our remaining assets would be distributed. As soon as our affairs are fully wound-up, the liquidator must complete his statement of account and make a notificational filing with the Registrar. We would be dissolved once the Registrar issues a Certificate of Dissolution.

Our initial shareholders, which include our independent directors, have entered into agreements with us, pursuant to which they have waived their rights to liquidating distributions from the trust account with respect to their founder shares if we fail to complete our initial business combination within 12 months (or 15 or 18 months, as applicable) from the closing of the IPO. In the event of liquidation, there will be no distribution with respect to our outstanding warrants and rights. Accordingly, the warrants and rights will expire worthless.

In addition, third parties may bring claims against Alberton. Although Alberton has obtained waiver agreements from certain vendors and service providers it has engaged and owes money to, and the prospective target businesses it has negotiated with, whereby such parties have waived any right, title, interest, or claim of any kind they may have in or to any monies held in the trust account, there is no guarantee that they or other vendors who did not execute such waivers will not seek recourse against the trust account notwithstanding such agreements. Furthermore, there is no guarantee that a court will uphold the validity of such agreements. Accordingly, the proceeds held in the trust account could be subject to claims which could take priority over those of Alberton’s public shareholders. If Alberton is unable to complete a business combination within the required time period, our Sponsor has agreed to be personally liable to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Alberton for services rendered or contracted for or products sold to Alberton, but only if such a vendor or prospective target business has not executed such a waiver of claims against the trust account and except as to any claims under our indemnity to the underwriters. However, he may not be able to meet such obligation. Therefore, the per-share distribution from the trust account in such a situation may be less than $10.00 due to such claims.

In the event that the proceeds in the trust account are reduced below the lesser of (i) $10.00 per share or (ii) other than due to the failure to obtain such waiver such lesser amount per share held in the trust account as of the date of the liquidation of the trust account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, and our Sponsor asserts that it is unable to satisfy his obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against our Sponsor to enforce its indemnification obligations. While we currently expect that our independent directors would take legal action on our behalf against our Sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment may choose not to do so in any particular instance. If our independent directors choose not to enforce these indemnification obligations, the amount of funds in the trust account available for distribution to our public shareholders may be reduced below $10.00 per share.

Because SolarMax’ directors and executive officers will beneficially own approximately 26.4% of our outstanding common stock after the Merger, they may be able to significantly affect any action which requires stockholder approval.

SolarMax’ directors and executive officers beneficially own approximately 31.9% of SolarMax’ outstanding voting common stock and will beneficially own approximately 26.4% of our outstanding common stock upon completion of the Merger, based on a Redemption Price of $10.77, as of November 30, 2020. SolarMax’ bylaws provide, and the bylaws of the Successor will provide, that one-third of the outstanding common stock constitutes a quorum for a meeting of stockholders. As a result, they may have the ability to elect all of our directors and to approve actions requiring stockholder approval as well as to prevent any action from being taken which they oppose even if such action would benefit stockholders. In addition, this concentration of ownership might adversely affect the market price of the Successor’s common stock:

●	delaying, deferring, or preventing a change of control of us;

●	impeding a merger, consolidation, takeover, or other business combination involving us; or

●	discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of us.

The 26.4% percentage interest assumes that none of Alberton’s public shares are redeemed. The percentage will be increased to the extent that public shares are redeemed and Sponsor shares are cancelled in satisfaction of certain obligations and will be decreased to the extent that additional shares are issued in a financing to raise funds in connection with the Merger.

Our initial shareholders have agreed to vote in favor of our initial business combination, regardless of how our unaffiliated public shareholders vote.

Our initial shareholders have agreed to vote any shares of Alberton owned by them in favor of the Merger. As of the date hereof, our initial shareholders and affiliates, own shares equal to 56.7% of our issued and outstanding shares. Accordingly, it is more likely that the necessary shareholder approval will be received for the Business Combination than would be the case if our initial shareholders agreed to vote any shares of Alberton owned by them in accordance with the majority of the votes cast by our unaffiliated public shareholders.

Your ability to affect the investment decision regarding a potential business combination may be limited to the exercise of your right to redeem your shares from us for cash.

At the time of your investment in us, you were not provided with an opportunity to evaluate the specific merits or risks of any target businesses. Since our Sponsor and other initial shareholders own 56.7% of the issued and outstanding shares of Alberton, and they have agreed to vote their shares in favor of the Business Combination, public shareholders may not have the right to affect the vote on the Business Combination. Accordingly, your ability to affect the investment decision regarding the Business Combination may be limited to exercising your redemption rights with respect to the Business Combination.

Sales of a substantial number of shares of our Common Stock in the public market could cause our stock price to fall.

SolarMax’ officers, directors, 5% stockholders and certain other stockholders who own more than 1% of SolarMax’ common stock have agreed to lock up their Consideration Shares and our Initial Shareholders have agreed to lock up (i) for 50% of their shares, the period ending on the earlier of (x) six months after the Closing Date, as defined in the Merger Agreement, and (y) the date on which the closing price of the Alberton Shares equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing after the Closing Date and (ii) for the remaining 50% of their shares, ending six months after the Closing Date. If our Initial Shareholders or the SolarMax stockholders sell, or indicate an intention to sell, substantial amounts of our common stock in the public market after all legal restrictions on resale lapse, the market price of our common stock may decline.

Our and SolarMax’ ability to utilize their respective net operating loss carryforwards and certain other tax attributes may be limited.

Under Section 382 of the Code, if a corporation undergoes an “ownership change” (generally defined as a greater than 50% change (by value) in the ownership of its equity over a three year period), the corporation’s ability to use its pre-Merger net operating loss carryforwards and certain other pre-change tax attributes to offset its post-change income may be limited. We may have experienced such ownership changes in the past, and we and SolarMax expect to experience such ownership change as a result of the Business Combination, with SolarMax experiencing a 100% change of ownership and we will experience more than a 50% of ownership. Our ability to utilize our and SolarMax’ net operating loss carryforwards could be limited by an “ownership change,” which could result in increased tax liability to us following the completion of the Merger, potentially decreasing the value of our Common Stock. There are additional limitations found under Sections 269, 383, and 384 of the Code that may also limit the use of net operating loss carryforwards that may apply and result in increased tax liability to the Successor, potentially decreasing the value of our Common Stock. In addition, a “Separate Return Limitation Year” (“SRLY”) generally encompasses all separate return years of a member (or predecessor in a Section 381 or other transaction), including tax years in which it joins a consolidated return of another group. According to Treasury Regulation Section 1.1502-21, a net operating losses of a member that arises in a SRLY may be applied against consolidated taxable income only to the extent of the loss member’s cumulative contribution to the consolidated taxable income. As a result, this SRLY limitation may also increase the tax liability to Alberton (by reducing the carryforward of certain net operating losses that otherwise might be used to offset the amount of taxable gain), potentially decreasing the value of our Common Stock.

We will incur significant transaction expenses and costs in connection with the Business Combination, and if we fail to consummate the Business Combination, we may not have sufficient cash available to pay such costs.

We expect to incur significant, non-recurring costs in connection with consummating the Business Combination. Some of these costs are payable regardless of whether the Business Combination is completed. Alberton’s transaction expenses that may be incurred as a result of the Business Combination are currently estimated at approximately $[●] million, which are comprised of (i) $[●] in fees to our financial advisors and for banking fee payable to the underwriters of Alberton’s IPO; (ii) an estimate of $[●] in legal fees and expenses, (iii) an estimate of $[●] in accounting and other expenses, and (iv) $[●] relating  to other fees and expenses incurred in connection with the Business Combination, and (v) up to $402,696 on notes due to SolarMax, which upon the completion of the Merger would be eliminated in consolidation; provided that pursuant to the Merger Agreement that (i) Alberton shall obtain the agreement of the underwriter in its initial public offering and the holders of its promissory notes that were outstanding as of September 3, 2020 that all deferring underwriting and related fees due to such underwriter and all of such outstanding promissory notes shall be settled by the delivery by the sponsor and its affiliate of Sponsor Shares owned by them; and (ii) Alberton shall obtain agreement of its Sponsor to transfer to Alberton for cancellation such Sponsor Shares equal to the cash paid by the surviving corporation after the Merger to pay all of Alberton’s liabilities, including contingent liabilities, on the closing date (other than Alberton Closing Expenses) divided by the Redemption Price, and Albertson’s failure to obtain the agreements of the creditors referred to in preceding sentence is a ground for termination of the Merger Agreement by SolarMax. This amount includes the expenses incurred in connection with the filing, printing, and mailing of this proxy statement/registration statement and the solicitation of the approval of our shareholders, and all filing and other fees paid to the SEC, which is estimated based on the Merger Consideration of approximately $300 million as provided in the Merger Agreement, and Nasdaq. If Alberton and SolarMax do not consummate the Business Combination, each party will be required to pay its own fees and expenses, and Alberton likely will not have sufficient cash available to pay its fees and expenses unless and until it completes a subsequent business combination transaction and Alberton and the Sponsor are not likely to have the funds to pay SolarMax for the loans made by SolarMax, which, as of February 5, 2021, amounted to $332,022 owed by Alberton and $219,698.05  owed by the Sponsor. If the Merger is completed, the combined company will incur transition costs and costs relating to SolarMax’ business operating as a public company as well as SolarMax’ closing expenses, estimated at $[● ], which may adversely affect our results of operations and the value of the Successor’s Common Stock.

The unaudited pro forma financial information included in this proxy statement/prospectus under the heading Unaudited Pro Forma Condensed Combined Financial Statements” may not be representative of the Combined Company’s results if the Business Combination is consummated and accordingly, you will have limited financial information on which to evaluate the financial performance of the Combined Company and your investment decision.

Alberton and SolarMax currently operate as separate companies. The pro forma financial information is presented for informational purposes only and is not necessarily indicative of the financial position or results of operations that would have actually occurred had the Business Combination been completed at the beginning of the periods presented, nor is it indicative of the future operating results or financial position of the Combined Company. The pro forma statement of earnings does not reflect future nonrecurring charges resulting from the Business Combination. The unaudited pro forma financial information does not reflect future events that may occur after the Business Combination and does not consider potential impacts of current market conditions on revenues or expenses. The pro forma financial information included in the section entitled “Unaudited Pro Forma Condensed Combined Financial Statements” has been derived from Alberton’s and SolarMax’ historical financial statements and certain adjustments and assumptions have been made regarding the combined organization after giving effect to the transaction. Differences between preliminary estimates in the pro forma financial information and the final acquisition accounting will occur and could have an adverse impact on the pro forma financial information and the Combined Company’s financial position and future results of operations.

In addition, the assumptions used in preparing the pro forma financial information may not prove to be accurate and other factors may affect the Combined Company’s financial condition or results of operations following the Closing. Any potential decline in the Combined Company’s financial condition or results of operations may cause significant variations in the stock price of the Combined Company.

Alberton and its shareholders will only have limited protection in the event that any of the representations and warranties made by SolarMax in the Merger Agreement ultimately proves to be inaccurate or incorrect.

The representations and warranties made by SolarMax to Alberton in the Merger Agreement will not survive the Closing. As a result, after the Closing, Alberton and its shareholders will not have the protection of any indemnification, if any representation or warranty made by SolarMax in the Merger Agreement proves to be inaccurate or incorrect or there is a breach of a pre-closing covenant unless there is an intended fraud. Accordingly, to the extent such representations or warranties are incorrect or there is a breach of a pre-closing covenant by SolarMax, Alberton would have limited, if any, indemnification claims with respect thereto and its financial condition or results of operations could be adversely affected.

Purchases of shares of our Ordinary Share in the open market or in privately negotiated transactions by our Sponsor, directors, officers, advisors, or their affiliates may make it difficult for us to maintain the listing of our Ordinary Shares on a national securities exchange following the Closing.

If our Sponsor, directors, officers, advisors, or their affiliates purchase shares of our Ordinary Share in the open market or in privately negotiated transactions, the public “float” of our Ordinary Share and the number of beneficial holders of our securities would be reduced, possibly making it difficult to maintain the listing or trading of our securities on Nasdaq following the Closing. If Nasdaq does not approve the listing of the Successor’s common stock upon completion of the Merger, Albertson and SolarMax will have the right to terminate the Merger. Since the Nasdaq listing was important to the SolarMax board in approving the Merger, it is likely that SolarMax will terminate the Merger Agreement Nasdaq approval is not obtained.

We may waive one or more of the conditions to the Business Combination.

We may agree to waive, in whole or in part, some of the conditions to our obligations to complete the Business Combination, to the extent permitted by our Current Charter and applicable laws. For example, it is a condition to our obligations to close the Business Combination that SolarMax’ representations and warranties are true and correct in all respects as of the Closing Date, except for such inaccuracies that, individually or in the aggregate, would not result in a Material Adverse Effect (as defined in the Merger Agreement). However, if our board of directors determines that it is in our shareholders’ best interest to waive any such breach, then the board may elect to waive that condition and close the Business Combination. We are not able to waive the condition that our shareholders or SolarMax’ stockholders approve the Business Combination.

Even if we consummate the Business Combination, there is no guarantee that the public warrants will ever be in the money, and they may expire worthless and the terms of our warrants may be amended.

The exercise price for our warrants is $11.50 per whole share, subject to certain adjustments. Warrants may be exercised only for a whole number of Alberton Shares. No fractional shares will be issued upon exercise of the warrants. There is no guarantee that the public warrants will ever be in the money prior to their expiration and they may expire worthless.

In addition, the warrant agreement between Continental Stock Transfer & Trust Company, as the warrant agent, and us provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least a majority of the then outstanding public warrants to make any change that adversely affects the interests of the registered holders. Accordingly, we may amend the terms of the warrants in a manner adverse to a holder if holders of at least a majority of the then outstanding public warrants approve of such amendment. Examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, shorten the exercise period or decrease the number of Alberton Shares purchasable upon exercise of a warrant.

Our Sponsor, directors, and officers have a conflict of interest in determining to pursue the merger with SolarMax, since certain of their interests, and certain interests of their affiliates and associates, are different from or in addition to (and which may conflict with) the interests of our shareholders.

Our Initial Shareholders, including our Sponsor and our officers and directors, have interests in and arising from the Business Combination that are different from or in addition to (and which may conflict with) the interests of our public shareholders, which may result in a conflict of interest. These interests include, among other things:

(i)	the fact that our initial shareholders have purchased an aggregate of 2,871,998 ordinary shares for an aggregate purchase price of $19,550, or approximately $0.007 per share, which would have a value of approximately $[●] million based on the closing price of Alberton ordinary shares of the Record Date as reported by Nasdaq and that are not subject to redemption. Such Founder Shares will have no value if we do not complete an initial business by April 26, 2020, which date was extended to April 26, 2021 (the “Outside Date”); as a result, our Sponsor (and its members, including our executive officers and directors) have a financial incentive to see the Business Combination consummated rather than losing whatever value is attributable to the Founder Shares;

(ii)	the fact that the Sponsor holds 329,760 private units and will continue to hold 362,736 shares of Company Common Stock and 329,760 warrants following the separation of such private units upon the consummation of the Business Combination, subject to certain lock-up agreement. Those private units and securities underlying those private units are not subject to redemption and will be worthless if Alberton does not complete an initial business combination by the Outside Date;

(iii)	if Alberton is unable to complete a business combination by the Outside Date, our Sponsor will be personally liable to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Alberton for services rendered or contracted for or products sold to Alberton, but only if such a vendor or target business has not executed a waiver of claims against the trust account and except as to any claims under our indemnity of the underwriters;

(iv)	the fact that (A) we issued Sponsor Notes in the aggregated amount of $1,080,000, the sole director and shareholder of which is Mrs. Guan Wang, our Chief Executive Officer and Chairman. The Sponsor Notes are non-interest bearing and payable on the consummation of our initial business combination; (B) in addition to the Sponsor Notes, the Sponsor has loaned us $528,204 for working capital and may need to loan us additional funds through the Closing, which, in the event that the initial business combination does not close, cannot be paid from the proceeds or the interest on such proceeds in the trust account; and (C) Sponsor has agreed that, commencing on August 1, 2018 and terminating upon completion of our initial business combination or the distribution of the trust account to our public shareholders, it will make available to us certain general and administrative services, including office space and utilities services, as we may require from time to time, and we have agreed to pay the Sponsor $1,000 per month for these services

(v)	the fact that the Merger Agreement provides that (A) SolarMax has agreed that the Successor shall pay all expenses relating to the Merger Agreement and the transaction contemplated by the Merger Agreement which are incurred by Alberton on or after the date that the registration statement of which this proxy statement is filed with the SEC (“Alberton Closing Expenses”), (B) SolarMax has agreed to provide Extension Loans up to $402,696, of which loans $322,022 have been made as of the date hereof, repayable upon the earlier of the closing of the Merger, the Outside Date or liquidation, (C) during the Interim Period, Alberton shall obtain the agreement of Chardan and the holders of its Notes that were outstanding as of September 3, 2020 that all deferring underwriting and related fees due to Chardan and all of such outstanding Notes shall be settled by the delivery of the sponsor and its affiliates of their founder shares; and (D) during the Interim Period, Alberton shall obtain agreement of the Sponsor to transfer to Alberton for cancellation such numbers of Founder Shares and/or Private Shares equal to the cash paid by the Successor after the Merger to pay all of Alberton’s liabilities, including contingent liabilities and Extension Loans set forth in Item (B) of this paragraph, on the closing date (other than Alberton Closing Expenses) divided by the Redemption Price.

(vi)	the fact that Sponsor issued the Sponsor Interim Notes to SolarMax in the aggregate principal amount of $219,698.05 pursuant to loan agreements dated December 18, 2020, December 28, 2020 and February 1, 2021 by and between Sponsor and SolarMax. The loans were made by SolarMax to Sponsor in order to enable Sponsor to provide funds to Alberton to pay expenses incurred by Alberton in connection with the Merger Agreement, to pay certain accrued expenses of Alberton, and to pay the filing fee of the registration statement of which this proxy statement/prospectus is a part. Upon consummation of the Business Combination, Sponsor shall repay the Sponsor Interim Notes by delivery the amount of the Alberton Shares held by the Sponsor divided by the Redemption Price. If the Business Combination is not consummated, the Sponsor Interim Notes would become immediately payable and carry an annual interest of 5% from the maturity date.

(vii)	the fact that we issued various Notes to third parties including several potential targets during our search for the suitable targets in the aggregated amount of $3,090,148. These Notes are non-interest bearing and payable upon the consummation of an initial business combination subject to certain repayment schedule as set forth therein;

(viii)	the continued indemnification of current directors and officers of Alberton and the continuation of directors’ and officers’ liability insurance after the Business Combination.

These interests may influence our directors in making their recommendation that you vote in favor of the approval of the Business Combination and the transactions contemplated thereby. These interests were considered by our Special Committee and the Board when they approved the Business Combination.

The exercise of our directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes to the terms of the Business Combination or waivers of conditions are appropriate and in our shareholders’ best interest.

In the period leading up to the Closing, events may occur that, pursuant to the Merger Agreement, would require Alberton to agree to amend the Merger Agreement, to consent to certain actions taken by SolarMax or to waive rights that Alberton is entitled to under the Merger Agreement. Such events could arise because of changes in the course of SolarMax’ business, a request by SolarMax to undertake actions that would otherwise be prohibited by the terms of the Merger Agreement, or the occurrence of other events that would have a material adverse effect on SolarMax’ business and would entitle Alberton to terminate the Merger Agreement. In any of such circumstances, it would be at Alberton’s discretion, acting through its board of directors, to grant its consent or waive those rights. The existence of the financial and personal interests of our officers and directors described in the preceding risk factors may result in a conflict of interest on the part of one or more of the directors between what he or they may believe is best for Alberton and what he or they may believe is best for himself or themselves in determining whether or not to take the requested action. As of the date of this proxy statement, Alberton does not believe there will be any changes or waivers that Alberton’s directors and officers would be likely to make after shareholder approval of the Business Combination Proposal has been obtained. While certain changes could be made without further shareholder approval, Alberton will circulate a new or amended proxy statement and re-solicit Alberton’s shareholders if changes to the terms of the transaction that would have a material impact on its shareholders are required prior to the vote on the Business Combination Proposal.

Our public shareholders may experience immediate dilution as a consequence of, among other transactions, the Business Combination, and having a minority share position likely reduces the influence that our current shareholders have on the management of Alberton.

We anticipate that, upon the completion of the Business Combination, and assuming there are no redemptions, and assuming the issuance of 27,855,199 Alberton Shares as the Consideration Shares to SolarMax stockholders upon the Closing, Alberton’s public shareholders will retain an ownership interest of 4.20% in Alberton post-Closing and our Initial Shareholders and affiliates (including the underwriters in our IPO) will retain an ownership interest of 7.78% in Alberton post-Closing. These relative percentages assume the automatic conversion of 11,479,043 rights of Alberton into 1,147,904 shares of Successor’s common stock at the Closing. In addition, if any of our public shareholders exercises its redemption rights, the aggregate percentage ownership interest of our public shareholders in Successor will decrease and the percentage ownership interest of our Initial Shareholders and the ownership interest of SolarMax stockholders in Alberton post-Closing, will increase. Upon the Closing, Alberton will own 100% of the issued and outstanding shares of common stock of SolarMax. If the facts are different than these assumptions (which they are likely to be), the percentage ownership retained by our existing shareholders in Alberton post-Closing will be different. These ownership percentages with respect to Alberton following the Business Combination do not take into account: (i) the 11,487,992 public warrants to purchase up to a total of 5,743,996 Alberton Shares, (ii) the 329,760 private warrants to purchase up to a total of 164,880 Alberton Shares, (iii) the 1,414,480 Extension Warrants to purchase up to a total of 707,240 Alberton Shares; (iv) the unit purchase option, held by the underwriters in our IPO, to purchase up to 500,500 Alberton Shares, 500,500 rights to receive 50,050 Alberton Shares, and 500,500 warrants to purchase up to a total of 250,250 Alberton Shares that will remain outstanding following the Business Combination, (v) the issuance of any shares of Common Stock under the Assumed Options and SolarMax convertible notes at the Closing, or (vi) cancellation and forfeiture of certain Founder Shares and/or Private Shares owned by the Sponsor. If the facts are different than these assumptions (which they are likely to be), the percentage ownership retained by Alberton’s existing shareholders in the Successor will be different. See “Summary of the Material Terms of the Proposals — Impact of the Business Combination on Alberton’s Public Float” and “Unaudited Pro Forma Condensed Combined Financial Information” for further information. The existing shareholders of Alberton may be further diluted if Alberton needs to issue more shares in private placements (PIPEs) or backstop transactions in order to support the Business Combination. Contemporaneously with the Business Combination, Alberton may issue new shares to the Sponsor and/or third parties in PIPEs or backstop transactions to ensure that Alberton has at least $5,000,001 of net tangible assets remaining prior to or upon the Closing after giving effect to the redemption of any Ordinary Shares by the public shareholders in connection with the Business Combination with SolarMax and any private financings. As one of the conditions to consummate the Business Combination, if Alberton failed to fulfill, unless waived by SolarMax, the Business Combination will not be consummated. See “Potential Dilution from Proposed Financing” for further information.

Our shareholders may not realize a benefit from the Business Combination commensurate with the ownership dilution they will experience in connection with the Business Combination.

Because of the dilutive effect of the issuance of the Consideration Shares and potential new shares in the proposed financing and the management members after the Business Combination, see “Management after the Business Combination” , existing shareholders of Alberton may have little influence on the management of the Successor following the Business Combination. If the Successor is unable to realize the full strategic and financial benefits currently anticipated from the Business Combination, our shareholders will have experienced substantial dilution of their ownership interests in their company without receiving any commensurate benefit, or only receiving part of the commensurate benefit to the extent the Successor is able to realize only part of the strategic and financial benefits currently anticipated from the Business Combination.

Our ability to successfully effect the Business Combination and successfully operate the business thereafter will be largely dependent upon the efforts of the key personnel of SolarMax, all of whom we expect to stay with SolarMax following the Business Combination. The loss of such key personnel could negatively impact the operations and profitability of the post-combination business.

Our ability to successfully effect the Business Combination and successfully operate the business is dependent upon the efforts of certain key personnel, including the key personnel of SolarMax. Although we expect all of such key personnel to remain with SolarMax following the Business Combination, it is possible that we will lose some key personnel, the loss of which could negatively impact the operations and profitability of our post-combination business. Furthermore, while we have performed due diligence upon SolarMax’ key employees, who we expect will stay with SolarMax following the Business Combination, our assessment of these individuals may not prove to be correct. These individuals may be unfamiliar with the requirements of operating a company regulated by the SEC, which could cause us to have to expend time and resources helping them become familiar with such requirements. Any of these occurrences could materially and adversely affect our business, financial condition, results of operations, or prospects.

Alberton may not have sufficient cash, including funds in the Trust Account, to satisfy the closing condition in the Merger Agreement that Albertson have sufficient cash to enable it to meet the Nasdaq listing requirements, and there can be no assurance that Alberton will be able to obtain sufficient additional financing to satisfy this requirement, that such financing will be available on acceptable terms.

The Merger Agreement provides that, as a condition to the Closing of the Business Combination, Alberton must have received net proceeds from the Private Placement or Backstop Financing (as defined in the Merger Agreement) sufficient such that, after giving effect to the Merger, the Redemption and the receipt of such net proceeds, Alberton will satisfy the applicable listing requirements of Nasdaq.  As a result of the redemptions in connection with the Extension Meetings, there is currently only approximately $15.22 million held in the Trust Account. As of September 30, 2020, SolarMax had a deficiency in stockholders’ equity of approximately $7.9 million. Depending on the amount paid in redemption of public shares, the amount in the trust may not be insufficient to enable Alberton to meet Nasdaq stockholders’ equity requirement. Further, the only unrestricted publicly held shares of Alberton are the publicly held shares which have a market value equal to the amount in the trust fund. The only other publicly held shares will be shares held by those minority stockholders of SolarMax who are not party to a lock-up agreement. If Alberton requires but it unable to obtain additional financing to meet the Nasdaq listing requirement condition, it is not likely that the Business Combination will be completed. SolarMax does not anticipate that it will waive this requirement since one of the reasons the SolarMax board approved the Merger is the Nasdaq listing. Although Alberton is discussing potential financing with a number of third parties, Alberton cannot assure you that such financing will be available on acceptable terms, if at all. If the Business Combination with SolarMax does not occur, Alberton most likely will not be able to identify or consummate an alternative initial business combination prior to April 26, 2020 and, unless its shareholders approve further extensions, Alberton would be required by its charter documents to liquidate. If SolarMax does agree to modify or waive the Nasdaq listing requirement, the funding available to SolarMax would be less than the funding contemplated at the time the Merger Agreement was entered into, and may require the Successor to obtain financing from other sources, to the extent such financing is available. Further, in the event that Alberton fails to satisfy the Nasdaq requirement, it would be necessary for Alberton to comply with applicable state securities or blue sky requirements since the Nasdaq exemption to these requirement would not be applicable, and such compliance may not be possible before the Outside Date if at all. The failure to secure adequate additional financing may have a material adverse effect on the business, operations and prospects of the Successor, including the continued development and growth of SolarMax’ business. None of Alberton’s officers, directors or shareholders are required to provide any financing to Alberton in connection with or after the Business Combination. If Alberton is unable to consummate the Business Combination, Alberton’s Public Shareholders may only receive approximately $10.77 per share as of November 30, 2020 (or such higher amount then held in trust) on the liquidation of the Trust Account and Alberton’s warrants will expire worthless.

A market for our securities may not continue, which would adversely affect the liquidity and price of our securities.

Following the Business Combination, the price of our securities may fluctuate significantly due to the market’s reaction to the Business Combination, the business of SolarMax and general market and economic conditions. An active trading market for our securities following the Business Combination may never develop or, if developed, may not be sustained. In addition, the price of our securities after the Business Combination can vary due to general economic conditions and forecasts, our general business condition, and the release of our financial reports. Additionally, if our securities are not listed on, or become delisted from, Nasdaq for any reason, and are quoted on the OTC Bulletin Board, an inter-dealer automated quotation system for equity securities that is not a national securities exchange, the liquidity and price of our securities may be more limited than if we were quoted or listed on Nasdaq or another national securities exchange. You may be unable to sell your securities unless a market can be established or sustained.

Our Initial Shareholders and/or their affiliates may enter into agreements concerning our securities prior to the Alberton Special Meeting, which may have the effect of increasing the likelihood of the Closing, decreasing the value of our shares, or reducing the public “float” of our shares.

At any time prior to the Alberton Special Meeting, during a period when they are not then aware of any material nonpublic information regarding Alberton or its securities, the initial shareholders and/or their affiliates may enter into a written plan to purchase Alberton’s securities pursuant to Rule 10b5-1 of the Exchange Act, and may engage in other public market purchases, as well as private purchases, of securities. In addition, at any time prior to the Alberton Special Meeting, during a period when they are not then aware of any material nonpublic information regarding Alberton or its securities, the initial shareholders and/or their respective affiliates may (i) purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the Business Combination Proposal, (ii) execute agreements to purchase such shares from institutional and other investors in the future, and/or (iii) enter into transactions with institutional and other investors to provide such persons with incentives to acquire shares of Alberton’s ordinary shares or vote their shares in favor of the Business Combination Proposal. Such an agreement may include a contractual acknowledgement that such shareholder, although still the record holder of our shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that our initial shareholders or their affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling public shareholders would be required to revoke their prior elections to redeem their shares. While the exact nature of any such incentives has not been determined as of the date of this proxy statement, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer of shares or warrants owned by the initial shareholders for nominal value to such investors or holders.

The purpose of such share purchases and other transactions by the initial shareholders and/or their respective affiliates would be to increase the likelihood of satisfaction of the requirements that (x) the holders of a majority of the public shares present and entitled to vote at the Alberton Special Meeting vote in favor of the Business Combination Proposal, and/or (y) that Alberton will have at least $5,000,001 in net tangible assets after taking into account holders of public shares that properly demanded redemption of their public shares into cash, when, in each case, it appears that such requirements would otherwise not be met.

Entering into any such arrangements may have a depressive effect on Alberton’s shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares it owns, either prior to or immediately after the Alberton Special Meeting. In addition, if such arrangements are made, the public “float” of our shares and the number of beneficial holders of our securities may be reduced, possibly making it difficult to maintain or obtain the quotation, listing, or trading of our securities on Nasdaq.

As of the date of this proxy statement, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. Alberton will file a Current Report on Form 8-K to disclose arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the Business Combination Proposal and the Charter Amendment Proposal or the redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

Although we expect our shares to remain listed on Nasdaq after the Business Combination, there can be no assurance that our shares will continue to be so listed or, if listed, that we will be able to comply with the continued listing standards of Nasdaq.

We have applied to continue listing our securities on Nasdaq subsequent to the Closing. To continue listing our securities on Nasdaq subsequent to the Closing, we will be required to demonstrate compliance with Nasdaq’s initial listing standards, which are more rigorous than Nasdaq’s continued listing requirements. For instance, we must maintain a minimum number of holders (300 round-lot holders), a standard that we met based on information relating to the NOBO holders of our ordinary shares as of January 20, 2021. We cannot assure you that we will be able to meet those initial listing standards at that time.

If, after the Business Combination, Nasdaq delists our shares from trading on its exchange due to our failure to meet Nasdaq’s initial and/or continued listing standards, we and our shareholders could face significant material adverse consequences including:

●	a limited availability of market quotations for our securities;

●	a determination that our shares are “penny stock,” which will require brokers trading in our shares to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for our shares;

●	a limited amount of analyst coverage; and

●	a decreased ability to issue additional securities or obtain additional financing in the future.

Following the Business Combination, Alberton’s business and stock price may suffer as a result of its lack of public company operating experience and if securities or industry analysts do not publish or cease publishing research or reports about Alberton, its business, or its market, or if they change their recommendations regarding our shares adversely, the price and trading volume of our Ordinary Share could decline.

Prior to the completion of the Business Combination, we have been a blank check company. Alberton’s lack of public company operating experience may make it difficult to forecast and evaluate its future prospects. If Alberton is unable to execute its business strategy, either as a result of its inability to effectively manage its business in a public company environment or for any other reason, Alberton’s business, prospects, financial condition, and operating results may be harmed.

The trading market for our shares will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market, or our competitors. Securities and industry analysts do not currently, and may never, publish research on Alberton. If no securities or industry analysts commence coverage of Alberton, our stock price and trading volume would likely be negatively impacted. If any of the analysts who may cover Alberton change their recommendation regarding our stock adversely, or provide more favorable relative recommendations about our competitors, the price of our shares would likely decline. If any analyst who may cover Alberton were to cease coverage of Alberton or fail to regularly publish reports on it, we could lose visibility in the financial markets, which could cause our stock price or trading volume to decline.

Warrants will become exercisable for our Alberton Shares, which would increase the number of Alberton Shares eligible for future resale in the public market and result in dilution to our shareholders.

Outstanding 12,902,272 warrants (including 11,487,992 public warrants issued in Alberton’s IPO and 1,414,480 Extension Warrants) to purchase an aggregate of 6,451,236 Alberton  Shares and outstanding private warrants to purchase an aggregate of 164,880 Alberton Shares will become exercisable commencing 30 days after the completion of the Business Combination. Each warrant entitles the holder thereof to purchase one-half of one share of Alberton’s Alberton Shares at a price of $11.50 per whole share, subject to adjustments. Warrants may be exercised only for a whole number of shares of Alberton’s Alberton Shares. No fractional shares will be issued upon exercise of the warrants. To the extent such warrants are exercised, additional shares will be issued, which will result in dilution to the then existing holders of Alberton Shares and increase the number of Alberton Shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could adversely affect the market price of our Ordinary Share.

We may redeem any public warrants prior to their exercise at a time that is disadvantageous to warrant holders, thereby making their warrants worthless.

We will have the ability to redeem the public warrants at any time after they become exercisable and prior to their expiration at a price of $0.01 per warrant, provided that the last reported sale price of the Alberton Shares equals or exceeds $16.00 per share for any 20 trading days within the 30 trading-day period ending on the third business day before we send the notice of such redemption and if there is a current registration statement in effect with respect to the Alberton Shares underlying such warrants at the time of redemption and for the entire 30-day trading period referred to above and continuing each day thereafter until the date of redemption. Redemption of the outstanding public warrants could force holders of public warrants:

●	to exercise their warrants and pay the exercise price therefor at a time when it may be disadvantageous for them to do so;

●	to sell their warrants at the then-current market price when they might otherwise wish to hold their warrants; or

●	to accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of their warrants.

We may issue additional Alberton Shares to complete the business combination or under the Incentive Plan after consummation of our initial business combination, which would dilute the interest of our stockholders and likely present other risks.

Our Current Charter authorize the issuance of an unlimited amount of both Ordinary Share of no par value and preferred shares of no par value and our Interim Charter authorize the issuance of 300 million shares of Common Stock, par value $0.0001 per share, and 100 million shares of preferred stock, par value $0.0001 per share. We may issue a substantial number of additional shares of preferred stock or shares of common stock to complete our initial business combination and after the Merger, Successor may issue shares of preferred stock or common stock. In general, without stockholder approval, under the Nasdaq listing rules, we cannot issue 20% of our voting stock without stockholder approval. Although no such issuance of Company Ordinary Share or preferred stock will affect the per share amount available for redemption from the trust account, the issuance of additional common or preferred equity, either before or after the effectiveness of the Merger:

●	may significantly dilute the equity interest of the stockholders, who do not have pre-emption rights in respect of such an issuance;

●	could cause a change in control if a substantial number of shares are issued, which may affect, among other things, our ability to use our net operating loss carry forwards (to the extent such loss carry forwards are available in view of the restrictions resulting from the Merger), if any, and could result in the resignation or removal of our present officers and directors;

●	could cause a significant change in the nature of our business; and

●	may adversely affect prevailing market prices for stocks and/or warrants.

Our Current Charter permits the board of directors by resolution to amend our Current Charter, including to create additional classes of securities, including shares with rights, preferences, designations, and limitations as they determine which may have an anti-takeover effect.

Our Current Charter permits the board of directors by resolution to amend Current Charter including to designate rights, preferences, designations, and limitations attaching to the preferred shares as they determine in their discretion, without shareholder approval with respect the terms or the issuance. If issued, the rights, preferences, designations, and limitations of the preferred shares would be set by the board of directors and could operate to the disadvantage of the outstanding shares the holders of which would not have any pre-emption rights in respect of such an issuance of preferred shares. Such terms could include, among others, preferences as to dividends and distributions on liquidation, or could be used to prevent possible corporate takeovers. We may issue some or all of such preferred shares in connection with our initial business combination that would affect the substance or timing of our redemption obligation if we do not consummate a business combination within the relevant time period. Notwithstanding the foregoing, our initial shareholders (and/or our Sponsor’s designees), and our directors and officers have agreed to not propose, or vote in favor of, an amendment to our Current Charter that would affect the substance or timing of our obligation to redeem all public shares if we cannot complete an initial business combination within 12 months (or 15 months or 18 months, as applicable) of the closing of the IPO, unless Alberton provides public shareholders an opportunity to redeem their public shares.

The Successor may issue preferred stock whose terms could adversely affect the voting power or value of our common stock.

The Successor Charter, once approved and adopted, authorizes us to issue, without the approval of our stockholders, one or more classes or series of preferred stock having such designations, preferences, limitations and relative rights, including preferences over our common stock respecting dividends and distributions, as our board of directors may determine. The terms of one or more classes or series of preferred stock could adversely impact the voting power or value of our common stock. For example, we might grant holders of preferred stock the right to elect some number of our directors in all events or on the happening of specified events or the right to veto specified transactions. Similarly, the repurchase or redemption rights or liquidation preferences we might assign to holders of preferred stock could affect the residual value of the common stock.

We are dependent upon our executive officers and directors and their departure could adversely affect our ability to complete the Business Combination.

Our operations are dependent upon our executive officers and directors. We believe that our success in completing a Business Combination depends on the continued service of our executive officers and directors, at least until we have completed the Business Combination. In addition, our executive officers and directors are not required to commit any specified amount of time to our affairs and, accordingly, will have conflicts of interest in allocating management time among various business activities, including assessing the potential Business Combination and monitoring the related due diligence. We do not currently have an employment agreement with, or key-man insurance on the life of, any of our directors or executive officers. The unexpected loss of the services of one or more of our directors or executive officers could adversely impact our ability to complete the Business Combination.

Since our Sponsor, executive officers, and directors will lose their entire investment in us if the Business Combination is not completed, a conflict of interest may arise in determining whether SolarMax is appropriate for our initial business combination.

In August 2018, our initial shareholders purchased an aggregate of 2,871,998 Founder Shares for an aggregate purchase price of $19,550, or approximately $0.01 per share. The Founder Shares will be worthless if we do not consummate an initial business combination. In addition, our Sponsor and Chardan purchased an aggregate of 329,760 private units, each consisting of one Company Ordinary Share, one right, each to receive one-tenth of one Company Ordinary Share upon consummation of our initial business combination, and one warrant to purchase one-half of one Company Ordinary Share, for an aggregate purchase price of $3,297,600 that will also be worthless if we do not consummate our initial business combination. The personal and financial interests of our executive officers and directors may have influenced their motivation in identifying and selecting SolarMax for its target business combination, completing an initial business combination and influencing the operation of the business following the initial business combination.

Since our Sponsor, executive officers, and directors will not be eligible to be reimbursed for their out-of-pocket expenses if the Business Combination is not completed, a conflict of interest may arise in determining whether SolarMax is appropriate for our initial business combination.

At the Closing, our Sponsor, executive officers, directors, or any of their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred in connection with activities on our behalf. These financial interests of our Sponsor, executive officers, and directors may have influenced their motivation in identifying and selecting SolarMax for the Business Combination.

We will be a holding company and will conduct all of our operations through our subsidiaries.

Upon consummation of the Business Combination, we will be a holding company and will derive all of our operating income from subsidiaries of SolarMax. Other than any cash we may retain, all of our assets will be held by our direct and indirect subsidiaries. We will rely on the earnings and cash flows of SolarMax, which will be paid to us by our subsidiaries, if and only to the extent available, in the form of dividends and other payments or distributions, to meet our debt service obligations. The ability of our subsidiaries to pay dividends or make other payments or distributions to us will depend on their respective operating results and may be restricted by, among other things, the laws of their jurisdiction of organization (which may limit the amount of funds available for the payment of dividends and other distributions to us), the terms of existing and future indebtedness and other agreements of our subsidiaries and the covenants of any future outstanding indebtedness we or our subsidiaries incur. The laws of China restrict SolarMax’ Chinese subsidiaries from paying dividends to SolarMax.

We are attempting to consummate the Business Combination with a private company about which little information is available.

In pursuing our acquisition strategy, we have entered into the Merger Agreement with a privately held company. By definition, very little public information exists about private companies, and we were required to make our decision on whether to pursue a potential initial business combination on the basis of limited information, which may result in our initial business combination with a company that is not as profitable as we suspected, if at all.

If we are deemed to be insolvent, distributions, or part of them, may be delayed while the insolvency liquidator determines the extent of potential creditor claims. In these circumstances, prior payments made by Alberton may be deemed “voidable transactions.”

If we do not complete our initial business by April 26, 2021 (unless such date is accelerated, in the board’s discretion, or further extended with stockholder approval), this will trigger an automatic redemption of public shareholders from the trust account pursuant to our Current Charter.

If at any time, however, we are deemed insolvent for the purposes of the Insolvency Act (i.e., (i) we fail to comply with the requirements of a statutory demand that has not been set aside under Section 157 of the Insolvency Act; (ii) execution or other process issued on a judgment, decree, or order of a British Virgin Islands Court in favor of a creditor of us is returned wholly or partly unsatisfied; or (iii) either the value of our liabilities exceeds its assets, or we are unable to pay our debts as they fall due), we are required to immediately enter insolvent liquidation. In these circumstances, a liquidator will be appointed who will give notice to our creditors, inviting them to submit their claims for payments, by notifying known creditors (if any) who have not submitted claims and by placing a public advertisement in at least one newspaper published in the British Virgin Islands and in at least one newspaper circulating in the location where we have its principal place of business, and taking any other steps he considers appropriate, after which our assets would be distributed. Following the process of insolvent liquidation, the liquidator will complete its final report and accounts and will then notify the Registrar of Corporate Affairs in the British Virgin Islands. The liquidator may determine that he requires additional time to evaluate creditors’ claims (particularly if there is uncertainty over the validity or extent of the claims of any creditors). In addition, a creditor or shareholder may file a petition with the British Virgin Islands Court which, if successful, may result in our liquidation being subject to the supervision of that court. Such events might delay distribution of some or all of our assets to our public shareholders. In such liquidation proceedings, the funds held in our trust account may be included in our estate and subject to the claims of third parties with priority over the claims of our shareholders. To the extent any such claims deplete the trust account we cannot assure you we will be able to return to our public shareholders the amounts otherwise payable to them.

If we are deemed insolvent, then there are also limited circumstances where prior payments made to shareholders or other parties may be deemed a “voidable transaction” for the purposes of the Insolvency Act. A voidable transaction would be, for these purposes, payments made as “unfair preferences” or “transactions at an undervalue.” Where a payment was a risk of being a voidable transaction, a liquidator appointed over an insolvent company could apply to the British Virgin Islands Court for an order, inter alia, for the transaction to be set aside as a voidable transaction in whole or in part.

Our Initial Shareholders have waived their right to participate in any liquidation distribution with respect to the initial shares. We will pay the costs of our liquidation and distribution of the trust account from our remaining assets outside of the trust account and may request the trustee to release to us any net interest earned on the trust account to pay dissolution expenses. In addition, our Sponsor has agreed that he will be liable to us, for all claims of creditors to the extent that we fail to obtain executed waivers from such entities in order to protect the amounts held in trust, except as to any claims under our indemnity of the underwriters of our IPO against certain liabilities, including liabilities under the Securities Act. However, we cannot assure you that the liquidator will not determine that he or she requires additional time to evaluate creditors’ claims (particularly if there is uncertainty over the validity or extent of the claims of any creditors). We also cannot assure you that a creditor or shareholder will not file a petition with the British Virgin Islands Court, which, if successful, may result in our liquidation being subject to the supervision of that court. Such events might delay distribution of some or all of our assets to our public shareholders.

We believe we have been considered a PFIC since our inception, which could result in adverse U.S. federal income tax consequences to U.S. taxpayers.

If we are determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder (as defined below) of Alberton Shares, warrants, or rights, the U.S. Holder may be subject to increased U.S. federal income tax liability and may be subject to additional reporting requirements. Specifically such U.S. Holder may be subject to tax at ordinary income rates on (i) any gain recognized on the sale or other disposition of its ordinary shares, rights, or warrants and (ii) any “excess distribution” (as defined in “The Business Combination Proposal—Material U.S. Federal Income Tax Considerations for Shareholders Exercising Redemption Rights” below) received by the U.S. Holder. In addition, such U.S. Holder may be subject to an interest charge on such gain or excess distribution. Consequently, our classification as a PFIC may result in adverse tax consequences for U.S. Holders. We believe that we have been considered a PFIC since our inception.

Our actual PFIC status for our 2020 taxable year, however, will not be determinable until after the end of such taxable year, which will occur upon the Redomestication.

Some elections may be available to mitigate the adverse PFIC tax consequences. However, we may not provide timely financial information that would be required for U.S. investors to make such potentially favorable qualified electing fund (“QEF”) election, and such election would be unavailable with respect to our warrants and possibly our rights. Any holder of warrants could therefore be required to recognize gain as ordinary income and subject to an interest charge. Further, because the shareholder’s holding period in the stock received upon the exercise of the warrants includes the holding period in the warrants, a QEF election made on the stock would not rid the stock of its PFIC taint absent the shareholder recognizing gain or including a deemed dividend amount in a purging election. For more information, see the discussion in “The Business Combination Proposal—Material U.S. Federal Income Tax Considerations for Shareholders Exercising Redemption Rights.” We urge U.S. investors to consult their own tax advisors regarding the possible application of the PFIC rules.

The Redomestication may result in adverse tax consequences for Alberton shareholders.

Upon the effectiveness of the Redomestication, Alberton will become a domestic corporation for federal income tax purposes as a result of the Redomestication. If you are a U.S. Holder (as defined in “Material U.S. Federal Income Tax Consequences of the Redomestication” below) of Alberton ordinary shares, you may be subject to U.S. federal income tax as a result of the Redomestication unless you made a timely election on your filing with the IRS as described below.

If you are a non-U.S. Holder (as defined in “Material U.S. Federal Income Tax Consequences of the Redomestication” below) of Alberton ordinary shares, you may become subject to withholding tax on any dividends paid on the ordinary shares of Alberton or Alberton common stock subsequent to the Redomestication.

Subject to the discussion below concerning PFICs, if you are a U.S. Holder who owns $50,000 or more of Alberton ordinary shares, but are not a 10% Shareholder at the time when Alberton becomes taxable as a domestic corporation, you must generally recognize gain (but not loss) with respect to such Company common stock after the Redomestication, even if you continue to hold your stock and have not received any cash as a result of the Redomestication. As an alternative to recognizing gain under Section 367 of the Code, however, such U.S. Holder may elect to include in income the “all earnings and profits amount,” as the term is defined in Treasury Regulation Section 1.367(b)-2(d), attributable to its ordinary shares in Alberton. The income so included pursuant to this election generally is treated as dividend income.

WE STRONGLY URGE EACH SUCH U.S. HOLDER TO READ CAREFULLY OUR DESCRIPTIONS OF THE ELECTION IN “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE REDOMESTICATION,” AS WELL AS TO CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE ELECTIONS AND DOMESTICATION TO YOU.

If a U.S. Holder is a 10% Shareholder of Alberton, such U.S. Holder will be required to pay taxes on a deemed dividend equal to the “all earnings and profits amount” attributable to its ordinary shares in Alberton. Complex attribution rules apply in determining whether a U.S. holder owns 10% or more of the total combined voting power or value of all classes of our shares for U.S. federal tax purposes.

The Company believes that it has been considered a PFIC since its inception. If Alberton is considered a PFIC for U.S. federal income tax purposes, the proposed Treasury Regulations generally require U.S. Holders of Alberton ordinary shares to recognize gain on the deemed receipt of Company common stock in the Redomestication unless such U.S. Holder has made certain tax elections with respect to such U.S. Holder’s Alberton ordinary shares. The tax on any such gain would be imposed at the rate applicable to ordinary income and an interest charge would apply based on complex rules designed to offset the tax deferral to such U.S. Holder on the undistributed earnings, if any, of Alberton. It is not possible to determine at this time whether, in what form, and with what effective date, final Treasury Regulations under Section 1291(f) will be adopted.

For a more detailed description of the material U.S. federal income tax consequences associated with the Redomestication, please read “Material U.S. Federal Income Tax Consequences of the Redomestication” of this proxy.

SolarMax may have been, and may become, subject to income tax (or an increased amount of income tax) in one or more countries, including the United States, which could materially reduce the combined entity’s after-tax returns and the value of Alberton Shares.

All or a portion of the income of SolarMax’ foreign subsidiaries may be treated in the United States as effectively connected with a U.S. trade or business. Whether SolarMax’ foreign subsidiaries have been, or will be, subject to tax in the United States is not free from doubt in light of the applicable tax law and guidance regarding activities that constitute being engaged in a trade or business in the United States for U.S. federal income tax purposes. Accordingly, Alberton cannot assure you that the IRS will not contend, perhaps successfully, that a SolarMax’ foreign subsidiary is engaged in a trade or business in the United States or is subject to more U.S. income tax than it currently incurs. A foreign corporation deemed to be so engaged would be subject to U.S. federal income tax, as well as branch profits tax, on its income that is treated as effectively connected with the conduct of that trade or business unless the corporation is entitled to relief under an applicable tax treaty.

The combined company could become subject to income tax in one or more countries, including the United States, as a result of activities performed by it, adverse developments or changes in law, contrary conclusions by the relevant tax authorities or other causes. The imposition of any of these income taxes could materially reduce the combined company’s post-tax returns available for distributions on, and consequently the value of, Alberton Shares.

An investor may be subject to adverse U.S. federal income tax consequences in the event the Internal Revenue Service (“IRS”) were to disagree with the U.S. federal income tax consequences described herein.

We have not sought a ruling from the IRS as to any U.S. federal income tax consequences described herein. The IRS may disagree with the descriptions of U.S. federal income tax consequences contained herein, and its determination may be upheld by a court. Any such determination could subject an investor or our company to adverse U.S. federal income tax consequences that would be different than those described herein. Accordingly, each prospective investor is urged to consult a tax advisor with respect to the specific tax consequences of the acquisition, ownership and disposition of Alberton Shares, rights, and warrants, including the applicability and effect of state, local, or non-U.S. tax laws, as well as U.S. federal tax laws.

Currently, we are governed by British Virgin Islands law but upon effectiveness of the Redomestication, we will be governed by Nevada law, which has anti-takeover implications.

Upon effectiveness of the Redomestication, our organizational documents will change and we and our organizational documents will be governed by Nevada law rather than British Virgin Islands law. In addition, Chapter 78 of the Nevada Revised Statutes also contains provisions that may enable Alberton Board to discourage, delay or prevent a change in our ownership or in our management. The combinations with interested stockholders provisions of the Nevada Revised Statutes, subject to certain exceptions, restrict our ability to engage in any combination with an interested stockholder for three years after the date a stockholder becomes an interested stockholder, unless, prior to the stockholder becoming an interested stockholder, our board of directors gave approval for the combination or the acquisition of shares which caused the stockholder to become an interested stockholder. If the combination or acquisition was not so approved prior to the stockholder becoming an interested stockholder, the interested stockholder may effect a combination after the three-year period only if either the stockholder receives approval from a majority of the outstanding voting shares, excluding shares beneficially owned by the interested stockholder or its affiliates or associates, or the consideration to be paid by the interested stockholder exceeds certain thresholds set forth in the statute. For purposes of the foregoing provisions, “interested stockholder” means either a person, other than us or our subsidiaries, who directly or indirectly beneficially owns 10% or more of the voting power of our outstanding voting shares, or one of our affiliates or associates which at any time within three years immediately before the date in question directly or indirectly beneficially owned 10% or more of the voting power of our outstanding shares. The Successor Charter provides that certain of these provisions do not apply to Successor.

Successor’s articles of incorporation and bylaws and SolarMax’ employment agreements with its chief executive officer, as well as Nevada law, contain provisions that could discourage acquisition bids or merger proposals, which may adversely affect the market price of our common stock.

Our articles of incorporation authorizes our board of directors to issue preferred stock without stockholder approval. If our board of directors issues preferred stock, such issuance could make it more difficult for a third party to acquire us. Our employment agreements with our two senior executive officers provide that, in the event of a termination of employment by David Hsu, following a change of control, we are to pay him, upon termination, a lump sum payment equal to two times the highest annual compensation for the three years preceding the date of termination, multiplied by the number of years he has been employed by us. The Merger does not constitute a change of control that results in such payments. His employment commenced in February 2008. In addition, some provisions of our articles of incorporation and bylaws could make it more difficult for a third party to acquire control of us, even if the change of control would be beneficial to our stockholders, including:

●	limitations on the removal of directors;

●	limitations on the ability of our stockholders to call special meetings;

●	establishing advance notice provisions for stockholder proposals and nominations for elections to the board of directors to be acted upon at meetings of stockholders;

●	providing that the board of directors is expressly authorized to adopt, or to alter or repeal our bylaws; and

●	establishing advance notice and certain information requirements for nominations for election to our board of directors or for proposing matters that can be acted upon by stockholders at stockholder meetings.

Provisions of Successor’s bylaws and Nevada law could deter a change of our management, which could discourage or delay offers to acquire us.

Certain provisions of Nevada law, the Restated Charter and of our bylaws could discourage or make it more difficult to accomplish a proxy contest or other change in our management or the acquisition of control by a holder of a substantial amount of our voting stock. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interests or in our best interests. These provisions include:

●	requiring stockholders who wish to request a special meeting of the stockholders to disclose certain specified information in such request and to deliver such request in a specific way within a certain timeframe, which may inhibit or deter stockholders from requesting special meetings of the stockholders;

●	requiring that stockholders can only call a special meeting if the request is made by the holders of two-thirds of the entire capital entitled to vote;

●	requiring that stockholders who wish to act by written consent request a record date from us for such action and such request must include disclosure of certain specified information, which may inhibit or deter stockholders from acting by written consent;

●	requiring that, if a matter is to be brought before a meeting of stockholders which is not specified in the notice of meeting or brought at the direction of the board of directors, it can only be brought up at the meeting if brought by stockholders of record holding two-thirds of the outstanding stock;

●	establishing the board of directors as the sole entity to fill vacancies in the board, which lengthens the time needed to elect a new majority of the board;

●	establishing a two-thirds majority vote of the stockholders to remove a director or all directors, which lengthens the time needed to elect a new majority of the board;

●	providing that our bylaws may be amended only by either the affirmative vote of two-thirds of the stockholders entitled to vote or by the board of directors, which limits the ability of stockholders to amend our bylaws, including amendments to provisions in the bylaws that are described in this risk factor; and

●	establishing more detailed disclosure in any stockholder’s advance notice to nominate a new member of the board, including specified information regarding such nominee, which may inhibit or deter such nomination and lengthen the time needed to elect a new majority of the board.

Because Successor’s articles of incorporation and bylaws limit the court in which you may bring an action against us, you may have difficulty enforcing any rights which you may claim.

The Successor Charter and its by-laws bylaws provide that, to the extent permitted by law, any person who acquires equity in us shall be deemed to have notice and consented to the forum selection provision of our bylaws, which require actions to be brought only in state court in Clark County, Nevada, which may inhibit or deter stockholders’ actions (i) brought in the name of Successor or on its behalf; (ii) asserting a claim for breach of any fiduciary duty owed by any director, officer, employee or agent of Successor to Successor or the Successor’s stockholders; (iii) arising or asserting a claim arising pursuant to any provision of NRS Chapters 78 or 92A or any provision of the articles of incorporation or bylaws of Successor; (iv) to interpret, apply, enforce or determine the validity of any provision of Successor’s articles of incorporation or bylaws; or (v) asserting a claim governed by the internal affairs doctrine. This exclusive forum provision may limit our stockholders’ ability to obtain what they believe to be a favorable judicial forum for disputes with us and our officers and directors. This provision may not apply to claims brought under the Securities Act of 1933 or the Securities Exchange Act of 1934.

Any person or entity purchasing or otherwise acquiring any interest in any of our securities shall be deemed to have notice of and consented to this provision. These exclusive-forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum of its choosing for disputes with the Successor or its directors, officers, or other employees, which may discourage lawsuits against the Successor and its directors, officers, and other employees. If a court were to find either exclusive-forum provision in the Successor’s bylaws to be inapplicable or unenforceable in an action, the Successor may incur additional costs associated with resolving the dispute in other jurisdictions, which could harm its results of operations.

Our Restated Articles provide that certain anti-takeover provisions of Nevada law do not apply to Successor.

Nevada law regulates business combinations with interested stockholders. Nevada law defines an interested stockholder as a beneficial owner (directly or indirectly) of 10% or more of the voting power of the outstanding shares of the corporation. Combinations with an interested stockholder remain prohibited for three years after the person became an interested stockholder unless (i) the transaction is approved by the board of directors or the holders of a majority of the outstanding shares not beneficially owned by the interested party, or (ii) the interested stockholder satisfies certain fair value requirements. Our Restated Articles provide that these provision do not apply.

Nevada law also regulates the acquisition of a controlling interest in an issuing corporation. An issuing corporation is defined as a Nevada corporation with 200 or more stockholders of record, of which at least 100 stockholders have addresses of record in Nevada and does business in Nevada directly or through an affiliated corporation. An acquiring person and those acting in association with an acquiring person obtain only such voting rights in the control shares as are conferred by a resolution of the stockholders of the corporation, approved at a special or annual meeting of the stockholders. Stockholders who vote against the voting rights have dissenters’ rights in the event that the stockholders approve voting rights. Our Restated Articles provide that these sections do not apply.

Risk Factors Relating to the Redemption

Because Alberton does not have a specified maximum redemption threshold, we may complete a business combination with which a substantial majority of Alberton’s shareholders do not agree.

The Successor’s certificate of incorporation (which will be in effect at the time of the Closing) does not provide a specified maximum redemption threshold, except that in no event can the repurchase in connection with the redemption result in Alberton having net tangible assets of less than $5,000,001 immediately prior to the Closing. As a result, Alberton may be able to consummate the Business Combination even if a substantial majority of the Public Shareholders do not agree with the transaction and have redeemed their shares or if we have entered into privately negotiated agreements for investors to sell their shares to the Sponsors, officers, directors, advisors or their affiliates. In the event the aggregate cash consideration we would be required to pay for all shares of common stock that are validly submitted for Redemption plus any amount required to satisfy cash conditions pursuant to the terms of the proposed Business Combination exceed the aggregate amount of cash available to Alberton, Alberton will not consummate the Business Combination or redeem any shares, all shares of common stock submitted for redemption will be returned to the holders thereof and Alberton will be required to liquidate.

There is no guarantee that a shareholder’s decision whether to redeem its shares for a pro rata portion of the trust account will put the shareholder in a better future economic position.

We can give no assurance as to the price at which a shareholder may be able to sell its public shares in the future following the completion of the Business Combination or any alternative business combination. Certain events following the consummation of any business combination, including the Business Combination, may cause an increase or decrease in the price of the common stock of Successor, and may result in a value which may be higher or lower than the amount that a shareholder of Alberton might realize in the future had the shareholder not elected to redeem such shareholder’s shares. Similarly, if a shareholder does not redeem its shares, the shareholder will bear the risk of ownership of the public shares after the consummation of any business combination, and there can be no assurance that a shareholder can sell its shares in the future for an amount which is equal to or greater amount than the redemption price set forth in this proxy statement. A shareholder should carefully read all of the Risk Factors and consult the shareholder’s own tax and/or financial advisor for assistance on how this may affect his, her or its individual situation.

Any of our shareholders who fail to comply with the redemption requirements specified in this proxy statement will not be entitled to redeem their ordinary shares for a pro rata portion of the funds held in our trust account.

Holders of public shares are required to submit a request in writing and deliver their stock (either physically or electronically) to our transfer agent at least two business days prior to the Alberton Special Meeting. Shareholders electing to redeem their shares will receive their pro rata portion of the trust account less franchise and income taxes payable, calculated as of two business days prior to the anticipated the Closing Date. See the section entitled “Special Meeting in Lieu of Annual Meeting of Alberton Shareholders — Redemption Rights” for additional information on how to exercise your redemption rights.

If you are a non-U.S. Holder, you may be subject to U.S. withholding tax on the redemption.

Alberton shareholders who exercise their redemption rights to receive cash from the trust account in exchange for their Alberton Shares generally will be required to treat the transaction as a sale of such shares. The redemption, however, may be treated as a distribution if it does not effect a meaningful reduction in the redeeming shareholder’s percentage ownership in Alberton. It is important to note that the Section 318 of the Code attribution or constructive ownership of stock rules apply when testing redemption treatment under Section 302(b). If there is attribution sufficient to cause the redemption to be treated instead under the Section 301 distribution rules which breaks non-liquidating corporate distributions into a dividend (to the extent of our current and accumulated earnings and profits), a non-taxable return of capital, and any remaining portion treated as a gain from the sale of Alberton Shares. If you are a non-U.S. Holder, you may be subject to withholding tax on any part of the redemption treated as a dividend, which may include the full amount of the redemption

POTENTIAL DILUTION FROM PROPOSED FINANCING

As of February 5, 2021, the balance in the trust account was $15,375,376. At September 30, 2020, SolarMax had a deficiency in stockholders’ equity of approximately $7.9 million, and SolarMax anticipates that the deficiency in stockholders’ equity will increase at December 31, 2020. SolarMax has notes payable to CEF and CEF II, two related party limited partnerships, in the total amount of $32.0 million. These notes were issued by CEF and CEF II from investments made by investors who are limited partners in CEF and CEF II seeking to obtain permanent resident status under the federal government’s EB-5 program. The notes had an initial term of four years and are extended as necessary until the limited partner who made the investment in the partnership has complied with the requirements for permanent resident status. Limited partners whose capital contributions totaled $11.0 million can presently request payment of their capital contribution to the limited partnerships. With respect to the remaining $21.0 million, SolarMax cannot predict when or whether the remaining partners will receive permanent resident status. Although we intend to offer the limited partners convertible note in respect of their capital contribution similar to those issued by SolarMax, we cannot determine whether the limited partners will accept convertible note.

In addition to the notes relating to the EB-5 program, SolarMax requires substantial cash for its operations and to pay its short-term debt, and obligations due to related parties. In addition to short-term loans of approximately $2.0 million, SolarMax owes its chief executive officers and its former executive vice president and one other former employee approximately $1.3 million in connection with SolarMax’ repurchase of their stock, and, at February 5, 2021, SolarMax owed its chief executive officer and former executive vice president a total of approximately $1.7 million for deferred salary and bonus due pursuant to their employment agreements, all of which are due following completion of the Merger.

Based on a Redemption Price of $10.77 at November 30, 2020, the present Alberton shareholders would incur substantial dilution, and, assuming no redemption of the public shares, the Alberton shareholders, in the aggregate would own 17.14% of the outstanding stock, giving effect to the issuance of 1,147,904 shares on the conversion of the rights.

As of the date hereof, we do not have in place any commitments for a private placement or a back-stop financing. We plan to seek to negotiate both a back stop financing and a private placement. We believe that we will require a financing to enable us to meet the Nasdaq standards for listing and to provide us with sufficient cash to fund our operations following the closing, If we do not raise adequate financing and we do not meet Nasdaq’s listing requirement, we will not be able to consummate the Merger.

To the extent that we are able to negotiate a back-stop financing, the Alberton shareholders will not suffer dilution, since the investors would purchasing public stock from shareholders who would otherwise have had their public shares redeemed. Any private placement, whether of shares of common stock or a series of preferred stock would dilute the equity interest of Alberton shareholders. Since Alberton has not negotiated any terms for either a back-stop financing or a private placement, Alberton cannot predict the extent of the dilution. Once terms are negotiated, the terms of the financing will be disclosed in an 8-K filing and the effects on the financing will be disclosed in an amendment to this proxy statement/prospectus.

SPECIAL MEETING IN LIEU OF the 2021 ANNUAL MEETING OF

ALBERTON SHAREHOLDERS (THE “ALBERTON SPECIAL MEETING”)

General

We are furnishing this proxy statement to our shareholders as part of the solicitation of proxies by our board of directors for use at the Alberton Special Meeting of shareholders to be held on [●] at [●], and at any adjournment or postponement thereof. This proxy statement is first being furnished to our shareholders on or about [●]. This proxy statement provides you with information you need to know to be able to vote or instruct your vote to be cast at the Alberton Special Meeting.

Date, Time and Place of the Alberton Special Meeting

The Meeting will be held on [date] at [time] at [location], or such other date, time, and place to which such meeting may be adjourned or postponed, to consider and vote upon the proposals.

Voting Power; Record Date

You will be entitled to vote or direct votes to be cast at the Alberton Special Meeting if you owned ordinary shares at the close of business on [●], the Record Date for the Alberton Special Meeting. You are entitled to one vote for each share of our ordinary shares that you owned as of the close of business on the Record Date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank, or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the Record Date, there were 4,615,238Alberton ordinary shares outstanding, of which 1,413,480 are public shares, 2,871,998 are Founder Shares held by our Initial Shareholders, and 329,760 are ordinary shares sold as part of units in a private placement consummated simultaneously with our IPO.

Vote of Alberton Founders and Chairman and CEO

In connection with our IPO, we entered into a letter agreement with each of the Initial Shareholders pursuant to which the Initial Shareholders agreed to vote any Alberton ordinary shares owned by them in favor of the Business Combination Proposal. This letter agreement also applies to our Sponsor as it relates to its 329,760 Private Shares and the requirement to vote its Private Shares in favor of the Business Combination Proposal. Our Sponsor’s investment and voting decisions are determined by Ms. Guan Wang, the sole shareholder of our Sponsor. In addition, our initial shareholders hold 2,871,998 Founder Shares. Collectively, Alberton Initial Shareholders, representing 69.37% of the voting rights of Alberton immediately prior to the Business Combination.

In connection with the execution of the Merger Agreement, Alberton delivered to SolarMax, Sponsor Voting Agreements signed by the Sponsor and one insider shareholder, collectively holding 2,617,278 Alberton Founder Shares and Private Shares, representing 56.71% of the voting rights of Alberton immediately prior to the Business Combination. Under the Sponsor Voting Agreements, the sponsor and the insider shareholder agree to vote all of their shares of Alberton ordinary shares in favor of the Merger Agreement and related transactions and to otherwise take certain other actions in support of the Merger Agreement and related transactions and refrain from taking actions that would adversely affect such sponsor’s ability to perform its obligations under the Sponsor Voting Agreement, and provide a proxy to Alberton to vote such Alberton ordinary shares accordingly. The Sponsor Voting Agreements prevent transfers of the Alberton ordinary shares held by the sponsor party thereto between the date of the Voting Agreement and the date of the Alberton Special Meeting, except for certain permitted transfers.

Quorum and Required Votes for Proposals for the Alberton Special Meeting

A quorum of our shareholders is necessary to hold a valid meeting. A quorum will be present at the Alberton Special Meeting if a majority of the ordinary shares outstanding and entitled to vote at the Alberton Special Meeting are represented in person or by proxy. Abstentions will count as present for the purposes of establishing a quorum. Broker non-votes will not be counted for the purpose of determining the existence of a quorum.

Approval of any of the Business Combination Proposal, the Redomestication Proposal, the Charter Amendment Proposal, the Director Election Proposal (unless waived by SolarMax), the Incentive Plan Proposal, the Nasdaq Proposal, and the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by shareholders present in person or represented by proxy at the Special Meeting. Accordingly, an Alberton shareholder’s failure to vote by proxy or to vote in person at the Alberton Special Meeting or the failure of a Alberton shareholder who holds his or her shares in “street name” through a broker or other nominee to give voting instructions to such broker or other nominee (a “broker non-vote”) will not be counted in determining whether a quorum is present at the Special Meeting. If a quorum is established, the failure of a shareholder to give voting instructions will have no effect on the outcome of any vote on the Business Combination Proposal, the Redomestication Proposal, the Charter Amendment Proposal, the Director Election Proposal, the Incentive Plan Proposal, the Nasdaq Proposal or the Adjournment Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established, but will have no effect on the outcome of any vote on the proposals.

The transactions contemplated by the Merger Agreement will be consummated only if the Business Combination Proposal, the Redomestication Proposal, the Charter Amendment Proposal, the Director Election Proposal (unless waived by SolarMax), the Incentive Plan Proposal, and the Nasdaq Proposal are approved at the Alberton Special Meeting. In addition, (i) the Alberton Business Combination is conditioned on the approval of the Redomestication Proposal, (ii) the Successor Charter Proposal and the Share Issuance Proposal is conditioned on the approval of the Redomestication Proposal, and (iii) each of the Redomestication Proposal, the Successor Charter Proposal, the Director Election Proposal, the Incentive Plan Proposal, the Share Issuance Proposal and the Director Election Proposal is conditioned on the approval of the Alberton Business Combination Proposal. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in the proxy statement.

It is important for you to note that in the event that the Business Combination Proposal, the Redomestication Proposal, the Charter Amendment Proposal, the Director Election Proposal (unless waived by SolarMax), the Incentive Plan Proposal, and the Nasdaq Proposal do not receive the requisite vote for approval, then we will not consummate the Business Combination. If we do not consummate the Business Combination and fail to complete an initial business April 26, 2021, we will be required to dissolve and liquidate our trust account by returning the then remaining funds in such account to the public shareholders.

Recommendation to Alberton Shareholders

Our board of directors believes that each of the Business Combination Proposal, the Redomestication Proposal, the Charter Amendment Proposal, the Director Election Proposal, the Nasdaq Proposal, and the Adjournment Proposal to be presented at the Alberton Special Meeting is in the best interests of Alberton and our shareholders and unanimously recommends that its shareholders vote “FOR” each of these proposals.

Our Initial Shareholders, including our Sponsor and our officers and directors, have interests in and arising from the Business Combination that are different from or in addition to (and which may conflict with) the interests of our public shareholders, which may result in a conflict of interest. These interests include, among other things:

(i)	the fact that our initial shareholders have purchased an aggregate of 2,871,998 ordinary shares for an aggregate purchase price of $19,550, or approximately $0.007 per share, which would have a value of approximately $[●] million based on the closing price of Alberton ordinary shares of the Record Date as reported by Nasdaq and that are not subject to redemption. Such Founder Shares will have no value if we do not complete an initial business by April 26, 2020 (the “Outside Date”); as a result, our Sponsor (and its members, including our executive officers and directors) have a financial incentive to see the Business Combination consummated rather than losing whatever value is attributable to the Founder Shares;

(ii)	the fact that the Sponsor holds 329,760 private units and will continue to hold 362,736 shares of Company Common Stock and 329,760 warrants following the separation of such private units upon the consummation of the Business Combination, subject to certain lock-up agreement. Those private units and securities underlying those private units are not subject to redemption and will be worthless if Alberton do not complete an initial business combination by the Outside Date;

(iii)	if Alberton is unable to complete a business combination by the Outside Date, our Sponsor will be personally liable to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Alberton for services rendered or contracted for or products sold to Alberton, but only if such a vendor or target business has not executed a waiver of claims against the trust account and except as to any claims under our indemnity of the underwriters;

(iv)	the fact that (A) we issued Sponsor Notes in the aggregated amount of $1,080,000 to the Sponsor, the sole director and shareholder of which is Mrs. Guan Wang, our Chief Executive Officer and Chairman. The Sponsor Notes are non-interest bearing and payable on the consummation of our initial business combination; (B) in addition to the Sponsor Notes, the Sponsor has loaned us $528,204 for working capital and may need to loan us additional funds through the Closing, which, in the event that the initial business combination does not close, cannot be paid from the proceeds or the interest on such proceeds in the trust account; and (C) Sponsor has agreed that, commencing on August 1, 2018 and terminating upon completion of our initial business combination or the distribution of the trust account to our public shareholders, it will make available to us certain general and administrative services, including office space and utilities services, as we may require from time to time, and we have agreed to pay the Sponsor $1,000 per month for these services

(v)	the fact that the Merger Agreement provides that (A) SolarMax has agreed that the Successor shall pay all expenses relating to the Merger Agreement and the transaction contemplated by the Merger Agreement which are incurred by Alberton on or after the date that the registration statement of which this prospectus/proxy statement is filed with the SEC (“Alberton Closing Expenses”), (B) SolarMax has agreed to provide Extension Loans up to $402,696, of which $322,022 have been made as of the date hereof, repayable upon the earlier of the closing of the Merger or liquidation, (C) during the Interim Period, Alberton shall obtain the agreement of Chardan and the holders of its Notes that were outstanding as of September 3, 2020 that all deferring underwriting and related fees due to Chardan and all of such outstanding Notes shall be settled by the delivery of the sponsor and its affiliates of their founder shares; and (D) during the Interim Period, Alberton shall obtain agreement of the Sponsor to transfer to Alberton for cancellation such numbers of Founder Shares and/or Private Shares equal to the cash paid by the Successor after the Merger to pay all of Alberton’s liabilities, including contingent liabilities and the Extension Loans set forth in Item (B) of this paragraph, on the closing date (other than Alberton Closing Expenses) divided by the Redemption Price.

(vi)	the fact that Sponsor issued the Sponsor Interim Notes to SolarMax in the aggregate principal amount of $219,698.05 pursuant to loan agreements dated December 18, 2020, December 28, 2020 and February 1, 2021 by and between Sponsor and SolarMax. The loans were made by SolarMax to Sponsor in order to enable Sponsor to provide funds to Alberton to pay expenses incurred by Alberton in connection with the Merger Agreement, to pay certain accrued expenses of Alberton, and to pay the SEC filing fee in connection with the registration statement of which this proxy statement/prospectus is a part. Upon consummation of the Business Combination, Sponsor shall repay the Sponsor Interim Notes by delivering for cancelation such number of the Alberton Shares held by the Sponsor as is determined by dividing the principal amount of the Sponsor Interim Notes by the Redemption Price. If the Business Combination is not consummated, the Sponsor Interim Notes would become immediately payable and carry an annual interest of 5% from the maturity date.

(vii)	the fact that we issued various Notes to third parties including several potential targets during our search for the suitable targets in the aggregated amount of $3,090,148. These Notes are non-interest bearing and payable upon the consummation of an initial business combination subject to certain repayment schedule as set forth therein;

(viii)	the continued indemnification of current directors and officers of Alberton and the continuation of directors’ and officers’ liability insurance after the Business Combination.

These interests may influence our directors in making their recommendation that you vote in favor of the approval of the Business Combination and the transactions contemplated thereby. These interests were considered by our Special Committee and the Board when they approved the Business Combination.

Broker Non-Votes and Abstentions

Under the rules of various national and regional securities exchanges, your broker, bank, or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank, or nominee. We believe the proposals presented to our shareholders will be considered non-discretionary and therefore your broker, bank, or nominee cannot vote your shares without your instructions. If you do not provide instructions with your proxy, your bank, broker, or other nominee may deliver a proxy card expressly indicating that it is NOT voting your shares; this indication that a bank, broker, or nominee is not voting your shares is referred to as a “broker non-vote.”

Abstentions will be counted in connection with the determination of whether a quorum is established and broker non-votes will not be counted for purposes of establishing a quorum. Assuming a quorum is otherwise validly established, broker non-votes and abstentions will have no effect on the proposals to be considered at the Alberton Special Meeting.

Voting Your Shares

Each share of our ordinary shares that you own in your name entitles you to one vote on each of the proposals for the Alberton Special Meeting. Your one or more proxy cards show the number of ordinary shares that you own.

●	You can vote your shares in advance of the Alberton Special Meeting by completing, signing, dating, and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name” through a bank, broker, or other nominee, you will need to follow the instructions provided to you by your bank, broker, or other nominee to ensure that your shares are represented and voted at the Alberton Special Meeting. If you vote by the proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your ordinary shares will be voted as recommended by our board of directors. Our board of directors recommends voting “FOR” the Redomestication Proposal, “FOR” the Alberton Business Combination Proposal, “FOR” the Successor Charter Proposal, “FOR” the Incentive Plan Proposal, “FOR” the Share Issuance Proposal, “FOR” the Director Election Proposal, and, if presented, “FOR” the Adjournment Proposal.

●	You can attend the Alberton Special Meeting and vote in person even if you have previously voted by submitting a proxy. You will be given a ballot when you arrive. However, if your ordinary shares are held in the name of your broker, bank, or other nominee, you must get a legal proxy from the broker, bank, or other nominee. That is the only way we can be sure that the broker, bank, or nominee has not already voted your ordinary shares.

Revoking Your Proxy

If you give a proxy, you may revoke it at any time before the Alberton Special Meeting or at such meeting by doing any one of the following:

●	You may send another proxy card with a later date;

●	You may notify Karen Smith, Alberton’s proxy solicitor, by telephone at (877) 870-8565, by email at ksmith@advantageproxy.com, or in writing to c/o Alberton Acquisition Corp., Guan Wang before the special meeting that you have revoked your proxy; or

●	You may attend the Alberton Special Meeting, revoke your proxy, and vote in person, as indicated above.

No Additional Matters May Be Presented at the Alberton Special Meeting

The Meeting has been called only to consider the approval of the Redomestication Proposal, the Alberton Business Combination Proposal, the Successor Charter Proposal, the Incentive Plan Proposal, the Share Issuance Proposal, the Director Election Proposal, and, if presented, the Adjournment Proposal. Under our Memorandum and Articles of Association, other than procedural matters incident to the conduct of the Alberton Special Meeting, no other matters may be considered at the Alberton Special Meeting if they are not included in this proxy statement, which serves as the notice of the Alberton Special Meeting.

Who Can Answer Your Questions about Voting

If you have any questions about how to vote or direct a vote in respect of your ordinary shares, you may call Karen Smith, Alberton’s proxy solicitor, by telephone at (877) 870-8565, by email at ksmith@advantageproxy.com, or in writing to c/o Alberton Acquisition Corp., Guan Wang.

Redemption Rights

Pursuant to our Current Charter and Interim Charter immediately following Redomestication, any holders of our public shares may demand that such shares be redeemed in exchange for a pro rata share of the aggregate amount on deposit in the trust account, less taxes payable, calculated as of two business days prior to the Closing. If redemption demand is properly and timely made and the Business Combination is consummated, these shares, immediately prior to the Business Combination, will cease to be outstanding and will represent only the right to receive a pro rata share of the aggregate amount on deposit in the trust account which holds the proceeds of our IPO (calculated as of two business days prior to the Closing, less taxes payable or amounts released to us for working capital). For illustrative purposes, based on funds in the trust account of approximately $[●] on the Record Date, the estimated per share redemption price would have been approximately $[●] per share.

In order to exercise your redemption rights, you must:

●	submit a request in writing prior to 5:00 p.m., Eastern Daylight Time on [●] (two business days before the Alberton Special Meeting) that we redeem your public shares for cash to Continental Stock Transfer & Trust Company, our transfer agent, at the following address:

Continental Stock Transfer & Trust Company
1 State Street, 30th Floor

New York, NY 10004-1561

Attn: Mark Zimkind

Email: mzimkind@continentalstock.com;

and

●	deliver your public shares either physically or electronically through DTC to our transfer agent at least two business days before the Alberton Special Meeting. Shareholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the transfer agent and time to effect delivery. It is our understanding that shareholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, we do not have any control over this process and it may take longer than two weeks. Shareholders who hold their shares in street name will have to coordinate with their bank, broker, or other nominee to have the shares certificated or delivered electronically. If you do not submit a written request and deliver your public shares as described above, your shares will not be redeemed.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests (and submitting shares to the transfer agent) and thereafter, with our consent, until the vote is taken with respect to the Business Combination. If you delivered your shares for redemption to our transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that our transfer agent return the shares (physically or electronically). You may make such request by contacting our transfer agent at the phone number or address listed above.

Each redemption of Alberton ordinary shares by our public shareholders will decrease the amount in our trust account, which held $[●] of marketable securities as the Record and the estimated redemption price was $[●] per share.

Prior to exercising redemption rights, shareholders should verify the market price of our ordinary shares, as they may receive higher proceeds from the sale of their ordinary shares in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. We cannot assure you that you will be able to sell your ordinary shares in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in our ordinary shares when you wish to sell your shares.

If you exercise your redemption rights, your ordinary shares will cease to be outstanding immediately prior to the Business Combination and will only represent the right to receive a pro rata share of the aggregate amount on deposit in the trust account. You will no longer own those shares and will have no right to participate in, or have any interest in, the future growth of Alberton, if any other than shares received as a result of automatic conversion of rights at the Closing and the shares to be received upon the exercise of warrants. You will be entitled to receive cash for these shares only if you properly and timely demand redemption.

If the Business Combination is not approved and we do not consummate an initial business by April 26, 2021, we will be required to dissolve and liquidate our trust account by returning the then remaining funds in such account to the public shareholders and our warrants and rights will expire worthless.

Holders of outstanding units must separate the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares.

If you hold units registered in your own name, you must deliver the certificate for such units to Continental Stock Transfer & Trust Company with written instructions to separate such units into public shares and public warrants. This must be completed far enough in advance to permit the mailing of the public share certificates back to you so that you may then exercise your redemption rights upon the separation of the public shares from the units.

If a broker, dealer, commercial bank, trust company, or other nominee holds your units, you must instruct such nominee to separate your units. Your nominee must send written instructions by facsimile to Continental Stock Transfer & Trust Company. Such written instructions must include the number of units to be separated and the nominee holding such units. Your nominee must also initiate electronically, using DTC’s deposit withdrawal at custodian (DWAC) system, a withdrawal of the relevant units and a deposit of an equal number of public shares and public warrants. This must be completed far enough in advance to permit your nominee to exercise your redemption rights upon the separation of the public shares from the units. While this is typically done electronically the same business day, you should allow at least one full business day to accomplish the separation. If you fail to cause your public shares to be separated in a timely manner, you will likely not be able to exercise your redemption rights.

Appraisal Rights

Appraisal rights are not available to Alberton holders of ordinary shares in connection with the Business Combination.

Accounting Treatment

The Business Combination will be accounted for as a reverse merger in accordance with accounting principles generally accepted in the United States of America. Under this method of accounting, Alberton will be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on SolarMax comprising the ongoing operations of the combined company, SolarMax’ senior management comprising the senior management of the combined company, and SolarMax stockholders having a majority of the voting power of the combined company. For accounting purposes, SolarMax will be deemed the accounting acquirer in the transaction and, consequently, the transaction will be treated as a recapitalization of SolarMax (i.e., a capital transaction involving the issuance of stock by Alberton for the stock of SolarMax). Accordingly, the consolidated assets, liabilities, and results of operations of SolarMax will become the historical financial statements of the combined company, and Alberton’s assets, liabilities, and results of operations will be consolidated with SolarMax beginning on the acquisition date, and the shares of Successor common stock issued to the SolarMax stockholders will be treated as the issued and outstanding shares for fiscal periods prior to the effective time of the Merger and the Successor shares that are outstanding at the effective time, other than shares that are redeemed, will be deemed to have been issued at the effective time of the Merger.

ALBERTON PROPOSAL 1:

THE REDOMESTICATION PROPOSAL

Overview

Pursuant to the terms and conditions of the Merger Agreement, Alberton, a British Virgin Islands business company, will continue out of the British Virgin Islands and re-domicile as a Nevada corporation and will no longer be considered a company incorporated in the British Virgin Islands. Alberton was formed in February 2018 for the purposes of effectuating the Business Combination. The ability to redomicile Alberton out of the British Virgin Islands to another jurisdiction is expressly provided for in our Current Charter (subject to obtaining the requisite approval).

The Alberton Board believes that it would be in the best interests of the shareholders of Alberton to effect the Redomestication in order to align the legal structure of Alberton with the nature of Alberton’s business going forward. The Redomestication will be contingent upon the approval of the Business Combination by the Alberton shareholders and the Merger Agreement being in full force and effect prior to the Redomestication. Because the Successor will continue to operate as a corporation organized in the United States, it was the view of the Alberton Board that Alberton should also be structured as a corporation organized in the United States. In addition, the Alberton Board believes that the Redomestication will provide a greater measure of flexibility and simplicity in corporate transactions and will reduce the costs of doing business. Further, the Redomestication of Alberton to a United States corporation was a condition for SolarMax’ board of directors to approve the merger in order that the Merger be treated as a “tax free reorganization” under the Code and avoid the tax treatment that SolarMax’ United States stockholders would suffer if the transaction were not treated as a “tax free” reorganization.

The Merger Agreement requires the completion of the Redomestication.

In connection with the Redomestication, we will adopt the Interim Charter which will replace or remove certain provisions of our Current Charter which are no longer valid or otherwise applicable as a result of the Redomestication (but without substantively changing such ongoing rights) and file the same with the Secretary of State of the State of Nevada. The following table sets forth a summary of the principal changes proposed to be made between our Current Charter and the Interim. This summary is qualified by reference to the complete text of the Interim Charter, a copy of which is attached to this proxy statement as Annex B. All shareholders are encouraged to read the Interim Charter in its entirety for a more complete description of its terms.

	Current Charter	Interim Charter

Name of Alberton	Alberton Acquisition Corporation	Alberton Acquisition Corporation

Provisions Specific to a British Virgin Islands Company

At any time after the consummation of a Business Combination, the Company may by Resolution of Members or Resolution of Directors remove any Director whether with or without cause.

A Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

A Director may act by himself or by, through or on behalf of his firm in a professional capacity for the Company and he or his firm shall be entitled to remuneration for professional services as if he were not a Director.

A Director may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as a shareholder, a contracting party or otherwise, and no such Director shall be accountable to the Company for any remuneration or other benefits received by him as a director or officer of, or from his interest in, such other company.

Not applicable.

No person shall be disqualified from the office of Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director shall be in any way interested be or be liable to be avoided, nor shall any Director or so contracting or being so interested be liable to account to the Company for any profit realized by or arising in connection with any such contract or transaction by reason of such Director holding office or of the fiduciary relationship thereby established. A Director shall be at liberty to vote in respect of any contract or transaction in which he is interested provided that the nature of the interest of any Director in any such contract or transaction shall be disclosed by him at or prior to its consideration and any vote thereon.

Any notice that a Director is a shareholder, director, officer or employee of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be deemed a general notice of such interest for the purposes of the Statute and be sufficient disclosure for the purposes of voting on a resolution in respect of a contract or transaction in which he has an interest, and after such general notice it shall not be necessary to give a general or special notice relating to any particular transaction.

At a general meeting called for the purposes of approving a Business Combination pursuant to this Article, in the event that holders of a majority of the Ordinary Shares have voted for the approval of a Business Combination, the Company shall be authorized to consummate a Business Combination, provided that the Company has net tangible assets of at least US$5,000,001 upon such consummation or any greater net tangible asset or cash requirement that may be contained in the agreement relating to a Business Combination.

Capitalization

Alberton is authorized to issue a total of 300,000,000 ordinary shares, no par value and 100,000,000 preference shares, no par value. Immediately prior to the Redomestication, an aggregate of 4,615,238 ordinary shares of Alberton will be issued and outstanding. No preferred shares have been issued.

The rights conferred upon the holders of the Shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the Shares of that class, be deemed to be varied by the creation or issue of further Shares ranking pari passu therewith.

The total number of shares of all classes of capital stock which the Company is authorized to issue is 400,000,000 shares, consisting of (a) 300,000,000 shares of common stock, par value $0.0001 per share, and (b) 100,000,000 shares of preferred stock, par value $0.0001 per share.

The Company may issue rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company on such terms as the Directors may from time to time determine.

The Company may also issue units of securities in the Company, which may be comprised of whole or fractional Shares, rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company, upon such terms as the Directors may from time to time determine.

Provisions Specific to Nevada Corporation	Not applicable.

Prior to consummation of a Business Combination, any one or all of the directors of the Company may be removed by the holders of not less than two-thirds of the voting power of the Company’s issued and outstanding Shares.

No contract or transaction between the Company and one or more of its directors or officers, or between the Company and any other corporation, partnership, association, or other organization in which one or more of its directors or officers are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board of Directors or committee thereof which authorizes the contract or transaction, or solely because his or their votes are counted for such purpose if: (i) the material facts as to his or their relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or their committee, and the Board of Directors or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or (ii) the material facts as to his or their relationship or interest and as to the contract or transaction are disclosed or are known to the shareholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the shareholders; or (iii) the contract or transaction is fair as to the Company as of the time it is authorized, approved or ratified, by the Board of Directors, a committee thereof or the shareholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes the contract or transaction.

Others	At a general meeting called for the purposes of approving a Business Combination pursuant to this Article, in the event that holders of a majority of the Ordinary Shares have voted for the approval of a Business Combination, the Company shall be authorized to consummate a Business Combination, provided that the Company has net tangible assets of at least US$5,000,001 upon such consummation or any greater net tangible asset or cash requirement that may be contained in the agreement relating to a Business Combination.	At a meeting of stockholders called for the purposes of approving a Business Combination pursuant to this Article, in the event that holders of a majority of the Ordinary Shares have voted for the approval of a Business Combination, the Company shall be authorized to consummate a Business Combination, provided that the Company has net tangible assets of at least US$5,000,001 prior to or upon such consummation or any greater net tangible asset or cash requirement that may be contained in the agreement relating to a Business Combination.

You should note that also that not only will the Interim Charter preserve the existing rights of the Alberton ordinary shares unchanged, but also that the existing provisions of the Current Charter (including those regulations which cannot be amended prior to the consummation of a Business Combination or made subject to certain restrictions on amendment) will be replicated or substantively replicated in the Interim Charter.

Material U.S. Federal Income Tax Consequences of the Redomestication

The following is a discussion of the material U.S. federal income tax consequences for holders of Alberton ordinary shares if the Redomestication is completed. This summary is based upon the Code, the regulations promulgated by the U.S. Treasury Department, current administrative interpretations and practices of the IRS, and judicial decisions, all as currently in effect as of the date hereof and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax considerations described below. No advance ruling has been or will be sought from the IRS regarding any matter discussed in this summary. This summary does not discuss the impact that U.S. state and local taxes and taxes imposed by non-U.S. jurisdictions could have on the matters discussed in this summary. This summary does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular shareholder in light of its investment or tax circumstances or to shareholders subject to special tax rules, such as:

●	certain U.S. expatriates;

●	a dealer in securities;

●	traders in securities that elect mark-to-market treatment;

●	S corporations;

●	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

●	financial institutions or financial services entities;

●	a person that received Ordinary Shares as compensation for services;

●	mutual funds;

●	qualified plans, such as 401(k) plans, individual retirement accounts, etc.;

●	insurance companies;

●	broker-dealers;

●	regulated investment companies (or RICs);

●	real estate investment trusts (or REITs);

●	persons holding Alberton ordinary shares as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security,” or other integrated investment or similar transaction;

●	persons subject to the alternative minimum tax provisions of the Code;

●	tax-exempt organizations;

●	persons that actually or constructively own five percent or more of Alberton ordinary shares;

●	redeeming non-U.S. Holders (as defined below, and except as otherwise discussed below);

●	a controlled foreign corporation;

●	a passive foreign investment company;

●	governments or agencies or instrumentalities thereof; and/or

●	persons whose functional currency is not the U.S. dollar.

If any partnership (including for this purpose any entity treated as a partnership for U.S. federal income tax purposes) holds Alberton ordinary shares, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partner and the partnership. If you are a partner of a partnership holding Alberton ordinary shares, you should consult your tax advisor. This summary assumes that shareholders hold Alberton ordinary shares as capital assets within the meaning of Section 1221 of the Code, which generally means as property held for investment and not as a dealer or for sale to customers in the ordinary course of the shareholder’s trade or business.

WE URGE HOLDERS OF ALBERTON ORDINARY SHARES TO CONSULT THEIR TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES THEREOF.

U.S. Federal Income Tax Consequences to U.S. Holders

This section is addressed to U.S. holders of Alberton ordinary shares. For purposes of this discussion, a “U.S. Holder” is a beneficial owner that is, for U.S. federal income tax purposes:

●	a citizen or resident of the United States;

●	a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any political subdivision thereof;

●	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

●	any trust if (1) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.

Under Section 368(a)(1)(F) of the Code, a reorganization (an “F Reorganization”) is a “mere change in identity, form, or place of organization of one corporation, however effected.” To qualify as an F reorganization, a transaction must satisfy certain requirements. More specifically, it must involve only one corporation, there must be no change in the shareholders of the corporation, there must be no change in the assets of a corporation, and certain other conditions must be met. Based upon the foregoing, the requirements for an F reorganization will be satisfied, and the Redomestication will constitute an F reorganization. Therefore, certain U.S. Holders will not recognize taxable gain or loss as a result of the Redomestication for U.S. federal income tax purposes, except as explained in the discussion related to Section 367 of the Code and the PFIC rules below.

It is in the opinion of Hunter Taubman Fischer & Li LLC (“HTFL”), the counsel of Alberton, the Redomestication will qualify as an F Reorganization. This opinion is based on customary assumptions and representations, warranties as set forth in HTFL’s opinion letter, which is filed as Exhibit 8.1 to the registration statement on Form S-4 of which this proxy statement/prospectus is a part. If any of the assumptions, representations, warranties or covenants is incorrect, incomplete, or inaccurate or is violated, the validity of the opinion described above may be affected and the tax consequences of the Merger could differ substantially from those described in this joint proxy statement/prospectus. There can be no assurances that such opinion will be accepted by the IRS or, if challenged, by a court. No ruling has been sought from the IRS with respect to the tax consequences of the Redomestication of Alberton from the British Virgin Islands to Nevada and be treated as a domestic corporation for U.S. federal income tax purposes. Subject to the PFIC discussion below, the tax basis of a Company common stock, warrants, or rights received by a U.S. Holder in the Redomestication will equal the U.S. Holder’s tax basis in the Alberton ordinary share, warrants, or rights surrendered in exchange therefor, increased by any amount included in the income of such U.S. Holder as a result of Section 367 of the Code. The holding period for the Alberton common stock, warrants or rights received by a U.S. Holder in the Redomestication will include such holder’s holding period for the Alberton ordinary share surrendered in exchange therefor.

Section 367 of the Code applies to certain non-recognition transactions involving foreign corporations, including a domestication of a foreign corporation in an F Reorganization. When it applies, Section 367 imposes income tax on certain U.S. persons in connection with transactions that would otherwise be tax-free. Section 367(b) would apply to the Redomestication.

A. U.S. Holders of More Than 10% or More of the Alberton Ordinary Shares

A U.S. Holder who on the day of the Redomestication beneficially owns (directly, indirectly, or constructively, taking into account a U.S. holder’s ownership of our warrants or rights) 10% or more of the total combined voting power or value of all classes of Alberton shares entitled to vote (a “10% Shareholder”) must include in income as a dividend the “all earnings and profits amount” attributable to Alberton common stock it directly owns, within the meaning of Treasury Regulation Section 1.367(b)-2(d). Complex attribution rules apply in determining whether a U.S. Holder owns 10% or more of the total combined voting power of all classes of the shares entitled to vote for U.S. federal income tax purposes.

The amount of “all earnings and profits amount” of a 10% Shareholder with respect to its Alberton ordinary shares is the net positive earnings and profits of the corporation (as determined under Treasury Regulation Section 1.367(b)-2(d)(2)) attributable to the shares (as determined under Treasury Regulation Section 1.367(b)-2(d)(3)) but without regard to any gain that would be realized on a sale or exchange of such shares. Treasury Regulation Section 1.367(b)-2(d)(3) provides that the all earnings and profits amount attributable to a shareholder’s stock is determined according to the principles of Section 1248 of the Code. In general, Section 1248 of the Code and the Treasury regulations thereunder provide that the amount of earnings and profits attributable to a block of stock in a foreign corporation is the ratably allocated portion of the foreign corporation’s earnings and profits generated during the period the shareholder held the block of stock.

Accordingly, under Treasury Regulation Section 1.367(b)-3(b)(3), a 10% Shareholder will be required to include in income as a deemed dividend the all earnings and profits amount (as defined in Treasury Regulation Section 1.367(b)-2(d)) with respect to its Company common stock. If Alberton’s cumulative earnings and profits through the date of the Redomestication are not greater than zero, then a U.S. Shareholder will not be required to include in gross income an all earnings and profits amount with respect to its Alberton ordinary shares. However, it is possible that the amount of Alberton’s earnings and profits could be greater than expected through the date of the Redomestication or could be adjusted as a result of an IRS examination. The determination of Alberton’s earnings and profits is a complex determination and may be impacted by numerous factors, including the change of its functional currency in connection with the Redomestication. Therefore, it is possible that one or more of these factors may cause Alberton to have positive earnings and profits through the date of the Redomestication. As a result, depending upon the period in which such a U.S. Shareholder held its Alberton ordinary shares, such U.S. Shareholder could be required to include its earnings and profits amount in income as a deemed dividend under Treasury Regulation Section 1.367(b)-3(b)(3) as a result of the Redomestication.

B. U.S. Holders that Own Less Than 10% of Alberton

A U.S. Holder who on the date of the Redomestication beneficially owns (directly, indirectly, or constructively) Alberton ordinary shares with a fair market value of $50,000 or more but who is not a 10% Shareholder may elect to recognize gain with respect to the deemed receipt of Alberton ordinary shares in the Redomestication or, in the alternative, recognize the “all earnings and profits” amount as described below.

Unless a U.S. Holder makes the “all earnings and profits” election as described below, such holder generally must recognize gain (but not loss) with respect to the deemed receipt of Alberton common stock in the Redomestication. Any such gain will be equal to the excess of the fair market value of Alberton common shares received over the U.S. Holder’s adjusted basis in the Alberton ordinary shares deemed to be surrendered in exchange therefor. Such gain will be capital gain, and will be long-term capital gain if the holder held the Alberton ordinary shares for longer than one year. Long-term capital gains of non-corporate taxpayers are subject to a maximum U.S. federal income tax rate of 20% (plus any tax on net investment income).

In lieu of recognizing any gain as described in the preceding paragraph, a U.S. Holder may elect to include in income the all earnings and profits amount attributable to its Alberton ordinary shares under Section 367(b). There are, however, strict conditions for making this election. This election must comply with applicable Treasury regulations and generally must include, among other things: (i) a statement that the transaction is a Section 367(b) exchange (within the meaning of the applicable Treasury Regluations); (ii) a complete description of the transaction, (iii) a description of any stock, securities, or other consideration transferred or received in the transaction, (iv) a statement describing the amounts required to be taken into account for U.S. federal income tax purposes, (v) a statement that the U.S. Holder is making the election that includes (A) a copy of the information that the U.S. Holder received from Alberton establishing and substantiating the U.S. Holder’s all earnings and profits amount with respect to the U.S. Holder’s Alberton ordinary shares, and (B) a representation that the U.S. Holder has notified Alberton (or the combined company) that the U.S. Holder is making the election, and (vi) certain other information required to be furnished with the U.S. Holder’s tax return or otherwise furnished pursuant to the Code or the Treasury regulations thereunder. In addition, the election must be attached by the U.S. Holder to its timely filed U.S. federal income tax return for the year of the Redomestication and the U.S. Holder must send notice to Alberton of the election no later than the date such tax return is filed.

If Alberton’s cumulative earnings and profits are not greater than zero through the date of the Redomestication, U.S. Holders who make this election will generally not have an income inclusion under Section 367(b) provided the U.S. Holder properly executes the election and complies with the applicable notice requirements. If it were determined that Alberton had positive earnings and profits through the date of the Redomestication, a U.S. Holder that makes the election described herein could have an all earnings and profits amount with respect to its Alberton ordinary shares, warrants or rights, and thus could be required to include that amount in income as a deemed dividend as a result of the Redomestication.

U.S. HOLDERS ARE STRONGLY URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING WHEN AND WHETHER TO MAKE THIS ELECTION AND, IF THE ELECTION IS DETERMINED TO BE ADVISABLE, THE APPROPRIATE FILING REQUIREMENTS WITH RESPECT TO THIS ELECTION.

C. U.S. Holders that Own Alberton Ordinary Shares with a Fair Market Value Less Than $50,000

Subject to the discussion below under “PFIC Considerations,” a U.S. Holder who on the date of the Redomestication owns (or is considered to own) ordinary shares of Alberton with a fair market value less than $50,000 and is not a 10% Shareholder will not be required to recognize any gain or loss under Section 367(b) of the Code in connection with the Redomestication, and generally will not be required to include any part of the all earnings and profits amount in income (the “de minimis exception”).

U.S. HOLDERS ARE STRONGLY URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE TIMING OF THE APPLICABILITY AND THE CONSEQUENCES OF SECTION 367(b) IN THE CASE OF THE REDOMESTICATION.

PFIC Considerations

In addition to the discussion above regarding Section 367(b) of the Code, the Redomestication could be a taxable event to U.S. Holders under the PFIC provisions of the Code (Section 1291(f)) if Alberton is or ever was a PFIC under Section 1297 of the Code.

A. Definition of a PFIC

In general, Alberton will be a PFIC with respect to a U.S. Holder if, for any taxable year in which such U.S. Holder held Alberton ordinary shares, (a) at least 75% or more of Alberton’s gross income for the taxable year was passive income or (b) at least 50% or more of the value, determined on the basis of a quarterly average, of Alberton’s assets is attributable to assets that produce or are held to produce passive income. Passive income generally includes dividends, interest, rents and royalties (other than certain rents and royalties that are derived in the active conduct of a trade or business), and gains from the disposition of passive assets.

B. PFIC Status of Alberton

Alberton believes that it has been considered a PFIC since its inception. The determination of whether a foreign corporation is a PFIC is primarily factual and there is little administrative or judicial authority on which to rely to make a determination.

C. Effects of PFIC Rules on the Redomestication

Section 1291(f) of the Code requires that, to the extent provided in Treasury Regulations, a U.S. person who disposes of stock of a PFIC recognizes gain notwithstanding any other provision of the Code. No final Treasury Regulations are currently in effect under Section 1291(f). However, proposed Treasury Regulations under Section 1291(f) have been promulgated and may be applied with a retroactive effective date. If finalized in their current form, those regulations would generally require taxable gain recognition to U.S. Holders of Alberton ordinary shares, warrants or rights in the Redomestication if the Corporation were classified as a PFIC at any time during such U.S. Holder’s holding period in such shares, warrants or rights and the U.S. Holder had not made a QEF election under Section 1295 of the Code for the first taxable year in which the U.S. Holder owned Alberton ordinary shares or in which Alberton was a PFIC, whichever is later. The tax on any such recognized gain would be imposed at the rate applicable to ordinary income and an interest charge would apply based on a complex set of computational rules designed to offset the tax deferral with respect to the undistributed earnings of Alberton. Under these rules:

●	the U.S. Holder’s gain would be allocated ratably over the U.S. Holder’s holding period for such holder’s Alberton ordinary shares, warrants or rights;

●	the amount of gain allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain, or to the period in the U.S. Holder’s holding period before the first day of the first taxable year in which Alberton was a PFIC, would be taxed as ordinary income;

●	the amount of gain allocated to other taxable years (or portions thereof) of the U.S. Holder and included in such holder’s holding period would be taxed at the highest tax rate in effect for that year applicable to the U.S. Holder; and

●	the interest charge generally applicable to underpayments of tax would be imposed in respect of the tax attributable to each such other taxable year of the U.S. Holder. Any amount of the “all earnings and profits amount” included in income by a U.S. Holder as a result of the Redomestication generally would be treated as gain subject to these rules. It is difficult to predict whether, in what form and with what effective date, final Treasury Regulations under Section 1291(f) will be adopted.

Although some elections may be able to mitigate the adverse PFIC tax consequences upon a disposition of shares, such as a QEF election, no such elections are available for warrants or rights. Any holder of warrants or rights could therefore be required to recognize gain as ordinary income and subject to an interest charge. Further, because the shareholder’s holding period in the stock received upon the exercise of the warrants or rights includes the holding period in the warrants or rights, a QEF election made on the stock would not rid the stock of its PFIC taint absent the shareholder recognizing gain or including a deemed dividend amount in a purging election.

U.S. Federal Income Tax Consequences to Non-U.S. Holders

This section is addressed to non-U.S. holders of Alberton ordinary shares, warrants or rights. For purposes of this discussion, a “Non-U.S. Holder” is a beneficial owner (other than any entity or arrangement classified as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder.

As discussed under the section entitled “Risk Factors” above, the combined company does not anticipate to pay any dividends. In the event that Alberton or the combined company does make a distribution of cash or property with respect to Alberton ordinary shares or Company common stock, respectively, any such distribution will be treated as a dividend for U.S. federal income tax purposes to the extent paid from Alberton’s or the combined company’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Dividends paid to a non-U.S. Holder generally will be subject to withholding tax at a 30% rate or a reduced rate specified by an applicable income tax treaty. In order to obtain a reduced rate of withholding, a non-U.S. holder generally will be required to provide to Alberton or the combined company an IRS Form W-8BEN (or other applicable documentation) certifying its entitlement to benefits under the treaty.

The withholding tax does not apply to dividends paid to a non-U.S. Holder that provides an IRS Form W-8ECI, certifying that the dividends are effectively connected with the non-U.S. Holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to U.S. tax on a net income basis at the regular graduated rates and in the manner applicable to U.S. persons (subject to an applicable income tax treaty providing otherwise). A foreign corporation receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower treaty rate). If a non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty, the non-U.S. Holder may obtain a refund of any amounts withheld in excess of that rate by timely filing a refund claim with the IRS.

If the amount of a distribution paid by Alberton or the combined company on a Alberton ordinary share, warrants or rights or a share of Company common stock, a warrant, or right to a non-U.S. Holder exceeds Alberton or the combined company’s current and accumulated earnings and profits, as the case may be, such excess will be treated first as a tax-free return of capital to the extent of the non-U.S. Holder’s adjusted tax basis in such share, warrants or right, and thereafter as capital gain from a sale or other disposition of such share that is taxed as described below.

A non-U.S. Holder generally will not be subject to U.S. federal income tax on gain realized on a sale or other disposition of an Alberton ordinary share or a Company common share unless:

●	the non-U.S. Holder is an individual who was present in the U.S. for 183 days or more in the taxable year of the disposition and other requirements are met, in which case any gain realized would generally be subject to a flat 30% U.S. federal income tax.

●	the gain is effectively connected with a trade or business of the non-U.S. Holder in the U.S., subject to an applicable treaty providing otherwise (namely if the gain is attributable to the conduct of a trade or business through a permanent establishment of fixed base in the United States). In this case, the gain will be subject to U.S. tax on a net income basis at the regular graduated rates and in the manner applicable to U.S. persons (subject to an applicable income tax-treaty providing otherwise) and, if the non-U.S. Holder is a corporation, an additional “branch profits tax” imposed at a rate of 30% (or a lower treaty rate) may also apply), or

●	Alberton or the combined company is or has been a U.S. real property holding corporation at any time within the five-year period preceding the disposition or the non-U.S. Holder’s holding period, whichever period is shorter, and either (A) the Alberton ordinary shares, warrants or rights or Successor common stock, warrants or rights have ceased to be regularly traded on an established securities market or (B) the non-U.S. Holder has owned or is deemed to have owned, at any time within the five-year period preceding the disposition or the non-U.S. Holder’s holding period, whichever period is shorter, more than 5% of Alberton common stock.

Alberton has not been and is not, and Alberton does not anticipate becoming, a U.S. real property holding corporation for U.S. federal income tax purposes. However, the determination of whether a corporation is a U.S. real property holding corporation is primarily factual and there can be no assurance whether such facts will not change or whether the IRS or a court will agree with our determination. If Alberton is classified as a U.S. real property holding corporation for U.S. federal income tax purposes, then gain recognized by a non-U.S. Holder on the sale, exchange, or other disposition of Company common shares will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of such stock from a non-U.S. Holder may be required to withhold U.S. income tax at a rate of 15% of the amount realized upon such disposition pursuant to the Foreign Investment in Real Property Tax Act (FIRPTA).

Information Reporting Requirements and Backup Withholding

Information returns will be filed with the IRS in connection with payments of dividends on and the proceeds from a sale or other disposition of Alberton ordinary shares or Alberton common stock. A non-U.S. Holder may have to comply with certification procedures to establish that it is not a U.S. person or otherwise establish an exemption in order to avoid information reporting and backup withholding requirements. The certification procedures required to claim a reduced rate of withholding under a treaty will satisfy the certification requirements necessary to avoid the backup withholding as well. The amount of any backup withholding from a payment to a non-U.S. Holder will be allowed as a credit against such non-U.S. Holder’s U.S. federal income tax liability and may entitle such non-U.S. Holder to a refund, provided that the required information is furnished to the IRS in a timely manner.

Under U.S. federal income tax and U.S. Treasury Regulations, certain categories of U.S. holders must file information returns with respect to their investment in, or involvement in, a foreign corporation. U.S. Holders are urged to consult with their own tax advisors concerning such reporting requirements.

Foreign Account Tax Compliance Act (Withholding on Payments to Foreign Financial Institutions and Foreign Non-financial Institutions)

Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance promulgated thereunder (commonly referred as the “Foreign Account Tax Compliance Act” or “FATCA”) generally impose withholding at a rate of 30% in certain circumstances on dividends in respect of, and, after December 31, 2018, gross proceeds from the sale or other disposition of, securities (including Alberton ordinary shares) which are held by or through certain foreign financial institutions (including investment funds), unless any such institution (i) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (ii) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which Alberton ordinary shares are held will affect the determination of whether such withholding is required. Similarly, dividends in respect of, and, after December 31, 2018, gross proceeds from the sale or other disposition of, Alberton ordinary shares held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions will generally be subject to withholding at a rate of 30%, unless such entity either (i) certifies to the applicable withholding agent that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which will in turn be provided to the U.S. Department of Treasury. All holders of Alberton ordinary shares should consult their tax advisors regarding the possible implications of FATCA on their investment in Alberton ordinary shares.

SHAREHOLDERS ARE STRONLY URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE TAX CONSEQUENCES OF THE DESCRIBED TRANSACTIONS IN THEIR PARTICULAR CIRCUMSTANCES.

A U.S. Holder who on the day of the Redomestication beneficially owns (directly, indirectly, or constructively) 10% or more of the total combined voting power or value of all classes of Alberton shares entitled to vote (a “10% Shareholder”) must include in income as a dividend the “all earnings and profits amount” attributable to Alberton

Vote Required for Approval

The Redomestication Proposal (as it is in conjunction with the Closing) requires the affirmative vote of a majority of the votes cast by shareholders present in person or by proxy at the Alberton Special Meeting, assuming that a quorum is present. Broker “non-votes” and abstentions will have no effect with respect to the approval of this proposal.

The Redomestication Proposal is conditioned upon the approval of the Business Combination Proposal and completion of the Business Combination. Additionally, if the Redomestication Proposal is not approved, unless waived by SolarMax, and Alberton does not expect SolarMax to waive this condition, the Business Combination Proposal will have no effect (even if approved by the requisite vote of our shareholders at the Alberton Special Meeting or any adjournment or postponement thereof) and the Business Combination will not occur.

Recommendation of the Board

ALBERTON BOARD UNANIMOUSLY RECOMMENDS THAT OUR SHAREHOLDERS VOTE “FOR” THE REDOMESTICATION PROPOSAL.

ALBERTON PROPOSAL 2:

ALBERTON BUSINESS COMBINATION PROPOSAL

 Overview

We are asking our shareholders to approve and adopt the Merger Agreement and the other transactions contemplated thereby in the Business Combination. Our shareholders should read carefully this proxy statement in its entirety as well as the Merger Agreement for more detailed information concerning the Merger Agreement and the Business Combination. Please see the subsections below for additional information and a summary of the material provisions of the Merger Agreement, which is qualified in its entirety by reference to the complete text of the Merger Agreement and one amendment, which are is attached as Annex A and Annex A-1, respectively, to this proxy statement.

Because we are holding a shareholder vote on the Business Combination, our Current Charter provides that we may consummate the Business Combination only if it is approved by the affirmative vote of a majority of the outstanding Alberton Shares.

The Merger Agreement

The subsections that follow this subsection describe the material provisions of the Merger Agreement, but do not purport to describe all of the terms of the Merger Agreement. The following summary is qualified in its entirety by reference to the complete text of the Merger Agreement, which is incorporated herein by reference. Shareholders and other interested parties are urged to read the Merger Agreement, carefully and in its entirety (and, if appropriate, with the advice of financial and legal counsel) because it is the primary legal document that governs the Business Combination.

The Merger Agreement contains representations, warranties, and covenants that the respective parties made to each other as of the date of the Merger Agreement or other specific dates. The assertions embodied in those representations, warranties, and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Merger Agreement. The representations, warranties, and covenants in the Merger Agreement are also modified in important parts by the disclosure letters and annexes attached thereto which are not filed publicly and which may be subject to contractual standards of materiality or material adverse effect applicable to the contracting parties that differ from what may be viewed as material to investors. The representations and warranties in the Merger Agreement and the items listed in the disclosure schedules were used for the purpose of allocating risks among the parties rather than establishing matters as facts. Accordingly, the representations and warranties and other provisions of the Merger Agreement should not be read alone, but instead should be read in conjunction with the information provided elsewhere in this proxy statement. Investors are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties, and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the parties thereto or any of their respective subsidiaries or affiliates.

General Description of the Merger Agreement

On October 27, 2020, Alberton entered into an Agreement and Plan of Merger (the “Merger Agreement”), by and among Alberton, Merger Sub, and SolarMax.

SolarMax is an integrated solar and renewable energy company. SolarMax operates in two segments – the United States operations and the China operations. SolarMax’ United States operations primarily consist of (i) the sale and installation of photovoltaic and battery backup systems for residential and commercial customers, (ii) financing the sale of its photovoltaic and battery backup systems, and (iii) sales of LED systems and services to government and commercial users. SolarMax’ China operations consist primarily of identifying and procuring solar farm projects for resale to third parties and performing EPC services primarily for solar farm projects. SolarMax’ business is described in greater detail under “Business of SolarMax.”

The Merger Agreement provides for the merger of Merger Sub with and into SolarMax, with SolarMax continuing as the surviving corporation in the Merger. Subject to the terms and conditions set forth in the Merger Agreement, at the effective time of the Merger (the “Effective Time”): (i) all shares of SolarMax common stock (the “SolarMax Stock”) issued and outstanding immediately prior to the Effective Time will be converted into the right to receive the Stockholder Merger Consideration (as defined below);  (ii) each outstanding option to acquire SolarMax Stock (whether vested or unvested) shall be assumed by combined entity and automatically converted into an option to acquire shares of combined entity’s common stock, with its price and number of shares equitably adjusted based on the conversion ratio, which is the number of shares of Alberton Common Stock issuable in respect of one share of SolarMax Stock (each, an “Assumed Option”) and (iii) each outstanding convertible notes of SolarMax shall become convertible into shares of Alberton’s common stock determined by dividing the conversion price of such notes at the Effective Time by the applicable conversion ratio.

The Merger Agreement also provides that, immediately prior to the Closing, Alberton will re-domesticate from a British Virgin Islands corporation into a Nevada corporation so as to continue as a Nevada corporation (the “Redomestication”). At the Closing of the Merger, Alberton will change its name to “SolarMax Technology Holdings, Inc.” In connection with the Redomestication, the provision in Alberton’s amended and restated memorandum and articles of association which provides that Alberton have net tangible assets of at least US$5,000,001 upon such consummation of the business combination. This provision is to be amended in the Interim Charter to require that the net tangible asset test be met “prior to or upon” consummation of the business combination.

Merger Consideration

As consideration for the Merger, SolarMax stockholders as of immediately prior to the Effective Time (but excluding holders of SolarMax options) collectively will receive from Alberton, the Stockholder Merger Consideration, consisting of, in the aggregate, a number of Alberton common stock equal to: (i) $300,000,000, divided by (ii) the Redemption Price (defined below). The holders of SolarMax options shall receive Assumed Options to purchase the number of shares of Alberton Common Stock as described above in accordance with the terms and conditions set forth in the Merger Agreement. For the purpose of the Merger Agreement, Redemption Price means a price per share equal to the price at which each share of Alberton common stock is redeemed pursuant to the redemption by Alberton of its public stockholders in connection with Alberton’s initial business combination, as required by its amended and restated Articles of Incorporation immediately prior to the Effective Time (the “Redemption”).

The following is a calculation detailing the per share Stockholder Merger Consideration as of November 30, 2020, to be received by holders of SolarMax common stock in such a scenario is provided in the table below, which his based on a Redemption Price of $10.77. The actual Exchange Ratio and the number of shares of Successor Common Stock will be based the Redemption Price based on the value of the Trust Account at the time of Closing.

Merger Consideration	$300,000,000
Redemption Price of Alberton Public Shares	$10.77
Total Number of Alberton Shares to be Issued	27,855,199
Shares of SolarMax Common Stock Outstanding	67,289,358
Exchange Ratio[1]	0.41396 shares of Alberton per share of SolarMax Common Stock

[1]	The Exchange Ratio is the number of shares of Alberton Common Stock issuable in respect of one share of SolarMax Common Stock, with fractional shares being rounded to the next higher number of shares.

As of the date of this proxy statement/prospectus, SolarMax had outstanding options to purchase 10,826,189 shares of common stock at an average exercise price of $2.95, of which options to purchase 336,000 have an exercise price of $2.08 and 10,490,189 have an exercise price of $2.98. Pursuant to the Merger Agreement, the number of shares of Successor Common Stock would issuable upon exercise of the options would be determined by multiplying the number of shares subject to the SolarMax option by the Exchange Ratio and dividing the exercise price by the Exchange Ratio. Based on the Redemption Price of $10.77 as of November 30, 2020, these options would become options to purchase a total 4,481,658 shares of Successor Common Stock at an average exercise price of $7.13 with options to purchase 139,091 shares having an exercise price of $5.03 and options to purchase 4,342,567 shares having an exercise price of $7.20.

SolarMax has outstanding as of the date of this proxy statement/prospectus, convertible notes in the principal amount of $18.1 million at a conversion price equal to 80% of SolarMax’ proposed initial public offering price. These notes will become convertible at 80% of the price at which the Alberton Shares are issued to the SolarMax stockholders, which is the Redemption Price of $10.77 at November 30, 2020, resulting in a conversion price of $8.616.

Representations and Warranties

The Merger Agreement contains customary representations and warranties by each of Alberton, SolarMax and Merger Sub. Many of the representations and warranties are qualified by materiality or Material Adverse Effect. “Material Adverse Effect” as used in the Merger Agreement means with respect to any specified person or entity, any fact, event, occurrence, change or effect that has had or would reasonably be expected to have a material adverse effect on the business, assets, liabilities, results of operations or condition (financial or otherwise) of such person or entity and its subsidiaries, taken as a whole, or the ability of such person or entity or any of its subsidiaries on a timely basis to consummate the transactions contemplated by the Merger Agreement or the ancillary documents to which it is a party or bound or to perform its obligations thereunder, in each case subject to certain customary exceptions. Certain of the representations are subject to specified exceptions and qualifications contained in the Merger Agreement or in information provided pursuant to certain disclosure schedules to the Merger Agreement. The representations and warranties made by the parties do not survive the Closing and there are no indemnification rights for another party’s breach.

Covenants of the Parties

Each party agreed in the Merger Agreement to use its commercially reasonable efforts to effect the Closing. The Merger Agreement also contains certain customary covenants by each of the parties during the period between the signing of the Merger Agreement and the earlier of the Closing or the termination of the Merger Agreement in accordance with its terms (the “Interim Period”).

On October 26, 2020, upon shareholders’ approval, Alberton extended the deadline for it to consummate its initial business combination to a date no earlier than April 26, 2021, or such an earlier date may be determined by the board of Alberton (the “Extension”). Pursuant to the Merger Agreement, SolarMax agreed to make multiple loans in the amount of $60,000 per month up to six months for cash contribution in connection with the Extension (including loans of two months’ cash contributions totaling $120,000, previously provided) and the sponsor, officers, directors, affiliates of Alberton or their designees shall make such additional loans as shall be necessary for the costs and expenses of the Extension or any contribution exceeding the portion of loans provided by SolarMax. Pursuant to an amendment to the Merger Agreement dated November 10, 2020, the monthly extension payment was increased to $70,674 for payments made on or after November 10, 2020. As of the date of this proxy statement/prospectus, SolarMax has made total payments of $261,348, and its maximum payments were increased to $402,686. The amendment also provides that, to the extent that the payments made by SolarMax exceed the amount of the $60,000 monthly payments to be made by SolarMax pursuant to Merger Agreement, Alberton shall, at the Closing cause to be delivered to the Successor for cancellation, such number of Sponsor Shares as have a value, determined as provided in the Merger Agreement, equal to such excess.

The Merger Agreement and the consummation of the transactions contemplated thereby requires the approval of both Alberton’s shareholders and SolarMax’ stockholders. Alberton agreed, as promptly as practicable after the date of the Merger Agreement, to prepare, with the reasonable assistance of SolarMax, and use its commercially reasonable efforts to file with the Securities and Exchange Commission (the “SEC”), a registration statement on Form S-4 (as amended, the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”) of the issuance shares of Stockholder Merger Consideration to the SolarMax stockholders, and containing a joint proxy statement/prospectus for the purpose of (i) Alberton soliciting proxies from the shareholders of Alberton to approve the Merger Agreement, the transactions contemplated thereby and related matters (the “Alberton Shareholder Approval”) at a special meeting of Alberton’s shareholders (the “Alberton Special Meeting”) and providing such stockholders an opportunity of Redemption, and (ii) SolarMax soliciting proxies from the stockholders of SolarMax to approve the Merger Agreement, the transactions contemplated thereby and related matters (the “SolarMax Stockholder Approval”) at a special meeting of SolarMax’ stockholders (the “SolarMax Special Meeting”).

SolarMax’ officers, directors and 5% stockholders who beneficially own approximately 41.6% of the voting common stock of SolarMax, executed Voting Agreements in favor of the Merger Agreement and transaction contemplated thereby. Sponsor of Alberton together with one major insider shareholder, constituting approximately 56.7% of the issued and outstanding capital of Alberton, executed Voting Agreement in favor of the Merger Agreement and transaction contemplated thereby.

The parties also agreed to take all necessary action, so that effective at the Closing, the entire board of directors of Alberton will consist of those individuals who are directors of SolarMax on the Effective Date plus one individual to be designated by Alberton who shall meet the Nasdaq requirement for an independent director and shall be acceptable to SolarMax.

Conditions to Consummation of the Merger

The obligations of the parties to consummate the Merger is subject to various conditions, including the following mutual conditions of the parties unless waived: (i) the approval of the Merger Agreement and the transactions contemplated thereby and related matters by the requisite vote of Alberton’s shareholders and SolarMax’ stockholders; (ii) receipt of requisite regulatory approvals; (iii) no law or order preventing or prohibiting the Merger or the other transactions contemplated by the Merger Agreement; (iv) no pending litigation to enjoin or restrict the consummation of the Closing; (v) Alberton having at least $5,000,001 in net tangible assets as of the Closing, after giving effect to the completion of the Redemption, consummation of the Merger and any private financings; (vi) the Domestication, (vii) the election or appointment of members to the Alberton’s board of directors as described above; (vii) the effectiveness of the Registration Statement, and (viii) being advised by Nasdaq that upon consummation of the Merger, Alberton shall continue to be listed and all outstanding deficiencies have been addressed to the satisfaction of Nasdaq .

In addition, unless waived by SolarMax, the obligations of SolarMax to consummate the Merger are subject to the satisfaction of the following Closing conditions, in addition to customary certificates and other closing deliveries:

●	The representations and warranties of Alberton being true and correct as of the date of the Merger Agreement and as of the Closing (subject to Material Adverse Effect);

●	Alberton having performed in all material respects its obligations and complied in all material respects with its covenants and agreements under the Merger Agreement required to be performed or complied with on or prior the date of the Closing;

●	Absence of any Material Adverse Effect with respect to Alberton since the date of the Merger Agreement which is continuing and uncured;

●	Alberton having received net proceeds from the financings sufficient such that, after giving effect to the Merger, the Redemption and the receipt of such net proceeds and payment of the expenses of the Merger, Alberton will satisfy the applicable listing requirements of Nasdaq (“Financing Requirement”); and

●	Alberton having satisfied all deferred underwriting fees and expenses, including deferred fee and other obligations arising from Alberton’s initial public offering and all notes that were outstanding as of September 3, 2020, which total approximately $7.0 million, by delivery of outstanding Sponsor shares.

Unless waived by Alberton, the obligations of Alberton and the Merger Sub to consummate the Merger are subject to the satisfaction of the following Closing conditions, in addition to customary certificates and other closing deliveries:

●	The representations and warranties of SolarMax being true and correct as of the date of the Merger Agreement and as of the Closing (subject to Material Adverse Effect);

●	SolarMax having performed in all material respects its obligations and complied in all material respects with its covenants and agreements under the Merger Agreement required to be performed or complied with on or prior to the Closing Date;

●	Absence of any Material Adverse Effect with respect to SolarMax since the date of the Merger Agreement which is continuing and uncured;

●	Alberton having received a copy of duly executed Lock-Up agreements by certain significant SolarMax stockholders (or such SolarMax stockholders otherwise being subject to substantially similar transfer restrictions);

Termination

The Merger Agreement may be terminated under certain customary and limited circumstances at any time prior to the Closing, including:

●	by mutual written consent of Alberton and SolarMax;

●	by written notice by either Alberton or SolarMax if the Closing has not occurred on or prior to April 26, 2021 (provided, that if the right to terminate under this clause shall not be available to a Party if the breach or violation by such Party or its affiliates of any representations, warranty, covenant or obligation under the Merger Agreement was the principal cause of, or resulted in, the failure of the Closing to occur on or before April 26, 2021);

●	by written notice by either Alberton or SolarMax if a governmental authority of competent jurisdiction shall have issued an order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Merger Agreement, and such order or other action has become final and non-appealable;

●	by written notice by either party of the other party’s uncured breach (subject to certain materiality qualifiers);

●	by written notice by either Party if there has been a Material Adverse Effect on the other Party since the date of the Merger Agreement which is continuing and incapable of being cured or, if capable of cure, is uncured after 20 days after the date that written notice of such Material Adverse Effect is provided by the Party not having a Material Adverse Effect;

●	by written notice by either Party if Alberton holds the Alberton Special Meeting and it does not receive the Alberton Shareholder Approval;

●	by written notice by either Party if SolarMax holds the SolarMax Special Meeting and it does not receive the SolarMax Stockholder Approval; or

●	by written notice by Alberton or SolarMax if twenty (20) business days elapsed after the Alberton Special Meeting and the Financing Requirement is not satisfied or waived by SolarMax.

If the Merger Agreement is terminated, all further obligations of the parties under the Merger Agreement will terminate and will be of no further force and effect (except that certain obligations related to public announcements, confidentiality, termination and termination fees, waiver of claims against the trust, and certain general provisions will continue in effect), and no party will have any further liability to any other party thereto except for liability for any fraud claims or willful breach of the Merger Agreement prior to such termination.

Sponsor Support

During the Interim Period, Alberton shall obtain the agreement of the underwriter in its initial public offering and the holders of its promissory notes that were outstanding as of September 3, 2020 in the principal amount of $2,948,800, that all deferring underwriting and related fees due to such underwriter and all of such outstanding promissory notes shall be settled by the delivery by the sponsor and its affiliate of shares of Alberton securities owned by them.

During the Interim Period, Alberton shall obtain agreement of its sponsor to transfer to Alberton for cancellation such number of Alberton shares equal to the cash paid by the surviving corporation after the Merger to pay all of Alberton’s liabilities, including contingent liabilities, on the closing date (other than Alberton Closing Expenses, defined below) divided by the Redemption Price (such arrangement is referred as “Sponsor Expenses Support”).

Fees and Expenses

SolarMax has agreed that the surviving entity shall pay all expenses relating to the Merger Agreement and the transaction contemplated by the Merger Agreement which are incurred by Alberton on or after the date that the Registration Statement in connection with the Merger is initially filed with the SEC (“Alberton Closing Expenses”). In addition, SolarMax has agreed to provide multiple loans in the amount of no more than $60,000 per month to support Alberton’s Extension up to six months (including the two months’ extension contribution previously provided), repayable upon the earlier of the closing of the Merger or liquidation or the Outside Date. Pursuant to an amendment to the Merger Agreement dated November 10, 2020, the monthly extension payment was increased to $70,674 for payments made on or after November 10, 2020. As of the date of this proxy statement/prospectus, SolarMax has made total payments of $261,348, and its maximum payments were increased to $402,686. The amendment also provides that provides that, to the extent that the payments made by SolarMax exceed the amount of the $60,000 monthly payments to be made by SolarMax pursuant to Merger Agreement, Alberton shall, at the Closing cause to be delivered to the Successor for cancellation, such number of Sponsor Shares as have a value, determined as provided in the Merger Agreement, equal to such excess, which is included in the Sponsor Expenses Support.

Except Alberton Closing Expenses, all expenses incurred in connection with the Merger Agreement and the transaction contemplated thereby shall be paid the Party incurring such expenses, subject to Sponsor Expenses Support.

Trust Account Waiver

SolarMax has agreed that it and its affiliates will not have any right, title, interest or claim of any kind in or to any monies in Alberton’s trust account held for its public stockholders, and agreed not to, and waived any right to, make any claim against the trust account (including any distributions therefrom).

Related Agreements

Voting Agreements

Simultaneously with the execution of the Merger Agreement, SolarMax’ directors, officers, directors and 5% shareholders, who own approximately 41.6% of SolarMax’ voting common stock, entered into the Voting Agreements with Alberton and SolarMax pursuant to which they agreed to vote all of their shares of SolarMax Stock in favor of the Merger Agreement and related transactions and to otherwise take certain other actions in support of the Merger Agreement and related transactions and refrain from taking actions that would adversely affect such SolarMax Stockholder’s ability to perform its obligations under the Voting Agreement, and provide a proxy to SolarMax to vote such SolarMax Stock accordingly. The Voting Agreements prevent transfers of the SolarMax Stock held by the SolarMax stockholder party thereto between the date of the Voting Agreement and the date of the SolarMax Special Meeting, except for certain permitted transfers.

Simultaneously with the execution of the Merger Agreement, Alberton’s sponsor and one major insider shareholder, who own approximately 56.7% entered into the Sponsor Voting Agreements with Alberton and SolarMax pursuant to which Sponsor and the insider shareholder agreed to vote all of their shares of Alberton ordinary shares in favor of the Merger Agreement and related transactions and to otherwise take certain other actions in support of the Merger Agreement and related transactions and refrain from taking actions that would adversely affect such sponsor’s ability to perform its obligations under the Sponsor Voting Agreement, and provide a proxy to Alberton to vote such Alberton ordinary shares accordingly. The Sponsor Voting Agreements prevent transfers of the Alberton ordinary shares held by the sponsor party thereto between the date of the Voting Agreement and the date of the Alberton Special Meeting, except for certain permitted transfers.

Lock-Up Agreements

At the Closing, the officers and directors and 5% stockholders of SolarMax and certain SolarMax stockholders owning more than 1% of the outstanding SolarMax stock immediately prior to the Effective Time (each, a “Significant Stockholder”) will each either enter into a Lock-Up Agreement with combined entity in substantially the form attached to the Merger Agreement (each, a “Lock-Up Agreement”) or such Significant Stockholder shall otherwise be subject to substantially similar transfer restrictions that are in favor of the combined entity. In such Lock-Up Agreement, each such holder will agree not to (1) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, make any short sale or otherwise transfer or dispose of, directly or indirectly, any Alberton Shares or any securities convertible into, exercisable or exchangeable for or that represent the right to receive Alberton Shares (including Alberton Shares which may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations of the Securities and Exchange Commission and securities which may be issued upon exercise of a stock option or warrant) whether now owned or hereafter acquired (the “Covered Securities”); (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Undersigned’s Securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Alberton Shares or such other securities, in cash or otherwise; (3) make any demand for or exercise any right with respect to, the registration of any Alberton Shares or any security convertible into or exercisable or exchangeable for Alberton Shares; or (4) publicly disclose the intention to do any of the foregoing during the lock-up period. For the purpose of Lock-Up Agreement, the “Lock-Up Period” means (i) for 50% of each Significant Stockholder’s Securities, the period ending on the earlier of (x) six months after the closing of the Merger, and (y) the date on which the closing price of the Alberton Shares equals or exceeds $12.50 per for any 20 trading days within any 30-trading day period commencing after the closing of the Merger and (ii) for the remaining 50% of such Significant Stockholder’s Securities, ending six months after the closing of the Merger.

Background of the Business Combination

IPO

Alberton was incorporated as a blank check company on February 16, 2018, under the laws of British Virgin Islands for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities, which we refer to as a “target business.” Alberton’s efforts to identify a prospective target business were not limited to any particular industry or geographic location.

On October 26, 2018, we consummated the initial public offering of 10,000,000 Units (the “IPO”). The Units sold in the IPO were sold at an offering price of $10.00 per Unit, generating total gross proceeds of $100,000,000. Chardan acted as sole book-running manager of the Initial Public Offering. The securities in the offering were registered under the Securities Act on a registration statement on Form S-1 (No. 333-227652). Simultaneously with the closing of the IPO, Alberton consummated the sale of 300,000 units (the “Private Units”) at a price of $10.00 per Unit in a private placement to Alberton’s sponsor (the “Sponsor”), generating gross proceeds of $3,000,000. The SEC declared the registration statement effective on October 23, 2018. We granted the underwriters a 45-day option to purchase up to 1,500,000 additional Units to cover over-allotments at the IPO price, less the underwriting discounts and commissions. On November 20, 2018, the underwriters exercised the over-allotment option in part and purchased 1,487,992 Public Units, which were sold at an offering price of $10.00 per Unit, generating gross proceeds of $14,879,920. Simultaneously, Alberton consummated the private placement of an additional 29,760 Private Units at a price of $10.00 per Unit, generating total additional gross proceeds of $297,600.

After deducting the underwriting discounts, offering expenses, and commissions from the Initial Public Offering and the sale of the Private Units, a total of $114,879,920 was deposited into a trust account established for the benefit of Alberton’s public shareholders, and the remaining proceeds became available to be used to provide for business, legal and accounting due diligence on prospective business combinations and continuing general and administrative expenses.

In accordance with the Current Charter, the amount held in the trust account may only be used by Alberton upon the consummation of a business combination, except that there can be released to Alberton, from time to time, any interest earned on the funds in the trust account that it may need to pay its tax obligations. The remaining interest earned on the funds in the trust account will not be released until the earlier of the completion of a business combination and Alberton’s liquidation.

Historical Extensions and Redemptions

Immediately following the consummation of the IPO, Alberton had until October 26, 2019 to consummate its initial business combination which might be extended by additional two three months conditioned on certain extension payment funded to the trust account.

On September 18, 2019, Alberton extended its initial deadline to consummate the business combination by three months with a deposit of $1,148,799 into the trust account which was sourced by an unsecured promissory note issued to Global Nature Investment Holdings Limited (“Global Nature”). The note is non-interest bearing and is payable on the date on which we consummate its initial business combination with Global Nature or another qualified target company (a “Qualified Business Combination” and such date, the “Maturity Date”), subject to certain mandatory repayment arrangement set forth in the Note. The principal balance may be prepaid at any time without penalty. Pursuant to the Merger Agreement, this note is to be paid by the transfer of Sponsor Shares to the holder.

On January 23, 2020, Alberton deposited $1,148,800 into the trust account to extend the time available for it to complete a business combination from to April 27, 2020. The extension deposit was partially funded from a $780,000 loan provided by the Sponsor and partially from a $368,800 from Alberton’s working capital. In connection with the loan provided by the Sponsor, Alberton issued a promissory to the Sponsor in the aggregate principal amount of $780,000, which is non-interest bearing and is payable on the date on which Alberton consummates its initial business combination. Pursuant to the Merger Agreement, this Note is to be settled by delivery of Sponsor Shares.

On April 23, 2020, Alberton held a special meeting, at which its shareholders approved (i) an amendment to Alberton’s then current memorandum and articles of association, extending the date by which Alberton must consummate its initial business combination from April 27, 2020 to October 26, 2020 or such earlier date as determined by the Alberton Board; (the “April 2020 Extension”). In connection with the April 2020 Extension, public stockholders owning 10,073,512 ordinary shares of Alberton exercised their right to have their public shares redeemed, and those shareholders received $105,879,118 (or $10.51 per share) from the trust fund.

In connection with the April 2020 Extension, Alberton committed to deposit into the trust account six mothly cash contribution of $60,000 per month in the aggregate amount of $360,000, which was partially funded by the Sponsor Note and Alberton’s working capital ($300,000) and partially funded by the SolarxMax Extension Loans ($60,000 ), and issue public shareholders who did not redeem their public shares in connection with the Apirl 2020 Extension certain amount of the Extension Warrants. On January 19, 2021, the board of Alberton approved the issuance of 1,414,480 dividend warrants (the “Extension Warrants”) to those public shareholders who were shareholders on April 21, 2020 and did not exercise their right of redemption in connection with the April 2020 extension, and Alberton instructed such issuance. Alberton was advised the Extension Warrants were processed on or about February 5, 2021, although the date of delivery may be delayed as a result of processing time by DTC, broker and dealer, and other relevant parties.

On October 26, 2021, Alberton held another special meeting, at which its shareholders approved (i) an amendment to Alberton’s then current memorandum and articles of association, extending the date by which Alberton must consummate its initial business combination from October 26, 2020 to April 26, 2021 or such earlier date as determined by the Alberton Board (the “October 2020 Extension”). In connection with the October 2020 Extension, the holders of an additional 1,000 ordinary shares exercised their right to have their public shares redeemed, and those shareholders received $10,770.13 (or $10.77 per share) from the trust account.

In connection with October 2020 Extension, Alberton committed that, for each remaing public shares that did not redeem, for each monthly period, or portion thereof during the October 2020 Extension, it would deposit $0.05 per share per month, into the trust account as additional interest on the proceeds in the trust account. As of the date hereof, an aggregate amount of $282,696 (4 months of extension contribution) was funded to the trust account which was sourced by the SolarMax Extension Loans.

April 2020 Extension and October 2020 Exension (collectively, the “Extensions”) resulted in a reduction of $105,889,888 from the trust fund. Significant reduction in the amount available in the trust account is not uncommon among special purpose acquisition companies. Large number of Alberton’s public shareholders elected to redeem their shares in connection with the Extensions, specially in connection with April 2020 Extension, regardless of how such public shareholders vote in regard to the amendments to Alberton’s charter to extend the date that it must complete its initial business combination. Alberton believed that such redemption right protects public shareholders from having to sustain their investments for an unreasonably long period if Alberton failed to find a suitable acquisition in the contemplated timeframe, especially during the unprecedented coronavirus (COVID-19) outbreak.

Alberton asked for shareholders’ approval on the Extensions because Alberton had not entered into any definitive agreements with any entities for a business combination that qualifies as a “business combination” by April 27, 2020 and October 26, 2020 and did not believe that it would be able to consummate its initial business combination within the respective deadline available to it at that time. Alberton believed that, given Alberton’s expenditure of time, effort and money on searching on sutiaable target for its initial business combination, circumstances warrant providing shareholders an opportunity to consider an initial business combination at later time. However, Alberton would have not proceeded with the corresponding Extensions if each of the redemption of public shares in connection therewith caused Alberton to have net tangible assets of less than $5,000,001. In the event that the redemption of public shares caused the net tangible assets to be less than $5,000,001 and the corresponding Extension was not proceeded, Alberton would have been required to dissolve and liquidate its trust account by returning the then remaining funds in such account to the public shareholders.

If Alberton is unable to consummate the Business Combination by April 26, 2021, Alberton will, as promptly as possible but not more than ten business days thereafter, redeem 100% of its outstanding public shares for a pro rata portion of the funds held in the Trust Account and then seek to dissolve and liquidate.

Target Search

Immediately after closing the IPO on October 26, 2018, the officers and directors of Alberton began to contact potential candidates for a business combination. In addition, we were contacted by a number of individuals and entities with respect to business combination opportunities.

Alberton viewed the potential acquisition targets based on the same criteria discussed below and used in evaluating the Business Combination. These criteria included established middle-market businesses with proven track records, experienced management teams and strong competitive positions with, or with the potential for, revenue and earnings growth, and attractive free cash flow generation. Alberton focused on sectors exhibiting secular growth or the potential for a near-term cyclical uptick, and within those sectors, focused only on companies that Alberton management believed would benefit from being a publicly traded company

Between October 29, 2018 and the date hereof, Alberton reviewed in varying degrees approximately 50 potential business combination candidates and submitted preliminary proposals to eleven of them, including SolarMax. Alberton management team held frequent discussion regarding the various targets both internally and with a wide range of management teams of the potential targets.

The ten potential targets with which Alberton did not pursue a business combination:

Candidate One: On October 29, 2018, Bin Wang, our former CEO, was introduced to an executive director of a candidate by a third party. The candidate was a major discounted airline in Asia, whose parent company intended to divest this subsidiary or go public. After reviewing its information, Bin Wang, Kevin Liu, our CFO, and Howard Jiang, our former independent director, visited the candidate’s headquarters and met with its senior management team on November 1, 2018. An initial proposal was presented to the candidate’s management on November 8, 2018. The proposal included a proposed valuation range of the candidate and an earnout arrangement. Alberton and the candidate had extensive discussion and discovery in the following two months until December 2018, when Alberton was informed by the candidate that they decided to pursue a transaction with a different entity.

Candidate Two: On November 3, 2018, Alberton was introduced to a candidate by a third party in China. It is engaged in production and distribution of fruit juice and canned fruits in Asia. Four directors of Alberton held a series of calls, emails and a meeting at the candidate’s head office, and two other directors conducted background check and financial analysis on the candidate’s audited financials. In November 2018, Alberton submitted an initial proposal to the candidate. The proposal provided a proposed valuation range and deal structure for the merger including certain earnout arrangement. The parties had a series of conference calls and personal meeting at the candidate’s head office through the first half of 2019. Discussion with the candidate came to an end on August 19, 2019 when both parties could not reach an agreement on certain material terms and timeline of the transaction.

Candidate Three: On November 28, 2018, Alberton was introduced to the CEO of a candidate in person by a third party. It is a major financial asset exchange platform in China. From November 28, 2018 to January 6, 2019, Alberton and the candidate held a series of meetings regarding its restructuring, business consolidation and management team. On January 6, 2019, Alberton and the candidate signed a memorandum of understanding with a transaction proposal. Between January 6, 2019 and early March 2019, Alberton management held a series of meetings with the CEO and the legal counsel of the candidate regarding its preparation for the proposed business combination with Alberton. Subsequently, its CEO informed Alberton that one of its major shareholders disagreed with the restructuring and listing plan and therefore the candidate decided not to proceed with the business combination with Alberton.

Candidate Four: On January 17, 2019, Alberton was introduced to the CEO of a candidate by a third party. It is engaged in the oil and gas production in Texas. In the following three weeks, Alberton and the candidate continued discussions through conference calls and two Alberton directors met the CEO and CFO of the candidate in New York. The parties discussed general terms of a potential roll-up transaction and the resulting ranges of ownership based on a range of potential valuations. Based on this dialogue, Alberton sent an initial presentation to the candidate’s controlling party on January 24, 2019. No substantive response was received thereafter, so Alberton ended substantive discussions with the candidate.

Candidate Five: On January 22, 2019, Alberton was introduced by its legal counsel at that time to a candidate engaged in production and distribution of short video programs and mobile e-commerce in China. Alberton and the candidate entered into a nondisclosure agreement enabling Alberton to evaluate its certain proprietary cultural products and online platform. Between February 16, 2019 and May 2, 2019, Alberton team had a series of meetings with its CEO and its major shareholders. Subsequently, the parties signed a memorandum of understanding with a transaction proposal and a 4-week mutual exclusive restriction. In mid-May 2019, as discussions advanced, Alberton had its independent board members and financial and banking experts visited the candidate to further interaction with its management team. Because the two parties could not reach an agreement within the exclusive period as defined in the memorandum of understanding, the memorandum of understanding was voided on May 31, 2019.

Candidate Six: In early February 2019, Alberton was introduced to a Singapore-based investment company whose sole asset is its controlling equity stake in a major oil and gas rail transportation company in Central Asia. Because of its strong balance sheets and growing revenue, the candidate emerged as a priority target for a potential business combination. On March 30, 2019, Alberton received the audit reports of the transportation company from the candidate. Kevin Liu, the CFO, was assigned to follow-up with the candidate’s CEO with the initial proposal suggesting the candidate discuss with its partner in that Central Asian country to put the remaining equity interest together to structure a business combination between the transportation company in its entirety with Alberton. Subsequently, Alberton received the feedback as to the partner’s unwillingness to proceed, so discussions with this candidate were discontinued.

Candidate Seven: On March 6, 2019, Alberton was introduced by a third party to a well-established pharmaceutical company in China focusing on R&D and commercializing vaccine and immunologic therapy products. From a series of conference calls and meetings with the candidate’s senior management team, Alberton learned that the candidate had suffered serious setbacks in its operations but it was close to the turning point with the support from its investors and employees. On the base of these interactions, a memorandum of understanding with a transaction proposal was sent to the candidate on June 5, 2019. During subsequent meetings, Alberton and the candidate discussed general terms of a potential transaction and the resulting ranges of ownership based on a range of potential valuations. As Alberton did not receive a reply from the candidate, Alberton management ended substantive discussions with this candidate in early July 2019.

Candidate Eight: In early May 2019, Alberton met a newly organized BVI venture for merging a “hot” agricultural product, sponsored by a Hong Kong-headquartered leading international financial institution, and a major pharmaceutical company in China. Given the popularity of its farm products and its sponsors’ strength, after a series of discussions and meetings with its sponsors, Alberton signed a letter of intent with the candidate on July 9, 2019, and a second letter of intent on September 13, 2019. In connection with the letter of intent, Alberton issued a $1,148,800.00 promissory note to the candidate to support Alberton’s cash contribution to the trust account for an extension, followed by another promissory note dated November 20, 2019 for $500,000 for Alberton’s working capital. Funds under the two promissory notes were received in full by Alberton. In September 2019, certain management members together with Alberton’s PRC legal counsel and auditor visited project sites of the candidate to conduct onsite due diligence. As the candidate was not able to timely provide documents requested by Alberton including its financial statements, the parties terminated the discussion.

Candidate Nine: In late February 2020, Alberton was introduced by a third party to a BVI incorporated firm specializing in distressed asset disposal in China with a subsidiary in the United States. Alberton considered it attractive due to its counter-economic cycle especially when economy is suffering during the pandemic of COVID-19. After extensive discussion, the parties signed a letter of intent on March 20, 2020 and amended the letter of intent on April 17, 2020. In connection with the amendment to the letter of intent, Alberton issued a promissory note for $500,000 to the candidate to support the transaction and Alberton’s operation. As of the date hereof, only $100,000 under the note was funded to Alberton, with the result that the principal amount of the note is $100,000. Subsequently, the parties continued the discussion and arrangement of the timeline of the audited financial statements of the candidate and the settlement of existing indebtedness of Alberton. As the candidate failed to deliver the requested financial statements within the timeline and the parties did not reach agreements on the settlement of indebtedness and other terms, they subsequently discontinued conversation.

Candidate Ten: In June 2020, Alberton was connected through its advisor to a company specializes in R&D, production and sales of integrated thermal energy storage systems in China with the “energy storage + multi-energy complementary + smart energy” system as its core business. The parties engaged in a series of meetings and conference calls. Kevin Liu, Mr. Liu’s assistant and the PRC counsel also visited one of candidate’s project sites as part of the due diligence process. During the discussion, the parties were not able to agree and commit to certain requests from both sides and did not proceed beyond a signed non-disclosure agreement.

Timeline of the Business Combination

On May 19, 2020, SolarMax was referred to Alberton management by a third party. After a preliminary review of the business of SolarMax, Alberton management selected SolarMax as a potential target.

On June 7, 2020, Alberton and SolarMax signed a non-disclosure agreement, giving Alberton an opportunity to evaluate SolarMax’ detailed business and financial information

On June 15, 2020, Luke Liu, Wang Guan’s assistant, and Jim Fei, the partner of the Sponsor, visited SolarMax’ office based in Riverside County, California, and met with David Hsu, the CEO of SolarMax, and Stephen Brown, the CFO of SolarMax. Subsequently, Luke Liu reported in writing to Guan Wang and Kevin Liu the basic situation of SolarMax and his review of SolarMax’ filings with the SEC.

From June 18 to June 28, 2020, Alberton management had several conference calls with SolarMax’ management team to discuss the potential business combination.

In order to further investigate the operation and position of SolarMax, on June 30, 2020, Alberton engaged QuestMark Capital Inc., as a financial advisor of Alberton to conduct due diligence on SolarMax and assist with Alberton’s negotiations with SolarMax in connection with the potential business combination.

On July 3, 2020, Alberton Board held a meeting to discuss the potential business combination with SolarMax on the base of the available information. Alberton also invited the CEO and CFO of SolarMax to attend a conference to get a better understanding of its business operations and financial status.

From August 15 to September 5, 2020, Alberton continued its negotiation with SolarMax for the business combination. Alberton’s legal counsel, Hunter Taubman Fischer and Li LLC (“HTFL”) and SolarMax’ legal counsel, Ellenoff Grossman & Schole LLP (“EGS”), started to draft and negotiate a letter of intent in connection with the proposed business combination, pursuant to the instructions and comments from their respective clients.

On September 1, 2020, Alberton received a written notice (the “Notice”) from the Listing Qualifications Department of The Nasdaq Stock Market (“Nasdaq”) indicating that Alberton was not in compliance with Listing Rule 5550(a)(3) (the “Minimum Public Holders Rule”), which requires Alberton to have at least 300 public holders for continued listing on the Nasdaq Capital Market. The Notice is only a notification of deficiency, not of imminent delisting, and has no current effect on the listing or trading of Alberton’s securities on the Nasdaq Capital Market. The Notice states that Alberton has 45 calendar days to submit a plan to regain compliance with the Minimum Public Holders Rule.  On October 15, 2020, Alberton submitted its plan of compliance to Nasdaq and, based on the review of the materials submitted by Alberton, Nasdaq determined to grant the Company an extension until March 1, 2021 to regain compliance with the Public Holder Rule.

On September 3, 2020, Alberton and SolarMax entered into a certain letter of intent for the business combination (the “SolarMax LOI”) and formally started to discuss the related matters for the business combination. EGS started to prepare the draft of the merger agreement. On the same day, SolarMax loaned Alberton US$60,000 to make its payment for the April Cash Contribution, for which Alberton issued its promissory note in the principal amount of $60,000.

On September 11, 2020, QuestMark Capital Inc. generated a due diligence report on SolarMax for Alberton.

On September 18, 2020, EGS sent an initial draft of the Merger Agreement to HTFL, based on the terms of the executed letter of intent.

On September 23, 2020, HTFL sent a revised draft of the Merger Agreement to EGS containing comments from Alberton and HTFL, which reflected certain key terms of the agreement, including terms regarding convertible debt of SolarMax, the funding obligations of the Merger, changes to certain representations and warranties and covenants, and additional provisions.

On September 24, 2020, HTFL sent an initial draft of the Alberton preliminary proxy in connection with Alberton’s special meeting of shareholders to extend the deadline of Alberton’s initial business combination from October 26, 2020 to April 26, 2021 or such earlier date as determined.

Between September 24, 2020 and September 29, 2020, representatives of Alberton and SolarMax and their respective legal counsel and financial advisors held numerous conference calls to negotiate the terms of the Merger Agreement and related documentation, including representations and covenants, the components and determination of the merger consideration, and voting agreements. They also corresponded regarding the Alberton preliminary proxy statement/prospectus.

On October 1, 2020, EGS sent a revised draft of the Merger Agreement to HTFL regarding the matters contained in September 23 draft and the indemnifications, expense arrangement in connection with the merger, and other provisions.

On October 5, 2020, Alberton filed its definitive proxy in connection with Alberton’s special meeting of shareholders to be held on October 26, 2020 to extend the deadline of Alberton’s initial business combination from October 26, 2020 to April 26, 2021 or such earlier date as determined.

On October 6, 2020, HTFL sent a further revised draft of the Merger Agreement to EGS reflecting, among others, the outstanding issues, including but not limited to Alberton’s fees and expenses in connection with the merger, the draft of voting agreement and lock-up agreement as exhibits attached to the Merger Agreement.

Between October 6, 2020 and October 16, 2020, representatives of Alberton and SolarMax and their respective legal counsel and financial advisors held certain conference calls to finalize the terms of the Merger Agreement and related documentation, including the lock-up agreement and the voting agreement.

On October 7, 2020, Alberton’s Board and SolarMax’ management had another discussion about SolarMax’ development plan for the next five years in connection with the potential business combination. SolarMax also made its unaudited financial statements for the quarter ended June 30, 2020 available to Alberton and subsequently made its financial statements for the nine months ended September 30, 2020 available to Alberton.

On October 8, 2020, Alberton engaged Donohoe Advisory for preparing of the compliance plan with Nasdaq.

On October 9, 2020, Alberton held a board meeting to update the status of SolarMax business combination.

On October 12, 2020, a meeting of the board of directors were called to discuss and approve the business combination with SolarMax.

On the same day, Donohoe Advisory started to coordinate with EGS and the representative of SolarMax to collect supporting documents for the preparation of the plan of compliance to Nasdaq.

On October 16, 2020, Ogier, the BVI counsel of Alberton sent a further revised draft of the Merger Agreement to HTFL and EGS.

Later on October 16, 2020, HTFL assisted to establish the Merger Sub in connection with the Business Combination.

On the same day, Donohoe Advisory, on behalf of Alberton, submitted its plan of compliance to Nasdaq to regain compliance with Minimum Public Holders Rule.

On October 19, Alberton and SolarMax entered into an amendment to SolarMax LOI, pursuant to which, Alberton and SolarMax agreed to amend and restate some paragraphs of SolarMax LOI, including the exclusivity provisions which were extended to October 30, 2020 and related provisions.

On the same day, Mr. John W. Allen resigned from his positions as an independent director and the chairman of the compensation committee of Alberton and Mr. Harry Edelson resigned from his positions as an independent director and the chairman of audit committee of Alberton. Their resignation did not result from a disagreement with Alberton on any matter relating to Alberton’s operations, policies or practices.

On October 20, 2020, the Board appointed Mr. William Walter Young as an independent director and the chairman of the compensation committee and Mr. Qing S. Huang as an independent director and the chairman of the audit committee of the Board of Alberton to fill the vacancies created by Mr. Allen and Mr. Edelson, effective immediately. Immediately after the appointment, Alberton management team and HTFL sent over the documents and information regarding the business combination with SolarMax to the new board members for them to review and digest.

On October 22, 2020, a meeting of the board of directors were called to introduce the new independent directors to the Alberton Board and update them the current status of business combination with SolarMax.

On October 23, 2020, EGS sent a further revised draft of the Merger Agreement to HTFL to reflect that SolarMax’ financial statements ended June 30, 2020 were delivered.

On October 24, 2020, HTFL sent a further revised draft of the Merger Agreement to EGS.

On October 26, 2020, Alberton held a special shareholder meeting, at which the proposal to extend the date by which Alberton must complete its initial business combination from October 26, 2020 to April 26, 2021 or such earlier date as determined by the Board was voted on and approved.

October 27, 2020, a meeting of the board of directors were called to discuss and approve the Merger Agreement and related transactions. HTFL submitted a draft of the Merger Agreement substantially the same in the final form of the Merger Agreement to Alberton Board. After considering the proposed terms of the Merger Agreement and other related transaction agreements and taking into account the other factors described below under the caption “Alberton’s Board of Directors’ Reasons for the Approval of the Business Combination,” Alberton Board unanimously approved the Merger Agreement and related agreements and determined that it was advisable and in the best interests of Alberton to consummate the Business Combination and other transactions contemplated by the Merger Agreement and related agreements, directed that the Merger Agreement and the other proposals described in this proxy statement/prospectus be submitted to Alberton’s shareholders for approval and adoption, and recommended that Alberton’s shareholders approve and adopt the Merger Agreement and such other proposals.

Later on October 27, 2020, Alberton and SolarMax entered into the Merger Agreement.

On October 28, 2020, a press release was issued announcing the execution of the Merger Agreement and the Business Combination. On the same day, Alberton filed with the SEC a Current Report on Form 8-K attaching the press release.

On October 29, 2020, Alberton received a notification letter from the Listing Qualifications Department of The Nasdaq stating that the Nasdaq Staff had determined to grant Alberton an extension of time through March 1, 2021 to regain compliance with Minimum Public Holders Rule.

On November 1, 2020, HTFL circulated the initial draft of the Alberton preliminary proxy statement/prospectus to EGS.

On November 3, 2020, Alberton filed with the SEC a Current Report on Form 8-K to disclose such granted extension.

On November 15, 2020, EGS circulated the SolarMax’ related disclosure to update Alberton preliminary proxy statement/prospectus.

On November 10, 2020, Alberton, Merger Sub and SolarMax entered into an amendment (the “Amendment”) to the Merger Agreement to increase certain Extension Loans (as defined in the Merger Agreement) to be provided by SolarMax from $60,000 monthly to $70,674 monthly. As a result, the Amendment increases the monthly payments due on or after November 10, 2020 to $70,674 and provides that, to the extent that the payments made by SolarMax exceed the $60,000 amount provided in the Merger Agreement, Alberton shall, at the Closing, cause to be delivered to the Successor for cancellation, such number of Sponsor Shares as have a value, determined as provided in the Merger Agreement, equal to such excess.

On December 18, 2020 and December 28, 2020, SolarMax made non-interest bearing loans to Sponsor in the aggregate principal amount of $128,465.66, to enable the sponsor to provide Alberton with funds to pay currently due expenses ($91,854) and the filing fee for the registration statement of which this proxy statement/prospectus is a part ($36,611.66). At the Closing, these notes are to be satisfied by the delivery of Sponsor Shares having a value equal to the principal amount of the notes, which shares will be cancelled.

On January 4, 2021, Nasdaq advised Alberton that it no longer complies with Nasdaq Listing Rule 5620(a) due to the Alberton’s failure to hold an annual meeting of shareholders within twelve months of the end of the Alberton’s fiscal year ended December 31, 2019 (the “Annual Meeting Requirement”). This prospectus/proxy statement includes a proxy statement for purposes of seeking Alberton’s shareholder approval of the Business Combination and related matters at a special meeting in lieu of the 2021 Annual Meeting of ALAC which includes the election of directors of Alberton upon completion of the Merger. Under Nasdaq Listing Rule 5810(c)(2)(G), Alberton has 45 calendar days from January 5, 2021, or until February 19, 2021, to submit to Nasdaq a plan to regain compliance with the Annual Meeting Requirement. If Nasdaq accepts Alberton’s plan, Nasdaq may grant an extension of up to 180 calendar days from December 31, 2020, the date of the Alberton’s fiscal year end for its last fiscal year, or until June 29, 2021, to regain compliance. If Nasdaq does not accept Alberton’s plan, Alberton will have the right to appeal such decision to a Nasdaq hearings panel. Alberton intends to submit to Nasdaq, within the requisite period, a plan to regain compliance with the Annual Meeting Requirement, which will include Alberton’s belief that the Special Meeting in Lieu of the the 2021 Annual Meeting will satisfy the Annual Meeting Requirement, although we can give no assurance that Nasdaq will accept Alberton’s conclusion. or that Alberton will be able to regain compliance with the Annual Meeting Requirement or maintain compliance with any other Nasdaq requirement in the future.

On January 19, 2021, the board of Alberton approved the issuance of 1,414,480 dividend warrants (the “Extension Warrants”) to those public shareholders who were shareholders on April 21, 2020 and did not exercise their right of redemption in connection with the April 2020 extension, and Alberton instructed such issuance. Alberton was advised the Extension Warrants were processed on or about February 5, 2021, although the date of delivery may be delayed as a result of processing time by DTC, broker and dealer, and other relevant parties.

As of the date hereof, Alberton, based on information relating to the NOBO holders of Alberton ordinary shares as of January 20, 2021, Alberton met the Nasdaq requirement for round lot holders, although Nasdaq has not confirmed that it concurs in Alberton’s conclusion.

From November 1, 2020 through the date of this proxy statement/prospectus, Alberton and SolarMax and their representatives continued to correspond regarding updates to the Alberton preliminary proxy statement/prospectus.

Alberton’s Board of Directors’ Reasons for the Approval of the Business Combination

We were organized for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses.

The Business Combination resulted from a thorough search for a potential target, utilizing our resources along with the investment and operation experience of our management team and board of directors. The terms of the Business Combination are the result of extensive negotiations between Alberton and SolarMax.

From the date of our IPO through the execution of the Merger Agreement on October 27, 2020, we evaluated various potential target companies. We have followed the initial set of criteria and guidelines outlined in the Prospectus to assess the value and the growth of the potential target. In reviewing various aspects of SolarMax, our board has identified the following factors that underlie our assessment.

●	Integrated Solar Energy Operation. SolarMax operates in two segments, (a) its U.S. operations primarily consist of (i) the sale and installation of photovoltaic and battery backup systems, (ii) financing the sale of our photovoltaic and battery backup systems, and (iii) sales of LED systems; and (b) its China operations primarily consist of (i) identifying and procuring solar farm projects for resale to third parties and (ii) performing EPC services for solar farm projects. Alberton’s Board considers such integrated operations in solar energy provide a lot of potential opportunities for collaboration, expansion and self-growth to bring future profit to its investors;

●	Experienced and Proven Management Team. Alberton’s management and the Alberton Board believe that SolarMax has a strong management team which is expected to remain with the Successor to seek to execute the strategic and growth goals of the combined business; and

●	Business where Alberton could add value. SolarMax requires capital in order to support and further its business development. Alberton Board believes that Alberton, as a Nasdaq-listed public company, could provide a portal for SolarMax to achieve its goals within the solar energy industry, so that SolarMax could effectively conduct its business plan.

The board has also considered a number of factors to approve the Business Combination, including, but not limited to:

●	the business, history, and credibility of SolarMax and its affiliates;

●	the likelihood that the Business Combination will be completed;

●	the terms of the Merger Agreement and the belief that the terms of the Merger Agreement, including the representations, warranties, covenants, and conditions to the parties’ respective obligations, are reasonable in light of the entire transaction;

●	the view of Alberton’s management as to the financial condition, results of operations, and business of SolarMax before and after the Business Combination based on due diligence;

●	the fact that consummating the Business Combination will mean Alberton cannot pursue other alternatives that potentially could result in a greater value for Alberton;

●	the risk that the Business Combination may not be completed in a timely manner or at all; and

●	various other risks associated with the Business Combination.

Satisfaction of 80% Test

It is a requirement under both the Current Charter and the Interim Charter that any business acquired by Alberton has a fair market value equal to at least 80% of the balance of the funds in the trust account at the time of the execution of a definitive agreement for an initial business combination. The Alberton Board considered that the fair market value of SolarMax was equal to at least 80% of the amount of funds held by Alberton in trust for the benefit of its public shareholders. At the date the Alberton Board approved the Merger Agreement, the balance of funds in the trust account was approximately $15.2 million. As a result, Alberton Board concluded that the fair market value of the business acquired was significantly in excess of 80% of the funds held in the trust account (excluding any taxes payable on the interest earned on the trust account).

Certain Benefits of Alberton’s Directors and Officers and Others in the Business Combination

When you consider the recommendation of our board of directors in favor of approval of the Business Combination, you should keep in mind that our board of directors and officers have interests in the Business Combination that are different from, or in addition to, your interests as a shareholder. These interests include, among other things:

(i)	the fact that our initial shareholders have purchased an aggregate of 2,871,998 ordinary shares for an aggregate purchase price of $19,550, or approximately $0.007 per share, which would have a value of approximately $[●] million based on the closing price of Alberton ordinary shares of the Record Date as reported by Nasdaq and that are not subject to redemption. Such Founder Shares will have no value if we do not complete an initial business by the Outside Date of April 26, 2021; as a result, our Sponsor (and its members, including our executive officers and directors) have a financial incentive to see the Business Combination consummated rather than losing whatever value is attributable to the Founder Shares;

(ii)	the fact that the Sponsor holds 329,760 private units and will continue to hold 362,736 shares of Common Stock and 329,760 warrants following the separation of such private units upon the consummation of the Business Combination, subject to certain lock-up agreement. Those private units and securities underlying those private units are not subject to redemption and will be worthless if Alberton do not complete an initial business combination by the Outside Date;

(iii)	if Alberton is unable to complete a business combination by the Outside Date, our Sponsor will be liable to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Alberton for services rendered or contracted for or products sold to Alberton, but only if such a vendor or target business has not executed a waiver of claims against the trust account and except as to any claims under our indemnity of the underwriters;

(iv)	the fact that (A) we issued Sponsor Notes in the aggregated amount of $1,080,000, the sole director and shareholder of which is Mrs. Guan Wang, our Chief Executive Officer and Chairman. The Sponsor Notes are non-interest bearing and payable on the consummation of our initial business combination; (B) in addition to the Sponsor Notes, the Sponsor has lent us $528,204 for working capital and may need to lend us additional funds through the Closing, which, in the event that the initial business combination does not close, cannot be paid from the proceeds or the interest on such proceeds in the trust account; and (C) Sponsor has agreed that, commencing on August 1, 2018 and terminating upon completion of our initial business combination or the distribution of the trust account to our public shareholders, it will make available to us certain general and administrative services, including office space and utilities services, as we may require from time to time, and we have agreed to pay the Sponsor $1,000 per month for these services

(v)	the fact that the Merger Agreement, as amended, provides that (A) SolarMax has agreed that the Successor shall pay all expenses relating to the Merger Agreement and the transaction contemplated by the Merger Agreement which are incurred by Alberton on or after the date that the registration statement of which this prospectus/proxy statement is filed with the SEC (“Alberton Closing Expenses”), (B) SolarMax has agreed to provide Extension Loans up to $402,696, of which loans $332,022 have been made as of the date hereof, repayable upon the earlier of the closing of the Merger or liquidation, (C) Alberton shall obtain the agreement of Chardan and the holders of its Notes that were outstanding as of September 3, 2020, which have an aggregate principal amount of $2,948,800, including Sponsor Notes in the principal amount of $1,080,000, that all deferring underwriting and related fees due to Chardan and all of such outstanding Notes shall be settled by the delivery of the sponsor and its affiliates of their founder shares; and (D) Alberton shall obtain agreement of the Sponsor to transfer to Alberton for cancellation such numbers of Founder Shares and/or Private Shares equal to the cash paid by the Successor after the Merger to pay all of Alberton’s liabilities, including contingent liabilities and the Extension Loans set forth in Item (B) of this paragraph, on the closing date (other than Alberton Closing Expenses) divided by the Redemption Price.

(vi)

the fact that Sponsor issued the Sponsor Interim Notes to SolarMax in the aggregate principal amount of $219,698.05, pursuant to loan agreements dated December 18, 2020, December 28, 2020 and February 1, 2021 by and between Sponsor and SolarMax. The loans were made by SolarMax to Sponsor in order to enable Sponsor to provide funds to Alberton to pay expenses incurred by Alberton in connection with the Merger Agreement, to pay certain accrued expenses of Alberton, and to pay the filing fees of the registration statement of which this proxy statement/prospectus is a part. Upon consummation of the Business Combination, Sponsor shall repay the Sponsor Interim Notes by delivery the number of the Alberton Shares held by the Sponsor divided by the Redemption Price.  If the Business Combination is not consummated, the Sponsor Interim Notes would become immediately payable and carry an annual interest of 5% from the maturity date.

(vii)	the fact that we issued various Notes to third parties including several potential targets during our search for the suitable targets in the aggregated amount of $3,090,148. These Notes are non-interest bearing and payable upon the consummation of an initial business combination subject to certain repayment schedule as set forth therein, and are included in the Notes that are to be paid by the delivery of Sponsor Shares;

(viii)	the continued indemnification of current directors and officers of Alberton and the continuation of directors’ and officers’ liability insurance after the Business Combination.

These interests may influence our directors in making their recommendation that you vote in favor of the approval of the Business Combination and the transactions contemplated thereby. These interests were considered by our Special Committee and the Board when they approved the Business Combination.

Potential Purchases of Public Shares

In connection with the shareholder vote to approve the Business Combination, our directors, officers, advisors, or their respective affiliates may (i) purchase shares of Alberton Shares from institutional and other investors who vote, or indicate an intention to vote, against the Business Combination Proposal, (ii) execute agreements to purchase such shares from institutional and other investors in the future, and/or (iii) enter into transactions with institutional and other investors to provide such persons with incentives to acquire Alberton Shares or vote their shares in favor of the Business Combination Proposal. While the exact nature of any such incentives has not been determined as of the date of this proxy statement, they might include, without limitation, arrangements to protect such investors or holders against a potential loss in value of their shares, including the granting of put options and the transfer of shares or warrants owned by the Initial Shareholders for nominal value to such investors or holders.

The purpose of such share purchases and other transactions by the Initial Shareholders and/or their respective affiliates would be to increase the likelihood of satisfaction of the requirements that (x) the holders of a majority of the public shares present and entitled to vote at the Meeting vote in favor of the Business Combination Proposal, and/or (y) that Alberton will satisfy the closing condition that it will have at least $5,000,001 prior to the Closing and will meet the Nasdaq requirements relating to stockholders’ equity (at least $4.0 million if the market value of the listed securities is at least $50.0 million or $5.0 million if the market value of listed securities test is not met), public float of at least $15.0 million, and the minimum stockholder requirement of at least 300 round lot holders with at least 50% having positions of at least $2,500, after taking into account holders of public shares that properly demanded redemption of their public shares into cash, when it appears that such requirements would otherwise not be met.

None of our directors, officers, advisors, or their respective affiliates will make any such purchases when they are in possession of any material non-public information not disclosed to the seller or during a restricted period under Regulation M under the Exchange Act. Such a purchase would include a contractual acknowledgement that such shareholder, although still the record holder of our shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights, and would include a contractual provision that directs such shareholder to vote such shares in a manner directed by the purchaser. In the event that our directors, officers, advisors, or their affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares. Any such privately negotiated purchases may be effected at purchase prices that are in excess of the per share pro rata portion of the trust account.

Total Alberton Shares to Be Issued in the Business Combination

We anticipate that, upon the completion of the Business Combination, and assuming there are no redemptions, and assuming the issuance of 27,855,199 Alberton Shares as the Consideration Shares to SolarMax stockholders upon the Closing, Alberton’s public shareholders will retain an ownership interest of [●]% in Alberton post-Closing and our Initial Shareholders and affiliates (including the underwriters in our IPO) will retain an ownership interest of [●]% in Alberton post-Closing. These relative percentages assume the automatic conversion of 11,479,043 rights of Alberton into 1,147,904 shares of Successor’s common stock. In addition, if any of our public shareholders exercises its redemption rights, the aggregate ownership interest of our public shareholders in Alberton post-Closing will decrease and the ownership interest of our Initial Shareholders and the ownership interest of SolarMax stockholders in Alberton post-Closing, will increase. Upon the Closing, Alberton will own 100% of the issued and outstanding Ordinary Shares of SolarMax. The relative percentages will also be increased to reflect the cancellation of Sponsor Shares returned to Successor in satisfaction of certain obligations as provided in the Merger Agreement. These ownership percentages with respect to Alberton following the Business Combination do not take into account: : (i) the 11,487,992 public warrants to purchase up to a total of 5,743,996 Alberton Shares, (ii) the 329,760 private warrants to purchase up to a total of 164,880 Alberton Shares, (iii) the 1,414,480 Extension Warrants to purchase up to a total of 707,240 Alberton Shares; (iv) the unit purchase option, held by the underwriters in our IPO, to purchase up to 500,500 shares of Common Stock, 500,500 rights to receive 50,050 shares of Common Stock, and 500,500 warrants to purchase up to a total of 250,250 shares of Common Stock that will remain outstanding following the Business Combination, (v) the issuance of any shares of Common Stock under the Assumed Options and SolarMax convertible notes at the Closing, (vi) any Common Stock or convertible securities issued in a private placement in connection with the Merger, or (vii) cancellation and forfeiture of certain Founder Shares and/or Private Shares owned by the Sponsor.These percentages are based on a Redemption Price of $10.77 as of November 30, 2020, which will be increased based upon the amount in the Trust Account at the time of the Closing. If the facts are different than these assumptions (which they are likely to be), the percentage ownership retained by Alberton’s existing shareholders in Alberton will be different. See “Summary of the Material Terms of the Proposals — Impact of the Business Combination on Alberton’s Public Float” and “Unaudited Pro Forma Condensed Combined Financial Information” for further information. As a result, the existing Alberton shareholders will be diluted by approximately [●]% as a consequence of the issuance of the Consideration Shares. The existing shareholders of Alberton may be further diluted if Alberton needs to issue more shares in private placements (PIPEs) or backstop transactions in order to support the Business Combination. Contemporaneously with the Business Combination, Alberton may issue new shares to the Sponsor and/or third parties in PIPEs or backstop transactions to ensure that Alberton has at least $5,000,001 of net tangible assets remaining prior to or upon the Closing after giving effect to the redemption of any Ordinary Shares by the public shareholders in connection with the Business Combination with SolarMax and any private financings. As one of the conditions to consummate the Business Combination, if Alberton failed to fulfill, unless waived by SolarMax, the Business Combination will not be consummated.

Board of Directors of Alberton Following the Business Combination

Upon the Closing, we anticipate that the size of our board of directors will increase to seven directors, who will be voted on by our shareholders at the Special Meeting. Successor’s board of directors will be comprised of six of SolarMax’ directors and an independent director designated by Alberton. Therefore, if the Business Combination is consummated, our board of directors will consist of: David Hsu, Simon Yuan, Wei Yuan Chen, Jinxi Lin, Wen-Ching (Stephen) Yang, Ph.D., Lei Zhang, Ph.D. and Lei (Stacy) Zhang. See the sections entitled “Director Election Proposal” and “Management after the Business Combination.”

Redomestication

Pursuant to the terms of the Merger Agreement, prior to the Closing, we will continue out of the British Virgin Islands and domesticate as a Nevada corporation and will no longer be considered a company incorporated in the British Virgin Islands. We will file a notice of continuation out of the British Virgin Islands with the British Virgin Islands Registrar of Corporate Affairs, and file the Interim Charter and a certificate of corporate domestication with the Nevada Secretary of State, under which we will be domesticated and continue as a Nevada corporation.

Current Charter and Charter Amendment

Pursuant to the terms of the Merger Agreement, prior to the Closing, the Interim Charter will be filed, which will remove or amend those provisions of our Current Charter that terminate or otherwise cease to be applicable as a result of the Redomestication; upon the Closing, and approval of the Charter Amendment Proposal, our Interim Charter will be amended to:

●	change our name to SolarMax Technology Holdings, Inc.;

●	remove or amend those provisions of our Interim Charter which terminate or otherwise cease to be applicable following the Closing including all provisions relating to the redemption of shares;

●	remove proposals that relate to the conduct of meetings of stockholders;

●	provide that, to the extent permitted by law, unless Successor otherwise consents, actions against the corporation must be brought in the Nevada state court sitting in Clark County, Nevada;

●	provide that at such time, if any, as Successor becomes a “resident domestic corporation” (as defined in the Nevada law), Successor shall not be subject to, or governed by, any of the provisions in NRS 78.411 to 78.444, inclusive, as amended from time to time, or any successor statutes, which relate to restrictions on business combinations with interested stockholders; and

●	provide that the provisions of NRS 78.378 to 78.3793, inclusive, as amended from time to time, or any successor statutes, relating to acquisitions of controlling interests in Successor, shall not apply to Successor or to any acquisition of any shares of the Successor’s capital stock.

Name; Headquarters

The name of Alberton after the Business Combination will be SolarMax Technology Holdings, Inc. and our headquarters will be located at 3080 12th Street, Riverside, California 92507, which is SolarMax’ headquarters.

Redemption Rights

Pursuant to our Current Charter and Interim Charter, our public shareholders may elect to have their shares redeemed for cash at the applicable redemption price per share calculated in accordance with our Current Charter. As of [●], this would have amounted to approximately $[●] per share. If a holder exercises its redemption rights, then such holder will be exchanging its ordinary shares for cash and will no longer own shares of Alberton. Such a holder will be entitled to receive cash for its public shares only if it properly and timely demands redemption and delivers its shares (either physically or electronically) to our transfer agent in accordance with the procedures described herein. Each redemption of public shares by our public shareholders will decrease the amount in our trust account, which held $[●] of marketable securities in Alberton’s trust account as of [●]. Currently, the Trust Account held $[●] of marketable securities as of the date of this prospectus and the estimated per share redemption price would be $[●]. See the section entitled “Special Meeting in Lieu of Annual Meeting of Alberton Shareholders — Redemption Rights” for the procedures to be followed if you wish to redeem your shares for cash.

Holders of outstanding units must separate the underlying public shares, public rights, and public warrants prior to exercising redemption rights with respect to the public shares.

If you hold units registered in your own name, you must deliver the certificate for such units to Continental Stock Transfer & Trust Company with written instructions to separate such units into public shares, public rights, and public warrants. This must be completed far enough in advance to permit the mailing of the public share certificates back to you so that you may then exercise your redemption rights upon the separation of the public shares from the units.

If a broker, dealer, commercial bank, trust company, or other nominee holds your units, you must instruct such nominee to separate your units. Your nominee must send written instructions by facsimile to Continental Stock Transfer & Trust Company. Such written instructions must include the number of units to be separated and the nominee holding such units. Your nominee must also initiate electronically, using DTC’s deposit withdrawal at custodian (DWAC) system, a withdrawal of the relevant units and a deposit of an equal number of public shares and public warrants. This must be completed far enough in advance to permit your nominee to exercise your redemption rights upon the separation of the public shares from the units. While this is typically done electronically the same business day, you should allow at least one full business day to accomplish the separation. If you fail to cause your public shares to be separated in a timely manner, you will likely not be able to exercise your redemption rights.

Appraisal Rights

There are no appraisal rights available to our shareholders in connection with the Business Combination.

Accounting Treatment

The Business Combination will be accounted for as a reverse merger in accordance with accounting principles generally accepted in the United States of America. Under this method of accounting, Alberton will be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on SolarMax comprising the ongoing operations of the combined company, SolarMax’ directors constituting six of the seven directors, SolarMax’ senior management comprising the senior management of the combined company, and SolarMax stockholders having a majority of the voting power of the combined company. For accounting purposes, SolarMax will be deemed to be the accounting acquirer in the transaction and, consequently, the transaction will be treated as a recapitalization of SolarMax (i.e., a capital transaction involving the issuance of stock by Alberton for the stock of SolarMax). Accordingly, the consolidated assets, liabilities, and results of operations of SolarMax will become the historical financial statements of the combined company, and Alberton’s assets, liabilities, and results of operations will be consolidated with SolarMax beginning on the acquisition date. The shares of Successor’s common stock being issued to the SolarMax stockholders shall be deemed the outstanding shares on a historical basis for financial period to the closing date and the issued and outstanding share of Alberton which are not either (i) redeemed pursuant to the redemption provisions or (ii) transferred to the Successor for cancelation with in payment of debt obligation or begin transferred to Successor for Alberton expenses paid by the Successor, shall be deemed to be issued on the Closing Date.

Material U.S. Federal Income Tax Considerations for Shareholders Exercising Redemption Rights

The following is a discussion of the material U.S. federal income tax considerations for holders of Alberton ordinary shares that elect to have their Alberton ordinary shares redeemed for cash if the acquisition is completed. This summary is based upon the Code, the regulations promulgated by the U.S. Treasury Department, current administrative interpretations and practices of the IRS, and judicial decisions, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax considerations described below. No advance ruling has been or will be sought from the IRS regarding any matter discussed in this summary. This summary does not discuss the impact that U.S. state and local taxes and taxes imposed by non-U.S. jurisdictions could have on the matters discussed in this summary. This summary does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular shareholder in light of its investment or tax circumstances or to shareholders subject to special tax rules, such as:

●	certain U.S. expatriates;

●	traders in securities that elect mark-to-market treatment;

●	S corporations;

●	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

●	financial institutions;

●	mutual funds;

●	qualified plans, such as 401(k) plans, individual retirement accounts, etc.;

●	insurance companies;

●	broker-dealers;

●	regulated investment companies (or RICs);

●	real estate investment trusts (or REITs);

●	persons holding Alberton ordinary shares as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security,” or other integrated investment;

●	persons subject to the alternative minimum tax provisions of the Code;

●	tax-exempt organizations;

●	persons that actually or constructively own 5 percent or more of Alberton ordinary shares; and

●	Redeeming non-U.S. Holders (as defined below, and except as otherwise discussed below).

If any partnership (including for this purpose any entity treated as a partnership for U.S. federal income tax purposes) holds Alberton ordinary shares, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partner and the partnership. If you are a partner of a partnership holding Alberton ordinary shares, you should consult your tax advisor. This summary assumes that shareholders hold Alberton ordinary shares as capital assets within the meaning of Section 1221 of the Code, which generally means as property held for investment and not as a dealer or for sale to customers in the ordinary course of the shareholder’s trade or business.

WE URGE HOLDERS OF ALBERTON ORDINARY SHARES CONTEMPLATING EXERCISE OF THEIR REDEMPTION RIGHTS TO CONSULT THEIR TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES THEREOF.

U.S. Federal Income Tax Considerations to U.S. Alberton Shareholders

This section is addressed to Redeeming U.S. Holders (as defined below) of Alberton ordinary shares that elect to have their Alberton ordinary shares redeemed for cash as described in the section entitled “Special Meeting in Lieu of Annual Meeting of Alberton Shareholders — Redemption Rights.” For purposes of this discussion, a “Redeeming U.S. Holder” is a beneficial owner that so redeems its Alberton common shares and is, for U.S. federal income tax purposes:

●	a citizen or resident of the United States;

●	a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any political subdivision thereof;

●	an estate if the income of the estate is subject to U.S. federal income taxation regardless of its source; or

●	any trust if (1) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.

A Redeeming U.S. Holder will generally recognize capital gain or loss equal to the difference between the amount realized on the redemption and such shareholder’s adjusted basis in the Alberton common shares exchanged therefore if the Redeeming U.S. Holder’s ownership of stock in Alberton is completely terminated or if the redemption meets certain other tests described below. Special constructive ownership rules under Section 318 of the Code apply in determining whether a Redeeming U.S. Holder’s ownership of stock in Alberton is treated as completely terminated. Pursuant to these constructive ownership rules, a Redeeming U.S. Holder will be deemed to own stock that is actually or constructively owned by certain members of his or her family (spouse, children, grandchildren, and parents) and other related parties including, for example, certain entities in which such Redeeming U.S. Holder has a direct or indirect interest (including partnerships, estates, trusts and corporations), as well as shares of stock that such Redeeming U.S. Holder (or a related person) has the right to acquire upon exercise of an option or conversion right. In addition, if a shareholder lives in a community property state, the community property laws of that state may have an effect on the constructive ownership rules. Certain exceptions to the family attribution rules apply for the purpose of determining a complete termination. If a Redeeming U.S. Holder intends to rely upon these exceptions, the Redeeming U.S. Holder must file a “waiver of family attribution” statement with the shareholder’s tax return and must comply with certain other requirements set forth in the Code and the income tax regulations promulgated thereunder. If gain or loss treatment applies, such gain or loss will be long-term capital gain or loss if the holding period of such stock is more than one year at the time of the exchange. Shareholders who hold different blocks of Alberton ordinary shares (generally, Alberton ordinary shares purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them.

Cash received upon redemption that does not completely terminate the Redeemed U.S. Holder’s interest will still give rise to capital gain or loss, if the redemption is either (i) “substantially disproportionate” or (ii) “not essentially equivalent to a dividend.” In determining whether the redemption is substantially disproportionate or not essentially equivalent to a dividend with respect to a Redeeming U.S. Holder, that Redeeming U.S. Holder is deemed to own not just stock he, she, or it actually owned but also, in some cases, stock owned by certain family members, certain estates and trusts of which the Redeeming U.S. Holder is a beneficiary, and certain other affiliated entities.

Generally, the redemption will be “substantially disproportionate” with respect to the Redeeming U.S. Holder if (i) the Redeeming U.S. Holder’s percentage ownership of the outstanding voting stock (including all classes which carry voting rights) of Alberton is reduced immediately after the redemption to less than 80% of the Redeeming U.S. Holder’s percentage interest in such stock immediately before the redemption; (ii) the Redeeming U.S. Holder’s percentage ownership of the outstanding ordinary shares (both voting and nonvoting) immediately after the redemption is reduced to less than 80% of such percentage ownership immediately before the redemption; and (iii) the Redeeming U.S. Holder owns, immediately after the redemption, less than 50% of the total combined voting power of all classes of stock of Alberton entitled to vote. Whether the redemption will be considered “not essentially equivalent to a dividend” with respect to a Redeeming U.S. Holder will depend upon the particular circumstances of that U.S. holder. At a minimum, however, the redemption must result in a meaningful reduction in the Redeeming U.S. Holder’s actual or constructive percentage ownership of Alberton.

The IRS has ruled that any reduction in a shareholder’s proportionate interest generally is a “meaningful reduction” if the shareholder’s relative interest in the corporation is minimal and the shareholder does not have meaningful control over the corporation. (See, Rev. Rules. 75-512 and 76-385)

If none of the redemption tests described above give rise to capital gain or loss, the consideration paid to the Redeeming U.S. Holder will be treated as dividend income for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits. However, for the purposes of the dividends-received deduction and of “qualified dividend” treatment, due to the redemption right, a Redeeming U.S. Holder may be unable to include the time period prior to the redemption in the shareholder’s “holding period” as part of the Redeeming U.S. Holder’s determination as to whether such gain or loss would be treated as short term or long term for U.S. federal income tax purposes. Any distribution in excess of our earnings and profits will reduce the Redeeming U.S. Holder’s basis in the Alberton ordinary shares (but not below zero), and any remaining excess will be treated as gain realized on the sale or other disposition of the Alberton ordinary shares.

These rules are complex and U.S. holders of Alberton ordinary shares considering exercising their redemption rights should consult their own tax advisors as to whether the redemption will be treated as a sale or as a distribution under the Code.

Certain Redeeming U.S. Holders who are individuals, estates, or trusts pay a 3.8% tax on all or a portion of their “net investment income” or “undistributed net investment income” (as applicable), which may include all or a portion of their capital gain or dividend income from their redemption of Alberton ordinary shares. Redeeming U.S. Holders should consult their tax advisors regarding the effect, if any, of the net investment income tax.

U.S. Federal Income Tax Considerations to Non-U.S. Alberton Shareholders

This section is addressed to Redeeming non-U.S. holders of Alberton ordinary shares that elect to have their Alberton ordinary shares redeemed for cash as described in the section entitled “Special Meeting in Lieu of Annual Meeting of Alberton Shareholders — Redemption Rights.” For purposes of this discussion, a “Redeeming Non-U.S. Holder” is a beneficial owner (other than a partnership) that so redeems its Alberton ordinary shares and is not a Redeeming U.S. Holder.

Except as discussed in the following paragraph, a Redeeming Non-U.S. Holder who elects to have its Alberton ordinary shares redeemed will generally be treated in the same manner as a U.S. Holder for U.S. federal income tax purposes. See the discussion above under “U.S. Federal Income Tax Considerations to U.S. Alberton Shareholders.”

Any redeeming Non-U.S. Holder will generally not be subject to U.S. federal income tax on any capital gain recognized as a result of the exchange unless:

●	such shareholder is an individual who is present in the United States for 183 days or more during the taxable year in which the redemption takes place and certain other conditions are met, in which case the Redeeming Non-U.S. Holder will be subject to a 30% tax on the individual’s net capital gain for the year; or

●	such shareholder is engaged in a trade or business within the United States and any gain recognized in the exchange is treated as effectively connected with such trade or business (and, if an income tax treaty applies, the gain is attributable to a permanent establishment maintained by such holder in the United States), in which case the Redeeming Non-U.S. Holder will generally be subject to the same treatment as a Redeeming U.S. Holder with respect to the exchange, and a corporate Redeeming Non-U.S. Holder may be subject to the branch profits tax at a 30% rate (or lower rate as may be specified by an applicable income tax treaty).

With respect to any redemption treated as a distribution rather than a sale, any amount treated as dividend income to a Redeeming Non-U.S. Holder will generally be subject to U.S. withholding tax at a rate of 30%, unless the Redeeming Non-U.S. Holder is entitled to a reduced rate of withholding under an applicable income tax treaty. Dividends received by a Redeeming Non-U.S. Holder that are effectively connected with such holder’s conduct of a U.S. trade or business (and, if an income tax treaty applies, such dividends are attributable to a permanent establishment maintained by the Redeeming Non-U.S. Holder in the United States), are includible in the Redeeming Non-U.S. Holder’s gross income in the taxable year received. Although generally not subject to withholding tax, such dividends are taxed at the same graduated rates applicable to Redeeming U.S. Holders, net of certain deductions and credits, subject to an applicable income tax treaty providing otherwise. In addition, dividends received by a corporate Redeeming Non-U.S. Holder that are effectively connected with the holder’s conduct of a U.S. trade or business may also be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty.

Non-U.S. holders of Alberton ordinary shares considering exercising their redemption rights should consult their own tax advisors as to whether the redemption of their Alberton ordinary shares will be treated as a sale or as a distribution under the Code.

Under the Foreign Account Tax Compliance Act (“FATCA”) and U.S. Treasury regulations and administrative guidance thereunder, a 30% United States federal withholding tax may apply to any dividends paid to (i) a “foreign financial institution” (as specifically defined in FATCA), whether such foreign financial institution is the beneficial owner or an intermediary, unless such foreign financial institution agrees to verify, report, and disclose its United States “account” holders (as specifically defined in FATCA) and meets certain other specified requirements or (ii) a non-financial foreign entity, whether such non-financial foreign entity is the beneficial owner or an intermediary, unless such entity provides a certification that the beneficial owner of the payment does not have any substantial United States owners or provides the name, address and taxpayer identification number of each such substantial United States owner and certain other specified requirements are met. In many cases, the relevant foreign financial institution or non-financial foreign entity may qualify for an exemption from, or be deemed to be in compliance with, these rules under the terms of an intergovernmental agreement between their home country and the United States. Redeeming Non-U.S. Holders should consult their own tax advisors regarding this legislation and whether it may be relevant to their disposition of Alberton ordinary shares, rights or warrants.

Backup Withholding

In general, proceeds received from the exercise of redemption rights will be subject to backup withholding for a non-corporate U.S. shareholder that:

●	fails to provide an accurate taxpayer identification number;

●	is notified by the IRS regarding a failure to report all interest or dividends required to be shown on his or her federal income tax returns; or

●	in certain circumstances, fails to comply with applicable certification requirements.

A non-U.S. shareholder generally may eliminate the requirement for information reporting and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.

Any amount withheld under these rules will be creditable against the U.S. shareholder’s or non-U.S. shareholder’s U.S. federal income tax liability or refundable to the extent that it exceeds this liability, provided that the required information is timely furnished to the IRS and other applicable requirements are met.

Vote Required for Approval

Approval of the Alberton Business Combination Proposal is a condition to the completion of the Business Combination. If the Alberton Business Combination Proposal is not approved, the Business Combination will not take place. Approval of the Alberton Business Combination Proposal is also a condition to the Redomestication Proposal, the Successor Charter Proposal, the Incentive Plan Proposal, the Share Issuance Proposal and the Director Election Proposal (unless waived by SolarMax). If the Redomestication Proposal, the Successor Charter Proposal, the Incentive Plan Proposal, the Share Issuance Proposal and the Director Election Proposal (unless waived by SolarMax) are not approved, the Alberton Business Combination Proposal will have no effect (even if approved by the requisite vote of our shareholders at the Meeting or any adjournment or postponement thereof) and the Business Combination will not occur.

This Alberton Business Combination Proposal (and consequently, the Merger Agreement and the transactions contemplated thereby, including the Business Combination) will be approved and adopted only if the holders of a majority of the outstanding Alberton Shares vote “FOR” the Business Combination Proposal.

Our Initial Shareholders have agreed to vote any Alberton Shares owned by them in favor of the Alberton Business Combination. As of the Record Date, such shareholders beneficially owned 2,871,998 ordinary shares, excluding shares issuable upon the exercise of warrants. As of the date hereof, our Initial Shareholders have not purchased any public shares.

Recommendation of the Board

ALBERTON BOARD UNANIMOUSLY RECOMMENDS THAT OUR SHAREHOLDERS VOTE “FOR” THE ALBERTON BUSINESS COMBINATION PROPOSAL.

ALBERTON PROPOSAL 3:

THE SUCCESSOR CHARTER PROPOSAL

Overview

Alberton’s Current Charter, which will be in large part replicated in the Interim Charter, includes certain provisions applicable to the rights of shareholders (such as the right to have their shares redeemed if Alberton fails to consummate a business combination by a particular date or if Alberton seeks to amend its memorandum and articles to extend that date) and the conduct of Alberton’s management and affairs prior to a business combination. Upon the Closing, such provisions will terminate or cease to be applicable.

The following table sets forth a summary of the principal changes proposed to be made between our Interim Charter and the Successor Charter. This summary is qualified by reference to the complete text of the Successor Charter, a copy of which is attached to this proxy statement as Annex C. All shareholders are encouraged to read the Proposed Amended and Restated Charter in its entirety for a more complete description of its terms.

	Interim Charter	Successor Charter

Name of Alberton	Alberton Acquisition Corporation	SolarMax Technology Holdings, Inc.

Provisions Specific to a Blank Check Company	Section 2.01 The purpose of the Company is to engage in any lawful act or activity for which corporations may be organized under the NRS. In addition to the powers and privileges conferred upon the Company by law and those incidental thereto, the Company shall possess and may exercise all the powers and privileges that are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the Company including, but not limited to, effecting a Business Combination.	3. The purpose to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized.

Directors

Section 5.02 Appointment and Removal of Directors.

(a) There shall be a board of Directors consisting of not less than one person provided however that the Company may by Resolution of the Stockholders or Resolution of the Director, amend these articles to increase or reduce the limits in the number of Directors.

(b) The Company may by Resolution of Stockholders appoint any person to be a Director either to fill a vacancy or as an additional Director provided that the appointment does not cause the number of Directors to exceed any number fixed by Articles of Incorporation as the maximum number of Directors.

(c) Except as the NRS or other applicable law may otherwise require, in the interim between annual general meetings or extraordinary general meetings called for the election of Directors and/or the removal of one or more Directors and the filling of any vacancy in that connection, additional Directors and any vacancies in the board of Directors, including unfilled vacancies resulting from the removal of Directors for cause, may be filled by the vote of a majority of the remaining Directors then in office, although less than a quorum (as defined in Articles of Incorporation), or by the sole remaining Director. All such Directors shall hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified. A Director elected to fill a vacancy resulting from the death, resignation or removal of a Director shall serve for the remainder of the full term of the Director whose death, resignation or removal shall have created such vacancy and until his successor shall have been elected and qualified.

None. However, Nevada law, NRS 778.335, provides that, unless the articles of incorporation provide for a greater percentage, incumbent directors may be removed as a director only by the vote of stockholders representing not less than two-thirds of the voting power of the issued and outstanding stock entitled to vote.

(d) Prior to consummation of a Business Combination, any one or all of the directors of the Company may be removed by the holders of not less than two-thirds of the voting power of the Company’s issued and outstanding Shares.

(e) At any time after the consummation of a Business Combination, the Company may by Resolution of Stockholders or Resolution of Directors remove any Director whether with or without cause.

Amendment to Charter

Section 6.01 Bylaws. In furtherance and not in limitation of the powers conferred upon it by law, the Board and the stockholders shall have the power to adopt, amend, alter or repeal the Bylaws as set out at Article XXI below.

ARTICLE XXI. AMENDMENT OF ARTICLES OF INCORPORATION AND BYLAWS

Subject to the provisions of the NRS and Article IX, the Company may from time to time amend the Articles of Incorporation by Resolution of Stockholders or Resolution of the Directors.

5. Subject to the other provisions of these Articles of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board is expressly authorized to make, alter, amend or repeal the bylaws of the Corporation.

Provisions specific to business combination	Article IX. BUSINESS COMBINATION	None.

Exclusive Forum Provisions	None.	9. To the fullest extent permitted by law, and unless the Corporation consents in writing to the selection of an alternative forum, the state court located in the Clark County, Nevada shall be the sole and exclusive forum for any or all actions, suits or proceedings, whether civil, administrative or investigative or that asserts any claim or counterclaim (each, an “Action”): (1) brought in the name or right of the Corporation or on its behalf; (2) asserting a claim for breach of any fiduciary duty owed by any director, officer, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders; (3) arising or asserting a claim arising pursuant to any provision of NRS Chapters 78 or 92A or any provision of the articles of incorporation or bylaws of the Corporation; (4) to interpret, apply, enforce or determine the validity of any provision of the articles of incorporation or bylaws of the Corporation; or (5) asserting a claim governed by the internal affairs doctrine.

Election to Not be Governed by Certain Provisions of Nevada Law	None.

At such time, if any, as Successor becomes a “resident domestic corporation” (as defined in the Nevada law), Successor shall not be subject to, or governed by, any of the provisions in NRS 78.411 to 78.444, inclusive, as amended from time to time, or any successor statutes. These sections which relate to restrictions on business combinations with interested stockholders

That the provisions of NRS 78.378 to 78.3793, inclusive, as amended from time to time, or any successor statutes, shall not apply to Successor or to any acquisition of any shares of the Successor’s capital stock. These sections relate to acquisitions of a controlling interest in Successor. See “Description of Successor Capital Stock.”

Amended and Restated Charter

Change of the Name of Alberton

The Proposed Amended and Restated Charter would change our name to “SolarMax Technology Holdings, Inc.”

Approval of Additional Amendments to Interim Charter in Connection with the Business Combination

The elimination of certain provisions related to our status as a blank check company is desirable because these provisions will serve no purpose following the Business Combination. For example, these proposed amendments remove the requirement to dissolve Alberton and allow it to continue as a corporate entity with perpetual existence following the Closing. Perpetual existence is the usual period of existence for corporations and Alberton’s board of directors believes it is the most appropriate period for Alberton following the Business Combination. In addition, certain other provisions in our Current Charter require that proceeds from Alberton’s IPO be held in the trust account until a business combination or liquidation of Alberton has occurred. These provisions cease to apply once the Business Combination is consummated.

Furthermore, we have included certain provisions that, in our opinion, are appropriate for a company such as the combined entity and in compliance with the Nevada Law. One such provision is the exclusive forum provision, which provides that unless we consent in writing to the selection of an alternative forum, to the fullest extent permitted by law, the state court located in the Clark County, Nevada will be the sole and exclusive forum for certain claims brought against us or on our behalf by our shareholders. This provision may not apply to suits brought to enforce any liability or duty created by the Securities Act, the Exchange Act or rules and regulations of the SEC thereunder. We believe this provision provides increased consistency in the application of the applicable laws, efficient administration of cases on a more expedited schedule relative to other forums and protection against the burdens of multi-forum litigation.

Vote Required for Approval

The approval of the Successor Charter Proposal (as it is in conjunction with the Closing) requires the affirmative vote of a majority of the votes cast in person or by proxy and entitled to vote thereon at the Alberton Special Meeting vote “FOR,” assuming that a quorum is present. Broker “non-votes” and abstentions will have no effect with respect to the approval of this proposal.

The Successor Charter Proposal is conditioned upon the approval of the Redomestication Proposal and Alberton Business Combination Proposal and completion of the Business Combination. Additionally, if the Successor Charter Proposal is not approved, or if the Business Combination is not approved, the Alberton Business Combination Proposal will have no effect (even if approved by the requisite vote of our shareholders at the Alberton Special Meeting or any adjournment or postponement thereof) and the Business Combination will not occur. Even if all approvals are obtained, if the Business Combination is not completed for any reason, the Successor Charter will not become effective.

Recommendation of the Board

ALBERTON BOARD UNANIMOUSLY RECOMMENDS THAT OUR SHAREHOLDERS VOTE “FOR” THE SUCCESSOR CHARTER PROPOSAL.

ALBERTON PROPOSAL 4:

INCENTIVE PLAN PROPOSAL

Overview

Pursuant to the Merger Agreement, we have agreed to approve and adopt a new equity incentive plan, referred to as the Incentive Plan, the effectiveness of which is subject to the approval by our shareholders, which this proposal seeks to solicit and subject to the Closing occurring.

Once the Incentive Plan goes effective, we will reserve for issuance under the plan (i) such number of shares of Successor Common Stock equal to the sum of (x) five percent (5.0%) of the aggregate number of shares of Successor common stock issued and outstanding immediately after the Closing (giving effect to the Redemption, the issuance of any shares issued in any private financing, and the cancelation of any shares of Successor common stock being cancelled pursuant to the Merger Agreement plus (y) such number of shares of Successor common stock as may be issuable pursuant to the Assumed Options.

In addition, the number of shares reserved for issuance under the Incentive Plan will increase automatically on January 1 of each of 2022 through 2026 by the greater of (i) 5% of the number of shares of Successor common stock then issued or issuable pursuant to the Incentive Plan or (ii) 5% of the number of shares of Successor common stock that were issued, including shares issued pursuant to the Incentive Plan and awards granted pursuant to the Incentive Plan, during the year ended on December 31 of the immediately preceding calendar year.

In addition, to the extent that Successor common stock subject to an outstanding option, share appreciation right, or awards granted under the Incentive Plan, are not issued or delivered by reason of (i) the expiration, termination, cancellation or certain other forfeiture of such award (except in certain circumstances upon settlement of certain tandem awards) or (ii) the settlement of such award in cash, then such Successor common stock shall again be available under the Incentive Plan. Furthermore, Successor common stock subject to an award under the Incentive Plan shall again be available for issuance under the Incentive Plan if such shares are (x) shares that were subject to an option or stock-settled share appreciation right and were not issued or delivered upon the net settlement or net exercise of such option or share appreciation right or (y) shares delivered to or withheld by Alberton to pay the purchase price or the withholding taxes related to an outstanding award.

Eligibility. The Incentive Plan provides for the grant of awards to our officers, other employees, non-employee directors, consultants, independent contractors, agents, and persons expected to become officers, other employees, non-employee directors, consultants, independent contractors and agents of Alberton and its subsidiaries as the committee administering the Incentive Plan in its sole discretion may select from time to time. We anticipate that the Incentive Plan will be administered by the Compensation Committee of the Board of Directors.

Administration. The Incentive Plan will be administered by a committee of independent directors, which we anticipate will be our Compensation Committee, which, in this plan description, we refer to as the plan administrator, except to the extent delegated in accordance with the Incentive Plan. The plan administrator determines the terms of all awards. Also, the plan administrator shall, subject to the terms of the Incentive Plan, interpret the Incentive Plan and the application thereof, establish rules and regulations it deems necessary or desirable for the administration of the Incentive Plan and may impose, incidental to the grant of an award, conditions with respect to the award, such as limiting competitive employment or other activities.

Types of Awards. The Incentive Plan allows for the grant of options, stock awards, share appreciation rights, cash-based awards, and performance awards.

Options. The plan administrator will be authorized to grant options to purchase Company Ordinary Shares that are either “incentive,” meaning they are intended to satisfy the requirements of Code Section 422 for incentive stock options, or “non-qualified,” meaning they are not intended to satisfy the requirements of Section 422 of the Code. Options granted under the Incentive Plan will be subject to the terms and conditions established by the plan administrator. Under the terms of the Incentive Plan, the exercise price of the options will be set forth in the applicable Award agreement. Options granted under the Incentive Plan will be subject to such terms, including the exercise price and the conditions and timing of exercise, as may be determined by the plan administrator and specified in the applicable award agreement. The maximum term of an option granted under the Incentive Plan will be 10 years from the date of grant (or five years in the case of a qualified option granted to a 10% shareholder). Incentive stock options will only be granted to employees who are United States residents.

Stock Appreciation Rights. The plan administrator will be authorized to award stock appreciation rights (or “SAR”s) under the Incentive Plan. SARs will be subject to the terms and conditions established by the plan administrator. A SAR is a contractual right that allows a participant to receive, either in the form of cash, shares or any combination of cash and shares, as set forth in the award, the appreciation, if any, in the value of a share over a certain period of time. An option granted under the Incentive Plan may include SARs and SARs may also be awarded to a participant independent of the grant of an option. SARs granted in connection with an Option shall be subject to terms similar to the option corresponding to such SARs. SARs shall be subject to terms established by the plan administrator and reflected in the award agreement.

Stock Awards. The plan administrator will be authorized to award Successor common stock under the Incentive Plan. The plan administrator will determine the terms of such stock awards. Stock awards are Successor common stock that generally are non-transferable and may be subject to other restrictions determined by the plan administrator for a specified period. Unless the plan administrator determines otherwise or specifies otherwise in an award agreement, if the participant terminates employment or services during the restricted period, then any unvested Restricted Stock unless the award expressly provides for vesting in the event that the termination is a result of the participant’s death or disability (as defined in the plan or in the award).

Restricted Stock Unit Awards. The plan administrator will be authorized to award restricted stock unit awards. The Plan Administrator will determine the terms of such restricted stock units. Unless the plan administrator determines otherwise or specifies otherwise in an Award agreement, if the participant terminates employment or services during the period of time over which all or a portion of the units are to be earned, then any unvested units will be forfeited.

Performance Awards. The plan administrator will be authorized to grant performance awards under the Incentive Plan. The method of determining the value of the performance award, performance measures and performance period shall be determined by the plan administrator and it can be settled in common stock of Successor or cash or a combination thereof. All of the terms relating to the satisfaction of performance measures and the termination of the performance period relating to a performance award, or any forfeiture and cancellation of such award (i) upon a termination of employment with or service to Alberton of the holder of such award, whether by reason of disability, retirement, death or any other reason, or (ii) during a paid or unpaid leave of absence, shall be determined by the plan administrator and set forth in the applicable award agreement.

Cash-Based Awards. The plan administrator may grant cash-based awards which shall be subject to the terms and conditions determined by the plan administrator and set forth in the applicable award agreement.

Award Agreements. All awards under the Incentive Plan will be evidenced by an award agreement which shall set forth the number of shares subject to the award and the terms and conditions of the award, which shall be consistent with the Incentive Plan.

Transferability. Unless the plan administrator provides otherwise, the Incentive Plan does not allow for the transfer of awards other than by will, the laws of descent and distribution or pursuant to beneficiary designation procedures approved by Alberton or, to the extent expressly permitted in the award agreement relating to such award, to the holder’s family members, a trust or entity established by the holder for estate planning purposes, a charitable organization designated by the holder or pursuant to a qualified domestic relations order, or to the participant’s legal representative in the event of a the participant’s incompetence, in each case, without consideration. Except to the extent permitted by the foregoing sentence or the award agreement relating to such award, each award may be exercised or settled during the holder’s lifetime only by the holder or the holder’s legal representative or similar person.

Changes in Capitalization. In the event there is a specified type of change in our capital structure that causes the per share value of the Successor Common Stock to change, such as a stock distribution, dividend or split, a reverse split or combination of shares or a recapitalization, or if required by applicable law, appropriate adjustments will be made to the terms of each outstanding award under the Incentive Plan, as applicable, and as to the number of shares subject to the Incentive Plan.

Change in Control Transactions. In the event of specified types of mergers or consolidations, a sale, lease, or other disposition of all or substantially all of our assets or a corporate transaction, the board of directors or the plan administrator, as constituted prior to the change in control, may, in its discretion (i) require that some or all outstanding options and share appreciation rights shall become exercisable in full or in part and the vesting periods applicable to some or all outstanding awards shall lapse in full or in part; (ii) require that shares of capital stock of the corporation resulting from or succeeding to the business of Alberton pursuant to such event of change in control, or a parent corporation thereof, be substituted for some or all of the Ordinary Shares subject to an outstanding award, with an appropriate and equitable adjustment to such award as determined by our board of directors; and (iii) require outstanding awards, in whole or in part, to be surrendered to Alberton by the holder, and to be immediately cancelled by Alberton, and to provide for the holder to receive a cash payment or securities (or a combination of both).

Amendment. The Incentive Plan will have a term of 10 years. The Successor’s Board may amend, suspend, or terminate the Incentive Plan at any time; however, shareholder approval to amend the Incentive Plan may be necessary if the law or the rules of the national exchange so requires, or the prohibition on repricing as set forth in the Incentive Plan. No amendment, suspension, or termination will impair the rights of any participant or recipient of any award without the consent of the participant or recipient.

Governing Law and Compliance with Law. The Incentive Plan and awards granted under it is governed by and construed in accordance with the Nevada law, without giving effect to principles of conflicts of laws. Shares will not be issued under an award unless the issuance is permitted by applicable law.

Foreign Employees. Without amending the Incentive Plan, the plan administrator may grant awards to eligible persons who are foreign nationals and/or reside outside of the United States on such terms and conditions different from those specified in the Incentive Plan as the plan administrator consider necessary or desirable to foster and promote achievement of the purposes of the Incentive Plan. The plan administrator may make such modifications, amendments, procedures, subplans, and the like as may be necessary or advisable to comply with provisions of laws in other countries or jurisdictions in which Alberton or its subsidiaries operates or has employees.

Alberton had no incentive plan approved. SolarMax’ incentive plan is described under “Management of SolarMax – Long Term Incentive Plan.”

As of the date of this prospectus, there are outstanding options to purchase 10,826,189 shares of common stock at an average exercise price of $2.95.

Assumed Options

Pursuant to the Merger Agreement, at the Closing, each outstanding SolarMax option (whether vested or unvested) shall be assumed by the combined entity and automatically converted into an option to purchase Common Stock (each, an “Assumed Option”). Each Assumed Option will be subject to the terms and conditions set forth in Incentive Plan as described in the Incentive Plan Proposal below, and shall (i) constitute the right to acquire a number of Company Ordinary Shares equal to (as rounded up to the nearest whole number) the product of (A) the Consideration Shares divided by the aggregate number of SolarMax common stock outstanding immediately prior to the effective time of the Merger (the “Per Share Merger Consideration”), multiplied by (B) the number of Company Ordinary Shares subject to the unexercised portion of such SolarMax option, (ii) be subject to the same vesting schedule as the applicable SolarMax option, and (iii) have an exercise price per share equal to (as rounded up to the nearest whole cent) the quotient of (A) the exercise price per share of such SolarMax option prior to its assumption, divided by Exchange Ratio, which is the number of shares of Successor common stock issuable with respect to one share of SolarMax common stock.

As of the date of this prospectus, there are outstanding options to purchase a total of 10,826,189 shares of SolarMax common stock at an average exercise price of $2.95 per share, of which options to purchase 336,000 shares have an exercise price of $2.08 and options to purchase 10,490,189 have an exercise price of $2.98. Based on the Redemption Price of $10.77 at November 30, 2020, the conversion rate is 0.41396 shares of Successor common stock for each share of SolarMax common stock. These options, which are the Assumed Options, would become options to purchase a total 4,481,658 shares of Successor common stock at an average exercise price of $7.13, with options to purchase 139,091 shares having an exercise price of $5.03 and options to purchase 4,342,567 shares having an exercise price of $7.20. To the extent that the Redemption Price is greater than $10.77, which is likely to be the case, the conversion price would decrease and the exercise price would increase.

Following the effectiveness of the Merger, Successor plans to file a Form S-8 to cover the shares issuable pursuant to the Incentive Plan, although the initial filing may cover the issuance of common stock to employees and consultants who are not directors, executive officers or affiliates of Successor.

The following table sets forth information as to the outstanding stock options held by SolarMax’ officers, directors, 5% stockholders and all other option holders:

	SolarMax Shares Subject to Option			Successor Shares Subject to Option[1]
Option Holder	Shares	Exercise Price		Shares	Exercise Price
David Hsu	2,402,946	$2.98		994,724	$7.20
Simon Yuan	2,135,952	$2.98		884,199	$7.20
Ching Liu	1,779,960	$2.98		736,833	$7.20
Stephen Brown	336,000	$2.98		139,091	$7.20
All other employees and consultants	4,171,331	$2.902	[2]	1,726,811	$7.032	[2]
Total	10,826,189	$2.952	[2]	4,481,658	$7.132	[1]

[1]	These number of shares is based on a Redemption Price of $10.77 per share at November 30, 2020. To the extent that the Redemption Price is higher, the number of shares subject to the Successor options will be lower and the exercise price will be higher.
[2]	These numbers represent the average exercise price.

U.S. Federal Income Tax Consequences

The following is a summary of the general federal income tax consequences relating to the grant and exercise of awards under the Incentive Plan and the subsequent sale of our ordinary shares that will be acquired under the Incentive Plan. The tax effect of exercising awards may vary depending upon the particular circumstances, and the income tax laws and regulations change frequently. This summary is general in nature, does not discuss state, local or non-U.S. tax consequences and does not purport to be a complete statement of all federal income tax consequences.

Nonqualified Stock Options. There will be no federal income tax consequences to a participant or to us upon the grant of a nonqualified stock option. When the participant exercises a nonqualified option, he or she will recognize ordinary income (and subject to tax withholding) in an amount equal to the excess of the fair market value of the shares of common stock issued upon exercise of the option on the date of exercise over the exercise price, and we will be allowed a corresponding tax deduction, subject to any applicable limitations under Code Section 162(m). Any gain that a participant realizes when the participant later sells or disposes of the option shares will be short-term or long-term capital gain, depending on how long the participant held the shares.

Incentive Stock Options. Neither the grant nor the exercise of an incentive stock option will result in taxable income to a participant for regular federal income tax purposes. If the participant holds the option shares for the required holding period of at least two years after the date the option was granted and one year after the exercise of the option, the difference between the exercise price and the amount realized upon sale or disposition of the option shares will be long-term capital gain or loss, and we will not be entitled to a federal income tax deduction. If the participant disposes of the option shares in a sale, exchange, or other disqualifying disposition before the required holding period ends, the participant will recognize taxable ordinary income (and subject to tax withholding with respect to an employee) in an amount equal to the difference between the exercise price and the lesser of the fair market value of the shares on the date of exercise or the disposition price, and we will be allowed a federal income tax deduction equal to such amount, subject to any applicable limitations under Code Section 162(m). Any amount received by the participant in excess of the fair market value on the exercise date will be taxed to the participant as capital gain, and we will receive no corresponding deduction. While the exercise of an incentive stock option does not result in current taxable income, the excess of the fair market value of the option shares at the time of exercise over the exercise price will count as income that could subject a participant to alternative minimum tax in the year of exercise.

Stock Appreciation Rights. The participant will not recognize income, and we will not be allowed a tax deduction, at the time a stock appreciation right is granted. When the participant exercises the stock appreciation right, the cash or fair market value of any of our ordinary shares received will be taxable to the participant as ordinary income (and may be subject to tax withholding with respect to an employee), and we will be allowed a federal income tax deduction equal to such amount, subject to any applicable limitations under Code Section 162(m).

Stock Grant. Unless a participant makes an election to accelerate recognition of income to the grant date as described below, the participant will not recognize income, and we will not be allowed a compensation tax deduction, at the time stock is granted if the grant is subject to restrictions. When the restrictions lapse, the participant will recognize ordinary income (and subject to tax withholding) equal to the fair market value of the ordinary shares as of that date, less any amount paid for the stock, and we will be allowed a corresponding tax deduction, subject to any applicable limitations under Code Section 162(m). If the participant files a valid election under Code Section 83(b) within 30 days after the grant date, the participant will recognize ordinary income as of the grant date equal to the fair market value of the stock as of that date, less any amount paid for the stock, and we will be allowed a corresponding compensation tax deduction at that time, subject to any applicable limitations under Code Section 162(m). Any future appreciation in the stock will be taxable to the participant at capital gains rates. If the stock grant is not subject to restrictions and vests immediately, the participant will recognize ordinary income as of the grant date equal to the fair market value of the stock as of that date, less any amount paid for the stock, and we will be allowed a corresponding compensation tax deduction at that time, subject to any applicable limitations under Code Section 162(m).

Restricted Stock Units, Performance Awards, and Incentive Bonus Awards. A participant will not recognize income, and we will not be allowed a compensation tax deduction, at the time a restricted stock unit, performance award, or incentive bonus award is granted. When a participant receives payment under a restricted stock unit, performance award, or incentive bonus award, the amount of cash received and the fair market value of any shares of stock received will be ordinary income to the participant (and may be subject to tax withholding), and we will be allowed a corresponding compensation tax deduction at that time, subject to any applicable limitations under Code Section 162(m).

Section 162(m). In general, Section 162(m) of the Code denies a publicly held corporation a deduction for U.S. federal income tax purposes for compensation in excess of $1,000,000 per year per person to its principal executive officer and the three other officers (other than the principal executive officer and principal financial officer) whose compensation is disclosed in its proxy statement/prospectus as a result of their total compensation, subject to certain exceptions. The Incentive Plan is intended to satisfy an exception with respect to grants of options to covered employees. In addition, the Incentive Plan is designed to permit certain awards of options, stock appreciation right, restricted stock, restricted stock units, cash bonus awards, and other awards to be awarded as performance compensation awards intended to qualify under the “performance-based compensation”

Section 409A. The Incentive Plan and all awards granted hereunder are intended to comply with, or otherwise be exempt from, the requirements of Section 409A of the Code. Section 409A generally provides that unless certain requirements are met, amounts deferred under a nonqualified deferred compensation plan for all taxable years are currently includible in gross income to the extent not subject to a substantial risk of forfeiture and not previously included in gross income. The Incentive Plan and all awards granted under this Incentive Plan shall be administered, interpreted, and construed in a manner consistent with Section 409A of the Code to the extent necessary to avoid the imposition of additional taxes under Section 409A(a)(1)(B) of the Code. Notwithstanding anything in the Incentive Plan to the contrary, in no event shall the plan administrator exercise its discretion to accelerate the payment or settlement of an award where such payment or settlement constitutes deferred compensation within the meaning of Section 409A of the Code unless, and solely to the extent that, such accelerated payment or settlement is permissible under Section 1.409A-3(j)(4) of the Treasury Regulations. If a participant is a “specified employee” (within the meaning of Section 1.409A-1(i) of the Treasury Regulations) at any time during the 12-month period ending on the date of his termination of employment, and any award hereunder subject to the requirements of Section 409A of the Code is to be satisfied on account of the participant’s termination of employment, satisfaction of such award shall be suspended until the date that is six months after the date of such termination of employment.

Tax Withholding. As and when appropriate, we shall have the right to require each optionee purchasing ordinary shares and each grantee receiving an award of ordinary shares under the Incentive Plan to pay applicable income and withholding taxes.

Option Grants and Stock Awards

The grant of options and other awards under the Incentive Plan is discretionary, and we cannot determine now the specific number or type of options or awards to be granted in the future to any particular person or group. Any such grants of options or other awards will be made in the sole discretion of the plan administrator in such amounts and to such persons as it deems appropriate.

Assuming the Incentive Plan Proposal is approved at the Alberton Special Meeting and the Business Combination is consummated, we intend to grant, following the Closing, stock options, restricted stock units, and/or restricted stock under the Incentive Plan to our directors, executive officers, and certain other employees. No determination has been made to date with respect to specific grants. Any such grants will be made by the plan administrator, which will initially be the Compensation Committee, as it is constituted upon the Closing.

Vote Required

The approval of the Incentive Plan Proposal and the Incentive Plan requires the affirmative vote of a majority of the votes cast in person or by proxy and entitled to vote thereon at the Alberton Special Meeting vote “FOR,” assuming that a quorum is present. Broker “non-votes” and abstentions will have no effect with respect to the approval of this proposal.

Recommendation of the Board

ALBERTON BOARD UNANIMOUSLY RECOMMENDS THAT OUR SHAREHOLDERS VOTE “FOR” APPROVAL OF THE INCENTIVE PLAN PROPOSAL.

ALBERTON PROPOSAL 5:

THE SHARE ISSUANCE PROPOSAL

Overview

At the Alberton Special Meeting, Alberton will ask its shareholders to vote upon and approve, for purposes of complying with applicable Nasdaq listing rules, the issuance of securities that exceed 20% of Alberton’s issued and outstanding ordinary shares.

Nasdaq Listing Rule 5635(a) requires stockholder approval where, among other things, the issuance of securities in a transaction exceeds 20% of the number of shares of common stock or the voting power outstanding before the transaction. Alberton currently has 4,615,238 ordinary shares outstanding.

In connection with the Business Combination, Alberton may issue additional shares of common stock (i) issuable to stockholders of SolarMax as Merger Consideration pursuant to the Merger Agreement, (ii) issuable upon conversion of any SolarMax convertible notes outstanding at the Effective Time and any SolarMax convertible notes which may be issued subsequent to the Effective Time to former limited partners of CEF and CEF II in respect of loans made by CEF and CEF II to subsidiaries of SolarMax, (iii) issuable upon exercise or conversion of Alberton warrants issued to the Alberton public shareholders in connection with the April 2020 Extension, and (iv) issued or issuable in one or more private placements subsequent to the date of the Merger Agreement, including shares issuable upon convertible securities issued in connection with such private placements.

Since the issuance of securities mentioned above will exceed 20% of Alberton’s currently outstanding shares of common stock, Alberton is required to obtain approval of its shareholders under Nasdaq Listing Rule 5635(a).

Vote Required

The approval of the Share Issuance Proposal requires the affirmative vote of a majority of the votes cast in person or by proxy and entitled to vote thereon at the Alberton Special Meeting vote “FOR,” assuming that a quorum is present. Broker “non-votes” and abstentions will have no effect with respect to the approval of this proposal.

The Share Issuance Proposal will not be submitted if the Redomestication Proposal or the Alberton Business Combination Proposal is not approved. Approval of the Share Issuance Proposal may be necessary to enable Alberton to meet its obligations under the Merger Agreement.

Recommendation of the Board

THE ALBERTON BOARD UNANIMOUSLY RECOMMENDS THAT Alberton SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE share issuance PROPOSAL.

ALBERTON PROPOSAL 6:

DIRECTOR ELECTION PROPOSAL

Overview

Pursuant to the Merger Agreement, Alberton and SolarMax shall take all necessary action, including causing the directors of the Alberton to resign, so that effective as of the Closing, the Successor’s s board of directors will consist of those individuals who are directors of SolarMax on the Closing Date plus one individual to be designated by Alberton who shall meet the Nasdaq requirement for an independent director and shall be acceptable to the Company. The Successor shall not have any obligation to include such designee as a designee for election at the next annual meeting following the Closing Date, it being understood that the Successor’s nominees for directors shall be recommended by the Nominating Committee of the Board of Directors. At or prior to the Closing, each Director will enter into a customary director indemnification agreement.

Alberton is proposing the election by shareholders of the following seven individuals, who will take office immediately following the Closing and who will constitute all the members of the board of directors of the Successor:

Pursuant to the Merger Agreement, the Successor’s board of directors shall consist of the six present SolarMax directors and one director designated by Alberton. Alberton has nominated [●] to serve on the board of directors of the Successor. Each director serves for a term of one year until the next annual meeting of stockholders and until his or her successor is elected and qualified.

If the director election is approved, David Hsu, Simon Yuan, Wei Yuan Chen, Jinxi Lin, Wen-Ching (Stephen) Yang, Ph.D., Lei Zhang, Ph.D. and Lei (Stacy) Zhang will constitute the Successor’s board of directors.

Set forth below is information concerning directors and executive officers of Successor upon completion of the Merger.

Name	Age
David Hsu	57	Chief executive officer and director
Stephen Brown	61	Chief financial officer
Simon Yuan	66	Director
Wei Yuan Chen	61	Director
Jinxi Lin	61	Director
Wen-Ching (Stephen) Yang, Ph.D.	58	Director
Lei Zhang, Ph.D.	37	Director
Lei (Stacy) Zhang	38	Director

David Hsu, together with Simon Yuan and Ching Liu, who was formerly an executive officer and director and is a 5% stockholder, are SolarMax’ founders. Mr. Hsu has served as SolarMax’ chief executive officer and a director since its organization in February 2008. Mr. Hsu has more than 20 years of experience in sales, international business development and management in the automotive and energy industries. Before starting SolarMax in 2008, Mr. Hsu served as a consultant to China Sunergy a leading photovoltaic panel manufacturer and solar energy company. Mr. Hsu received a bachelor’s degree in electrical engineering from Shanghai Jiao Tong University School of Engineering. Mr. Hsu’s solar energy industry experience and his relationships with industry experts qualify him to serve as a director.

Stephen Brown has served as SolarMax’ chief financial officer since May 2017. From 2013 until April 2017, he was chief financial officer of STAAR Surgical Company. Mr. Brown was vice president, global finance of Bausch & Lomb from 2008 until 2013 and chief financial officer of Hoya Surgical Optics from 2007 to 2008. He served in various capacities over a 13-year period with Johnson & Johnson including chief financial officer of the Advanced Sterilization Products division. His 35-year business career also includes the founding of Degree Baby Products, a privately held company that was sold after six years of operations to Johnson & Johnson. Mr. Brown holds a M.B.A. degree from University of California, Los Angeles Anderson School of Management and earned a B.A degree in Business Administration from California State University, Fullerton.

Simon Yuan, one of SolarMax’ founders, served as a director since February 2008 and chief financial officer from February 2008 until May 2017. In 1989, Mr. Yuan founded Simon & Edward, LLP, a PCAOB registered public accounting firm of which he has been managing partner since its founding. Prior to founding Simon & Edward, Mr. Yuan was employed by Wells Fargo Bank as a senior internal auditor and by the State of California as a tax auditor. Mr. Yuan was also a supervising senior auditor with the international accounting firm of Moore Stephens. Mr. Yuan’s professional experience encompasses more than 30 years of public accounting, with expertise in a broad range of business accounting and auditing, and international taxation, estate planning, business merger and acquisition, and general business consulting. Mr. Yuan is an active leader, officer and participant of many professional and charitable organizations. He is a director of the Sino-American Certified Public Accountants Association and also served as its president in 1998. Mr. Yuan received a Masters of Accountancy from Ohio State University. Mr. Yuan’s accounting and business background qualify him to serve as a director.

Wei Yuan Chen has served as a director since April 2010. Mr. Chen, who is semi-retired, was the chief designer and director for Xing Rong Project Management Company, Shanghai, China, a position he held from 1990 to 2010. In 2002, Mr. Chen received the “Design and Build” of the year award for designing the headquarters of Applied Material, Shanghai, China. Mr. Chen earned his bachelor degree from Tsinghua University. Mr. Chen brings to us his project management knowledge and 20 years of experience of implementation and integration of renewable sources into his architectural designs.

Jinxi Lin has served as a director since 2014. Mr. Lin serves as the chairman of AMD, a publicly traded solar panel manufacturer in Asia and the Middle East and one of our major stockholders. Mr. Lin founded AMD in 2006 and has served as its chairman since its formation. Mr. Lin received his undergraduate degree in business administration from Northwest Polytechnic University. Mr. Lin’s background and his familiarity with the solar industry in China qualify him to serve as a director.

Dr. Wen-Ching (Stephen) Yang has been a director since December 2020. Dr. Yang is the founder of Grand Trust International Law Offices and has been the partner-in-charge since 2008. He has also been the chief executive officer of Taoyuan Enterprise Chamber since 2016. Dr. Yang received his bachelor and master degrees from National Taiwan University and his PhD in economics in law from the law school at Peking University. Dr. Yang was also a research fellow at the John F. Kennedy School of Government at Harvard University. Dr. Yang’s background in economics qualify him as a director.

Dr. Lei Zhang, has been a director since December 2020. She has been associate professor, which is a tenured position, in the Department of Mechanical Engineering at the University of Alaska, Fairbanks since July 2018, having been an assistant professor in that department from August 2013 to June 2018. She is co-author of a number of annual books on energy technology and is co-author of a number of articles in her field in peer reviewed journals. Dr. Zhang received her B.Eng. and M.S. in Material Science and Engineering from China University of Mining & Technology, Beijing, and her Ph.D. from Michigan Technological University. Dr. Zhang’s knowledge of the energy industry qualify her as a director.

Lei (Stacy) Zhang is the designee of the Alberton board of directors. Ms. Zhang has been the chief executive officer of Multipoint Resource Management Corp. since June 2014. She joined Multipoint Resource Management Corp. in 2014 through its acquisition of Stone Computer Inc., where she has served as an executive director since October 2010. From October 2012 until May 2014, she served in various capacities with Guizhou Yangyang Mining Investment Co., Ltd. including department manager and vice president. She worked as a director of the international trade department of Guizhou Guochuang Energy Holding Group Co., Ltd. from 2011 to 2012. She was an assistant manager and international trade specialist of Jiangsu Jinfeida Clothing Co., Ltd. from July 2004 to May 2011. Additionally, Ms. Zhang has served as an independent director of the China-U.S. Cultural Exchange Foundation since March 2018 and was named as “The Most Attractive Female Entrepreneur of the Year” by the China-U.S. Cultural Exchange Foundation In December 2016. In February 2018, she was named as the “Innovator of the Year” by the Hurun Report’s Annual Conference in Los Angles, U.S. Ms. Zhang receives a bachelor’s degree in Economics in Nantong University, China.

There are no family relationships among any of the Successor’s directors and executive officers. Dr. Lei Zhang and Lei (Stacy) Zhang are not related.

There are no arrangements or understandings between the persons described above and any other person pursuant to which the person was selected to his or her office or position.

Under the Successor’s by-laws, the number of directors which shall constitute the whole Board of Directors shall be not less than one and not more than nine, with the number of the directors to be determined solely in the discretion of the Board of Directors.

Under Nevada law, any director or one or more of the incumbent directors may be removed as a director only by the vote of stockholders representing not less than two-thirds of the voting power of the issued and outstanding stock entitled to vote, and the articles of incorporation may provide for a percentage greater than two-thirds. The Alberton Amended Charter does not provide for any change to the statutory requirement.

If the Alberton Business Combination Proposal is not approved, the Director Election Proposal will not be presented at the meeting. The appointments of directors resulting from the election will only become effective if the Alberton Business Combination is consummated.

The Alberton Board knows of no reason why any of the nominees will be unavailable or decline to serve as a director. The information presented below is as of the Alberton Record Date and is based in part on information furnished by the nominees and in part from the Successor’s and SolarMax’ records.

Director Independence

We believe that four of our proposed directors, Mr. Chen, Dr. Yang, Dr. Zhang and Ms. Lei (Stacy) Zhang, are independent directors using the Nasdaq definition of independence.

Committee Appointments

There will be three standing committees of the board of directors of the Successor: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. It is expected that the following appointments will be made:

Audit Committee: [●];

Compensation Committee: [●]; and

Nominating and Corporate Governance Committee: [●].

All the committee members are “independent” under the listing standards of Nasdaq. Dr. Yang is also a “financial expert” under the listing requirements of Nasdaq.

Vote Required for Approval

This Director Election Proposal (as it is in conjunction with the Closing) requires the affirmative vote of a majority of the votes cast in person or by proxy and entitled to vote thereon at the Alberton Special Meeting vote “FOR,” assuming that a quorum is present. Broker “non-votes” and abstentions will have no effect with respect to the approval of this proposal.

The Director Election Proposal is conditioned upon the approval of the Alberton Business Combination Proposal and completion of the Business Combination. Additionally, if the Director Election Proposal is not approved, unless waived by SolarMax, the Business Combination Proposal will have no effect (even if approved by the requisite vote of our shareholders at the Alberton Special Meeting or any adjournment or postponement thereof) and the Business Combination will not occur.

Recommendation of the Board

ALBERTON BOARD UNANIMOUSLY RECOMMENDS THAT OUR SHAREHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE THREE NOMINEES TO THE BOARD OF DIRECTORS.

ALBERTON PROPOSAL 7:

THE ALBERTON ADJOURNMENT PROPOSAL

The Adjournment Proposal, if presented, will direct the Chairman of the Alberton Special Meeting to use his powers under our Current Charter to adjourn the Alberton Special Meeting to a later date or dates to permit further solicitation of proxies. The Adjournment Proposal will only be presented to our shareholders in the event, based on the tabulated votes, there are not sufficient votes at the time of the Alberton Special Meeting to approve the Redomestication Proposal, the Alberton Business Combination Proposal, the Successor Charter Proposal, the Incentive Plan Proposal, the Share Issuance Proposal or the Director Election Proposal. The Adjournment Proposal does not require the approval of any other proposal to be effective.

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved by our shareholders, and the Chairman of the Alberton Special Meeting will have no obligation to exercise his discretion to adjourn the meeting to a later date in the event, based on the tabulated votes, there are not sufficient votes at the time of the Alberton Special Meeting to approve the Redomestication Proposal, the Alberton Business Combination Proposal, the Successor Charter Proposal, the Incentive Plan Proposal, the Share Issuance Proposal and the Director Election Proposal (albeit that the Chairman may still exercise that discretion if he wishes). It is important for you to note that in the event that the Redomestication Proposal, the Alberton Business Combination Proposal, the Successor Charter Proposal, the Incentive Plan Proposal, the Share Issuance Proposal and the Director Election Proposal do not receive the requisite vote for approval, then we will not consummate the Business Combination. If we do not consummate the Business Combination and fail to complete an initial business by April 26, 2021, we will be required to dissolve and liquidate our trust account by returning the then remaining funds in such account to the public shareholders.

Vote Required for Approval

Adoption of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast in person or by proxy and entitled to vote thereon at the Alberton Special Meeting vote “FOR,” assuming that a quorum is present. Broker “non-votes” and abstentions will have no effect with respect to the approval of this proposal.

Recommendation of the Board

ALBERTON UNANIMOUSLY RECOMMENDS THAT OUR SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

THE SOLARMAX SPECIAL MEETING

General

SolarMax is furnishing this joint proxy statement/prospectus to SolarMax’ stockholders as part of the solicitation of proxies by SolarMax’ board of directors for use at the SolarMax Special Meeting to be held on [●], 2021 and at any adjournment or postponement thereof. This joint proxy statement/prospectus is first being furnished to SolarMax’ stockholders on or about [●], 2021 in connection with the vote on the proposals described in this joint proxy statement/prospectus. This joint proxy statement/prospectus provides SolarMax’ stockholders with information they need to know to be able to vote or instruct their vote to be cast at the SolarMax Special Meeting.

Date, Time and Place

The SolarMax Special Meeting will be held at 7:00 a.m. Pacific Time, on [●], 2021 at the offices of SolarMax located at 3080 12th Street, Riverside, California 92507. In lieu of a meeting of its stockholders, SolarMax reserves the right to solicit consents from its stockholders in accordance with Nevada law and SolarMax’ organizational documents.

Purpose of the SolarMax Special Meeting

At the SolarMax Special Meeting, SolarMax is asking holders of SolarMax common stock:

●	to consider and vote upon a proposal to approve and adopt the Merger Agreement, as may be amended or supplemented by time to time, which, among other things, provides for the merger of Merger Sub into SolarMax with SolarMax becoming a wholly-owned subsidiary of Alberton and in connection with which the holders of SolarMax common stock, which is the only class of SolarMax capital stock outstanding, which proposal we refer to as the SolarMax Business Combination Proposal;

●	to consider and vote upon a proposal to adjourn the SolarMax Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if it is determined by SolarMax that more time is necessary or appropriate to consummate the Business Combination and/or the Preferred Stock Conversion, which proposal we refer to as the SolarMax Adjournment Proposal

Recommendation of SolarMax Board of Directors

SolarMax’ board of directors has determined that the SolarMax Business Combination Proposal and the SolarMax Adjournment Proposal, if presented, are in the best interests of SolarMax and its stockholders; has approved the SolarMax Business Combination Proposal and the SolarMax Adjournment Proposal; and recommends that stockholders vote “FOR” the SolarMax Business Combination Proposal and “FOR” the SolarMax Adjournment Proposal, in each case, if presented to the SolarMax Special Meeting.

The existence of any financial and personal interests of one or more of SolarMax’ directors may be argued to result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of SolarMax and its stockholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that stockholders vote for the proposals. See the section entitled “SolarMax Business Combination Proposal — Interests of SolarMax’ Directors and Officers in the Business Combination” for a further discussion of this.

Record Date; Who is Entitled to Vote

SolarMax has fixed the close of business on [●], 2021, as the SolarMax Record Date for determining SolarMax stockholders entitled to notice of and to attend and vote at the SolarMax Special Meeting.

As of the close of business on the SolarMax Record Date, there were 67,289,358 shares of common stock outstanding and entitled to vote. This number includes 445,200 shares issued as restricted shares that are not treated as outstanding shares for accounting purposes but are entitled to vote.

Quorum

A quorum of SolarMax stockholders is necessary to hold a valid meeting. The presence, in person or by proxy, of one-third of the votes which could be cast by the holders of all shares of common stock entitled to vote at the meeting constitutes a quorum at the SolarMax Special Meeting. Since under Nevada law, the SolarMax Business Combination Proposal requires the approval of a majority of the shares of common stock entitled to vote, the SolarMax Business Combination Proposal cannot be approved unless a majority of the voting shares of common stock vote, in person or by proxy, in favor of the SolarMax Business Combination at the SolarMax Special Meeting.

Abstentions

Proxies that are marked “abstain” will be treated as shares present for purposes of determining the presence of a quorum on all matters. They will not be treated as shares voted on the matter but will have the effect of a vote against the matter.

Vote Required for Approval

The SolarMax Proposals presented at the SolarMax Special Meeting require the following approvals:

●	the SolarMax Business Combination Proposal requires the approval of a majority of shares of common stock entitled to vote;

●	the SolarMax Adjournment Proposal requires the approval of a majority of the votes cast provided that there is a quorum.

In each case, abstentions, while considered present for the purposes of establishing a quorum, will not count as a vote cast at the SolarMax Special Meeting.

Voting Your Shares

Each share of SolarMax common stock that you own in your name as of the Record Date entitles you one vote.

There are two ways to vote your shares of SolarMax common stock at the SolarMax Special Meeting:

●	You Can Vote By Signing and Returning the Enclosed Proxy Card. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by SolarMax’ board “FOR” the SolarMax Business Combination Proposal and “FOR” the SolarMax Adjournment Proposal, in each case, if presented at the SolarMax Special Meeting. Votes received after a matter has been voted upon at the SolarMax Special Meeting will not be counted.

●	You Can Attend the SolarMax Special Meeting and Vote in Person or by Proxy. You will receive a ballot when you arrive.

Revoking Your Proxy

If you are a SolarMax stockholder and you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

●	you may send another proxy card with a later date;

●	you may notify SolarMax in writing at 3080 12th Street, Riverside, California 92507, Attention: Stephen Brown, Chief Financial Officer before the SolarMax Special Meeting that you have revoked your proxy; or

●	you may attend the SolarMax Special Meeting, revoke your proxy and vote in person or by Proxy, as indicated above.

How do I vote my shares if I want to send in a proxy.

In order to vote your shares by proxy, you need to complete the proxy card which is being sent to you along with this proxy statement/prospectus. You need to sign your name in the same manner as your name is shown on the proxy card. If the shares are held in joint name, both holders must sign the proxy. If the shares are held by a corporation, partnership, limited liability company, trust or other entity, the proxy needs to be signed by an authorized signatory for the entity.

How can I deliver my proxy?

You may delivery your proxy to vote your shares in any of the following manners:

●	you may mail the proxy in the enclosed, preaddressed envelope, which requires no postage if mailed in the United States;

●	you may mail the proxy, with postage prepaid, to SolarMax, 3080 12th Street, Riverside, California 92507, Attention: Stephen Brown, Chief Financial Officer

●	you may send a PDF of your signed proxy by email to sbrown@solarmaxtech.com

●	you may fax your signed proxy to SolarMax at (951) 530-5840

Who Can Answer Your Questions About Voting Your Shares?

If you have any questions about how to vote or direct a vote in respect of your shares of SolarMax capital stock, you may contact SolarMax at 3080 12th Street, Riverside, California 92507, Attention: Stephen Brown, CFO, or by email to sbrown@solarmaxtech.com.

Appraisal Rights

SolarMax stockholders do not have appraisal rights with respect to the Business Combination.

Proxy Solicitation Costs

SolarMax is soliciting proxies on behalf of its board of directors. This solicitation is being made by mail but also may be made by telephone or in person. SolarMax and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. SolarMax will bear the cost of the solicitation.

SOLARMAX BUSINESS COMBINATION PROPOSAL

We are asking SolarMax stockholders to approve and adopt the Merger Agreement and the transactions contemplated thereby. SolarMax stockholders should read carefully this joint proxy statement/prospectus in its entirety for more detailed information concerning the Merger Agreement, including the one amendment, which are attached as Annexes A and A-1 to this joint proxy statement/prospectus.

Pursuant to the Merger Agreement, as consideration for the Merger, SolarMax stockholders immediately prior to the Effective Time collectively will receive from Alberton, in the aggregate, a number of shares of Alberton common stock equal to: (i) $300,000,000, divided by (ii) the Redemption Price. The Redemption Price is the price paid or payable by Alberton to stockholders exercising their right to have their public shares redeemed. Pursuant to the Merger Agreement, at the Closing, each outstanding SolarMax option (whether vested or unvested) shall be assumed by the combined entity and automatically converted into an option to purchase Common Stock of Successor. Each Assumed Option will be subject to the terms and conditions set forth in Incentive Plan as described under “Alberton Proposal 4: The Incentive Plan Proposal.” SolarMax has outstanding as of the date of this proxy statement/prospectus, convertible notes in the principal amount of $18.1 million at a conversion price equal to 80% of SolarMax’ proposed initial public offering price. Since SolarMax did not complete a public offering,, SolarMax has determined that the initial public offering price will be the price at which SolarMax’ common stock is valued in the Merger, which will be the Redemption Price and the conversion price of the convertible notes will become convertible at a conversion price of 80% of the Redemption Price. Based on a Redemption Price of $10.77 at November 30, 2020 and a conversion price of the convertible notes would be $8.616 per share. The number of shares to be issued to the SolarMax stockholders and the conversion price of the convertible notes are based on the Redemption Price at the Effective Time of the Merger, which is likely to be greater than $10.77, with the result that the Conversion Rate will be less than 0.41396, which will reduce the number of shares of Alberton common stock to be issued to the SolarMax stockholders and will increase the conversion price of the convertible notes.

The terms of, and other aspects of the Merger Agreement and the business combination are described in detail in the other sections in this joint proxy statement/prospectus. SolarMax stockholders are urged to read carefully the Merger Agreement in its entirety before voting on this proposal.

SolarMax’ Board of Directors’ Reasons for the Business Combination

The board of directors of SolarMax approved the Merger Agreement and the transactions contemplated thereby and determined the business combination, on the terms and conditions set forth in the Merger Agreement and other related documents, is advisable and fair to and in the best interests of, SolarMax’ stockholders. The reasons for its determination include the following, among others, not listed in any relative order of importance:

●	Merging with Alberton offers SolarMax a route to the public markets. SolarMax had filed a registration statement with the SEC but was unable to complete the offering, in large part because of the COVID 19 pandemic and steps taken by the State of California and China to address the pandemic. The Business Combination could create a path to liquidity for SolarMax stockholders in the public market and a public currency SolarMax can potentially use for inorganic growth via mergers and acquisitions to supplement its core organic growth initiatives.

●	Merging with Alberton addresses SolarMax’ immediate financing needs, assuming that there is sufficient funds available, either in Trust Fund or through a private placement. At September 30, 2020, the date of the most recent financial statements when the directors approved the Merger Agreement, SolarMax had a deficiency in stockholders’ equity of approximately $7.9 million, which deficiency will increase between September 30, 2020 and the closing date. The Nasdaq listing requirements include a $4.0 million stockholders’ equity. In order to meet this Nasdaq listing requirement, Alberton will require funds, in addition to the amount of closing expenses, of at least $12.5 million, which would be available for SolarMax after the closing. Based on discussions between SolarMax’ management and with Alberton’s management, the board believed that Alberton would be able to raise the necessary funding to the extent that Alberton’s public shareholders elect to have their public shares redeemed.

●	The transaction, including the Nasdaq listing, which was an important consideration in approving the merger, would also provide a path for SolarMax to raise funds in the equity market.

●	SolarMax has significant debt to two limited partnerships that are related parties. SolarMax has issued its convertible notes to the limited partners who invested in the limited partnerships pursuant to the United States’ EB-5 program. As the limited partners receive their green cards, they may demand payment of their limited partnership interest. SolarMax has issued its 4% convertible notes in respect of limited partnership interests. As of the date of this proxy statement/prospectus, notes to the limited partnership in the principal amount of $32.0 million were outstanding. The board believes that, with a Nasdaq listed stock, the convertible notes could be a more attractive alternative than the convertible note of a private company that may or may not complete a public offering.

●	With a valuation of the outstanding SolarMax common stock of $300 million, the transaction is structured to be attractive to SolarMax stockholders relative to past financings in the private markets.

●	The commitment of the Alberton to satisfy all deferred underwriting fees and expenses, including deferred fee and other obligations arising from Alberton’s initial public offering, and all notes that are outstanding as of September 3, 2020 by delivery of outstanding sponsor was a major consideration since it reduced the financing required and, to the extent that Successor does not have to satisfy these obligations by cash, there would be more cash at the closing without additional dilution which would be necessary if additional cash had to be raised to pay these obligations. Further, to the extent that Alberton would be required to raise funds through the issuance of equity securities, the percentage interest of the SolarMax stockholders in Successor would be diluted.

●	The agreement of Alberton to have Sponsor Shares delivered to Successor for cancellation in respect of certain obligations that are paid by Successor at the Closing, which increases the equity held by the former SolarMax stockholders.

In reaching its conclusion regarding the fairness of the business combination to SolarMax’ stockholders and its decision to approve the Merger Agreement, the board of directors of SolarMax also considered the following factors, among others (not listed in any relative order of importance):

●	SolarMax’ business, financial condition, results of operations, assets, management, competitive position, operating performance and prospects, including SolarMax’ prospects and risks to the business if it were to continue development of its business as a private company;

●	SolarMax’ internal forecasts of operating performance and financial condition;

●	current industry, market and economic conditions, including the state of the financial markets;

●	SolarMax’ anticipated requirements for additional capital if it continued development of its business as an independent company, including the prospects of raising such capital in the public markets, in view of its inability to complete a public offering in 2020, or from private sources;

●	the potential for SolarMax to access additional capital from the public markets as a Nasdaq listed company;

●	SolarMax’ experience and previous attempt to consummate an initial public offering;

●	the valuations at which SolarMax might raise additional capital (and the potential sources of such capital), compared to the consideration being paid by Alberton pursuant to the Merger Agreement;

●	the potential dilution to the existing equity interests of SolarMax in connection with alternative strategic transactions, compared to anticipated dilution to the existing equity interests of SolarMax that would result from the consummation of the business combination (including the closing of any third party equity financing contingent upon the closing of the business combination);

●	the opportunity for liquidity for SolarMax stockholders;

●	the terms and conditions of the merger agreement and the transactions contemplated thereby;

●	the determination by the board of directors of SolarMax that the aggregate merger consideration represents a fair value for SolarMax and its stockholders as a whole, including a consideration of the likelihood of securing an alternative transaction and the risks that SolarMax’ prospects could become less attractive to potential buyers or that macroeconomic changes would result in potential buyers not being interested in any strategic transaction with SolarMax;

●	the likelihood that the business combination will be consummated in light of the conditions to Alberton’s obligations to consummate the transactions contemplated by the Merger Agreement and the likelihood of obtaining any necessary regulatory approvals.

 The board of directors of SolarMax also considered a variety of risks and other potentially negative factors concerning the merger agreement and the business combination, including the following:

●	the likelihood that the business combination would be completed compared to the risks in executing alternatives;

●	the risk that the business combination may not be completed in a timely manner, or at all;

●	the risk that Nasdaq will not approve the continued listing of Alberton following completion of the Merger, including its failure to meet specific criteria, including the minimum stockholders’ equity of $4.0 million if the market value of listed securities is at least $50.0 million or $5.0 million if that test is not met, and public float of at least $15.0 million, and the minimum stockholder requirement of at least 300 round lot holders with at least 50% having positions of at least $2,500, after taking into account holders of public shares that properly demanded redemption of their public shares into cash, as well as other standards that Nasdaq may implement from time to time;

●	the risks and costs to SolarMax if transactions contemplated by the Merger Agreement are not consummated, including the diversion of management and employee attention, the potential effect on business and customer relationships and the transaction costs including legal fees incurred in connection with the business combination, and the extension payment loans of up to $402,696, which are likely to not be recovered if the Business Combination is not completed;

●	the fact that SolarMax entered into the merger agreement with a “blank check” corporation organized to effect a business combination with one or more businesses;

●	the restrictions on the conduct of SolarMax’ business prior to the consummation of the business combination, including a requirement that SolarMax conduct its business only in the ordinary course, subject to specific limitations or Alberton consent, which may delay or prevent SolarMax from undertaking business opportunities that may arise pending completion of the business combination.

The foregoing discussion of the information and factors considered by the board of directors of SolarMax is not intended to be exhaustive but includes a number of the material factors considered by it. The board of directors of SolarMax approved the Merger Agreement, the merger and the other transactions contemplated thereby. In arriving at their decision, the members of the board of directors of SolarMax also considered the interests that certain executive officers of SolarMax may have with respect to the business combination that differ from, or are in addition to, their interests as stockholders generally, as described below under “Interests of SolarMax Directors and Officers in the Business Combination.”

Background of the Business Combination Transaction

On December 24, 2018, SolarMax filed a registration statement on Form S-1 for a public offering of its common stock, having previously submitted a draft registration statement with the SEC. The initial filing contemplated an offering of 3,000,000 shares at a proposed initial public offering price between $5.00 and $7.00. SolarMax filed 8 amendments to the registration statement, the last amendment, which was filed on January 16, 2020. The registration statement contemplated an offering of 4,000,000 shares at $4.00 per share. In large part as a result of the COVID-19 pandemic and the actions taken by the State of California and China, SolarMax was not able to complete the offering and it looked to other financing sources.

On May 19, 2020, SolarMax was introduced to Alberton management by a third party. After a preliminary review of Alberton’s SEC filings, SolarMax’ management, considered a merger with Alberton as a potential source of financing.

On June 7, 2020, Alberton and SolarMax signed a non-disclosure agreement, giving each party an opportunity to evaluate the other’s business and financial information

On June 15, 2020, Luke Liu, the assistant to CEO Wang Guan, and Jim Fei, the partner of the Sponsor, visited SolarMax’ office in Riverside County, California, and met with David Hsu, the CEO of SolarMax, and Stephen Brown, the CFO of SolarMax.

From June 18 to June 28, 2020, SolarMax’ management had several conference calls with Mr. Fei to discuss the potential business combination.

From August 15 to September 5, 2020, Alberton and SolarMax continued their negotiation for the business combination. Alberton’s legal counsel, HTFL, and SolarMax’ legal counsel, EGS, started to draft and negotiate a letter of intent in connection with the proposed business combination, pursuant to the instructions and comments from their respective clients.

On September 3, 2020, Alberton and SolarMax entered into the SolarMax LOI and formally started to discuss the related matters for the business combination. EGS started to prepare the draft of the merger agreement. On the same day, SolarMax made a $60,000 loan to Alberton to provide funds for Alberton to make its payment for the April Cash Contribution, for which Alberton issued its promissory note in the principal amount of $60,000.

On September 18, 2020, EGS sent an initial draft of the Merger Agreement to HTFL, based on the terms of the executed letter of intent.

On September 23, 2020, HTFL sent a revised draft of the Merger Agreement to EGS containing comments from Alberton and HTFL, which reflected certain key terms of the agreement, including terms regarding convertible debt of SolarMax, the funding obligations of the Merger, changes to certain representations and warranties and covenants, and additional provisions.

On September 24, 2020, HTFL sent an initial draft of the Alberton preliminary proxy in connection with Alberton’s special meeting of shareholders to extend the deadline of Alberton’s initial business combination from October 26, 2020 to April 26, 2021 or such earlier date as determined.

Between September 24, 2020 and September 29, 2020, representatives of Alberton and SolarMax and their respective legal counsel and financial advisors held numerous conference calls to negotiate the terms of the Merger Agreement and related documentation, including representations and covenants, the components and determination of the merger consideration, and voting agreements. They also corresponded regarding the Alberton preliminary proxy statement/prospectus.

On October 1, 2020, EGS sent a revised draft of the Merger Agreement to HTFL regarding the matters contained in September 23 draft and the indemnifications, expense arrangement in connection with the merger, and other provisions.

 On October 6, 2020, HTFL sent a further revised draft of the Merger Agreement to EGS reflecting, among others, the outstanding issues, including but not limited to Alberton’s fees and expenses in connection with the merger, the draft of voting agreement and lock-up agreement as exhibits attached to the Merger Agreement.

Between October 6, 2020 and October 16, 2020, representatives of Alberton and SolarMax and their respective legal counsel and financial advisors held certain conference calls to finalize the terms of the Merger Agreement and related documentation, including the lock-up agreement and the voting agreement.

On October 7, 2020, Alberton’s Board and SolarMax’ management had another discussion about SolarMax’ development plan for the next five years in connection with the potential business combination. SolarMax also made its unaudited financial statements for the six months ended June 30, 2020 available to Alberton. SolarMax subsequently made its unaudited financial statements for the nine months ended September 30, 2020 available to Alberton.

On October 13, 2020, SolarMax held a board meeting to discuss and approve the business combination with Alberton.

On October 19, Alberton and SolarMax entered into an amendment to SolarMax LOI, pursuant to which, Alberton and SolarMax agreed to amend and restate some paragraphs of SolarMax LOI, including the exclusivity provisions which were extended to October 30, 2020 and related provisions.

On October 23, 2020, EGS sent a further revised draft of the Merger Agreement to HTFL to reflect that SolarMax’ financial statements ended June 30, 2020 were delivered.

On October 24, 2020, HTFL sent a further revised draft of the Merger Agreement to EGS.

On October 27, 2020, Alberton and SolarMax entered into the Merger Agreement.

On October 28, 2020, a press release was issued announcing the execution of the Merger Agreement and the Business Combination. On the same day, Alberton filed with the SEC a Current Report on Form 8-K attaching the press release.

On November 1, 2020, HTFL circulated the initial draft of the Alberton preliminary proxy statement/prospectus to EGS.

On November 10, 2020, Alberton, Merger Sub and SolarMax entered into an amendment (the “Amendment”) to the Merger Agreement to increase certain Extension Loans (as defined in the Merger Agreement) to be provided by SolarMax from $60,000 monthly to $70,674 monthly. As a result, the Amendment increases the monthly payments due on or after November 10, 2020 to $70,674 and provides that, to the extent that the payments made by SolarMax exceed the $60,000 amount provided in the Merger Agreement, Alberton shall, at the Closing, cause to be delivered to the Successor for cancellation, such number of Sponsor Shares as have a value, determined as provided in the Merger Agreement, equal to such excess.

On December 18, 2020, SolarMax made a non-interest bearing loan to the Sponsor in the principal amount of $91,854, to enable the sponsor to provide Alberton with funds to pay currently due expenses. On December 28, 2020, SolarMax made a non-interest bearing loan to the Sponsor in the principal amount of $36,611.66 to enable the sponsor to provide Alberton with funds to pay the filing fee of the registration statement of which this proxy statement/prospectus is a part. At the Closing, these notes are to be satisfied by the delivery of Sponsor Shares having a value equal to the principal amount of the note, which shares will be cancelled.

From November 1, 2020 through the date of this proxy statement/prospectus, Alberton and SolarMax and their representatives continued to correspond regarding updates to the Alberton preliminary proxy statement/prospectus.

Interests of SolarMax’ Directors and Officers in the Business Combination

When you consider the recommendation of SolarMax’ board of directors in favor of approval of the SolarMax Business Combination Proposal and SolarMax Adjournment Proposal, you should keep in mind that SolarMax’ directors and executive officers may be argued to have interests in such proposal that are different from, or in addition to those of, SolarMax’ stockholders generally. None of SolarMax’ officers or directors has any equity or other interest in Alberton. However, they will benefit from the increased liquidity which will result from the completion of the Merger. The boards of directors of both companies were aware of these interests and considered them in approving the business combination and the Merger Agreement. These interests include, among other things:

●	The fact that certain of SolarMax’ directors and officers will continue to be directors and executive officers of the Successor after the consummation of the Business Combination. As such, in the future they will receive any cash fees, stock options or stock awards that the Successor board of directors determines to pay to its directors and officers.

●	Upon completion of the Business Combination and the issuance of Successor common stock to the SolarMax stockholders in the Business Combination, the directors and officers of SolarMax will collectively beneficially own approximately 26.4% of the outstanding stock of the Successor.

●

David Hsu, SolarMax has an employment agreement pursuant to which he was to have received a salary of $655,636 for 2020. In connection with a company-wide salary reduction, Mr. Hsu took a salary cut and his salary for 2020 will be $577,779. Mr. Hsu’s employment agreement provides for a salary increases of at least 3% annually and a bonus based on SolarMax’ revenues. His increase for 2021 will be based on his salary for 2020 before his salary reduction. In addition, at November 30, 2020, SolarMax owed Mr. Hsu $903,213, representing deferred salary from 2019 and 2020 of and cash bonus deferred from 2017 and 2018. Mr. Hsu’s employment agreement will continue in effect following completion of the Merger. Mr. Hsu’s employment agreement is described under “Management of SolarMax – Executive Compensation.”

●	In October 2016, SolarMax granted to Mr. Hsu a restricted stock grant for 2,268,000 shares of common stock. In March 2019, SolarMax granted Mr. Hsu the right (a) to exchange 50% of these shares for a ten-year option to purchase 2.119 shares of common stock at $2.98 per share for each share exchanged and (b) to transfer to SolarMax the remaining 50% of his restricted shares for $625,000, or $0.60 per share. This payment was initially due on December 15, 2019 and has been extended until the completion of the Merger. Successor will pay this amount following completion of the Merger.

●

The general partner of CEF and CEF II is a limited liability company owned and managed by Mr. Hsu and Simon Yuan, a director, and Ching Liu, the former executive vice president/director and a 5% stockholder of SolarMax. At February 5, 2021, SolarMax owed CEF and CEF II a total of $32 million, of which $22.5 million is a current liability at September 30, 2020.

●	SolarMax has a lease for its corporate headquarters with a limited liability company in which Mr. Hsu and Mr. Yuan are owners. The current annual rent under this lease is approximately $1.0 million. Two of SolarMax’ subsidiaries have a lease for office space with a limited liability company in which Mr. Hsu is an owner. The current annual rent under this lease is approximately $236,000.

●	At September 30, 2020, SolarMax had a deficiency in stockholders’ equity of approximately $7.9 million. One of the conditions to completion of the Merger is that the Successor meet the Nasdaq requirements, which, among other requirements, require the Successor to have stockholders’ equity of at least $4.0 million if the market value of listed securities is at least $50 million, or $5.0 million if such test is not met. Consequently, it may be necessary for Alberton to raise more than $12.5 million plus the amount of the cash expenses of the Business Combination, either from the trust account, to the extent that public stockholders do not exercise their redemption rights, or from the private placement of Alberton securities. As a result of the completion of the Merger, SolarMax will see a significant improvement in its stockholders’ equity and a significant cash infusion. As a result of the Merger, the Successor will be in a better position to make the deferred salary and other payments due to Mr. Hsu as well pay Mr. Hsu his salary and bonus compensation pursuant to his employment agreement and to make the payments due to CEF and CEF II and to pay the rent on the office space leased from related parties, than it would have it the merger were not completed.

Recommendations of the SolarMax Board of Directors

THE SOLARMAX BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SOLARMAX STOCKHOLDERS VOTE “FOR” THE SOLARMAX BUSINESS COMBINATION PROPOSAL

The existence of any financial and personal interests of one or more of SolarMax’ directors may be argued to result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of SolarMax and its stockholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that stockholders vote for the proposals. See the section entitled “— Interests of SolarMax’ Directors and Officers in the Business Combination.”

SOLARMAX ADJOURNMENT PROPOSAL

At the SolarMax Special Meeting, SolarMax will ask its stockholders to consider and vote upon a proposal to adjourn the SolarMax Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote or elections to convert at the time of the SolarMax Special Meeting, SolarMax is not authorized to consummate the Business Combination. In no event will SolarMax solicit proxies to adjourn the SolarMax Special Meeting or consummate the Business Combination beyond the date by which it may properly do so.

Purpose of the SolarMax Adjournment Proposal

The purpose of the SolarMax Adjournment Proposal is to provide more time for the SolarMax stockholders to make arrangements that would increase the likelihood of obtaining a favorable vote on the SolarMax Business Combination Proposal and to approve the Business Combination.

Consequences if the SolarMax Adjournment Proposal is Not Approved

If a SolarMax Adjournment Proposal is presented to the meeting and is not approved by the SolarMax stockholders, the Board may not be able to adjourn the SolarMax Special Meeting to a later date in the event that, based on the tabulated votes at the time of the SolarMax Special Meeting, there are not sufficient votes to approve the consummation of the Business Combination. At the adjourned meeting, SolarMax may transact only business which might have been transacted at the original meeting.

SolarMax’ bylaws provide that at any annual or special meeting of stockholders, whether or not a quorum is present, the Chairman of the Board or the person presiding as Chairman of the meeting shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, whether or not a quorum shall be present or represented. If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

As a result, if the SolarMax Business Combination Proposal and the SolarMax Adjournment Proposal is not approved, the Chairman or the Board or the presiding officer at the SolarMax special meeting may, but is not required to, adjourn the meeting in order to enable the Board to seek to obtain the required approval for the SolarMax Business Combination.

Recommendation and Vote Required

The SolarMax Adjournment Proposal must be approved by the affirmative vote of the holders of a majority of the shares of SolarMax stock entitled to vote and voting in person or by proxy on such proposal at the SolarMax Special Meeting.

The SolarMax Adjournment Proposal will not be submitted if the SolarMax Business Combination Proposal is approved.

THE SOLARMAX BOARD UNANIMOUSLY RECOMMENDS THAT SOLARMAX STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE SOLARMAX ADJOURNMENT PROPOSAL.

INFORMATION ABOUT ALBERTON

General

Alberton Acquisition Corporation (“Alberton”) is a blank check company incorporated in the British Virgin Islands on February 16, 2018. We were formed for the purpose of acquiring, engaging in a share exchange, share reconstruction and amalgamation, purchasing all or substantially all of the assets of, entering into contractual arrangements, or engaging in any other similar business combination with one or more businesses or entities.

The registration statements for our IPO were declared effective on October 24, 2018. On October 26, 2018, we consummated the IPO of 10,000,000 units (“Units” and, with respect to the ordinary shares included in the Units being offered, the “Public Shares”) at $10.00 per unit, generating gross proceeds of $100,000,000.

Simultaneously with the closing of the IPO, we consummated the sale of 300,000 units (the “Private Units”) at a price of $10.00 per Unit in a private placement to the Sponsor, generating gross proceeds of $3,000,000.

Subsequently, the underwriters exercised the over-allotment option in part and, on November 20, 2018, the underwriters purchased 1,487,992 over-allotment option Units, which were sold at an offering price of $10.00 per Unit, generating gross proceeds of $14,879,920. On November 20, 2018, simultaneously with the sale of the over-allotment units, Alberton consummated the private sale of an additional 29,760 Private Units, generating gross proceeds of $297,600. In addition, the underwriters canceled the remainder of the over-allotment option. In connection with the cancellation of the remainder of the over-allotment option, Alberton has canceled an aggregate of 3,002 ordinary shares issued to the founders, prior to the IPO and Private Placement.

A total of $114,879,920 of the net proceeds from the sale of Units in the initial public offering (including the over-allotment option units) and the private placements on October 26, 2018 and November 20, 2018, were placed in a trust account (the “Trust Account”) and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 180 days or less or in any open-ended investment company that holds itself out as a money market fund selected by us meeting the conditions of paragraphs (d)(2), (d)(3), and (d)(4) of Rule 2a-7 of the Investment Company Act, as determined by us, until the earlier of: (i) the completion of a business combination and (ii) the distribution of the Trust Account, as described below.

Transaction costs amounted to $[●] consisting of $[●] of underwriting fees and $[●] of other costs.

As of September 30, 2019, $477,154 of cash was held outside of the Trust Account and was available for working capital purposes. Interest earned on the Trust Account balance through September 30, 2019 available to be released to us for the payment of tax obligations amounted to $1,999,894.

As of September 30, 2020, $1,595 of cash was held outside of the Trust Account and was available for working capital purposes. Interest earned on the Trust Account balance through September 30, 2020 available to be released to us for the payment of tax obligations amounted to $559,019.

Redemption Rights for Holders of Public Shares

We are providing our public shareholders with the opportunity to redeem their public shares for cash equal to a pro rata share of the aggregate amount then on deposit in the trust account, including interest but net of taxes payable and amounts released to us for working capital purposes, divided by the number of then outstanding public shares, upon the Closing, subject to the limitations described herein. As of September 30, 2020, the amount in the trust account, net of taxes payable, is approximately $10.74 per public share. Our Initial Shareholders, officers, and directors have agreed to waive their redemption rights with respect to the Founder Shares and any public shares they may hold in connection with the Closing. The Founder Shares will be excluded from the pro rata calculation used to determine the per-share redemption price.

Holders of outstanding units must separate the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. For more information about how to separate the underlying public shares from units, see the section entitled “The Business Combination Proposal — Redemption Rights.”

Submission of Our Initial Business Combination to a Shareholder Vote

Public shareholders will be able to redeem their public shares in connection with the expected shareholder vote to approve the proposed business combination with SolarMax, which shall be consummated by April 26, 2021 or such earlier date as determined by the board of directors of Alberton.

The amount in the Trust Account, net of taxes payable, was approximately $[●] per public share as of the Record Date. Our Initial Shareholders, officers, and directors have agreed to waive their redemption rights with respect to the Founder Shares, Private Shares and any Public Shares they may hold in connection with the Closing. The Founder Shares and Private Shares will be excluded from the pro rata calculation used to determine the per-share redemption price.

Holders of outstanding units must separate the underlying Public Shares and public warrants prior to exercising redemption rights with respect to the Public Shares. For more information about how to separate the underlying Public Shares from units, see the section entitled “The Business Combination Proposal — Redemption Rights.”

Employees

As of the date hereof, we currently have two executive officers. These individuals are not obligated to devote any specific number of hours to our matters and intend to devote only as much time as they deem necessary to our affairs. The amount of time they will devote in any time period varies based on the stage of the business combination process the company is in. We presently expect our executive officers to devote such amount of time as they reasonably believes is necessary to our business. We do not intend to have any other employees prior to the consummation of a business combination.

Nasdaq Marketplace Rules and Home Country Practices

Prior to the Redomestication and as long as we remain a foreign private issuer, we are permitted to follow home country practice in lieu of certain of Nasdaq’s corporate governance requirements that are applicable to U.S. companies listed on Nasdaq. We have certified to Nasdaq that our corporate governance practices are in compliance with, and are not prohibited by, British Virgin Islands law. The significant ways in which our corporate governance practices differ from those followed by U.S. companies listed on Nasdaq are that, for so long as we remain a foreign private issuer:

●	in lieu of obtaining shareholder approval prior to the issuance of securities (including adoption of any equity incentive plan or issuance of shares relating to a business combination), we may comply with provisions of British Virgin Islands law, which allow the board of directors to approve all share issuances, and

●	in lieu of holding regularly scheduled meetings of the board of directors at which only independent directors are present, we may decide not to hold such regularly scheduled meetings.

Prior to the Redomestication and as long as we remain a foreign private issuer, we are not required to solicit proxies or provide proxy statement to Nasdaq pursuant to Nasdaq corporate governance rules or British Virgin Islands law. Consistent with British Virgin Islands law as applicable to us under our current Charter, we will notify our shareholders of meetings no less than 10 days and no more than 60 days before the meeting. This notification will contain, among other things, information regarding business to be transacted at the meeting.

Other than the home country practices described above, we are not aware of any significant ways in which our corporate governance practices differ from those followed by U.S. domestic companies under the Nasdaq rules.

DIRECTORS, EXECUTIVE OFFICERS, EXECUTIVE COMPENSATION AND CORPORATE GOVERNANCE OF ALBERTON

Directors and Executive Officers

Our directors and executive officers are as follows:

Name	Age	Position
Guan Wang	42	Chairwoman of the Board, Chief Executive Officer, and Treasurer
Keqing (Kevin) Liu	60	Chief Financial Officer, Director, and Secretary of the Board
William Walter Young	75	Independent Director
Qing S. Huang	38	Independent Director
Peng Gao	54	Independent Director

Below is a summary of the business experience of each of our executive officers and directors:

Guan Wang, 42, Executive Director, Sinobay (Hong Kong) Commercial Real Estate & Management Co, Ltd, Shenzhen, China, since 2005. She has been in charge of Sinobay’s major investments for 13 years since its inception in 2005. From 2003 to 2005, she served as Director of Human Resources at Union Economic and Trading Investment Co. Ltd, Shenzhen, China, where she was responsible for Alberton’s human resource development, designing and improving Alberton’s organizational structure, and cultivating its corporate culture. From 1999 to 2002, she was an assistant in the Human Resources Division at CR Vanguard, a large national supermarket chain in China, a subsidiary of China Resources, a Fortune Global 500 company. Guan received her Bachelor of Science in Computer Application from Shenyang Aerospace University in China in 1999. Guan’s qualifications to serve as a director and Treasurer of Alberton include her work and investment management experience and her experience in human resources management in terms of evaluating top management of companies.

Keqing (Kevin) Liu, 60, a former partner of ACL Equity from June 2018 to October 2018, a financial services company in Beijing, China, where he focuses on deal origination and cross-border mergers and acquisitions. He began his career in 1983 at Agricultural Bank of China Jiangxi Provincial Branch as a project manager in a portfolio co-funded by the World Bank, until 1993; from 1993 to 2001, a Senior Manager and Senior Economist at China Merchants Bank head office, Shenzhen, he led a project finance team to manage a portfolio exceeding US$1 billion; a member of the bank’s Mid-Term Development Strategies Working Group from 1997 to 2000, he represented the bank at the World Bank and International Monetary Fund annual meetings in Washington D.C.; from 2002 to 2004, he co-headed the International Department, Shenzhen Commercial Bank (now Ping An Bank) head office, to fund cross-border transactions and collaborate with more than 600 prime financial institutions worldwide; from 2005 to 2007, he was Consultant, CITIC Capital, Hong Kong, an investment banking arm of CITIC Group, one of China’s largest finance holding conglomerates, active in investment due diligence; in 2007, he founded Nanchang GlobeVision Investment, a company investing in carbon-dioxide emission reduction projects that generate saleable certified emission reduction credits, and served as Chief Executive Officer of such company from 2007 to 2010; from 2010 to June 2018, he was Partner, Wealth Assets and Capital (formerly Wealth Business Consultancy), Hong Kong, engaged in deal sourcing and due diligence. He has served as Adjunct Researcher, European Studies Center, Zhejiang University, one of China’s top institutions of higher learning. He holds a Bachelor of Economics in Statistics from Jiangxi University of Finance and Economics, China, in 1983. Kevin’s qualifications to serve as Chief Financial Officer and the Secretary of the Board include his 35-year international finance management and due diligence experience and deal-sourcing capability due to his high-level and extensive relationships with banks. His deal sourcing capability and extensive due diligence experience will greatly benefit Alberton.

William Walter Young, 75, Director and Chairman of Compensation Committee. Since April 1999, Mr. Young has been the chief executive officer of JBY enterprise Inc., a company based in Los Angeles operating import and export business of large electrical equipment, mechanical equipment, aircraft parts and automobile and special vehicles. From May 1998 to September 1985, Mr. Young served as the electrical maintenance engineer and the electrical maintenance supervisor in McDonald Douglas in Shenyang, China and the Chief Electrical Maintenance Engineer of Boeing Company based in Shenyang, China. From June 1985 to January 1970, Mr. Young served as the technician, associate engineer and electrical engineer in Motorola in Oklahoma. Mr. Young received his bachelor degree in mechanics from Oklahoma Central State University in 1965 and his bachelor degree in business administration from Embry University in 1997. Mr. Young’s qualifications to serve as a director and the chairman of the compensation committee include decades of experience as a chief executive officer of a private company.

Qing S. Huang, 38, Director and Chairman of Audit Committee. Since January 2008, Mr. Huang has been serving as the principal of Boulder Accounting Service, a company based in El Monte, California, providing accounting and bookkeeping services. From November 2018 to May 2017, Mr. Huang served as vice president branch manager of CTBC Bank in Monterey Park, California, responsible for branch administration and daily operation of a full-service branch office and assistance with the retail planning department on developing new residential and commercial lending program. From May 2017 to May 2012, Mr. Huang served as the assistant vice president branch manager of East West Bank in Rancho Cucamonga, California, responsible for branch administration and daily operation and the development of new deposit and loan business by providing a superior level of customer relations. From April 2012 to December 2010, Mr. Huang served as a licensed banker in JPMorgan Chase Bank in Montebello, California, responsible for maintaining client’s relationship and cross-selling the banks financial products and services and analysis of financial information obtained from clients to determine strategies for meeting clients’ financial objectives. From November 2010 to January 2008, Mr. Huang served as a financial advisor in Ameriprise Financial in Glendale, California, responsible for providing comprehensive financial advice and services to its clients including brokerage and investment advisory. Mr. Huang currently holds several professional licenses, including Series 7 license, Series 66 license, and Chartered Financial Consultant, or ChFC®. Mr. Huang received his bachelor degree in business from University of Southern California in 2007. Mr. Huang’s qualifications to serve as a director and chairman of the audit committee include his accounting experience as well as his finance experience.

Peng Gao, 54, has been the chief attorney of Law Offices of Gao Peng, a law firm since June 2006. Mr. Gao received a Bachelor of Science from Fudan University China in 1988, his Master of Science from Georgia Institute of Technology in 1995, and his Juris Doctor degree from Pepperdine Law School in 2005. Mr. Gao has been admitted to State Bar of Los Angeles, CA, since 2006. Mr. Gao’s qualifications to serve as a director include his 14-year experience in the legal industry. His extensive legal experience will greatly benefit the Company.

Ms. Guan Wang was appointed to serve as the sole director of Alberton at inception. Each other aforementioned director was appointed to serve as a member of the board of directors of Alberton in July 2018.

Our directors and officers will play a key role in identifying, evaluating, and selecting target businesses, and structuring, negotiating and consummating our initial acquisition transaction. Except as described below and under “Directors, Executive Officers and Corporate Governance — Conflicts of Interest,” none of these individuals is currently a principal of or affiliated with a public company or blank check company that executed a business plan similar to our business plan. We believe that the skills and experience of these individuals, their collective access to acquisition opportunities and ideas, their contacts, and their transaction expertise should enable them to identify successfully and effect an acquisition transaction, although we cannot assure you that they will, in fact, be able to do so.

Director Independence

Our board of directors has determined that each of Peng Gao, William Walter Young and Qing S. Huang is an “independent director” under Nasdaq listing standards and applicable SEC rules. Our independent directors will have regularly scheduled meetings at which only independent directors are present. Any affiliated transactions will be on terms no less favorable to us than could be obtained from independent parties. Our board of directors will review and approve all affiliated transactions with any interested director abstaining from such review and approval.

Audit Committee

We have established an audit committee of the board of directors, which consists of William Walter Young, Qing S. Huang, and Peng Gao. Mr. Qing S. Huang serves as chairman of the Audit Committee. Under the Nasdaq listing standards and applicable SEC rules, we are required to have three members of the Audit Committee all of whom must be independent. Messrs. William Walter Young, Qing S. Huang, and Peng Gao are independent.

Each member of the Audit Committee is financially literate and our board of directors has determined that Mr. Qing S. Huang qualifies as an “audit committee financial expert” as defined in applicable SEC rules.

The audit committee’s duties, which are specified in our Audit Committee Charter, include, but are not limited to:

●	reviewing and discussing with management and the independent auditor the annual audited financial statements, and recommending to the board whether the audited financial statements should be included in our Form 10-K;

●	discussing with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of our financial statements;

●	discussing with management major risk assessment and risk management policies;

●	monitoring the independence of the independent auditor;

●	verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;

●	reviewing and approving all related-party transactions;

●	inquiring and discussing with management our compliance with applicable laws and regulations;

●	pre-approving all audit services and permitted non-audit services to be performed by our independent auditor, including the fees and terms of the services to be performed;

●	appointing or replacing the independent auditor;

●	determining the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work;

●	establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding our financial statements or accounting policies; and

●	approving reimbursement of expenses incurred by our management team in identifying potential target businesses.

Nominating Committee

We have established a nominations committee of the board of directors, which consists of Messrs. William Walter Young, Qing S. Huang, and Peng Gao. Mr. Peng Gao serves as the chairman of the Nominating Committee. The nominating committee is responsible for overseeing the selection of persons to be nominated to serve on our board of directors. The nominating committee considers persons identified by its members, management, shareholders, investment bankers and others.

Guidelines for Selecting Director Nominees

The guidelines for selecting nominees, which are specified in the Nominating Committee Charter, generally provide that persons to be nominated:

●	should have demonstrated notable or significant achievements in business, education or public service;

●	should possess the requisite intelligence, education and experience to make a significant contribution to the board of directors and bring a range of skills, diverse perspectives and backgrounds to its deliberations; and

●	should have the highest ethical standards, a strong sense of professionalism and intense dedication to serving the interests of the shareholders.

The Nominating Committee will consider a number of qualifications relating to management and leadership experience, background and integrity and professionalism in evaluating a person’s candidacy for membership on the board of directors. The nominating committee may require certain skills or attributes, such as financial or accounting experience, to meet specific board needs that arise from time to time and will also consider the overall experience and makeup of its members to obtain a broad and diverse mix of board members. The nominating committee does not distinguish among nominees recommended by shareholders and other persons.

Compensation Committee

We have established a compensation committee of the board of directors, which consists of William Walter Young, Qing S. Huang, and Peng Gao. Mr. William Walter Young serves as chairman of the Compensation Committee.

The compensation committee’s duties, which are specified in our Compensation Committee Charter, include, but are not limited to:

●	reviewing and approving on an annual basis the corporate goals and objectives relevant to our executive officers’ compensation, evaluating our executive officers’ performance in light of such goals and objectives and determining and approving the remuneration (if any) of our executive officers’ based on such evaluation;

●	reviewing and approving the compensation of all of our other executive officers;

●	reviewing our executive compensation policies and plans;

●	implementing and administering any of our incentive compensation equity-based remuneration plans;

●	assisting management in complying with our proxy statement and annual report disclosure requirements;

●	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our executive officers and employees;

●	if required, producing a report on executive compensation to be included in our annual proxy statement; and

●	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

Code of Ethics

We have adopted a code of ethics that applies to all of our executive officers, directors and employees. The code of ethics codifies the business and ethical principles that govern all aspects of our business.

Conflicts of Interest

Potential investors should be aware of the following potential conflicts of interest:

●	None of our officers and directors is required to commit their full time to our affairs and, accordingly, they may have conflicts of interest in allocating their time among various business activities.

●	In the course of their other business activities, our officers and directors may become aware of investment and business opportunities which may be appropriate for presentation to our company as well as the other entities with which they are affiliated. Our management has pre-existing fiduciary duties and contractual obligations to such entities (as well as to us) and may have conflicts of interest in determining to which entity a particular business opportunity should be presented.

●	Our officers and directors may in the future become affiliated with entities, including other blank check companies, engaged in business activities similar to those intended to be conducted by our company.

●	The founder shares owned by our officers and directors, like the founder shares owned by our other initial shareholders, will be released from escrow only if a business combination is successfully completed and subject to certain other limitations. Additionally, our officers and directors will not receive distributions from the trust account with respect to any of their founder shares whether or not we complete a business combination. Furthermore, our initial shareholders have agreed that the private units will not be sold or transferred by them until after we have completed our initial business combination. In addition, our officers and directors may loan funds to us after the IPO and may be owed reimbursement for expenses incurred in connection with certain activities on our behalf which may only be repaid from the trust account if we complete an initial business combination. For the foregoing reasons, the personal and financial interests of our directors and executive officers may influence their motivation in identifying and selecting a target business, completing a business combination in a timely manner and securing the release of their shares.

Under British Virgin Islands law, the directors owe fiduciary duties at both common law and under statute, including a statutory duty to act honestly, in good faith and with a view to Alberton’s best interests. When exercising powers or performing duties as a director, the director shall exercise the care, diligence and skill that a reasonable director would exercise in the circumstances taking into account, without limitation the nature of Alberton; the nature of the decision; and the position of the director and the nature of the responsibilities undertaken by him. In exercising the powers of a director, the directors shall exercise their powers for a proper purpose and shall not act or agree to Alberton acting in a manner that contravenes our Memorandum and Articles of Association or the Companies Act.

In certain circumstances, a shareholder has the right to seek various remedies against Alberton in the event the directors are in breach of their duties under the Companies Act. Pursuant to Section 184B of the Companies Act, if a company or director of a company engages in, or proposes to engage in or has engaged in, conduct that contravenes the provisions of the Companies Act or the Memorandum or Articles of Association of Alberton, a British Virgin Islands court may, on application of a shareholder or director of Alberton, make an order directing Alberton or director to comply with, or restraining Alberton or director from engaging in conduct that contravenes the Companies Act or the Memorandum or Articles of Association. Furthermore, pursuant to Section 184(I)(1) of the Companies Act, a shareholder of a company who considers that the affairs of Alberton have been, are being or likely to be, conducted in a manner that is, or any acts of Alberton have been, or are likely to be oppressive, unfairly discriminatory, or unfairly prejudicial to him in that capacity, may apply to a British Virgin Islands court for an order under Section 184(I)(1) of the Companies Act. If the court considers it just and equitable to do so, it can make an order which, inter alia, can require Alberton or any other person to pay compensation to the shareholders.

As a result of multiple business affiliations, our officers and directors may have similar legal obligations relating to presenting business opportunities to multiple entities. In addition, conflicts of interest may arise when our board evaluates a particular business opportunity. We cannot assure you that any of the above mentioned conflicts will be resolved in our favor. Furthermore, each of our officers and directors has pre-existing fiduciary or contractual obligations to other businesses of which they are officers or directors. To the extent they identify business opportunities which may be suitable for the entities to which they owe pre-existing fiduciary or contractual obligations, our officers and directors will honor those fiduciary or contractual obligations subject to his fiduciary duties under the laws of the British Virgin Islands. Accordingly, it is possible they may not present opportunities to us that otherwise may be attractive to us unless the entities to which they owe pre-existing fiduciary or contractual obligations and any successors to such entities have declined to accept such opportunities subject to his fiduciary duties under the laws of the British Virgin Islands.

In order to minimize potential conflicts of interest which may arise from multiple corporate affiliations, each of our officers and directors has contractually agreed, pursuant to a written agreement with us, until the earlier of a business combination or our liquidation, to present to our company for our consideration, prior to presentation to any other entity, any suitable business opportunity which may reasonably be required to be presented to us, subject to any pre-existing fiduciary or contractual obligations he might have and his fiduciary duties under the laws of the British Virgin Islands. Notwithstanding the foregoing, our amended and restated Memorandum and Articles of Association provides that we renounce our interest in any corporate opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of our company subject to his fiduciary duties under the laws of the British Virgin Islands and such opportunity is one we are legally and contractually permitted to undertake and would otherwise be reasonable for us to pursue. Our officers and directors have also agreed not to participate in the formation of, or become an officer or director of, any other special purpose acquisition company with a class of securities registered under the Exchange Act until we have entered into a definitive agreement regarding our initial business combination or we have failed to complete our initial business combination within the required time period.

The following table summarizes the other relevant pre-existing fiduciary or contractual obligations of our officers and directors:

Name of Individual	Name of Affiliated Entity	Position at Affiliated Entity
Guan Wang	Sinobay Hong Ye Hong Kong Shareholding Co., Limited	Executive Director Sole Shareholder and Sole Director
Keqing (Kevin) Liu	ACL Capital	Partner
William Walter Young	JBY enterprise Inc.	Chief Executive Officer
Qing S. Huang	Boulder Accounting Service CTBC Bank East West Bank	Principal Vice President Branch Manager Assistant Vice President Branch Manager
Peng Gao	Law Offices of Gao Peng	Chief Attorney

To further minimize conflicts of interest, we have agreed not to consummate an initial business combination with an entity that is affiliated with any of our initial shareholders, officers or directors unless we have obtained an opinion from an independent investment banking firm, or another independent entity that commonly renders valuation opinions, and the approval of a majority of our disinterested independent directors that the business combination is fair to our unaffiliated shareholders from a financial point of view. Furthermore, in no event will any of our initial shareholders, members of our management team or their respective affiliates be paid any finder’s fee, consulting fee or other similar compensation prior to, or for any services they render in order to effectuate, an initial business combination (regardless of the type of transaction that it is) other than the $1,000 monthly administrative services fee, the $290,000 payment to White and Williams LLP (an affiliate of our former director) for its legal services to Alberton in connection with the IPO and other payments to such firm for legal services (including with respect to periodic filings) prior to the initial business combination, the repayment of $300,000  of non-interest bearing loans and reimbursement of any out-of-pocket expenses.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, requires our executive officers, directors and persons who beneficially own more than 10% of a registered class of our equity securities to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of our ordinary shares and other equity securities. These executive officers, directors, and greater than 10% beneficial owners are required by SEC regulation to furnish us with copies of all Section 16(a) forms filed by such reporting persons.

Based solely on our review of such forms furnished to us and written representations from certain reporting persons, we believe that, during 2018, our directors, executive officers, and ten percent shareholders complied with all Section 16(a) filing requirements, with the exceptions noted below.

●	A late Form 3 report was filed for Harry Edelson, a former director of Alberton, on October 24, 2018 to report his initial holdings of each class of securities of Alberton beneficially owned as of October 23, 2018.

●	A late Form 3 report was filed for John W. Allen, a former director of Alberton, on October 25, 2018 to report his initial holdings of each class of securities of Alberton beneficially owned as of October 23, 2018.

Employment Agreements

We have not entered into any employment agreements with our executive officers, and have not made any agreements to provide benefits upon termination of employment.

Executive Officers and Director Compensation

No executive officer has received any cash compensation for services rendered to us. Commencing on August 1, 2018 and terminating upon completion of our initial business combination or the distribution of the trust account to our public shareholders, we will pay the Sponsor, an entity solely owned to Guan Wang, a fee of $1,000 per month for providing us with general and administrative services, including office space and utilities services. However, this arrangement is solely for our benefit and is not intended to provide our executive officers or directors compensation in lieu of a salary.

Other than the $1,000 per month administrative fee, the $290,000 payment to White and Williams LLP (an affiliate of one of our directors) for its legal services to Alberton in connection with the IPO and other payments to such firm for legal services (including with respect to periodic filings) prior to the initial business combination and the repayment of $300,000 of non-interest bearing loans made to us by Guan Wang, no compensation or fees of any kind, including finder’s fee, consulting fees and other similar fees, will be paid to our initial shareholders, members of our management team or their respective affiliates, for services rendered prior to, or in order to effectuate the consummation of, our initial business combination (regardless of the type of transaction that it is).

Directors, officers and initial shareholders will receive reimbursement for any out-of-pocket expenses incurred by them in connection with activities on our behalf, such as identifying potential target businesses, performing business due diligence on suitable target businesses and business combinations as well as traveling to and from the offices, plants or similar locations of prospective target businesses to examine their operations. There is no limit on the amount of out-of-pocket expenses reimbursable by us.

After our initial business combination, members of our management team who remain with us may be paid consulting, management or other fees from the combined company with any and all amounts being fully disclosed to shareholders, to the extent then known, in the proxy solicitation materials furnished to our shareholders. The amount of such compensation may not be known at the time of a shareholder meeting held to consider an initial business combination, as it will be up to the directors of the post-combination business to determine executive and director compensation. In this event, such compensation will be publicly disclosed at the time of its determination in a Current Report on Form 8-K, as required by the SEC.

DILUTION

The existing Alberton shareholders will be diluted by approximately [●]% as a consequence of the issuance of the Consideration Shares, assuming the following:

●	the issuance of approximately 27,855,199 Alberton Shares as Consideration Shares, based on the Redemption Price as of November 30, 2020 of $10.77; and

●	no additional shares of SolarMax common stock were issued after September 30, 2020.

Calculation of Dilution
Prior to the Combination	Alberton			SolarMax
(in millions, except per share data)
Book value of equity attributable to the shareholders (net book value) as of September 30, 2020	$	[●	]	$	[●	]
Number of shares issued as of September 30, 2020		4.4			68.94
Proportionate book value of equity of the shareholders (net book value) per share		[●	]	$	[●	]
Number of shares issued and outstanding as of September 30, 2020(1)		4.2			66.84
Proportionate book value of equity of the shareholders (net book value) per share	$	[●	]	$	[●	]
Calculation of number of Shares to be issued in Business Combination
Number of Consideration Shares to be issued in the Business Combination		27.86			—
Proportionate book value of equity attributable to the shareholders (net book value) per Share after completion of the Business Combination
Proportionate book value of equity attributable to the shareholders (net book value) per Share		—			—
Decrease in proportional book value of equity attributable to the shareholders (net book value) per Share		—			—
Dilution of the shareholding percentage of Alberton shareholders(2)		[●	]%		—

(1)	Disregarding shares held by the Group or any changes in the number of issued shares after September 30, 2020.

(2)

Dilution of the shareholding percentage of current Alberton shareholders is calculated as the change in ownership from 100% prior to the Business Combination to 17.23% after completion of the Business Combination, which does not take into the account : (i) the 11,487,992 public warrants to purchase up to a total of 5,743,996 Alberton Shares, (ii) the 329,760 private warrants to purchase up to a total of 164,880 Alberton Shares, (iii) the 1,414,480 Extension Warrants to purchase up to a total of 707,240 Alberton Shares;  (iv) the unit purchase option, held by the underwriters in our IPO, to purchase up to 500,500 shares of Common Stock, 500,500 rights to receive 50,050 shares of Common Stock, and 500,500 warrants to purchase up to a total of 250,250 shares of Common Stock that will remain outstanding following the Business Combination, (v) the issuance of any shares of Common Stock under the Assumed Options and SolarMax convertible notes at the Closing, (vi) any Common Stock or convertible securities issued in a private placement in connection with the Merger, or (vii) cancellation of certain Founder Shares and/or Private Shares owned by the Sponsor. If the actual facts are different than these assumptions (which they are likely to be), the percentage ownership retained by Alberton’s existing shareholders in Alberton will be different.

The existing shareholders of Alberton may be further diluted if Alberton needs to issue more shares in private placements (PIPEs) or backstop transactions in order to support the Business Combination. Contemporaneously with the Business Combination, Alberton may issue new shares to the Sponsor and/or third parties in PIPEs or backstop transactions to ensure that Alberton has at least $5,000,001 of net tangible assets remaining prior to or upon the Closing after giving effect to the redemption of any Ordinary Shares by the public shareholders in connection with the Business Combination with SolarMax and any private financings. As one of the conditions to consummate the Business Combination, if Alberton failed to fulfill, unless waived by SolarMax, the Business Combination will not be consummated.

ALBERTON MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with the financial statements and related notes of Alberton included elsewhere in this proxy statement. This discussion contains forward-looking statements reflecting our current expectations, estimates, and assumptions concerning events and financial trends that may affect our future operating results or financial position. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”

Special Note Regarding Forward-Looking Statements

All statements other than statements of historical fact included in this proxy statement including, without limitation, statements under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” regarding Alberton’s financial position, business strategy, and the plans and objectives of management for future operations, are forward-looking statements. When used in this proxy statement, words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” and similar expressions, as they relate to us or Alberton’s management, identify forward-looking statements. Such forward-looking statements are based on the beliefs of management, as well as assumptions made by, and information currently available to, Alberton’s management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors detailed in our filings with the SEC.

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the financial statements and the notes thereto contained elsewhere in this Report. Certain information contained in the discussion and analysis set forth below includes forward-looking statements that involve risks and uncertainties.

Overview

Alberton Acquisition Corporation (the “Company,” “we,” “our,” “us,” or “Alberton”) was incorporated on February 16, 2018 under the laws of British Virgin Islands for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities. Alberton’s efforts to identify a prospective target business are not limited to a particular industry or geographic location. We have not selected any target business for our initial business combination.

We presently have no revenue, have had losses since inception from incurring formation and operating costs and have had no operations other than identifying and evaluating suitable acquisition transaction candidates. We have relied upon the sale of our securities and loans from Hong Ye Hong Kong Shareholding Co., Limited (our “Sponsor”) to fund our operations.

On October 26, 2018, we consummated our initial public offering of 10,000,000 units. Each unit consists of one ordinary share, one redeemable warrant to purchase one-half of one ordinary share and one right to receive 1/10 of an ordinary share upon the consummation of our initial business combination. The units were sold at an offering price of $10.00 per unit, generating gross proceeds of $100,000,000. On October 26, 2018, simultaneously with the consummation of the initial public offering, we consummated a private placement with our Sponsor of 300,000 private units at a price of $10.00 per private unit, generating total proceeds of $3,000,000. On November 20, 2018, the underwriters exercised the over-allotment option in part and purchased 1,487,992 over-allotment option units at an offering price of $10.00 per unit, generating gross proceeds of $14,879,920. On November 20, 2018, simultaneously with the sale of the over-allotment units, Alberton consummated the private sale of an additional 29,760 private units to our Sponsor, generating gross proceeds of $297,600. On November 20, 2018, the underwriters waived their right to exercise the reminder of the over-allotment option. In connection with such waiver, an aggregate of 3,002 founder shares held by our initial shareholders were forfeited.

A total of $114,879,920 of the net proceeds from the initial public offering (including the partial exercise of the over-allotment option) and the private placements were deposited in a trust account established for the benefit of Alberton’s public shareholders.

Our management had broad discretion with respect to the specific application of the net proceeds of initial public offering and the private placements (other than funds placed in the trust account), although substantially all of the remaining net proceeds were intended to be applied generally towards consummating a business combination. We currently have nominal funds other than the funds in the trust account and we have relied on loans from SolarMax to the Sponsor to pay certain expenses relating to the Merger and certain accrued expenses.

Our Sponsor

Our sponsor, Hong Ye Hong Kong Shareholding Co., Limited, founded in Hong Kong (the “Sponsor”), is a limited liability company

Historical Extensions and Redemptions

Immediately following the consummation of the IPO, Alberton had until October 26, 2019 to consummate its initial business combination which might be extended by additional two three months conditioned on certain extension payment funded to the trust account.

On September 18, 2019, Alberton extended its initial deadline to consummate the business combination by three months with a deposit of $1,148,799 into the trust account which was sourced by an unsecured promissory note issued to Global Nature. The note is non-interest bearing and is payable on the date on which we consummate a Qualified Business Combination, subject to certain mandatory repayment arrangement set forth in the Note. The principal balance may be prepaid at any time without penalty. Pursuant to the Merger Agreement, payment of the Note is to be satisfied by delivery of Sponsor Shares.

On January 23, 2020, Alberton deposited $1,148,800 into the trust account to extend the time available for it to complete a business combination from to April 27, 2020. The extension deposit was partially funded from a $780,000 loan provided by the Sponsor and partially from a $368,800 from Alberton’s working capital. In connection with the loan provided by the Sponsor, Alberton issued a promissory to the Sponsor in the aggregate principal amount of $780,000, which is non-interest bearing and is payable on the date on which Alberton consummates its initial business combination. Pursuant to the Merger Agreement, payment of this Note is to be satisfied by delivery of Sponsor Shares.

On April 23, 2020, Alberton held a special meeting, at which its shareholders approved (i) an amendment to Alberton’s then current memorandum and articles of association, extending the date by which Alberton must consummate its initial business combination from April 27, 2020 to October 26, 2020 or such earlier date as determined by the Alberton Board; (the “April 2020 Extension”). In connection with the April 2020 Extension, public stockholders owning 10,073,512 ordinary shares of Alberton exercised their right to have their public shares redeemed, and those shareholders received $105,879,118 (or $10.51 per share) from the trust fund.

In connection with the April 2020 Extension, Alberton committed to deposit into the trust account six monthly cash contribution of $60,000 per month in the aggregate amount of $360,000, which was partially funded from an $140,000 advance from the Sponsor, $100,000 from the AMC Note (defined below) and $120,000 from the SolarMax Extension Loans., and issue public shareholders who did not redeem their public shares in connection with the April 2020 Extension certain amount of the Extension Warrants. On January 19, 2021, the board of Alberton approved the issuance of 1,414,480 dividend warrants (the “Extension Warrants”) to those public shareholders who were shareholders on April 21, 2020 and did not exercise their right of redemption in connection with the April 2020 extension, and Alberton instructed such issuance. Alberton was advised the Extension Warrants were processed on or about February 5, 2021, although the date of delivery may be delayed as a result of processing time by DTC, broker and dealer, and other relevant parties.

On October 26, 2021, Alberton held another special meeting, at which its shareholders approved (i) an amendment to Alberton’s then current memorandum and articles of association, extending the date by which Alberton must consummate its initial business combination from October 26, 2020 to April 26, 2021 or such earlier date as determined by the Alberton Board (the “October 2020 Extension”). In connection with the October 2020 Extension, the holders of an additional 1,000 ordinary shares exercised their right to have their public shares redeemed, and those shareholders received $10,770.13 (or $10.77 per share) from the trust account.

In connection with October 2020 Extension, Alberton committed that, for each remaining public shares that did not redeem, for each monthly period, or portion thereof during the October 2020 Extension, it would deposit $0.05 per share per month, into the trust account as additional interest on the proceeds in the trust account. As of the date hereof, an aggregate amount of $212,022 (3 months of extension contribution) was funded to the trust account which was sourced by the SolarMax Extension Loans.

If Alberton is unable to consummate the Business Combination by April 26, 2021, Alberton will, as promptly as possible but not more than ten business days thereafter, redeem 100% of its outstanding public shares for a pro rata portion of the funds held in the Trust Account and then seek to dissolve and liquidate.

Proposed Business Combination with SolarMax

During Alberton’s search for a suitable target for a business combination, Alberton had looked at more than 50 potential target companies and signed letter of intent or memo mutual understanding with three of them, including its initial proposal to SolarMax. The Alberton management team held frequent discussion regarding the various targets during this period both internally and with a wide range of management teams at potential targets. Alberton learned about SolarMax in May, 2020 when Wang Guan, the CEO and Chairman of the Board of Directors, received a letter from a partner of a BDO accounting firm’s member firm in Los Angeles, California. The letter recommended a solar energy company named "SolarMax Technology Inc." In October 2020, we selected SolarMax as a potential target for a SPAC transaction.

SolarMax is an integrated solar energy company. It was founded in 2008 to conduct business in the United States and subsequently commenced operation in China following two acquisitions in 2015. SolarMax operates in two segments – the United States operations and the China operations. SolarMax’ United States operations primarily consist of (i) the sale and installation of photovoltaic and battery backup systems for residential and commercial customers, (ii) financing the sale of its photovoltaic and battery backup systems, and (iii) sales of LED systems and services to government and commercial users. SolarMax’ China operations consist primarily of identifying and procuring solar farm projects for resale to third parties and performing EPC services primarily for solar farm projects. For more information regarding the Merger Agreement, see section entitled “General Description of the Merger Agreement.”

Merger Agreement

On October 27, 2020, Alberton entered into the Merger Agreement, by and among Alberton, Merger Sub, and SolarMax. The Merger Agreement provides for the Merger of Merger Sub with and into SolarMax, with SolarMax continuing as the surviving corporation in the Merger. Subject to the terms and conditions set forth in the Merger Agreement, at the effective time of the Merger (the “Effective Time”): (i) all shares of SolarMax common stock (the “SolarMax Stock”) issued and outstanding immediately prior to the Effective Time will be converted into the right to receive the Stockholder Merger Consideration (as defined below); (ii) each outstanding option to acquire SolarMax Stock (whether vested or unvested) shall be assumed by combined entity and automatically converted into an option to acquire shares of combined entity’s common stock, with its price and number of shares adjusted based on the Exchange Ratio, which is the number of shares of Alberton Common Stock issuable in respect of one share of SolarMax Stock (each, an “Assumed Option”) and (iii) each outstanding convertible notes of SolarMax shall become convertible into shares of Alberton’s common stock determined by dividing the conversion price of such notes at the Effective Time by the applicable conversion ratio.

The Merger Agreement also provides that, immediately prior to the Closing, Alberton will re-domesticate from a British Virgin Islands corporation into a Nevada corporation so as to continue as a Nevada corporation (the “Redomestication”). At the closing of the Merger (the “Closing”), Alberton will change its name to “SolarMax Technology Holdings, Inc.” In connection with the Redomestication, the provision in Alberton’s amended and restated memorandum and articles of association which provides that Alberton have net tangible assets of at least US$5,000,001 upon such consummation of the business combination is to be amended to require that the net tangible asset test be met “prior to or upon” consummation of the business combination. This means that the net tangible asset test does not have to be made upon completion of the Business Combination as long as the test is met before the consummation of the Business Combination.

Prior to the Closing, Alberton will continue out of the British Virgin Islands and domesticate as a Nevada corporation and will no longer be considered a company incorporated in the British Virgin Islands.

Outstanding Promissory Notes and Loans

On September 18, 2019, Alberton issued an unsecured promissory note in the amount of $1,148,800 (the “GN Note 1”) to Global Nature to fund a three-month extension payment and, accordingly, $1,148,799 was deposited into the trust account. GN Note 1 was issued in connection with a non-binding letter of intent entered into by and between Global Nature and Alberton on September 13, 2019, to consummate a potential business combination with Global Nature (the “LOI”).

The GN Note 1 is non-interest bearing and is payable on the date on which Alberton consummates its initial business combination with Global Nature or another qualified target company (a “Qualified Business Combination” and such date, the “Maturity Date”), subject to certain mandatory repayment arrangement set forth in the GN Note 1. The principal balance may be prepaid at any time without penalty. Pursuant to the GN Note 1, in the event that the Global Nature notifies Alberton in written that it does not wish to proceed with the Qualified Business Combination (the “Withdrawal Request”), Alberton shall only be obligated to repay the Note, as follows: (i) the full principal amount of the GN Note 1 within 5 business days of such Withdrawal Request if such Withdrawal Request is given on or before September 24, 2019; (ii) 50% of the principal amount of the GN Note 1 within 5 business days of such Withdrawal Request if the Withdrawal Request is given from after September 24, 2019 and on or before October 15, 2019 or the date the subscription amount of this GN Note 1 is transferred into the trust account (whichever is later); (iii) 50% of the principal amount of the GN Note 1 as soon as possible with best efforts but no later than 5 business days after Alberton’s business combination if the Withdrawal Request is given from after October 15, 2019 or the date the subscription amount of this Note is transferred into the trust account (whichever is later); or (iv) the full principal amount of the Note as soon as possible with best efforts but no later than 5 business days after Alberton’s business combination or the date of expiry of the term of Alberton (whichever is earlier), if the parties have not entered into a definitive agreement with regard to the Qualified Business Combination within 45 days from the date of the GN Note 1 as a result of the disagreement on the valuation of the Qualified Business Combination. On March 12, 2020, Alberton received the Withdrawal Request from Global Nature that it did not wish to proceed with the Qualified Business Combination. The parties are in discussion of the repayment of the GN Note 1 which shall be repaid as soon as possible with best efforts but no later than 5 business days after Alberton’s business combination or the date of expiry of the term of us (whichever is earlier).

On December 3, 2019, Alberton, upon receipt of the principal, issued an unsecured promissory note in the aggregate principal amount of $500,000 (the “GN Note 2,” together with GN Note 1, the “GN Notes”) to Global Nature, its registered assignees or successor in interest as working capital.

The GN Note 2 is non-interest bearing and is payable on the earlier date of (i) that Alberton consummates a Qualified Business Combination, and (ii) expiry of the term of us. The principal balance may be prepaid prior to the Maturity Date without penalty. Pursuant to the GN Note 2, in the event that (i) the parties do not agree with the valuation of the Qualified Business Combination; (ii) a definitive agreement with regard to the Qualified Business Combination with the Payee is not entered into within 45 days from the date of this GN Note 2; or (iii) the Qualified Business Combination is not consummated for any reason prior to the date of expiry of the term of us, Alberton shall repay the principal amount of the GN Note 2 no later than 5 business days after Alberton’s initial business combination or the date of expiry of the term of Alberton, whichever is earlier. As a result that the parties did not enter into a definitive agreement within 45 days from the GN Note 2, such note becomes payable no later than 5 business days after our initial business combination or the date of expiry of the term of Alberton.

On April 17, 2020, Alberton issued an unsecured promissory note in the aggregate principal amount of $500,000 (the “AMC Note”) to Qingdao Zhongxin Huirong Distressed Asset Disposal Co, Ltd. (“AMC Sino”), a PRC company based in Qingdao, China, its registered assignees or successor in interest (the “Payee”). The AMC Note was issued in connection with a non-binding letter of intent entered into by and between us and Zhongxin AmcAsset Limited (“AmcAsset”), a holding company incorporated in the British Virgin Islands, to consummate a potential business combination with AmcAsset. AmcAsset is a transnational distressed asset management company with foothold in the U.S. and China, and undergoing global expansion. AmcAsset holds 100% equity interest of Quest Mark Capital Inc., a California corporation located in Los Angeles, and Qingdao Zhongbiao Distressed Asset Management Co., Ltd (“Zhongbiao”), to which AMC Sino is related. The principle of the AMC Note of $500,000 will be paid in installments according to the needs of Alberton, with the first payment of no less than $100,000 to be made within one business day after execution of the AMC Note. The AMC Note is non-interest bearing and is payable on the date on which we consummate its initial business combination with Payee or another qualified target company, subject to certain mandatory repayment arrangement set forth in the AMC Note. The principal balance may be prepaid at any time without penalty. As of the date hereof, AMC Sino advanced only $100,000 to Alberton, which is the current principal amount due on the AMC Note.

Pursuant to the Merger Agreement, Alberton agreed that all notes that were outstanding on September 3, 2020, which includes the notes described in the preceding paragraphs, will be settled by delivery of Sponsor Shares.

In addition, the Sponsor has been advancing or funding Alberton on as needed basis for working capital or payment for expenses incurred. As of the date herof, Alberton has an oudstanding sponsor notes in the aggregate amount of $1,080,000 and loans of $52,204.

Under the Merger Agreement, Solarx has agreed to provide Extension Loans up to $402,696, of which loans $332,022 have been made as of the date hereof, repayable upon the earlier of the closing of the Merger or liquidation and the Sponsor is to pay any excess of that amount for October 2020 Extension.

Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On September 1, 2020, Alberton received a written notice (the “Notice”) from the Listing Qualifications Department of The Nasdaq Stock Market (“Nasdaq”) indicating that Alberton was not in compliance with Listing Rule 5550(a)(3) (the “Minimum Public Holders Rule”), which requires Alberton to have at least 300 public holders for continued listing on the Nasdaq Capital Market. The Notice is only a notification of deficiency, not of imminent delisting, and has no current effect on the listing or trading of Alberton’s securities on the Nasdaq Capital Market.

The Notice states that Alberton has 45 calendar days to submit a plan to regain compliance with the Minimum Public Holders Rule. Alberton intended to submit a plan to regain compliance with the Minimum Public Holders Rule within the required timeframe. If Nasdaq accepts Alberton’s plan, Nasdaq may grant Alberton an extension of up to 180 calendar days from the date of the Notice to evidence compliance with the Minimum Public Holders Rule. If Nasdaq does not accept Alberton’s plan, Alberton will have the opportunity to appeal the decision in front of a Nasdaq Hearings Panel.

Alberton submitted its plan of compliance on October 16, 2020 and based on the review of the materials submitted by Alberton. On October 29, 2020, Alberton received a notification letter from the Listing Qualifications Department of The Nasdaq stating that the Nasdaq Staff had determined to grant Alberton an extension of time through March 1, 2021 to regain compliance with Minimum Public Holders Rule.

Alberton, based on information relating to the NOBO holders of Alberton ordinary shares as of January 20, 2021, Alberton met the Nasdaq requirement for round lot holders. In the event of a change in the stockholder base such that Alberton no longer meets these requirements, Alberton, with the approval of SolarMax, will need to engage an investment banking firm to assist Alberton in meeting the minimum public stockholder and minimum public float requirements and, in this connection, in introducing investors who would purchase public stock and not seek to have their public shares redeemed.

On January 4, 2021, Nasdaq advised Alberton that it no longer complies with Nasdaq Listing Rule 5620(a) due to the Alberton’s failure to hold an annual meeting of shareholders within twelve months of the end of the Alberton’s fiscal year ended December 31, 2019 (the “Annual Meeting Requirement”).

This prospectus/proxy statement includes a proxy statement for purposes of seeking Alberton’s shareholders’ approval of the Business Combination and related matters at a special meeting in lieu of an annual meeting of ALAC which includes the election of directors of Alberton upon completion of the merger.

Nasdaq’s notice has no immediate effect on the listing of the Company’s ordinary shares on the Nasdaq Capital Market. Under Nasdaq Listing Rule 5810(c)(2)(G), Alberton has 45 calendar days from January 5, 2021, or until February 19, 2021, to submit to Nasdaq a plan to regain compliance with the Annual Meeting Requirement. If Nasdaq accepts Alberton’s plan, Nasdaq may grant an extension of up to 180 calendar days from December 31, 2020, the date of the Alberton’s fiscal year end for its last fiscal year, or until June 29, 2021, to regain compliance. If Nasdaq does not accept Alberton’s plan, Alberton will have the right to appeal such decision to a Nasdaq hearings panel. Alberton intends to submit to Nasdaq, within the requisite period, a plan to regain compliance with the Annual Meeting Requirement. There can be no assurance that Nasdaq will accept Alberton’s plan or that Alberton will be able to regain compliance with the Annual Meeting Requirement or maintain compliance with any other Nasdaq requirement in the future.

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 19, 2020, Mr. John W. Allen resigned from his positions as an independent director and the chairman of the compensation committee of Alberton and Mr. Harry Edelson resigned from his positions as an independent director and the chairman of audit committee of Alberton. Their resignation did not result from a disagreement with Alberton on any matter relating to Alberton’s operations, policies or practices.

On October 20, 2020, the Board appointed Mr. William Walter Young as an independent director and the chairman of the compensation committee and Mr. Qing S. Huang as an independent director and the chairman of the audit committee of the Board of Alberton to fill the vacancies created by Mr. Allen and Mr. Edelson, effective immediately.

As a result, the Board currently have two executive directors and three independent directors.

Issuance of the Extension Warrants

On January 19, 2021, the board of Alberton approved the issuance of 1,414,480 dividend warrants (the “Extension Warrants”) to those public shareholders who were shareholders on April 21, 2020 and did not exercise their right of redemption in connection with the April 2020 extension, and Alberton instructed such issuance. Alberton was advised the Extension Warrants were processed on or about February 5, 2021, although the date of delivery may be delayed as a result of processing time by DTC, broker and dealer, and other relevant parties.

Results of Operations

Our entire activity from inception up to October 26, 2018 was related to the Company’s formation, the Initial Public Offering and general and administrative activities. Since the Initial Public Offering, our activity has been limited to the evaluation of Business Combination candidates, and we will not be generating any operating revenues until the closing and completion of our initial Business Combination. We generate non-operating income in the form of interest income on investments. We are incurring expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.

For the nine months ended September 30, 2020, we had net income of $60,094, consisting of $559,019 of interest income from investments in our Trust Account and $835 of interest income from deposits in our corporate bank account, offset by $395,447 of operating costs, consisting mostly of general and administrative expenses.

For the nine months ended September 30, 2019, we had net income of $1,628,811, consisting of $1,999,894 of interest income from investments in our trust account and $598 of interest income from deposits in our corporate bank account, offset by $371,681 of operating costs, consisting mostly of general and administrative expenses.

Liquidity and Capital Resources

For the nine months ended September 30, 2020, cash used in operating activities was $26,759. As of September 30, 2020, we had cash outside the Trust Account of $1,595 available for working capital needs. All remaining cash is held in the Trust Account and is generally unavailable for our use, prior to an initial Business Combination, and is restricted for use either in a Business Combination or to redeem ordinary shares. As of September 30, 2020, none of the amount on deposit in the Trust Account was available to be withdrawn as described above.

Until consummation of the Business Combination, we will be using the funds not held in the Trust Account, and any additional funding that may be loaned to us by our Sponsor, for identifying and evaluating prospective acquisition candidates, performing business due diligence on prospective target businesses, traveling to and from the offices, plants or similar locations of prospective target businesses, reviewing corporate documents and material agreements of prospective target businesses, selecting the target business to acquire and structuring, negotiating and consummating the Business Combination.

If our estimates of the costs of undertaking in-depth due diligence and negotiating Business Combination are less than the actual amount necessary to do so, we may have insufficient funds available to operate its business prior to the Business Combination and will need to raise additional capital. In this event, our officers, directors or their affiliates may, but are not obligated to, loan us funds as may be required. If we consummate an initial Business Combination, we would repay such loaned amounts out of the proceeds of the Trust Account released to us upon consummation of the Business Combination, or, at the lender’s discretion, up to $1,500,000 of such loans may be convertible into units of the post Business Combination entity at a price of $10.00 per unit. In the event that the initial Business Combination does not close, we may use a portion of the working capital held outside the Trust Account to repay such loaned amounts, but no proceeds from our Trust Account would be used for such repayment. The terms of such loans by our initial shareholders, officers and directors, if any, have not been determined and no written agreements exist with respect to such loans.

Moreover, we may need to obtain additional financing either to consummate our initial Business Combination or because we become obligated to redeem a significant number of our Public Shares upon consummation of our initial Business Combination, in which case we may issue additional securities or incur debt in connection with such Business Combination. Subject to compliance with applicable securities laws, we would only consummate such financing simultaneously with the consummation of our initial Business Combination. Following our initial Business Combination, if cash on hand is insufficient, we may need to obtain additional financing in order to meet our obligations.

 Going Concern

In connection with our assessment of going concern considerations in accordance with Financial Accounting Standard Board’s Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that the mandatory liquidation and subsequent dissolution raises substantial doubt about our ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should we be required to liquidate after October 26, 2020.

Off-Balance Sheet Arrangements

As of September 30, 2020, we did not have any off-balance sheet arrangements. We have no obligations, assets or liabilities which would be considered off-balance sheet arrangements. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or entered into any non-financial assets.

Contractual Obligations

We do not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities, other than an agreement to pay an affiliate of the Sponsor a monthly fee of $1,000 for general and administrative services including office space, utilities and secretarial support. We began incurring these fees on August 1, 2018 and will continue to incur these fees monthly until the earlier of the completion of the Business Combination or our liquidation.

The underwriters are entitled to a deferred underwriting discounts and commissions equal to 3.5% of the gross proceeds of the Initial Public Offering. Upon completion of the Business Combination, $4,020,797 (with consideration of the underwriters’ exercise of their over-allotment option on November 20, 2018) will be paid to the underwriters from the funds held in the Trust Account. No discounts or commissions will be paid with respect to the purchase of the Private Units. Pursuant to the Merger Agreement, Alberton agreed that these fees would be settled by delivery of Sponsor Shares.

As of the date of the proxy statement/prospectus, we have issued promissory notes to various parties including our sponsor in the aggregate amount of $3,090,148, among which $2,828,800 will be paid by our Insiders delivery its Alberton Shares in the same value based on the Redemption Price. In connection with extensions of the Outside date, we borrowed from SolarMax a total of $261,348 for SolarMax and SolarMax agreed to make up to two additional payments of $70,674. To the extent that these notes exceed $60,000 per month, the Sponsor agreed to transfer to Successor for cancellation Sponsor Shares equal to such excess.

Critical Accounting Policies

The preparation of the condensed financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have not identified any critical accounting policies.

Recent Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on our condensed financial statements.

Information about solarmax

Introduction

SolarMax is an integrated solar and renewable energy company. A solar energy system retains the direct current (DC) electricity from the sun and converts it to alternating current (AC) electricity that can be used to power residential homes and commercial businesses. The solar business is based on the ability of the users of solar energy systems to save on energy costs and reduce their carbon imprint as compared with power purchased from the local electricity utility company. SolarMax was founded in 2008 to engage in the solar business in the United States and, following the acquisition in 2015 of Chengdu Zhonghong Tianhao Technology Co., Ltd., or ZHTH, and Jiangsu Zhonghong Photovoltaic Electric Co., Ltd., or ZHPV, commenced operations in China. SolarMax’ business in China is primarily conducted through ZHTH and ZHPV, and their subsidiaries.

SolarMax operates in two segments – the United States operations and the China operations. SolarMax’ United States operations primarily consist of (i) the sale and installation of photovoltaic and battery backup systems for residential and commercial customers, (ii) financing the sale of its photovoltaic and battery backup systems, and (iii) sales of LED systems and services to government and commercial users.

SolarMax’ China operations consist of identifying and procuring solar farm projects for resale to third parties and performing EPC services primarily for solar farm projects. SolarMax’ operations in China are conducted through its principal Chinese subsidiaries. All revenue during the nine months ended September 30, 2020 was generated during the second quarter from two project agreements with State Power Investment Corporation Guizhou Jinyuan Weining Energy Co., Ltd. (“SPIC”), which is a large state-owned enterprise under the administration of the Chinese government that holds a range of energy assets. SolarMax is also planning to develop commercial and industry solar projects in China along with developing residential systems for the Chinese market. However, as of the date of this proxy statement, SolarMax does not have any agreements or understandings with respect to this type of project and cannot give any assurance that it will be able to develop any significant revenue, if any, from this type of project.

SolarMax’ China operations generated revenue of $60.7 million in the nine months ended September 30, 2020, all of which was generated during the second quarter pursuant to agreements with SPIC, $5.0 million for the year ended December 31, 2019 and $58.7 million for the year ended December 31, 2018. Most of the China revenue for 2019 and 2018 was generated by projects with a related party.

SolarMax’ United States operations generated revenue of $28.0 million for the nine months ended September 30, 2020, consisting of solar revenue of $22.3 million, LED revenue of $4.3 million and financing revenue of $1.4 million. For the year ended December 31, 2019, the United States operations generated revenue of $39.4 million, consisting of solar revenue of $36.9 million, LED revenue of $0.5 million and financing revenue of $2.0 million. For the year ended December 31, 2018, the United States operations generated revenue of $31.1 million, consisting of solar revenue of $28.5 million, LED revenue of $0.9 million and financing revenue of $1.7 million.

Effects of COVID-19 Pandemic

In response to the COVID-19 pandemic, governmental authorities have recommended or ordered the limitation or cessation of certain business or commercial activities in jurisdictions in which SolarMax operates. Further, the issuance of permits necessary for residential solar systems was affected because some local California government offices that issued permits for solar installations were closed for part of the second quarter and, as a result of government workers working from home subsequent to the second quarter, effectively operated with reduced hours. As a result, in the United States, SolarMax experienced a lower level of residential solar energy system installations compared to the same periods in 2019. In China, the timing of final solar farm project approvals for two projects and the beginning of one new solar farm installation were delayed for approximately three months but the delays are not expected to have a material impact on SolarMax’ China business in 2020 as the project that SolarMax expected to complete in 2020 were completed, and SolarMax commenced work on a project, known as the Ancha project, which had been in negotiations with SPIC. However, SolarMax did not enter into any other new contracts for its China segment.

To the extent that the government in California or China institutes or recommends further closures, including closures or reduced office hours of the government offices that process permits for solar installation, SolarMax may suffer a further decline in revenue and results of operations. As a result of the COVID-19 pandemic, SolarMax’ operations in China were temporarily disrupted due to the lockdown and the operations have gradually returned to normal operation beginning in the second quarter of 2020. In March and April 2020, SolarMax’ United States operations experienced the impact of COVID-19 that resulted in the implementation of headcount reduction and other cost-saving measures in an effort to improve liquidity. SolarMax obtained additional liquidity through the available government assistance programs in the form of loans and grants. As of the date of this proxy statement the extent to which the COVID-19 pandemic may materially impact SolarMax’ financial condition, liquidity or results of operations is uncertain.

On December 24, 2018, SolarMax filed a registration statement on Form S-1 for a public offering of its common stock, having previously submitted a draft registration statement with the SEC. SolarMax filed eight amendments to the registration statement, the last amendment of which was filed on January 16, 2020. The registration statement contemplated an offering of 4,000,000 shares at $4.00 per share. In large part as a result of the COVID-19 pandemic and the actions taken by the State of California and China, SolarMax was not able to complete the offering and it looked to other financing sources, which resulted in the commencement of negotiations with Alberton and the execution of Merger Agreement.

SolarMax’ Corporate Structure

SolarMax is a Nevada corporation formed in January 2008. It has three wholly-owned and one 93.75%-owned subsidiaries in the United States, SolarMax Renewable Energy Provider, Inc., SolarMax Financial, Inc. (“SolarMax Financial”), SolarMax LED, Inc. (“LED“) and SMX Capital, Inc. (“SMX Capital”). SMX Capital is a 93.75% owned subsidiary, and its financial statements are consolidated with its consolidated financial statements. The 6.25% minority interest is held by a former executive of our PRC operations.

SolarMax’ wholly-owned subsidiaries outside the United States are Accumulate Investment Co. Ltd. (BVI), a British Virgin Islands corporation (“Accumulate’), SolarMax Technology Holdings (Hong Kong) Limited, a Hong Kong corporation (“SolarMax Hong Kong”), Golden SolarMax Finance Co., Ltd, a Chinese corporation (“Golden SolarMax”) and SolarMax Technology Holdings (Cayman) Limited, a Cayman Islands corporation (“SolarMax Cayman”).

Accumulate has one wholly-owned subsidiary, Accumulate Investment Hong Kong, a Hong Kong corporation, which has one wholly-owned subsidiary, ZHPV.

SolarMax Hong Kong has one wholly-owned subsidiary, SolarMax Shanghai. SolarMax Shanghai is a wholly foreign-owned entity, which is referred to as a WFOE. SolarMax Shanghai currently has one principal wholly-owned subsidiary, ZHTH. It also has other subsidiaries that are not significant.

The following charts show SolarMax’ corporate structure for its United States and China segments. The chart for the China segment does not include the subsidiaries of ZHTH or ZHPV, which are either project subsidiaries or subsidiaries which are formed to perform services for a specific contract.

United States Segment

China Segment

SolarMax’ principal executive offices are located at 3080 12th Street, Riverside, California 92507. Its telephone number is (951) 300-0788. SolarMax’ website is http://www.solarmaxtech.com. The information contained on, or that can be accessed through, SolarMax’ website or any other website is not a part of this proxy statement/prospectus.

Operations in China

General

SolarMax’ business in China is conducted through ZHTH and ZHPV and their subsidiaries. Unlike systems that SolarMax sells in the United States, which are installations for residential and small business users, the projects in China are generally solar farms, which are constructed on large land areas where multiple ground-mount solar tracking towers are installed. While a typical residential or small business installation in the United States generally generates between 6.5KW and 0.2MW of power, the solar farms can generate in the range of 30MW to more than 100MW of power. To comply with the local requirements to own and operate the EPC business in China, ZHTH and ZHPV establish subsidiaries for different purposes. These special purpose subsidiaries include project subsidiaries which were formed by ZHTH or ZHPV to own the solar farms and the permits to construct and operate solar farms and the equity in the subsidiaries, or, in the case of the agreements with SPIC, are sold to the buyer of the projects upon completion. ZHTH is primarily engaged in the business of identifying and procuring solar system projects for resale to third party developers and related services in China. ZHPV’s core business is to provide EPC services, and it, through subsidiaries, performs operation and maintenance services.

SolarMax’ business in China initially consisted primarily of identifying and procuring solar farm system projects for resale to third party developers and related services in China, identifying potential buyers of solar farms, and providing engineering, procuring and construction services, which are referred to in the industry as EPC services, for solar farms and, to a significantly lesser extent, rooftop solar systems in China. Approximately 95% of China revenue in 2019 and 53% of China revenue in 2018 was generated from Changzhou Almaden Co., Ltd., which is a related party that we refer to in this proxy statement as AMD. See “Business of SolarMax – EPC Services.” Since the second half of 2019, SolarMax’ business in China consisted of EPC services pursuant to agreements with SPIC. All of SolarMax’ China revenues for the nine months ended September 30, 2020 were generated during the second quarter from two projects for SPIC. See “Business of SolarMax – Agreements with SPIC.”

Based on the effective light resource and available land use, SolarMax is focusing on provinces with large tracts of available land and solar resources sufficient for the development of solar farms. SolarMax looks to work with local entities on the project development. As part of this process SolarMax needs to discuss the potential development with local government agencies, which may involve discussions with several departments. The local government agencies publish the availability of permits for solar farms, and SolarMax needs to obtain the permit for the solar farm from the applicable government agency. SolarMax may also find the buyer who will own the solar farm. If SolarMax finds a buyer to operate the solar farm, it would transfer the equity of the project subsidiary related to the solar farm to the buyer. If SolarMax identifies the buyer, it seek to both obtain the contract to perform the EPC work as well as to operate and maintain the project after completion. For its contracts with SPIC, SolarMax and SPIC jointly select the location of the project and the project subsidiary is formed pursuant to a co-development agreement.

SolarMax does not operate any solar farms as an owner, and it has no present plans to operate solar farms for its own account. To the extent that, in the future, it proposes to construct and operate a solar farm for its own account, any decision would be subject to obtaining sufficient financing to enable it to construct and operate the project and complying with government regulations relating to the ownership of a solar farm.

Acquisition of ZHTH and ZHPV

On April 28, 2015, SolarMax acquired the ownership of ZHTH and ZHPV through share exchange agreements with the equity owners of these companies. The purchase price for ZHTH consisted of cash of RMB 200,000 (approximately $32,786) and 4,032,000 shares of common stock. The purchase price for ZHPV consisted of 1,680,000 shares of common stock. The ZHPV share exchange agreement, as amended, also includes a contingency for SolarMax to pay the sellers’ liquidated damages of RMB 10,000,000 (approximately $1.6 million) in the event that SolarMax fails to take specified action with respect to a public offering by May 12, 2017, which is one year from the effective date of the amendment. SolarMax believes that it satisfied this condition with the confidential submission of a registration statement on Form S-1.

Effective on May 12, 2016, in connection with the execution of the amendment to the share exchange agreement for ZHPV, ZHPV entered into a debt settlement agreement with Uonone Group Co., Ltd., one of the former owners of ZHPV. Pursuant to the debt settlement agreement, ZHPV and Uonone agreed to settle a list of pending business transactions entered by them during the period from December 31, 2012 to December 31, 2015. The financial impact of the debt settlement agreement was retroactively adjusted to the acquisition date of April 28, 2015 which reflects a receivable balance from Uonone Group in the amount of $1,570,000. As of September 30, 2020 and December 31, 2019, the receivable balance due from the Uonone Group was approximately $424,436 and $430,540, respectively. This receivable balance is to be paid when SolarMax makes payments for which a separate liability for the same amount was established on the acquisition date. At September 30, 2020 and December 31, 2019, no payments under the acquired liability had been made.

ZHPV holds a construction enterprise qualification certificate for Level III of general contractor for power engineering constructor issued on October 27, 2017, which permits ZHPV to conduct business as a contractor in power engineering construction. The qualification certificate expires on March 4, 2021. SolarMax believe that the renewal of the certificate is routine; however, we cannot assure you that the certificate will be renewed in a timely manner. The certificate is granted by the local government and enables ZHPV to perform its services throughout China. SolarMax engages local licensed engineering firms to perform the initial design work through a bidding process. When the engineering firm completes its design proposal, SolarMax obtains owner approval prior to procurement and construction.

Agreements with SPIC

All of SolarMax’ China revenue for the nine months ended September 30, 2020, which was $60.7 million, was generated during the second quarter from two contracts with SPIC, and included revenue from SPIC and revenue from the sale of power by the project subsidiaries. We refer the two SolarMax projects with SPIC that generated revenue in the nine months ended September 30, 2020 as Yilong #2 and Xingren, which refer to the locations of the projects. The Yilong #2 project is a 70 MW project and the Xingren project is a 35 MW project. The agreements relating to these two projects are with SolarMax’ PRC subsidiaries. As described below, these projects are complete, have been accepted by SPIC and a 70% equity interest in the project subsidiaries has been transferred to SPIC. These agreements are EPC agreement pursuant to which SolarMax performs the EPC services relating to the construction of the projects.

In February 2020, SolarMax, through its subsidiaries, entered into an agreement with SPIC for a 59 MW solar farm project in Guizhou (the “Ancha Project”) as described below. The total value of the project including VAT with 100% ownership at completion is estimated at RMB 233.6 million (approximately $33.4 million) based on the estimated capacity of the project.

In August 2020, pursuant to an EPC contract with SPIC, SolarMax, through its subsidiaries, commenced EPC work on a on a 25MW photovoltaic energy generation project (the “Hehua Project”) in Guizhou.

Yilong #2 and Xingren Projects

In August 2019, SolarMax, through its PRC subsidiaries, entered into MA Agreements with SPIC, pursuant to which SolarMax agreed to construct and sell to SPIC the ownership and control of 70% of SolarMax’ project subsidiaries that own the completed 70MW Project Yilong #2 solar farm project and the completed 35MW Project Xingren solar farm project, when the projects are completed and accepted by SPIC. The projects were completed and accepted by SPIC by December 31, 2019 and the transfer to SPIC of ownership of 70% of the projects was completed in April 2020. Under the MA Agreements, SPIC has the first right of refusal to purchase the remaining 30% ownership interest in the respective project subsidiaries one year after the projects are completed and operational.

On September 29, 2019, SolarMax’ PRC subsidiary, borrowed RMB 5.0 million (approximately $700,000) for interim financing to enable SolarMax to commence construction on the Yilong #2 and Xingren projects pending the completion of long-term financing for these projects. The interest rate is 10% per year and the loan principal and all interest is due on December 31, 2019. The loan was paid from the project financing.

In October 2019, the SolarMax project subsidiaries that owned the Yilong #2 and Xingren projects entered into lease finance agreements with Huaxia Financial Leasing Co., Ltd. (“Huaxia”). The financings are structured as lease finance transactions secured by the respective project companies’ revenue stream and accounts receivable. The principal amounts of the loans are RMB 217.0 million (approximately $31.0 million) for Yilong #2 and RMB 93.0 million (approximately $13.3 million) for Xingren. The interest rate is 130 basis point above certain benchmark RMB loan interest rate as announced by the People’s Bank of China on the lease commencement date. The respective project subsidiaries are the obligors on the loan which is guaranteed by SPIC.

Ancha Project

In February 2020, SolarMax, through its subsidiaries, entered into an M&A (Cooperative Development) Agreement (the “Ancha MA Agreement”) with SPIC, pursuant to which SolarMax will construct the project and will sell the ownership and control of 70% of the Company’s project subsidiary that owns the completed 59 MW solar farm project in Guizhou (the “Ancha Project”) to SPIC when the project is completed and accepted by SPIC. Pursuant to the Ancha MA Agreement, SPIC will have the first right of refusal to purchase the remaining 30% ownership interest in the project subsidiary one year after the project is completed and operational. The total value of the project including VAT with 100% ownership at completion is estimated at RMB 233.6 million (approximately $33.4 million) based on the estimated capacity of the project. The construction began in March 2020. SolarMax expects the project to be completed prior to December 31, 2020 with all the performance obligations and acceptance by SPIC and the transfer of 70% ownership interest to SPIC completed in the first quarter of 2021. As of September 30, 2020 the construction is 80% complete.

In May 2020, the project subsidiary for the Ancha project entered into project lease financing agreement with CSPG Financial Lease Co., Ltd., an unrelated PRC lender, for RMB 163.5 million (approximately $23 million) to finance the construction of the Ancha project. The financing is structured as a lease finance transaction secured by the project companies’ revenue stream and accounts receivable. The interest rate is based on a stipulated benchmark which is currently at 5.311% per year. The financing is secured by the Ancha solar farm project.

Hehua Project

In August 2020, SolarMax, through its subsidiaries, commenced EPC work on a the Hehua Project pursuant to an EPC contract with SPIC. Pursuant to the agreements relating to the Hehua Project, SPIC was to purchase a 100% interest in the project subsidiary. The conditions to the transfer of a 100% equity interest to SPIC were satisfied in December 2020, and, in December 2020, SolarMax complete the sale of 100% equity interest in the project company that owns the Hehua project for a consideration of RMB 4.9 million ($706.000). Consequently, SolarMax deconsolidated the project company for the Hehua project on December 31, 2020. There was no significant gain or loss recognized from the sale transaction. SPIC has an EPC contract with ZHPV dated August 2020 for the construction of the Hehua Projectat a contract price including VAT of RMB 89.1 million (approximately $12.7 million). The EPC construction began in October 2020 and was 37% complete at December 31, 2020.

Other EPC Service Agreements

From the time SolarMax commenced business in China, through 2019, most of SolarMax’ revenue was derived from contracts with subsidiaries or affiliates of Changzhou Almaden Co., Ltd., which is a related party that we refer to in this proxy statement as AMD. Subsidiaries of AMD accounted for approximately $4.7 million, or 95% of China revenue in 2019, $30.9 million, or 53% of China revenue, in 2018, and $55.0 million, or 99.7% of China revenue in 2017. SolarMax does not presently have any agreements with AMD, and it cannot assure you that SolarMax will have agreements with AMD in the future.

During 2018 and 2019, SolarMax performed EPC services for AMD on the two solar farm projects.

In December 2017, ZHPV and ZHTH, entered into contracts with Yilong AMD New Energy Co., Ltd., an affiliate of AMD, for EPC services on a 30MW solar farm project in Guizhou Yilong province. In January 2018, an additional 5MW was added to the project pursuant to a separate agreement. The total contract value, excluding VAT, for the 35MW project is approximately RMB 202.3 million (approximately $30.6 million). Construction work on the project started in January 2018. The project was completed during the year ended December 31, 2018.

In December 2018, ZHPV entered into a supplemental contract with an AMD subsidiary to construct a 10MW solar farm project in Guizhou, China, which was increased to a 10.5MW project for a contract price of RMB 35.9 million (approximately $5.1 million). This contract is supplemental to a prior project agreement which had been completed in 2017. Construction work on this project began in May 2019 and the project was completed during 2019.

During 2018 and 2019, SolarMax also performed EPC services for unrelated parties. Substantially all of the China revenue from unrelated parties was from a contract which ZHPV entered into in August 2018 with Ningxia MCC Meili Cloud Energy Co., Ltd., a non-affiliate, to construct a 50MW photovoltaic power station for a total contract price excluding VAT, of RMB 179.2 million (approximately $27 million) or $0.63 per watt. Construction work on the project started in August 2018, and the project was completed in 2018.

In these projects, the SolarMax subsidiary transfers the equity in the project subsidiary to the owner of the solar farm for a price that is approximately the net worth of the project subsidiary. As a result, it does not generate any significant gain or loss on the sale.

Seasonal weather patterns affect SolarMax’ construction of large-scale solar projects. Northern provinces often experience below zero temperatures along with snow storms which could cause a closure of transportation options along with frozen ground which needs to be cleared for solar equipment, all of which can potential cause slowdowns in construction and increase our cost. SolarMax’ EPC contracts to date have been in the southern provinces where cold weather does not have the same effect although the southern provinces may be subject to other adverse weather conditions.

Operation and Maintenance

Prior to 2020, SolarMax offered to perform operation and maintenance services for solar form projects that it constructed. If SolarMax entered into a maintenance agreement with the solar farm owner, once the project is fully connected to the grid, it would operate and maintain the project at a price and for a term to be agreed upon. In performing these services, SolarMax would work with a local maintenance team who is responsible for the daily maintenance work, including one stationmaster and several workers depending on the plant size, subject to SolarMax’ overall supervision, and SolarMax may engage a subcontractor with specialized experience for certain maintenance services. SolarMax had operations and maintenance contracts with subsidiaries of AMD, and, when these companies sold the projects, the operations and maintenance contracts were terminated by the purchaser. SolarMax does not presently have any operations and maintenance contracts and it cannot give any assurance that it will be able to negotiate operations and maintenance agreements with non-related parties. SolarMax does not have maintenance agreements with respect to any of its agreements with SPIC.

Source of Supply

SolarMax purchases the equipment for the project from local suppliers pursuant to a bidding process. Our construction team will remain on site to perform the EPC services, using local licensed subcontractor as needed. Our EPC services include continuing negotiations with local government and utility companies to resolve any issues that may occur on-site until the project is fully connected to the grid.

Solar panels and other components are available from a number of suppliers. SolarMax purchases solar panels and other components for its China operations from a number of suppliers, including AMD. The following table sets forth information with respect to each supplier of SolarMax’ China operations that accounted for 10% or more of SolarMax’ total purchasers for the nine months ended September 30, 2020 and the years ended December 31, 2019 and 2018.

	Nine Months Ended September 30, 2020			Year Ended December 31, 2019			Year Ended December 31, 2018
Name	Purchases		Percent	Purchases		Percent	Purchases		Percent
Longii Green Energy Technology Co., Ltd	$11,732,516		26%		(1)			(1)
Gui Zhou Wujian Engineering Construction Co. LTD	5,031,934		11%	$11,434,692		13%		(1)
Hunan Red solar New Energy Science and Technology Limited Company		(1)		26,820,996		31%	100	(1)
AMD(2)		(1)			(1)		$17,030,939		25%
Guian New District Almaden Optoelectronic Materials Co. LTD (2)		(1)			(1)		14,423,069		21%

(1)	These suppliers accounted for less than 10% of total purchases for the period.
(2)	These suppliers are AMD or an AMD subsidiary, a related party.

SolarMax purchased solar panels from AMD for certain of its solar farm projects. The amount due to AMD was RMB 116.6 million (approximately $16.9 million) at December 31, 2018. Pursuant to offset agreements dated June 21, 2019 with AMD, SolarMax partially satisfied its obligations to AMD with respect to the balance due for the solar panels, including solar panels purchased during the second quarter of 2019, by offsetting the balance of the unpaid project receivables of RMB 38.95 million (approximately $5.6 million) due to SolarMax from the AMD subsidiary on three completed projects for AMD subsidiaries or affiliates.

On December 11, 2019, SolarMax entered into another offset agreement with AMD to offset its accounts receivables from AMD excluding warranty retainage on one of the AMD projects of RMB 20,622,906 (approximately $2.9 million) against SolarMax accounts payable due AMD for solar panels purchased from AMD.

Competition

Within the solar farm industry in China, SolarMax faces increasing competition from other project developers and EPC companies. The solar energy industry is very competitive, consisting of state-owned enterprises and a large number of private companies. Because China’s central government has announced a policy in favor of renewable energy sources, solar companies worldwide seek to develop and expand their business in China. SolarMax believes the number of new solar farm installation companies entering the industry in China has increased significantly since 2015 when SolarMax commenced business in China. This increased competition has caused some price erosion, which has affected our margins and could result in further reductions in our margins as SolarMax may reduce its prices to generate new business and could impair its ability to enter into EPC agreements with non-related parties. As the interest in solar farms in China increases, there is increased competition for permits, and the government entities that issue the permits may prefer Chinese companies over companies that are owned by a United State company. Since all of SolarMax’ contracts are currently with SPIC, SolarMax is dependent upon SPIC’s policies in engaging contractors for the development of solar farm projects. Since SPIC is state-owned enterprise, its procurement policies may be subject to government policies which may favor a Chinese company rather than a subsidiary of a United States company.

Rooftop solar systems for commercial, industrial and residential user are relatively new in the Chinese market. SolarMax believes it can leverage the expertise gained from its United States experience in this sector to market its services in China. The market for this type of system is currently small compared to our solar farm business, and SolarMax is seeking to explore, develop and market these services. To the extent that SolarMax seeks to enter this market, it will be subject to government regulations that apply to that market. We cannot assure you that SolarMax will seek to enter this market or, if it enters the market, that it will be able operate profitably in this market.

Government Subsidies

The solar investment and the development of the solar industry in China depend on continued government subsidies. Government policies have, and will continue to have, a significant impact on the solar industry in general. Government agencies set the rates that the utility company pays the solar farm owner. In general, the rate set at the beginning of the contract period remains the same during the period, although there is a risk that the rate will be changed. The rate varies from province to province. The government has announced that there will be a yearly decrease in the payment. After 2016, all the solar projects in China are required to be involved with the local government to help alleviate poverty in the region. In addition, solar farm construction needs to be integrated with local agriculture, tourism or animal husbandry, which leads to increases in the cost of our EPC services.

Government Regulations

Renewable Energy Law and Other Government Directive

The Renewable Energy Law of PRC, which originally became effective on January 1, 2006 and was amended on December 26, 2009, sets forth policies to encourage the development and on-grid application of renewable energy, including solar energy. Renewable energy under this law refers to non-fossil fuel energy, including wind energy, solar energy, water energy, biomass energy, geothermal energy, ocean energy and other forms of renewable energy. The law also sets forth a national policy to encourage the installation and use of solar energy water heating systems, solar energy heating and cooling systems, photovoltaic systems and other systems that use solar energy. It also provides economic incentives, such as the establishment of national funding, preferential loans provided by financial institutions with financial interest subsidies to certain renewable energy development and utilization projects, and tax preferential treatment for the development of certain renewable energy projects.

The PRC Energy Conservation Law, which was amended on October 28, 2007, July 2, 2016 and October 26, 2018, encourages utilization of energy-saving building materials like new wall materials and energy-saving equipment, and encourage the installation and application of renewable energy use systems such as solar energy. The law also encourages and supports the vigorous development of methane in rural areas, promotes the utilization of renewable energy resources such as biomass energy, solar energy and wind power, develops small-scale hydropower generation based on the principles of scientific planning and orderly development, promotes energy-saving-type rural houses and furnaces, encourages the utilization of non-cultivated lands for energy plants, and energetically develops energy forests such as firewood forests.

On September 4, 2006, the Ministry of Finance, or MOF, and Ministry of Construction jointly promulgated the Interim Measures for Administration of Special Funds for Application of Renewable Energy in Building Construction, pursuant to which the MOF will arrange special funds to support the application of Building Integrated Photovoltaics systems, or BIPV applications, to enhance building energy efficiency, protect the environment and reduce consumption of fossil fuel energy. Under these measures, applications to provide hot water supply, refrigeration, heating and lighting are eligible for such special funds.

On October 10, 2010, the State Council of the PRC promulgated a decision to accelerate the development of seven strategic new industries. Pursuant to this decision, the PRC government will promote the popularization and application of solar thermal technologies by increasing tax and financial policy support, encouraging investment and providing other forms of beneficial support.

In March 2011, the National People’s Congress approved the Outline of the Twelfth Five-Year Plan for National Economic and Social Development of the PRC, which includes a national commitment to promoting the development of renewable energy and enhancing the competitiveness of the renewable energy industry. Accordingly, in January 2012, the Ministry of Industry and Information Technology and the Ministry of Science and Technology respectively promulgated the Twelfth Five-Year Special Plans Regarding the New Materials Industry and the High-tech Industrialization to support the development of the PRC solar power industry.

On March 8, 2011, the MOF and the Ministry of Housing and Urban-Rural Development jointly promulgated the Circular on Further Application of Renewable Energy in Building Construction to increase the utilization of renewable energy in buildings.

On March 27, 2011, the NDRC promulgated the revised Guideline Catalogue for Industrial Restructuring which categorizes the solar power industry as an encouraged item. This Guideline Catalogue was revised on February 16, 2013 (effective on May 1, 2013) and on October 30, 2019 (effective on January 1, 2020). The solar power industry is still categorized as an encouraged item.

In March 2016, the National People’s Congress approved the Outline of the Thirteenth Five-Year Plan for National Economic and Social Development of the PRC, which mentions a national commitment to continuing to support the development of PV generation industry.

On February 14, 2019, the NDRC issued the Green Industry Guidance Catalogue (2019 Edition) to include solar power equipment manufacturing into the green industry guidance catalogue, to further encourage the development of solar industry.

On January 20, 2020, the NEA, the NDRC, and the Ministry of Finance jointly issued Opinions on Promoting the Healthy Development of Non-hydroelectric Renewable Energy Power Generation, aiming at (i) improving the current subsidy method, (ii) improving market allocation of resources and subsidy decline mechanism, and (iii) optimizing subsidy redemption process.

Laws and Regulations Concerning the Electric Power Industry

The regulatory framework of the PRC power industry consists primarily of the Electric Power Law of the PRC, which became effective on April 1, 1996, and was most recently amended on December 29, 2018, and the Electric Power Regulatory Ordinance, which became effective on May 1, 2005. One of the stated purposes of the Electric Power Law is to protect the legitimate interests of investors, operators and users and to ensure the safety of power operations. According to the Electric Power Law, the PRC government encourages PRC and foreign investment in the power industry. The Electric Power Regulatory Ordinance sets forth regulatory requirements for many aspects of the power industry, including, among others, the issuance of electric power business permits, the regulatory inspections of power generators and grid companies and the legal liabilities for violations of the regulatory requirements.

Electric Power Business Permit

On January 5, 2006, the NDRC promulgated the Administrative Provisions on Renewable Energy Power Generation which set forth specific measures for setting the price of electricity generated from renewable energy sources, including solar, and for allocating the costs associated with renewable power generation. The Administrative Provisions on Renewable Energy Power Generation also delegate administrative and supervisory authority among government agencies at the national and provincial levels and assign partial responsibility to electricity grid companies and power generation companies for implementing the Renewable Energy Law.

Pursuant to the Provisions on the Administration of the Electric Power Business Permit, which were issued by the State Electricity Regulatory Commission, known as SERC, and became effective on December 1, 2005, unless otherwise provided by the SERC, no company or individual in the PRC may engage in any aspect of electric power business (including power generation, transmission, dispatch and sales) without first obtaining an electric power business permit from the SERC. These provisions also require that if an applicant seeks an electric power business permit to engage in power generation, it must also obtain in advance all relevant government approvals for the project including construction, generation capacity and environmental compliance.

However, there are exceptions pursuant to which certain of our photovoltaic power generation projects may not need to obtain an electric power business permit from the SERC. On July 18, 2013, the NDRC issued the Interim Measures for the Administration of Distributed PV Power Generation, which waived the previous requirement to obtain an Electric Power Business Permit for distributed generation projects. On April 9, 2014, the NEA issued the Circular on Clarifying Issues concerning the Administration of Electric Power Business Permit, which was replaced by Circular on Improving the Administration of Electric Power Business Permit by Implementing the Inspiration of the Reforms on Administration, Delegate Powers, and Services issued by NEA on March 23, 2020,which waived requirement to obtain an Electric Power Business Permit for those solar power generation projects with installed capacity less than 6MW and any distributed generation projects approved by or filed with the NDRC or its local branches, and required the local NEA to simplify the Electric Power Business Permit application procedure for the solar power generation companies.

Grid Connection and Dispatchment

All electric power generated in China is distributed through power grids, except for electric power generated by facilities not connected to a grid. The distribution of power to each grid is administered by dispatch centers, which administer and dispatch planned output by power plants connected to the grid. The Regulations on the Administration of Electric Power Dispatch to Networks and Grids, promulgated by the State Council and the former Ministry of Electric Power Industry, effective on November 1, 1993, as amended on January 8, 2011, and its implementation measures, regulate the operation of dispatch centers.

Feed-in Tariff (FIT) Payments

The Renewable Energy Law of the PRC, as amended on December 26, 2009 and effective on April 1, 2010, sets forth policies to encourage the development and utilization of solar power and other renewable energy. The Renewable Energy Law authorizes the relevant pricing authorities to set favorable prices for electricity generated from solar and other renewable energy sources.

The NDRC further issued the Circular on Promoting the Healthy Development of PV Industry by Price Leverage on August 26, 2013, or the 2013 Circular. Under this circular, the feed-in tariff (“FIT”) (including VAT) for solar power projects approved or filed after September 1, 2013 or beginning operation after January 1, 2014 would be RMB0.90 per kilowatt hour (“kWh”), RMB0.95 per kWh or RMB1.00 per kWh, depending on the locations of the projects (excluding on-grid solar power projects located in Tibet).

In addition, the 2013 Circular sets forth special rules that entitle distributed generation projects (excluding the projects that have received an investment subsidy from the central budget) to a national subsidy of RMB0.42 per kWh. According to the Circular on Further Implementing Polices Relating to Distributed Generation issued by the NEA on September 2, 2014 and the Circular on Implementation Plans of PV Generation Construction for 2015 issued by the NEA on March 16, 2015, rooftop distributed generation projects that sell electricity directly to consumers or to both consumers and grid enterprises receive a national subsidy of RMB0.42 per kWh plus the local desulphurized coal benchmark electricity price for the electricity sold to the State Grid or a negotiated electricity purchase price for electricity sold directly to consumers. Ground-mounted projects and rooftop distributed generation projects which sell all electricity to grid enterprises are entitled to the FIT of RMB0.90 per kWh, RMB0.95 per kWh or RMB1.00 per kWh, depending on where the project is located (excluding on-grid solar power projects located in Tibet).

On December 22, 2015, the NDRC issued the Circular on Improving the Policies on the On-grid Tariffs of Onshore Wind Power Generation and PV Generation, effective on January 1, 2016, which provides that ground mounted projects, as well as rooftop distributed generation projects that sell all electricity generated to the local grid companies, are entitled to FIT of RMB0.80 per kWh, RMB0.88 per kWh or RMB0.98 per kWh, depending on where the project is located (excluding on grid solar power projects located in Tibet), provided that these projects are filed after January 1, 2016 and fall within the regional scale index of the year, or these projects are filed prior to January 1, 2016 and fall within regional scale index of the year, but do not commence operations prior to June 30, 2016.

The difference between the FIT for solar power projects and the desulphurized coal benchmark electricity price, or the subsidies paid to distributed generation projects, are funded by the renewable energy development funds. The above FIT and subsidy policies are valid for 20 years for each power generation project since its formal operation, in principle.

On December 30, 2016, the MIIT, NDRC, the Ministry of Science and Technology and MOF jointly promulgated the Development Guide Regarding the New Materials Industry to support and provide details for the development of the PRC solar power industry.

On February 10, 2017, the NEA promulgated the Circular on Printing and Distributing the Guidance on Energy Work in 2017, which promotes the construction of PV and thermal power projects. According to this circular, the PRC government planned to add the new construction scale of 20 million kilowatts and the new installed capacity of 18 million kilowatts in 2017. Although it is the PRC government’s policy to encourage such construction, it is not clear what specific targets have been fulfilled.

On May 31, 2018, the NEA, Ministry of Finance and NDRC of the PRC jointly promulgated a Notice regarding the Matters of Photovoltaic Power Generation in 2018 (“2018 PV Power Generation Notice”). The 2018 PV Power Generation Notice set forth new policies on general and distributed PV power stations. For example, based on the industry practice, no scale for the construction of general photovoltaic power station will be arranged in 2018. Before the issuance of any new rules in respect of the construction of general photovoltaic power stations, no national government subsidies were provided to general photovoltaic power station. There will be a scale of 10 gigawatts for the construction of distributed photovoltaic power station. In general, the feed-in tariff for general photovoltaic power stations will be reduced by RMB 0.05 per kWh.

On April 28, 2019, the NDRC issued a Notice Regarding Issues of Improvement on Mechanism for Grid Price of Photovoltaic Power Generation, effective on July 1, 2019. The benchmark solar PV tariff has been changed into guiding solar PV tariff. For utility-scale solar PV projects that fully feed electricity into grids after July 1, 2019, the FIT will be RMB 0.4 per kWh, RMB 0.45 per kWh, or RMB 0.55 per kWh depending on where the project is located. Commercial and industrial distributed PV that deliver 100% of output to the grid will apply utility-scale PV FITs, others can receive a subsidy of RMB 0.1/kWh.

On January 7, 2019, NDRC and the NEA jointly promulgated the Circular on Actively Promoting Subsidy-free Grid Price Parity for Wind Power and PV Power, which set forth several measures regarding project organization, construction, operation and supervision to promote PV power generation power projects with grid price equivalent to or below the benchmark grid price of coal-fired power units.

On March 31, 2020, NDRC issued Notice Regarding Issues of Grid Price of Photovoltaic Power Generation in 2020, effective on June 1, 2020, pursuant to which the guidance price of the new centralized photovoltaic power station in the I~III resource area, which will be included in the scope of state financial subsidy, is 0.35 per kWh (including tax, the same below), RMB 0.4 per kWh and RMB 0.49 per kWh, respectively. In principle, the feed-in electricity price of the new centralized photovoltaic power station shall be determined by means of market competition and shall not exceed the guidance price in the resource area where it is located. The Circular also makes it clear that commercial and industrial distributed PV that deliver 100% of output to the grid will apply utility-scale PV FITs, others can receive a subsidy of RMB 0.05/kWh.

SolarMax has been advised by AllBright Law Offices, its PRC counsel, that, based on their review of SolarMax’ operations material provided by SolarMax and their review PRC laws and regulations, SolarMax’ operations in the PRC, as presently conducted, based on our approved qualifications, comply in all material respects with applicable PRC laws and regulations.

Subsidy Catalog

On November 29, 2011, the MOF, NDRC and NEA jointly issued the Interim Measures for the Administration of Levy and Use of Renewable Energy Development Fund, which provides that development funds for renewable energy include designated funds arranged by the public budget of national finance, and renewable energy tariff surcharge collected from electricity consumers. Solar power projects can only receive government subsidies after completing certain administrative and perfunctory procedures with the relevant authorities of finance, price and energy to be listed in the Subsidy Catalog issued by the MOF, NDRC and NEA. These subsidies represent the difference between the FIT for solar power projects and the desulphurized coal benchmark electricity price. In January 2016, the NEA announced that there would be a nation-wide inspection on all solar power projects in operation and under construction, and that fall within the regional scale index of the year would be included in and managed via the Platform for Renewable Energy Power Generation Projects for the purpose of government subsidies application and payment.

In order to be listed in the Subsidy Catalog, ground-mounted projects submit applications to the relevant provincial authorities; and in accordance with the Circular on Issues Concerning Implementing Electric Quantity-based Subsidy Policy for Distributed Generation Projects issued by the MOF on July 24, 2013, rooftop distributed generation projects submit applications to the grid enterprises in the area where the projects are located. After preliminary review of the applications, the provincial authorities will jointly report to the MOF, NDRC and NEA, and the MOF, NDRC and NEA has final review of such applications to decide whether to list in the Subsidy Catalog.

Development Funds of Renewable Energy

The Renewable Energy Law provides financial incentives, including national funding for the development of renewable energy projects.

Pursuant to the Interim Measures for the Administration of Designated Funds for the Development of Renewable Energy issued by the MOF and effective on April 2, 2015, the MOF sets up designated funds to support the development and utilization of renewable energy in accordance with the national fiscal budget.

According to the Implementing Measures for the Administration of Price of Renewable Energy and Cost Sharing Program and the Interim Measures for Adjustment to Additional On-grid Tariff for Renewable Energy issued by the NDRC, the gap between the FIT for solar power projects and the desulphurized coal benchmark electricity price is subsidized by collecting tariff surcharge from the electricity consumers within the service coverage of grid enterprises at or above provincial level.

Mandatory Purchase of Renewable Energy

The Renewable Energy Law, which was most recently revised by the Standing Committee of the NPC on December 26, 2009, imposes mandatory obligations on grid enterprises to purchase the full amount of on-grid electricity generated by approved renewable energy plants whose power generation projects meet the grid connection technical standards in the areas covered by the grid enterprises’ power grids. Grid enterprises must improve the power grid construction in order to better absorb electricity generated from renewable energy.

Pursuant to the Measures for the Supervision and the Administration of Purchase of Full Amount of Renewable Energy by Grid Companies issued by the SERC in July 2007, the SERC and its local branches supervise the purchase of the full amount of renewable energy by the grid enterprises. If the grid enterprises do not purchase the full volume of the electricity generated from the renewable energy due to the circumstances such as force majeure or any other circumstance endangering the safety and stability of the power grids, the grid enterprises must promptly notify the renewable energy power generation companies of the details in writing and also submit detailed facts to the competent local branches of the SERC.

The Several Opinions on Promoting the Healthy Development of PV Industry also requires the grid enterprises to ensure PV power generation projects’ timely connection to the power grid and purchase the full amount of electricity generated by the PV power generation projects.

On March 20, 2015, the NDRC and NEA issued the Guidance Opinion on Improvement of Electric Power Operation and Adjustment and Promotion of Full Utilization of Clean Energy that emphasizes that the competent provincial authorities must strengthen the implementation of the provisions with regard to the purchase of the full amount of electricity generated by renewable energy and avoid any curtailment of solar power projects. In addition, it also stated that electricity generated by clean energy is encouraged to be sold directly to the consumers in the regions where there is an ample supply of clean energy, and the relevant parities must coordinate the trans-provincial supply of electricity and power transmission capability, in order to maximize the utilization of clean energy. Local governments also announced their intentions to efficiently implement the system regarding the purchase of the full amount of renewable energy, such as the Inner Mongolian Autonomous Government.

On March 24, 2016, the NDRC issued the Measures for the Administration of Guaranteed Purchase of Full Amount of Renewable Energy, to strengthen the administration of, and provide details for, the implementation of the purchase of the full amount of renewable energy by the grid enterprises.

On May 10, 2019, NDRC and NEA jointly released Notice on Establishing a Mandatory Renewable Electricity Consumption Mechanism, pursuant to which, the government will set renewable electricity consumption quotas in electricity power consumption. The renewable consumption quotas will be determined at the provincial level and the provincial energy administrations will lead the implementation process.

Environmental Protection

The construction processes of the solar power projects may generate noise, waste water, gaseous emissions and other industrial wastes. Therefore, SolarMax is subject to a variety of government regulations related to the storage, use and disposal of hazardous materials and to the protection of the environment of the community. The major environmental regulations applicable to our business activities in the PRC include the Environmental Protection Law of the PRC, the Law on the Prevention and Control of Noise Pollution, the Law on the Prevention and Control of Air Pollution, the Law on the Prevention and Control of Water Pollution, the Law on the Prevention and Control of Solid Waste Pollution, the Environmental Impact Evaluation of Law, and the Regulations on the Administration of Environmental Protection in Construction Projects.

Foreign Investment in Solar Power Business

The principal regulation governing foreign ownership of solar power businesses in the PRC is the Foreign Investment Industrial Guidance Catalog. Under the current catalog, which was amended in 2017 and effective on July 28, 2017, the construction and operation of new energy power stations (including solar power, wind power, etc.) is classified as an “encouraged foreign investment industry.” Foreign-invested enterprises in the encouraged foreign investment industry may be entitled to certain preferential treatment, such as exemption from tariffs on equipment imported for their operations, after obtaining approval from the PRC government authorities.

On March 15, 2019, the National People’s Congress adopted the Foreign Investment Law, or new FIL which became effective on January 1, 2020, and replaced the previous fragmented foreign investment regime: three separate foreign investment laws previously enacted, which are the Wholly Foreign-Owned Enterprises Law, the Chinese-Foreign Equity Joint Ventures Law, and the Chinese-Foreign Contractual Joint Ventures Law. On December 26, 2019, State Counsel of PRC issued Regulation on the Implementation of the Foreign Investment Law of PRC, or Implementation of new FIL, effective on January 1, 2020. The new FIL sets forth a few definitions and guiding principles vis-à-vis foreign investment. It defines “foreign investors” as any “natural person, enterprise, or other organization of a foreign country” and “foreign-invested enterprises” as any enterprise established under Chinese law that is wholly or partially invested by foreign investors. The new FIL further defines “foreign investment” as any foreign investor’s direct or indirect investment in mainland China, including (a) establishing FIEs either individually or jointly with other investors; (b) acquiring shares, equity, property shares, other similar rights and interests in Chinese domestic enterprises; (c) investing in new projects either individually or jointly with other investors; and (d) making investments through other means provided by laws, administrative regulations, or the State Council. The new FIL also reaffirms that the State supports the policy of opening up and encourages foreign investment made by foreign investors in mainland China, and implements policies in high level freedom and convenience in investment to build a market environment of stability, transparency, predictability, and fair competition. In addition, the State established pre-establishment national treatment plus negative list. National treatment means foreign investment will be treated no less favorably than domestic investment during the investment access stage unless otherwise stipulated under negative list which impose special administrative measures in foreign investment access. The negative list will be approved or published by the State Council. The new FIL also sets out a list of policy measures for promoting foreign investment, such as equal treatment of foreign and domestic with respect to the application of business development policies, formulation of standards and application of compulsory standards, and government procurement. Furthermore, the new FIL lists protective measures and regulating provisions foreign investment. For example, in general foreign investors’ investments are not subject to governmental expropriation; forced technology transfer by administrative measures will be prohibited; the laws including the Company Law and the Partnership Enterprise will govern FIEs’ organizational forms, institutional frameworks and standard of conduct. The new FIL sets forth certain legal responsibilities. For example, if a foreign investor invests in a prohibited industry, it will be ordered to cease investment activities, restore the conditions that existed prior to the activities by, for instance, disposing of its shares or assets, and forfeiting any illegal proceeds. If a foreign investor investing in a restricted industry violates the conditions specified by the negative list, it will be ordered to make corrections to satisfy the conditions within a certain period. As a matching regulation to new FIL, the regulation highlights the promotion and protection of foreign investment and details measures to ensure the effective implementation of new FIL.

On June 23, 2020, the NDRC and the MOFCOM jointly issued the Special Administrative Measures for the Access of Foreign Investment (2020 Edition) (the “Negative List”), which came into force on July 23, 2019. “Negative list” means a special administrative measure for access of foreign investment in specific fields as imposed by the PRC. Foreign investors are not allowed to invest in the forbidden investment as specified in the negative list. Foreign investors must comply with the special equity management requirements, senior management requirements and other restrictive access special management measures when making investments in the restricted investments as specified in the negative list. The Negative List provides that sectors that are not specified in the Negative List shall be subject to administration under the principle of treating domestic investments and foreign investments equally. The NDRC and the MOFCOM jointly also issued the Industrial Catalogue to Encourage Foreign Investment, or the Encourage Catalogue, which sets forth the industries and economic activities that foreign investment in China is encouraged to be engaged in. According to the Encouraged Catalogue amended on June 30, 2019, the construction and operation of new energy power stations (including solar power, wind power, etc.) is within the scope of industries that encourage foreign investment.

Work Safety

The Work Safety Law of the PRC, which became effective on November 1, 2002 and was amended on August 31, 2014, is the principal law governing the supervision and administration of work safety for solar power projects. In accordance with the Measures for the Supervision and the Administration of Work Safety of Electricity Industry promulgated by the NDRC, which became effective on March 1, 2015, power plants are responsible for maintaining their safety operations in accordance with the relevant laws, regulations, rules and standards regarding the work safety. The NEA and its local branches supervise and administer the work safety of electricity industry at the national and local level. On April 20, 2015, the NEA and the State Administration of Work Safety jointly promulgated the Circular on Standardizing Safe Production Process for PV Generation Enterprises, which detailed the standards of production process for PV generation enterprises for work safety purpose.

Labor Laws and Social Insurance

Pursuant to the PRC Labor Law, which first took effect on January 1, 1995 and was most recently amended on December 29, 2019 (also the effective date), a written labor contract is required when an employment relationship is established between an employer and an employee. On June 29, 2007, the Standing Committee of the National People’s Congress, or the SCNPC, promulgated the Labor Contract Law, as amended on December 28, 2012 (effective as of July 1, 2013), which formalizes employees’ rights concerning employment contracts, overtime hours, layoffs and the role of trade unions and provides for specific standards and procedures for the termination of an employment contract. In addition, the Labor Contract Law requires the payment of a statutory severance payment upon the termination of an employment contract in most cases, including in cases of the expiration of a fixed-term employment contract. In addition, under the Regulations on Paid Annual Leave for Employees and its implementation rules, which became effective on January 1, 2008 and on September 18, 2008 respectively, employees are entitled to a paid vacation ranging from 5 to 15 days, depending on their length of service and to enjoy compensation of three times their regular salaries for each such vacation day in case such vacation days are deprived by employers, unless the employees waive such vacation days in writing. Although SolarMax is currently in compliance with the relevant legal requirements for terminating employment contracts with employees in our business operation, in the event that SolarMax decides to lay off a large number of employees or otherwise change its employment or labor practices, provisions of the Labor Contract Law may limit its ability to effect these changes in a manner that SolarMax believes to be cost-effective or desirable, which could adversely affect SolarMax’ business and results of operations.

Enterprises in China are required by PRC laws and regulations to participate in certain employee benefit plans, including social insurance funds, namely a pension plan, a medical insurance plan, an unemployment insurance plan, a work-related injury insurance plan, a maternity insurance plan and a housing provident fund, and contribute to the plans or funds in amounts equal to certain percentages of salaries, including bonuses and allowances, of the employees as specified by the local government from time to time at locations where they operate their businesses or where they are located. According to the Social Insurance Law, without force majeure reasons, employers must not suspend or reduce their payment of social insurance for employees, otherwise the employer may be ordered to pay the required contributions within a stipulated deadline and be subject to a late fee of 0.05% of the amount overdue per day from the original due date by the relevant authority. If the employer still fails to rectify the failure to make social insurance contributions within such stipulated deadline, it may be subject to a fine ranging from one to three times the amount overdue. According to Regulations on Management of Housing Fund, employers must not suspend or reduce the payment of house provident funds for their employees. Under the circumstances where financial difficulties do exist due to which an employer is unable to pay or pay up house provident funds, permission of labor union of the employer and approval of the local house provident funds commission must first be obtained before the employer can suspend or reduce their payment of house provident funds. An enterprise that fails to make housing fund contributions may be ordered to rectify the noncompliance and pay the required contributions within a stipulated deadline; otherwise, a fine of over RMB 10,000 and up to RMB 50,000 may be imposed on the employer, and an application may be made to a local court for compulsory enforcement.

Taxation

PRC Enterprise Income Tax

The PRC enterprise income tax is calculated based on the taxable income determined under PRC laws and accounting standards. On March 16, 2007, the National People’s Congress of China enacted a new PRC Enterprise Income Tax Law, which became effective on January 1, 2008 and was later amended on February 24, 2017 and December 29, 2018. On December 6, 2007, the State Council promulgated the Implementation Rules to the PRC Enterprise Income Tax Law, or the Implementation Rules, which also became effective on January 1, 2008. On December 26, 2007, the State Council issued the Notice on Implementation of Enterprise Income Tax Transition Preferential Policy under the PRC Enterprise Income Tax Law, or the Transition Preferential Policy Circular, which became effective simultaneously with the PRC Enterprise Income Tax Law. The PRC Enterprise Income Tax Law imposes a uniform enterprise income tax rate of 25% on all domestic enterprises, including foreign-invested enterprises unless they qualify for certain exceptions, and terminates most of the tax exemptions, reductions and preferential treatments available under previous tax laws and regulations.

Moreover, under the PRC Enterprise Income Tax Law, enterprises organized under the laws of jurisdictions outside China with their “de facto management bodies” located within China may be considered PRC resident enterprises and therefore subject to PRC enterprise income tax at the rate of 25% on their worldwide income. The Implementation Rules define the term “de facto management body” as the management body that exercises full and substantial control and overall management over the business, productions, personnel, accounts and properties of an enterprise. In addition, the Circular Related to Relevant Issues on the Identification of a Chinese holding Company Incorporated Overseas as a Residential Enterprise under the Criterion of De Facto Management Bodies Recognizing issued by the State Administration of Taxation (Circular 82) promulgated by the State Administration of Taxation on April 22, 2009 provides that a foreign enterprise controlled by a PRC company or a PRC company group will be classified as a “resident enterprise” with its “de facto management bodies” located within China if the following requirements are satisfied: (i) the senior management and core management departments in charge of its daily operations function mainly in China; (ii) its financial and human resources decisions are subject to determination or approval by persons or bodies in China; (iii) its major assets, accounting books, company seals and minutes and files of its board and shareholders’ meetings are located or kept in China; and (iv) at least half of the enterprise’s directors or senior management with voting rights reside in China. Although the circular only applies to offshore enterprises controlled by PRC enterprises and not those controlled by PRC individuals or foreigners, the determining criteria set forth in the circular may reflect the State Administration of Taxation’s general position on how the “de facto management body” test should be applied in determining the tax resident status of offshore enterprises, regardless of whether they are controlled by PRC enterprises, individuals or foreigners.

PRC VAT and Business Tax

Pursuant to the Interim Regulation of the People’s Republic of China on Value-Added Tax (the “VAT Regulation”), which was amended on November 10, 2008, February 6, 2016 and November 19, 2017 and its implementation rules, any entity or individual engaged in the sales of goods, provision of specified services and importation of goods into China is generally required to pay a VAT, at the rate of 17% of the gross sales proceeds received, less any deductible VAT already paid or borne by such entity.

Pursuant to the PRC Provisional Regulations on Business Tax, which was eliminated on November 9, 2017, taxpayers falling under the category of service industry in China are required to pay a business tax at a normal tax rate of 5% of their revenues. In November 2011, the MOF and the State Administration of Taxation promulgated the Pilot Plan for Imposition of Value-Added Tax to Replace Business Tax. Pursuant to this plan and relevant notices, from January 1, 2012, the value-added tax has been imposed to replace the business tax in the transport and shipping industry and some of the modern service industries in certain pilot regions, of which Shanghai is the first one. A VAT rate of 6% applies to revenue derived from the provision of some modern services.

On December 12, 2013, the MOF and SAT issued Notice of the Ministry of Finance and the State Administration of Taxation on Including the Railway Transportation and Postal Industries in the Pilot Program of Replacing Business Tax with Value-Added Tax (2013 Amendment), which was most recently amended in May 2016, along with Pilot Implemental Rules of Replacing Business Tax with VAT, which was effective on January 1, 2014 and was most recently revised on March 23, 2016 (“Pilot Rules”). Pursuant to the Pilot Rules, the entity and individual who provide service in transportation, postal and other modern service industrial shall be obligated to pay VAT. Taxpayers who provide taxable service shall pay VAT instead of the Business Tax. The tax rate for provision of modern service industry (exclusive of leasing of tangible chattel) is 6%.

In March 2016, the MOF and the SAT jointly issued the Circular on the Pilot Program for Overall Implementation of the Collection of Value Added Tax Instead of Business Tax, or Circular 36, which took effect in May 2016. Pursuant to the Circular 36, all of the companies operating in construction, real estate, finance, modern service or other sectors which were required to pay business tax are required to pay VAT, in lieu of business tax. In November 2017, PRC State Counsel issued the amendment to Interim Regulations of PRC Value Added Taxes, or the VAT Regulation, pursuant to which entities and individuals that sell goods or labor services of processing, repair or replacement, sell services, intangible assets, or immovables, or import goods within the territory of the PRC are taxpayers of VAT, and shall pay VAT. The tax rate for VAT shall be, among others, (1) 17% for taxpayers engaged in sale of goods, services, lease of tangible movables or importation of goods, unless otherwise stipulated in VAT Regulation; (2) 11% for taxpayers engaged in sale of transportation, postal, basic telecommunications, construction, lease of immovables, sale of immovable, transfer of land use rights, sale or importation of certain types of goods; (3) 6% for taxpayers engaged in sale of services and intangible assets, unless otherwise stipulated in VAT Regulation. Pursuant to the Circular of the Ministry of Finance and the State Administration of Taxation on Adjusting Value-added Tax Rates promulgated on April 4, 2018 and effective on May 1, 2018, by the Ministry of Finance and State Administration of Taxation, where a taxpayer engages in a taxable sales activity for the value-added tax purpose or imports goods, the previous applicable 17% and 11% tax rates are adjusted to 16% and 10%, respectively. Pursuant to Announcement on Policies for Deepening the VAT Reform issued by the PRC Ministry of Finance, PRC State Taxation Administration and the General Administration of Customs on May 20, 2019 and effective on April 1, 2019, the previous rate of 16% or 10% are adjusted to be 13% or 9%, respectively, for taxpayer’s general sale activities or imports.

Dividend Withholding Tax

Pursuant to the PRC Enterprise Income Tax Law and the Implementation Rules, dividends generated after January 1, 2008 and payable by a foreign-invested enterprise in China to its foreign investors are subject to a 10% withholding tax, unless any such foreign investor’s jurisdiction of incorporation has a tax treaty with China that provides for a different withholding arrangement.

Foreign Currency Exchange

Foreign currency exchange regulation in the PRC is primarily governed by the Regulations on the Administration of Foreign Exchange, most recently revised by the State Council on August 5, 2008, Notice on Further Simplifying and Improving Policies of Foreign Exchange Administration Regarding Direct Investment issued by SAFE on February 13, 2015, and the Provisions on the Administration of Settlement, Sale and Payment of Foreign Exchange promulgated by People’s Bank of China on June 20, 1996. Currently, RMB is convertible for current account items, including the distribution of dividends, interest payments, trade and service related foreign exchange transactions. Conversion of RMB for most capital account items, such as direct investment, security investment and repatriation of investment, however, is still subject to registration with the SAFE. Foreign-invested enterprises may buy, sell and remit foreign currencies at financial institutions engaged in foreign currency settlement and sale after providing valid commercial documents and, in the case of most capital account item transactions, obtaining approval from the SAFE. Capital investments by foreign enterprises are also subject to limitations, which include approvals by the NDRC, the Ministry of Construction, and registration with the SAFE.

In August 2008, the SAFE issued the Circular on the Relevant Operating Issues Concerning the Improvement of the Administration of Payment and Settlement of Foreign Currency Capital of Foreign-Invested Enterprises, or the SAFE Circular No. 142, regulating the conversion by a foreign invested enterprise of foreign currency-registered capital into RMB by restricting how the converted RMB may be used. Pursuant to the SAFE Circular No. 142, the RMB capital converted from foreign currency registered capital of a foreign-invested enterprise may only be used for purposes within the business scope approved by the applicable government authority and may not be used for equity investments within the PRC. In addition, the SAFE strengthened its oversight of the flow and use of the RMB capital converted from foreign currency registered capital of foreign-invested enterprises. The use of such RMB capital may not be changed without the SAFE’s approval, and such RMB capital may not in any case be used to repay RMB-denominated loans if the proceeds of such loans have not been used. Violations may result in severe monetary or other penalties. Furthermore, on March 30, 2015, the SAFE issued the Circular on Reforming the Administration Approach Regarding the Foreign Exchange Capital Settlement of Foreign-invested Enterprises, or SAFE Circular No.19, which became effective on June 1, 2015 and replaced Circular 142. SAFE Circular No.19 provides that, the conversion from foreign currency registered capital of foreign-invested enterprises into the Renminbi capital may be at foreign-invested enterprises’ discretion, which means that the foreign currency registered capital of foreign-invested enterprises for which the rights and interests of monetary contribution has been confirmed by the local foreign exchange bureau (or the book-entry of monetary contribution has been registered) can be settled at the banks based on the actual operational needs of the enterprises. However, SAFE Circular No. 19 does not materially change the restrictions on the use of foreign currency registered capital of foreign-invested enterprises. For instance, it still prohibits foreign-invested enterprises from, among other things, spending RMB capital converted from its foreign currency registered capital on expenditures beyond its business scope.

In February 2012, the SAFE promulgated the Notice on the Administration of Foreign Exchange Matters for Domestic Individuals Participating in the Stock Incentive Plans of Overseas Listed Companies, or the Stock Option Notice. Under the Stock Option Notice, domestic individuals who participate in equity incentive plans of an overseas listed company are required, through a PRC agent or PRC subsidiary of such listed company, to register with SAFE and complete certain other bank and reporting procedures. The Stock Option Notice simplifies the requirements and procedures for the registration of stock incentive plan participants, especially in respect of the required application documents and the absence of strict requirements on offshore and onshore custodian banks.

The Circular of Further Improving and Adjusting Foreign Exchange Administration Policies on Foreign Direct Investment issued by the SAFE on November 19, 2012 and amended on May 4, 2015 substantially amends and simplifies the foreign exchange procedure. Pursuant to this circular, the opening of various special purpose foreign exchange accounts (e.g. pre-establishment expense accounts, foreign exchange capital accounts, guarantee accounts), the reinvestment of lawful incomes derived by foreign investors in the PRC (e.g. profit, proceeds of equity transfer, capital reduction, liquidation and early repatriation of investment), and purchase and remittance of foreign exchange as a result of capital reduction, liquidation, early repatriation or share transfer in a foreign-invested enterprise no longer require the SAFE’s approval, and multiple capital accounts for the same entity may be opened in different provinces, which was not possible before. In addition, the SAFE promulgated the Circular on Printing and Distributing the Provisions on Foreign Exchange Administration over Domestic Direct Investment by Foreign Investors and the Supporting Documents in May 2013, which specifies that the administration by the SAFE or its local branches over direct investment by foreign investors in the PRC must be conducted by way of registration and banks shall process foreign exchange business relating to the direct investment in the PRC based on the registration information provided by the SAFE and its branches.

On February 13, 2015, the SAFE promulgated the Circular on Further Simplification and Improvement of Foreign Currency Administration Policies on Direct Investment, which became effective on June 1, 2015. This circular aims to further remove or simplify the approval requirements of SAFE upon the direct investment by foreign investors.

Dividend Distribution

The principal regulations governing dividend distributions of wholly foreign-owned enterprises include:

●	the Company Law (2018 Revision);

●	the Foreign Investment Law

●	the Regulations on the Implementation of Foreign Investment Law

Under these regulations, wholly foreign-owned enterprises in the PRC may pay dividends only out of their accumulated profits as determined in accordance with PRC accounting standards and regulations.  In addition, each of our wholly foreign-owned enterprises is required to set aside at least 10% of its accumulated after-tax profits each year, if any, to fund certain statutory reserve funds, until the aggregate amount of such fund reaches 50% of its registered capital.

Regulations Relating to Internet Information Security and Privacy Protection

Internet information in China is regulated from a national security standpoint. The National People’s Congress, or the NPC, enacted the Decisions on Preserving Internet Security in December 2000, as amended in August 2009, which subject violators to potential criminal punishment in China for any attempt to: (i) gain improper entry into a computer or system of strategic importance; (ii) disseminate politically disruptive information; (iii) leak state secrets; (iv) spread false commercial information; or (v) infringe intellectual property rights. The Ministry of Public Security of the PRC, or the MPS, has promulgated measures that prohibit use of the internet in ways which, among other things, result in a leak of state secrets or a spread of socially destabilizing content. If an internet information service provider violates these measures, the MPS and its local branches may revoke its operating license and shut down its websites.

The Standing Committee of China’s National People’s Congress passed the Cyber Security Law (the “CSL”), China’s first cybersecurity law, in November 2016, which took effect in June 2017. The CSL is the first Chinese law that systematically lays out the regulatory requirements for cybersecurity and data protection, and any individual or organization using the network must comply with the PRC constitution and applicable laws, follow the public order and respect social moralities, and must not endanger cyber security, or engage in activities by making use of the network that endanger the national security, honor and interests, or infringe on the fame, privacy, intellectual property and other legitimate rights and interests of others. Usually, a network is broadly defined and includes, but is not limited to, the Internet. The legal consequences of violation of the CSL include penalties of warning, confiscation of illegal income, suspension of related business, winding up for rectification, shutting down the websites, and revocation of business license or relevant permits. The costs of compliance with, and other burdens imposed by, CSL may limit the use and adoption of our products and services and could have an adverse impact on our business.

PRC Civil Code passed by China’s National People’s Congress on May 22, 2020, to be effective on January 1, 2021, also stipulates that the personal information of a natural person shall be protected by the law. Furthermore, the Data Security Law of the PRC (Draft) was published on July 3, 2020 by the National People’s Congress for public comment. The draft law consists of seven chapters, namely General Provisions, Data Security and Development, Data Security System, Data Security Protection Obligation, Security and Openness of Government Data, Legal Liability and Supplementary Provisions. However, the relationship between the Data Security Law of the PRC and the implemented National Security Law of the PRC, the Cyber Security Law of the PRC, PRC Civil Code, the Confidentiality Law of the PRC and the ongoing Personal Information Protection Law of the PRC needs to be carefully clarified.

Qualification of Construction Enterprise

According to the Construction Law of the PRC issued by the Standing Committee of the National People’s Congress on November 1, 1997, effective on March 1, 1998, and as amended on April 22, 2011 and most recently on April 23, 2019 (effective on the same day), building construction enterprises, survey enterprises, design enterprises and construction supervision enterprises that engage in construction activities shall meet the following conditions: (1) having registered capital conforming to state provisions; (2) having specialized technical personnel with legally required qualifications who are commensurate with the construction activities being engaged in; (3) having technical equipment for engaging in related construction activities; and (4) other conditions as may be prescribed by laws and administrative regulations. In addition, building construction enterprises, survey enterprises, design enterprises and project supervision enterprises that engage in construction activities shall be classified into different grades of qualifications in accordance with their registered capital, specialized technical personnel, technical equipment in their possession and previous performance in construction projects completed, and may engage in construction activities within the scope permitted under their respective qualifications only after acquirement of the corresponding grade of qualification certificates upon passing qualification examination. Under circumstances where a construction enterprise undertakes projects out of the scope permitted under its level of qualification, the relevant governing authorities will have the power to demand such enterprise to cease its illegal conduct, and impose on such enterprise administrative penalties which include fines, suspension of operation for rectification, lowering its grade of qualification, revocation of qualification certificates and confiscation of illegal income.

Pursuant to the Administration Rules Regarding Qualification of Construction Enterprise issued by the Ministry of Housing and Urban-Rural Development of the PRC on September 13, 2016, which was most recently modified by the Decisions of the Ministry of Housing and Urban-Rural Development on the Modification of the Administration Rules Regarding Qualification of Construction Enterprise and Other Regulations on December 22, 2018 (effective on the same day), a construction enterprise may conduct its construction business after the receipt of a qualification which is classified into three categories, named as General Construction Contractor Qualification, Professional Contractor Qualification, and Construction Labor Service Qualification, with each category having several grades. In addition, construction enterprises must maintain their assets, major personnel, technical equipment, etc., at the level required by their respective grades of construction qualifications, otherwise, the relevant local authorities will have the power to demand the enterprises to rectify within a prescribed time limit, the longest of which shall not exceed three months. During the period in which the enterprises are rectifying in regard to its qualifications, the enterprises cannot apply to upgrade their construction qualifications or add items into their current construction qualifications, and cannot undertake new construction projects. Provided that the enterprises have failed to rectify to reach the standards of their construction qualifications within the prescribed time limit, the authorities which grant such enterprises the qualifications will have the power to revoke the qualification certificates.

Regulations on Overseas Listing

In August 2006, six PRC regulatory agencies jointly adopted the Provisions on the Merger and Acquisition of Domestic Enterprises by Foreign Investors, or the M&A Rule. As amended in 2009, this rule requires that, if an overseas company established or controlled by PRC domestic companies or citizens intends to acquire equity interests or assets of any other PRC domestic company affiliated with the PRC domestic companies or citizens, such acquisition must be submitted to the Ministry of Commerce, rather than local regulators, for approval. In addition, this regulation requires that an overseas company controlled directly or indirectly by PRC companies or citizens and holding equity interests of PRC domestic companies needs to obtain the approval of the China Securities Regulatory Commission (“CSRC”) prior to listing its securities on an overseas stock exchange.

While the application of the M&A Rule remains unclear, based on our understanding of current PRC laws, regulations, and the Provisions on Indirect Issuance of Securities Overseas by a Domestic Enterprise or Overseas Listing of Its Securities for Trading announced by the CSRC on September 21, 2006 (effective the same day), SolarMax believes it is not applicable to SolarMax since SolarMax is not and we are not overseas company controlled by PRC domestic companies or natural persons.

If, conversely, it is determined that CSRC approval is required for this offering, SolarMax may face sanctions by the CSRC or other PRC regulatory agencies for failure to seek CSRC approval for this offering. These sanctions may include fines and penalties on our operations in the PRC, delays or restrictions on the repatriation into the PRC of the proceeds from this offering, restrictions on or prohibition of the payments or remittance of dividends by our PRC subsidiary, or other actions that could have a material adverse effect on our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our common stock.

Regulations on Stock Incentive Plans

On December 25, 2006, the People’s Bank of China promulgated the Administrative Measures of Foreign Exchange Matters for Individuals, setting forth the respective requirements for foreign exchange transactions by individuals (both PRC or non-PRC citizens) under either the current account or the capital account. Additionally, individuals shall not evade foreign exchange supervisions by partitioning the intended amount of foreign exchange into separate transactions.

On February 15, 2012, SAFE issued the Notices on Issues concerning the Foreign Exchange Administration for Domestic Individuals Participating in Stock Incentive Plan of Overseas Publicly-Listed Company, or the Stock Incentive Plan Rules. The purpose of the Stock Incentive Plan Rules is to regulate foreign exchange administration of PRC domestic individuals who participate in employee stock holding plans and stock option plans of overseas listed companies. According to the Stock Incentive Plan Rules, if PRC “domestic individuals” (both PRC residents and non-PRC residents who reside in China for a continuous period of not less than one year, excluding the foreign diplomatic personnel and representatives of international organizations) that participate in any stock incentive plan of an overseas listed company, a PRC domestic qualified agent, which could be the PRC subsidiary of such overseas listed company, shall, among others things, file, on behalf of such individual, an application with SAFE to conduct the SAFE registration with respect to such stock incentive plan, and obtain approval for an annual allowance with respect to the purchase of foreign exchange in connection with stock holding or stock option exercises. In addition, the Circular on Relevant Issues Concerning Foreign Exchange Control on Domestic Residents’ Offshore Investment and Financing and Roundtrip Investment Through Special Purpose Vehicles promulgated by SAFE in July 2014 (SAFE Circular No. 37) also provides certain requirements and procedures for foreign exchange registration in relation to an equity incentive plan of a special purpose vehicle before listing. In this regard, if a non-listed special purpose vehicle grants equity incentives to its directors, supervisors, senior officers and employees in its domestic subsidiaries, the relevant domestic individual residents may register with SAFE before exercising their rights.

The Stock Incentive Plan Rules and SAFE Circular 37 were promulgated only recently and many issues require further interpretation. Although, based on advice of AllBright Law offices, SolarMax’ PRC counsel SolarMax does not believe that it is subject to these rules, we cannot assure you that SAFE will not come to a different conclusion. If we or SolarMax are subject to these rules and we or our PRC employees fail to comply with the Stock Incentive Plan Rules, we and our PRC employees may be subject to fines and other legal sanctions. In addition, the General Administration of Taxation has issued several circulars concerning employee stock options, and, under these circulars, our employees working in China who exercise stock options would be subject to PRC individual income tax. Our PRC subsidiary would have obligations to file documents related to employee stock options with relevant tax authorities and withhold individual income taxes of those employees who exercise their stock options. If our employees fail to pay and we fail to withhold their income taxes, we may face sanctions imposed by tax authorities or other PRC government authorities

United States Operations

Solar Energy Systems

SolarMax designs, installs and sells or finances high performance photovoltaic solar energy systems and, commencing in the third quarter of 2016, backup battery systems. A photovoltaic system generates electricity directly from sunlight via an electric process that occurs naturally in certain types of materials. A system consists of one or more photovoltaic modules and an inverter. Photovoltaic modules, which are manufactured in different sizes and shapes, generate direct current (DC) electricity. The electricity current is then fed through an inverter to produce the alternating current (AC) electricity that can be used to power residences and commercial businesses. The major components of our solar energy systems include solar panels that convert sunlight into electrical current, inverters that convert the DC electrical output from the panels to AC current compatible with the electric grid, racking that attaches the solar panels to the roof or ground and electrical hardware that connects the solar energy system to the electric grid. The backup battery system is an optional system that is used by some of our clients who want to store solar power and use it when there is a disruption in electricity power for any reason. SolarMax currently installs solar systems only in California.

SolarMax provides and installs both grid-tied and off-grid systems. Grid-tied systems remain connected to the electric grid, so that the energy generated by the system is sent back to the grid during the day and power is drawn back at night. The electric grid thus serves as a “storage device” for photovoltaic-generated power. If consumers use more power than is generated by their solar energy system, they can purchase power from the regional utility company. If consumers use less power than the system generates, they can sell the electricity back to their local utility companies and receive a credit on their electric bills. In order to sell power back to the utility company, the owners need to make an application to the utility company and the utility company then gives the owners a standard agreement covering the purchase of the excess power. Grid-tied systems generally represent the most common, affordable and feasible option for urban and suburban residences.

Off-grid systems are not connected to the utility grid and therefore require battery backup. Off-grid solutions are less common and are mostly employed for residences that do not have the option of connecting to the utility grid. Almost all of SolarMax’ installations are grid-tied systems.

Sale and Installation Process

SolarMax’ system sale and installation process consists of five stages - feasibility, design, permitting, procurement and installation. In addition, when a customer requests additional services, SolarMax will enter into post-installation maintenance agreements with customers who own the systems.

SolarMax markets to its customers using print ad, internet, radio and television adverting along with customer referrals. SolarMax is in the process of shifting its focus from traditional radio advertisements to sponsorships and other public relation initiatives. After the initial contact with a prospective customer, SolarMax’ construction and solar engineers visit the customer to conduct an on-site evaluation and assess the customer’s electricity needs. The site assessment includes a shading analysis, roof inspection and review of any existing mechanical systems. Additionally, SolarMax reviews the customer’s recent utility bills so that it can present a proposal designed to meet the customer’s energy requirements and answer the customer’s questions. At this stage, the customer has not made any commitment to purchase a system from SolarMax.

At the design stage, SolarMax analyzes the information obtained during the feasibility stage to design a proposed solar energy solution, based on the customer’s stated energy needs, financial means and the specifics of the building location. Upon completion of the design stage, SolarMax present the customer with a detailed written proposal outlining the components of the system, the proposed timeline of the system implementation, the estimated price and estimated energy savings as well as the expected return on the investment based on existing rate information. Approved customers who purchase SolarMax’ systems sign a purchase agreement and tender to SolarMax a down payment equal to the lesser of 10% of the overall cost or $1,000, which can be refunded within three days.

The period of time between the initial customer contact at the feasibility stage and the signing of the contract upon the completion of the design stage (the negotiation period) may range from less than a month to more than a year, with six to nine months being the average negotiation period for larger commercial projects.

Before installing any solar or backup battery system, SolarMax must obtain required permits and approvals from the local fire department and the department of building and safety and other applicable state and local agencies, as well as from utility companies. SolarMax prepares a full permitting package and apply for these permits on behalf of the customer. SolarMax may also assist the customer with necessary paperwork to apply for and obtain the tax rebates and incentives. The permitting process typically takes four to eight weeks. Upon completion of this stage, SolarMax requires customers paying to pay 40% of the total purchase price.

Once the customer orders the system, SolarMax orders products, parts and materials necessary to implement the project. Upon delivery of the materials to the customer’s site, SolarMax requires an additional 40% of the purchase price.

Finally, SolarMax assembles and installs the system at the customer’s site. Once installation is complete, SolarMax meets with the customer to conduct a final walk-through of the system and review its components. Upon the final walk-through and sign-off by the city inspector, the system becomes fully operational, and SolarMax requires the remaining 20% of the purchase price. The payment schedules do not apply to customers for whom SolarMax is providing financing.

Source of Supply

SolarMax has a supply agreement with Sunspark Technology, Inc. (“Sunspark”). The agreement provides for pricing but does not commit SolarMax to make any specified dollar volume of purchase. The agreement with Sunspark covers purchases by both SolarMax’ United States and China operations. Although SolarMax previously had an agreement which provided for minimum purchase requirements, the agreement was amended to eliminate the purchase requirements.

Battery back-up systems are available from a number of suppliers.

One supplier, Consolidated Electrical Distributors, accounted for 10% or more of the purchases for SolarMax’ United States operations. This supplier accounted for purchases of approximately $5.6 million, or 12% of purchases, for the nine months ended September 30, 2020, approximately $9.5 million, or 11%, for the year ended December 31, 2019 and approximately $8.9 million, or 13%, for the year ended December 31, 2018.

Warranty Obligations; Production Guarantee

All parts of the system provided by SolarMax are under manufacturers’ warranties, typically for 25 years for the panels and inverters. The manufacturer’s warranty on the solar energy systems’ components, which is typically passed-through to the customers, ranges from one to ten years. SolarMax provides a limited installation services warranty that warrants the installation services related to the system owner’s photovoltaic modules and inverters to be free from defects in the installation services under normal application, use and service conditions for a period of 10 years from the first date of the original installation services. Our agreement with our customers provides that SolarMax is not responsible for damage resulting from natural disasters, such as hurricanes, or other weather conditions. For leased systems SolarMax requires the customer to maintain insurance covering these risks.

Prior to 2015, SolarMax entered into power purchase agreements that have a term of up to 20 years. SolarMax owns and maintains the systems and sells the power generated by the systems to commercial customers pursuant to the power purchase agreement. Revenue from power purchase agreements is not material.

Commencing in 2015, SolarMax’ standard contract for residential systems provides for a production guarantee, which means that SolarMax guarantees that the system will generate a specified minimum solar energy during a given year. The agreements generally have a ten-year term. In the standard form of contract, SolarMax specifies a minimum annual production and provide that if the power generated by the system is less than 95% of the estimate, SolarMax will reimburse the owner for the cost of the shortfall. Because SolarMax’ obligations are not contingent upon external factors, such as sunlight, changes in weather patterns, forest fires, or increases in air pollution, these factors could affect the amount of solar power that is generated and could increase our exposure under the production guarantee. The contract also provides that the purchasers of these systems shall not be entitled to reimbursement for shortfalls caused by overshadowing, shading or other interference not attributable to the design of the system and the accompanying equipment.

In 2017, SolarMax incurred unanticipated increased warranty costs of $354,000 for systems it installed for a Sunpower, Inc., a leasing company with which SolarMax worked until February 2017. From December 2011 to February 2017, SolarMax was a party to an agreement with Sunpower, Inc. pursuant to which SolarMax performed EPC services for systems leased by Sunpower. The leases contained a performance guarantee for the power to be generated by the system. Sunpower received claims from certain leasees regarding production shortfalls on solar systems installed by SolarMax and Sunpower then communicated those claims to SolarMax. Although SolarMax believes that it is under no legal obligation, SolarMax agreed with Sunpower to settle in cash or otherwise fix the underperforming systems. SolarMax developed and determined that its total liability to Sunpower is approximately $354,000 for costs both incurred and anticipated, and SolarMax accrued and charge in $354,000 in 2017. SolarMax believes the reasons for the production shortfall were:

●	Inadequate training concerning the inputs of system design that determine system performance and the system’s ability to comply with production guarantees. In some cases, system performance was determined based on a system designed for ideal or near-ideal conditions rather a production guarantee based on the actual design of the system. As a result, the production guarantee was greater than the system was designed to produce.

●	Neither Sunpower nor SolarMax reviewed the production guarantee against the system design, and no modification of the production guarantee was made to reflect the final system design. Sunpower did not have an obligation to review, and did not review, the design, and SolarMax mistakenly believed Sunpower had done so. As a result, SolarMax installed systems that were not designed to meet the production guarantee.

SolarMax believes these issues have been corrected through the following actions which SolarMax took after the formal production guarantee program was put in place in early 2017:

●	Implementation of new personnel and training policies.

●	Modification of systems to provide production guarantee that are consistent with the system design.

●	Establishment of a contract standard for production guarantees based on a U.S. Department of Energy calculation (for SolarMax owned leases).

●	Implementation of a policy to review production guarantees against system designs and to modify guarantees as final system design warrants.

SolarMax no longer sells and installs systems for Sunpower. All of its systems for leasing customers are sold to Sunrun. Sunrun establishes its own production guarantees, conducts its own reviews of those guarantees in conjunction with system design, and modifies its contracts accordingly.

Although SolarMax believes it has taken steps designed to prevent a misalignment of system designs and production guarantees, SolarMax cannot assure you that it will not be subject to unanticipated liability based on the failure of its systems to meet production guarantees or otherwise perform in accordance with SolarMax’ warranty.

SolarMax’ only production guarantees are pursuant to agreements with its customers, and SolarMax believes that its current procedures are designed to enable it to correct the deficiencies that resulted in the unanticipated liability under the Sunpower contract.

Leasing Agreements

Prior to 2014, SolarMax leased systems primarily to commercial customers through its subsidiaries and three entities in which it has a 30% interest. These leases are operating leases and SolarMax owns the systems, which it leases primarily to commercial customers. Although SolarMax no longer leases new systems, it continues to own the equipment subject to the existing leases. The leases do not include a production guarantee. At the end of the lease, the customer has an option to purchase the equipment at its then fair market value.

SolarMax has not leased systems for its account after 2014. Instead, it uses a third-party leasing company. In January 2015, SolarMax entered into a channel agreement with Sunrun pursuant to which Sunrun appointed us as its sales representative to solicit orders for Sunrun’s products in portions of southern California. Pursuant to this agreement, SolarMax introduces potential leasing customers to Sunrun. Sunrun pays SolarMax for its services in connection with the projects. Upon a customer signing a Sunrun lease, SolarMax purchases the equipment from Sunrun or another vendor from a list of preapproved equipment suppliers provided by Sunrun. SolarMax then performs the design and EPC work until the system receives the permit to operate. Sunrun pays SolarMax 80% of the purchase price of the system after the system receives the city sign off and the final 20% after receiving the permit to operate. Similar to the solar systems that SolarMax sells directly to residential and commercial customers, SolarMax recognizes the revenue on the solar systems sold to Sunrun when the permit to operate is received. Sunrun owns the equipment, leases the equipment and services the lease. When SolarMax completes the installation of the system, Sunrun performs an inspection to ensure the system meets Sunrun’s quality standards, and SolarMax is required to fix any issues identified by Sunrun that are caused by SolarMax.

Sunrun may terminate the agreement if SolarMax fails to meet specified minimum volume requirements. Sunrun also has the right to terminate certain incentives contained in the agreement at any time. Sunrun was the third largest customer of SolarMax’ United States segment during the nine months ended September 30, 2020 and the largest customer for the United States segment for the years ended December 31, 2019 and 2018. Revenue from Sunrun was less than 10% of total revenues for all three periods. The channel agreement had an initial term that expired January 2018 and, by its terms, was automatically extended for 36 months, and now expires in January 2021. SolarMax is negotiating an extension of the agreement. In the event that SolarMax is not able to negotiate an agreement with Sunrun, SolarMax believes that it could enter into a leasing agreement with another equipment leasing company, although no assurance can be given as to the ability of SolarMax to enter into an extension with Sunrun or enter into an acceptable agreement with another equipment leasing company.

SolarMax’ relationship with Sunrun’s residential customers is only during the sales and installation process, although SolarMax continues to have obligations under its ten-year warranty that relates to the EPC services that it performs. SolarMax have no warranty obligation with respect to the equipment, which is provided by the equipment manufacturer, or any production guarantee.

Power Purchase Agreements

Prior to 2015, SolarMax entered into solar power purchase agreements with some commercial customers, and many of these agreements remain in effect. Pursuant to these agreements, SolarMax was responsible for the design, permitting, financing and installation of a solar energy system on a customer’s property after which SolarMax sells the power generated by the system to the customer at an agreed upon rate. To the extent that the system does not generate sufficient power to meet its obligations, SolarMax may have to purchase power from a local utility company, which will be a cost of revenues. SolarMax receives the income from the sales of electricity pursuant to these agreements as well as any tax credits and other incentives generated from the system, and SolarMax is responsible for the operation and maintenance of the system for the duration of the agreement. At the end of the term, a customer may extend the agreement, have SolarMax remove the system or buy the solar energy system from SolarMax. SolarMax has generated nominal revenue from power purchase agreements. From 2015 until March 2019, SolarMax did not offer power purchase agreements.

In March 2019, SolarMax entered into a 10-year power purchase agreement with a not-for-profit entity in California pursuant to which SolarMax constructed a commercial-grade photovoltaic system with a battery storage system on the customer’s premise. The contract value over the 10-year term is estimated at approximately $1.6 million. On December 26, 2019, SolarMax executed an agreement with a third-party purchaser pursuant to which SolarMax would complete construction, including utility connection, and would transfer ownership of the system described above. Additionally, SolarMax would assign the 10-year power purchase agreement to the purchaser for a purchase price of approximately $1.6 million. During the nine months ended September 30, 2020, SolarMax completed construction of the system and fulfilled all of the performance obligations under the agreement.

Seasonality

Since the inception of our business in 2008, SolarMax has experienced different levels of seasonality for its residential sales, small commercial and large commercial projects.

SolarMax’ residential sales are prone to seasonal fluctuations. It has been SolarMax’ experience that it generates a larger percentage of sales in March and April, when residential customers focus on possible tax advantages of solar energy, and in the summer months of July and August, when utility rates and bills typically increase. SolarMax believes that the increase in residential sales during March and April results from consumers’ increased awareness of the tax benefits of solar energy system systems. SolarMax believes that the higher volume of sales in the summer months results from typically higher electrical bills in the summer, when electricity use is highest, which SolarMax thinks heightens consumers’ awareness of the opportunity to reduce their energy costs in the future through the use of solar energy.

SolarMax has historically experienced a slight increase for small commercial projects during the summer season. As with residential sales, SolarMax attributes higher volume in small commercial sales to small business owners’ reaction to the generally higher electricity bills during the summer months. The effect of the COVID-19 pandemic and actions taken by the State of California to address the pandemic have affected the timing and willingness of residential and commercial user to purchase solar energy systems.

SolarMax has generally not experienced any significant seasonal fluctuations for its large commercial projects in the United States. SolarMax suspects that customers committing to large commercial purchases or leases of solar energy systems have generally made more studied decisions and are therefore less sensitive to seasonal variations or immediate market conditions. The negotiation period for larger projects may range from a couple of months to a year or more. SolarMax therefore believes that the timing of the execution of large commercial deals depends largely on the progress of contract negotiations.

Financing Activities

Because SolarMax believes the high cost of buying and installing solar energy systems remains a major barrier for a typical residential customer, SolarMax has developed financing programs to enable customers who meet its credit standards to finance the purchase of its solar energy systems through SolarMax Financial.

Before providing financing to potential customers, SolarMax evaluates the suitability of customers for participation in its financing program based on its assessment of the customer’s ability to make payments, a verification of the customers’ income, the likelihood that the customer will continue to make payments, the customer’s credit history, the amount of the down payment and security SolarMax will receive and such other factors as it may deem appropriate. Since SolarMax has recently developed its financing business, and does not have a history of successful financing operations, SolarMax anticipates that, on an ongoing basis it will refine its procedures and criteria to reflect its experience.

Based on SolarMax evaluation of the customer’s response, SolarMax either approves the application, conditionally approves the application, rejects the application or defers a decision pending receipt of additional information.

●	If SolarMax approves the application, it will notify the applicant and send the applicant a financing contract for signature.

●	If SolarMax approves the application conditionally (that is, on terms different from the terms of requested by the applicant), it will send the applicant a proposal amortization table as well as an Adverse Action Notice and Risk Based Pricing Disclosure, as required by the Fair and Accurate Credit Transactions Act.

●	If SolarMax reject the application, it will notify the applicant within ten days of the decision.

●	If additional information is required to make a decision on an application, SolarMax will defer the application. The decision process will be completed if and when the additional information is received. If SolarMax does do not receive the information within a reasonable time, it will treat the application as abandoned by the applicant.

Finally, SolarMax prepares the contract and payment schedule based on the anticipated completion date. The first contract payment would usually be due on the first of the month following 30 days after the completion date.

To manage its financial risks, SolarMax has developed a pricing matrix for setting the interest rate percentages based on the applicant’s FICO score and the down payment percentage.

SolarMax generates financing revenue from the interest on loans that were made to its customers by SolarMax Financial to assist them in the purchase of SolarMax’ solar systems, and from installment sale contracts, financing sales of solar systems, backup battery systems and LED systems. SolarMax Financial is licensed in California as a finance lender pursuant to the California Finance Lenders Law.

SolarMax’ ability to generate revenue from its financing activities is dependent upon its ability to generate installment sales contracts and its ability to provide either debt or equity financing for SolarMax Financial.

The following table sets forth customer loan receivables at September 30, 2020 and December 31, 2019 (in thousands):

	September 30,	December 31,
	2020	2019
Customer loan receivable, gross	$29,911	$37,329
Less: unamortized loan discounts	(602)	(951)
Less, allowance for loan losses	(767)	(885)
Customer loans receivable, net	28,542	35,493
Less, current portion, net	7.612	8,006
Customer loans receivable, long-term	$20,930	$27,487

Financing Program

In addition to financing our solar systems directly, SolarMax has financing programs with third-party financing companies, the most significant of which is a storage financing program agreement executed on January 9, 2020, with Loanpal, LLC (“Loanpal”), pursuant to which Loanpal provides financing to its customers who meet Loanpal’s credit criteria. This agreement replaces an agreement dated April 3, 2019. SolarMax sells the systems to its customers, and Loanpal pays SolarMax the purchase price, less a program fee. The financing agreement is between the customer and Loanpal, and SolarMax is not a party to the agreement.

LED Systems

SolarMax provides LED products that help commercial customers save money by lowering electricity costs through the advanced technology of LED light bulbs. The energy-saving incandescent bulbs use approximately 25% less energy than traditional varieties, while the LED light bulbs use approximately 75% less energy, last 40 times longer, and are considered safer to use.

SolarMax has relationships with a number of LED system manufacturers that provide it with access to a variety of high-performance products and ultimately enables SolarMax to meet customers’ energy needs and budgets. Its LED streetlight system has an exclusive ETL Mark under our company name, which is evidence that our product complies with North American safety standards and is a requirement for contracts with municipal customers.

There are several steps to completing an LED installation with a customer. The first step is to review the customer’s previous year’s power bill and to look at its financial statements for the last three years. The next step is to conduct a lighting survey to effectively present an energy saving proposal to the potential customer. SolarMax typically offers financing services similar to its solar system financing. Some commercial projects require SolarMax to engage a third-party vendor to help install the LED lighting systems for its clients while other projects customers choose to be responsible for the installation of the system.

On June 24, 2019, SolarMax was informed that it was awarded a contract for a $3.8 million project from a California municipality to provide 3,000 units of LED Luminaires products to be used in its street light conversion project. Pursuant to the award, the municipality can place purchase orders through 2021. Revenue from this award were approximately $38,507 for the year ended December 31, 2019 and $3.7 million for the nine months ended September 30, 2020. SolarMax cannot predict the extent that it will receive orders pursuant to the award.

Marketing

SolarMax has an in-house sales and marketing staff of 38, of which 34 market solar and battery backup projects and four market LED products and systems. While SolarMax uses a variety of marketing and advertising tools, it believes that word of mouth is one of our most effective marketing strategies. SolarMax estimates that approximately 40% of its sales are generated through referrals by its customers.

SolarMax also participates in industry trade shows, use telemarketing, radio, television and Internet advertising as well as participating in local community events such as local festivals and door-to-door sales. It is in the process of shifting its focus from traditional radio advertisements to sponsorships and other public relation initiatives.

Personal meetings with prospective customers and site visits at the feasibility stage are also part of its advertising budget. In SolarMax’ experience, on average, SolarMax makes three to four visits at the feasibility stage before it can generate a contract from the customer. As SolarMax expand the breadth of its operations, SolarMax plans to hire additional professionals and general sales personnel to market its systems to a larger number of prospective customers.

SolarMax’ marketing effort includes its ability to offer financing in connection with purchases of its systems. SolarMax does not have a separate marketing staff for its financing activities.

Competition

Solar energy systems in general compete with both the local or regional providers of electricity as well as a number of independent companies that offer to provide electricity at prices that are lower than the regional utility company. SolarMax’ primary competition is with the local utility companies that supply power to its potential customers.

Within the solar energy industry, SolarMax faces intense and increasing competition from other solar energy system providers. The solar energy industry is highly fragmented, consisting of many small, privately-held companies with limited resources and operating histories, and SolarMax believes that no solar energy provider has a significant percentage of the California market. SolarMax also competes with major companies, as well as a large number of smaller companies. SolarMax has experienced price erosion as a result of increased competition which has affected its gross margin. Because California has much sun and little rain, solar power companies seek to market in California rather than in states with less sun and more rain. SolarMax believes that the number of new solar energy installation companies that have entered the industry in California has increased significantly since 2008 when SolarMax commenced business, and the increased competition is reflected in lower margins as SolarMax may have to reduce our prices to generate business. SolarMax expects additional companies to enter the business in the future, considering that the entry barrier in this industry is relatively low and the government incentives currently remain high.

SolarMax believes that competition is primarily based on price and, if financing is required, the availability and terms of financing, and, to a lesser extent, the ability to schedule installation to meet the customer’s schedule. Some of SolarMax’ competitors may offer financing with payments over a longer period and with either a lower down payment or no down payments, which may make them more attractive to potential customers. Although SolarMax intends to offer terms which it believes are competitive, if it maintains its proposed underwriting criteria, it may lose business to companies whose standards are less strict. If SolarMax reduces its underwriting criteria to meet competition it may suffer an increase in the reserve for loan losses.

Government Regulation

Although SolarMax is not a regulated utility company, its operations are subject to regulation, supervision and licensing under various federal, state and local statutes, regulations and ordinances. Additionally, its business is materially affected by federal and state programs and policies related to financial incentives for solar energy users and providers. Local utility companies work with all solar companies to connect their systems to the grid. Title 24 of the California Code of Regulations governs energy savings and efficiency standards for new and remodeled construction for indoor and outdoor lighting requirements.

Construction Licenses and Permits

As a company performing general contractor and design work, SolarMax must takes steps such that its employees obtain and timely renew appropriate general contractor and other required licenses. In connection with each installation, SolarMax is required to obtain building permits and comply with local ordinances and building codes for each project. SolarMax’ operations are also subject to generally applicable laws and regulations relating to discharge of materials into the environment and protection of the environment. It is are also subject to federal and state occupational health and safety regulations. SolarMax may also be subject to federal or state wage requirements, at least in connection with any solar projects on government land or buildings or other public works projects.

Consumer Protection Laws

In negotiating and entering into contracts with its residential customers, SolarMax must comply with state and federal consumer protection laws. In conducting its marketing campaigns, SolarMax must comply with the federal Telemarketing and Consumer Fraud and Abuse Prevention Act, and Telemarketing Sales Rule promulgated by the Federal Trade Commission, as well as state regulations governing telemarketing and door-to-door sales practices. In negotiating and entering into contracts with its residential customers, SolarMax must comply with a number of state regulations governing home solicitation sales, home improvement contracts and installment sales contracts.

Consumer Financing Regulations

SolarMax Financial operates in California as a California finance lender pursuant to a license issued by the California Department of Corporations, which regulates and enforces laws relating to consumer finance companies. SolarMax Financial must comply with regulations pertaining to consumer financing. Such rules and regulations generally provide for licensing of consumer finance companies, limitations on the amount of financing provided, duration and charges, including finance charge rates, for various categories of contracts, requirements as to the form and content of the loans and other documentation, and restrictions on collection practices and creditors’ rights. As a licensed finance lender, SolarMax Financial will be subject to periodic examination by state regulatory authorities.

SolarMax Financial is also subject to extensive federal regulation, including the Truth in Lending Act, the Equal Credit Opportunity Act, Fair Debt Collection Practices Act and the Fair Credit Reporting Act. These laws require SolarMax Financial to provide certain disclosures to prospective customers and protect against discriminatory lending practices and unfair credit practices. The principal disclosures required under the Truth in Lending Act include the terms of repayment, the total finance charge and the annual percentage rate charged on each contract. The Equal Credit Opportunity Act prohibits creditors from discriminating against loan applicants on the basis of race, color, sex, age, or marital status, among other things. Pursuant to Regulation B promulgated under the Equal Credit Opportunity Act, lenders are required to make certain disclosures regarding consumer rights and advise consumers whose credit applications are not approved of the reasons for the rejection. The Fair Credit Reporting Act requires SolarMax Financial to provide certain information to consumers whose applications were not approved or were conditionally approved on terms materially less favorable than the most favorable terms normally offered on the basis of a report obtained from a consumer-reporting agency.

In addition, SolarMax Financial is subject to the provisions of the federal Gramm-Leach-Bliley financial reform legislation, which imposes additional privacy obligations on SolarMax Financial with respect to our applicants and our customers. SolarMax Financial has appropriate policies in place to comply with these additional obligations.

Government Subsidies and Incentives

The solar energy industry depends on the continued effectiveness of various government subsidies and tax incentive programs existing at the federal and state level to encourage the adoption of solar power. Government policies, in the form of both regulation and incentives, have accelerated the adoption of solar technologies by businesses and consumers. SolarMax and its customers benefit from these regulations in the form of federal tax incentives, state utility rebates and depreciation. Because of the high cost of installing solar energy systems, the existence of tax incentives as well as regulations requiring utility companies to purchase excess power from solar energy systems connected to the grid are important incentives to the installation of a solar energy system.

Federal Tax Incentive. The American Recovery and Reinvestment Act gives effect to the Residential Renewable Energy Tax Credit and the Business Energy Investment Tax Credit programs. The Residential Renewable Energy Tax Credit is described as a personal tax credit, whereas the Business Energy Investment Tax Credit is identified as a corporate tax credit. These programs may allow the owner of the system a federal income tax credit of up to 30% of the approved cost of the installation of a solar energy system. This tax credit is now available to homeowners in some form through 2021. The tax credit remains at 30% of the cost of the system for 2016 through 2019. Owners of new residential and commercial solar can deduct 26% of the cost of the system from their taxes in 2020. This percentage decreases to 22% in 2021 and 10% in 2022.

State Incentives and Utility Company Rebates. In addition to federal income tax credit, utility companies in California and other states offer various incentives and rebate programs. Capital cost rebates provide funds to customers based on the cost and size of a customer’s solar energy system. The value of the rebate is subtracted from the total purchase price, resulting in a net adjusted cost for the purpose of determining the value of the federal tax credit. Performance-based rebates provide funding to customers based on the energy produced by their systems. Under a feed-in tariff subsidy, the government sets prices that regulated utility companies are required to pay for renewable electricity generated by end-users. Under that subsidy program, prices are set above market rates and may be differentiated based on system size or application.

The building standard approved by the California Energy Commission in May 2018 mandates the installation of solar arrays on new single-family residences and on multi-family buildings of up to three stories starting in 2020. This new standard will be reviewed by the California Building Standards Commission, which is expected in the fall of 2018. Although the Building Standards Commission traditionally accepts California Energy Commission recommendations without change, we cannot assure you that the Building Standards Commission will approve this standard or that the standard will survive any legal challenges which may be brought in opposition to the standard.

Depreciation. Solar projects typically qualify for a five-year accelerated depreciation, which provides a major financial incentive for our commercial customers. The depreciation of these systems can be up to 50% of the purchase price in the first year and 12.5% in each of the succeeding four years. In December 2015, Congress passed a five-year extension of bonus depreciation, including a phase-out that is structured as follows: 2015-2017: 50% bonus depreciation; 2018: 40%; 2019: 30%, 2020 and beyond: 0%.

Tariffs and Trade Policies. The solar energy industry has recently experienced decreasing prices in solar panels, a principal component in any solar energy system. Most solar panels are imported and the price of the solar panels is impacted by trade policies, such as tariffs and quotas. The U.S. government has imposed tariffs on solar cells, solar panels and aluminum that is used in solar panels manufactured overseas. Based on determinations by the U.S. government under the 2012 solar trade case, the anti-dumping and countervailing tariff rates range from approximately 33%-255%. Such anti-dumping and countervailing tariffs are subject to annual review and may be increased or decreased. These tariffs have increased the price of solar panels containing China-manufactured solar cells. SolarMax does not purchase panels from China or Taiwan for its United States operations. The purchase price of solar panels containing solar cells manufactured in China reflects these tariff penalties. While solar panels containing solar cells manufactured outside of China are not subject to these tariffs, the prices of these solar panels are, and may continue to be, more expensive than panels produced using Chinese solar cells, before giving effect to the tariff penalties.

On January 23, 2018, the United States placed tariffs on imported solar cells and modules for a period of four years with an effective date of February 7, 2018. The tariff level was set at 30%, with a 5% declining rate per year for the four- year term of the tariff. The tariff includes a 2.5 GW exemption for cells per year, which does not include any sub quotas for individual countries. Additionally, the only countries excluded from the tariff are those that the U.S. government deems as developing nations, with the exception of the Philippines and Thailand that are eligible for the U.S. Generalized System of Preferences program.

While the state and federal incentives benefit the industry by making solar energy systems more affordable and attractive to consumers, they also expose the industry to the risk of negative consequences should these incentives be discontinued or reduced. The market for solar energy products is, and will continue to be, heavily dependent on public policies that support growth of solar energy. There can be no assurances that such policies will continue. Decreases in the level of rebates, incentives or other governmental support for solar energy would materially and adversely affect the demand for solar energy products, including our business.

California Consumer Privacy Act

In June 2018, California passed the CCPA, which became effective in 2020. As a practical matter, companies needed to have their data tracking systems in place by the start of 2019, since the law gives consumers the right to request all the data a company has collected on them over the previous 12 months. This law covers all companies that serve California residents and have at least $25 million in annual revenue. Under the law, any California consumer has a right to demand to see all the information a company has saved on the consumer, as well as a full list of all the third parties that data is shared with. The consumer also has the right to request that the company delete the information it has on the resident. The CCPA broadly defined broadly defines “protected data.” The CCPA also has specific requirements for companies subject to the law. For example, the law specifies that companies must have a clear and conspicuous link on their websites to a page from which consumers may exercise their right to opt out of data sharing. The CCPA provides for a private right of action for unauthorized access, theft or disclosure of personal information in certain situations, with possible damage awards of $100 to $750 per consumer per incident, or actual damages, whichever is greater. The CCPA also permits class action lawsuits. Because the law was recently adopted, SolarMax has not been able to determine the extent to which the law applies to us, our website and our privacy policies.

Employment Regulations

California labor law is more pro-employee than the laws of other states, and the damages and penalties an employee can recover are higher under California labor law than under federal labor law. California has numerous laws and regulations relating to the relationship between an employer and its employees, including wage and hour laws, laws relating to anti-discrimination, and laws mandating expanded training to employees to prevent sexual harassment. In 2004, California passed a law requiring employers with 50 or more employees to provide two hours of sexual-harassment-prevention training to supervisors every two years. A recently passed law requires that by January 1, 2020, employers with five or more employees provide at least two hours of sexual-harassment-prevention training to supervisory employees and one hour of training to nonsupervisory employees. The law also requires that, beginning January 1, 2020, seasonal, temporary and other employees hired to work for less than six months need to be trained within the earlier of 30 calendar days of hire or within 100 hours worked. SolarMax’ professional employer organization has implemented its sexual harassment prevention program.

Intellectual Property

SolarMax does not have any intellectual property that is material to our business.

Legal Proceedings

In October 2019, Jiangsu Zhongxinbo New Energy Technology Co., Ltd. commenced a court hearing in the Shanghai Pudong New District People’s Court in Shanghai, PRC against SolarMax’ subsidiary, Shanghai Zhongzhao Technology Development Ltd., seeking RMB 13 million (approximately $1.9 million) representing the unpaid portion of the purchase price of steel structure supporting products for the Company’s Ningxia Meili Cloud project. Such unpaid amount was accrued by the Company’s subsidiary as of September 30, 2019. Our subsidiary filed a pleading objecting to the court’s jurisdiction. Our subsidiary believes that the products were delivered late and were defective. SolarMax’ subsidiary is currently in negotiations to settle the action and, in the event that it is unable to reach a settlement, SolarMax plans to file a counterclaim pleading for the plaintiff’s breach of the purchase agreement pursuant to which it purchased the products.

On July 1, 2020, a legal action was filed in the Los Angeles Superior Court by Haijing Lin against various defendants which include SolarMax, SolarMax Renewable Energy Provider, Inc. (“SREP”), CEF, Inland Empire Renewable Energy Regional Center, LLC, David Hsu, Ching Liu and Simon Yuan. At the time of the filing, the plaintiff is a limited partner in CEF and seeks to have his $500,000 investment returned. SolarMax is currently preparing its response to the legal action and a case management conference has been scheduled by the court for March 19, 2021. The plaintiff’s $500,000 capital contribution to CEF, which was used in part to fund CEF’s loan to a SolarMax subsidiary is reflected as a current liability on SolarMax’ consolidated balance sheet.

On or about February 4, 2021, an amended complaint was filed and Mian Cai and Xing Zhang were added to Haijing Lin as plaintiffs in the action initially commenced by Mr. Lin. The total capital contribution by the three plaintiffs was $1.5 million, including the $500,000 contributed by Mr. Lin as described in the previous paragraph. The plaintiffs are seeking return of their capital contributions and other relief, including costs, punative and exemplary damages and a declaration that the $45.0 million loan by CEF to SREP is due. SolarMax cannot predict the outcome of the litigation. The plaintiffs’ $1.5 million capital contribution to CEF, which was used in part to fund CEF’s loan to a SREP is reflected as a current liability on SolarMax’ consolidated balance sheet.

On November 10, 2020, a legal action was filed in the Los Angeles Superior Court by Carmelia Chiang against and various defendants which include SolarMax, SREP, CEF, Inland Empire Renewable Energy Regional Center, LLC, David Hsu and Ching Liu. At the time of the filing, the plaintiff is a limited partner in CEF and seeks to have her $500,000 investment returned. SolarMax is currently preparing its response to the legal action, and SolarMax cannot predict the outcome. The plaintiff’s $500,000 capital contribution to CEF, which was used in part to fund CEF’s loan to a SolarMax subsidiary is reflected as a current liability on SolarMax’ consolidated balance sheet.

If other limited partners of CEF or CEF II do not accept the convertible note in lieu of a cash payment, they may commence litigation against SolarMax for the amount of their investment, all of which is included in liabilities on the balance sheet.

In the ordinary course of its business, SolarMax and its subsidiaries are involved in various legal proceedings involving contractual relationships, product liability claims, and a variety of other matters. SolarMax does not believe there are any such pending legal proceedings that will have a material impact on our financial position or results of operations.

Employees

On September 30, 2020, SolarMax had 99 employees in the United States, of which five are executive, 34 are in sales and marketing, 43 are in operations and installation and 17 are in accounting and administrative, and it had 38 employees in China, of which three are executives, four are in sales and marketing, 14 are in operations and engineering and 17 are in accounting and administrative. None of SolarMax’ employees are represented by a labor union. SolarMax considers its employee relations to be good. SolarMax has agreements with a professional employer organization, Insperity PEO Services, L.P., under which the professional employer organization administers SolarMax’ human resources, payroll and employee benefits functions for its United States employees, who are co-employed by SolarMax or a SolarMax subsidiary and Insperity.

Property

SolarMax does not own any real property. The following table sets forth information as to the real property leased by SolarMax:

Location	Square Feet	Current Annual Rent	Expiration date
3080 12th Street, Riverside, CA (1)	101,556	$1,101,072	12/31/26
3230 Fallow Field Dr., Diamond Bar, CA (2)	9,928	259,238	10/31/26
Room 1108 Cheng Xin Building No. 885 Cheng Xin Rd., Nanjing, China	4,800	41,872	10/14/22
Room 402, Floor 4, No. 558 Tongxie Rd., Shanghai, China	5,920	89,103	12/31/22

1	This property is owned by SMX Property, LLC (“SMX”). The owners and principal management group of SMX Property. LLC consist of David Hsu, our chief executive officer and a director, Simon Yuan, a director, and Ching Liu, our executive vice president, chief strategy officer and treasurer and a director. The lease is subject to an annual 2.99% increase in the base rent and provides us with one option to renew the lease for a five-year term at the then current base rent with a 2.99% escalation in each year.
2	This property is owned by Fallow Field, LLC, which is owned and managed by Mr. Hsu and Ms. Liu and one other stockholder who is not a 5% stockholder. The lease provides for annual increase of 2.99%. SolarMax has the right to renew the lease for one five-year period upon the expiration of the current term.

MANAGEMENT OF SOLARMAX

Executive Officers and Directors

Set forth below is certain information with respect to SolarMax’ directors and executive officers:

Name	Age	Title
David Hsu	57	Chief executive officer and director
Stephen Brown	61	Chief financial officer
Simon Yuan	66	Director
Wei Yuan Chen	61	Director
Jinxi Lin	61	Director
Wen-Ching (Stephen) Yang, Ph.D.	58	Director
Lei Zhang, Ph.D.	37	Director

David Hsu, together with Simon Yuan and Ching Liu, who was formerly an executive officer and director and is a 5% stockholder, are our founders. Mr. Hsu has served as our chief executive officer and a director since our organization in February 2008. Mr. Hsu has more than 20 years of experience in sales, international business development and management in the automotive and energy industries. Before starting SolarMax in 2008, Mr. Hsu served as a consultant to China Sunergy a leading photovoltaic panel manufacturer and solar energy company. Mr. Hsu received a bachelor’s degree in electrical engineering from Shanghai Jiao Tong University School of Engineering. Mr. Hsu’s solar energy industry experience and his relationships with industry experts qualify him to serve as a director.

Stephen Brown has served as our chief financial officer since May 2017. From 2013 until April 2017, he was chief financial officer of STAAR Surgical Company. Mr. Brown was vice president, global finance of Bausch & Lomb from 2008 until 2013 and chief financial officer of Hoya Surgical Optics from 2007 to 2008. He served in various capacities over a 13-year period with Johnson & Johnson including chief financial officer of the Advanced Sterilization Products division. His 35-year business career also includes the founding of Degree Baby Products, a privately held company that was sold after six years of operations to Johnson & Johnson. Mr. Brown holds a M.B.A. degree from University of California, Los Angeles Anderson School of Management and earned a B.A degree in Business Administration from California State University, Fullerton.

Simon Yuan, one of our founders, served as a director since February 2008 and chief financial officer from February 2008 until May 2017. In 1989, Mr. Yuan founded Simon & Edward, LLP, a PCAOB registered public accounting firm of which he has been managing partner since its founding. Prior to founding Simon & Edward, Mr. Yuan was employed by Wells Fargo Bank as a senior internal auditor and by the State of California as a tax auditor. Mr. Yuan was also a supervising senior auditor with the international accounting firm of Moore Stephens. Mr. Yuan’s professional experience encompasses more than 30 years of public accounting, with expertise in a broad range of business accounting and auditing, and international taxation, estate planning, business merger and acquisition, and general business consulting. Mr. Yuan is an active leader, officer and participant of many professional and charitable organizations. He is a director of the Sino-American Certified Public Accountants Association and also served as its president in 1998. Mr. Yuan received a Masters of Accountancy from Ohio State University.

Wei Yuan Chen has served as a director since April 2010. Mr. Chen, who is semi-retired, was the chief designer and director for Xing Rong Project Management Company, Shanghai, China, a position he held from 1990 to 2010. In 2002, Mr. Chen received the “Design and Build” of the year award for designing the headquarters of Applied Material, Shanghai, China. Mr. Chen earned his bachelor degree from Tsinghua University. Mr. Chen brings to us his project management knowledge and 20 years of experience of implementation and integration of renewable sources into his architectural designs.

Jinxi Lin has served as a director since 2014. Mr. Lin serves as the chairman of AMD, a publicly traded solar panel manufacturer in Asia and the Middle East and one of our major stockholders. Mr. Lin founded AMD in 2006 and has served as its chairman since its formation. Mr. Lin received his undergraduate degree in business administration from Northwest Polytechnic University.

Dr. Wen-Ching (Stephen) Yang has been a director since December 2020. Dr. Yang is the founder of Grand Trust International Law Offices and has been the partner-in-charge since 2008. He has also been the chief executive officer of Taoyuan Enterprise Chamber since 2016. Dr. Yang received his bachelor and master degrees from National Taiwan University and his PhD in economics in law from the law school at Peking University. Dr. Yang was also a research fellow at the John F. Kennedy School of Government at Harvard University. Dr. Yang’s background in economics qualify him as a director.

Dr. Lei Zhang, has been a director since November 2020. She has been associate professor, which is a tenured position, in the Department of Mechanical Engineering at the University of Alaska, Fairbanks since July 2018, having been an assistant professor in that department from August 2013 to June 2018. She is co-author of a number of annual books on energy technology and is co-author of a number of articles in her field in peer reviewed journals. Dr. Zhang received her B.Eng. and M.S. in Material Science and Engineering from China University of Mining & Technology, Beijing, and her Ph.D. from Michigan Technological University.

Key Employee

Bin Lu, age 52, is the head of the China segment.  Mr. Lu has been employed by in SolarMax’ China segment since SolarMax we acquired ZHPV in 2015.  Mr. Lu was employed with ZHPV prior to our acquisition of ZHPV.   Mr. Lu received a bachelor’s degree from Shanxi University.

Information about the Board of Directors

SolarMax’ board of directors oversees its business and affairs and monitors the performance of management. In accordance with corporate governance principles, the board does not involve itself in day-to-day operations. The directors keep themselves informed through discussions with our chief executive officer, other key executives, by reading the reports and other materials that SolarMax sends them, and by participating in board and committee meetings. Directors hold office for a term of one year and until their successors have been elected and qualified unless the director resigns or by reasons of death or other cause is unable to serve in the capacity of director.

Director Independence

SolarMax believes that three of its directors, Mr. Chen, Dr. Yang and Dr. Zhang, are independent directors using the Nasdaq definition of independence.

SOLARMAX EXECUTIVE COMPENSATION

The following table sets forth information regarding the compensation awarded to, earned by, or paid during the years ended December 31, 2020 and 2019 to our chief executive officer and the two most highly paid executive officers other than the chief executive officer. These three officers are referred to as our “Named Executive Officers.”

Summary Compensation Table

							Non-qualified
						Non-Equity	Deferred
			Cash	Stock	Option	Incentive Plan	Compensation	All Other
		Salary	Bonus	Bonus	Awards	Compensation	Earnings	Compensation[3]	Total
Name and principal position	Year	($)	($)	($)	($)	($)	($)	($)	($)
David Hsu,	2020	$577,779	$-	$-	$-	$-	$-	$44,400	$622,179
Chief executive officer[1]	2019	636,540	-	-	-	-	-	723,916	1,360,466

Ching Liu,	2020	53,424	-	-	-	-	-	1,026	54,450
Executive vice president[2]	2019	594,104	-	-	-	-	-	545,655	1,139,759

Stephen Brown,	2020	308,437	-	-	-	-	-	5,932	314,369
Chief financial officer	2019	350.000	-	-	-	-	-	26.896	376,896

[1]	Pursuant to his employment agreement, Mr. Hsu earned a bonus of $494,053 for 2018, of which 70%, or $345,835 was paid in stock, which was valued at $2.98 per share, and 30% was payable in cash. Mr. Hsu waived his bonus for 2019 in connection with the suspension of incentive programs for our key employees.
[2]	Pursuant to her employment agreement, Ms. Liu earned a bonus of $404,226 for 2018, of which 70%, or $282,960, was payable in stock, which was valued at $2.98 per share, and 30% was payable in cash. Ms. Liu waived her bonus for 2019 in connection with the suspension of incentive programs for key employees. Ms. Liu resigned as an officer and director on February 24, 2020.
[3]	All other compensation represents the payment due to Mr. Hsu ($675,000) and Ms. Liu ($500,000) for restricted shares that had been issued to them in 2016 pursuant to exchange agreements dated March 27, 2019, as well as the value of paid time off accrued during the year in 2019.

Employment Agreements

On October 7, 2016, SolarMax entered into an employment agreement with David Hsu pursuant to which it agreed to employ Mr. Hsu as its chief executive officer for a five-year term commencing January 1, 2017 and continuing on a year-to-year basis unless terminated by SolarMax or Mr. Hsu on not less than 90 days’ notice prior to the expiration of the initial term or any one-year extension. SolarMax agreed to include Mr. Hsu as a nominee of the board of directors for election as a director during the term of his agreement, and, upon his election as a director, Mr. Hsu is to serve as chairman of the board. The agreement provides for an annual salary, commencing January 1, 2017 of $600,000, with an increase of not less than 3% on January 1st of each year, commencing January 1, 2018. Pursuant to his employment agreement, he was to have received a salary of $655,636 for 2020. In connection with a company-wide salary reduction, Mr. Hsu took a salary cut and his salary for 2020 will be $577,779. Mr. Hsu’s employment agreement provides for a salary increases of at least 3% annually and a bonus based on SolarMax’ revenues. His increase for 2021 will be based on his salary for 2020 before his salary reduction. Mr. Hsu’s compensation for 2021 will be at the annual rate of $          . Mr. Hsu is entitled to an annual bonus, commencing with the year ending December 31, 2017, based on consolidated revenues for the year in accordance with the following table:

Revenue	Bonus in Dollars or Percentage of Revenues
Less than $30 million	$0
More than $30 million but less than $50 million	$250,000
More than $50 million but less than $100 million	0.55%
More than $100 million but less than $200 million	0.60%
More than $200 million but less than $300 million	0.75%
More than $300 million	1.00%

70% of the bonus payable for any calendar year shall be paid in restricted stock and 30% shall be paid in cash and shall be paid no later than the earlier of (i) 30 days following the issuance of SolarMax’ audited financial statements for the calendar year in which the bonus is earned or (ii) the last business day of December of such next following calendar year. Our audited financial statements shall be deemed to be issued on the date SolarMax files its annual report on Form 10-K; provided, that if SolarMax is not a reporting company, its financial statements are deemed issued on the date of the auditors’ report. The equity component of the bonus shall be based on the average closing market price of the common stock on the principal exchange or market on which the common stock is traded for the period beginning on the first day of the quarter in which the bonus is payable and ending on the third trading day prior to the date payment is made; except that, if the common stock is not publicly traded, the common stock shall be valued at the most recent price at which the common stock was sold in a private placement to non-affiliated investors. The restricted stock will vest immediately on issuance. Mr. Hsu waived his cash and equity bonus for 2019. For 2018, Mr. Hsu’s bonus was composed of 116,201 shares of common stock valued at $345,835 and cash of $148,218. Mr. Hsu is eligible for restricted stock grants or stock options, which shall not exceed 1.5% of our outstanding common stock prior to the grant. The agreement also provides Mr. Hsu with $2 million of life insurance, medical and dental insurance and long-term disability insurance providing monthly benefits of not less than $25,000. In the event of Mr. Hsu’s termination in the event of his disability or death, SolarMax will pay Mr. Hsu or his beneficiary severance payments or death benefits equal to his highest compensation, which is his salary plus bonus, during the three calendar years prior to the year in which the termination of employment for disability or death occurs, multiplied by the number of full years Mr. Hsu has been employed by us. Mr. Hsu’s employment commenced in February 2008. These termination payments shall be made in annual installments each equal to one year’s total compensation. In the event of a termination not for cause, by Mr. Hsu for good cause or termination of employment within 18 months of a change of control, SolarMax shall pay Mr. Hsu, a lump sum termination payment equal to two times his highest annual compensation for the three years preceding the year in which the termination of employment occurs multiplied by the number of full years that Mr. Hsu was employed by SolarMax. As of November 30, 2020, SolarMax owed Mr. Hsu $675,000 in connection with his exchange of 1,134,000 restricted shares for options to purchase 2,402,946 shares of common stock at $2.98 per share and 1,134,000 restricted shares for a cash payment of $675,000, which was initially payable by December 15, 2019 and has been extended and is due within three business days of the effective time of the Merger. In addition, SolarMax owes Mr. Hsu $903,213, representing deferred salary from 2019 and 2020 of and cash bonus deferred from 2017 and 2018.

On October 7, 2016, SolarMax entered into an employment agreement with Ching Liu pursuant to which SolarMax agreed to employ Ms. Liu as its executive vice president, chief strategy officer and treasurer for a five-year term commencing January 1, 2017 and continuing on a year-to-year basis unless terminated by us or Ms. Liu on not less than 90 days’ notice prior to the expiration of the initial term or any one-year extension. Mr. Liu resigned as an executive officer and director on February 24, 2020. Pursuant to a release and separation agreement dated October 1, 2020, with certain limited exceptions, the Company and Ms. Liu released each other from their obligations under the employment agreement, and SolarMax paid Ms. Liu $25,497, and agreed to pay her $803,095, representing the outstanding balance due her for her deferred salary from 2019 and 2020, cash bonus deferred from 2017 and 2018 and accrued medical and dental benefits. This amount is payable at the rate of $15,000 per month (less applicable deductions and withholding), commencing with the month of April 2020, until the completion by SolarMax of its initial public offering, and any unpaid balance then outstanding shall be paid within three business days after the Company receives the proceeds of its initial public offering. SolarMax also owes Ms. Liu $500,000 in respect of her exchange of 840,000 restricted shares for options to purchase 1,779,960 shares of common stock at $2.98 and $500,000 restricted shares for a cash payment of $500,000 which was initially payable by December 15, 2019 and has been subsequently extended to three business days from the effective time of the Merger. SolarMax entered into a consulting agreement dated October 1, 2020 with Ms. Liu to which SolarMax engaged her as a consultant for a term ending March 31, 2021, and continuing thereafter on a month-to-month basis for monthly compensation of $3,000.

SolarMax has an employment agreement dated March 23, 2017 with Stephen Brown pursuant to which SolarMax pays Mr. Brown an annual salary of $350,000 and, on May 1, 2017, SolarMax granted him an option to purchase 336,000 shares at $2.98 per share. Mr. Brown’s agreement provides that his employment is at will.

Employee Benefit Plans

In October 2016, SolarMax’ board of directors adopted, and in November 2016, its stockholders approved, the 2016 Long-Term Incentive Plan, pursuant to which a maximum of 10,920,000 shares of common stock may be issued pursuant to restricted stock grants, incentive stock options, non-qualified stock options and other equity-based incentives may be granted. In March 2019, the board and stockholders approved an increase in the number of shares subject to the plan to 15,120,000.

In October 2016, the board of directors granted 6,410,880 shares, of which 5,124,000 shares were granted to officers and directors. The following table set forth information relating to the restricted stock grants.

Name	No. of Restricted Shares
David Hsu	2,268,000
Ching Liu	1,680,000
Simon Yuan	1,008,000
Others	1,454,880
Total	6,410,880

See “Management - Outstanding Equity Awards” for information with respect to the exchange by Mr. Hsu and Ms. Liu of their restricted shares for options and cash payments and the exchange by Mr. Yuan and Mr. Tsai of their restricted shares for options.

The grantees of the restricted stock grants have all rights of ownership with respect to the shares, including the right to vote the shares and to receive dividends and distributions with respect to the shares until and unless a forfeiture event shall occur; provided, however, that prior to a forfeiture termination event, (i) the grantees shall have no rights to sell, encumber or otherwise transfer the shares, and (ii) any shares of any class or series of capital stock which are issued to the grantee as a holder of the shares as a result of a stock dividend, stock split, stock distribution, reverse split, recapitalization, or similar event, shall be subject to the same forfeiture provisions as the shares. A forfeiture termination event shall mean such date as is six months following a public stock event, which is the vesting date with respect to the shares. The definition of a public stock event includes the effectiveness of the Merger. The shares are forfeited and are to be conveyed to us for no consideration if a public stock event has not occurred by December 31, 2020, although the board of directors has the right to extend that date.

In October 2016, the board of directors also granted non-qualified stock options to purchase 3,276,000 shares and incentive stock options to purchase 546,840 shares at an exercise price of $2.98 per share.

Outstanding Equity Awards

On March 23, 2019, the board of directors:

●	Extended to April 30, 2019 the date by which a public stock event must occur failing which a forfeiture would occur with respect to the restricted shares, which date was subsequently extended to December 31, 2020 and has been subsequently extended to April 20, 2021;

●	Granted to the holders of 1,992,480 restricted shares the right to exchange their restricted shares for a ten-year option to purchase 2.119 shares of common stock at $2.98 per share for each share of restricted stock exchanged;

●	Granted to Mr. Hsu, Ms. Liu and one other employee, who held 2,268,000, 1,680,000 and 336,000 restricted shares, respectively, the right (a) to exchange 50% of their restricted shares for a ten-year option to purchase 2.119 shares of common stock at $2.98 per share and (b) transfer to us 50% of their restricted shares for $1,275,000, or $0.60 per share;

●	Granted seven-year options to purchase 609,840 shares of common stock at $2.98 per share to employees;

The holders of 1,656,480 restricted shares, including Simon Yuan, a director, and Mr. Tsai, a former director, exchanged their restricted shares for options to purchase 3,510,083 shares of common stock; Mr. Hsu, Ms. Liu and one other employee converted 2,142,000 of their restricted shares for options to purchase 4,538,898 shares and transferred 2,142,000 shares to us for cash payments of $1,275,000 which were initially payable by December 15, 2019, which date was extended to the effective time of the Merger, and 445,200 restricted shares remain outstanding. The board of directors provided that the rights to these restricted shares will vest on the effective time of the Merger.

The following table sets forth information as to outstanding equity awards at the December 31, 2020 for the Named Executive Officers:

	Option awards					Stock awards
	Shares underlying unexercised option # exercisable	Shares underlying unexercised option # unexercisable	Equity incentive plan awards: number of securities underlying unexercised unearned options	Option exercise price	Option expiration date	Number of shares that have not vested	Market value of shares that have not vested	Equity incentive plan awards: number of unearned shares or other rights that have not vested
David Hsu		2,402,946	-	$2.98	[1]	-	-	-
Ching Liu		1,779,960		2.98	[1]	-	-	-
Stephen Brown	168,000	168,000	-	2.98	04/30/27	-	-	-

[1]	These options will become exercisable in two installments, commencing six months from the effective date of the Merger, and will expire ten years from such effective date.

Director Compensation

The following table sets forth information as to the compensation paid to our directors in 2020, other than those named in the Summary Compensation Table:

Name	Cash Compensation	Stock Awards	Total
Wei Yuan Chen	-	-	-
Dr. Edwin Chan[1]	-	-	-
Jinxi Lin	-	-	-
Chunglen Tsai[2]	-	-	-
Simon Yuan[3]	-	-	-

[1]	Dr. Chan resigned as a director on November 2, 2020.
[2]	Mr. Tsai exchanged 168,000 shares of restricted common stock for a ten-year option to purchase 355,992 shares of common stock at $2.98 per share. The option becomes exercisable six months from the date of this proxy statement/prospectus, provided that the registration statement of which this proxy statement/prospectus is a part is declared effective by March 31, 2020, which date may be extended by the board of directors. The exchange did not result in compensation to Mr. Tsai. Mr. Tsai resigned as a director on July 6, 2020.
[3]	Mr. Yuan exchanged 1,008,000 shares of restricted common stock for a ten-year option to purchase 2,135,952 shares of common stock at $2.98 per share. The option becomes exercisable six months from the date of this proxy statement/prospectus, provided that the registration statement of which this proxy statement/prospectus is a part is declared effective by March 31, 2020, which date may be extended by the board of directors. The exchange did not result in compensation to Mr. Yuan.

PRINCIPAL STOCKHOLDERS OF SOLARMAX

The following table sets forth information with respect to the beneficial ownership of our common stock as of Feburary 5, 2021 and as adjusted to give effect to the Merger by:

●	each person known to SolarMax to beneficially own more than 5% of common stock;

●	each member of SolarMax’ board of directors;

●	each of SolarMax’ Named Executive Officers; and

●	all of SolarMax’ directors and executive officers as a group.

All information with respect to beneficial ownership has been furnished by the respective 5% or more stockholders, directors or executive officers, as the case may be. Unless otherwise noted, the mailing address of each listed beneficial owner is 3080 12th Street, Riverside, California 92507.

Name of Beneficial Owner	Shares Beneficially Owned	Percent Owned[1]	Percent As Adjusted[2]
David Hsu	6,783,241	10.1%	8.4%
Jinxi Lin[3]	6,000,000	8.9%	7.4%
Changzhou Almaden Co. Ltd.[3]	6,000,000	8.9%	7.4%
Ching Liu	4,221,199	6.3%	5.2%
Simon Yuan	3,696,000	5.5%	4.5%
Bin Lu4	3,662,400	5.4%	4.5%
Wei Yuan Chen	2,956,800	4.4%	3.6%
Dr. Wen-Ching (Stephen) Yang[5]	1,848,000	2.7%	2.3%
Lei Zhang, Ph.D.	0	0%	0%
Lei (Stacy) Zhang	0	0%	0%
Stephen Brown[6]	252,000	*	*
All officers and directors as a group[3,5,6] (six individuals beneficially owning stock)	21,536,041	31.9%	26.4%

*	Less than 1%
[1]	The percentages are based on 67,289,359 shares of SolarMax common stock outstanding, which includes the 445,200 restricted shares held subject to forfeiture under certain conditions as described under “Management of SolarMax – Employee Benefit Plans” and an option to purchase 252,000 shares of common stock for one officer.
[2]	The percent as adjusted is based on a Redemption Price of $10.77 as of November 30, 2020, and is subject to adjustment based on the final determination of the Redemption Price. The percentage does not give effect to (i) any public shares that are redeemed, (ii) any shares cancelled as a result of the surrender for cancellation of Sponsor Shares as provided in the Merger Agreement and in a loan agreement between the Sponsor and SolarMax and (iii) any shares issued in a private placement.
[3]	The shares beneficially owned by Jinxi Lin represent the 6,000,000 shares owned by AMD, of which Mr. Lin is chairman and chief executive officer and has the right to vote and dispose of the shares. The address for Mr. Lin and AMD is No. 639, Qinglong East Road, Changzhou, Jiangsu, China.
[4]	The address for Bin Lu is Room 402, Floor 4, No. 558 Tongxie Rd., Shanghai, China.
[5]	Includes 588,000 shares of common stock owned by Dr. Yang’s wife, as to which he disclaims beneficial interest.
[6]	Represents an option to purchase 252,000 shares of common stock.

Except as otherwise indicated each person has the sole power to vote and dispose of all shares of common stock listed opposite his name. Each person is deemed to own beneficially shares of common stock that are issuable upon exercise of warrants or upon conversion of convertible securities if they are exercisable or convertible within 60 days of February 5, 2021. Options held by Mr. Hsu, Ms. Liu and Mr. Yuan are not reflected in the table since they are not exercisable within 60 days of February 5, 2021, and are described under “SolarMax Executive Compensation – Outstanding Equity Awards.”

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS OF SOLARMAX

Related Party EB-5 Notes

On January 3, 2012, CEF entered into a loan agreement with SREP, one of SolarMax’ United States subsidiaries, pursuant to which CEF agreed to make loans to the subsidiary in an amount not to exceed $45 million. CEF advanced $45 million pursuant to the agreement. On August 26, 2014, CEF II entered into a loan agreement with LED, another United States subsidiary, for up to $13,000,000. CEF II advanced $10.5 million pursuant to the agreement. The proceeds of the loans were used by SolarMax’ subsidiaries for their operations. The loans from CEF and CEF II accrue interest at 3% per annum, payable quarterly in arrears. The loans are secured by a security interest in the accounts and inventory of the borrowing subsidiary. CEF and CEF II are limited partnerships, the general partner of which is Inland Empire Renewable Energy Regional Center, LLC (“Inland Empire”). Inland Empire is owned by David Hsu, our chief executive officer and a director, Ching Liu, SolarMax’ former executive vice president and director and a 5% stockholder of SolarMax, and Simon Yuan, a director. The limited partners of both CEF and CEF II are investors who made a capital contribution to CEF or CEF II pursuant to the United States EB-5 immigration program and are not related parties. The EB-5 immigrant investor visa is a federal program that grants green cards and a path to citizenship to foreign investors who invest at least $500,000 toward job-creating projects. Under this program, which is administered by the United States Customs and Immigration Service, entrepreneurs (and their spouses and unmarried children under 21) are eligible to apply for a green card (permanent residence) if they make the necessary investment in a commercial enterprise in the United States and plan to create or preserve 10 permanent full-time jobs for qualified United States workers. SolarMax is a commercial enterprise that creates permanent full-time jobs in the United States.

The loans from CEF and CEF II become due, as to the investment of each limited partner, four years from the date of the loan and may be extended as may be necessary to meet applicable USCIS immigrant investor visa requirements, which will be the date that the limited partner is eligible for a green card. Under the limited partnership agreements for CEF and CEF II, the limited partners have the right to demand repayment of their capital account when the petition is approved, which demand may trigger a maturity of the loan from CEF or CEF II in the amount of the limited partner’s investment. The initial four-year term of notes in the principal amount of $55.5 million, which were issued to CEF and CEF II, and had expired prior to September 30, 2019, and are on extension until the limited partner meets applicable immigrant investor visa requirements. SolarMax cannot determine the period of the extensions. As of December 18, 2020, limited partners whose capital contributions funded loans of $34 million had received their green card approval and their extensions expired. The petitions of limited partners of CEF whose capital contribution funded loans of $11 million are pending.

As the loans matured and the limited partners requested return of their capital contribution, SolarMax offered the limited partners, in lieu of the payment by the limited partnership, a convertible note with a term of five years, with 20% of the principal amount being due on each of the first, second, third, fourth and fifth anniversaries of the date of issuance. The notes are secured by the same assets that secured the notes issued to CEF. As of February 5, 2021, SolarMax had issued convertible notes in the principal amount of $23.5 million., and SolarMax had issued convertible notes in the principal amount of $22.5 million had been issued to former limited partners of CEF, of which principal payments of $2.4 million had been made on the first anniversary of the respective dates of issuance, and convertible notes in the principal amount of $1.0 million had been purchased by SolarMax for $730,000, leaving convertible notes in the principal amount of $18.1 million outstanding. As of February 5, 2021, notes to CEF and CEF II in the aggregate principal amount of $32.0 million were outstanding. Following the completion of the Merger, Successor will offer the limited partners of CEF and CEF II convertible notes similar to the notes issued by SolarMax.

Four of the limited partners have commenced an action against CEF, SolarMax and others, including Mr. Hsu and Mr. Yuan, seeking cash payment of their capital contribution to CEF totaling $2.0 million and other relief, including a declaration that the $45.0 note to CEF is due and payable. The $2.0 million claimed by the plaintiffs, along with the outstanding principal amount of the loan to CEF, is included in the note payable to CEF. See “Business of SolarMax – Legal Proceedings.”

Interest expense on the loans from CEF and CEF II were $869,301 and $1,654,397, for the nine months ended September 30, 2020 and the year ended December 31, 2019, respectively.

Other Related Party Loan

On October 25, 2019, SolarMax borrowed $250,000 from SMX Property, LLC, a related party and the lessor of SolarMax’ headquarter facility. The loan bears interest at 6% per annum and was originally due on January 24, 2020. SolarMax paid this loan in March 2020 ($100,000) and April 2020 ($150,000).

Related Party Leases

In September 2016, SolarMax executed a ten-year lease, commencing January 1, 2017 with SMXP, a related party, to lease its headquarters in Riverside, California. This lease effectively extends a prior lease with SMXP which ended on December 31, 2016 with an increase in the rental rate. The new lease is for ten years and has a five-year renewal option. The annual base rent under the lease is initially $978,672 plus SolarMax’ share of the utilities. The base rent is subject to an annual escalation of 2.99%.  David Hsu, SolarMax’ chief executive officer and a director, Ching Liu, SolarMax’ former executive vice president and director and a 5% stockholder, and Simon Yuan, a director are the principal management group of SMXP.

In September 2016, SolarMax amended two lease agreements for its Diamond Bar, California office with Fallow Field, LLC. Fallow Field, LLC, a related party. The amended lease commenced on November 1, 2016 and has a ten year term with one five-year renewal option. The initial annual base rent is $229,272 plus the Company’s share of utilities.  Fallow Field is owned by Mr. Hsu, Ms. Liu and a minority stockholder

For the nine months ended September 30, 2020 and the year ended December 31, 2019, total related party rental expenses included in general and administrative expenses for the Riverside, California corporate headquarters and the Diamond Bar, California office, were $1,185,716 and $1,649,000 respectively.

Transactions with AMD

In its PRC segment, SolarMax had earned revenues from AMD or its subsidiaries related to EPC contracts and the operation and maintenance contracts on the solar projects. From time to time, the Company also purchased solar panels from AMD or its subsidiaries to be used on certain solar project. AMD is a related party because its chairman and chief executive officer is a director of SolarMax.

Revenue from subsidiaries or affiliates of AMD accounted for 95% and 53%of the revenue of SolarMax’ China segment for the years ended December 31, 2019 and 2018. SolarMax did not generate any revenue from AMD during the nine months ended September 30, 2020. The affiliates of AMD, which had maintenance contracts with our China segment, sold the projects and the transferee terminated the maintenance contracts with us.

SolarMax purchased solar panels from AMD for certain of its solar farm projects. Purchases from AMD amounted to RMB 208.1 million, or approximately $31.5 million, in the year ended December 31, 2018. SolarMax did not make any purchases from AMD subsidiaries in the nine months ended September 30, 2020 or the year ended December 31, 2019. SolarMax purchased solar panels from AMD for certain of its solar farm projects. The amount due to AMD was RMB 116.6 million (approximately $16.9 million) at December 31, 2018. Pursuant to offset agreements dated June 21, 2019 with AMD, SolarMax partially satisfied its obligations to AMD with respect to the balance due for the solar panels, including solar panels purchased during the second quarter of 2019, by offsetting the balance of the unpaid project receivables of RMB 38.95 million (approximately $5.6 million) due to SolarMax from the AMD subsidiary on three completed projects for AMD subsidiaries or affiliates. On December 11, 2019, SolarMax entered into another offset agreement with AMD to offset its accounts receivables from AMD excluding warranty retainage on one of the AMD projects of RMB 20,622,906 (approximately $2.9 million) against SolarMax accounts payable due AMD for solar panels purchased from AMD.

Receivables from AMD or its subsidiaries and payables to AMD or its subsidiaries at September 30, 2020 and December 31, 2019, as well as revenues earned from AMD projects and purchases from AMD subsidiaries for the nine months ended September 30, 2020 and the year ended December 31, 2019 are summarized below:

	September 30, 2020	December 31, 2019
Receivables from AMD (1)	$267,312	$260,917
Payables to AMD	2,260,113	2,226,629

(1)	The receivable at September 30, 2020 and December 31, 2019 relates to the retainage on one project for a one year warranty which is payable in 2020.

	Nine Months Ended September 30, 2020	Year Ended December 31, 2019
Revenues from projects with AMD (1)	-	$4,741,633
Purchases from AMD	-	-

(1)	Revenue for 2019 relates to one project.

In December 2020, we entered into an offset agreement with AMD to offset RMB 1.8 million (approximately $260,000) of the unpaid project receivable on a prior project (the Qingshuihe #3 project) against the balance owed by SolarMax to AMD for panel purchases of RMB 1.8 million (approximately $260,000). In connection with this agreement, AMD also agreed to pay the balance of the project receivable on the Qingshuihe project of RMB 3.8 million (approximately $545,000), which was fully paid as of December 31, 2020.

Asset Management Services

SolarMax provides asset management and accounting services to three joint ventures (Alliance Capital 2, LLC, Alliance Capital 3, LLC and Alliance Capital 4, LLC) in which SolarMax has a 30% equity interest pursuant to management contract and business services agreement dated January 20, 2011 between SolarMax and one of these entities, pursuant to which SolarMax is to receive 3% of revenues collected from Solar Renewable Energy Certificate (SREC) and payments from public utility companies received by the three entities. The 70% interest in these entities is held by a Chinese public company that is not affiliated with SolarMax. The agreement covers services rendered for all three entities, although there is no written agreement executed by two of these entities. Total fees earned by SolarMax from these three joint ventures included in consolidated revenues was $5,776 and $28,397 for the nine months ended September 30, 2020 and year ended December 31, 2019, respectively.

From time to time, SolarMax made advances for expenses related to the three Alliance entities. SolarMax had a receivable related to expenses paid on behalf of the Alliance entities of $29,436 and $50,905 at September 30, 2020 and December 31, 2019, respectively.

Equity Transactions with Officers and Directors

In October 2016, the board of directors granted 6,410,880 shares, of which 5,124,000 shares were granted to officers and directors. The following table set forth information relating to the restricted stock grants to officers and directors.

Name	No. of Restricted Shares
David Hsu	2,268,000
Ching Liu	1,680,000
Simon Yuan	1,008,000
ChungJen Tsai	168,000
Total	5,124,000

On March 23, 2019, the board of directors:

●	Granted to the holders of 1,992,480 restricted shares, including Mr. Yuan and Mr. Tsai, the right to exchange their restricted shares for a ten-year option to purchase 2.119 shares of common stock at $2.98 per share for each share of restricted stock exchanged; and

●	Granted to Mr. Hsu, Ms. Liu and one other employee, who held 2,268,000, 1,680,000 and 336,000 restricted shares, respectively, the right (a) to exchange 50% of their restricted shares for a ten-year option to purchase 2.119 shares of common stock at $2.98 per share for each share exchanged and (b) transfer to SolarMax 50% of their restricted shares for $1,275,000, or $0.60 per share. These payments were initially due in December 2019, and was extended until three business days following completion of the Merger.

Pursuant to their exchange agreements with us, SolarMax granted Mr. Yuan, a director, an option to purchase 2,135,952 shares and Mr. Tsai, who was a director, an option to purchase 355,992 shares in exchange for their restricted shares.

Pursuant to their exchange agreements with SolarMax, Mr. Hsu converted 1,134,000 shares of common stock into options to purchase 2,402,946 shares of common stock and transferred 1,134,000 of his restricted shares stock to us for $675,000, and Ms. Liu converted 840,000 of common stock into options to purchase 1,779,960 shares of common stock and transferred 840,000 shares of common stock to us for $500,000. The payments to Mr. Hsu and Ms. Liu were initially to have been paid by December 15, 2019, which date has been extended several times and is due upon completion of the Merger.

See “SolarMax Executive Compensation – Employment Agreements” for information with respect to SolarMax’ employment agreement with Mr. Hsu and Ms. Liu, who was an executive officer and director and is a 5% stockholder of SolarMax, and a separation and release agreement with Ms. Liu.

Payment to Company owned by Principal Stockholder and Former Executive

During the year ended December 31, 2020, our LED subsidiary paid a company owned by Ching Liu, SolarMax’ former executive vice president and a 5% stockholder, $110,000, representing 80% of the gross profit, earned by SolarMax on an LED government project, determined prior to the payment to the company owned by Ms. Liu. The payment was made for introducing the project to SolarMax. As a result, SolarMax incurred and accrued approximately $110,000 of additional cost of revenue related to the project as of December 31, 2020.

DESCRIPTION OF SOLARMAX CAPITAL STOCK

SolarMax’ authorized capital stock consists of 15,000,000 shares of preferred stock, par value $0.001 per share, and 500,000,000 shares of common stock, par value $0.001 per share. As of the date of this proxy statement/prospectus there were no shares of preferred stock and 67,189,359 shares of common stock outstanding, including 445,200 shares which were issued as restricted stock grants but are not treated as outstanding for accounting purposes.

The following summary of the capital stock and our articles of incorporation and bylaws does not purport to be complete and is qualified in its entirety by reference to the provisions of applicable law and to SolarMax’ articles of incorporation and bylaws, which are filed as exhibits to the registration statement of which this proxy statement is a part.

Common Stock

Voting Rights. Holders of shares of common stock are entitled to one vote per share held of record on all matters to be voted upon by the stockholders. The holders of common stock do not have cumulative voting rights in the election of directors. Our bylaws provide that one-third of the outstanding shares constitutes a quorum.

Dividend Rights. Holders of shares of common stock are entitled to ratably receive dividends when and if declared by the board of directors out of funds legally available for that purpose, subject to any statutory or contractual restrictions on the payment of dividends and to any prior rights and preferences that may be applicable to any outstanding preferred stock.

Liquidation Rights. Upon liquidation, dissolution, distribution of assets or other winding up, the holders of common stock are entitled to receive ratably the assets available for distribution to the stockholders after payment of liabilities and the liquidation preference of any of our outstanding shares of preferred stock.

Other Matters. The shares of common stock have no preemptive or conversion rights and are not subject to further calls or assessment by us. No redemption or sinking fund provisions are applicable to the common stock. All outstanding shares of our common stock are fully paid and non-assessable.

Preferred Stock

SolarMax’ articles of incorporation give the board of directors the power to issue shares of preferred stock in one or more series without stockholder approval. The board of directors has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock. The purpose of authorizing the board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from acquiring, a majority of our outstanding voting stock. SolarMax has no present plans to issue any shares of preferred stock.

Nevada Anti-Takeover Provisions

Nevada law, NRS Sections 78.411 through 78.444, regulate business combinations with interested stockholders. Nevada law defines an interested stockholder as a beneficial owner (directly or indirectly) of 10% or more of the voting power of the outstanding shares of the corporation. Pursuant to Sections NRS 78.411 through 78.444, combinations with an interested stockholder remain prohibited for three years after the person became an interested stockholder unless (i) the transaction is approved by the board of directors or the holders of a majority of the outstanding shares not beneficially owned by the interested party, or (ii) the interested stockholder satisfies certain fair value requirements. NRS 78.434 permits a Nevada corporation to opt-out of the statute with appropriate provisions in its articles of incorporation.

NRS Sections 78.378 through 78.3793 regulates the acquisition of a controlling interest in an issuing corporation. An issuing corporation is defined as a Nevada corporation with 200 or more stockholders of record, of which at least 100 stockholders have addresses of record in Nevada and does business in Nevada directly or through an affiliated corporation. NRS Section 78.379 provides that an acquiring person and those acting in association with an acquiring person obtain only such voting rights in the control shares as are conferred by a resolution of the stockholders of the corporation, approved at a special or annual meeting of the stockholders. Stockholders who vote against the voting rights have dissenters’ rights in the event that the stockholders approve voting rights. NRS Section 378 provides that a Nevada corporation’s articles of incorporation or bylaws may provide that these sections do not apply to the corporation. Our articles of incorporation provides that these sections do not apply.

Articles of Incorporation and Bylaw Provisions

Provisions of our articles of incorporation and bylaws may delay or discourage transactions involving an actual or potential change in control or change in our management, including transactions in which stockholders might otherwise receive a premium for their shares, or transactions that our stockholders might otherwise deem to be in their best interests. Therefore, these provisions could adversely affect the price of our common stock.

Among other things, our articles of incorporation or bylaws:

●	permit our board of directors to issue up to 15,000,000 shares of preferred stock, with such rights, preferences and privileges as the board may designate;

●	provide that the authorized number of directors may be changed only by resolution of the board of directors;

●	provide that all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum, and not by the stockholders;

●	eliminate the personal liability of our directors for damages as a result of any act or failure to act in his or her capacity as a director or officer except as described below;

●	provide that stockholders can only call a special meeting if the request is made by the holders of two-thirds of the entire capital entitled to vote;

●	provide that, if a matter is to be brought before a meeting of stockholders which is not specified in the notice of meeting or brought at the direction of the board of directors, it can only be brought up at the meeting if brought by stockholders of record holding two-thirds of the outstanding stock;

●	provide that our bylaws may be amended only by either the affirmative vote of two-thirds of the stockholders entitled to vote or by the board of directors;

●	provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide notice in writing in a timely manner, and also specify requirements as to the form and content of a stockholder’s notice; and

●	do not provide for cumulative voting rights, therefore allowing the holders of a majority of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election if they should so choose.

Our bylaws also provide that any person who acquires equity in us shall be deemed to have notice and consented to the forum selection provision of our bylaws, which require actions to be brought only in state count in Clark County, Nevada. This provision does not apply to claims brought under the Securities Act or the Securities Exchange Act.

Further, NRS Section 78.335 provides that any director or one or more of the incumbent directors may be removed from office by the vote of stockholders representing not less than two-thirds of the voting power of the issued and outstanding stock entitled to vote. SolarMax’ bylaws have a similar provision.

Limitation of Liability and Indemnification

SolarMax’ articles of incorporation provide that, except as otherwise provided by law, a director or officer is not individually liable to the corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his or her capacity as a director or officer unless it is proven that, (a) the director’s or officer’s act or failure to act constituted a breach of his or her fiduciary duties as a director or officer; and (b) the breach of those duties involved intentional misconduct, fraud or a knowing violation of law.

Our articles of incorporation provide that we shall provide indemnification to our directors and officers to the maximum extent permitted by law. SolarMax shall pay advancements of expenses in advance of the final disposition of the action, suit, or proceedings upon receipt of an undertaking by or on behalf of the director or officer to repay the amount even if it is ultimately determined that he or she is not entitled to be indemnified by the corporation. SolarMax’ bylaws also provide for indemnification of its directors and officers.

Pursuant to Nevada law, NRS 78.7502, a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding if the person (i) is not liable pursuant to Nevada law; (ii) acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and (iii) with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful.

Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, the corporation shall indemnify him or her against expenses, including attorneys’ fees, actually and reasonably incurred by him or her in connection with the defense. Any amendment, repeal or modification of these provisions will be prospective only and would not affect any limitation on liability of a director for acts or omissions that occurred prior to any such amendment, repeal or modification.

Pursuant to NRS 78.751, any discretionary indemnification, unless ordered by a court or advanced by the Corporation in a matter as permitted by Nevada law, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made (i) by the stockholders; (ii) by the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding; (iii) if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or (iv) if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

SolarMax intends to enter into indemnification agreements with each of our current and future directors and officers. These agreements will require us to indemnify these individuals to the fullest extent permitted under Nevada law against liability that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, SolarMax has have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

SOLARMAX MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of SolarMax’ financial condition and results of operations together with “Selected Consolidated Financial Data” and SolarMax’ consolidated financial statements and the related notes and the pro forma financial information appearing elsewhere in this proxy statement. In addition to historical information, this discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. See “Cautionary Note Concerning Forward-Looking Statements.” SolarMax’ actual results may differ materially from those discussed below. Factors that could cause or contribute to such differences include, but are not limited to, those identified below, and those discussed in “Risk Factors” included elsewhere in this proxy statement/prospectus. All amounts in this prospectus are in U.S. dollars, unless otherwise noted.

Overview

SolarMax is an integrated solar and renewable energy company. A solar energy system retains the direct current (DC) electricity from the sun and converts it to alternating current (AC) electricity that can be used to power residential homes and commercial businesses. SolarMax was founded in 2008 to engage in the solar business in the United States and, following the acquisition in 2015 of ZHTH and ZHPV, commenced operations in China in 2016.

SolarMax operates in two segments – the United States operations and the China operations. SolarMax’ United States operations consists primarily of (i) the sale and installation of photovoltaic and battery backup systems for residential and commercial customers, (ii) financing the sale of its photovoltaic and battery backup systems, (iii) sales of LED systems and services to government and commercial users.

SolarMax’ China operations consist primarily of identifying and procuring solar farm projects for resale to third parties and performing the EPC services primarily for solar farm projects. All revenue from the China segment during the nine months ended September 30, 2020 was generated during the second quarter from two project agreements with SPIC. Most of SolarMax’ China revenue in the years ended December 31, 2019 and 2018 were generated from contracts with AMD, a related party, and its affiliates.

SolarMax’ business in China is conducted through its two principal subsidiaries, ZHTH and ZHPV, and their subsidiaries. ZHTH is engaged in the business of identifying and procuring solar system projects for resale to third party developers and related services in China. After the project subsidiary acquires the permits for a solar project and obtain a contract for the sale of the project, ZHPV builds the projects pursuant to an EPC contract. The subsidiary that owns the equity in the project subsidiary transfers the equity in the project subsidiary to the project owner. In the case of SolarMax’ present contracts with SPIC, upon completion and acceptance of the project by SPIC, SolarMax transfers 70% of the equity in the project subsidiary to SPIC, retaining a 30% interest, and SPIC has a first right of refusal to purchase the 30% interest in the project subsidiary from SolarMax after the project has been in operation at its full capacity for one year, which will be one year from the transfer of the 70% interest in the project.

SolarMax may also seek to obtain contracts to operate and maintain the system after the solar farm project is completed and sold, however, as of the date of this proxy statement/prospectus, SolarMax does not have any contracts for such services. SolarMax has not generated any significant revenue from these services and it cannot give any assurance that it will be able to enter into such contracts in the future. SolarMax’ revenue from operation and maintenance contracts was derived from a related party and, after the related party sold the project to a third party, the contract was terminated.

Unlike systems in the United States, which are installations for residential and small business users, the projects in China are generally solar farms, which are large land areas where multiple ground-mount solar tracking towers are installed.

ZHPV also performs EPC services on a contract basis for solar farm owners who obtained their permits independent of SolarMax.

In December 2018, ZHPV entered into a supplemental contract with an AMD subsidiary to construct a 10MW solar farm project in Guizhou, China. This contract is supplemental to a prior EPC contract and was increased to a 10.5MW project. The contract price for the 10.5MW supplemental contract including VAT is RMB 35.9 million (approximately $5.1 million). Construction work on this project began in May 2019 and the project was completed and revenue recognized during 2019.

In December 2017, ZHPV and ZHTH, entered into contracts with an affiliate of AMD for EPC services on a 30MW solar farm project in the Guizhou province. In January 2018, an additional 5MW was added to the project pursuant to a separate agreement. The total value, excluding VAT, for the 35MW project was approximately RMB 202.3 million (approximately $30.6 million), or $0.87 per watt. The project was completed during 2018.

In August 2018, ZHPV entered into a contract with an unrelated party to construct a 50MW photovoltaic power station for a total contract price excluding VAT of RMB 179.2 million (approximately $27.0 million), or $0.63 per watt. The project was completed during 2018.

In August 2019, SolarMax, through its subsidiaries, entered into agreements with SPIC pursuant to which SolarMax constructed and sold to SPIC the ownership and control of 70% of SolarMax’ project subsidiaries that own the completed 70MW Yilong #2 solar farm project and the completed 35MW Xingren solar farm project. SolarMax recognizes revenues and cost of revenues on these projects when all of its performance obligation are completed when control of the project subsidiaries is transferred. SolarMax’ performance obligation is the completion and acceptance of the project by SPIC. Control of the project subsidiary is transferred when SPIC executes the equity transfer agreement for a controlling interest in the project subsidiary and approval of the equity transfer by the PRC market supervisory authority is obtained. SPIC executed the equity transfer agreements to transfer 70% interest in each of the project subsidiaries in March 2020. The PRC market supervisory authority approved the transfer of the 70% interest for both project subsidiaries to SPIC in April 2020,, at which time SolarMax recognized revenue from the EPC work on the project and the sale of the 70% interest in the project subsidiaries. The delay in obtaining government approval of the transfer resulted from the closure of government offices as a result of the COVID-19 pandemic. Since SolarMax has a 30% equity interest in these two project subsidiaries, commencing May 1, 2020, these project subsidiaries are not consolidated with SolarMax and are accounted for on an equity basis.

In connection with the Yilong #2 and Xingren projects, in October 2019, the SolarMax project subsidiaries that owned the Yilong #2 and Xingren projects entered into lease finance agreements with Huaxia. The financings are structured as lease finance transactions secured by the respective project companies’ revenue stream and accounts receivable. The principal amounts of the loans are RMB 217.0 million (approximately $31.0 million) for Yilong #2 and RMB 93.0 million (approximately $13.3 million) for Xingren. The interest rate is 130 basis point above certain benchmark RMB loan interest rate as announced by the People’s Bank of China on the lease commencement date. The respective project subsidiaries are the obligors on the loan which is guaranteed by SPIC.

In February 2020, SolarMax, through its subsidiaries, entered into agreements with SPIC pursuant to which SolarMax constructed a 59 MW solar farm project in Guizhou (the “Ancha Project”) and agreed to sell the ownership and control of 70% of the project subsidiary to SPIC. The project was completed in December 2020 and was accepted by SPIC in January 2021. The equity transfer agreement to sell a 70% interest in the project subsidiary was executed by SPIC in December 2020 and the PRC market supervisory authority approved. the transfer of the 70% interest in December 2020 at which time and the 70% interest in the project subsidiary was transferred for a consideration of RMB 35.6 million ($5.1 million) on which SolarMax recognized a nominal gain. Consequently, SolarMax deconsolidated the project company for the Ancha project on December 31, 2020 and recorded the remaining 30% non-controlling interest as an equity method investment.

SPIC accepted the project in January 2021, and SolarMax will recognize revenue from the EPC services during the first quarter of 2021. The total value of the project including VAT for 100% ownership is expected to be RMB 233.6 million (approximately $33.4 million).

In August 2020, SolarMax commenced work on a 25MW photovoltaic energy generation project (the “Hehua Project”) located in Guizhou province pursuant to an agreement with SPIC. The conditions to the transfer of a 100% equity interest to SPIC were satisfied in December 2020, and, in December 2020, SolarMax completed the sale of 100% equity interest in the project subsidiary that owns the Hehua Project for a consideration of RMB 4.9 million ($706.000). Consequently, SolarMax deconsolidated the project company for the Hehua Project on December 31, 2020. There was no significant gain or loss recognized from the sale transaction. SPIC has an EPC contract with ZHPV dated August 2020 for the construction of the Hehua Project at a contract price including VAT of RMB 89.1 million (approximately $12.7 million). The EPC construction began in October 2020 and was 37% complete at December 31, 2020.

During the nine months ended September 30, 2020 and the years ended December 31, 2019 and 2018, SolarMax’ revenue in the United States was derived primarily from the sale of solar systems, principally residential sales, which accounted $22.3 million, or 25% of consolidated revenue for the nine months ended September 30, 2020, $36.9 million, or 83.2% of consolidated revenue, for the year ended December 31, 2019 and $28.5 million, or 31.7% of consolidated revenue, for the year ended December 31, 2018. Financing revenue, which includes principally interest revenue from loans to purchasers of its solar systems, accounted $1.4 million, or 1.6% of consolidated revenue for the nine months ended September 30, 2020, $2.0 million, or 4.5% of revenue for the year ended December 31, 2019 and $1.7 million, or 1.9%, of revenue for the year ended December 31, 2018. The decrease in revenue in the United States segment resulted in part from the effects of the COVID-19 pandemic and the steps taken by the government of California to address the pandemic. The average selling prices per watt decreased from $3.06 for nine months ended September 30, 2019 to $2.83 for the nine months ended September 30, 2020. Some is due to the continued trend in lower prices and some is due to lowering prices because we can no longer sell in-person where we have a better chance of justifying a higher price with value.

During the years ended December 31, 2019 and 2018, SolarMax’ revenue in the United States was derived primarily from the sale of solar systems, principally residential sales, which accounted for $36.9 million, or 83.2% of revenue, for 2019 and $28.5 million, or 31.7% of revenue, for 2018. Financing revenue, which includes principally interest income from loans to purchasers of its solar systems, accounted for $2.0 million, or 4.5%, of revenue for the year ended December 31, 2019 and $1.7 million, or 1.9%, of revenue for the year ended December 31, 2018.

Through December 31, 2019, most of the revenue from SolarMax’ China segment was generated by EPC services for AMD and its subsidiaries and affiliates. AMD is a related party since AMD, a publicly-traded company in China, is a 5% stockholder of SolarMax and its chairman is a director of SolarMax. During the year ended December 31, 2019, SolarMax’ China segment generated revenue of $5.0 million, or 11.2% of total revenue, all of which was generated by services for subsidiaries of AMD. In the year ended December 31, 2018, the China segment generated revenue of $58.7 million, or 65.4% of total revenue, of which $30.9 million, or 52.9%, was generated by subsidiaries of AMD.

SolarMax had consolidated net losses of $1.0 million in the nine months ended September 30, 2020, $9.0 million in the year ended December 31, 2019 and $14.7 million in the year ended December 31, 2018 and cash flow used in operations was $22.9 million in the nine months ended September 30, 2020, $48.8 million in the year ended December 31, 2019 and $14.9 million in the year ended December 31, 2018.

In March 2019, SolarMax entered into a 10-year power purchase agreement with a not-for-profit entity in California pursuant to which SolarMax would construct a commercial-grade photovoltaic system with a battery storage system on the customer’s premise. On December 26, 2019, SolarMax entered into an agreement with a third-party purchaser pursuant to which SolarMax agreed to complete construction, including utility connection, and will transfer ownership of the system. Additionally, under the agreement, SolarMax will assign the 10-year power purchase agreement to the purchaser for a purchase price of approximately $1.6 million. In May 2020, SolarMax completed construction of the system and fulfilled all of the performance obligations under the agreement and recognized the related revenue upon achieving all the performance obligations and transferred the power purchase agreement to the purchaser. SolarMax has no continuing obligations under the contract with purchaser.

On July 16, 2019, SolarMax received a purchase order for a $3.8 million LED project from a California municipality pursuant to which it is to provide 3,000 units of LED luminaires products to be used in its street light conversion project. The contract gives the municipality the right to cancel all or part of the order prior to delivery. SolarMax expects to fulfill purchase order by early 2021

SolarMax purchased solar panels from AMD for certain of its solar farm projects.  At December 31, 2019, the amount due to AMD was RMB 15.5 million (approximately $2.2 million), which was reflected as an account payable. Pursuant to offset agreements dated June 21, 2019 with AMD, SolarMax partially satisfied its obligations to AMD with respect to the balance due for the solar panels, including solar panels purchased during the second quarter of 2019, by offsetting the balance of the unpaid project receivables of RMB 25.4 million (approximately $3.6 million) due to us from the AMD subsidiary on the three projects that were constructed for AMD or its subsidiaries and RMB 8.55 million (approximately $1.2 million) of the partial balance of the unpaid project receivable due to SolarMax from the AMD subsidiary on one of the projects.

Although SolarMax’ business plan contemplates positive cash flows in its United States segment, we cannot assure you that SolarMax will generate positive cash flow from its United States segment or that any cash flow it may generate, together with its available credit facilities and the cash available following completion of the Merger will be sufficient to enable SolarMax to meet either its debt service requirement, including debt due to related parties. SolarMax is continuing to explore alternatives for additional sources of financing to fund its United States operations including secured borrowing facilities from a bank in the PRC and disposing of a portion of its loan portfolio to financial institutions based in the United States. SolarMax cannot assure you that positive cash flows will be achieved or that alternative sources of financing will be available to us if and when needed and under favorable terms, if any.

As a result of SolarMax’ employment agreements with David Hsu, its chief executive officer, which will continue after consummation of the Merger, and the grant of options and restricted stock grants pursuant to its 2016 Long-Term Incentive Plan, as well as the costs associated with the Merger and costs associated with being a public corporation, SolarMax’ general and administrative expense will increase. For 2018, Mr. Hsu, SolarMax’ chief executive officer, and Ching Liu, SolarMax’ executive vice president, who resigned in March 2020, received salaries totaling $1.19 million and cash and stock bonuses of $898,279 in 2018 and $1.2 million in 2019. They waived their cash and stock bonuses for 2019. In March 2019, the board of directors granted Mr. Hsu and Ms. Liu the right to exchange their 3,948,000 restricted shares for options to purchase 4,182,906 shares of common stock and cash payments of $1,175,000, which were initially to be paid by December 15, 2019 and the payment date has been extended to three business days after the effectiveness of the Merger. Pursuant to his employment agreement, Mr. Hsu was to have received a salary of $655,636 for 2020. In connection with a company-wide salary reduction, Mr. Hsu took a salary cut and his salary for 2020 will be $577,779. Mr. Hsu’s employment agreement provides for a salary increases of at least 3% annually, and his base for his 2021 compensation will be $655,636. In addition, he is to receive an annual bonus based upon a percentage of revenue in excess of $30 million, which range from a total of $450,000 for revenue between $30 million and $50 million, to a total of 1.9% of revenue if revenue is at least $300 million.

SolarMax’ United States operations are continuing to operate at a loss resulting from the decrease in both gross profit and gross margin from solar systems in the United States, as well as the writeoff of capitalized expenses relating to SolarMax’ proposed initial public offering, which was terminated.

Effects of COVID-19 Pandemic

In response to the COVID-19 pandemic, governmental authorities have recommended or ordered the limitation or cessation of certain business or commercial activities in jurisdictions in which SolarMax operates. Further, the issuance of permits necessary for residential solar systems was affected because some local California government offices that issued permits for solar installations were closed for part of the second quarter and, as a result of government workers working from home subsequent to the second quarter, effectively operated with reduced hours. As a result, in the United States, SolarMax experienced a lower level of residential solar energy system installations compared to the same periods in 2019. In China, the timing of final solar farm project approvals for two projects and the beginning of one new solar farm installation were delayed for approximately three months but the delays are not expected to have a material impact on SolarMax’ China business in 2020 as the two projects that SolarMax expected to complete in 2020 were completed, and SolarMax continued its negotiations with respect to a new project, the Ancha project, which had been in negotiations with SPIC. However, SolarMax did not enter into any other new contracts for its China segment. As a result of the effect of the steps taken by the government of China to address the COVID-19 pandemic, one of our non-related customers requested and received an extension of its payment terms for the work performed on the customer’s solar farm project. In addition, SolarMax believes that the steps taken by the State of California and the government of China significantly contributed to the failure of SolarMax to complete its proposed initial public offering.

To the extent that the government in California or China institutes or recommends further closures, including closures or reduced office hours of the government offices that process permits for solar installation, SolarMax may suffer a further decline in revenue and results of operations. As a result of the COVID-19 pandemic, SolarMax’ operations in China were temporarily disrupted due to the lockdown and the operations have gradually returned to normal operation beginning in the second quarter of 2020. In March and April 2020, SolarMax’ United States operations experienced the impact of COVID-19 that resulted in the implementation of headcount reduction and other cost-saving measures in an effort to improve liquidity. SolarMax obtained additional liquidity through the available government assistance programs in the form of loans and grants. As of the date of this proxy statement the extent to which the COVID-19 pandemic, including any steps taken by the State of California to address the recent spike in positive tests, increased deaths and the concern of overcrowded hospital conditions, may materially impact SolarMax’ financial condition, liquidity or results of operations is uncertain.

Stock Distribution

On April 25, 2019, SolarMax effected a 1.68-for-one stock distribution pursuant to which it issued 0.68 share of common stock with respect to each share outstanding on April 25, 2019. All share and per share information in this proxy statement that relates to SolarMax retroactively reflects the stock distribution.

Results of Operations

The following tables set forth information relating to SolarMax’ operating results for the nine months ended September 30, 2020 and 2019 and the years ended December 31, 2019 and 2018 (dollars in thousands) and as a percentage of revenue:

	Nine Months Ended September 30
	2020		2019
	Dollars	%	Dollars	%
Revenue:
Solar energy sales (US)	22,347	25.2%	27,737	80.6%
LED sales (US)	4,254	4.8%	409	1.2%
Financing (US)	1,374	1.5%	1,487	4.3%
Solar farm EPC (China)	58,493	66.0%	4,792	13.9%
Power purchase agreements and other	2,197	2.5%	-	0.0%
Total revenues	88,665	100.0%	34,425	100.0%
Cost of revenue:
Solar energy sales	18,726	21.1%	22,408	65.1%
LED sales	3,806	4.3%	342	1.0%
Financing	-	0.0%	-	0.0%
Solar farm EPC (China)	54,116	61.0%	3,839	11.2%
Power purchase agreements and other	1,029	1.2%	-	0.0%
Total cost of revenues	77,677	87.6%	26,589	77.3%
Gross profit	10,988	12.4%	7,836	22.7%
Operating expenses:
Sales and marketing (US)	981	1.1%	1,572	4.6%
Sales and marketing (China)	-	0.0%	-	0.0%
General and administrative (US)	6,819	7.7%	9,302	27.0%
General and administrative (China)	2,195	2.5%	1,737	5.0%
Impairment	-	0.0%	-	0.0%
Total operating expenses	9,995	11.3%	12,611	36.6%

Income (loss) from operations (US)	(2,357)	-2.7%	(3,991)	-11.6%
Income (loss) from operations (China)	3,350	3.8%	(784)	-2.3%
Equity in income (loss) from unconsolidated ventures	(83)	-0.1%	2	0.0%
Equity in income of solar project companies	421	0.5%	-	0.0%
Gain on debt extinguishment	720	0.8%	-	0.0%
(Loss) on partial sale of equity in solar project company	(126)	-0.1%	-	0.0%
Interest (expenses), net	(2,566)	-2.9%	(1,429)	-4.2%
Other income (expenses), net	324	0.4%	(597)	-1.7%
Income (loss) before income taxes	(317)	-0.4%	(6,799)	-19.8%
Income tax benefit (provision)	(690)	-0.8%	13	0.0%
Net loss	(1,007)	-1.2%	(6,786)	-19.8%
Net income (loss) attributable to noncontrolling interests	(14)	0.0%	(39)	-0.1%
Net income (loss) attributable to stockholders	(993)	-1.2%	(6,747)	-19.7%
Currency translation adjustment	231	0.3%	(313)	-0.9%
Comprehensive income (loss) attributable to stockholders	(762)	-0.9%	(7,060)	-20.6%

	Year Ended December 31
	2019		2018
	Dollars	%	Dollars	%
Revenue:
Solar energy sales (US)	36,901	83.2%	28,515	31.7%
LED sales (US)	492	1.1%	857	1.0%
Financing (US)	2,007	4.5%	1,748	1.9%
Solar farm EPC (China)	4,990	11.2%	58,369	65.0%
Power purchase agreements and other	-	0.0%	339	0.4%
Total revenues	44,390	100.0%	89,828	100.0%
Cost of revenue:
Solar energy sales	29,636	66.8%	25,374	28.2%
LED sales	534	1.2%	725	0.8%
Financing	-	0.0%	-	0.0%
Solar farm EPC (China)	4,481	10.1%	53,701	59.8%
Power purchase agreements and other	-	0.0%	777	0.9%
Total cost of revenues	34,651	78.1%	80,577	89.7%
Gross profit	9,739	21.9%	9,251	10.3%
Operating expenses:
Sales and marketing (US)	2,077	4.7%	2,684	3.0%
Sales and marketing (China)	146	0.3%	682	0.8%
General and administrative (US)	11,686	26.3%	13,309	14.8%
General and administrative (China)	3,334	7.5%	3,526	3.9%
Impairment	-	0.0%	549	0.6%
Total operating expenses	17,243	38.8%	20,750	23.1%

Income (loss) from operations (US)	(4,533)	-10.2%	(11,521)	-12.8%
Income (loss) from operations (China)	(2,971)	-6.7%	22	0.0%
Equity in income (loss) from unconsolidated ventures	(63)	0.0%	(495)	-0.6%
Interest (expenses), net	(1,861)	-4.2%	(1,512)	-1.7%
Other income (expenses), net	(86)	-0.2%	(1,205)	-1.3%
Income (loss) before income taxes	(9,514)	-21.4%	(14,711)	-16.4%
Income tax benefit (provision)	541	1.2%	6	0.0%
Net loss	(8,973)	-20.2%	(14,705)	-16.4%
Net income (loss) attributable to noncontrolling interests	(56)	-0.1%	(107)	-0.1%
Net income (loss) attributable to stockholders	(8,917)	-20.1%	(14,598)	-16.3%
Currency translation adjustment	(102)	-0.2%	(627)	-0.7%
Comprehensive income (loss) attributable to stockholders	(9,019)	-20.3%	(15,225)	-17.0%

Nine Months Ended September 30, 2020 and 2019

Revenues

Revenues for the nine months ended September 30, 2020 were $88.7 million, an increase of $54.2 million or 158%, from $34.4 million in the nine months ended September 30, 2019. The increase resulted primarily from a $53.7 million increase in EPC revenues and a $2.2 million increase in power purchase agreements revenue from the China segment, all of which resulted from the two projects with SPIC, and a $3.8 million increase in LED revenues in the United States segment, partially offset by a decrease in solar energy system sales in the United States of $5.4 million.

During the nine months ended September 30, 2020, SolarMax’ EPC solar revenue in the China segment resulted from the two completed projects with SPIC – Yilong #2 and Xingren – which generated total revenue of $58.5 million. Although the projects were completed by December 31, 2019, because the conditions necessary for revenue recognition were not met on December 31, 2019, such revenues were not recognized until the conditions necessary for revenue recognition were met. These conditions included the transfer of a 70% interest in the projects to SPIC in April 2020. Revenues in the China segment for the nine months ended September 30, 2020 also included $2.2 million of revenues generated prior to May 1, 2020 from respective 25-year power purchase agreements between the project companies for Yilong #2 and Xingren and the related utility companies. Because SolarMax’ ownership was reduced to 30% with the transfer of 70% to SPIC in April 2020, these two project companies are no longer consolidated by SolarMax beginning May 1, 2020. Accordingly, commencing May 1, 2020, SolarMax no longer recognizes revenues from the underlying power purchase agreements for these two projects. During the nine months ended September 30, 2019, SolarMax’ EPC solar revenue in the China segment was $4.8 million that was from a 10.6MW EPC project with a related party which was 100% completed at September 30, 2019. The project has a contract price including VAT of RMB 35.9 million (approximately $5.1 million).

In February 2020, SolarMax, through its PRC subsidiaries, entered into a M&A (Cooperative Development) Agreement (the “Ancha MA Agreement”) with SPIC, pursuant to which SolarMax will construct the project and sell the ownership and control of 70% of the project subsidiary that owns the completed 59 MW Ancha Project to SPIC when the project is completed and accepted by SPIC and first right of refusal to purchase the remaining 30% ownership interest in the project subsidiary from SolarMax one year after the project is completed and operational. The total value of the project including VAT with 100% ownership at completion is expected to be RMB 233.6 million (approximately $33.4 million). The construction began in March 2020 and is expected to be completed prior to December 31, 2020 with all the performance obligations including the transfer of 70% ownership interest to SPIC expected to be completed in the first quarter of 2021. As of September 30, 2020, the construction is 86% complete. SolarMax expects the EPC revenue on the Ancha project to be recognized in the first quarter of 2021.

In the United States segment, revenue decreased $1.7 million or 5.6% to $28.0 million in the nine months ended September 30, 2020 from $29.6 million in the prior period. SolarMax deployed 6.4MW on 825 completed systems during the nine months ended September 30, 2020, compared with 8.3 MW on 1,107 systems in the comparative prior period, a decrease of 23% in wattages, a direct negative impact resulting from the COVID-19 pandemic. During the nine months ended September 30, 2020, the revenues from its commercial solar energy system sales were $4.9 million, comprising of 1.5 MW, compared to revenues of $1.1 million comprising of 0.4 MW from its commercial solar energy system sales in the prior period. On average, solar revenue per watt was $3.49 in the nine months ended September 30, 2020, a 5% increase from $3.33 in the comparable period of 2019. Solar revenue per watt represents the revenue generated during the period from sales of solar systems divided by the wattage installed during the period. SolarMax’ LED revenue increased by $3.8 million, or 943%, to $4.3 million for the nine months ended September 30, 2020 from $407,000 in the comparable prior period, primarily resulting from the LED purchase contract that SolarMax was awarded in July 2019 with a California municipality that generated revenues of $1.9 million during the nine months ended September 30, 2020. SolarMax expects to earn additional revenues under this LED purchase order with the original amount of $3.8 million through early 2021. Under this purchase order, SolarMax is to provide 3,000 units of LED luminaires products to be used in the street light conversion project. The contract gives the municipality the right to cancel all or part of the order prior to delivery. The revenue trend from SolarMax’ LED business is not as consistent as its solar business and revenue tends to fluctuate period to period. SolarMax’ revenue for the nine months ended September 30, 2020 and 2019 includes finance-related revenues of $1.4 million and $1.5 million, respectively, from its portfolio of solar loans provided to its customers. California has recently imposed additional restriction as a result of the spread of the COVID-19 in November and December 2020, which may affect our United States business.

In September 2020, SolarMax was awarded an LED contract of $4.5 million with the California Department of General Services, a state agency, to provide traffic control modules. The contract is effective through September 2023 and gives the state agency the right to extend for up to two years and increase or decrease the order quantities. SolarMax anticipates that it will begin to receive the first purchase order under this contract in the first quarter of 2021. SolarMax cannot give assurance that the state agency will purchase any significant amount of SolarMax’ products. Recent steps taken by California to address to COVIC-19 pandemic may affect the timing and amount of purchases pursuant to this contract.

Cost of revenue and gross profit

Cost of revenue for SolarMax’ China segment increased 1,336% from $3.8 million in the nine months ended September 30, 2019 to $55.1 million in the nine months ended September 30, 2020, reflecting the corresponding increase in revenue in the China segment. For the nine months ended September 30, 2020, cost of revenue for SolarMax’ China segment substantially relates to the construction project cost incurred on the Yilong #2 and the Xingren projects, both of which were 100% complete at December 31, 2019. However, as discussed under “Overview,” revenues and costs of revenues were recognized in April 2020 when the SolarMax’ performance obligations, which included acceptance by SPIC, government approval of the transfer of the 70% equity interest and the transfer of the 70% equity interest to SPIC, were completed.

For the nine months ended September 30, 2020, cost of revenue for the China segment also includes $1.0 million of depreciation expense related to the Yilong #2 and Xingren projects prior to the transfer of 70% of the equity to SPIC. From January 1, 2020 to April 30, 2020, SolarMax consolidated the project subsidiaries that own the Yilong #2 and Xingren projects which were owned by a SolarMax subsidiary, and recognized revenues related to the 25-year power purchase agreements that the Yilong #2 and Xingren project subsidiaries signed with the utility companies, and accordingly SolarMax recognized the depreciation expense as the cost of revenue associated with operating the two solar farm projects during that period. Effective May 1, 2020, as a result of the transfer of 70% of the equity in the two project subsidiaries to SPIC, the two project subsidiaries are no longer consolidated, and, accordingly, SolarMax no longer recognizes the revenue from the power purchase agreements and the related cost of revenue associated with the power purchase agreements. SolarMax’ 30% non-controlling interest in the project subsidiaries is accounted for on the equity basis.

For the nine months ended September 30, 2019, cost of revenue for SolarMax’ China segment relates primarily to the construction project cost incurred on the 10.5MW project for a subsidiary of AMD, a related party. The project was 100% complete at September 30, 2019. During the nine months ended September 30, 2019, SolarMax recognized EPC revenue over time based on the input method reflecting the percentage of the actual project costs incurred versus the total budgeted project costs. During the nine months ended September 30, 2020, SolarMax recognized EPC revenue at a point in time when all the performance obligations required under the customer agreement are achieved. Following the adoption of the new revenue recognition accounting on January 1, 2019, the method and timing of revenue recognition for SolarMax’ China segment is generally specific to an agreement and based on the performance obligations stipulated in each customer agreement. During the 2019 period, SolarMax’ China segment project was with AMD, a related party, and the customer agreement required the related EPC revenue to be recognized over time whereas during the 2020 period, SolarMax’ China segment projects were with SPIC, an unrelated party, and the underlying customer agreements include performance obligations that required the EPC revenue to be recognized at the time when SolarMax’ performance obligations are complete, which included the transfer of a 70% interest in the project entities to SPIC.

The gross margin for SolarMax’ China operations for the nine months ended September 30, 2020 was 9.1%, a decrease from 19.9% for the nine months ended September 30, 2019. The gross margin generated by SolarMax’ China segment during the nine months ended September 30, 2019 relates to the 10.5MW project for the AMD subsidiary, which was a supplement to a 70MW project that was signed in 2016 for which the contract price and project costs were already negotiated at higher rates and certain typical project costs were not necessary due to the supplement nature of the project resulting in sizable cost savings on the supplemental project. Accordingly, SolarMax does not expect to generate a gross margin at this level. Based on its experience, SolarMax’ typical EPC contracts are expected to yield gross margins of less than 10%.

Cost of revenue for SolarMax’ United States segment decreased 1% from $22.8 million in the nine months ended September 30, 2019 to $22.5 million in the nine months ended September 30, 2020, primarily as a result of a decrease solar energy sales caused by the impact of the COVID-19 pandemic, partially offset by an increase in LED sales pursuant to a purchase order with a California municipality that SolarMax received in July 2019. Cost of revenues for SolarMax’ United States solar energy sales decreased 16%, from $22.4 million in the nine months ended September 30, 2019 to $18.7 million in the nine months ended September 30, 2020, primarily as a result of a 23% decrease in wattage installed from 2019 to 2020. Although revenues from solar sales decreased 19%, its cost decreased by 16%, largely as a result of a disproportionate lower sale price per watt in 2020 in an effort to improve sales during the COVID-19 pandemic. Gross margin for the United States segment decreased to 20% for the nine months ended September 30, 2020 from 23% a year ago, primarily as result of a more aggressive pricing resulting in the lower sale price per watt during the COVID-19 pandemic. SolarMax has no cost of revenue with respect to its interest income on customer loans receivable.

SolarMax’ overall gross margin for the nine months ended September 30, 2020 was 12% compared to 23% for the prior period as a result of the lower gross margin contributed by both its United States and China segments in 2020, as well as a higher percentage of China revenue in its consolidated operations in 2020. China operations tend to yield a lower gross margin than United States operations. SolarMax expects that the China segment will continue to generate both higher revenue and a lower gross margin than the United States segment in the future, resulting in the China segment continuing to have a negative impact on SolarMax’ consolidated gross margin.

Operating expenses

Sales and marketing expenses for the nine months ended September 30, 2020 decreased for SolarMax’ United States segment to $1.0 million, a decrease of $591,000, or 38%, from $1.6 million in the comparable period of 2019. Sales and marketing expenses in the United States were 3.5% of United States revenue for the nine months ended September 30, 2020 compared to 5.3% for the nine months ended September 30, 2019. The decrease in the current period resulted from the prior year’s marketing initiatives and sponsorships that did not recur in the current period, as well as SolarMax’ ongoing efforts to implement marketing programs that are more cost effective with better returns on costs incurred. SolarMax’ sales and marketing expenses in the United States may fluctuate from time to time based on the types of marketing and promotion initiatives SolarMax deploys. Due to the nature of SolarMax’ EPC business in its China segment, the EPC contracts for solar farm projects are generally obtained through customer relationship with just a few corporate customers, Accordingly, SolarMax’ China segment did not incur sales and marketing expenses for the nine months ended September 30, 2020 and 2019.

General and administrative expenses for the United States segment for the nine months ended September 30, 2020 decreased to $6.8 million, a decrease of $2.5 million, or 32%, from $9.3 million for the  comparable period of 2019, as a result of $1.3 million of compensation costs in 2019 related to the cash exchanged for shares of restricted stock owned by SolarMax’ chief executive officer, its former executive vice president and one other employee resulting in expense being recognized in 2019 on the restricted stock awards prior to an initial public offering and a one-time expense adjustment in 2019 of $313,000 for deferred rent adjustment on its headquarters facility, a decrease in executive and all employee bonuses as a result of the temporary suspension of incentive programs that began in early 2019, including the waiver by its chief executive officer and its former executive vice president of their cash and equity bonuses for 2019 under their employment agreements, and a decrease in the overall employee compensation cost in 2020 as a result of personnel reductions primarily to optimize installation crews and their support and salary reductions as a result of the COVID-19 pandemic, partially offset by an increase in $460,000 of expense in the nine months ended September 30, 2020 representing the writeoff of previously capitalized IPO offering costs as a result of the withdrawal of the S-1 filing with the SEC in October 2020. During the nine months ended September 30, 2020 as a result of the COVID-19 pandemic, SolarMax significantly reduced its personnel which further reduced its general and administrative expense during the period. General and administrative expenses were 24% of United States revenue compared to 31% for the prior period. General and administrative expenses included compensation and benefits, depreciation and amortization (excluding auto depreciation), provision for losses, rental and leasing expense, other corporate overhead expenses, and the write-off of previously capitalized IPO offering costs. Although SolarMax expects corporate overhead expense to decrease for ongoing expenses, SolarMax expect an overall increase in compensation expenses in 2021 as a result of the vesting of stock and options that become vested upon a public stock offering event, which includes the consummation of the Merger, and the cost of compliance and other regulatory costs associated with being a public reporting company. All of SolarMax’ corporate overhead, other than overhead directly related to the China segment, is allocated to the United States segment.

General and administrative expenses relating to the China segment increased by $457,000, or 26%, from $1.7 million in the prior year to $2.2 million in the nine months ended September 30, 2020. General and administrative expenses relate to the corporate and overhead expenses specifically connected with the China segment and include personnel costs, facilities rental and leasing and other general overhead expenses. All of the corporate headquarter overhead is currently allocated entirely to the United States segment.

Income (loss) from operations

SolarMax’ consolidated income from operations was $992,000 for the nine months ended September 30, 2020 compared to a loss from operations of $4.8 million in the prior period, an improvement of $5.8 million, or 121%, from the comparable period of 2019. SolarMax’ loss from operations for United States segment was $2.4million, a decrease of $1.6 million, or 41%, from a loss from operations of $4.0 million in the prior period. SolarMax’ income from operations for its China segment was $3.4 million, compared to a loss from operations from its China segment in the prior period of $0.8 million, primarily because its China segment generated significantly higher revenue during the nine months ended September 30, 2020 in comparison to the prior period as a result of the revenue related to the Yilong #2 and Xingren projects. The operating results of SolarMax’ China segment fluctuate based on the timing of awards for EPC projects, the construction contracts in progress and completed as well as the underlying timing of the related performance obligations.

Equity in income (loss) from unconsolidated entities and (loss) on sale of controlling interest in project companies

Equity in (loss) from unconsolidated entities for SolarMax’ United States segment was $83,130 for the nine months ended September 30, 2020, compared to equity in income of $2,389 in the prior period of 2019. The equity in (loss) is generated due to the recurring losses experienced by SolarMax’ unconsolidated entities in the United States. SolarMax’ losses on its United States joint ventures is limited to the remaining balance of its investment because SolarMax has no obligation to make any additional funding to these joint ventures. Accordingly, the decrease in losses in the nine months ended September 30, 2020 from its United States joint ventures.is attributed to the losses being recognized only to the extent of the remaining balance on its investment in the joint ventures.

Equity in income from unconsolidated entities for SolarMax’ China segment relates to the equity in income from unconsolidated project companies for Yilong #2 and Xingren from May 1, 2020 to September 30, 2020. SolarMax deconsolidated the two project companies on May 1, 2020 as a result of the sale of 70% controlling interest to SPIC in April 2020, and SolarMax records its 30% noncontrolling interest under the equity method of accounting. The equity in income reported for the period from May 1, 2020 to September 30, 2020 reflects SolarMax’ 30% interest in the net income of the two project companies during this period. SolarMax does not have equity investment in any project companies in the 2019 period. In connection with the sale of 70% controlling interest of the project companies to SPIC, SolarMax recorded a loss of $126,000 as a result of the sale of 70% controlling interest to SPIC.

Interest expense, net

Interest expense, net, for the nine months ended September 30, 2020 was $2.6 million, an increase of $1.1 million, or 80%, from the comparable period of 2019, which included approximately $900,000 of interest expense for the period from January 1, 2020 to April 30, 2020 associated with the RMB 310.0 million (approximately $44.5 million) solar farm financing obtained by the project companies for the Yilong #2 and Xingren solar farm projects; the two project companies were no longer consolidated by SolarMax effective on May 1, 2020 following the transfer of the controlling interest to a SPIC. SolarMax’ interest expense in the nine months ended September 30, 2020 also includes interest at 10% on a PRC construction loan of RMB 5.0 million due in December 2020, interest at 3% on two loans from affiliated entities in the United States with a total principal balance of $34.5 million at September 30, 2020, interest at 4% on convertible notes issued to former limited partners of CEF in transactions in which the former limited partners of CEF accepted a 4% convertible note issued by SolarMax and the subsidiary that borrowed the funds from CEF with an aggregate principal balance of $20.5 million at September 30, 2020, interest at 6% on a $1.0 million loan from an unrelated company with an unpaid balance of $450,000 at September 30, 2020, interest at 6% on a $2.0 million loan from an individual, and interest at 1% on forgivable COVID-19 government loans of $1,855,816. The convertible notes issued to the former limited partners of CEF were issued as payment of the former limited partner’s capital account in CEF and replace debt of an equal amount that had been due to CEF. The notes are secured by the same collateral as the notes to CEF.

Income tax benefit (provision)

Income tax expense for SolarMax’ United States segment for the nine months ended September 30, 2020 and 2019 was $4,750 and $4,750, respectively, representing primarily the minimum California state franchise taxes and other state taxes. A full valuation allowance was provided because the United States segment is still experiencing recurring net losses. Deferred tax assets primarily consist of net operating losses carryover, investment tax credits, stock compensation expenses, and deferred charges.

The provision for income taxes for SolarMax’ China segment was $685,000 in the nine months ended September 30, 2020 as compared with a tax benefit of $18,000 for the nine months ended September 30, 2019, primarily due to the increase in taxable income in the China segment in 2020 resulting from the Yilong #2 and Xingren projects.

Net loss

As a result of the foregoing, SolarMax had a consolidated net loss of $1.0 million for the nine months ended September 30, 2020, as compared with a consolidated net loss of $6.8 million for the nine months ended September 30, 2019.

SolarMax has a 93.75%-owned subsidiary. The net income (loss) attributable to non-controlling interests represents the allocation of the minority interest in the subsidiary’s net income (loss) to non-controlling interests.

After giving effect to the non-controlling interest, SolarMax had a net loss attributed to its stockholders of $993,000, or ($0.01) per share (basic and diluted), for the nine months ended September 30, 2020, as compared with a net loss of $6.7 million, or ($0.10) per share (basic and diluted), for the nine months ended September 30, 2019.

Currency translation adjustment

Although SolarMax’ functional currency is the U.S. dollar, the functional currency of SolarMax’ China subsidiaries is the Renminbi (“RMB”). The financial statements of SolarMax’ subsidiaries are translated to U.S. dollars using period end exchange rates for assets and liabilities, and average exchange rates for the period for revenues, costs, and expenses. Net gains and losses resulting from foreign exchange transactions are included in the consolidated statements of operations and reflects changes in the exchange rates between U.S. dollars and RMB.

As a result of foreign currency translations, which are non-cash adjustments, SolarMax reported net foreign currency translation gains of $230,000 for the nine months ended September 30, 2020 and net foreign currency translation losses of $313,000 for the nine months ended September 30, 2019.

Years Ended December 31, 2019 and 2018

Revenues

Revenues for the year ended December 31, 2019 were $44.4 million, a decrease of $45.4 million or 51%, from $89.8 million in the year ended December 31, 2018. The decrease primarily results from a $53.4 million decrease in solar farm EPC revenue in the China segment, a $339,000 decrease in other non EPC revenue in China, and a $365,000 decrease in LED sales in the United States, offset by a $8.4 million increase in solar energy sales in the United States and a $259,000 increase in financing revenue in the United States. SolarMax’ EPC revenue in China fluctuates period to period based on the completion status of the construction work as well as the nature of the underlying performance obligations of each contract which govern the timing when revenue is recognized. For the year ended December 31, 2019, SolarMax recognized revenue on one 10.6 MW EPC project with a related party, which generated revenue of $4.8 million, and revenue of $0.2 million related to projects completed prior to 2019. Even though SolarMax completed the construction of the Yilong #2 and Xingren projects for SPIC by December 31, 2019, all the performance obligations required under these contracts were not met at December 31, 2019, and accordingly no revenue was recognized for these EPC contracts in 2019. The revenue from the EPC services of these projects was recognized in 2020 when SolarMax transferred to SPIC a 70% interest in the two projects and SolarMax’ performance obligations were completed.

For the year ended December 31, 2018, SolarMax recognized revenue on three EPC contracts from related parties ($30.6 million) and unrelated parties ($27.8 million) totaling 85.7MW with a total revenue from EPC contracts of $58.4 million. In the United States, SolarMax deployed 10.8MW on 1,465 completed systems during 2019, compared with 9.2MW on 1,296 systems in 2018, an increase of 17% in wattages as a result of SolarMax’ continued effort to improve sales through different marketing programs and its effort to increase its commercial solar energy system sales. During 2019, the revenues from SolarMax’ commercial solar energy system sales were $1.2 million, comprising of four completed systems of 0.4MW, compared to no revenues from commercial solar energy system sales in 2018. On average, solar revenue per watt was $3.43 in 2019, an 11.0% increase from $3.09 in 2018, primarily as a result of an improved mix of sales at a higher price point. Solar revenue per watt represents the revenue generated during the period from sales of solar systems divided by the wattage installed during the period. SolarMax’ LED revenue decreased by $365,000, or 43%, to $492,000 for 2019 from $856,000 in 2018. The revenue trend from SolarMax’ LED business is not as consistent as its solar business and revenue tends to fluctuate period to period. SolarMax’ revenue for 2019 and 2018 includes finance-related revenues of $2.0 million and $1.7 million, respectively.

Cost of revenue and gross profit

Cost of revenue for SolarMax’ China segment decreased 92% from $54.5 million in 2018 to $4.5 million in 2019, reflecting the 91% decrease in solar farm EPC revenue in 2019. For 2019, cost of revenue for the China segment relates to the construction project costs for the only one completed solar farm project, a 10.5MW project for a related party. For 2018, cost of revenue for the China segment relates to the construction project cost incurred on three EPC projects, all of which were 100% complete as of December 31, 2018. Even though SolarMax completed the construction of the two large EPC projects of for SPIC in 2019, all the performance obligations required under these contracts had not been not met at December 31, 2019, and accordingly, no revenue or cost was recognized for these EPC contracts in 2019. As discussed above in connection with the revenue for the nine months ended September 30, 2020, revenue on these two projects was recognized with the transfer of 70% of the equity in the two project subsidiaries was made in April 2020. During 2018, revenue and cost on the three completed EPC contracts was recognized over time under the accounting rules in effect prior to January 1, 2019. The gross margin for SolarMax’ China operations for 2019 was 10%, an increase from 7% in 2018. Based on SolarMax’ experience, the typical EPC contracts for solar farms in China are expected to yield a gross margin of less than 10%.

Cost of revenue for SolarMax’ United States operations increased 16% from $26.1 million in 2018 to $30.2 million in 2019, principally reflecting the increase in solar energy sales. Cost of revenues for the United States solar energy sales increased 17%, from $25.4 million in 2018 to $29.6 million in 2019, primarily as a result of a 13% increase in wattages installed from 2018 to 2019. Although revenues from solar sales increased 29%, cost of revenues increased by 17%, largely as a result of an 11% higher sale price per watt in 2019 compared to 2018, and cost reduction in 2019 resulting primarily from a temporary suspension of incentive programs as well as lower material costs. As a result, the gross margin for the United States operations increased to 23% for 2019 from 16% a year ago. SolarMax has no cost of revenue with respect to its interest income on customer loans receivable.

SolarMax’ overall gross margin in 2019 was 22% compared to 10% in 2018 as a result of the higher gross margin contributed by its United States revenue relative to the revenue contributed by its China segments during 2019. The increase in gross margin results from the $53.4 million decrease in China revenue. Because the China revenue generates a significantly lower gross margin then the United States revenues, in 2019 most of SolarMax’ revenues were generated by the United States segment. SolarMax expects that its China segment will continue to generate a lower gross margin than its United States segment, resulting in the China segment continuing to have a negative impact on its overall gross margin.

Operating expenses

Sales and marketing expenses for 2019 decreased for SolarMax’ United States segment to $2.1 million, a decrease of $606,000, or 23%, from $2.7 million in 2018. Sales and marketing expenses in the United States were 5.3% of United States revenue for 2019 compared to 8.6% in 2018. The significant decrease in the current period resulted from the change in SolarMax’ marketing programs. SolarMax’ sales and marketing expenses in the United States may fluctuate from time to time based on the types of marketing initiatives it uses.

Sales and marketing expenses relating to SolarMax’ China segment decreased to $146,000 for 2019 from $682,000 in 2018. Beginning in the second half of 2017, SolarMax changed the focus of its sales and marketing activities in China resulting in lower expense in 2018 which continues into 2019. SolarMax’ sales and marketing expenses could fluctuate in the future as it continues to expand its efforts to procure new EPC contracts for solar farm projects from non-related parties, and it expects its sales and marketing expense for its China segment to increase.

General and administrative expenses for SolarMax’ United States segment for 2019 decreased to $11.7 million, a decrease of $1.7 million, or 12%, from $13.3 million in 2018. In 2019, SolarMax recognized a $1.3 million compensation expense related to the agreement to pay cash for shares of restricted stock owned by its chief executive officer, its former executive vice president and one other employee resulting and a $313,000 expense for deferred rent adjustment on its headquarters facility. Excluding these expenses, SolarMax’ general and administrative expenses for its United States segment for 2019 decreased to $10.6 million, a decrease of $2.7 million, or 20%, from $13.3 million in the prior year, primarily as a result of a temporary suspension of incentive programs, including the waiver by its chief executive officer and its former executive vice president of their cash and equity bonuses for 2019 under their employment agreements, and an overall decrease in expense provisions for bad debts and loan losses and depreciation expense. Excluding the $1.3 compensation expense and $313,000 deferred rent expenses described in the preceding paragraph, SolarMax’ general and administrative expenses in 2019 were 27% of United States revenue compared to 43% for 2018.

General and administrative expenses included compensation and benefits, depreciation and amortization (excluding auto depreciation), provision SolarMax expects corporate overhead expense to increase in 2021 due to the expense associated with the vesting of stock and options that become vested upon a public stock offering event, which includes completion of the Merger, and the cost of compliance and other regulatory costs associated with being a public reporting company. All of SolarMax’ corporate overhead, other than overhead directly related to the China segment, is allocated to its United States segment.

General and administrative expenses relating to SolarMax’ China segment decreased by $192,000, or 5%, from $3.5 million in 2018 to $3.3 million in 2019. General and administrative expense in 2019 includes a $1.2 million reserve for the unpaid receivable on one project for a related party that was completed in 2018, for which SolarMax established a reserve for uncollectible receivables based on the passage of time. General and administrative expenses in 2018 include the additional $569,000 reserve established for an uncollected pre-acquisition receivable related to the April 2015 acquisition of ZHPV, and a $736,000 reserve established for the entire balance of uncollected note receivable from a supplier. The general and administrative expenses in SolarMax’ China segment include personnel costs, facilities rental and leasing and other general overhead expenses.

Income (loss) from operations

For the reasons set forth above, SolarMax’ consolidated loss from operations was $7.5 million for 2019, a decrease of $4.0 million, or 35%, from consolidated loss from operations of $11.5 million in 2018. The loss from operations for the United States segment was $4.5 million in 2019, a decrease of $7.0 million, or 61%, from a loss from operations of $11.5 million in 2018. SolarMax’ loss from operations for its China segment was $3.0 million in 2019, compared to an income from operations from its China segment of $21,000 in 2018.

Equity in (loss) from unconsolidated ventures

Equity in (loss) from unconsolidated ventures, which relates to SolarMax’ United States segment, decreased by $431,000, or 87%, from a loss of $495,000 in 2018 to a loss of $63,000 in 2019, primarily as a result of the impact from net gains by its unconsolidated joint ventures. SolarMax’ losses from these joint ventures is limited to the balance on the investment because SolarMax it has no obligation to make any additional funding to the joint ventures. Accordingly, the decrease in losses in 2019 is attributed to the losses being recognized only to the extent of the remaining balance on its investment in the joint ventures.

Interest expense, net

Interest expense, net for 2019 was $1.9 million, an increase of $349,000, or 23%, from 2018. SolarMax’ interest expense in 2019 includes interest at 10% on a PRC construction loan of RMB 5.0 million (approximately $718,000) due in December 2020, interest at 3% on two loans from affiliated entities in the United States with a total balance of $50.0 million at December 31, 2019 and $55.5 million at December 31, 2018, interest at 4% on convertible notes issued in November and December 2019 to former limited partners of CEF, with an aggregate principal balance of $5.5 million at December 31, 2019, interest at 3.8% on a $6.1 million loan to SolarMax’ United States operations from a Chinese bank which was repaid in full in December 2019, interest at 6% on a $1.0 million loan from an unrelated company, and interest at 10% on $500,000 loan from its former executive vice president (which SolarMax paid prior to December 31, 2019), interest at 10% on a $2.0 million loan from a minority stockholder, and interest at 6% on a $250,000 loan from SMX Property, LLC, SolarMax’ lessor and a related party.

Income tax benefit (provision)

Income tax expense for SolarMax’ United States segment for 2019 and 2018 was $4,528 and $4,750, respectively, representing primarily the minimum California state franchise taxes and other state taxes. A full valuation allowance was provided because the United States segment is still experiencing recurring net losses. Deferred tax assets primarily consist of net operating losses carryover, investment tax credits, stock compensation expenses, and deferred charges.

The tax benefit for income taxes for SolarMax’ China segment was $545,000 in 2019 as compared with a tax benefit of $10,479 for 2018, primarily due to the benefits from deferred tax assets expected to be realized from China taxable income in 2020.

Net loss

As a result of the foregoing, SolarMax had a consolidated net loss of $9.0 million for 2019, as compared with $14.7 million for 2018.

SolarMax has a 93.75%-owned subsidiary and non-controlling interest represents the 6.25% interest held by a former executive of SolarMax’ China operations who was not employed by SolarMax at the time it acquired the 93.75% interest in the entity. The net income (loss) attributable to non-controlling interests represents the allocation of the subsidiary’s net income (loss) to non-controlling interests.

After giving effect to the non-controlling interest, SolarMax had a net loss attributed to its stockholders of $8.9 million, or ($0.13) per share (basic and diluted), for 2019, as compared with a net loss of $14.6 million, or ($0.22) per share (basic and diluted), for 2018.

Currency translation adjustment

Although SolarMax’ functional currency is the U.S. dollar, the functional currency of its China subsidiaries is the RMB. The financial statements of SolarMax’ China subsidiaries are translated to U.S. dollars using period end exchange rates for assets and liabilities, and average exchange rates (for the period) for revenues, costs, and expenses. Net gains and losses resulting from foreign exchange transactions are included in the consolidated statements of operations and reflects changes in the exchange rates between U.S. dollars and RMB.

As a result of foreign currency translations, which are non-cash adjustments, SolarMax reported net foreign currency translation losses of $102,000 for 2019 and $627,000 for 2018.

Liquidity and Capital Resources

The following tables show consolidated cash flow information for the nine months ended September 30, 2020 and 2019 and the years ended December 31, 2019 and 2018 (dollars in thousands):

	Nine Months Ended
	September 30,		$ Increase
	2020	2019	(Decrease)

Consolidated cash flow data:
Net cash provided by (used in) operating activities	$(22,875)	$(6,858)	$(16,017)
Net cash provided by (used in) investing activities	5,895	29	5,866
Net cash provided by (used in) financing activities	24,151	2,466	21,685
Net increase (decrease) in cash and cash equivalents and restricted cash	7,107	(4,681)	11,788
Net increase (decrease) in cash and cash equivalents and restricted cash excluding foreign exchange effect	7,172	(4,363)	11,535

	Year Ended
	December 31,		$ Increase
	2019	2018	(Decrease)

Consolidated cash flow data:
Net cash provided by (used in) operating activities	$(48,802)	$(14,872)	$(33,930)
Net cash provided by (used in) investing activities	(17)	648	(665)
Net cash provided by (used in) financing activities	41,547	5,459	36,088
Net (decrease) in cash and cash equivalents and restricted cash	(7,367)	(9,446)	2,079
Net (decrease) in cash and cash equivalents and restricted cash excluding foreign exchange effect	(7,272)	(8,765)	1,493

Operating Activities

Nine months ended September 30, 2020 and 2019

Net cash used in operating activities for the nine months ended September 30, 2020 was $22.9 million, compared to net cash used in operating activities for the nine months ended September 30, 2019 of $6.9 million, an increase of $16.0 million, resulting from a decrease in cash of $21.3 million from SolarMax’ overall change in operating assets and liabilities, a decrease in non-cash expense of $483,000 and a decrease in net loss of $5.8 million. During the nine months ended September 30, 2020, SolarMax’ operating assets and liabilities used $24.0 million in cash, compared to cash used of $2.7 million for the nine months ended September 30, 2019, resulting from an increase of cash used of $21.3 million in operating assets and liabilities. The increase in cash used from SolarMax’ operating assets and liabilities during the nine months ended September 30, 2020 is primarily due to $14..9 million increase in cash used for inventories, particularly the ongoing construction of the latest solar project for SPIC known as the Ancha project in the China segment, an increase cash used for unbilled receivable and accounts receivable of $23.9 million, partially offset by an increase in cash from customer loans receivable of $8.8 million, a decrease in cash used from accounts payable and accrued expenses of $2.9 million, and an increase in net contract assets of $2.1 million. SolarMax expects the fluctuations of working capital over time to vary based on the construction status and the related contractual billings of the EPC projects which could vary from project to project. Non-cash charges for the nine months ended September 30, 2020 were $2.2 million compared to $2.7 million in the nine months ended September 30, 2019, a decrease of $483,000 which was caused by a $738,000 increase in deferred income taxes, a $1.0 million increase in depreciation and amortization expense, a $360,000 non-cash write-off of LED project costs, a $480,000 non-cash write-off of previously capitalized IPO offering costs, and $126,000 increase resulting from loss related to the partial sale of equity in project companies, partially offset with a non-cash gain on debt extinguishment of $720,000, equity in income from its unconsolidated entities in excess of distribution of $313,000, a $653,000 net decrease in loss provisions, a decrease in non-cash stock-based compensation expense of $259,000, and the impact of non-cash currency exchange and other adjustments of $1.3 million.

Non-cash adjustments changes:

●	$360,000 increase resulting from the write-off of certain LED project costs.

●	$480,000 increase resulting from the write-off of previously capitalized IPO offering costs.

●	$1.0 million increase in depreciation and amortization expense which includes loan and debt discounts amortization.

●	$259,000 decrease in stock compensation expense.

●	$653,000 decrease in expenses associated with loss provisions for bad debts, loan losses, inventories, warranty, customer care and production guaranty.

●	$738,000 increase in deferred income taxes.

●	$42,000 increase from gain on disposal of property and equipment.

●	$313,000 decrease from equity in income from unconsolidated entities.

●	$720,000 decrease from gain on debt extinguishment related to the exchange of EB-5 loans to convertible notes.

●	$126,000 increase resulting from loss related to the sale of 70% of the equity in two of SolarMax’ PRC solar project companies.

●	$1.3 million decrease resulting from the impact of non-cash currency exchange and other adjustments.

Changes in operating assets and liabilities:

●	$20.9 million decrease in net cash inflow primarily attributable to the net decreases in receivables and current assets, unbilled receivables and costs and estimated earnings in excess of billings, primarily as a result of unpaid contractual receivables on completed projects in SolarMax’ China segment. With respect to the project receivable from a solar farm project for an unrelated party, which was completed in 2018, the customer has experienced cash flow difficulty as a result of the COVID-19 pandemic and has requested extending the payment through early 2021. With respect to the Yilong #2 and Xingren which was completed in 2020, SolarMax expects to collect on the remaining unpaid contract receivable, a portion of which was unbilled at September 30, 2020, in late 2020 to early 2021.

●	$34,000 increase in net cash inflow related to the collection of billings in the form of bankers acceptances which have maturities from six to twelve months. SolarMax has the ability to negotiate such banker’s acceptances to cash at the bank at discount.

●	$14.9 million decrease in net cash inflow from inventories, primarily related to the construction in progress on the Ancha EPC project in the China segment. At September 30, 2020, the Ancha project is 86% complete, and SolarMax continues to own the construction in progress until the underlying performance obligations with the customer, SPIC, are achieved with the transfer of 70% controlling interest which SolarMax expects to complete in early 2021.

●	$8.8 million increase in net cash inflow from customer loans receivable. From May to October 2018, SolarMax offered a special 0% financing program resulting in a significant increase of installment financing during 2018 and 2019. SolarMax funded the 0% financing when the installation was fully complete. The increase in net cash inflow reflects the tapering off of the loans originated under the 0% promotion offer.

●	$2.9 million increase in cash inflows due to net increases in accounts payable, accrued expenses and other payables. The increase is primarily the result of subcontractor payments related to the completion of the Yilong #2 and Xingren EPC projects in 2020.

●	$637,000 increased cash inflow from other liabilities, due to retainage amounts paid to subcontractors on EPC projects

●	$536,000 increase in net cash outflow from contract liabilities related to projects for which the performance obligations have not been satisfied under the revenue recognition standard which became effective January 1, 2019.

●	$1.6 million increase in net cash outflow from contract assets related to projects for which the performance obligations have not been satisfied under the revenue recognition standard which became effective January 1, 2019.

Years Ended December 31, 2019 and 2018

Net cash used in operating activities for the year ended December 31, 2019 was $48.8 million, compared to net cash used in operating activities in the year ended December 31, 2018 of $14.9 million, a decrease of $33.9 million, resulting from a decrease in net loss of $5.7 million, a decrease in SolarMax’ overall change in operating assets and liabilities of $37.2 million, and a decrease in non-cash expense of $2.5 million. During 2019, SolarMax’ operating assets and liabilities used $43.4 million in cash, compared to $6.3 million in 2018, resulting in the increase of cash used of $37.2 million in operating assets and liabilities. The increase in operating assets and liabilities during 2019 is primarily due to working capital needs and timing of collection of receivables as well as project billings related to EPC projects for the China operations. SolarMax expects the fluctuations of working capital over time to vary based on the construction status and the related contractual billings of the EPC projects which could vary from project to project. Non-cash charges in 2019 were $3.6 million, compared to $6.1 million in 2018, primarily due to an increase in non-cash expense related to a decrease in depreciation expense and loss provisions totaling $0.1 million, a decrease in impairment loss from investments of $0.5 million, a decrease in deferred income taxes of $0.7 million, a decrease in equity in income from unconsolidated joint venture of $0.4 million and a decrease in currency exchanges and other of $0.9 million, offset by an increase in stock-based compensation expense of $95,000. Major components of changes in non-cash adjustments and in working capital are discussed below:

Non-cash adjustments:

●	$549,000 decrease in impairment charges related to equity method investments.

●	$724,000 decrease in deferred income taxes primarily associated with the China segment.

●	$892,000 decrease in unrealized exchange losses related to investments in the China segment.

●	$615,000 increase in expense associated with loss provisions for bad debts, loan losses, inventories, warranty, customer care and production guaranty.

●	$499,000 decrease in depreciation and amortization expense.

Changes in operating assets and liabilities:

●	$52.7 million increased cash inflow primarily attributable to the billings and collections during 2019 related to projects completed in 2018.

●	$3.3 million increase in net cash outflow from contract assets related to projects for which the performance obligations have not been satisfied under the revenue recognition policy adopted effective on January 1, 2019.

●	$234,000 increased net cash inflow for customer loans receivable. From May to October 2018, SolarMax offered a special 0% financing program, which has since ended, resulting in a significant increase of installment financing during 2018.

●	$32.4 million increase in cash outflows from accounts payable, accrued expenses and other payables. The increase is primarily due to the vendor and supplier payables related to the construction of the Yilong #2 and Xingren EPC projects, construction which were completed in 2019.

●	$2.2 million increased cash outflow from other assets, primarily related to the payment of refundable loan deposit to the lender for the solar farm financing obtained by the project companies for the Yilong #2 and Xingren projects.

●	$484,000 increased cash inflow from other liabilities, due to retainage amounts payable to subcontractors on EPC projects.

●	$55.3 million increased cash outflow in inventories and advances to suppliers, primarily related to the construction work in progress on the Yilong #2 and Xingren EPC projects in the China segment.

Investing Activities

Nine months ended September 30, 2020 and 2019

Net cash provided by investing activities for the nine months ended September 30, 2020 was $5.9 million, consisting of $5.6 million of cash received for the sale of 70% controlling interest in the project companies for Yilong #2 and Xingren projects, representing partial return of SolarMax’ investment in the project companies., $338,000 of return of capital from cash distributions from the unconsolidated entities in the United States segment, $16,000 proceeds from disposal of property and equipment, partially offset with cash used of $60,000 to fund a loan to Alberton Acquisition Corporation. Net cash provided by investing activities for the nine months ended September 30, 2019 was $29,000 consisting of cash received from disposal of property and equipment of $69,000, partially offset by cash used to acquire property and equipment of $40,000.

In October, November and December 2020, SolarMax made three additional loans to Alberton Acquisition Corporation for $60,000, $70,674 and $70,674, respectively. These loans as well as the $60,000 loan issued in September 2020 are payable by the Alberton Acquisition Corporation upon the first to occur of (i) the date on which the Alberton Acquisition Corporation consummates a merger or other business combination with SolarMax or (ii) the date on which, pursuant to the Agreement and Plan of Merger, Alberton Acquisition Corporation must complete a business combination, which date is presently April 26, 2021. The note is non-interest bearing; provided, that if the note is not paid in full when due, the note will bear interest at the annual rate of 5% from the due date until the day on which all sums due are received by SolarMax. If the merger is completed, the notes will be eliminated in consolidation. If the merger is not completed, it is likely that SolarMax will have to write-off the loans. Pursuant to the Merger Agreement, SolarMax may be required to make two more loans of $70,674.

Subsequent to September 30, 2020 and in support of the Merger, SolarMax entered into loan agreements with the Sponsor pursuant to which SolarMax made loans to the Sponsor on December 18, 2020 for $91,854.00, December 28, 2020 for $36,611.66 and on February 1, 2021 for $91,232.39 in order to enable the sponsor to provide funds to Alberton to pay expenses incurred by Alberton in connection with the Merger Agreement and accrued expenes and the SEC filing fees relating to the proxy statement/prospectus in connection with the proposed Merger. These loans are to be paid by the delivery by the Sponsor of Sponsor Shares having a value equal to the principal amount of the notes. In the event that the merger is not completed, it is doubtful that the Sponsor will be able to pay these loans, which are represented by the Sponsor Interim Notes.

Years Ended December 31, 2019 and 2018

Net cash used in investing activities for 2019 was $17,000, consisting of cash used to acquire property and equipment of $143,000, partially offset with cash received for the disposal of property and equipment of $127,000. Net cash provided in investing activities for 2018 was $648,000, consisting of repayment received on $1.0 million loan that SolarMax made in 2017 to a company owned by a minority stockholder and proceeds from disposal of property and equipment of $71,000, partially offset by payments to acquire property and equipment of $422,000.

Financing Activities

Nine months ended September 30, 2020 and 2019

Net cash provided by financing activities for the nine months ended September 30, 2020 was $24.2 million compared with net cash provided by financing activities of $2.5 million in the nine months ended September 30, 2019. During the nine months ended September 30, 2020, the project subsidiary for the Ancha project in the China segment borrowed $23.4 million of solar financing to finance the construction of the Ancha project at 5.3%, SolarMax’ United States subsidiary borrowed $1,855,816 of forgivable loans under the federal government’s payroll protection program at 1%, SolarMax received $314,000 of vendor bid deposits in its China segment, SolarMax repaid borrowings (loans, convertible notes and capital lease payments) in the United States segment totalling $1.2 million and refunded vendor bid deposits in its China segment of $179,000.

During the nine months ended September 30, 2019, SolarMax borrowed and repaid a $0.5 million loan at 10% interest from its then executive vice president. SolarMax also borrowed $2.0 million at 10% interest from one of its minority stockholders for which SolarMax received $1.9 million reflecting a $100,000 deduction for prepaid interest, $729,000 at 10% interest from an unrelated individual in the PRC for interim project financing, and SolarMax refunded vendor bid deposits in its China segment of $109,000.

Years Ended December 31, 2019 and 2018

Net cash used in financing activities for 2019 was $41.5 million compared with net cash provided by financing activities of $5.5 million in 2018. During 2019, the project subsidiaries for the Yilong #2 and Xingren projects in SolarMax’ China segment received proceeds of $44.9 million related to financing for the construction of the projects at 6.2%. As a result of the transfer of a 70% interest in the equity of the two project subsidiaries, these loans, which are obligations of the project subsidiaries, as if May 1, 2020, are no longer included in SolarMax’ consolidated liabilities. In addition, the China segment borrowed RMB 5.0 million (approximately $724,000) pursuant to a 12-month loan at 10% to finance the construction and for working capital pending receipt of the financing received in the preceding sentence, SolarMax borrowed $2.0 million with a net proceeds received of $1.9 million after deduction of prepaid interest at 10%, from a minority stockholder, $250,000 at 6% from a related party lessor, $500,000 at 10% from its then executive vice president which was repaid during the year, SolarMax repaid $6.2 million on its loan with China Everbright Bank by using a fixed deposit in RMB which was held as collateral to repay the loan. SolarMax also received $109,000 of vendor bid deposits and refunded $58,000 of such amount. During 2018, SolarMax received proceeds of $4.8 million from the sale of common stock, borrowings of $14.1 million, vendor bid deposits of $0.5 million, and it made payments of $12.5 million on debt and $1.4 million of vendor bid deposits in its China segment.

Cash and Cash Equivalents and Restricted Cash

The following table sets forth, SolarMax’ cash and cash equivalents and restricted cash held by its United States and China segments at September 30, 2020, December 31, 2019 and 2018 (dollars in thousands):

	September 30, 2020	December 31, 2019	December 31, 2018
US Segment
Insured cash	$1,781	$1,035	$1,328
Uninsured cash	7,539	3,857	5,615
	9,320	4,892	6,943
China Segment
Insured cash	390	369	396
Uninsured cash	7,691	5,033	10,323
	8,081	5,402	10,719
Total cash and cash equivalents & restricted cash	17,401	10,295	17,662
Cash and cash equivalents	16,115	9,946	9,594
Restricted cash	$1,286	$348	8,068

SolarMax currently does not plan to repatriate any cash or earnings from any of its non-United States operations because it intends to utilize such funds to expand its China operations. Therefore, SolarMax does not accrue any China exit taxes related to the repatriation.

Under applicable PRC law and regulations, SolarMax’ PRC subsidiaries are required to set aside at least 10% of their respective accumulated after-tax profits, if any, each year, to fund certain reserve funds, until the aggregate amount of such fund reaches 50% of its registered capital before they may pay dividends. SolarMax does not believe that this restriction will impair its operations since it does anticipate that it will use the cash generated from its PRC operations in those operations and it does not plan to repatriate such funds to the United States.

Borrowings

On October 9, 2017, SolarMax entered into a loan agreement with China Everbright Bank to borrow $5,750,000 in the United States currency for a one-year term, due on October 10, 2018. The interest rate is 3.00% per annum and interest is payable quarterly in arrears. The loan was secured by a fixed deposit held at the bank in the amount of RMB 45.0 million. The collateral for the loan represents a portion of the proceeds from the sale by SolarMax to Chinese investors who paid the purchase price in RMB to one of SolarMax’ subsidiaries. SolarMax paid this loan in full in September 2018.

On March 21, 2018, SolarMax entered into an irrevocable commercial standby letter of credit with Cathay Bank for $557,900 to secure a performance bond issued on an LED project. The letter of credit expired March 21, 2019 and was collateralized by cash held by the bank in a separate certificate of deposit account of $569,058 which was included in restricted cash at December 31, 2018. The 2% letter of credit issuance fee of 2% or $11,158 paid to the bank was amortized to interest expense over the term of the letter of credit through its expiration on March 21, 2019. Upon the expiration of the letter of credit, the cash held in a certificate of deposit became unrestricted.

On September 18, 2018, SolarMax received a $6.0 million 30-day 6% loan from a company affiliated with one of its minority stockholders. On October 10, 2018, SolarMax used the proceeds of this loan to pay the China Everbright loan of $5,750,000 plus accrued interest.

On October 1, 2018, a subsidiary of ZHTH, borrowed RMB 5.0 million (approximately $727,000) from an unaffiliated individual. The term of the borrowing was from October 1, 2018 to December 31, 2018 at a fixed interest rate of 10% per annum. The principal together with interest of RMB 125,000 ($19,000) were repaid as of December 31, 2018.

On October 11, 2018, SolarMax entered into a loan agreement with China Everbright Bank, to borrow $6.1 million in United States currency for a one-year term, due on October 10, 2019. The interest rate was 3.8% per annum. The loan was secured by a fixed deposit held at the bank in the amount of RMB 50.0 million (approximately $7.3 million) placed by Shanghai Zhongzhao Technology Co., Ltd., a subsidiary of ZHTH. On December 30, 2019, with SolarMax’ consent, the lender applied approximately RMB 42.2 million (approximately $6.2 million) of the fixed deposit held as security to pay the principal and interest on the loan in full. The fixed deposit held as collateral for the loan represents a portion of the proceeds from the sale by SolarMax to Chinese investors who paid the purchase price in RMB to one of its Chinese subsidiaries.

On December 11, 2018, SolarMax received a short-term loan of $1,000,000 from Sunco Investments, LLC, an unrelated company. The loan, which bears interest at 6% per annum, was due on April 12, 2019. The maturity date of the loan was extended on a month-to-month basis, most recently to March 12, 2020 and the interest had been paid through February 12, 2020. On July 27, 2020, SolarMax entered into an amended and restated promissory note to pay interest from February 12, 2019 to July 27, 2020 along with principal of $250,000 and pay principal of $150,000 plus interest on each of August 31, 2020, September 20, 2020, October 31, 2020, November 30, 2020 and December 31, 2020. At December 31, 2020, these notes had been paid in full.

On January 14, 2019, SolarMax’ former executive vice president provided a short-term loan of $500,000 to SolarMax at 8% per annum. The principal and accrued interest of $1,753 were repaid on January 30, 2019.

On January 29, 2019 and January 31, 2019, SolarMax received six-month loans totaling $2,000,000 from a minority stockholder for which SolarMax issued its promissory note dated January 29, 2019. Interest at 10% for six months in the amount of $100,000, was prepaid through deduction from the loan proceeds. The due date of the loans have been extended on a month-to-month basis, most recently to January 30, 2020 and February 1, 2020. On May 4, 2020, the minority stockholder assigned the note to a PRC individual unrelated to SolarMax and an amended and restated promissory note was executed at an interest rate of 6%, with interest payable quarterly and the due date of the note is April 20, 2021. SolarMax will use a portion of the funds available following completion of the Merger to pay these loans.

On September 29, 2019, SolarMax’ PRC subsidiary entered into a loan agreement with an unrelated individual for RMB 5.0 million (approximately $735,000), for interim financing on the Yilong #2 Project and the Xingren Project pending the completion of long-term financing for these projects which was completed in 2019. The loan bears interest at 10% per annum and the loan principal and interest are due on December 31, 2019. On December 28, 2019, the loan was extended to March 31, 2020, and, on March 31, 2020, the due date was further extended to December 31, 2020. If the loan is outstanding at the effective time of the Merger, SolarMax will use a portion of the funds available following completion of the Merger to pay this loan.

On October 25, 2019, SolarMax borrowed $250,000 from SMX Property, LLC, a related party. The loan bears interest at 6% per annum that was due on January 24, 2020 which was extended to February 24, 2020. On February 24, 2020, SolarMax repaid $100,000 of this loan, and the due date of the remaining balance was extended to March 24, 2020. SolarMax repaid this loan in March and April 2020.

In November and December 2019, SolarMax issued secured convertible notes of $5.5 million to limited partners of CEF who made capital contributions of $5.5 million and accepted SolarMax’ convertible notes. As a result of the issuance of the convertible notes, SolarMax’ note payable to CEF, the related party, was reduced by $5.5 million. From December 31, 2019 through September 30, 2020, SolarMax issued additional secured convertible notes of $14.0 million to limited partners of CEF pursuant to the same terms as the convertible notes issued in 2019.

On April 15 and April 16, 2020, SolarMax received forgivable government loans totaling $1,855,816 pursuant to the PPP program under the CARES Act. The loans were issued to three subsidiaries in the United States and may be entirely or partially forgivable if the loan proceeds are used for eligible expenses which include employee payroll, mortgage interest, rents and utilities, over the subsequent 24 weeks from the loan origination date, and SolarMax maintains the required number of full time employee equivalents by September 30, 2020. For the non-forgivable portion, the loan would be due in two years at a fixed interest rate of one percent with the first payment due in six months.

On April 21, 2020 and May 13, 2020, SolarMax received advances totaling $24,000 under the EIDL program. The advances will reduce the amount that will ultimately be forgiven under the PPP program.

On August 7, 2020, SolarMax redeemed early one of the convertible notes with a principal amount of $500,000 due July 2, 2025 for a cash payment of $330,000.

On January 11, 2021, SolarMax redeemed early one of the convertible notes with a principal amount of $500,000 due January 4, 2026 for a cash payment of $400,000.

On February 1, 2021, SolarMax received loans pursuant to the Paycheck Protection Program Second Draw totaling $1,855,813. The loans were issued to three subsidiaries in the United States and may be entirely or partially forgivable if the loan proceeds are used for eligible expenses which include employee payroll, mortgage interest, rents, utilities and other eligible costs allowed by the Small Business Administration, during the 24-week period beginning on the date of the first disbursement of the loans. For the non-forgivable portion, the loans would be due in five years at a fixed interest rate of one percent per annum with the first payment due 16 months from the date of the first disbursement of the loans.

PRC Solar Farm Project Financings

On October 29, 2019, SolarMax’ PRC project subsidiaries for the Yilong #2 and Xingren projects entered into project financings with an unrelated PRC lender in an aggregate amount of RMB 310 million (approximately $44.5 million) to finance the construction of the Yilong #2 and Xingren projects. The interest rate is based on a stipulated benchmark which is currently at 6.2% per year with interest only payment until April 2020 and interest and principal payments thereafter, due quarterly until October 29, 2034. The financing for each project is are secured by of the solar farm’s assets and are also guaranteed by SPIC. As a result of the sale and transfer of 70% of the controlling interests in Yilong #2 and Xingren project subsidiaries to SPIC on April 30, 2020, the project companies are no longer consolidated by the Company and accordingly, commencing May 1, 2020, the financing obtained by the two project companies is not presented in the accompanying condensed consolidated financial statements.

On May 21, 2020, SolarMax’ PRC project subsidiary for the Ancha project entered into project financing with an unrelated PRC lender in an aggregate amount of RMB 163.5 million (approximately $23.4 million) to finance the construction of the Ancha project. The interest rate is based on a stipulated benchmark which is currently at 5.311% per year. The financing is secured by the Ancha solar farm project entity’s assets. As of September 30, 2020, the project subsidiary received RMB 120.2 million (approximately 17.0 million) of the loan proceeds from the lender, the remaining loan proceeds are expected to be received before December 31, 2020.

Affiliate Borrowings

SolarMax, through one of its subsidiaries, SREP, entered into a loan agreement on January 3, 2012 with CEF, to borrow up to $45.0 million and, through another subsidiary, SolarMax LED, Inc. (“LED”) entered into a loan agreement on August 26, 2014 with CEF II, to borrow up to $13.0 million. SREP borrowed $45.0 million from CEF and LED borrowed $10.5 million from CEF II. CEF and CEF II are limited partnerships, the general partner of which is Inland Empire. Inland Empire is owned by David Hsu, SolarMax’ chief executive officer and a director, Ching Liu, its former executive vice president and director, and Simon Yuan, a director. The limited partners of both CEF and CEF II are investors who are unrelated parties and who made a capital contribution to CEF or CEF II pursuant to the United States EB-5 immigration program. The EB-5 immigrant investor visa is a federal program that grants green cards and a path to citizenship to foreign investors who invest at least $500,000 toward job-creating projects. The loans from CEF and CEF II become due, as to the investment of each limited partner, four years from the date of the loan and can be extended by the lender to the date when the conditions to the limited partner’s permanent residency status have been satisfied, which means that the limited partner is eligible for a green card. Under the limited partnership agreements for CEF and CEF II, the limited partners have the right to demand repayment of their capital account when the petition is approved. As of September 30, 2020, the initial four-year term of all of the loans has expired and the loans are on extension until the limited partners have met the USCIS requirements. As the loans matured, SolarMax and SREP offered the limited partners, in lieu of the payment by the limited partnership, a convertible note with a term of five years, with 20% of the principal amount being due on each of the first, second, third fourth and fifth anniversaries of the date of issuance. The notes are secured by the same assets that secured the notes issued to CEF. As of February 5, 2021, notes to the CEF and CEF II in the aggregate principal amount of $32.0 million were outstanding, and convertible notes in the principal amount of $22.5 million had been issued to former limited partners of CEF, of which principal payments of $2.4 million had been made on the first anniversary of the respective dates of issuance, convertible notes in the principal amount of $1.0 million had been early redeemed for $730,000, and the notes in the outstanding principal amount was $18.1 million were outstanding.

With respect to the outstanding notes to CEF and CEF II, limited partners who made investments of $11.0 million and who have completed the USCIS requirements can demand repayment from the lending limited partnership of their investment in the partnership which made the loans to SolarMax, which can trigger a payment obligation on SolarMax’ subsidiary’s part. Because the date on which the remaining limited partners can demand repayment of their capital account is dependent upon the approval of their petition for permanent residency, SolarMax cannot predict when or whether such petitions will be approved. We cannot assure you that we will have or be able to obtain the funds to pay the EB-5 loans when they mature, and our inability to pay or refinance these loans could have a material adverse effect upon SolarMax’ business and Successor’s business following the Merger. To the extent that SolarMax is unable and, following the effective time of the Merger, Successor is unable, to refinance these obligations, we will use a portion of the available funds following the Merger for such purpose. If the limited partners who have the right to demand repayment of their capital accounts exercise their right, which can trigger the outstanding loans from CEF and CEF II loans as they mature, the funds available following completion of the Merger may not be sufficient to provide us with funds to pay such loans, and we can give have no assurance that we will be able to obtain funding from other sources or reasonable terms, if at all. Following the Merger, we intend to offer the limited partners who funded the loans from CEF and CEF II convertible notes, similar to the notes issued by SolarMax. We cannot assure you that the remaining limited partners or any significant number of the remaining limited partners will accept the note in lieu of cash repayment of their capital account or that we would not have to revise the terms of the notes in order to obtain the agreement of such limited partners to a refinancing. To the extent that we use these funds to pay the loans, we will have less proceeds for the development and expansion of SolarMax’ business. Four of the limited partners of CEF have commenced actions against CEF, SolarMax and others, including David Hsu, SolarMax’ chief executive officers, and Simon Yuan, a director, seeking repayment of their capital contribution to CEF totaling $2.0 million. We cannot predict the outcome of the litigation, but the $2.0 million claimed by the limited partner is included in the amount of the loan due to CEF on SolarMax’ financial statements. Since SolarMax cannot predict when additional loans will become due or whether the limited partners will accept our proposed refinancing or commence litigation seeking payment of their investment in CEF or CEF II, it is possible that SolarMax may have to raise funds in additional to the funds available upon completion of the Merger to make to pay these loans. As a result, we would need to obtain funding from other sources. We cannot assure you that other sources of financing will be available to us on reasonable, if any, terms. Further, to the extent that the limited partners accept our proposed refinancing, the subsequent sale of their common stock issued upon conversion of their convertible notes could have a material negative effect upon the market price of our common stock. Further, the market for and the market price of our common stock at the time we seek to obtain the agreement of the remaining limited partners to accept our convertible notes in lieu of cash payments of their capital accounts may affect the willingness of the limited partners to accept our convertible debt and the terms that they would accept.

Contractual Obligations

Borrowings

Principal maturities for the financing arrangements as of September 30, 2020 are as follows (dollars in thousands):

Period ending December 31,	Auto Loans	Solar Project Financing	Bank and Other Unsecured Loans	EB5 Related Party Loans	Convertible Notes	Total
2020 (remaining months)	$13	$-	$1,185	$12,500	$1,100	$14,798
2021	64	-	2,000	14,000	4,100	20,164
2022	63	-	1,856	8,000	4,100	14,019
2023	41	-	-	-	4,100	4,141
2024	-	-	-	-	4,100	4,100
2025	-	-	-	-	3,000	3,000
Thereafter	-	24,040	-	-	-	24,040
Total	$181	$24,040	$5,041	$34,500	$20,500	$84,262

Operating Leases

Future minimum lease commitments for office facilities and equipment for each of the next five years as of September 30, 2020, are as follows (dollars in thousands):

Period ending December 31,	Related Parties	Others	Total
2020 (remaining months)	$331	$52	$383
2021	1,360	95	1,455
2022	1,401	53	1,454
2023	1,443	-	1,443
2024	1,486	-	1,486
2025	1,530	-	1,530
Thereafter	1,525	-	1,525
Total	$9,076	$200	$9,276

Employment Agreements

On October 7, 2016, SolarMax entered into employment agreements with its chief executive officer, David Hsu, and its former executive vice president, chief strategy officer and treasurer, Ching Liu, each for a five-year term commencing January 1, 2017 and continuing on a year-to-year basis unless terminated by SolarMax or the executives on not less than 90 days’ notice prior to the expiration of the initial term or any one-year extension. The agreements provide for an annual salary with an increase of not less than 3% on January 1st of each year, commencing January 1, 2018, an annual bonus in restricted stock and cash, commencing with the year ending December 31, 2017, equal to a specified percentage of consolidated revenues for each year. Their annual salaries were $636,540 and $594,104, respectively, for 2019. The annual salary for Mr. Hsu for 2020 is $577,779, which reflects a voluntary reduction in salary as part of a company-wide compensation reduction in view of the COVID 19 pandemic. His compensation for 2020 pursuant to his employment agreement would have been $655,636, which will be the base for his compensation in 2021. SolarMax owes Mr. Hsu $675,000 as the cash payment in connection with his exchange of 2,268,000 restricted shares of common stock for options to purchase 2,402,946 shares of common stock at $2.98 per share and a cash payment of $675,000, which was initially payable by December 15, 2019 and has been extended and is now due within three business days of the effective time of the Merger. In addition, at January 31, 2021, SolarMax owed Mr. Hsu $903,213, representing deferred salary from 2019 and 2020 of and cash bonus deferred from 2017 and 2018.

Effective February 24, 2020, Ching Liu resigned from all her positions with SolarMax and her employment agreement with was terminated. She continues to provide services to SolarMax pursuant to a consulting agreement consulting agreement which provides for compensation at the rate of $15,000 per month. Pursuant to a release and separation agreement dated October 1, 2020, with certain limited exceptions, the Company and Ms. Liu released each other from their obligations under the employment agreement, and SolarMax paid Ms. Liu $25,497, and agreed to pay her $803,095, representing the outstanding balance due her for her deferred salary from 2019 and 2020, cash bonus deferred from 2017 and 2018 and accrued medical and dental benefits. SolarMax also owes Ms. Liu $500,000 in connection with her exchange of 1,680,000 restricted shares for options to purchase 1,779,960 shares of common stock at $2.98 per share a cash payment of $500,000, which was initially payable by December 15, 2019 and has been extended and is now due within three business days of the effective time of the Merger. See “SolarMax Executive Compensation – Employment Agreements” for information as to the terms of these agreements. Both officers waived their cash and equity bonuses for 2019 as part of the suspension of incentive programs for key employees.

Cash Requirements

SolarMax requires substantial funds for its business and SolarMax believes that the anticipated cash available at the effective time of the Merger, together with cash generated by its operations and available credit facilities should enable SolarMax to meet its cash requirements for at least the twelve months from the effective time of the Merger. However, we cannot assure you that SolarMax will not require additional funds to meet its commitments or that funds will be available on reasonable terms, if at all. SolarMax has significant debt obligations which mature or may mature within three months from the date of this offering. SolarMax is seeking to negotiate extensions to its loan obligations and, with respect to the loans made under the EB-5 program, it is seeking to refinance the loans through the issuance of secured subordinated convertible notes to the limited partner of the lender. SolarMax has obligations to its Mr. Hsu and Ms. Liu described above, which are payable within three business days after the effective time of the Merger. We cannot assure you that SolarMax will be able to negotiate extensions to its loans or refinancing of SolarMax’ EB-5 debt. The willingness of the limited partners of CEF and CEF II to accept convertible notes rather than a cash payment of their investment in the limited partnership may be affected by their perception of the performance of Successor and its common stock. To the extent that SolarMax is not able to extend or refinance its current debt obligations, it will use funds available upon completion of the Merger for that purpose, which will reduce the funds available for the expansion of its business. If SolarMax’ current liabilities exceed the available cash, SolarMax will need to obtain alternative financing. We cannot assure you that such financing will be available on acceptable, if any terms, which would impair SolarMax’ ability to develop its business. SolarMax’ financial statements for the nine months ended September 30, 2020 have a going concern paragraph.

Critical Accounting Policies

SolarMax and we are emerging growth company within the meaning of the Securities Act, and, as such, will utilize certain exemptions from various public company reporting requirements. For example, we will not have to provide an auditor’s attestation report on our internal controls in future annual reports on Form 10-K as otherwise required by Section 404(b) of the Sarbanes-Oxley Act. In addition, Section 107 of the JOBS Act provides that an emerging growth company can utilize the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. Thus, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to utilize this extended transition period. SolarMax’ financial statements and, following the Merger our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards as they become applicable to public companies.

SolarMax’ consolidated financial statements have been prepared in accordance with GAAP. The preparation of these financial statements in conformity with GAAP requires SolarMax to make estimates, judgments, and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. SolarMax bases these estimates, judgments, and assumptions on historical experience and on various other factors that it believes to be reasonable under the circumstances. SolarMax continually evaluates the policies and estimates it uses to prepare its consolidated financial statements. Changes in estimates or policies applied could affect SolarMax’ financial position and specific items in the results of operations that are used by its stockholders, potential investors, industry analysts, and lenders in their evaluation SolarMax’ performance.

Principles of Consolidation

SolarMax’ consolidated financial statements have been prepared in conformity with GAAP, and reflect the accounts and its operations and those of its subsidiaries in which it has a controlling financial interest. All intercompany transactions and balances have been eliminated in consolidation.

COVID-19, Liquidity and Going Concern

In response to the COVID-19 pandemic, governmental authorities have recommended or ordered the limitation or cessation of certain business or commercial activities in jurisdictions in which SolarMax operates. Further, the issuance of permits necessary for solar installations was affected because of reduced operations and closure of some local California government offices that issued permits for solar installations. As a result, in the United States, SolarMax experienced a lower level of residential solar energy system installations compared to the same periods in 2019. In China, the timing of final solar farm project approvals for two projects and the beginning of one new solar farm installation were delayed for approximately three months but the delays are not expected to have a material impact on SolarMax’ China business in 2020 as the two project that SolarMax expected to complete in 2020 was completed and SolarMax commenced work on a new project, the Ancha project, which had been in negotiations with SPIC. However, SolarMax did not enter into any new contracts for its China segment. To the extent that the government institutes or recommends further closures, including closures or reduced office hours of the government offices that process permits for solar installation, SolarMax may suffer a further decline in revenue and results of operations.

As a result of the COVID-19 pandemic, SolarMax’ operations in the PRC were temporarily disrupted due to the lockdown and the operations have gradually returned to normal operation beginning in the second quarter of 2020. In March and April 2020, one customer of the China segment requested a restructure of its payment schedule as a result of the impact on COVID-19 and the steps taken by the government of China to address the pandemic. SolarMax’ United States operations experienced the impact of COVID-19 that resulted in the implementation of headcount reduction and other cost-saving measures in an effort to improve liquidity. SolarMax also was able to successfully obtain additional liquidity through the available government assistance programs in the form of loans and grants. As of the date this proxy statement/prospectus the extent to which the COVID-19 pandemic, including recent actions taken by the State of California to address the increase in positive test results, increased deaths and lack of available ICU beds in many regions of California may materially impact SolarMax’ financial condition, liquidity or results of operations is uncertain. In addition, SolarMax believes that the COVID-19 pandemic and steps taken by the State of California and the government of China was a significant factor in its failure to complete its initial public offering.

The accompanying condensed consolidated financial statements have been prepared in conformity with U.S. GAAP, which contemplate continuation of SolarMax as a going concern. SolarMax’ recurring net losses, increased accumulated deficit and stockholders’ deficit, raise substantial doubt about its ability to continue as a going concern. During the nine months ended September 30, 2020, SolarMax incurred a net loss of approximately $1.1 million and reported a net cash used in operations of approximately $22.9 million. At September 30, 2020, the accumulated deficit was approximately $60.8 million and the stockholders’ deficiency was approximately $7.9 million. In connection with the condensed consolidated financial statements for the nine months ended September 30, 2020, management evaluated whether there were conditions and events, considered in the aggregate, that raise substantial doubt about SolarMax’ ability to meet its obligations as they become due within one year from the date of issuance of these financial statements. Management assessed that there were such conditions and events, including a history of recurring operating losses, and negative cash flows from operating activities, and significant current debt.

As of September 30, 2020, SolarMax’ principal sources of liquidity consisted of approximately $16.1 million, of cash and cash equivalents, and estimated cash flow from operations.  SolarMax believes its current cash balances coupled with anticipated cash from future operations may not be sufficient to meet its working capital requirements for at least one year from the date of the issuance of the accompanying condensed consolidated financial statements, including approximately $29.8 million of debt that is due in the next twelve months. Management is focused on expanding SolarMax’ existing business, as well as its customer base, including its continuing efforts to generate revenue from non-related parties for its China operations and to continue to increase its revenues. SolarMax is looking to continue to negotiate an exchange of a large portion of the approximately $23.5 million of the current portion of long term related party loans for convertible notes that mature in periods beyond one year. SolarMax cannot predict whether it will be successful in these efforts. SolarMax is also looking to raise funds through a proposed equity financing.

As a result of the above, there is substantial doubt regarding SolarMax’ ability to continue as a going concern SolarMax cannot give assurance that it can increase its cash balances or limit its cash consumption, complete the proposed merger with Alberton or obtain the exchange of any of its current debt and thus maintain sufficient cash balances for its planned operations or complete the planned merger with the SPAC. Future business demands may lead to cash utilization at levels greater than recently experienced. Revenue and cash flow from SolarMax’ China segment is irregular because of the timing of solar projects and SolarMax requires significant funds for its operations, particularly during periods when there is little or no revenue or cash flow from the projects. SolarMax may need to raise additional capital in the future. However, SolarMax cannot assure that it will be able to raise additional capital on acceptable terms, or at all.

Revenue Recognition

Effective on January 1, 2019, SolarMax adopted Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers, and its various updates (“Topic 606”) for interim periods within the year ended December 31, 2019 using the modified retrospective method with a cumulative reduction adjustment to retained earnings as of January 1, 2019 of $580,867, which represents the net impact of recognizing solar energy revenue in the United States over time rather than at a point in time, which resulted in $397,226 of gross profit, and writing off of $978,093 in deferred project costs..  Accordingly, only the year ended December 31, 2019 and the nine months ended September 30, 2020 presented in SolarMax’ consolidated statements of operations have been reported using the new revenue standard. SolarMax has applied Topic 606 to all customer contracts not completed by the initial date of application. The application of Topic 606 to the various classes of SolarMax’ revenue is described in Note 1 of Notes to SolarMax’ consolidated financial statements for the year ended December 31, 2019.

Revenues under certain power purchase agreements are recognized based on the output delivered at an agreed upon rate over the contract term. SolarMax records the revenue under such power purchase agreements during the period under which it has a controlling interest in the project subsidiary. Revenue recognition ceases upon the sale and transfer of controlling interest in the project subsidiary to a third party.

Impairment of Long-Lived Assets and Goodwill

SolarMax assesses the carrying value of its long-lived assets and related intangibles for impairment whenever events or changes in circumstances indicate that the carrying value of the long-lived asset, or group of assets, may not be recoverable, but at least annually. Recoverability of long-lived assets is measured by comparing the carrying amount of the long-lived assets to the respective estimated future undiscounted cash flows. The estimated future undiscounted cash flows are calculated utilizing the lowest level of identifiable cash flows that are largely independent of the cash flows of other assets and liabilities. If SolarMax’ analysis indicates that the carrying value of the long-lived assets is not recoverable on an undiscounted cash flow basis, it recognizes an impairment charge for the amount by which the carrying value exceeds the fair value of the long-lived asset.

Goodwill is tested for impairment at least annually based on certain qualitative factors to determine if it is more likely than not that the fair value of a reporting unit is less than its carrying amount. When assessing goodwill for impairment, SolarMax considers the enterprise value and if necessary, the discounted cash flow model, which involves assumptions and estimates, including its future financial performance, weighted-average cost of capital and interpretation of currently enacted tax laws. Circumstances that could indicate impairment and require SolarMax to perform a quantitative impairment test include a significant decline in the financial results, a significant decline in the enterprise value relative to its net book value, an unanticipated change in competition or the market share and a significant change in the strategic plans. Based on its annual impairment testing, SolarMax determined the estimated fair value of its PRC reporting unit substantially exceeds its carrying value.

Income Taxes

SolarMax accounts for income taxes pursuant to the FASB ASC Topic 740. SolarMax recognizes deferred tax assets and liabilities for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. SolarMax accounts for the investment tax credits under the flow-through method which treats the credits as a reduction of federal income taxes of the year in which the credit arises or is utilized. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

SolarMax estimates the income tax provision using the discrete method. The discrete method is applied when the application of the estimated annual effective tax rate is impractical because it is not possible to reliably estimate the annual effective tax rate. The discrete method treats the year to date period as if it was the annual period and determines the income tax expense or benefit on that basis. SolarMax believes that, at this time, the use of this discrete method is more appropriate than the annual effective tax rate method as the estimated annual effective tax rate method is not reliable due to (i) the high degree of uncertainty in estimating annual pretax earnings and (ii) the wide variability in the effective tax rate given the significant permanent items.

On December 22, 2017, the Tax Cuts and Jobs Act (the “Tax Act”) which changed the United States corporate income tax laws became effective. The impact of the Tax Act includes, but is not limited to, the tax expense associated with the one-time transition tax for SolarMax’ China segment and the changes to its deferred tax assets and the valuation allowance, resulting from the reduction of the corporate income tax rate to 21%. These impacts were included in SolarMax’ consolidated financial statements as of and for the year ended December 31, 2018.

SolarMax records net deferred tax assets to the extent it believes these assets will more likely than not be realized. In making such determination, SolarMax considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax planning strategies and recent financial operations. SolarMax has determined it is more likely than not that its deferred tax assets related to its United States operations will not be realizable and have recorded a full valuation allowance against its deferred tax assets. In the event SolarMax is are able to realize such deferred income tax assets in the future in excess of the net recorded amount, SolarMax would make an adjustment to the valuation allowance, which would reduce the provision for income taxes.

Topic 740-10 clarifies the accounting for uncertainty in income taxes recognized in SolarMax’ consolidated financial statements in accordance with GAAP. The calculation of SolarMax’ tax provision involves the application of complex tax rules and regulations within multiple jurisdictions. SolarMax’ tax liabilities include estimates for all income-related taxes that it believes are probable and that can be reasonably estimated. To the extent that its estimates are understated, additional charges to the provision for income taxes would be recorded in the period in which SolarMax determines such understatement. If SolarMax’ income tax estimates are overstated, income tax benefits will be recognized when realized.

SolarMax recognizes interest and penalties related to unrecognized tax positions as income tax expense.

SolarMax does not record U.S. income taxes on the undistributed earnings of its foreign subsidiaries based upon its intention to permanently reinvest undistributed earnings to ensure sufficient working capital and further expansion of existing operations outside the United States. As of September 30, 2020 and December 31, 2019, SolarMax’ foreign subsidiaries operated at a cumulative deficit for U.S. earnings and profit purposes. In the event SolarMax is required to repatriate funds from outside of the United States, such repatriation would be subject to local laws, customs, and tax consequences.

Effect of Merger on Tax Loss and Investment Credit Carryforwards

SolarMax has historically filed United States federal, California, Colorado, Hawaii, and New Jersey corporate income tax returns. As of December 31, 2019, SolarMax’ federal and state income tax net operating loss (“NOL”) carryforwards were $43.3 million and $59.5 million, respectively. These NOLs will expire at various years from 2031 through 2037. The Company’s US federal NOL generated post-2017 of $14.9 million can be carried forward indefinitely. Hawaii and Colorado state NOLs generated post-2017 of $573,000 can also be carried forward indefinitely. In 2020, SolarMax expects to generate US federal and state NOLs.

SolarMax also had unused net operating loss carryforwards from its Chinese subsidiaries in the amount of approximately $4.3 million as of December 31, 2019, which may be applied against future taxable income. The Company’s Chinese NOLs can be carried forward for five years and begin to expire in 2020. SolarMax expects to utilize its Chinese NOLs to partially offset its 2020 Chinese taxable income.

As of December 31, 2019, the Company has US federal investment tax credits of $1.0 million for building qualifying energy properties and projects under Internal Revenue Code (the “Code”) Section 48, which will expire at various dates from 2033 through 2034.

The above NOL and investment tax credit carryforwards are subject to limitation under Sections 382 and 383 of the Code. Similar state provisions limit the amount of NOL and tax credit carryforwards that can be utilized to offset future taxable income as well. In general, as defined by Sections 382 and 383, an ownership change results from transactions increasing ownership of more than 5 percent stockholders or public groups in the stock of the corporation by more than 50 percentage points within three years of the ownership change event. The Company has not completed a Section 382/383 analysis regarding the limitation of net operating loss and research and development credit carryforwards. If a change in ownership occurred, the Company’s NOL and tax credit carryforwards could be eliminated or restricted. If eliminated, the related asset would be removed from the deferred tax asset schedule with a corresponding reduction in the valuation allowance.

MANAGEMENT AFTER THE BUSINESS COMBINATION

Management and Board of Directors

Pursuant to the Merger Agreement, the Successor’s board of directors shall consist of the six present SolarMax directors and one director designated by Alberton. Alberton has nominated [●] to serve on the board of directors of the Successor. Each director serves for a term of one year until the next annual meeting of stockholders and until his or her successor is elected and qualified.

If the director election is approved, David Hsu, Simon Yuan, Wei Yuan Chen, Jinxi Lin, Wen-Ching (Stephen) Yang, Ph.D., Lei Zhang, Ph.D. and Lei (Stacy) Zhang will constitute the Successor’s board of directors.

Set forth below is information concerning directors and executive officers of Successor upon completion of the Merger.

Name	Age	Position
David Hsu	57	Chief executive officer and director
Stephen Brown	61	Chief financial officer
Simon Yuan	66	Director
Wei Yuan Chen	61	Director
Jinxi Lin	61	Director
Wen-Ching (Stephen) Yang, Ph.D.	58	Director
Lei Zhang, Ph.D.	37	Director
Lei (Stacy) Zhang	38	Director

Information concerning the directors and officers upon the effectiveness of the Merger is included under “Alberton Proposal 6: Director Election Proposal,” “Management of SolarMax,” and “SolarMax Executive Compensation.”

Director Independence

Nasdaq listing standards require that a majority of our board of directors be independent directors. We believe that a majority of our board of directors will be independent as of the Closing. An “independent director” is defined under the Nasdaq rules generally as a person other than an officer or employee of Successor or its subsidiaries or any other individual having a relationship which in the opinion of Successor’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. We believe that four of our proposed directors, Mr. Chen, Dr. Yang, Dr. Zhang, and Ms. Lei (Stacy) Zhang, are independent directors using the Nasdaq definition of independence. Our independent directors will have regularly scheduled meetings at which only independent directors are present.

Leadership Structure and Risk Oversight

Committees of the Board of Directors

The standing committees of our board of directors will consist of an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. Each of the committees will report to the board of directors as they deem appropriate and as the board may request.

Audit Committee

After the Closing, assuming the approval of the Director Election Proposal, we will have an audit committee of the board of directors. Messrs. [●], [●], and [●] serve as members of our audit committee. Mr. [●] serves as chairman of the audit committee. Under the Nasdaq listing standards and applicable SEC rules, we are required to have three members of the audit committee all of whom must be independent. Messrs. [●], [●], and [●] are independent.

Each member of the audit committee is financially literate and our board of directors has determined that Mr. [●] qualifies as an “audit committee financial expert” as defined in applicable SEC rules.

Compensation Committee

After the Closing, assuming the approval of the Director Election Proposal, we will have a compensation committee of the board of directors. The members of our Compensation Committee are Messrs. [●], [●], and [●]. [●] serves as chairman of the Compensation Committee.

Corporate Governance and Nominating Committee

Upon the Closing, assuming the approval of the Director Election Proposal, our Corporate Governance and Nominating Committee will consist of Messrs. [●], [●], and [●], with [●]serving as the chairman of the Corporate Governance and Nominating Committee.

Our Corporate Governance and Nominating Committee will be responsible for, among other matters: (1) identifying individuals qualified to become members of our board of directors, consistent with criteria approved by our board of directors; (2) overseeing the organization of our board of directors to discharge the board’s duties and responsibilities properly and efficiently; (3) identifying best practices and recommending corporate governance principles; and (4) developing and recommending to our board of directors a set of corporate governance guidelines and principles applicable to us.

Code of Ethics

We have adopted a code of conduct and ethics applicable to our directors, officers, and employees in accordance with applicable federal securities laws.

Director Compensation

Following the completion of the Business Combination, our Compensation Committee will determine the annual compensation to be paid to the members of our board of directors.

Executive Compensation

Overview

Following the Closing, Alberton intends to develop an executive compensation program that is consistent with its existing compensation policies and philosophies, which is designed to align compensation with our business objectives and the creation of shareholder value, while enabling us to attract, motivate, and retain individuals who contribute to the long-term success of Alberton. Two of the officers of the Successor, David Hsu and Stephen Brown, have employment agreements with SolarMax and these agreements will continue to be in force following the Merger. Their employment agreements are described under “SolarMax Executive Compensation – Employment Agreements.”

Decisions on the executive compensation program will be made by the Compensation Committee following the Closing. The following discussion is based on the present expectations as to the executive compensation program to be adopted by the Compensation Committee. The executive compensation program actually adopted will depend on the judgment of the members of the Compensation Committee and may differ from that set forth in the following discussion.

We anticipate that decisions regarding executive compensation will reflect our belief that the executive compensation program must be competitive in order to attract and retain our executive officers. We anticipate that the Compensation Committee will seek to implement our compensation policies and philosophies by linking a significant portion of our executive officers’ cash compensation to performance objectives and by providing a portion of their compensation as long-term incentive compensation in the form of equity awards.

We anticipate that compensation for our executive officers will have three primary components: base salary, an annual cash incentive bonus, and long-term incentive compensation in the form of stock-based awards.

Base Salary

It has been our historical practice to assure that base salary is fair to the executive officers, competitive within the industry, and reasonable in light of our cost structure. Upon the completion of the Business Combination, our Compensation Committee will determine base salaries and manage the base salary review process, subject to existing employment agreements.

Annual Bonuses

Successor intends to use annual cash incentive and equity bonuses for the executive officers to tie a portion of their compensation to financial and operational objectives achievable within the applicable fiscal year. Successor expects that, near the beginning of each year, the Compensation Committee will select the performance targets, target amounts, target award opportunities, and other term and conditions of annual cash bonuses for the executive officers, subject to the terms of any employment agreement. Following the end of each year, the Compensation Committee will determine the extent to which the performance targets were achieved and the amount of the award that is payable to the executive officers; provided, that any officer with an employment agreement that provides for bonus compensation shall be entited to such compensation.

Stock-Based Awards

The Compensation Committee will administer the Incentive Plan and may grant equity-based incentives under the plan, based on such criteria as it determines from time to time. Awards under the Incentive Plan may be issued to employees of both the United States and China segments, subject to any regulations that may be applicable to employees based in China.

Other Compensation

Successor expects to continue to offer country-specific employee benefit plans that are customary in the countries where the employee are based, including medical, dental, 401(k) plans, unemployment benefits, and house funding, in which the executive officers will participate.

DESCRIPTION OF SECURITIES OF ALBERTON AND THE SUCCESSOR

The following summary of the material terms of Alberton’s securities and the Successor’s following the Business Combination is not intended to be a complete summary of the rights and preferences of such securities. We urge you to read our proposed Successor Charter in its entirety for a complete description of the rights and preferences of the Successor’s securities following the Business Combination. The Successor Charter is described in “The Successor Charter Proposal,” and the full text of the Successor Charter is attached as Annex C to this proxy statement.

Alberton

Authorized and Outstanding Stock

Pursuant to the Current Charter, Alberton is authorized to issue 300,000,000 ordinary shares, no par value and 100,000,000 preference shares, no par value. The Interim Charter which will be our governing document from the Redomestication until the consummation of the Business Combination, allows us to issue up to 300,000,000 shares of common stock, par value $0.0001per share, and up to 100,000,000 million shares of preferred stock, par value $0.0001per share. The outstanding ordinary shares are, and shares of Successor common stock issuable to the SolarMax stockholders pursuant to the Business Combination will be, duly authorized, validly issued, fully paid, and non-assessable. As of the Record Date for the Alberton Special Meeting, there were 4,615,238 Alberton ordinary shares outstanding held by 7 holders of record. As of the Record Date for the Alberton Special Meeting, Alberton’s units were held by 2 holders of record, Alberton’s warrants were held by 1 holder of record and Alberton’s rights were held by 1 holder of record. Such numbers do not include DTC participants or beneficial owners holding shares through nominee names.

Units and Private Units

Each unit consists of one ordinary share, one right and one warrant. Each right entitles the holder to receive one-tenth of one ordinary share upon consummation of our initial business combination. Each whole warrant entitles the holder to one-half ordinary share exercisable at $11.50 per whole share. No fractional warrants will be issued and only whole warrants will trade. Accordingly, unless you hold at least two units, you will not be able to trade a full warrant.

With certain limited exceptions, the private units (including the warrants or ordinary shares issuable upon exercise of the warrants) will not be transferable, assignable or salable by our initial shareholders until after the completion of our initial business combination and the private warrants will not be redeemable by us so long as they are held by shareholders of the sponsor or their permitted transferees. Otherwise, the private units have terms and provisions that are identical the units sold in the IPO except that (1) the private units are being purchased pursuant to an exemption from the registration requirements of the Securities Act and will become tradable only after certain conditions are met or the resale of the private units is registered under the Securities Act, and (2) the private warrants will be non-redeemable and may be exercised on a cashless basis, in each case so long as they continue to be held by the initial purchasers or their permitted transferees. If the private warrants are held by holders other than the holders who purchased private units or their permitted transferees, the private warrants will be redeemable by us and exercisable by the holders on the same basis as the public warrants being sold in the IPO. The price of the private units was determined in negotiations between our sponsor and the underwriter for the IPO, with reference to the prices paid by sponsors for such warrants in special purpose acquisition companies, which have recently consummated their initial public offerings.

With certain limited exceptions, the private units will not be transferable, assignable or salable by our initial shareholders until after the completion of our initial business combination.

Ordinary Shares/Common Stock following the Redomestication but prior to the Business Combination

Voting Power

Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, the holders of Company ordinary shares possess, and upon the filing of the Interim Articles upon approval of the Redomestication, the holders of the common stock, all voting power for the election of our directors and all other matters requiring shareholder action. Holders of Company ordinary shares and, after the Redomestication, common stock, are entitled to one vote per share on matters to be voted on by shareholders.

Dividends

We have not paid any cash dividends on our ordinary shares to date and do not intend to pay cash dividends prior to the completion of our initial business combination. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements, and general financial condition subsequent to completion of our initial business combination. The payment of any cash dividends subsequent to our initial business combination will be within the discretion of our board of directors at such time. In addition, our board of directors is not currently contemplating and does not anticipate declaring any stock dividends in the foreseeable future. Further, if we incur any indebtedness in connection with our business combination, our ability to declare dividends may be limited by restrictive covenants we may agree to in connection therewith.

Liquidation, Dissolution, and Winding Up

In the event of our voluntary or involuntary liquidation, dissolution, distribution of assets, or winding-up, the holders of Alberton ordinary shares will be entitled to receive an equal amount per share of all of our assets of whatever kind available for distribution to shareholders, after the rights of creditors and the holders of the preferred stock have been satisfied.

Preemptive or Other Rights

There are no sinking fund provisions applicable to the ordinary shares, except that we will provide our shareholders with the opportunity to redeem their public shares for cash equal to their pro rata share of the aggregate amount then on deposit in the trust account, including interest (which interest shall be net of taxes payable), upon the completion of the Business Combination, subject to the limitations described herein.

Right of Redemption

We are providing our public shareholders with the opportunity to redeem their shares upon the Closing at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest but net of taxes payable, divided by the number of then outstanding public shares, subject to the limitations described herein. Our Initial Shareholders, officers, and directors have agreed to waive their redemption rights with respect to the Founder Shares and any public shares they may hold in connection with the Closing.

We will consummate the Business Combination only if the affirmative vote of the holders of a majority the outstanding Alberton Shares vote in favor of the Business Combination Proposal in person or by proxy at the Alberton Special Meeting and the other conditions under the Merger Agreement to the parties’ obligations to close, as described above under “The Business Combination Proposal — The Merger Agreement —Conditions to Closing of the Business Combination,” are satisfied or, where permitted, waived. However, the participation of our Sponsor, officers, directors, advisors, or their affiliates could result in the approval of the Business Combination even if holders who currently own a majority of the outstanding public shares indicate their intention to vote against the Business Combination.

Our Initial Shareholders have agreed to vote any Alberton ordinary shares owned by them in favor of the Business Combination. As of the date of filing this proxy statement, our Initial Shareholders do not currently hold any public shares. Public shareholders may elect to redeem their public shares whether they vote for or against the Business Combination.

Pursuant to our Current Charter, if we are unable to consummate an initial business combination by April 26, 2021, we will, as promptly as reasonably possible but not more than five business days thereafter, subject to the BVI Business Companies Act, distribute the aggregate amount then on deposit in the trust account (net of taxes payable), pro rata to our public shareholders by way of redemption and cease all operations except for the purposes of winding up of our affairs. This redemption of public shareholders from the trust account will be effected as required by and by function of our memorandum and articles of association and prior to any formal voluntary liquidation of Alberton. Our sponsor has agreed to waive its right to receive liquidating distributions with respect to its founder shares and private shares if we fail to consummate our initial business combination by the Outside Date. However, if our sponsor or any of our officers, directors or affiliates acquire public shares in or after the IPO, they will be entitled to receive liquidating distributions with respect to such public shares if we fail to consummate our initial business combination within the required time period.

Our shareholders are entitled to receive ratable dividends when, as and if declared by the board of directors out of legally available funds. In the event of a liquidation or winding up of Alberton after our initial business combination, our shareholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of shares, if any, having preference over the ordinary shares. Our shareholders have no preemptive or other subscription rights. There are no sinking fund provisions applicable to the ordinary shares, except that we will provide our shareholders with the redemption rights set forth above.

Founder Shares

The Founder Shares are identical to the public shares sold in the IPO, except that (1) the Founder Shares are subject to certain transfer restrictions as set forth in certain share escrow agreement, (2) the Founder Shares were purchased pursuant to an exemption from the registration requirements of the Securities Act and will become tradable only after certain conditions are met or the resale of the Founder Shares is registered under the Securities Act, in addition to in accordance with the terms of the share escrow agreement, and (3) the Initial Shareholders have agreed (i) to waive their redemption rights with respect to any shares in connection with the consummation of business combination and (ii) to waive their liquidation rights with respect to their Founder Shares and private shares if Alberton fails to complete a Business Combination within the Combination Period.

Additionally, subject to certain limited exceptions, the Initial Shareholders have agreed not to transfer, assign, or sell any of the Founder Shares (except to certain permitted transferees) until, with respect to 50% of the Founder Shares, the earlier of (i) one year after the date of the consummation of a business combination, or (ii) the date on which the closing price of Alberton’s ordinary shares equals or exceeds $[●] per share (as adjusted for stock splits, stock dividends, reorganizations, and recapitalizations) for any 20 trading days within any 30-trading day period commencing after a business combination, and with respect to the remaining 50% of the Founder Shares, upon one year after the date of the consummation of a business combination, or earlier, in each case, if, subsequent to a Business Combination, Alberton consummates a subsequent liquidation, merger, stock exchange, or other similar transaction which results in all of Alberton’s shareholders having the right to exchange their ordinary shares for cash, securities, or other property.

Registration Rights

The holders of the Founder Shares, Private Units (and underlying securities) and Working Capital Units will be entitled to registration rights pursuant to a registration rights agreement dated October 23, 2018. The holders of a majority-in-interest of these securities are entitled to make up to two demands that Alberton register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of a Business Combination. However, the registration rights agreement provides that Alberton will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock-up period. Alberton will bear the expenses incurred in connection with the filing of any such registration statements.

 Rights

There are currently 11,487,992 public rights of Alberton outstanding, which were originally sold as part of units in Alberton’s IPO and 329,760 private rights of Alberton outstanding, which were original sold as part of private units in Alberton’s private placement in conjunction with the IPO. Each holder of a right will receive one-tenth (1/10) of a Company common share upon consummation of the Business Combination. No additional consideration will be required to be paid by a holder of rights in order to receive his, her or its additional shares upon consummation of the Business Combination as the consideration related thereto has been included in the unit purchase price paid for by investors. The shares issuable upon exchange of the rights will either be registered under an effective registration statement on Form S-4 or Form S-1, whichever is applicable (in the case where we are not the surviving entity) or be exempt from registration pursuant to an applicable exemption such as the exemption provided by Section 3(a)(9) (in the case where we are the surviving entity).

The number of Company common shares that the holders of rights are entitled to receive upon consummation of the Business Combination shall be equitably adjusted to reflect appropriately the effect of any share split, reverse share split, share dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the ordinary shares occurring on or after the date hereof and prior to the consummation of the Business Combination.

The rights will be issued in registered form under a rights agreement between Continental Stock Transfer & Trust Company, as rights agent, and us. The rights agreement provides that the terms of the rights may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval, by written consent or vote, of the holders of a majority of the then outstanding rights in order to make any change that adversely affects the interests of the registered holders.

If we are unable to complete the Business Combination within the required time period and we liquidate the funds held in the trust account, holders of rights will not receive any of such funds with respect to their rights, nor will they receive any distribution from our assets held outside of the trust account with respect to such rights, and the rights will expire worthless. Further, there are no contractual penalties for failure to deliver securities to the holders of the rights upon consummation of an initial business combination. Additionally, in no event will we be required to net cash settle the rights. Because we will only issue a whole number of shares, you will not receive any fractional shares to the extent the number of rights held by you upon consummation of our initial business combination is not divisible by ten.

The rights included in the private units will be identical to the rights included in the units being offered by this proxy statement/prospectus except that the shares issuable upon the exchange of such rights will become tradable only after certain conditions are met or the resale of such rights (including underlying securities) is registered under the Securities Act and shares of Successor common stock, rather than Alberton ordinary shares, will be issued.

Warrants

There are currently 11,487,992 public warrants of Alberton outstanding which were originally sold as part of units in Alberton’s IPO and 329,760 private warrants of Alberton outstanding where were originally sold as part of private units in a private place in conjunction with the IPO. Each whole warrant entitles the registered holder to purchase one-half of one Company common share at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the consummation of the Business Combination. However, no public warrants will be exercisable for cash unless we have an effective and current registration statement covering Alberton common shares issuable upon exercise of the warrants and a current prospectus relating to such common shares. Notwithstanding the foregoing, if a registration statement covering Alberton common shares issuable upon exercise of the public warrants is not effective within 120 days from the closing of the Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when we shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to an available exemption from registration under the Securities Act. If an exemption from registration is not available, holders will not be able to exercise their warrants on a cashless basis. The warrants will expire five years from the closing of the Business Combination at 5:00 p.m., New York City time.

The private warrants will be identical to the public warrants underlying the units being offered issued in the initial public offering except that such private warrants will be exercisable for cash (even if a registration statement covering the ordinary shares issuable upon exercise of such warrants is not effective) or on a cashless basis, at the holder’s option, and will not be redeemable by us, in each case so long as they are still held by the initial purchasers or their affiliates.

We may call the outstanding warrants for redemption (excluding the private warrants but including any warrants already issued upon exercise of the unit purchase option), in whole and not in part, at a price of $.01 per warrant:

●	at any time while the warrants are exercisable,

●	upon not less than 30 days’ prior written notice of redemption to each warrant holder,

●	if, and only if, the reported last sale price of the ordinary shares equals or exceeds $12.50 per share, for any 20 trading days within a 30 trading day period ending on the third business day prior to the notice of redemption to warrant holders, and

●	if, and only if, there is a current registration statement in effect with respect to the ordinary shares underlying such warrants at the time of redemption and for the entire 30-day trading period referred to above and continuing each day thereafter until the date of redemption.

The right to exercise will be forfeited unless the warrants are exercised prior to the date specified in the notice of redemption. On and after the redemption date, a record holder of a warrant will have no further rights except to receive the redemption price for such holder’s warrant upon surrender of such warrant.

The redemption criteria for our warrants have been established at a price which is intended to provide warrant holders a reasonable premium to the initial exercise price and provide a sufficient differential between the then-prevailing share price and the warrant exercise price so that if the share price declines as a result of our redemption call, the redemption will not cause the share price to drop below the exercise price of the warrants.

If we call the warrants for redemption as described above, our management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the warrants for that number of ordinary shares equal to the quotient obtained by dividing (x) the product of the number of ordinary shares underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the ordinary shares for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. Whether we will exercise our option to require all holders to exercise their warrants on a “cashless basis” will depend on a variety of factors including the price of our ordinary shares at the time the warrants are called for redemption, our cash needs at such time and concerns regarding dilutive share issuances.

The warrants will be issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval, by written consent or vote, of the holders of a majority of the then outstanding warrants in order to make any change that adversely affects the interests of the registered holders.

The exercise price and number of ordinary shares issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or our recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of ordinary shares at a price below their respective exercise prices.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of ordinary shares and any voting rights until they exercise their warrants and receive ordinary shares. After the issuance of ordinary shares upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

Except as described above, no public warrants will be exercisable for cash and we will not be obligated to issue ordinary shares unless at the time a holder seeks to exercise such warrant, a prospectus relating to the ordinary shares issuable upon exercise of the warrants is current and the ordinary shares have been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. Under the terms of the warrant agreement, we have agreed to use our best efforts to meet these conditions and to maintain a current prospectus relating to the ordinary shares issuable upon exercise of the warrants until the expiration of the warrants. However, we cannot assure you that we will be able to do so and, if we do not maintain a current prospectus relating to the ordinary shares issuable upon exercise of the warrants, holders will be unable to exercise their warrants and we will not be required to settle any such warrant exercise. If the prospectus relating to the ordinary shares issuable upon the exercise of the warrants is not current or if the ordinary shares is not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside, we will not be required to net cash settle or cash settle the warrant exercise, the warrants may have no value, the market for the warrants may be limited and the warrants may expire worthless.

Warrant holders may elect to be subject to a restriction on the exercise of their warrants such that an electing warrant holder would not be able to exercise their warrants to the extent that, after giving effect to such exercise, such holder would beneficially own in excess of 9.8% of the ordinary shares outstanding.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round up or down to the nearest whole number the number of ordinary shares to be issued to the warrant holder.

The rights of the warrant holders will not be affected by the Redomestication or the Merger, except that shares of Successor common stock rather than Alberton ordinary shares will be issued on exercise of the warrants.

Purchase Option

We sold Chardan (and/or its designees) an option to purchase up to 500,000 units at $10.00 per unit. The units issuable upon exercise of this option are identical to units, if the purchase option is exercised, will be purchased pursuant to an exemption from the registration requirements of the Securities Act and will become tradable only after certain conditions are met or the resale of the units is registered under the Securities Act. The holders of the warrants will have substantially the same rights after the Merger as they presently have except that Successor common stock, instead of Alberton common stock, will be issued upon exercise of the option.

Transfer Agent and Right and Warrant Agent

The transfer agent for our ordinary shares, units and right and warrant agent for our warrants is Continental Stock Transfer & Trust Company, One State Street. 30th floor, New York, NY 10004. Following the Merger, Continental Stock Transfer & Trust Company will continue to serve as the transfer agent for Successor’s common stock and warrant agent for its warrants. We have agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent and warrant agent, its agents and each of its shareholders, directors, officers, and employees against all claims and losses that may arise out of acts performed or omitted in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity.

Capital Stock of the Successor after the Merger

Immediately prior to the effective time of the Merger, Alberton will be redomesticated into a Nevada corporation and the material terms of the Successor’s capital stock and the provisions of Successor’s Articles of Incorporation and Bylaws will be governed by Nevada law. See the section entitled “The Redomestication Proposal — Comparison of Shareholder Rights Before and After the Redomestication.” Upon the effectiveness of the Merger, the Successor’s articles of incorporation will be the Amended Articles.

The following summary of the our capital stock and our articles of incorporation and bylaws does not purport to be complete and is qualified in its entirety by reference to the provisions of applicable law and to Amended Articles and bylaws, which are filed as exhibits to the registration statement of which this proxy statement/prospectus is a part.

General

The Interim Charter will become effective on or about the day prior to the Closing, at which time the Amended Articles will become the Successor’s articles of incorporation. The purpose of the Interim Charter is to enable Alberton to complete the Merger and amend its articles of incorporation to the Restated Articles. The Successor’s authorized capital stock will consist of 300,000,000 shares of common stock, par value $0.0001 per share, and 100,000,000 shares of preferred stock, par value $0.0001 per share.

Common Stock

Voting Rights. Holders of shares of common stock are entitled to one vote per share held of record on all matters to be voted upon by the stockholders. The holders of common stock do not have cumulative voting rights in the election of directors. Our bylaws provide that one-third of the outstanding shares constitutes a quorum.

Dividend Rights. Holders of shares of common stock are entitled to ratably receive dividends when and if declared by the board of directors out of funds legally available for that purpose, subject to any statutory or contractual restrictions on the payment of dividends and to any prior rights and preferences that may be applicable to any outstanding preferred stock.

Liquidation Rights. Upon liquidation, dissolution, distribution of assets or other winding up, the holders of common stock are entitled to receive ratably the assets available for distribution to the stockholders after payment of liabilities and the liquidation preference of any of our outstanding shares of preferred stock.

Other Matters. The shares of common stock have no preemptive or conversion rights and are not subject to further calls or assessment by us. No redemption or sinking fund provisions are applicable to the common stock. All outstanding shares of common stock are, and all shares of Successor common stock issued as Merger Consideration, will be, fully paid and non-assessable.

Preferred Stock

Successor’s articles of incorporation give the board of directors the power to issue shares of preferred stock in one or more series without stockholder approval. The board of directors has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock. The purpose of authorizing the board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from acquiring, a majority of our outstanding voting stock. SolarMax has no present plans to issue any shares of preferred stock.

Nevada Anti-Takeover Provisions

Nevada law, NRS Sections 78.411 through 78.444, regulate business combinations with interested stockholders. Nevada law defines an interested stockholder as a beneficial owner (directly or indirectly) of 10% or more of the voting power of the outstanding shares of the corporation. Pursuant to Sections NRS 78.411 through 78.444, combinations with an interested stockholder remain prohibited for three years after the person became an interested stockholder unless (i) the transaction is approved by the board of directors or the holders of a majority of the outstanding shares not beneficially owned by the interested party, or (ii) the interested stockholder satisfies certain fair value requirements. NRS 78.434 permits a Nevada corporation to opt-out of the statute with appropriate provisions in its articles of incorporation.

NRS Sections 78.378 through 78.3793 regulates the acquisition of a controlling interest in an issuing corporation. An issuing corporation is defined as a Nevada corporation with 200 or more stockholders of record, of which at least 100 stockholders have addresses of record in Nevada and does business in Nevada directly or through an affiliated corporation. NRS Section 78.379 provides that an acquiring person and those acting in association with an acquiring person obtain only such voting rights in the control shares as are conferred by a resolution of the stockholders of the corporation, approved at a special or annual meeting of the stockholders. Stockholders who vote against the voting rights have dissenters’ rights in the event that the stockholders approve voting rights. NRS Section 378 provides that a Nevada corporation’s articles of incorporation or bylaws may provide that these sections do not apply to the corporation. Our articles of incorporation provides that, if Successor is a resident domestic corporation, as defined in the Nevada statutes, these sections do not apply.

Articles of Incorporation and Bylaw Provisions

Provisions of the Successor’s articles of incorporation and bylaws may delay or discourage transactions involving an actual or potential change in control or change in our management, including transactions in which stockholders might otherwise receive a premium for their shares, or transactions that our stockholders might otherwise deem to be in their best interests. Therefore, these provisions could adversely affect the price of our common stock.

Among other things, our articles of incorporation or bylaws:

●	permit our board of directors to issue up to 100,000,000 shares of preferred stock, with such rights, preferences and privileges as the board may designate;

●	provide that the authorized number of directors may be changed only by resolution of the board of directors;

●	provide that all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum, and not by the stockholders;

●	eliminate the personal liability of our directors for damages as a result of any act or failure to act in his or her capacity as a director or officer except as described below;

●	provide that stockholders can only call a special meeting if the request is made by the holders of two-thirds of the entire capital entitled to vote;

●	provide that, if a matter is to be brought before a meeting of stockholders which is not specified in the notice of meeting or brought at the direction of the board of directors, it can only be brought up at the meeting if brought by stockholders of record holding two-thirds of the outstanding stock;

●	provide that our bylaws may be amended only by either the affirmative vote of two-thirds of the stockholders entitled to vote or by the board of directors;

●	provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide notice in writing in a timely manner, and also specify requirements as to the form and content of a stockholder’s notice; and

●	do not provide for cumulative voting rights, therefore allowing the holders of a majority of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election if they should so choose.

Successor’s bylaws also provide that, except as required by law, any person who acquires equity in us shall be deemed to have notice and consented to the forum selection provision of our bylaws, which require actions to be brought only in state count in Clark County, Nevada. This provision may not apply to claims brought under the Securities Act or the Securities Exchange Act.

Further, NRS Section 78.335 provides that any director or one or more of the incumbent directors may be removed from office by the vote of stockholders representing not less than two-thirds of the voting power of the issued and outstanding stock entitled to vote. SolarMax’ bylaws have a similar provision.

Limitation of Liability and Indemnification

Successor’s articles of incorporation provide that, except as otherwise provided by law, a director or officer is not individually liable to the Corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his or her capacity as a director or officer unless it is proven that (a) the director’s or officer’s act or failure to act constituted a breach of his or her fiduciary duties as a director or officer; and (b) the breach of those duties involved intentional misconduct, fraud or a knowing violation of law. If the NRS is amended to further permit the further elimination or limitation or authorization of corporate action to further eliminate or limit the liability of directors or officers, the liability of directors and officers of the Corporation shall be eliminated or limited to the fullest extent permitted by the NRS, as so amended from time to time. Any amendment to or repeal of this provision shall not adversely affect any right or protection of a director occurring prior to such amendment or repeal.

Our articles of incorporation provide that we shall provide indemnification to our directors and officers to the maximum extent permitted by law. We shall pay advancements of expenses in advance of the final disposition of the action, suit, or proceedings upon receipt of an undertaking by or on behalf of the director or officer to repay the amount even if it is ultimately determined that he or she is not entitled to be indemnified by the corporation. SolarMax’ bylaws also provide for indemnification of its directors and officers.

Pursuant to Nevada law, NRS 78.7502, a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding if the person (i) is not liable pursuant to Nevada law; (ii) acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and (iii) with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful.

Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, the corporation shall indemnify him or her against expenses, including attorneys’ fees, actually and reasonably incurred by him or her in connection with the defense. Any amendment, repeal or modification of these provisions will be prospective only and would not affect any limitation on liability of a director for acts or omissions that occurred prior to any such amendment, repeal or modification.

Pursuant to NRS 78.751, any discretionary indemnification, unless ordered by a court or advanced by the Corporation in a matter as permitted by Nevada law, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made (i) by the stockholders; (ii) by the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding; (iii) if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or (iv) if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

We intend to enter into indemnification agreements with each of our current and future directors and officers. These agreements will require us to indemnify these individuals to the fullest extent permitted under Nevada law against liability that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, SolarMax has have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Rule 144

Pursuant to Rule 144, a person who has beneficially owned restricted Company Ordinary Shares or warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

The shares of common stock issued as Merger Consideration to the SolarMax stockholders are registered pursuant to the registration statement of which this proxy statement/prospectus is a part and therefor, may be sold without compliance with the provisions of Rule 144, except that any Successor stockholder who is an affiliate of Successor, including all of Successor’s officers and directors, are subject to the volume limitations of Rule 144. Similarly, persons who have beneficially owned restricted Successor common stock or warrants for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be subject to the volume limitation of Rule 144. Under these volume restriction, a holder who is subject to the volume restrictions is entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

●	1% of the total number of Successor shares then outstanding; or

●	the average weekly reported trading volume of Successor common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

For purposes of the volume requirements, sales of Alberton ordinary shares and sales of Successor common stock shall be treated as of the same security. Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

For purposes of the six-month holding period requirement of Rule 144, a person who beneficially owns restricted Successor common stock, will be deemed to have acquired the Successor common stock when the person acquired the Alberton ordinary shares, and a person who owned restricted Successor common stock which was issued pursuant to a cashless exercise of a warrant shall be deemed to have acquired such shares, and the holding period for such shares shall be deemed to have commenced, on the date the warrant was originally issued.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an exception to this prohibition if the following conditions are met:

●	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

●	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

●	the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

●	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company, which, in our case, the Form 10 type information is likely to occur one year after the filing of the definitive proxy statement relating to the Merger).

As of the date of this proxy statement/prospectus, we had [●] ordinary shares outstanding. Of these shares, the 11,487,992 shares sold in our IPO are freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by one of our affiliates within the meaning of Rule 144 under the Securities Act. All of the 2,871,998 Founder Shares owned by our Sponsor, officers, independent directors, and advisor are restricted securities under Rule 144, since they were issued in private transactions not involving a public offering.

The shares of Successor common stock issued to the holders of SolarMax common stock as the Merger Consideration, other than share issued to officers, directors and affiliates of SolarMax are freely transferable upon issuance. Based on a redemption price of $10.77 per share as of November 30, 2020, a total of [●] shares of Successor common stock will be issued to SolarMax stockholders who are not affiliates of Successor.

As of the date of this proxy statement, there are 11,817,752 warrants of Alberton outstanding, consisting of 11,487,992 public warrants originally sold as part of units in Alberton’s IPO and 329,760 private warrants that were issued to our Sponsor in a private sale concurrently with the consummation of Alberton’s IPO. Each warrant is exercisable for one share of our Company Ordinary Shares and upon the effectiveness of the Merger, will be exercised for one share of Successor common stock, all in accordance with the terms of the warrant agreement governing the warrants.

Lock-up Agreements

At closing, the officers, directors, affiliates, 5% stockholders of SolarMax and certain holders of more than 1% of SolarMax’ common stock and the Initial Shareholders of Alberton are to have, at the closing, in effect a lock-up agreement for a period of pursuant to which they each agree not to (1) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, make any short sale or otherwise transfer or dispose of, directly or indirectly, any Successor shares or any securities convertible into, exercisable or exchangeable for or that represent the right to receive Successor shares (including Successor shares which may be deemed to be beneficially owned) by whether now owned or hereafter acquired; (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the signatory’ securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Successor common stock or such other securities, in cash or otherwise; (3) make any demand for or exercise any right with respect to, the registration of any Successor common stock or any security convertible into or exercisable or exchangeable for Successor common stock; or (4) publicly disclose the intention to do any of the foregoing during the lock-up period. The “Lock-Up Period” means (i) for 50% of each signatory’s securities, the period ending on the earlier of (x) six months after the closing of the Merger, and (y) the date on which the closing price of the Alberton Shares equals or exceeds $12.50 per for any 20 trading days within any 30-trading day period commencing after the closing of the Merger and (ii) for the remaining 50% of such Significant Stockholder’s Securities, ending six months after the closing of the Merger.

Listing of Securities

Alberton’s units, common stock, warrants and rights are listed on Nasdaq under the symbols “ALACU,” “ALAC,” “ALACR” and “ALACR,” respectively. At the Closing of the Business Combination, Alberton's units will separate into their component shares of common stock and warrants so that the units and rights will no longer trade separately and the Successor common stock and Successor warrants will trade under the symbols “SMXT” for the common stock and “SMXTW” for the warrants.

BENEFICIAL OWNERSHIP OF SECURITIES of ALBERTON

The following table sets forth information known to Alberton regarding (i) the actual beneficial ownership of our ordinary shares as of the Record Date (pre-Business Combination) and (ii) expected beneficial ownership of our Company Ordinary Shares immediately following the Closing (post-Business Combination), assuming (for illustrative purposes) that none of the public shares of Alberton is redeemed and alternatively, assuming (for illustrative purposes) that approximately 67% of the public shares of Alberton are redeemed, by:

●	each person who is, or is expected to be, the beneficial owner of more than 5% of the outstanding ordinary shares;

●	each of our current executive officers and directors;

●	each person who will (or is expected to) become a named executive officer or director of Alberton post-Business Combination; and

●	all executive officers and directors of Alberton as a group pre-Business Combination and post-Business Combination.

At any time prior to the Alberton Special Meeting, during a period when they are not then aware of any material nonpublic information regarding Alberton or its securities, the Initial Shareholders and/or their affiliates may enter into a written plan to purchase Alberton’s securities pursuant to Rule 10b5-1 of the Exchange Act, and may engage in other public market purchases, as well as private purchases, of securities. See “Risk Factors — Risks Factors Related to the Redomestication and the Business Combination — Our Initial Shareholders and/or their affiliates may enter into agreements concerning our securities prior to the Alberton Special Meeting, which may have the effect of increasing the likelihood of the Closing, decreasing the value of our ordinary shares or reducing the public “float” of our ordinary shares.” The ownership percentages listed below do not include any such shares that may be purchased after the Record Date.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she, or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

The expected beneficial ownership of our ordinary shares pre-Business Combination is based on 4,615,238 Alberton Shares issued and outstanding as of the Record Date and do not take into account : (i) the 11,487,992 public warrants to purchase up to a total of 5,743,996 Alberton Shares, (ii) the 329,760 private warrants to purchase up to a total of 164,880 Alberton Shares, (iii) the 1,414,480 Extension Warrants to purchase up to a total of 707,240 Alberton Shares; (iv) the unit purchase option, held by the underwriters in our IPO, to purchase up to 500,500 shares of Common Stock, 500,500 rights to receive 50,050 shares of Common Stock, and 500,500 warrants to purchase up to a total of 250,250 shares of Common Stock that will remain outstanding following the Business Combination, (v) the issuance of any shares of Common Stock under the Assumed Options and SolarMax convertible notes at the Closing, (vi) any Common Stock or convertible securities issued in a private placement in connection with the Merger, or (vii) cancellation and forfeiture of certain Founder Shares and/or Private Shares owned by the Sponsor.. The expected beneficial ownership with respect to the SolarMax stockholders following the Business Combination assumes that the number of the Consideration Shares that will be issued to the SolarMax stockholders is 27,855,199 (based on a redemption price of $10.77, and subject to adjustment when the final redemption price is determined).

The expected beneficial ownership of Company Ordinary Shares post-Business Combination assuming none of our public shares are redeemed has been determined based upon the following: (i) no Alberton public shareholder has exercised its redemption rights to receive cash from the trust account in exchange for its Alberton Shares, (ii) forfeiture of 644,518 Alberton shares held by the Sponsor and/or other Insiders to pay off the deferred underwriting fee and certain outstanding promissory notes assuming the Redemption Price of $10.77 as of November 30, 2020, (iii) issuance of 1,181,775 Alberton shares in exchange of outstanding Alberton rights; (iv) issuance of 27,855,199 Consideration Shares assuming the Redemption Price of $10.77 as of November 30, 2020, (v) that we have not issued any additional  Alberton Shares and (vi) there will be an aggregate of 33,007,694 Alberton Shares issued  and outstanding immediately following the Closing.

The expected beneficial ownership of Successor common stock post-Business Combination has been determined based on the same assumptions set forth in the above paragraph except a redemption of approximately 67% of Alberton Public Shares outstanding, or 947,032 Public Shares resulting in an aggregate of 32,060,662 Alberton Shares issued and outstanding immediately following the Closing.

Information concerning the stock ownership of SolarMax’ officers, directors and 5% stockholders is set forth under “Principal Stockholders of SolarMax.”

Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to all ordinary shares beneficially owned by them before the Business Combination.

	Number of Shares	%
Name and Address of Beneficial Owners(1)

Hong Ye Hong Kong Shareholding Co., Limited(2)	1,658,319	35.93%
Guan Wang(3)	1,658,319	35.96%
Keqing (Kevin) Liu	958,959	20.78%
Bin (Ben) Wang	494,480	10.71%
John W. Allen(4)	30,000	0.65%
Harry Edelson(5)	30,000	0.65%
William Walter Young(6)	0	-%
Qing S. Huang(7)	0	-%
Peng Gao	0	-%
All directors and executive officers as a group (Six individuals)	3,201,758	69.37%

*	Less than one percent

(1)	Unless otherwise indicated, the business address of each of the individuals is Room 1001, 10/F, Capital Center, 151 Gloucester Road, Wanchai, Hong Kong.

(2)	Guan Wang, the sole shareholder and director of Hong Ye Hong Kong Shareholding Co., Limited, has voting and dispositive power over the shares held by Hong Ye Hong Kong Shareholding Co., Limited.
(3)	Represents shares held by Hong Ye Hong Kong Shareholding Co., Limited. Guan Wang has voting and dispositive power over the shares held by such entity.
(4)	Resigned from his positions as an independent director and the chairman of the compensation committee of the Company on October 19, 2020.
(5)	Resigned from his positions as an independent director and the chairman of audit committee of the Company on October 19, 2020.
(6)	Appointed as an independent director and the chairman of audit committee of the Company on October 20, 2020.
(7)	Appointed as an independent director and the chairman of audit committee of the Company on October 20, 2020.
(8)	Mizuho Financial Group, Inc., Mizuho Bank, Ltd. and Mizuho Americas LLC may be deemed to be indirect beneficial owners of said equity securities directly held by Mizuho Securities USA LLC which is their wholly-owned subsidiary.

The following table sets forth information as to the percentage ownership of Alberton common stock by the directors, officers and 5% stockholders of SolarMax and the Alberton designee for director after giving effect to the issuance of Merger Consideration to the SolarMax stockholders.

	Number of Shares	Assuming No Redemption	Assuming 67% Redemption[2]	Assuming 33% Redemption[2]

Name and Address of Beneficial Owners[1]

David Hsu	2,807,996	8.4%	8.6%	8.5%
Stephen Brown[3]	252,000	*	*	*
Jinxi Lin[4]	2,483,765	7.4%	7.6%	7.5%
Simon Yuan	1,529,999	4.5%	4.7%	4.6%
Wei Yuan Chen	1,224,000	3.6%	3.7%	3.7%
Wen-Ching(Stephen) Yang, Ph.D.[5]	765,000	2.3%	2.3%	2.3%
Lei Zhang, Ph.D.	-	-	-	-
Lei (Stacy) Zhang[6]	-	-	-	-
Changzhou Almaden Co. Ltd.[4]	2,483,765	7.4%	7.6%	7.5%
Ching Liu	1,747,411	5.2%	5.3%	5.2%
Bin Lu7	1,516,090	4.5%	4.6%	4.6%
All directors and executive officers as a group (Six individuals)[3,4,5]	8,915,079	26.4%	27.2%	26.8%

*	Less than 1%

[1]	The percentages are based on 33,618,341 shares of Alberton ordinary shares outstanding, including 27,855,199 ordinary shares issued to the SolarMax stockholders, based on a Redemption Price of $10,77 at November 30, 2020.
[2]	The percentages as adjusted are based on a Redemption Price of $10.77 as of November 30, 2020, and are subject to adjustment based on the final determination of the Redemption Price. The percentages do not give effect to (i) any shares cancelled as a result of the surrender for cancellation of Sponsor Shares as provided in the Merger Agreement and in a loan agreement between the Sponsor and SolarMax and (ii) any shares issued in a private placement.
[3]	Represents an option to purchase 252,000 shares of common stock.
[4]	The shares beneficially owned by Jinxi Lin represent the 6,000,000 shares owned by AMD, of which Mr. Lin is chairman and chief executive officer and has the right to vote and dispose of the shares. The address for Mr. Lin and AMD is No. 639, Qinglong East Road, Changzhou, Jiangsu, China.
[5]	Includes 588,000 shares of common stock owned by Dr. Yang’s wife, as to which he disclaims beneficial interest.
[6]	[●] is Alberton’s designee as a director of Alberton upon completion of the Merger, and is not a stockholder of SolarMax prior to the Merger.
[7]	The address for Bin Lu is Room 402, Floor 4, No. 558 Tongxie Rd., Shanghai, China

Except as otherwise indicated each person has the sole power to vote and dispose of all shares of common stock listed opposite his or her name. Each person is deemed to own beneficially shares of common stock that are issuable upon exercise of warrants or upon conversion of convertible securities if they are exercisable or convertible within 60 days of Feburary 5, 2021. Options held by Mr. Hsu, Ms. Liu and Mr. Yuan are not reflected in the table since they are not exercisable within 60 days of Feburary 5, 2021, and are described under “SolarMax Executive Compensation – Outstanding Equity Awards.”

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS of alberton

Alberton Related Person Transactions

In August 2018, in connection with our organization we issued 1,725,000 Class B ordinary shares to our initial shareholders, of which an aggregate of 1,650,000 Class B ordinary shares were issued for an aggregate purchase price of $17,250 or 0.010454545 per share, and an aggregate of 75,000 Class B ordinary shares were issued for services rendered. On September 10, 2018, we issued an additional 1,150,000 Class B ordinary shares to our initial shareholders, of which an aggregate of 1,135,000 Class B ordinary shares were issued for an aggregate purchase price of $2,300 or approximately 0.00202643 per share, and an aggregate of 15,000 Class B ordinary shares were issued for services rendered. On September 14, 2018, our initial shareholders converted all of their Class B ordinary shares, constituting all of the outstanding Class B ordinary shares of Alberton, into Class A ordinary shares and, immediately thereafter, Alberton amended and restated its Memorandum and Articles of Association to eliminate the Class B ordinary shares and re-designate the Class A ordinary shares as “ordinary shares.” As a result, Alberton currently has only one class of ordinary shares. As a result, as of September 14, 2018, our initial shareholders held 2,875,000 founder shares (up to 375,000 of which were subject to forfeiture if the underwriters’ over-allotment option was not exercised in full). On November 20, 2018, the underwriters partially exercised the over-allotment option (as described in detail below), and therefore, an aggregate of 3,002 founder shares held by our initial shareholders were forfeited.

The founder shares are identical to the ordinary shares included in the units being sold in the IPO. However, the holders of founder shares have agreed (A) to vote their founder shares (as well as any public shares acquired in or after the IPO) in favor of the Business Combination, (B) not to propose, or vote in favor of, an amendment to the Memorandum and Articles of Association, prior to a business combination, to affect the substance or timing of Alberton’s obligation to redeem all public shares if it cannot complete an business combination within 12 months (or 15 or 18 months, as applicable) of the closing of this proposed offering, unless Alberton provides public shareholders an opportunity to redeem their public shares, (C) not to convert any shares in connection with a shareholder vote to approve the Business Combination or any amendment to our charter documents prior to consummation of an initial business combination or sell any shares to us in a tender offer in connection with the Business Combination and (D) that the founder shares shall not participate in any liquidating distribution from the trust account upon winding up if a business combination is not consummated. Additionally, all of the founder shares outstanding prior to the IPO will be placed in escrow with Continental Stock Transfer & Trust Company, as escrow agent, until (1) with respect to 50% of the founder shares, the earlier of six months after the date of the consummation of our initial business combination and the date on which the closing price of our ordinary shares equals or exceeds $12.50 per share (as adjusted for share splits, share capitalizations, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing after our initial business combination and (2) with respect to the remaining 50% of the founder shares, six months after the date of the consummation of our initial business combination, or earlier, in either case, if, subsequent to our initial business combination, we consummate a liquidation, merger, share exchange or other similar transaction which results in all of our shareholders having the right to exchange their shares for cash, securities or other property. The limited exceptions include transfers, assignments or sales (i) to our initial shareholders, officers, directors, consultants or their affiliates, (ii) to an initial shareholder’s members upon its liquidation, (iii) to relatives and trusts for estate planning purposes, (iv) by virtue of the laws of descent and distribution upon death, (v) pursuant to a qualified domestic relations order, (vi) to us for no value for cancellation in connection with the consummation of our initial business combination, or (vii) in connection with the consummation of our initial business combination, by private sales at prices no greater than the price at which the shares were originally purchased, in each case (except for clause (vi) or with our prior consent) where the transferee agrees to the terms of the escrow agreement and to be bound by these transfer restrictions.

Simultaneously with the closing of the IPO, Hong Ye purchased, pursuant to written subscription agreements with us, 300,000 private units (for a total purchase price of $ 3,000,000) from us. In addition, simultaneously with the sale of the over-allotment units, Hong Ye purchased from us at a price of $10.00 per private unit an additional 29,760 private units (for a total purchase price of $297,600).

The private units are identical to the units sold in the IPO except that the private warrants will be non-redeemable and may be exercised on a cashless basis, in each case so long as they continue to be held by our sponsor or its permitted transferees. Additionally, because the private units will be issued in a private transaction, our sponsor and its permitted transferees will be allowed to exercise the private warrants for cash even if a registration statement covering the ordinary shares issuable upon exercise of such warrants is not effective and receive unregistered ordinary shares. The purchasers of the private units have agreed (a) to vote their private shares (representing the ordinary shares underlying the private units) and any public shares in favor of a business combination, (b) not to propose, or vote in favor of, an amendment to the Memorandum and Articles of Association, prior to a business combination, to affect the substance or timing of Alberton’s obligation to redeem all public shares if it cannot complete an business combination within 12 months (or 15 or 18 months, as applicable) of the closing of this proposed offering, unless Alberton provides public shareholders an opportunity to redeem their public shares, (c) not to redeem any private shares into the right to receive cash from the Trust Account in connection with a shareholder vote to approve a business combination or sell their shares to Alberton in a tender offer in connection with a business combination, and (d) that the private shares shall not participate in any liquidating distribution upon winding up if a business combination is not consummated. The purchasers of the private units also agreed not to transfer, assign or sell any of the private units or underlying securities (except to the same permitted transferees as the founder shares and provided the transferees agree to the same terms and restrictions as the permitted transferees of the founder shares must agree to, each as described above) until the completion of our initial business combination.

If the private warrants are held by holders other than the initial purchasers or any of their permitted transferees, the private warrants will be redeemable by us and exercisable by the holders on the same basis as the warrants included in the units being sold in the IPO. In the event of a liquidation prior to our initial business combination, all of our warrants and rights, including the private warrants and rights will be worthless.

As of June 30, 2020, our initial shareholders own an aggregate of 2,871,998 ordinary shares of Alberton.

In order to meet our working capital needs following the consummation of the initial public offering, our initial shareholders, officers and directors or their affiliates may, but are not obligated to, loan us funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion. Each working capital loan would be evidenced by a promissory note. The working capital notes would either be paid upon consummation of our initial business combination, without interest, or, at holder’s discretion, up to $1,500,000 of the notes may be converted into units at a price of $10.00 per unit. These units would be identical to the private units. In the event that the initial business combination does not close, we may use a portion of the working capital held outside the trust account to repay such loaned amounts, but no proceeds from our trust account would be used for such repayment.

The holders of our founder shares issued and outstanding prior to the initial public offering, as well as the holders of the private units and the units our initial shareholders, officers, directors or their affiliates may be issued in payment of working capital loans made to us (and all underlying securities), will be entitled to certain registration rights. The holders of a majority of these securities are entitled to make up to two demands that we register such securities. The holders of the majority of the founder shares can elect to exercise these registration rights at any time commencing three months prior to the date on which these founder shares are to be released from escrow. The holders of a majority of the private units and units issued in payment of working capital loans made to us (or underlying securities) can elect to exercise these registration rights at any time after we consummate a business combination. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to our consummation of a business combination. We will bear the expenses incurred in connection with the filing of any such registration statements.

Prior to June 30, 2018, Hong Ye advanced HK$22,000, (equivalent to US$2,818) to pay for the legal expenses associated with the business registration. On September 5, 2018, Hong Ye advanced Alberton an additional HK$ 1,985 (equivalent to US$256) for bank service charge. Alberton has repaid the Sponsor $2,818 and $256 on July 6, 2018 and December 28, 2018, respectively. On October 19, 2018, Hong Ye advanced Alberton an additional $71,000 for costs associated with the initial public offering. Such advances were non-interest bearing and have been repaid by Alberton on November 15, 2018.

On July 6, 2018, we issued an unsecured promissory note to Guan Wang, a member of our board of directors, pursuant to which we borrowed aggregate principal amount of $300,000. The note is non-interest bearing and payable on the consummation of our initial business combination.

As of June 30, 2020, $2,379, which represents the amount in excess of the aggregate private units purchase price, has not been returned to Hong Ye.

Hong Ye, an entity solely owned by Guan Wang, has agreed that, commencing on August 1, 2018 and terminating upon completion of our initial business combination or the distribution of the trust account to our public shareholders, it will make available to us certain general and administrative services, including office space and utilities services, as we may require from time to time. We have agreed to pay Hong Ye $1,000 per month for these services. We believe, based on rents and fees for similar services, that the fee charged by Hong Ye is at least as favorable as we could have obtained from an unaffiliated person.

Other than the $1,000 per month administrative fee, the $290,000 payment to White and Williams LLP (an affiliate of our director) for its legal services to Alberton in connection with the IPO and other payments to such firm for legal services (including with respect to periodic filings) prior to the initial business combination and the repayment of $300,000 of non-interest bearing loans described above, no compensation or fees of any kind, including finder’s fee, consulting fees and other similar fees, will be paid to our initial shareholders, members of our management team or their respective affiliates, for services rendered prior to, or in order to effectuate the consummation of, our initial business combination (regardless of the type of transaction that it is). However, such individuals will receive reimbursement for any out-of-pocket expenses incurred by them in connection with activities on our behalf, such as identifying potential target businesses, performing business due diligence on suitable target businesses and business combinations as well as traveling to and from the offices, plants or similar locations of prospective target businesses to examine their operations. There is no limit on the amount of out-of-pocket expenses reimbursable by us.

On September 18, 2019, we issued an unsecured promissory note in the aggregate principal amount of $1,148,800 to Global Nature, pursuant to which the period of time Alberton has to consummate an initial business combination has been extended by three months from October 25, 2019 to January 24, 2020. The note is non-interest bearing and is subject to certain repayment schedule as set forth therein.

On December 3, 2019, we issued an unsecured promissory note in the aggregate principal amount of $500,000 to Global Nature in connection with the Business Combination as working capital. The note is non-interest bearing and is subject to certain repayment schedule as set forth therein.

On January 23, 2020, we deposited $1,148,800 into the trust account to extend the time available for us to complete a business combination from January 24, 2020 to April 27, 2020. The extension deposit was partially funded from a $780,000 loan provided by the Sponsor and partially from a $368,800 from Alberton’s working capital. In connection with the loan provided by the Sponsor, Alberton issued a promissory note (the “Sponsor Note”) to the Sponsor in the aggregate principal amount of $780,000. The Sponsor Note is non-interest bearing and is payable on the date on which Alberton consummates its initial business combination. The sponsor, however, has the right to convert the Sponsor Note, in whole or in part, into Alberton’s private units, as described in the public offering prospectus we filed with the Securities and Exchange Commission on October 24, 2018, file No. 333-227652.

On April 17, 2020, Alberton issued an unsecured promissory note in the aggregate principal amount of $500,000 (the “AMC Note”) to Qingdao Zhongxin Huirong Distressed Asset Disposal Co, Ltd. (“AMC Sino”), a PRC company based in Qingdao, China, its registered assignees or successor in interest (the “Payee”). The AMC Note was issued in connection with a non-binding letter of intent entered into by and between us and Zhongxin AmcAsset Limited (“AmcAsset”), a holding company incorporated in the British Virgin Islands, to consummate a potential business combination with AmcAsset. The AMC Note is non-interest bearing and is payable on the date on which we consummate its initial business combination with Payee or another qualified target company, subject to certain mandatory repayment arrangement set forth in the AMC Note. The principal balance may be prepaid at any time without penalty. As of the date hereof, AMC Sino effected only $100,000 to Alberton.

SolarMax Related Person Transactions

See “Certain Relationships and Related Party Transactions of SolarMax”

Policies and Procedures for Related Person Transactions

Effective upon the Closing, our board of directors will adopt a written related person transaction policy that will set forth the policies and procedures for the review and approval or ratification of related person transactions. Our policy will require that a “related person” (as defined in paragraph (a) of Item 404 of Regulation S-K) must promptly disclose to our general counsel any “related person transaction” (defined as any transaction that is reportable by us under Item 404(a) of Regulation S-K in which we are or will be a participant and the amount involved exceeds $120,000 and in which any related person has or will have a direct or indirect material interest) and all material facts with respect thereto. The general counsel will promptly communicate such information to our Audit Committee or another independent body of our board of directors. No related person transaction will be entered into without the approval or ratification of our Audit Committee or another independent body of our board of directors. It is our policy that directors interested in a related person transaction will recuse themselves from any such vote. Our policy does not specify the standards to be applied by our Audit Committee or another independent body of our board of directors in determining whether to approve or ratify a related person transaction, although such determinations will be made in accordance with Nevada Restated Statues.

PRICE RANGE OF SECURITIES AND DIVIDENDS

Alberton

Price Range of Alberton Securities

Our units, ordinary shares, rights, and warrants are each traded on the Nasdaq Capital Market under the symbols “ALACU,” “ALAC,” “ALACR,” and “ALACW,” respectively. Our units commenced public trading on October 24, 2018, and our ordinary shares, rights, and warrants commenced public trading on November 21, 2018.

On December 18, 2020, our units had a closing price of $12.99 per unit, our ordinary shares had a closing price of $10.96 per share, our warrants had a closing price of $0.79 per warrant, and our rights had a closing price of $0.40 per right, respectively.

Dividend Policy of Alberton

We have not paid any cash dividends on our ordinary shares to date and do not intend to pay cash dividends prior to the completion of the Business Combination. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of the Business Combination. The payment of any dividends subsequent to a business combination will be within the discretion of our board of directors at such time. It is the present intention of our board of directors to retain all earnings, if any, for use in our business operations and, accordingly, our board of directors does not anticipate declaring any dividends in the foreseeable future. In addition, our board of directors is not currently contemplating and does not anticipate declaring any share dividends in the foreseeable future. Further, if we incur any indebtedness, our ability to declare dividends may be limited by restrictive covenants we may agree to in connection therewith.

SolarMax

Price Range of SolarMax Securities

Historical market price information regarding SolarMax is not provided because there is no public market for SolarMax’ capital stock.

SolarMax has not paid any cash dividends during the past three years.

As of the date of this proxy statement/prospectus, SolarMax has 46 stockholders.

Combined Company

Dividend Policy

Neither Alberton nor SolarMax has paid or declared any cash dividends on its common stock, and we do not anticipate that Successor will pay any cash dividends on its common stock in the foreseeable future. Successor intends to retain all available funds and any future earnings to fund the development and expansion of its business. Any future determination to pay dividends will be at the discretion of the board of directors and will depend upon a number of factors, including results of operations, financial condition, future prospects, contractual restrictions, restrictions imposed by applicable law and lenders and other factors our board of directors deems relevant.

Each of SolarMax’ China subsidiaries may only distribute dividends after making funding certain statutory reserves, consisting of the statutory surplus reserve and discretionary surplus reserve, based on their after-tax net income determined in accordance with PRC GAAP. Appropriation to the statutory surplus reserve for each entity should be at least 10% of the after-tax net income determined in accordance with the PRC GAAP until the reserve is equal to 50% of such entity’s registered capital. We anticipate that our PRC subsidiaries will require any available cash for the development of their businesses. Certain of our project subsidiaries have covenants in their financing agreements that restrict the payment of dividends.

LEGAL MATTERS

The validity of the securities of the Successor to be issued in connection with the Redomestication and the Business Combination will be passed upon for the Registrant by Hunter Taubman Fischer & Li, LLC (“HTFL”). HTFL is acting as U.S. counsel to Alberton in connection with the Redomestication and the Business Combination and Ogier, is acting as the British Virgin Islands counsel to Alberton in connection with the Redomestication and the Business Combination. AllBright Law Offices is acting as PRC counsel to SolarMax in connection with PRC laws and regulation regarding SolarMax.

EXPERTS

Friedman LLP, an independent registered public accounting firm, has audited Alberton’s financial statements as of December 31, 2019 and 2018, and for the year ended December 31, 2019 and for the period from February 16, 2018 (inception) to December 31, 2018 as set forth in its report included in this proxy statement/prospectus. Alberton’s financial statements as of December 31, 2019 and 2018, and for the year ended December 31, 2019 and for the period from February 16, 2018 (inception) to December 31, 2018, included in this proxy statement/prospectus have been so included in reliance on the report of Friedman LLP, given on the authority of said firm as experts in auditing and accounting.

Marcum LLP, an independent registered public accounting firm, has audited SolarMax’ consolidated financial statements as of December 31, 2019 and 2018 and for the years ended December 31, 2019 and 2018 as set forth in its report included in this proxy statement/prospectus. SolarMax’ consolidated financial statements as of December 31, 2019 and 2018 and for the years then ended, included in this proxy statement/prospectus have been so included in reliance on the report of Marcum LLP, given on the authority of said firm as experts in auditing and accounting.

Certain information concerning the laws of the PRC is included in this prospectus in reliance of the opinion of AllBright Law Offices, Shanghai, China, who are licensed attorneys in the PRC.

APPRAISAL RIGHTS

Appraisal rights are not available to the holders of Alberton ordinary shares or SolarMax common stock in connection with the Business Combination.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS

Pursuant to the rules of the SEC, Alberton and the services that it employs to deliver communications to its shareholders are permitted to deliver to two or more shareholders sharing the same address a single copy of each of Alberton’s annual report to shareholders and Alberton’s joint proxy statement/prospectus. Upon written or oral request, Alberton will deliver a separate copy of the annual report to shareholder and/or joint proxy statement/prospectus to any shareholder at a shared address to which a single copy of each document was delivered and who wishes to receive separate copies of such documents. Shareholders receiving multiple copies of such documents may likewise request that Alberton deliver single copies of such documents in the future. Shareholders receiving multiple copies of such documents may request that Alberton deliver single copies of such documents in the future. Shareholders may notify Alberton of their requests by calling or writing Alberton at Room 1001, 10/F, Capital Center 151 Gloucester Road, Wanchai, Hong Kong. (if before the Business Combination) or SolarMax at 3080 12th Street, Riverside, California 92507 (if after the Business Combination).

TRANSFER AGENT

The transfer agent for Alberton’s securities is Continental Stock Transfer & Trust Company.

SUBMISSION OF SHAREHOLDER PROPOSALS of ALBERTON

Our board of directors is aware of no other matter that may be brought before the Alberton Special Meeting. Under British Virgin Islands law, only business that is specified in the notice of Meeting to shareholders may be transacted at the Alberton Special Meeting.

FUTURE SHAREHOLDER PROPOSALS

If the Business Combination is completed, you will be entitled to attend and participate in Successor’s annual meetings of shareholders. If we hold a 2021 annual meeting of shareholders, we will provide notice of or otherwise publicly disclose the date on which the 2021 annual meeting will be held. If the 2021 annual meeting of shareholders is held, shareholder proposals will be eligible for consideration by the directors for inclusion in the proxy statement for the Company’s 2021 annual meeting of shareholders in accordance with Rule 14a-8 under the Exchange Act.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements, and other information with the SEC as required by the Exchange Act. You can read Alberton’s SEC filings, including this proxy statement as well as our Annual Report on Form 10-K for the year ended December 31, 2018, over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file with the SEC at the SEC public reference room located at 100 F Street, N.E., Room 1580 Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of the materials described above at prescribed rates by writing to the SEC, Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549.

If you would like additional copies of this proxy statement or if you have questions about the Business Combination or the proposals to be presented at the Alberton Special Meeting, you should contact us by telephone or in writing:

Alberton Acquisition Corporation

Room 1001, 10/F, Capital Center

151 Gloucester Road, Wanchai, Hong Kong

Attn: [●]
Email: [●]

If you are a shareholder of Alberton and would like to request documents, please do so by contacting Alberton’s transfer agent: Continental Stock Transfer & Trust Company, by calling (212)-845-3240, or by forwarding a written request addressed to Continental Stock Transfer & Trust Company, 1 State Street 30th Floor, New York, NY 10004-1561, in order to receive them before the Alberton Special Meeting. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt means.

If you are a stockholder of SolarMax and would like to request documents, please do so by contacting:

Stephen Brown, Chief Financial Officer

SolarMax Technology, Inc.

3080 12th Street

Riverside, California 92507

Email: sbrown@solarmaxtech.com

If you request any documents from us, we will mail them to you by first class mail, or another equally prompt means.

All information contained in this proxy statement relating to Alberton has been supplied by Alberton, and all such information relating to SolarMax has been supplied by SolarMax. Information provided by either Alberton or SolarMax does not constitute any representation, estimate, or projection of any other party.

This document is a proxy statement of Alberton for the Alberton Special Meeting. And a proxy statement for SolarMax for the SolarMax Special Meeting. Neither Alberton nor SolarMax has authorized anyone to give any information or make any representation about the Business Combination, Alberton, or SolarMax that is different from, or in addition to, that contained in this proxy statement. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement speaks only as of the date of this proxy statement, unless the information specifically indicates that another date applies.

INDEX TO FINANCIAL STATEMENTS

Page
Alberton Acquisition Corporation
Condensed Balance Sheets at September 30, 2020 and December 31, 2019 (unaudited)	F-2
Condensed Statements of Operations for the nine months ended September 30, 2020 and 2019 (unaudited)	F-3
Condensed Statements of Changes in Shareholders’ Equity for the nine months ended September 30, 2020 and 2019 (unaudited)	F-4
Condensed Statements of Cash Flows for the nine months ended September 30, 2020 and 2019 (Unaudited)	F-5
Notes to Condensed Financial Statements (Unaudited)	F-6

Report of Independent Public Accounting Firm	F-19
Balance Sheets at December 31, 2019 and 2018	F-20
Statements of Operations for the year ended December 31, 2019 and the period from February 16, 2018 (inception) through December 31, 2018	F-21
Statements of Changes in Shareholders’ Equity for the year ended December 31, 2019 and the period from February 16, 2018 (inception) through December 31, 2018	F-22
Statements of Cash Flows for the year ended December 31, 2019 and the period from February 16, 2018 (inception) through December 31, 2018	F-23
Notes to Financial Statements	F-24

SolarMax Technology, Inc.
Condensed Consolidated Balance Sheets as of September 30, 2020 and December 31, 2019 (Unaudited)	F-37
Condensed Consolidated Statements of Operations for the nine months ended September 30, 2020 and 2019 (Unaudited)	F-39
Condensed Consolidated Statements of Comprehensive Income (Loss) for the nine months ended September 30, 2020 and 2019 (Unaudited)	F-40
Condensed Consolidated Statements of Changes in Stockholders’ Equity (Deficit) for the nine months ended September 30, 2020 and 2019 (Unaudited)	F-41
Condensed Consolidated Statements of Cash Flows for the nine months ended September 30, 2020 and 2019 (Unaudited)	F-42
Notes to Condensed Consolidated Financial Statements (Unaudited)	F-44

Report of Independent Registered Accounting Firm	F-83
Consolidated Balance Sheets at December 31, 2019 and 2018	F-84
Consolidated Statements of Operations for the years ended December 31, 2019 and 2018	F-86
Consolidated Statements of Comprehensive Income (Loss) for the years ended December 31, 2019 and 2018	F-87
Consolidated Statements of Changes in Stockholders’ Equity for the years ended December 31, 2019 and 2018	F-88
Consolidated Statements of Cash Flows for the years ended December 31, 2019 and 2018	F-89
Notes to Consolidated Financial Statements	F-91
Supplemental Schedules	F-144
Condensed Financial Information of Parent for the years ended December 31, 2019 and 2018	F-145

ALBERTON ACQUISITION CORPORATION

CONDENSED BALANCE SHEETS

	September 30,	December 31,
	2020	2019
	(unaudited)
Assets
Cash	$1,595	$477,154
Prepaid assets	19,385	8,333
Total Current Assets	20,980	485,487

Cash and investments held in Trust Account	15,174,028	119,045,327
Total assets	$15,195,008	$119,530,814

Liabilities and Shareholders’ Equity
Accounts payable and accrued expenses	$187,604	$13,699
Due to related party	205,000	—
Promissory notes	1,868,800	1,648,800
Promissory note - related party	1,080,000	300,000
Total current liabilities	3,341,404	1,962,499

Deferred underwriting compensation	4,020,797	4,020,797
Total Liabilities	7,362,201	5,983,296

Commitments and Contingencies

Ordinary shares subject to possible redemption, 264,008 and 10,477,559 shares at September 30, 2020 and December 31, 2019 (at conversion value of $10.73 and $10.36 per share), respectively	2,832,801	108,547,510

Shareholders’ Equity:
Preferred shares, no par value; 100,000,000 shares authorized; no shares issued and outstanding	—	—
Ordinary shares, no par value; 300,000,000 shares authorized; 4,352,230 and 4,212,191 shares (excluding 264,008 and 10,477,559 shares subject to possible redemption) at September 30, 2020 and December 31, 2019, respectively	2,403,530	2,567,939
Retained earnings	2,596,476	2,432,069
Total shareholders’ equity	5,000,006	5,000,008

Total Liabilities and Shareholders’ Equity	$15,195,008	$119,530,814

The accompanying notes are an integral part of these unaudited condensed financial statements.

ALBERTON ACQUISITION CORPORATION

CONDENSED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019

Operating costs	$100,347	$80,795	$395,447	$371,681
Loss from operations	(100,347)	(80,795)	(395,447)	(371,681)

Other income
Interest income – bank	3	146	835	598
Interest income	380	617,233	559,019	1,999,894
Total other income	383	617,379	559,854	2,000,492

Net (loss) income	$(99,964)	$536,584	$164,407	$1,628,811
Less: income attributable to ordinary shares subject to possible redemption	(71)	(568,780)	(104,313)	(1,842,902)
Adjusted net (loss) income	$(100,035)	$(32,196)	$60,094	$(214,091)

Basic and diluted weighted average shares outstanding (1)	4,339,562	4,104,181	4,292,420	4,095,763

Basic and diluted adjusted net (loss) income per ordinary share	$(0.02)	$(0.01)	$0.01	$(0.05)

(1)	Excludes an aggregate of up to 264,008 and 10,586,284 ordinary shares subject to possible redemption at September 30, 2020 and 2019, respectively.

The accompanying notes are an integral part of these unaudited condensed financial statements.

ALBERTON ACQUISITION CORPORATION

CONDENSED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

(UNAUDITED)

 THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2020

	Ordinary Shares		Retained	Shareholders’
	Shares	Capital	Earnings	Equity

Balance – January 1, 2020	4,212,191	$2,567,939	$2,432,069	$5,000,008

Change in ordinary shares subject to possible redemption	112,797	(386,139)	—	(386,139)

Net income	—	—	386,140	386,140
Balance – March 31, 2020	4,324,988	2,181,800	2,818,209	5,000,009

Change in ordinary shares subject to possible redemption	14,574	121,769	—	121,769

Net loss	—	—	(121,769)	(121,769)
Balance – June 30, 2020	4,339,562	2,303,569	2,696,440	5,000,009

Change in ordinary shares subject to possible redemption	12,668	99,961	—	99,961

Net loss	—	—	(99,964)	(99,964)
Balance – September 30, 2020	4,352,230	$2,403,530	$2,596,476	$5,000,006

THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2019

	Ordinary Shares		Retained	Shareholders’
	Shares	Capital	Earnings	Equity

Balance – January 1, 2019	4,086,448	$4,658,296	$341,708	$5,000,004

Change in ordinary shares subject to possible redemption	10,018	(535,015)	—	(535,015)

Net income	—	—	535,012	535,012
Balance – March 31, 2019	4,096,466	4,123,281	876,720	5,000,001

Change in ordinary shares subject to possible redemption	7,715	(557,213)	—	(557,213)

Net income	—	—	557,215	557,215
Balance – June 30, 2019	4,104,181	3,566,068	1,433,935	5,000,003

Change in ordinary shares subject to possible redemption	(715)	(536,579)	—	(536,579)

Net income	—	—	536,584	536,584

Balance – September 30, 2019	4,103,466	$3,029,489	$1,970,519	$5,000,008

The accompanying notes are an integral part of these unaudited condensed financial statements.

ALBERTON ACQUISITION CORPORATION

CONDENSED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Nine Months Ended September 30,
	2020	2019

Cash Flows from Operating Activities:
Net income	$164,407	$1,628,811
Adjustments to reconcile net income to net cash used in operating activities:
Interest earned on investments held in Trust Account	(559,019)	(1,999,894)
Changes in current assets and current liabilities:
Prepaid assets	(11,052)	13,762
Accounts payable and accrued expenses	173,905	(4,414)
Due to related party	205,000	(2,379)
Net cash used in operating activities	(26,759)	(364,114)

Cash Flows from Investing Activities:
Purchase of investments held in Trust Account	(1,448,800)	—
Cash withdrawn from Trust Account to pay redeeming stockholders	105,879,118	—
Net cash provided by investing activities	104,430,318	—

Cash Flows from Financing Activities:
Proceeds from promissory note – related party	780,000	—
Proceeds from promissory notes	220,000	1,148,000
Redemption of ordinary shares	(105,879,118)	—
Net cash (used in) provided by financing activities	(104,879,118)	1,148,000

Net Increase (Decrease) in Cash	(475,559)	784,686
Cash – Beginning of the period	477,154	452,409
Cash – Ending of period	$1,595	$1,237,095

Supplemental Disclosure of Non-Cash Financing Activities:
Change in value of ordinary shares subject to possible redemption	$164,409	$1,628,807

The accompanying notes are an integral part of these unaudited condensed financial statements.

ALBERTON ACQUISITION CORPORATION

NOTES TO CONDENSED FINANCIAL STATEMENTS

SEPTEMBER 30, 2020

(UNAUDITED)

Note 1 — Organization and Business Operations

Organization and General

Alberton Acquisition Corporation (the “Company”) is a blank check company incorporated on February 16, 2018, under the laws of British Virgin Islands for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities (a “Business Combination”). The Company’s efforts to identify a prospective target business are not limited to an industry or geographic location.

As of September 30, 2020, the Company had not yet commenced any operations. The Company has selected December 31 as its fiscal year end.

The Company has one subsidiary, Alberton Merger Subsidiary Inc., a wholly owned subsidiary of the Company incorporated in Nevada on October 16, 2020 (“Merger Sub”).

Financing

The registration statement for the Company’s initial public offering (the “Initial Public Offering” as described in Note 3) was declared effective by the United States Securities and Exchange Commission (“SEC”) on October 23, 2018. On October 26, 2018, the Company consummated the Initial Public Offering of 10,000,000 units at $10.00 per unit (“Units” or “Public Units” and, with respect to the ordinary shares included in the Public Units offered, the “Public Shares”), generating gross proceeds of $100,000,000, which is described in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 300,000 units (the “Private Units”) at a price of $10.00 per Unit in a private placement to the Company’s sponsor, Hong Ye Hong Kong Shareholding Co., Limited (the “Sponsor”), generating gross proceeds of $3,000,000, which is described in Note 4.

On November 20, 2018, the underwriters exercised the over-allotment option in part and purchased 1,487,992 Public Units, which were sold at an offering price of $10.00 per Unit, generating gross proceeds of $14,879,920. Simultaneously with the sale of the over-allotment Public Units, the Company consummated the private placement of an additional 29,760 Private Units at a price of $10.00 per Unit, generating total additional gross proceeds of $297,600.

Trust Account

Following the closing of the Initial Public Offering on October 26, 2018, an amount of $100,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Public Units in the Initial Public Offering and the Private Units was placed in a trust account (“Trust Account”). Following the closing of underwriters’ exercise of over-allotment option on November 20, 2018, an additional $14,879,920 of net proceeds ($10.00 per Unit) was placed in the Trust Account, bringing the aggregate proceeds held in the Trust Account to $114,879,920.

On April 23, 2020, the Company filed an amendment to its Articles of Association with the Registrar of the British Virgin Islands to extend the time that it needs to complete an initial Business Combination from April 27, 2020 to October 26, 2020 or such an earlier date as determined by its board of directors (the “Extension”). In connection with the Extension, shareholders holding 10,073,512 public shares exercised their right to redeem such shares for a pro rata portion of the Trust Account. As a result, an aggregate of $105,879,118 (or $10.51 per share) was removed from the Trust Account to pay such shareholders.

On October 26, 2020, the Company filed an amendment to its Articles of Association with the Registrar of the British Virgin Islands to extend the time that it needs to complete an initial Business Combination from October 26, 2020 to April 26, 2021 or such an earlier date as determined by its board of directors (the “Second Extension”). In connection with the Second Extension, shareholders holding 1,000 public shares exercised their right to redeem such shares for a pro rata portion of the Trust Account. As a result, an aggregate of $10,770 (or $10.77013 per share) was removed from the Trust Account to pay such shareholders.

The funds in the Trust Account are invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 180 days or less or in any open-ended investment company that holds itself out as a money market fund meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the consummation of a Business Combination or (ii) the Company’s failure to consummate a Business Combination by April 27, 2020 (the “Combination Period”). Placing funds in the Trust Account may not protect those funds from third party claims against the Company. Although the Company will seek all vendors, service providers, prospective target businesses or other entities it engages, to execute agreements with the Company waiving any claim of any kind in or to any monies held in the Trust Account, there is no guarantee that such persons will execute such agreements. The remaining net proceeds (not held in the Trust Account) may be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses. Additionally, the interest earned on the Trust Account balance may be released to the Company to pay the Company’s tax obligations.

ALBERTON ACQUISITION CORPORATION

NOTES TO CONDENSED FINANCIAL STATEMENTS

SEPTEMBER 30, 2020

(UNAUDITED)

Business Combination

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the Private Units, although substantially all the net proceeds are intended to be generally applied toward consummating a Business Combination. The Company’s Business Combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account (excluding any deferred underwriter’s fees and taxes payable on the income earned on the Trust Account), which the Company refers to as the 80% test, at the time of the signing of an agreement to enter into a Business Combination. However, the Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to successfully effect a Business Combination. If less than 100% of the equity interests or assets of a target business or businesses are owned or acquired by the post-transaction company, the portion of such business or businesses that is owned or acquired is what will be valued for purposes of the 80% test.

The Company will provide its shareholders with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The shareholders will be entitled to redeem their shares for a pro rata portion of the amount then on deposit in the Trust Account ($10.00 per share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations).

The Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and a majority of the issued and outstanding shares voted are voted in favor of the Business Combination. If a shareholder vote is not required by law and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to Amended and Restated Memorandum and Articles of Association, conduct the redemptions pursuant to the tender offer rules of the Securities and Exchange Commission (“SEC”), and file tender offer documents with the SEC prior to completing a Business Combination. If, however, a shareholder approval of the transaction is required by law, or the Company decides to obtain shareholder approval for business or other legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks shareholder approval in connection with a Business Combination, the Initial Shareholders (defined in Note 5 - Related Party Transactions) have agreed to vote their initial shares and private shares, as well as any Public Shares acquired in or after the Initial Public Offering, in favor of any proposed Business Combination. Additionally, each public shareholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction.

The amount in the Trust Account (less the aggregate nominal par value of the shares of the Company’s public shareholders) under the Companies Law will be treated as share premium which is distributable under the Companies Law provided that immediately following the date on which the proposed distribution is proposed to be made, the Company is able to pay the debts as they fall due in the ordinary course of business. If the Company is forced to liquidate the Trust Account, the public shareholders would be distributed the amount in the Trust Account calculated as of the date that is two days prior to the distribution date (including any accrued interest).

The Initial Shareholders have agreed to (i) vote their insider shares (as well as any Public Shares acquired in or after the Initial Public Offering) in favor of any proposed Business Combination, (ii) waive their conversion rights with respect to their initial share (as well as any other shares acquired in or after the Initial Public Offering) in connection with the consummation of a Business Combination, (iii) waive their rights to liquidating distributions from the Trust Account with respect to their initial shares if the Company fails to consummate a Business Combination within the Combination Period, and (iv) not propose an amendment to the Company’s Amended and Restated Memorandum and Articles of Association that would affect the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if the Company does not complete a Business Combination, unless the Company provides the public shareholders with the opportunity to redeem their shares in conjunction with any such amendment.

ALBERTON ACQUISITION CORPORATION

NOTES TO CONDENSED FINANCIAL STATEMENTS

SEPTEMBER 30, 2020

(UNAUDITED)

Liquidation

The Company initially had until October 26, 2019 to consummate a Business Combination, however, if the Company anticipated that it would not be able to consummate a Business Combination by such deadline, it could extend the period to consummate a Business Combination by an additional six months (for a total of up to 18 months to complete a Business Combination). Pursuant to the terms of the Company’s Amended and Restated Memorandum and Articles of Association and the trust agreement entered into between the Company and Continental Stock Transfer & Trust Company, in order to extend the time available for the Company to consummate the Business Combination, the Company’s insiders or their affiliates or designees, upon five days advance notice prior to each applicable deadline, must deposit into the Trust Account $1,148,799 on or prior to the date of such applicable deadline.

On October 18, 2019, the Company deposited $1,148,799 into its Trust Account (the “Extension Funds”) to extend the period to consummate a Business Combination until January 24, 2020. The Extension Funds were proceeds of a note in the principal amount of $1,148,800 (the “GN Note 1”) the Company issued to Global Nature Investment Holdings Limited (“Global Nature”), a company incorporated under the laws of the Cayman Islands, its registered assignees or successor in interest (the “Payee”). The GN Note 1 was issued in connection with a non-binding letter of intent entered into by and between Alberton and Global Nature on September 13, 2019, to consummate a potential Business Combination with Global Nature (the “GN LOI”) (see Note 6).

On January 23, 2020, the Company deposited an additional $1,148,800 into the Trust Account to further extend the time available for the Company to complete a Business Combination from January 24, 2020 to April 27, 2020 (the “Extension”). The Extension was partially funded from a $780,000 loan provided by the Sponsor and $368,800 from the Company’s working capital. In connection with the loan provided by the Sponsor, the Company issued a promissory note (the “Sponsor Note”) to the Sponsor in the aggregate principal amount of $780,000 (see Note 5).

On April 23, 2020, the Company held a special meeting pursuant to which the Company’s shareholders approved extending the Extension from April 27, 2020 to October 26, 2020 (the “Extended Date”). In connection with the approval of the extension, shareholders elected to redeem an aggregate of 10,073,512 of the Company’s ordinary shares. As a result, an aggregate of $105,879,118 (or $10.51 per share) was released from the Company’s Trust Account to pay such shareholders. On the same day, in connection with the Extension, the Company filed with the Registrar of the British Virgin Islands an amendment to Regulation 47 of its Articles of Association., and entered into an amendment to the trust agreement with the trust agent to extend the final liquidation date of the Trust Account to the 24-month anniversary of the closing of its Initial Public Offering, which is October 26, 2020.

The Company agreed to contribute, or cause to be contributed on its behalf (the “Cash Contribution”), $60,000 for the aggregate number of Public Shares that did not convert in connection with the Extension (the “Remaining Public Shares”) for each monthly period or portion thereof that is needed to complete a Business Combination (commencing on April 27, 2020 until the earlier of the consummation of a Business Combination and the expiry of the Extension). The Cash Contribution will be deposited as additional interest on the proceeds in the Trust Account and will be distributed pro rata as a part of the redemption amount to each Remaining Public Share in connection with a future redemption. In addition, at the earlier date (the “Issuance Date”) of the consummation of its initial Business Combination and the expiry of the Extension, the Company will issue a dividend of one warrant to purchase one-half of one ordinary share for each Remaining Public Share. Each such warrant will be identical to the warrants included in the Units sold in the Company’s Initial Public Offering (the “Dividend”, collectively with the Cash Contribution, the “Contribution”). Through September 30, 2020, the Company deposited an aggregate of $300,000 into the Trust Account to fund the Extension. The Extension was partially funded from an $80,000 advance provided by the Sponsor (see Note 5), $100,000 from the AMC Note (defined below) and $120,000 from the SolarMax Notes (see Note 6).

On October 26, 2020, the Company held a special meeting pursuant to which the Company’s shareholders approved extending the Extended Date from October 26, 2020 to April 26, 2021 or such earlier date as determined by the Board was voted on and approved (the “Second Extended Date”). In connection with the approval of the extension (the “Second Extension”), shareholders elected to redeem an aggregate of 1,000 of the Company’s ordinary shares. As a result, an aggregate of $10,770 (or $10.77013 per share) was released from the Company’s Trust Account to pay such shareholders. On the same day, in connection with the Second Extension, the Company filed with the Registrar of the British Virgin Islands another amendment to Regulation 47 of its Articles of Association and entered into another amendment to the trust agreement with the trust agent to extend the final liquidation date of the Trust Account to the 30-month anniversary of the closing of its Initial Public Offering, which is April 26, 2021.

The Company agreed to contribute, or cause to be contributed on its behalf (the “Second Cash Contribution”), $0.05 per share for the aggregate number of Public Shares that did not convert in connection with the Second Extension (the “Remaining Public Shares Post Second Extension”) for each monthly period or portion thereof that is needed to complete a Business Combination (commencing on October 26, 2020 until the earlier of the consummation of a Business Combination and the expiry of the Second Extension). The Second Cash Contribution will be deposited as additional interest on the proceeds in the Trust Account and will be distributed pro rata as a part of the redemption amount to each Remaining Public Share in connection with a future redemption.

ALBERTON ACQUISITION CORPORATION

NOTES TO CONDENSED FINANCIAL STATEMENTS

SEPTEMBER 30, 2020

(UNAUDITED)

Any additional loans that may be made to the Company to fund the Contribution will not bear interest and will be repayable by the Company upon consummation of a Business Combination. The Company’s officers, directors or affiliates will have the sole discretion whether to continue extending additional loans for additional calendar months until the Extended Date and if the officers, directors or affiliates determine not to continue extending additional loans for additional calendar months, their obligation to extend additional loans following such determination will terminate.

NASDAQ Delisting Notifications and Grant of an Extension of Compliance

On September 1, 2020, the Company received a notice from the Nasdaq indicating that the Company was not in compliance with Listing Rule 5550(a)(3) (the “Minimum Public Holders Rule”), which requires the Company to have at least 300 public holders for continued listing on the NASDAQ Capital Market. The Company had until October 15, 2020 to provide Nasdaq with a plan to regain compliance with the Minimum Public Holders Rule. The notice is a notification of deficiency, not of imminent delisting, and had no current effect on the listing or trading of the Company's securities on Nasdaq.

The Company submitted its plan of compliance on October 16, 2020. On October 29, 2020, the Company received a notification letter from the Listing Qualifications Department of The Nasdaq stating that the Nasdaq Staff had determined to grant the Company an extension of time through March 1, 2021 to regain compliance with Minimum Public Holders Rule.

Going Concern

In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that the mandatory liquidation and subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after April 26, 2021.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012, (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised, and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Note 2 — Significant Accounting Policies

Basis of Presentation

The accompanying unaudited condensed financial statements of the Company are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“US GAAP”) and pursuant to the accounting and disclosure rules and regulations of the SEC. The accompanying unaudited condensed financial statements have been prepared in accordance with US GAAP for interim financial statements and Article 8 of Regulation S-X. They do not include all of the information and notes required by US GAAP for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments) have been made that are necessary to present fairly the financial position, and the results of its operations and its cash flows. Operating results as presented are not necessarily indicative of the results to be expected for a full year. The unaudited condensed financial statements should be read in conjunction with the audited financial statements and the notes thereto for the year ended December 31, 2019.

ALBERTON ACQUISITION CORPORATION

NOTES TO CONDENSED FINANCIAL STATEMENTS

SEPTEMBER 30, 2020

(UNAUDITED)

Use of Estimates

The preparation of condensed financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of September 30, 2020 and December 31, 2019.

Investments Held in Trust Account

At September 30, 2020, the assets held in the Trust Account were held in money market funds, which are invested in U.S. Treasury securities. At December 31, 2019, substantially all of the assets held in the Trust Account were held in U.S. Treasury Bills.

Ordinary Shares Subject to Possible Redemption

The Company accounts for its ordinary shares subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Ordinary shares subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. The Company’s ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, ordinary shares subject to possible redemption are presented as temporary equity, outside of the shareholders’ equity section of the Company’s condensed balance sheets.

Income Taxes

The Company complies with the accounting and reporting requirements of ASC Topic 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company’s management determined that the British Virgin Islands is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits, if any, as income tax expense. There were no unrecognized tax benefits as of September 30, 2020 and December 31, 2019 and no amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

The Company is considered an exempted British Virgin Islands Company and is presently not subject to income taxes or income tax filing requirements in the British Virgin Islands or the United States. As such, the Company’s tax provision is zero for the period presented.

Adjusted Net (Loss) Income per Ordinary Share

The Company complies with accounting and disclosure requirements ASC Topic 260, “Earnings Per Share.” Adjusted net (loss) income per ordinary share is computed by dividing net (loss) income by the weighted average number of ordinary shares issued and outstanding for the period. Ordinary shares subject to possible redemption at September 30, 2020 and 2019, which are not currently redeemable and are not redeemable at fair value, have been excluded from the calculation of basic and diluted adjusted net (loss) income per ordinary share since such shares, if redeemed, only participate in their pro rata share of the Trust Account earnings. At September 30, 2020 and 2019, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into ordinary shares and then share in the income (loss) of the Company. As a result, diluted adjusted net (loss) income per ordinary share is the same as basic adjusted net (loss) income per ordinary share for the periods presented.

ALBERTON ACQUISITION CORPORATION

NOTES TO CONDENSED FINANCIAL STATEMENTS

SEPTEMBER 30, 2020

(UNAUDITED)

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which at times, may exceed the Federal depository insurance coverage of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying condensed balance sheets, primarily due to their short-term nature.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not effective, accounting standards, if currently adopted, would have a material effect on the Company’s condensed financial statements.

Note 3 — Initial Public Offering

Public Units

Pursuant to the Initial Public Offering on October 26, 2018, the Company sold 10,000,000 Units at a purchase price of $10.00 per Unit. On November 20, 2018, in connection with the underwriters’ exercise of their over-allotment option, the Company consummated the sale of an additional 1,487,992 Public Units at $10.00 per Unit. Each Unit consists of one ordinary share, one redeemable warrant (“Public Warrant”), and one right (“Public Right”). Each whole redeemable warrant entitles the holder to purchase one half of one ordinary share at an exercise price of $11.50 (see Note 8). Every 10 Public Rights will convert automatically into one ordinary share upon consummation of a Business Combination (see Note 8).

If the Company does not complete its Business Combination within the necessary time period described in Note 1, the Public Warrants and Public Rights will expire and be worthless. Since the Company is not required to net cash settle the Public Warrants and Public Rights, and the Public Warrants and Public Rights are convertible upon the consummation of the Business Combination, management determined that the Public Warrants and Public Rights are classified within shareholders’ equity as “Additional paid-in capital” upon their issuance in accordance with ASC 815-40. The proceeds from the sale are allocated to Public Shares and Public Warrants and Public Rights based on the relative fair value of the securities in accordance with ASC 470-20-30. The value of the Public Shares, Public Warrants and Public Rights was based on the closing price paid by investors.

At the closing of the Initial Public Offering and over-allotment option, the Company paid an upfront underwriting discount of $2,000,000 and $297,598, 2.0% of the per unit offering price to the underwriter, respectively, with an additional fee of $3,500,000 and $520,797 (the “Deferred Discount”), 3.5% of the gross offering proceeds payable upon the completion of the Business Combination, respectively. The Deferred Discount will become payable to the underwriter from the amounts held in the Trust Account solely in the event the Company completes its Business Combination. In the event that the Company does not close a Business Combination, the underwriter has waived its right to receive the Deferred Discount. The underwriter is not entitled to any interest accrued on the Deferred Discount. Total offering costs were $3,060,924, which consisted of $2,297,598 of underwriter’s commissions and $763,325 of other offering costs.

Purchase Option

On October 26, 2018, the Company sold the underwriter (and its designees), for $100, an option to purchase up to 500,000 Units exercisable at $11.50 per Unit (or an aggregate exercise price of $5,750,000) commencing on the consummation of a Business Combination. The purchase option may be exercised for cash or on a cashless basis, at the holder’s option, and expires five years from the effective date of the registration statement related to the Initial Public Offering. The Units issuable upon exercise of this option are identical to those offered in the Initial Public Offering, with 500,000 ordinary shares, warrants to purchase 250,000 shares and rights to receive 50,000 ordinary shares that may be issued upon exercise of the option.

The Company accounted for the unit purchase option, inclusive of the receipt of $100 cash payment, as an expense of the Initial Public Offering resulting in a charge directly to shareholders’ equity. The Company estimated the fair value of this unit purchase option to be approximately $1,603,060 (or $3.206 per Unit) using the Black-Scholes option-pricing model. The fair value of the unit purchase option granted to the underwriters was estimated as of the date of grant using the following assumptions: (1) expected volatility of 38%, (2) risk-free interest rate of 2.29% (the interest rate on a three-month US Treasury Bill on October 26, 2018) and (3) expected life of five years.

ALBERTON ACQUISITION CORPORATION

NOTES TO CONDENSED FINANCIAL STATEMENTS

SEPTEMBER 30, 2020

(UNAUDITED)

Note 4 — Private Placements

Simultaneously with the Initial Public Offering, the Company’s Sponsor purchased an aggregate of 300,000 Private Units at $10.00 per Unit (for a total purchase price of $3,000,000). On November 20, 2018, in connection with the underwriters’ partial exercise of their over-allotment option, the Company consummated the sale of additional 29,760 Private Units, generating gross proceeds of $297,600. The proceeds from the Private Units were added to the proceeds from the Initial Public Offering held in the Trust Account.

The Private Units are identical to the units sold in the Initial Public Offering except the Private Units are non-redeemable and may be exercised on a cashless basis, in each case so long as they continue to be held by the Sponsor or its permitted transferees. The purchasers of the Private Units have agreed not to transfer, assign or sell any of the Private Units or underlying securities (except to the same permitted transferees as the founder shares) until the completion of the Business Combination.

If the Company does not complete a Business Combination within the Combination Period, the proceeds of the sale of the Private Units will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law).

Note 5 — Related Party Transactions

Founder Shares

In August 2018, the Company issued 1,725,000 Class B ordinary shares to its initial shareholders as founder shares, of which an aggregate of 1,650,000 Class B ordinary shares were issued for an aggregate purchase price of $17,250 or $0.010454545 per share, and an aggregate of 75,000 Class B ordinary shares were issued for services rendered. On September 10, 2018, the Company issued an additional 1,150,000 Class B ordinary shares to its initial shareholders as founder shares, of which an aggregate of 1,135,000 Class B ordinary shares were issued for an aggregate purchase price of $2,300 or approximately $0.00202643 per share, and an aggregate of 15,000 Class B ordinary shares were issued for services rendered. On September 14, 2018, the Company’s initial shareholders converted all of their Class B ordinary shares, constituting all of the outstanding Class B ordinary shares of the Company, into Class A ordinary shares and, immediately thereafter, the Company amended and restated its Memorandum and Articles of Association to eliminate the Class B ordinary shares and re-designate the Class A ordinary shares as “ordinary shares.” As a result, prior to the Initial Public Offering, the Company’s initial shareholders held 2,875,000 founder shares. The 2,875,000 founder shares included an aggregate of up to 375,000 ordinary shares subject to forfeiture to the extent that the over-allotment option was not exercised by the underwriters in full or in part. On November 20, 2018, as a result of the underwriters’ partial exercise of their over-allotment option, 3,002 founder shares were forfeited.

The founder shares are identical to the ordinary shares included in the units sold in the Initial Public Offering. However, the Initial Shareholders have agreed to (A) to vote any shares owned by them in favor of any proposed Business Combination, (B) not to convert any shares in connection with a shareholder vote to approve a proposed initial Business Combination or any amendment to the Company’s charter documents prior to consummation of an initial Business Combination, or sell any shares to the Company in a tender offer in connection with a proposed initial Business Combination and (C) that the founder shares shall not participate in any liquidating distribution from the Trust Account upon winding up if a Business Combination is not consummated.

Additionally, subject to certain limited exceptions, the Initial Shareholders have agreed not to transfer, assign or sell any of the founder shares (except to certain permitted transferees) until, with respect to 50% of the founder shares, the earlier of (i) six months after the date of the consummation of a Business Combination, or (ii) the date on which the closing price of the Company’s ordinary shares equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing after a Business Combination, and with respect to the remaining 50% of the founder shares, upon six months after the date of the consummation of a Business Combination, or earlier, in each case, if, subsequent to a Business Combination, the Company consummates a subsequent liquidation, merger, stock exchange or other similar transaction which results in all of the Company’s shareholders having the right to exchange their ordinary shares for cash, securities or other property.

ALBERTON ACQUISITION CORPORATION

NOTES TO CONDENSED FINANCIAL STATEMENTS

SEPTEMBER 30, 2020

(UNAUDITED)

Related Party Advances

To participate in the private placement in connection with the Initial Public Offering, the Company’s Sponsor made ~~a~~ deposit of $3,299,979 (net of a bank service charge) into the Company’s escrow account on October 21, 2018. Because the Company’s underwriter did not exercise its over-allotment option in full and cancelled the remaining portion on November 20, 2018, the Company’s Sponsor subscribed to a total of 329,760 Private Units for $3,297,600, and the remaining $2,379 was repaid by the Company to the Sponsor as of March 31, 2019.

During the nine months ended September 30, 2020, the Company received an aggregate of $205,000 in advances from the Company’s Chief Executive Officer for working capital purposes, of which $80,000 was used to partially fund the Extension. The advances are non-interest bearing and due on demand. At September 30, 2020, advances of $205,000 were outstanding.

Related Party Loans

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be converted into units of the post Business Combination entity at a price of $10.00 per unit. The units would be identical to the Private Units. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans.

On July 6, 2018, the Sponsor loaned the Company $300,000 under a promissory note, a portion of which was used to pay for costs associated with the Initial Public Offering. The loan is non-interest bearing, unsecured and due at the closing of a Business Combination. As of September 30, 2020 and December 31, 2019, there was $300,000 outstanding under the promissory note.

On January 24, 2020, the Sponsor loaned the Company $780,000 under a promissory note (the “Sponsor Note”) in order to partially fund the amount required to be deposited into the Trust Account to extend the period of time required by the Company to complete a Business Combination. The loan is non-interest bearing, unsecured and due at the closing of a Business Combination. The Sponsor Note may also be converted, at the Sponsor’s discretion, into units of the post Business Combination entity at a purchase price of $10.00 per unit. The units would be identical to the Private Units. As of September 30, 2020, there was $780,000 outstanding under the Sponsor Note.

Administrative Service Fee

The Company has agreed, commencing on August 1, 2018, to pay the Sponsor, a monthly fee of an aggregate of $1,000 for general and administrative services including office space, utilities and secretarial support, due before the first day of each month. This arrangement will terminate upon the completion of a Business Combination or a distribution of the Trust Account to the public shareholders. For each of the three months ended September 30, 2020 and 2019, the Company incurred $3,000 of administrative fees. For each of the nine months ended September 30, 2020 and 2019, the Company incurred $9,000 of administrative fees. At September 30, 2020, $3,000 of such fees are included in accounts payable and accrued expenses in the accompanying condensed balance sheets.

Other than the $1,000 per month administrative fee, the $290,000 payment to White and Williams LLP (an affiliate of our director) for its legal services to the Company in connection with the IPO and other payments to such firm for legal services (including with respect to periodic filings) prior to the initial Business Combination and the $300,000 of non-interest bearing loans described above, no compensation or fees of any kind, including finder’s fee, consulting fees and other similar fees, will be paid to our initial shareholders, members of our management team or their respective affiliates, for services rendered prior to, or in order to effectuate the consummation of, our initial Business Combination (regardless of the type of transaction that it is). However, such individuals will receive reimbursement for any out-of-pocket expenses incurred by them in connection with activities on our behalf, such as identifying potential target businesses, performing business due diligence on suitable target businesses and Business Combination as well as traveling to and from the offices, plants or similar locations of prospective target businesses to examine their operations. There is no limit on the amount of out-of-pocket expenses reimbursable by us.

ALBERTON ACQUISITION CORPORATION

NOTES TO CONDENSED FINANCIAL STATEMENTS

SEPTEMBER 30, 2020

(UNAUDITED)

Note 6 — Promissory Notes

Promissory notes are comprised of the following as of September 30, 2020 and December 31, 2019:

	September 30, 2020	December 31, 2019
GN Note 1	$1,148,800	$1,148,800
GN Note 2	500,000	500,000
AMC Note	100,000	—
SolarMax Notes	120,000	—
Total	$1,868,800	$1,648,800

On September 18, 2019, the Company issued an unsecured promissory note in the aggregate principal amount of $1,148,800 to Global Nature (the “GN Note 1”). The GN Note 1 was issued in connection with the GN LOI entered into by and between Global Nature and the Company on September 13, 2019, to consummate a potential Business Combination with Global Nature.

The GN Note 1 is non-interest bearing and is payable on the date on which the Company consummates its initial Business Combination with Global Nature or another qualified target company (a “Qualified Business Combination” and such date, the “Maturity Date”), subject to certain mandatory repayment arrangement set forth in the GN Note 1. The principal balance may be prepaid at any time without penalty. As of September 30, 2020 and December 31, 2019, there was $1,148,800 outstanding under the GN Note 1.

Pursuant to the GN Note 1, in the event that Global Nature notifies the Company that it does not wish to proceed with the Qualified Business Combination (the “Withdrawal Request”), the Company shall only be obligated to repay the GN Note 1 as follows: (i) 50% of the principal amount of the GN Note 1 as soon as possible with best efforts but no later than 5 business days after a Business Combination with another target if the Withdrawal Request is given from after October 18, 2019; or (ii) the full principal amount of the GN Note 1 as soon as possible with best efforts but no later than 5 business days after a Business Combination or the date of expiry of the term of the Company (whichever is earlier), if the parties have not entered into a definitive agreement with regard to the Qualified Business Combination within 45 days from the date of the GN Note 1 as a result of the disagreement on the valuation of the Qualified Business Combination. On March 12, 2020, the Company received the Withdrawal Request from Global Nature that it did not wish to proceed with the Qualified Business Combination. The parties are in discussion of the repayment of the GN Note 1 which shall be repaid as soon as possible with best efforts but no later than 5 business days after the Company’s Business Combination or the date of the expiry of the term of the Company (whichever is earlier).

All amounts owed by the Company under the GN Note 1 become immediately due and payable upon an event of default, which includes the Company’s failure to pay the principal amount due within 5 business days of the Maturity Date and the Company’s voluntary or involuntary bankruptcy.

On December 3, 2019, the Company issued an unsecured promissory note in the aggregate principal amount of $500,000 to Global Nature (the “GN Note 2”). The GN Note 2 was issued in order to fund the Company’s working capital needs. The GN Note 2 is non-interest bearing and is payable as soon as possible but in any event no later than 5 business days after the Company’s initial Business Combination or the date of the expiry of the term of the Company, whichever is earlier. The principal balance may be prepaid at any time without penalty. As of September 30, 2020 and December 31, 2019, there was $500,000 outstanding under the GN Note 2.

On April 17, 2020, the Company issued an unsecured promissory note in the aggregate principal amount of $500,000 (the “AMC Note”) to Qingdao Zhongxin Huirong Distressed Asset Disposal Co., Ltd. (“AMC Sino”), a PRC company based in Qingdao, China, its registered assignees or successor in interest (the “AMC Payee”). The AMC Note was issued in connection with a non-binding letter of intent entered (“AMC LOI”) into by and between the Company and Zhongxin AmcAsset Limited (“AmcAsset”), a holding company incorporated in the British Virgin Islands, to consummate a potential business combination with AmcAsset. AmcAsset is a transnational distressed asset management company with foothold in the U.S. and China, and undergoing global expansion. AmcAsset holds 100% equity interest of Quest Mark Capital Inc., a California corporation located in Los Angeles, and Qingdao Zhongbiao Distressed Asset Management Co., Ltd (“Zhongbiao”), to which AMC Sino is related. The principal of the AMC Note of $500,000 will be paid in installments according to the needs of the Company. The AMC Note is non-interest bearing and is payable on the date on which the Company consummates its initial business combination with AMC Payee or another qualified target company, subject to certain mandatory repayment arrangement set forth in the AMC Note. The principal balance may be prepaid at any time without penalty. On May 5, 2020, the Company received first installment of $100,000 under the AMC Note.

Notwithstanding the issuance of the GN Note 1, GN Note 2, AMC Note and the non-binding GN LOI and AMC LOI which have expired or been terminated under their respective terms, the Company has not entered into any definitive agreements, for the purpose of acquiring, engaging in a share exchange, share reconstruction and amalgamation with, purchasing all or substantially all of the assets of, entering into contractual arrangements with, or engaging in any other similar Business Combination with one or more businesses or entities.

ALBERTON ACQUISITION CORPORATION

NOTES TO CONDENSED FINANCIAL STATEMENTS

SEPTEMBER 30, 2020

(UNAUDITED)

In September 2020, the Company issued unsecured promissory notes in the aggregate principal amount of $120,000 to SolarMax (the “SolarMax Notes”). The SolarMax Notes are non-interest bearing and payable on the earlier of (i) the consummation of a Business Combination, (ii) the Second Extended Date, or (iii) the date on which either (x) the letter of intent dated September 3, 2020 (the “LOI”) or (y) the Acquisition Agreement, as defined in the LOI, are terminated for any reason. At September 30, 2020, there was $120,000 outstanding under the SolarMax Notes (see Note 12).

Note 7 — Cash and Investments Held in Trust Account

As of September 30, 2020, assets held in the Trust Account were comprised of $15,174,028 in money market funds which are invested in U.S. Treasury Securities. As of December 31, 2019, investments in the Company’s Trust Account consisted of $1,187,964 in United States Money Market funds and $117,857,363 in U.S. Treasury Securities, respectively.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at September 30, 2020 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	September 30, 2020
Assets:
Trust Account – U.S. Treasury Securities Money Market Fund	1	$15,174,028

The Company classifies its United States Treasury and equivalent securities as held-to-maturity in accordance with FASB ASC 320 “Investments — Debt and Equity Securities.” Held-to-maturity treasury securities are recorded at amortized cost on the accompanying balance sheets and adjusted for the amortization or accretion of premiums or discounts.

The gross holding gains and fair value of held-to-maturity securities at December 31, 2019 are as follows:

	Amortized Cost	Gross Holding Gain	Fair Value
December 31, 2019
U.S. Money Market	$1,187,964	$—	$1,187,964
U.S. Treasury Securities	117,857,363	41,157	117,898,520
	$119,045,327	$41,157	$119,086,484

Note 8 — Commitments and Contingencies

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these unaudited condensed financial statements. The unaudited condensed financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Registration Rights

Pursuant to a registration rights agreement entered into on October 23, 2018, the holders of the founder shares, Private Units (and underlying securities) and units that may be issued in payment of Working Capital Loans (and all underlying securities) are entitled to registration rights. The holders of a majority-in-interest of these securities are entitled to make up to two demands that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of a Business Combination. The registration rights agreement does not contain liquidating damages or other cash settlement provisions resulting from delays in registering the Company’s securities. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

ALBERTON ACQUISITION CORPORATION

NOTES TO CONDENSED FINANCIAL STATEMENTS

SEPTEMBER 30, 2020

(UNAUDITED)

Note 9 — Deferred Underwriter Compensation

The Company is obligated to pay the underwriters a deferred underwriting discounts and commissions equal to 3.5% of the gross proceeds of the Initial Public Offering. Upon completion of the Business Combination, $4,020,797 (with consideration of the underwriters’ exercise of their over-allotment option on November 20, 2018) will be paid to the underwriters from the funds held in the Trust Account. No discounts or commissions will be paid with respect to the purchase of the Private Units.

Note 10 — Shareholders’ Equity

Preferred Shares - The Company is authorized to issue 100,000,000 shares of no par value preferred shares, with such designation, rights and preferences as may be determined from time to time by the Company’s board of directors. As of September 30, 2020 and December 31, 2019, there are no preferred shares designated, issued or outstanding.

Ordinary Shares - The Company is authorized to issue 300,000,000 ordinary shares, no par value. As of September 30, 2020 and December 31, 2019, the Company had issued an aggregate of 4,352,230 and 4,212,191 ordinary shares, excluding 264,008 and 10,477,559 shares of ordinary shares subject to possible redemption, respectively.

Warrants - Each warrant entitles the registered holder to purchase one-half (1/2) of one ordinary share at a price of $11.50 per whole ordinary share, subject to adjustment as discussed below, at any time commencing on the later of the completion of the Business Combination or 12 months from the date of the effective date of the registration statement. However, no warrants will be exercisable for cash unless the Company has an effective and current registration statement covering the ordinary shares issuable upon exercise of the warrants. Notwithstanding the foregoing, if a registration statement covering the ordinary shares issuable upon exercise of the public warrants is not effective within a specified period following the consummation of the Company’s Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. In such event, each holder would pay the exercise price by surrendering the warrants for that number of ordinary shares equal to the quotient obtained by dividing (x) the product of the number of ordinary shares underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” for this purpose will mean the average reported last sale price of the ordinary shares for the 20 trading days ending on the third trading day immediately prior to the date of exercise. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis. The warrants will expire on the fifth anniversary of the closing of the initial business combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

The warrants issued in the Private Units (“Private Warrants”) are identical to the Public Warrants sold in the Initial Public Offering except the Private Warrants will be non-redeemable and may be exercised on a cashless basis, in each case so long as they continue to be held by the initial purchasers or their permitted transferees.

The Company may call the warrants for redemption (excluding the private warrants and any warrants issued to its initial shareholders, officers or directors in payment of working capital loans made to the Company, but including outstanding warrants issued upon exercise of the unit purchase option issued to Chardan Capital Markets LLC), in whole and not in part, at a price of $0.01 per warrant,

●	at any time after the warrants become exercisable,

●	upon not less than 30 days’ prior written notice of redemption to each warrant holder,

●	if, and only if, the reported last sale price of the ordinary shares equals or exceeds $16.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations), for any 20 trading days within a 30 trading day period ending on the third business day prior to the notice of redemption to warrant holders; and

●	if, and only if, there is a current registration statement in effect with respect to the ordinary shares underlying such warrants.

The right to exercise will be forfeited unless the warrants are exercised prior to the date specified in the notice of redemption. On and after the redemption date, a record holder of a warrant will have no further rights except to receive the redemption price for such holder’s warrant upon surrender of such warrant.

If the Company calls the warrants for redemption as described above, management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.”

ALBERTON ACQUISITION CORPORATION

NOTES TO CONDENSED FINANCIAL STATEMENTS

SEPTEMBER 30, 2020

(UNAUDITED)

Rights - Each holder of a right will receive one-tenth (1/10) of one ordinary share upon consummation of a Business Combination, even if a holder of such right converted all ordinary shares held by it in connection with a Business Combination. No fractional shares will be issued upon exchange of the rights. No additional consideration will be required to be paid by a holder of rights to receive its additional shares upon consummation of a Business Combination as the consideration related thereto has been included in the Unit purchase price paid for by investors in the Initial Public Offering. If the Company enters into a definitive agreement for a Business Combination in which the Company will not be the surviving entity, the definitive agreement will provide for the holders of rights to receive the same per share consideration the holders of the ordinary shares will receive in the transaction on an as-converted into ordinary shares basis and each holder of rights will be required to affirmatively covert its rights in order to receive 1/10 of a share underlying each right (without paying additional consideration). The shares issuable upon exchange of the rights will be freely tradable (except to the extent held by affiliates of the Company).

If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of rights will not receive any of such funds with respect to their rights, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such rights, and the rights will expire worthless. Further, there are no contractual penalties for failure to deliver securities to the holders of the rights upon consummation of a Business Combination. Additionally, in no event will the Company be required to net cash settle the rights. Accordingly, the rights may expire worthless.

The rights included in the Private Units sold in the private placement are identical to the rights included in the Units sold in the Initial Public Offering, except that, among others, the rights including the shares issuable upon exchange of such rights, are being purchased pursuant to an exemption from the registration requirements of the Securities Act and will become tradable only after certain conditions are met or the resale of such rights (including underlying securities) is registered under the Securities Act. Please refer to Note 4 Private Placement for more details.

Note 11 — Reconciliation of Adjusted Net (Loss) Income per Ordinary Share

The Company’s net (loss) income is adjusted for the portion of income or loss that is attributable to ordinary shares subject to possible redemption, as these shares only participate in the earnings of the Trust Account and not the income or losses of the Company. Accordingly, basic and diluted adjusted net (loss) income per ordinary share is as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019

Net (loss) income	$(99,964)	$536,584	$164,407	$1,628,811
Less: income attributable to ordinary shares subject to redemption (1)	(71)	(568,780)	(104,313)	(1,842,902)
Adjusted net (loss) income	$(100,035)	$(32,196)	$60,094	$(214,091)

Basic and diluted weighted average shares outstanding (2)	4,339,562	4,104,181	4,292,420	4,095,763
Basic and diluted adjusted net (loss) income per ordinary share	$(0.02)	$(0.01)	$0.01	$(0.05)

(1)	Income attributable to ordinary shares subject to possible redemption was calculated in proportion of the interest income earned in the Trust Account, which would be distributed to shareholders in the event they choose to exercise their redemption rights at the closing of a Business Combination and at October 26, 2020.
(2)	Excludes an aggregate of up to 264,008 and 10,586,284 shares subject to possible redemption at September 30, 2020 and 2019, respectively.

Note 12 — Subsequent Events

The Company’s management reviewed all material events that have occurred after the balance sheet date through the date which these unaudited condensed financial statements were issued. Based upon this review, other than as described below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the unaudited condensed financial statements.

On October 26, 2020, the Company held a special meeting pursuant to which the Company’s shareholders approved extending the Extended Date from October 26, 2020 to April 26, 2021 or such earlier date as determined by the Board was voted on and approved (the “Second Extended Date”). In connection with the approval of the Second Extension, shareholders elected to redeem an aggregate of 1,000 of the Company’s ordinary shares. As a result, an aggregate of $10,770 (or $10.77013 per share) was released from the Company’s Trust Account to pay such shareholders.

ALBERTON ACQUISITION CORPORATION

NOTES TO CONDENSED FINANCIAL STATEMENTS

SEPTEMBER 30, 2020

(UNAUDITED)

The Company agreed to contribute, or cause to be contributed on its behalf, $0.05 per share for the aggregate number of Public Shares that did not convert in connection with the Second Extension for each monthly period or portion thereof that is needed to complete a Business Combination (commencing on October 26, 2020 until the earlier of the consummation of a Business Combination and the expiry of the Second Extension). The Cash Contribution will be deposited as additional interest on the proceeds in the Trust Account and will be distributed pro rata as a part of the redemption amount to each Remaining Public Share in connection with a future redemption.

Agreement and Plan of Merger with SolarMax

On October 27, 2020, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Merger Sub and SolarMax Technology, Inc., a Nevada corporation (“SolarMax”).

Pursuant to the transactions contemplated by the terms of the Merger Agreement (the “Closing”), and subject to the satisfaction or waiver of certain conditions set forth therein, Merger Sub will merge with and into SolarMax, with SolarMax surviving the merger and as a wholly owned subsidiary of the Company (the “Merger”) (the transactions contemplated by the Merger Agreement and the related ancillary agreements, the “SolarMax Business Combination”).

As consideration for the Merger, among other things, at the effective time of the Merger (the “Effective Time”): (i) all shares of SolarMax common stock (the “SolarMax Stock”) issued and outstanding immediately prior to the Effective Time will be converted into the right to receive the Stockholder Merger Consideration (as defined below); (ii) each outstanding option to acquire SolarMax Stock (whether vested or unvested) shall be assumed by combined entity and automatically converted into an option to acquire shares of combined entity’s common stock, with its price and number of shares equitably adjusted based on the conversion ratio, which is the number of shares of the Company’s common stock issuable in respect of one share of SolarMax Stock (each, an “Assumed Option”) and (iii) each outstanding convertible notes of SolarMax shall become convertible into shares of the Company’s common stock determined by dividing the conversion price of such notes at the Effective Time by the applicable conversion ratio.

The Merger Agreement also provides that, immediately prior to the Closing, the Company will re-domesticate from a British Virgin Islands corporation into a Nevada corporation so as to continue as a Nevada corporation (the “Domestication”). At the Closing, the Company will change its name to “SolarMax Technology Holdings, Inc.” In connection with the Domestication, the provision in the Company’s amended and restated memorandum and articles of association which provides that the Company have net tangible assets of at least US$5,000,001 upon such consummation of the business combination is to be amended to require that the net tangible asset test be met “prior to or upon” consummation of the SolarMax Business Combination.

SolarMax shareholders as of immediately prior to the Effective Time (but excluding holders of SolarMax options) collectively will receive from the Company, in the aggregate, a number of the Company’s common stock equal to: (i) $300,000,000, divided by (ii) the Redemption Price (defined below) (such shares of the Company’s common stock is referred as the “Stockholder Merger Consideration”). The holders of SolarMax options shall receive Assumed Options to purchase the number of shares of the Company’s common stock as described above in accordance with the terms and conditions set forth in the Merger Agreement. For the purpose of the Merger Agreement, Redemption Price means a price per share equal to the price at which each share of the Company’s common stock is or would be redeemed pursuant to the redemption by the Company of its public stockholders in connection with the Company’s initial business combination, as required by its amended and restated certificate of incorporation immediately prior to the Effective Time (the “Redemption”).

The Merger Agreement contains customary representations, warranties and covenants by the parties thereto and the Closing is subject to certain conditions as further described in the Merger Agreement.

The Merger also calls for additional agreements, including, among others, the Lock-Up Agreements and the Voting Agreement, as described elsewhere in the current report on Form 8-K filed with the Securities and Exchange Commission on October 28, 2020.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors of

Alberton Acquisition Corporation

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Alberton Acquisition Corporation (the “Company”) as of December 31, 2019 and 2018, and the related statements of operations, changes in shareholders’ equity, and cash flows for the year ended December 31, 2019 and for the period from February 16, 2018 (inception) to December 31, 2018, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for the year ended December 31, 2019 and for the period from February 16, 2018 (inception) through December 31, 2018, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the mandatory liquidation and subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regards to this matter are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statement. We believe that our audits provide a reasonable basis for our opinion.

/s/ Friedman LLP

We have served as the Company’s auditor since 2018.

New York, New York

March 16, 2020

ALBERTON ACQUISITION CORPORATION

BALANCE SHEETS

	December 31,
	2019	2018
Assets
Cash	$477,154	$452,409
Prepaid assets	8,333	13,762
Total Current Assets	485,487	466,171

Cash and investments held in Trust Account	119,045,327	115,324,251
Total assets	$119,530,814	$115,790,422

Liabilities and Shareholders’ Equity
Accounts payable and accrued expense	$13,699	$10,089
Due to related parties	—	2,379
Promissory note	1,648,800	—
Promissory note - related party	300,000	300,000
Total current liabilities	1,962,499	312,468

Deferred underwriting compensation	4,020,797	4,020,797
Total Liabilities	5,983,296	4,333,265

Commitments and Contingencies

Ordinary shares subject to possible redemption, 10,477,559 and 10,603,302 shares at December 31, 2019 and 2018 (at conversion value of $10.36 and $10.04 per share), respectively	108,547,510	106,457,153

Shareholders’ Equity:
Preferred shares, no par value; 100,000,000 shares authorized; no shares issued and outstanding	—	—
Ordinary shares, no par value; 300,000,000 shares authorized; 4,212,191 and 4,086,448 shares (excluding 10,477,559 and 10,603,302 shares subject to possible redemption) at December 31, 2019 and 2018, respectively	2,567,939	4,658,296
Retained earnings	2,432,069	341,708
Total shareholders’ equity	5,000,008	5,000,004

Total Liabilities and Shareholders’ Equity	$119,530,814	$115,790,422

The accompanying notes are an integral part of these financial statements.

ALBERTON ACQUISITION CORPORATION

STATEMENTS OF OPERATIONS

	Year ended	For the Period from February 16, 2018 (Inception) through
	December 31, 2019	December 31, 2018

Operating costs	$484,108	$102,685
Loss from operations	(484,108)	(102,685)

Other income:
Trust fee reversal	—	175
Interest income - bank	2,193	—
Interest income	2,572,276	444,218
Total other income	2,574,469	444,393

Net income	$2,090,361	$341,708
Less: income attributable to ordinary shares subject to possible redemption	(2,345,916)	(320,644)
Adjusted net (loss) income	(255,555)	21,064

Basic and diluted weighted average shares outstanding (1)	4,097,705	1,117,863
Basic and diluted net (loss) income per share	$(0.06)	$0.02

(1)	Excludes an aggregate of up to 10,477,559 and 10,603,302 shares subject to possible redemption at December 31, 2019 and 2018, respectively. An aggregate of 3,002 ordinary shares were cancelled after partial exercise of the over-allotment option by the underwriters at December 31, 2018.

The accompanying notes are an integral part of these financial statements.

ALBERTON ACQUISITION CORPORATION

STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

	Ordinary Shares		Retained	Shareholders’
	Shares	Capital	Earnings	Equity

Balance - February 16, 2018 (Inception)	—	$—	$—	$—

Issuance of ordinary shares to director upon formation on March 23, 2018	1	—	—	—

Repurchase of ordinary shares from Shareholder on August 26, 2018	(1)	—	—	—

Issuance of ordinary shares on September 14, 2018	2,875,000	19,550	—	19,550

Sale of 10,000,000 Units on October 26, 2018 through public offering	10,000,000	100,000,000	—	100,000,000

Sale of 300,000 Private Placement Units on October 26, 2018	300,000	3,000,000	—	3,000,000

Sale of Over-Allotment Units to underwriters on November 20, 2018	1,487,992	14,879,920	—	14,879,920

Sale of additional 29,760 Private Placement Units on November 20, 2018	29,760	297,600	—	297,600

Underwriters’ Discount	—	(6,318,396)	—	(6,318,396)

Other Offering Expenses	—	(763,325)	—	(763,325)

Proceed from sale of underwriter’s unit purchase option	—	100	—	100

Forfeited insider shares in connection of exercise of over-allotment	(3,002)	—	—	—

Reclassification of ordinary shares subject to possible conversion	(10,632,302)	(106,457,153)	—	(106,457,153)

Net income	—	—	341,708	341,708

Balance - December 31, 2018	4,086,448	4,658,296	341,708	5,000,004

Change in ordinary shares subject to possible redemption	125,743	(2,090,357)	—	(2,090,357)

Net income	—	—	2,090,361	2,090,361

Balance - December 31, 2019	4,212,191	$2,567,939	$2,432,069	$5,000,008

The accompanying notes are an integral part of these financial statements.

ALBERTON ACQUISITION CORPORATION

STATEMENTS OF CASH FLOWS

		For the period from
		February 16, 2018 (Inception)
	Year Ended	through
	December 31, 2019	December 31, 2018

Cash Flows from Operating Activities:
Net income	$2,090,361	$341,708
Adjustments to reconcile net income to net cash used in operating activities:
Other income from the investment held in Trust Account	—	(175)
Interest earned on investment held in Trust Account	(2,572,276)	(444,156)
Changes in current assets and current liabilities:
Prepaid assets	5,429	(13,762)
Accounts payable and accrued expense	3,610	10,089
Due to related parties	(2,379)	2,379
Net cash used in operating activities	(475,255)	(103,917)

Cash Flows from Investing Activities:
Purchase of investment held in Trust Account	(1,148,800)	(114,879,920)
Net cash used in investing activities	(1,148,800)	(114,879,920)

Cash Flows from Financing Activities:
Proceeds from initial public offering, net of underwriters’ fees and offering costs	—	111,818,996
Proceeds from private placement	—	3,297,600
Proceeds from sale of ordinary shares to Initial Shareholders	—	19,550
Proceeds from sponsor loan	—	300,000
Proceeds from underwriter’s unit purchase option	—	100
Proceeds from promissory note	1,648,800	—
Advances from related parties	—	71,256
Repayment of advances from related parties	—	(71,256)
Net cash provided by financing activities	1,648,800	115,436,246

Net Increase in Cash	24,745	452,409
Cash – Beginning of the year	452,409	—
Cash – Ending of year	477,154	452,409

Supplemental Disclosure of Non-cash Financing Activities:
Change in value of ordinary shares subject to possible redemption	$2,090,357	$—
Payments of prepaid expenses associated with initial public offering made by related parties	$—	$71,000

The accompanying notes are an integral part of these financial statements.

ALBERTON ACQUISITION CORPORATION

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2019

Note 1 — Organization and Business Operations

Organization and General

Alberton Acquisition Corporation (the “Company”) is a blank check company incorporated on February 16, 2018, under the laws of British Virgin Islands for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities (a “Business Combination”). The Company’s efforts to identify a prospective target business will not be limited to an industry or geographic location.

As of December 31, 2019, the Company had not yet commenced any operations. The Company has selected December 31 as its fiscal year end.

Financing

The registration statement for the Company’s initial public offering (the “Initial Public Offering” as described in Note 3) was declared effective by the United States Securities and Exchange Commission (“SEC”) on October 23, 2018. On October 26, 2018, the Company consummated the Initial Public Offering of 10,000,000 units at $10.00 per unit (“Units” or “Public Units” and, with respect to the ordinary shares included in the Public Units offered, the “Public Shares”), generating gross proceeds of $100,000,000, which is described in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 300,000 units (the “Private Units”) at a price of $10.00 per Unit in a private placement to the Company’s sponsor (the “Sponsor”), generating gross proceeds of $3,000,000, which is described in Note 4.

On November 20, 2018, the underwriters exercised the over-allotment option in part and purchased 1,487,992 Public Units, which were sold at an offering price of $10.00 per Unit, generating gross proceeds of $14,879,920. Simultaneously with the sale of the over-allotment Public Units, the Company consummated the private placement of an additional 29,760 Private Units at a price of $10.00 per Unit, generating total additional gross proceeds of $297,600.

Trust Account

Following the closing of the Initial Public Offering on October 26, 2018, an amount of $100,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Public Units in the Initial Public Offering and the Private Units was placed in a trust account (“Trust Account”). Following the closing of underwriters’ exercise of over-allotment option on November 20, 2018, an additional $14,879,920 of net proceeds ($10.00 per Unit) was placed in the Trust Account, bringing the aggregate proceeds held in the Trust Account to $114,879,920.

The funds in the Trust Account are invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 180 days or less or in any open-ended investment company that holds itself out as a money market fund meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the consummation of a Business Combination or (ii) the Company’s failure to consummate a Business Combination by October 26, 2019 (or April 27, 2020 if the Company fully extends the period of time to consummate a Business Combination, as the Company elected to) (the “Combination Period”). Placing funds in the Trust Account may not protect those funds from third party claims against the Company. Although the Company will seek all vendors, service providers, prospective target businesses or other entities it engages, to execute agreements with the Company waiving any claim of any kind in or to any monies held in the Trust Account, there is no guarantee that such persons will execute such agreements. The remaining net proceeds (not held in the Trust Account) may be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses. Additionally, the interest earned on the Trust Account balance may be released to the Company to pay the Company’s tax obligations.

ALBERTON ACQUISITION CORPORATION

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2019

Business Combination

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the Private Units, although substantially all the net proceeds are intended to be generally applied toward consummating a Business Combination. The Company’s Business Combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account (excluding any deferred underwriter’s fees and taxes payable on the income earned on the Trust Account), which the Company refers to as the 80% test, at the time of the signing of an agreement to enter into a Business Combination. However, the Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to successfully effect a Business Combination. If less than 100% of the equity interests or assets of a target business or businesses are owned or acquired by the post-transaction company, the portion of such business or businesses that is owned or acquired is what will be valued for purposes of the 80% test.

The Company will provide its shareholders with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The shareholders will be entitled to redeem their shares for a pro rata portion of the amount then on deposit in the Trust Account ($10.00 per share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations).

The Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and a majority of the issued and outstanding shares voted are voted in favor of the Business Combination. If a shareholder vote is not required by law and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to Amended and Restated Memorandum and Articles of Association, conduct the redemptions pursuant to the tender offer rules of the Securities and Exchange Commission (“SEC”), and file tender offer documents with the SEC prior to completing a Business Combination. If, however, a shareholder approval of the transaction is required by law, or the Company decides to obtain shareholder approval for business or other legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks shareholder approval in connection with a Business Combination, the Initial Shareholders (defined in Note 5 - Related Party Transactions) have agreed to vote their initial shares and private shares, as well as any Public Shares acquired in or after the Initial Public Offering, in favor of any proposed Business Combination. Additionally, each public shareholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction.

The amount in the Trust Account (less the aggregate nominal par value of the shares of the Company’s public shareholders) under the Companies Law will be treated as share premium which is distributable under the Companies Law provided that immediately following the date on which the proposed distribution is proposed to be made, the Company is able to pay the debts as they fall due in the ordinary course of business. If the Company is forced to liquidate the Trust Account, the public shareholders would be distributed the amount in the Trust Account calculated as of the date that is two days prior to the distribution date (including any accrued interest).

The Initial Shareholders have agreed to (i) vote their insider shares (as well as any Public Shares acquired in or after the Initial Public Offering) in favor of any proposed Business Combination, (ii) waive their conversion rights with respect to their initial share (as well as any other shares acquired in or after the Initial Public Offering) in connection with the consummation of a Business Combination, (iii) waive their rights to liquidating distributions from the Trust Account with respect to their initial shares if the Company fails to consummate a Business Combination within the Combination Period, and (iv) not propose an amendment to the Company’s Amended and Restated Memorandum and Articles of Association that would affect the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if the Company does not complete a Business Combination, unless the Company provides the public shareholders with the opportunity to redeem their shares in conjunction with any such amendment.

ALBERTON ACQUISITION CORPORATION

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2019

Liquidation

The Company initially had until October 26, 2019 to consummate a Business Combination, however, if the Company anticipates that it may not be able to consummate a Business Combination by such deadline, it may extend the period to consummate a Business Combination by an additional six months (for a total of up to 18 months to complete a Business Combination). Pursuant to the terms of the Company’s Amended and Restated Memorandum and Articles of Association and the trust agreement entered into between the Company and Continental Stock Transfer & Trust Company, in order to extend the time available for the Company to consummate the Business Combination, the Company’s insiders or their affiliates or designees, upon five days advance notice prior to each applicable deadline, must deposit into the trust account $1,148,799 on or prior to the date of such applicable deadline. The insiders will receive a non-interest bearing, unsecured promissory note equal to the amount of any such deposit that will not be repaid in the event that the Company is unable to close a Business Combination unless there are funds available outside the Trust Account to do so. Such notes would either be paid upon consummation of the Business Combination, or, at the lender’s discretion, converted upon consummation of the Business Combination into additional Private Units at a price of $10.00 per unit. The Company’s shareholders have approved the issuance of the Private Units upon conversion of such notes, to the extent the holder wishes to so convert such notes at the time of the consummation of the Business Combination. In the event that the Company receives notice from its insiders five days prior to an applicable deadline of their intent to effect an extension, the Company intends to issue a press release announcing such intention at least three days prior to such applicable deadline. If the Company is unable to consummate the Business Combination within such time period, the Company will, as promptly as possible but not more than ten business days thereafter, redeem 100% of its outstanding public shares for a pro rata portion of the funds held in the Trust Account and then seek to dissolve and liquidate. In such event, the public warrants and rights will expire and will be worthless.

On October 18, 2019, the Company deposited $1,148,799 as Extension Funds into its trust account to extend the period to consummate a Business Combination until January 24, 2020. The Extension Funds were proceeds of a note in the principal amount of $1,148,800 (the “GN Note 1”) the Company issued to Global Nature Investment Holdings Limited (“Global Nature”), a company incorporated under the laws of the Cayman Islands, its registered assignees or successor in interest (the “Payee”). The GN Note 1 was issued in connection with a non-binding letter of intent entered into by and between Alberton and Global Nature on September 13, 2019, to consummate a potential business combination with Global Nature (the “LOI”) (see Note 6).

On January 23, 2020, the Company deposited an additional $1,148,800 into the Trust Account to further extend the time available for the Company to complete a Business Combination from January 24, 2020 to April 27, 2020 (the “Extension”). The Extension was partially funded from a $780,000 loan provided by the Sponsor and $368,800 from the Company’s working capital. In connection with the loan provided by the Sponsor, the Company issued a promissory note (the “Sponsor Note”) to the Sponsor in the aggregate principal amount of $780,000 (see Note 5).

Going Concern

In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that the mandatory liquidation and subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after April 27, 2020.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012, (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised, and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

ALBERTON ACQUISITION CORPORATION

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2019

Note 2 — Significant Accounting Policies

Basis of Presentation

The accompanying financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.

Use of Estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2019 and 2018.

Investments Held in Trust Account

At December 31, 2019 and 2018, substantially all of the assets held in the Trust Account were held in U.S. Treasury Bills.

Ordinary Shares Subject to Possible Redemption

The Company accounts for its ordinary shares subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Ordinary shares subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. The Company’s ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, ordinary shares subject to possible redemption are presented as temporary equity, outside of the shareholders’ equity section of the Company’s balance sheets.

Income Taxes

The Company complies with the accounting and reporting requirements of ASC Topic 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company’s management determined that the British Virgin Islands is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits, if any, as income tax expense. There were no unrecognized tax benefits as of December 31, 2019 and 2018 and no amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

The Company is considered an exempted British Virgin Islands Company and is presently not subject to income taxes or income tax filing requirements in the British Virgin Islands or the United States. As such, the Company’s tax provision is zero for the period presented.

ALBERTON ACQUISITION CORPORATION

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2019

Adjusted Net (Loss) Income per Ordinary Share

The Company complies with accounting and disclosure requirements ASC Topic 260, “Earnings Per Share.” Adjusted net (loss) income per ordinary share is computed by dividing net (loss) income by the weighted average number of ordinary shares issued and outstanding for the period. Ordinary shares subject to possible redemption at December 31, 2019 and 2018, which are not currently redeemable and are not redeemable at fair value, have been excluded from the calculation of basic and diluted adjusted net (loss) income per ordinary share since such shares, if redeemed, only participate in their pro rata share of the Trust Account earnings. At December 31, 2019 and 2018, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into ordinary shares and then share in the income of the Company. As a result, diluted adjusted net (loss) income per ordinary share is the same as basic adjusted net (loss) income per ordinary share for the period presented.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which at times, may exceed the Federal depository insurance coverage of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the accompanying balance sheets, primarily due to their short-term nature.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

Note 3 — Initial Public Offering

Public Unit

Pursuant to the Initial Public Offering on October 26, 2018, the Company sold 10,000,000 Units at a purchase price of $10.00 per Unit. On November 20, 2018, in connection with the underwriters’ exercise of their over-allotment option, the Company consummated the sale of an additional 1,487,992 Public Units at $10.00 per Unit. Each Unit consists of one ordinary share, one redeemable warrant (“Public Warrant”), and one right (“Public Right”). Each whole redeemable warrant entitles the holder to purchase one half of one ordinary share at an exercise price of $11.50 (see Note 8). Every 10 Public Rights will convert automatically into one ordinary share upon consummation of a Business Combination (see Note 8).

If the Company does not complete its Business Combination within the necessary time period described in Note 1, the Public Warrants and Public Rights will expire and be worthless. Since the Company is not required to net cash settle the Public Warrants and Public Rights, and the Public Warrants and Public Rights are convertible upon the consummation of the Business Combination, management determined that the Public Warrants and Public Rights are classified within shareholders’ equity as “Additional paid-in capital” upon their issuance in accordance with ASC 815-40. The proceeds from the sale are allocated to Public Shares and Public Warrants and Public Rights based on the relative fair value of the securities in accordance with ASC 470-20-30. The value of the Public Shares, Public Warrants and Public Rights was based on the closing price paid by investors.

At the closing of the Initial Public Offering and over-allotment option, the Company paid an upfront underwriting discount of $2,000,000 and $297,598, 2.0% of the per unit offering price to the underwriter, respectively, with an additional fee of $3,500,000 and $520,797 (the “Deferred Discount”), 3.5% of the gross offering proceeds payable upon the completion of the Business Combination, respectively. The Deferred Discount will become payable to the underwriter from the amounts held in the Trust Account solely in the event the Company completes its Business Combination. In the event that the Company does not close a Business Combination, the underwriter has waived its right to receive the Deferred Discount. The underwriter is not entitled to any interest accrued on the Deferred Discount. Total offering costs were $3,060,924, which consisted of $2,297,598 of underwriter’s commissions and $763,325 of other offering costs.

ALBERTON ACQUISITION CORPORATION

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2019

Purchase Option

On October 26, 2018, the Company sold the underwriter (and its designees), for $100, an option to purchase up to 500,000 Units exercisable at $11.50 per Unit (or an aggregate exercise price of $5,750,000) commencing on the consummation of a Business Combination. The purchase option may be exercised for cash or on a cashless basis, at the holder’s option, and expires five years from the effective date of the registration statement related to the Initial Public Offering. The Units issuable upon exercise of this option are identical to those offered in the Initial Public Offering, with 500,000 ordinary shares, warrants to purchase 250,000 shares and rights to receive 50,000 ordinary shares that may be issued upon exercise of the option.

The Company accounted for the unit purchase option, inclusive of the receipt of $100 cash payment, as an expense of the Initial Public Offering resulting in a charge directly to shareholders’ equity. The Company estimated the fair value of this unit purchase option to be approximately $1,603,060 (or $3.206 per Unit) using the Black-Scholes option-pricing model. The fair value of the unit purchase option granted to the underwriters was estimated as of the date of grant using the following assumptions: (1) expected volatility of 38%, (2) risk-free interest rate of 2.29% (the interest rate on a three-month US Treasury Bill on October 26, 2018) and (3) expected life of five years.

Note 4 — Private Placements

Simultaneously with the Initial Public Offering, the Company’s Sponsor purchased an aggregate of 300,000 Private Units at $10.00 per Unit (for a total purchase price of $3,000,000). On November 20, 2018, in connection with the underwriters’ partial exercise of their over-allotment option, the Company consummated the sale of additional 29,760 Private Units, generating gross proceeds of $297,600. The proceeds from the Private Units were added to the proceeds from the Initial Public Offering held in the Trust Account.

The Private Units are identical to the units sold in the Initial Public Offering except the Private Units are non-redeemable and may be exercised on a cashless basis, in each case so long as they continue to be held by the Sponsor or its permitted transferees. The purchasers of the Private Units have agreed not to transfer, assign or sell any of the Private Units or underlying securities (except to the same permitted transferees as the founder shares) until the completion of the Business Combination.

If the Company does not complete a Business Combination within the Combination Period, the proceeds of the sale of the Private Units will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law).

Note 5 — Related Party Transactions

Founder Shares

In August 2018, the Company issued 1,725,000 Class B ordinary shares to its initial shareholders as founder shares, of which an aggregate of 1,650,000 Class B ordinary shares were issued for an aggregate purchase price of $17,250 or $0.010454545 per share, and an aggregate of 75,000 Class B ordinary shares were issued for services rendered. On September 10, 2018, the Company issued an additional 1,150,000 Class B ordinary shares to its initial shareholders as founder shares, of which an aggregate of 1,135,000 Class B ordinary shares were issued for an aggregate purchase price of $2,300 or approximately $0.00202643 per share, and an aggregate of 15,000 Class B ordinary shares were issued for services rendered. On September 14, 2018, the Company’s initial shareholders converted all of their Class B ordinary shares, constituting all of the outstanding Class B ordinary shares of the Company, into Class A ordinary shares and, immediately thereafter, the Company amended and restated its Memorandum and Articles of Association to eliminate the Class B ordinary shares and re-designate the Class A ordinary shares as “ordinary shares.” As a result, prior to the Initial Public Offering, the Company’s initial shareholders held 2,875,000 founder shares. The 2,875,000 founder shares included an aggregate of up to 375,000 ordinary shares subject to forfeiture to the extent that the over-allotment option was not exercised by the underwriters in full or in part. On November 20, 2018, as a result of the underwriters’ partial exercise of their over-allotment option, 3,002 founder shares were forfeited.

The founder shares are identical to the ordinary shares included in the units sold in the Initial Public Offering. However, the Initial Shareholders have agreed to (A) to vote any shares owned by them in favor of any proposed Business Combination, (B) not to convert any shares in connection with a shareholder vote to approve a proposed initial Business Combination or any amendment to the Company’s charter documents prior to consummation of an initial Business Combination, or sell any shares to the Company in a tender offer in connection with a proposed initial Business Combination and (C) that the founder shares shall not participate in any liquidating distribution from the Trust Account upon winding up if a Business Combination is not consummated.

ALBERTON ACQUISITION CORPORATION

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2019

Additionally, subject to certain limited exceptions, the Initial Shareholders have agreed not to transfer, assign or sell any of the founder shares (except to certain permitted transferees) until, with respect to 50% of the founder shares, the earlier of (i) six months after the date of the consummation of a Business Combination, or (ii) the date on which the closing price of the Company’s ordinary shares equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing after a Business Combination, and with respect to the remaining 50% of the founder shares, upon six months after the date of the consummation of a Business Combination, or earlier, in each case, if, subsequent to a Business Combination, the Company consummates a subsequent liquidation, merger, stock exchange or other similar transaction which results in all of the Company’s shareholders having the right to exchange their ordinary shares for cash, securities or other property.

Related Party Advances

In the Company’s formation process, the Sponsor advanced HK$22,000, equivalent to US$2,818, to pay for the legal expenses associated with the business registration. On September 5, 2018, the Sponsor advanced the Company an additional HK$1,985 (equivalent to US$256) for bank service charges. The Company repaid the Sponsor $2,818 and $256 on July 6, 2018 and December 28, 2018, respectively. On October 19, 2018, the Company’s Sponsor advanced the Company an additional $71,000 for costs associated with the Initial Public Offering. Such advances were non-interest bearing and were repaid by the Company on November 15, 2018.

To participate in the private placement in connection with the Initial Public Offering, the Company’s Sponsor made ~~a~~ deposit of $3,299,979 (net of a bank service charge) into the Company’s escrow account on October 21, 2018. Because the Company’s underwriter did not exercise its over-allotment option in full and cancelled the remaining portion on November 20, 2018, the Company’s Sponsor subscribed to a total of 329,760 Private Units for $3,297,600, and the remaining $2,379 was repaid by the Company to the Sponsor as of March 31, 2019.

Related Party Loans

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be converted into units of the post Business Combination entity at a price of $10.00 per unit. The units would be identical to the Private Units. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans.

On July 6, 2018, the Sponsor loaned the Company $300,000 under a promissory note, a portion of which was used to pay for costs associated with the Initial Public Offering. The loan is non-interest bearing, unsecured and due at the closing of a Business Combination. As of December 31, 2019 and 2018, there was $300,000 outstanding under the promissory note.

On January 24, 2020, the Sponsor loaned the Company $780,000 under a promissory note (the “Sponsor Note”) in order to partially fund the amount required to be deposited into the Trust Account to extend the period of time required by the Company to complete a Business Combination. The loan is non-interest bearing, unsecured and due at the closing of a Business Combination. The Sponsor Note may also be converted, at the Sponsor’s discretion, into units of the post Business Combination entity at a purchase price of $10.00 per unit. The units would be identical to the Private Units.

Administrative Service Fee

The Company has agreed, commencing on August 1, 2018, to pay the Sponsor, a monthly fee of an aggregate of $1,000 for general and administrative services including office space, utilities and secretarial support, due before the first day of each month. This arrangement will terminate upon the completion of a Business Combination or a distribution of the Trust Account to the public shareholders. For the year ended December 31, 2019 and for the period from February 16, 2018 (inception) through December 31, 2018, the Company incurred and paid administrative fees of $12,000 and $6,000, respectively.

ALBERTON ACQUISITION CORPORATION

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2019

Other than the $1,000 per month administrative fee, the $290,000 payment to White and Williams LLP (an affiliate of our director) for its legal services to the Company in connection with the IPO and other payments to such firm for legal services (including with respect to periodic filings) prior to the initial business combination and the repayment of $300,000 of non-interest bearing loans described above, no compensation or fees of any kind, including finder’s fee, consulting fees and other similar fees, will be paid to our initial shareholders, members of our management team or their respective affiliates, for services rendered prior to, or in order to effectuate the consummation of, our initial business combination (regardless of the type of transaction that it is). However, such individuals will receive reimbursement for any out-of-pocket expenses incurred by them in connection with activities on our behalf, such as identifying potential target businesses, performing business due diligence on suitable target businesses and business combinations as well as traveling to and from the offices, plants or similar locations of prospective target businesses to examine their operations. There is no limit on the amount of out-of-pocket expenses reimbursable by us.

Note 6 — Promissory Note

On September 18, 2019, the Company issued an unsecured promissory note in the aggregate principal amount of $1,148,800 to Global Nature (the “GN Note 1”). The GN Note 1 was issued in connection with the LOI entered into by and between Global Nature and the Company on September 13, 2019, to consummate a potential business combination with Global Nature.

The GN Note 1 is non-interest bearing and is payable on the date on which the Company consummates its initial Business Combination with Global Nature or another qualified target company (a “Qualified Business Combination” and such date, the “Maturity Date”), subject to certain mandatory repayment arrangement set forth in the GN Note 1. The principal balance may be prepaid at any time without penalty. As of December 31, 2019, there was $1,148,800 outstanding under the GN Note 1.

Pursuant to the GN Note 1, in the event that Global Nature notifies the Company that it does not wish to proceed with the Qualified Business Combination (the “Withdrawal Request”), the Company shall only be obligated to repay the GN Note 1 as follows: (i) 50% of the principal amount of the GN Note 1 as soon as possible with best efforts but no later than 5 business days after a Business Combination with another target if the Withdrawal Request is given from after October 18, 2019; or (ii) the full principal amount of the GN Note 1 as soon as possible with best efforts but no later than 5 business days after a Business Combination or the date of expiry of the term of the Company (whichever is earlier), if the parties have not entered into a definitive agreement with regard to the Qualified Business Combination within 45 days from the date of the GN Note 1 as a result of the disagreement on the valuation of the Qualified Business Combination. On March 12, 2020, the Company received the Withdrawal Request from Global Nature that it did not wish to proceed with the Qualified Business Combination. The parties are in discussion of the repayment of the GN Note 1 which shall be repaid as soon as possible with best efforts but no later than 5 business days after the Company’s Business Combination or the date of the expiry of the term of the Company (whichever is earlier).

All amounts owed by the Company under the GN Note 1 become immediately due and payable upon an event of default, which includes the Company’s failure to pay the principal amount due within 5 business days of the Maturity Date and the Company’s voluntary or involuntary bankruptcy.

On December 3, 2019, the Company issued an unsecured promissory note in the aggregate principal amount of $500,000 to Global Nature (the “GN Note 2”). The GN Note 2 was issued in order to fund the Company’s working capital needs. The GN Note 2 is non-interest bearing and is payable as soon as possible but in any event no later than 5 business days after the Company’s initial business combination or the date of the expiry of the term of the Company, whichever is earlier. The principal balance may be prepaid at any time without penalty. As of December 31, 2019, there was $500,000 outstanding under the GN Note 2.

Notwithstanding the issuance of the GN Note 1, GN Note 2 and the non-binding LOI, the Company has not entered into any definitive agreements, for the purpose of acquiring, engaging in a share exchange, share reconstruction and amalgamation with, purchasing all or substantially all of the assets of, entering into contractual arrangements with, or engaging in any other similar Business Combination with one or more businesses or entities.

ALBERTON ACQUISITION CORPORATION

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2019

Note 7 — Cash and Investments Held in Trust Account

As of December 31, 2019 and 2018, investments in the Company’s Trust Account consisted of $1,187,964 and $31,335 in United States Money Market funds and $117,857,363 and $114,848,797 in U.S. Treasury Securities, respectively. The Company classifies its United States Treasury and equivalent securities as held-to-maturity in accordance with FASB ASC 320 “Investments — Debt and Equity Securities.” Held-to-maturity treasury securities are recorded at amortized cost on the accompanying balance sheets and adjusted for the amortization or accretion of premiums or discounts.

The gross holding gains and fair value of held-to-maturity securities at December 31, 2019 and 2018 are as follows:

	Amortized Cost	Gross Holding Gain	Fair Value
December 31, 2019
U.S. Money Market	$1,187,964	$—	$1,187,964
U.S. Treasury Securities	117,857,363	41,157	117,898,520
	$119,045,327	$41,157	$119,086,484

December 31, 2018
U.S. Money Market	$31,335	$—	$31,335
U.S. Treasury Securities	114,848,797	444,119	115,292,916
	$114,880,132	$444,119	$115,324,251

Note 8 — Commitments and Contingencies

Registration Rights

Pursuant to a registration rights agreement entered into on October 23, 2018, the holders of the founder shares, Private Units (and underlying securities) and units that may be issued in payment of Working Capital Loans (and all underlying securities) are entitled to registration rights. The holders of a majority-in-interest of these securities are entitled to make up to two demands that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of a Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Deferred Underwriter Commission

The Company is obligated to pay the underwriters a deferred underwriting discounts and commissions equal to 3.5% of the gross proceeds of the Initial Public Offering. Upon completion of the Business Combination, $4,020,797 (with consideration of the underwriters’ exercise of their over-allotment option on November 20, 2018) will be paid to the underwriters from the funds held in the Trust Account. No discounts or commissions will be paid with respect to the purchase of the private units.

Note 9 — Shareholders’ Equity

Preferred Shares - The Company is authorized to issue 100,000,000 shares of no par value preferred shares, with such designation, rights and preferences as may be determined from time to time by the Company’s board of directors. As of December 31, 2019 and 2018, there are no preferred shares designated, issued or outstanding.

Ordinary Shares - The Company is authorized to issue 300,000,000 ordinary shares, no par value. As of December 31, 2019 and 2018, the Company had issued an aggregate of 4,212,191 and 4,086,448 ordinary shares, excluding 10,477,559 and 10,603,302 shares of ordinary shares subject to possible redemption, respectively.

ALBERTON ACQUISITION CORPORATION

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2019

Warrants - Each warrant entitles the registered holder to purchase one-half (1/2) of one ordinary share at a price of $11.50 per whole ordinary share, subject to adjustment as discussed below, at any time commencing on the later of the completion of the Business Combination or 12 months from the date of the effective date of the registration statement. However, no warrants will be exercisable for cash unless the Company has an effective and current registration statement covering the ordinary shares issuable upon exercise of the warrants. Notwithstanding the foregoing, if a registration statement covering the ordinary shares issuable upon exercise of the public warrants is not effective within a specified period following the consummation of the Company’s Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. In such event, each holder would pay the exercise price by surrendering the warrants for that number of ordinary shares equal to the quotient obtained by dividing (x) the product of the number of ordinary shares underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” for this purpose will mean the average reported last sale price of the ordinary shares for the 20 trading days ending on the third trading day immediately prior to the date of exercise. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis. The warrants will expire on the fifth anniversary of the closing of the initial business combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

The warrants issued in the Private Units (“Private Warrants”) are identical to the Public Warrants sold in the Initial Public Offering except the Private Warrants will be non-redeemable and may be exercised on a cashless basis, in each case so long as they continue to be held by the initial purchasers or their permitted transferees.

The Company may call the warrants for redemption (excluding the private warrants and any warrants issued to its initial shareholders, officers or directors in payment of working capital loans made to the Company, but including outstanding warrants issued upon exercise of the unit purchase option issued to Chardan Capital Markets LLC), in whole and not in part, at a price of $0.01 per warrant,

●	at any time after the warrants become exercisable,

●	upon not less than 30 days’ prior written notice of redemption to each warrant holder,

●	if, and only if, the reported last sale price of the ordinary shares equals or exceeds $16.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations), for any 20 trading days within a 30 trading day period ending on the third business day prior to the notice of redemption to warrant holders; and

●	if, and only if, there is a current registration statement in effect with respect to the ordinary shares underlying such warrants.

The right to exercise will be forfeited unless the warrants are exercised prior to the date specified in the notice of redemption. On and after the redemption date, a record holder of a warrant will have no further rights except to receive the redemption price for such holder’s warrant upon surrender of such warrant.

If the Company calls the warrants for redemption as described above, management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.”

Rights - Each holder of a right will receive one-tenth (1/10) of one ordinary share upon consummation of a Business Combination, even if a holder of such right converted all ordinary shares held by it in connection with a Business Combination. No fractional shares will be issued upon exchange of the rights. No additional consideration will be required to be paid by a holder of rights to receive its additional shares upon consummation of a Business Combination as the consideration related thereto has been included in the Unit purchase price paid for by investors in the Initial Public Offering. If the Company enters into a definitive agreement for a Business Combination in which the Company will not be the surviving entity, the definitive agreement will provide for the holders of rights to receive the same per share consideration the holders of the ordinary shares will receive in the transaction on an as-converted into ordinary shares basis and each holder of rights will be required to affirmatively covert its rights in order to receive 1/10 of a share underlying each right (without paying additional consideration). The shares issuable upon exchange of the rights will be freely tradable (except to the extent held by affiliates of the Company).

ALBERTON ACQUISITION CORPORATION

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2019

If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of rights will not receive any of such funds with respect to their rights, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such rights, and the rights will expire worthless. Further, there are no contractual penalties for failure to deliver securities to the holders of the rights upon consummation of a Business Combination. Additionally, in no event will the Company be required to net cash settle the rights. Accordingly, the rights may expire worthless.

The rights included in the Private Units sold in the private placement are identical to the rights included in the Units sold in the Initial Public Offering, except that, among others, the rights including the shares issuable upon exchange of such rights, are being purchased pursuant to an exemption from the registration requirements of the Securities Act and will become tradable only after certain conditions are met or the resale of such rights (including underlying securities) is registered under the Securities Act. Please refer to Note 4 Private Placement for more details.

Note 10 — Reconciliation of Adjusted Net (Loss) Income per Ordinary Share

The Company’s net income (loss) is adjusted for the portion of income that is attributable to ordinary shares subject to possible redemption, as these shares only participate in the earnings of the Trust Account and not the income or losses of the Company. Accordingly, basic and diluted loss per ordinary share is:

	Year Ended December 31, 2019	For the Period From February 16, 2018 (Inception) Through December 31, 2018

Net income	$2,090,361	$341,708
Less: income attributable to ordinary shares subject to redemption (1)	(2,345,916)	(320,644)
Adjusted net (loss) income	$(255,555)	$21,064

Basic and diluted weighted average shares outstanding (2)	4,097,705	1,117,863
Basic and diluted adjusted net (loss) income per ordinary share	$(0.06)	$0.02

(1)	Income attributable to ordinary shares subject to possible redemption was calculated in proportion of the interest income earned in Trust Account, which would be distributed to shareholders in the event they choose to exercise their redemption rights at the closing of a Business Combination.
(2)	Excludes an aggregate of up to 10,477,559 and 10,603,302 shares subject to possible redemption at December 31, 2019 and 2018, respectively. An aggregate of 3,002 shares of ordinary share were cancelled after partial exercise of the over-allotment option by the underwriters at December 31, 2018.

Note 11 — Subsequent Events

The Company’s management reviewed all material events that have occurred after the balance sheet date through the date which these financial statements were issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

SolarMax Technology, Inc. and Subsidiaries

Condensed Consolidated Financial Statements

As of September 30, 2020 and December 31, 2019 and For the Nine Months Ended

September 30, 2020 and 2019

(Unaudited)

SolarMax Technology, Inc. and Subsidiaries

SolarMax Technology, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

As of September 30, 2020 (Unaudited) and December 31, 2019

	September 30, 2020	December 31, 2019
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$16,115,011	$9,946,342
Restricted cash, current	1,176,246	121,986
Bankers’ acceptance	510,399	80,367
Accounts receivable, net	2,338,121	2,831,684
Contract assets	4,167,943	3,316,944
Unbilled receivables on completed contracts (related party)	3,603,065	3,516,867
Unbilled receivables on completed contracts	8,563,425	1,982,483
Receivable from SPIC (Note 11)	5,765,148	-
Customer loans receivable, current	7,611,908	8,005,939
Inventories, net	25,029,197	57,266,962
Other receivables and current assets, net	5,030,429	14,196,425
Total current assets	79,910,892	101,265,999

Property and equipment, net	978,960	1,311,314
Goodwill	7,884,209	7,695,590
Investments in unconsolidated joint ventures	25,905	469,035
Investments in unconsolidated solar project companies	5,430,746	-
Customer loans receivable, noncurrent	20,929,682	27,486,631
Deferred tax assets	120,728	696,801
Restricted cash, noncurrent	110,206	226,207
Other assets	164,626	2,398,614
Total assets	$115,555,954	$141,550,191

SolarMax Technology, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

As of September 30, 2020 (Unaudited) and December 31, 2019 (Continued)

	September 30, 2020	December 31, 2019
	(Unaudited)
Liabilities and Stockholders’ Equity
Current liabilities
Notes and accounts payable	$16,867,765	$22,770,207
Accounts payable to related parties	2,260,113	2,226,629
Bank and other unsecured loans, current	3,246,462	1,775,829
Unsecured loans from related parties	-	2,250,000
Secured loans from related parties, current	22,500,000	32,000,000
Secured convertible debt, current	4,100,000	1,100,000
Solar project financing, current	-	1,058,688
Contract liabilities	3,556,408	1,919,963
Accrued expenses and other payables	12,289,195	13,397,358
Total current liabilities	64,819,943	78,498,674

Bank and other unsecured loans, noncurrent	1,976,183	168,581
Secured loans from related parties, noncurrent	12,000,000	18,000,000
Secured convertible debt, noncurrent, net of debt discount	15,925,270	4,400,000
Solar project financing, noncurrent	24,039,522	43,430,405
Other liabilities	4,677,470	4,186,313
Total liabilities	123,438,388	148,683,973

Commitments and Contingencies (Note 17)

Stockholders’ equity (deficit)
Preferred stock, par value $0.001 per share; 15,000,000 shares authorized, none issued and outstanding as of September 30, 2020 and December 31, 2019	-	-

Common stock, par value $0.001 per share; 500,000,000 shares authorized, 68,944,159 shares issued, and 66,844,159 shares outstanding as of September 30, 2020 and December 31, 2019	68,944	68,944

Additional paid-in capital	55,983,061	55,955,116
Less: treasury stock at cost – 2,100,000 shares	(1,808,889)	(1,808,889)
Accumulated deficit	(60,832,062)	(59,839,264)
Accumulated other comprehensive loss	(1,081,539)	(1,311,907)
Total stockholders’ equity (deficit) attributable to stockholders of the Company	(7,670,485)	(6,936,000)
Noncontrolling interest	(211,949)	(197,782)
Total stockholders’ equity (deficit)	(7,882,434)	(7,133,782)

Total liabilities and stockholders’ equity	$115,555,954	$141,550,191

See accompanying notes to consolidated financial statements.

SolarMax Technology, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

For the Nine Months Ended September 30, 2020 and 2019 (Unaudited)

	Nine Months Ended September 30,
	2020	2019
	(Unaudited)	(Unaudited)
Revenue
United States operations	$27,975,303	$29,633,528
China operations
Related party	-	4,542,318
Unrelated party	60,689,995	249,960
Total	60,689,995	4,792,278

Total revenues	88,665,298	34,425,806

Cost of revenue	77,677,405	26,589,255
Gross profit	10,987,893	7,836,551

Operating expenses
General and administrative	9,014,688	11,040,005
Selling and marketing	980,829	1,571,956
Total operating expense	9,995,517	12,611,961

Operating income (loss)	992,376	(4,775,410)

Other income (expense)
Interest income	78,501	183,546
Interest expense	(2,644,621)	(1,612,562)
Equity in (loss) of unconsolidated joint ventures	(83,130)	2,389
Equity in income of solar project companies	421,222	-
Gain on debt extinguishment	720,276	-
(Loss) on partial sale of equity in solar project company	(126,223)	-
Other income (expense), net	324,102	(597,399)
Total other income (expense)	(1,309,873)	(2,024,026)

Income (loss) before income taxes	(317,497)	(6,799,436)
Income tax (benefit) provision	689,468	(12,932)
Net income (loss)	(1,006,965)	(6,786,504)

Net income (loss) attributable to noncontrolling interest	(14,167)	(39,128)
Net income (loss) attributable to stockholders of the Company	$(992,798)	$(6,747,376)

Net income (loss) per share attributable to stockholders of the Company
Basic and diluted	$(0.01)	$(0.10)
Weighted average shares
Basic and diluted	66,844,159	67,271,160

See accompanying notes to consolidated financial statements.

SolarMax Technology, Inc. and Subsidiaries

Condensed Consolidated Statements of Comprehensive Income (Loss)

For the Nine Months Ended September 30, 2020 and 2019 (Unaudited)

	Nine Months Ended September 30,
	2020	2019

Net income (loss)	$(1,006,965)	$(6,786,504)

Other comprehensive income (loss)
Foreign currency translation adjustments	230,368	(312,501)
Total comprehensive income (loss)	(776,597)	(7,099,005)

Comprehensive income (loss) attributed to noncontrolling interest	(14,167)	(39,128)
Comprehensive income (loss) attributable to stockholders of the Company	$(762,430)	$(7,059,877)

See accompanying notes to consolidated financial statements.

SolarMax Technology, Inc. and Subsidiaries

Condensed Consolidated Statements of Changes in Stockholders’ Equity (Deficit)

For the Nine Months Ended September 30, 2020 and 2019 (Unaudited)

	Preferred Stock		Common Stock		Additional Paid-in	Treasury Stock		Accumulated	Accumulated Other Comprehensive	Non-controlling
	Shares	Amount	Shares	Amount	Capital	Shares	Amount	Deficit	Loss	Interest	Total

Balance at January 1, 2020	-	$-	68,944,159	$68,944	$55,955,116	(2,100,000)	$(1,808,889)	$(59,839,264)	$(1,311,907)	$(197,782)	$(7,133,782)
Stock-based compensation	-	-	-	-	27,945	-	-	-	-	-	27,945
Net income (loss)	-	-	-	-	-	-	-	(992,798)	-	(14,167)	(1,006,965)
Currency translation adjustments	-	-	-	-	-	-	-	-	230,368	-	230,368
Balance at September 30, 2020 (Unaudited)	-	$-	68,944,159	$68,944	$55,983,061	(2,100,000)	$(1,808,889)	$(60,832,062)	$(1,081,539)	$(211,949)	$(7,882,434)

	Preferred Stock		Common Stock		Additional Paid-in	Treasury Stock		Accumulated	Accumulated Other Comprehensive	Non-controlling
	Shares	Amount	Shares	Amount	Capital	Shares	Amount	Deficit	Loss	Interest	Total
Balance at January 1, 2019	-	$-	68,732,883	$68,733	$55,009,133	(1,680,000)	$(1,800,000)	$(50,341,438)	$(1,210,353)	$(141,283)	$1,584,792
Adoption of new accounting standard - ASC 606 transition	-	-	-	-	-	-	-	(580,867)	-	-	(580,867)
Stock-based compensation	-	-	-	-	287,025	-	-	-	-	-	287,025
Issuance of bonus shares	-	-	211,276	211	628,583	-	-	-	-	-	628,794
Net income (loss)	-	-	-	-	-	-	-	(6,747,376)	-	(39,128)	(6,786,504)
Currency translation adjustments	-	-	-	-	-	-	-	-	(312,501)	-	(312,501)
Balance at September 30, 2019 (Unaudited)	-	$-	68,944,159	$68,944	$55,924,741	$(1,680,000)	$(1,800,000)	$(57,669,681)	$(1,522,854)	$(180,411)	$(5,179,261)

See accompanying notes to consolidated financial statements.

SolarMax Technology, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows
For the Nine Months Ended September 30, 2020 and 2019 (Unaudited)

	Nine Months Ended September 30,
	2020	2019

Cash flows from operating activities
Net income (loss)	$(1,006,965)	$(6,786,504)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Loss on partial sale of equity in solar project company	126,223	-
Gain on debt extinguishment	(720,276)	-
Equity in loss (income) of investment in excess of distribution received	(315,788)	(2,389)
Loss on disposal of property and equipment	(15,221)	(57,173)
Depreciation and amortization expense	1,367,232	385,648
Deferred LED project costs written off	360,000	-
Amortization of loan discounts	(355,978)	(345,509)
Amortization of debt discount	75,546	-
Provision for bad debts and loan losses	(8,553)	(175,084)
Provision for excess and obsolete inventories	(27,484)	271,976
Provision for warranty, customer care and production guaranty	423,145	943,509
Deferred income taxes (benefit)	576,332	(162,112)
Stock-based compensation expense	27,945	287,025
IPO offering costs written off	480,381
Impact of currency exchanges and other	180,631	1,511,080
Changes in operating assets and liabilities:
Bankers’ acceptance	(415,923)	(450,214)
Receivables and current assets	3,578,384	258,125
Contract assets	(850,999)	(2,441,166)
Unbilled receivables	(6,347,107)	20,855,459
Costs and estimated earnings in excess of billings on uncompleted contracts	-	(3,002,772)
Inventories	(21,655,618)	(6,724,296)
Customer loans receivable	7,335,998	(1,490,126)
Other assets	10,679	5,655
Notes and accounts payable	(6,241,546)	(1,259,866)
Accounts payable to related parties	(20,492)	(9,011,841)
Accrued expenses and other payables	(1,074,086)	67,248
Contract liabilities	1,636,445	1,100,119
Other liabilities	2,020	(634,664)
Net cash provided by (used in) operating activities	$(22,875,075)	$(6,857,872)

SolarMax Technology, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

For the Nine Months Ended September 30, 2020 and 2019 (Unaudited) (Continued)

	Nine Months Ended September 30,
	2020	2019

Cash flows from investing activities
Return of capital distributions received from equity method investments	$337,696	$-
Proceeds from partial sale of project companies	5,601,660	-
Proceeds from disposal of property and equipment	15,784	68,844
Issuance of note receivable	(60,000)	-
Purchase of property and equipment	-	(39,500)
Net cash provided by (used in) investing activities	5,895,140	29,344

Cash flows from financing activities
Proceeds from new borrowings	-	728,502
Loan proceeds from solar project financing	23,357,810	-
Proceeds from Paycheck Protection Program loans	1,855,816	-
Principal repayment on borrowings	(595,732)	(46,392)
Proceeds from loans from related parties	-	2,400,000
Repayment of related party loan	(250,000)	(500,000)
Early settlement of convertible notes	(330,000)	-
Repayment on equipment capital lease	(22,132)	(7,053)
Refundable vendor bid deposits received	314,295	-
Refundable vendor bid deposits paid	(178,577)	(109,275)
Net cash provided by (used in) financing activities	24,151,480	2,465,782

Effect of exchange rate	(64,617)	(318,428)
Net increase (decrease) in cash and cash equivalents and restricted cash	7,106,928	(4,681,174)
Cash and cash equivalents and restricted cash, beginning of period	10,294,535	17,661,967
Cash and cash equivalents and restricted cash, end of period	$17,401,463	$12,980,793

Supplemental disclosures of cash flow information:
Interest paid in cash	$2,867,944	$1,635,127
Income taxes paid in cash	$528,340	$6,481

Non-cash activities for investing and financing activities:
Uncollected proceeds from partial sale of project companies	$5,765,148	$-
Issuance of shares of common stock for accrued executive bonuses	$-	$628,794

See accompanying notes to consolidated financial statements.

SolarMax Technology, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

For the Nine Months Ended September 30, 2020 and 2019 (Unaudited)

1. Basis of Presentation and Summary of Significant Accounting Policies

Basis of Accounting

The accompanying unaudited condensed consolidated financial statements of SolarMax Technology, Inc. and subsidiaries (the “Company”) have been prepared in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”) and applicable rules and regulations of the Securities and Exchange Commission (“SEC”) regarding interim financial reporting. Certain information and note disclosures normally included in the financial statements prepared in accordance with GAAP have been condensed or omitted pursuant to such rules and regulations. As such, these unaudited condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and accompanying notes included elsewhere in this registration statement. The unaudited condensed consolidated financial statements were prepared on the same basis as the audited consolidated financial statements and, in the opinion of management, reflect all adjustments (all of which were considered of normal recurring nature) considered necessary to present fairly the Company’s financial results. The results of the nine months ended September 30, 2020 are not necessary indicative of the results to be expected for the fiscal year ending December 31, 2020 and for any other interim period or other future year.

Principles of Consolidation

The condensed consolidated financial statements reflect the accounts and operations of the Company and those of its subsidiaries in which the Company has a controlling financial interest. The Company uses a qualitative approach in assessing the consolidation requirement for variable interest entities (“VIEs”). This approach focuses on determining whether the Company has the power to direct the activities of the VIE that most significantly affect the VIE’s economic performance and whether the Company has the obligation to absorb losses, or the right to receive benefits, that could potentially be significant to the VIE. All of these determinations involve significant management judgments and estimates. The Company has determined that it is not the primary beneficiary in the operational VIE, SMX Property LLC (“SMXP”) and therefore, does not consolidate the financial information of SMXP.

The Company is the lessee under an operating lease of its Riverside, CA headquarters facility with SMXP (see Note 15 - Other Related Party Transactions). SMXP is a private entity owned by the Company’s founders, one of whom is the chief executive officer and a director of the Company, another who is a director of the Company, and another who is a former officer and director of the Company. The lease term was initially for four years expiring on December 31, 2016, and was extended in September 2016 for a ten-year term, with one five-year renewal option. The Company does not have any ownership interest in SMXP. In October 2019, the Company borrowed $250,000 from SMXP at 6%, repaid $100,000 in March 2020 and $150,000 in April 2020. Other than the common ownership, the operating lease and the unsecured loan, the Company does not have any economic arrangements with SMXP such that the Company will have an obligation to support the operations of SMXP. Further, the Company does not have the power to direct and control the activities of SMXP as such power to direct and control resides with SMXP’s principals. Accordingly, the Company is not considered to be the primary beneficiary of SMXP and has not consolidated SMXP.

As of May 1, 2020 the Company no longer consolidated the following two PRC solar project companies that were previously consolidated, as a result of the Company’s completion of the sale and transfer of 70% of the controlling interest in these project companies in April 2020 to a third party customer, State Power Investment Corporation Guizhou Jinyuan Weining Energy Co., Ltd (“SPIC”), pursuant to the M&A (Cooperative Development) Agreements entered into in August 2019 for these projects:

●	Southwest Guizhou Autonomous Prefecture Yilong Zhonghong Green Energy Co., Ltd. which owns the photovoltaic project commonly referred to as Yilong #2 solar project (“Yilong #2”)

●	Xingren Almaden New Energy Co., Ltd., which owns the photovoltaic project commonly referred to as Xingren solar project (“Xingren”)

SolarMax Technology, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

For the Nine Months Ended September 30, 2020 and 2019 (Unaudited)(Continued)

The Company’s 30% non-controlling interest in these two project companies is presented under the equity method of accounting effective on May 1, 2020. Under the respective equity transfer agreements, the Company’s interest in each project company including the allocation of profit and losses is proportionate to its ownership interest. At September 30, 2020, the Company’s maximum exposure to a potential loss includes the Company’s carrying value of the 30% non-controlling interest of $5.4 million and the unpaid net contractual receivables under the EPC agreements for the two projects of RMB 58.2 million (approximately $8.3 million).

The accompanying condensed consolidated financial statements include the accounts of SolarMax and its wholly-owned and controlled subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

Stock Distribution

On April 25, 2019, the Company effected a 1.68-for-one stock distribution pursuant to which the Company issued 0.68 additional shares of common stock with respect to each share of common stock outstanding on April 25, 2019. For U.S. GAAP purposes, this stock distribution is accounted for as a stock split. All share and per share information retroactively reflects the stock distribution.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements and the reported amounts of revenues and expenses during the reporting period.  Significant accounting estimates reflected in the Company’s condensed consolidated financial statements include the cost-based inputs to estimate revenues on long-term construction contracts, the collectability of accounts receivable and loans receivable, the useful lives and impairment of property and equipment, goodwill and intangible assets, the fair value of stock options granted and stock-based compensation expense, the fair value of assets acquired and liabilities assumed in a business combination, warranty and customer care reserve, the valuation of deferred tax assets, inventories and provisions for income taxes. Actual results could differ materially from those estimates.

Reclassification

Certain amounts in the prior period financial statements have been reclassified to conform to the presentation of the current period financial statements. These reclassifications had no effect on the previously reported net loss or cash flows.

COVID-19, Liquidity and Going Concern

In response to the COVID-19 pandemic, governmental authorities have recommended or ordered the limitation or cessation of certain business or commercial activities in jurisdictions in which the Company operates. Further, the issuance of permits necessary for solar installations was affected because of reduced operations and closure of some local California government offices that issued permits for solar installations. As a result, in the United States, the Company experienced a lower level of residential solar energy system installations compared to the same periods in 2019. In China, the timing of final solar farm project approvals and the beginning of one new solar farm installation were delayed for approximately three months but the delays are not expected to have a material impact on the Company’s China business in 2020 as the project that the Company expected to complete in 2020 was completed and the Company continued its negotiations with respect to a new project. The COVID-19 pandemic also affected the ability of one of the Company’s Chinese customers to make its payments to the Company. To the extent that the government institutes or recommends further closures, including closures or reduced office hours of the government offices that process permits for solar installation, the Company may suffer a further decline in revenue and results of operations.

SolarMax Technology, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

For the Nine Months Ended September 30, 2020 and 2019 (Unaudited)(Continued)

As a result of the COVID-19 pandemic, the Company’s operations in the PRC were temporarily disrupted due to the lockdown and the operations have gradually returned to normal operation beginning in the second quarter of 2020. In March and April 2020, the Company’s United States operations experienced the impact of COVID-19 that resulted in the implementation of headcount reduction and other cost-saving measures in an effort to improve liquidity. The Company also was able to successfully obtain additional liquidity through the available government assistance programs in the form of loans and grants. As of the date these unaudited condensed consolidated financial statements were available to be issued, the extent to which the COVID-19 pandemic may materially impact the Company’s financial condition, liquidity or results of operations is uncertain.

The accompanying condensed consolidated financial statements have been prepared in conformity with U.S. GAAP, which contemplate continuation of the Company as a going concern. The Company’s recurring net losses, increased accumulated deficit and stockholders’ deficit, raise substantial doubt about its ability to continue as a going concern. During the nine months ended September 30, 2020, the Company incurred a net loss of approximately $1.0 million and reported net cash used in operations of approximately $22.9 million. At September 30, 2020, the accumulated deficit was approximately $60.8 million and the stockholders’ deficiency was approximately $7.9 million. In connection with these condensed consolidated financial statements, management evaluated whether there were conditions and events, considered in the aggregate, that raise substantial doubt about the Company’s ability to meet its obligations as they become due within one year from the date of issuance of these financial statements. Management assessed that there were such conditions and events, including a history of recurring operating losses, and negative cash flows from operating activities, and significant current debt.

As of September 30, 2020, the Company’s principal sources of liquidity consisted of approximately $16.1 million, of cash and cash equivalents and estimated future cash flows from operations.  The Company believes its current cash balances coupled with anticipated cash flow from operating activities may not be sufficient to meet its working capital requirements for at least one year from the date of the issuance of the accompanying condensed consolidated financial statements, including approximately $29.8 million of debt that is due in the next twelve months. Management is focused on expanding the Company’s existing business, as well as its customer base, including its continuing efforts to generate revenue from non-related parties for its China operations and to continue to increase its revenues. The Company is looking to continue to negotiate an exchange of a large portion of the approximately $22.5 million of the current portion of long term related party loans for convertible notes that mature in periods beyond one year. The Company cannot predict whether it will be successful in these efforts. The Company is also looking to raise funds through a proposed equity financing, which may include a reverse merger with a company that has sufficient cash to meet the Company’s immediate cash needs.

As a result of the above, there is substantial doubt regarding the Company’s ability to continue as a going concern within one year from the date of issuance of these financial statements. The Company cannot give assurance that it can increase its cash balances or limit its cash consumption, complete a financing or obtain the exchange of any of its current debt and thus maintain sufficient cash balances for its planned operations or complete the planned merger with a special purpose acquisition corporation, known as a SPAC (see Note 21). Future business demands may lead to cash utilization at levels greater than recently experienced. Revenue and cash flow from the Company’s China segment is irregular because of the timing of solar projects and the Company requires significant funds for its operations, particularly during periods when there is little or no revenue or cash flow from the projects. The Company may need to raise additional capital in the future. However, the Company cannot assure that it will be able to raise additional capital on acceptable terms, or at all.

SolarMax Technology, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

For the Nine Months Ended September 30, 2020 and 2019 (Unaudited)(Continued)

Cash and Cash Equivalents

Cash and cash equivalents consist of deposit accounts and highly liquid investments purchased with an original maturity of three months or less. The standard insurance coverage for non-interest bearing transaction accounts in the United States is $250,000 per depositor under the general deposit insurance rules of the Federal Deposit Insurance Corporation. The standard insurance coverage for non-interest bearing transaction accounts in the PRC is RMB 500,000 (approximately $73,000) per depositor per bank under the applicable Chinese general deposit insurance rules. As of September 30, 2020 and December 31, 2019, insured and uninsured cash including the balance classified as restricted cash were as follows:

	September 30, 2020	December 31, 2019
	(Unaudited)
US Segment
Insured cash	$1,781,331	$1,035,654
Uninsured cash	7,539,374	3,856,757
	9,320,705	4,892,411
China Segment
Insured cash	390,183	368,595
Uninsured cash	7,690,575	5,033,529
	8,080,758	5,402,124
Total cash and cash equivalents & restricted cash	17,401,463	10,294,535
Cash and cash equivalents	16,115,011	9,946,342
Restricted cash	$1,286,452	$348,193

Restricted cash at September 30, 2020 and December 31, 2019 consisted of:

	September 30, 2020	December 31, 2019
	(Unaudited)
Deposit restricted by PRC court for pending legal dispute	$-	$121,986
Deposit held by a China financial institution to secure bankers acceptance	1,176,246	-
Deposit held by a US financial institution as collateral for business credit cards – US Segment	110,206	226,207
	1,286,452	348,193
Less: current portion	(1,176,246)	(121,986)
Noncurrent portion	$110,206	$226,207

Income Taxes

The Company does not record U.S. income taxes on the undistributed earnings of its foreign subsidiaries based upon the Company’s intention to permanently reinvest undistributed earnings to ensure sufficient working capital and further expansion of existing operations outside the United States. In the event the Company is required to repatriate funds from outside of the United States, such repatriation would be subject to local laws, customs, and tax consequences. Determination of the amount of unrecognized deferred tax liability related to these earnings is not practicable.

On March 27, 2020, in response to COVID-19 the United States enacted the Coronavirus Aid, Relief and Economic Security Act (“CARES Act”). The CARES Act is an emergency economic stimulus package that includes spending and tax breaks to strengthen the United States economy and fund a nationwide effort to curtail the effect of COVID-19. While the CARES Act provides sweeping tax changes in response to the COVID-19 pandemic, some of the more significant provisions which are expected to impact the Company’s financial statements include removal of certain limitations on the utilization of net operating losses, increasing the loss carryback period for certain losses to five years, and increasing the ability to deduct interest expense, as well as amending certain provisions of the previously enacted Tax Cuts and Jobs Act. As the Company has not generated the taxable income in the previous years, the CARES Act feature allowing federal net operating losses originating in 2018, 2019 or 2020 to be carried back five years has no impact on the Company. In addition, the California net operating losses utilization will be suspended for the year 2020-2022 which is not expected to have any impact as well due to the Company not having generated any California taxable income.

SolarMax Technology, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

For the Nine Months Ended September 30, 2020 and 2019 (Unaudited)(Continued)

Fair Value Measurements

The following table presents the fair value and carrying value of the Company’s cash equivalents, loans receivable and borrowings as of September 30, 2020:

	Fair Value			Carrying
	Level 1	Level 2	Level 3	Value
Assets
Cash equivalents	$2,983,959	$-	$-	$2,983,959
Customer loans receivable	-	-	29,621,814	28,541,590
Liabilities
Bank and other loans	-	5,222,645	-	5,222,645
Secured loans from related parties	-	-	32,917,284	34,500,000
Secured convertible debt	-	-	19,896,157	20,025,270
Unsecured loans from related parties	-	-	-	-
Solar project financing	-	24,039,522	-	24,039,522

Solar project financing – During the nine months ended September 30, 2020 solar project financing was issued at an annual interest rate of 5.3% in the PRC segment in May 2020. The fair value of the loans was determined based on the proximity to the issuance date.

Advertising Costs

The Company charges advertising and marketing costs related to radio, internet and print advertising to operations as incurred. Advertising and marketing costs for the nine months ended September 30, 2020 and 2019 were $980,829 and $1,571,956, respectively.

Recent Accounting Standards Not Yet Adopted

As an emerging growth company (“EGC”), the Company has elected to use the extended transition period for complying with any new or revised financial accounting standards pursuant to Section 13(a) of the Securities and Exchange Act of 1934.

In August 2020, the FASB issued Accounting Standards Update (“ASU”) 2020-06, which simplifies the accounting for certain financial instruments with characteristics of liabilities and equity, including convertible instruments and contracts on an entity’s own equity. This ASU simplifies the current accounting under ASC 470-20 for convertible debt with a cash conversion feature and convertible instrument with a beneficial conversion feature. As a result, after adopting the ASU, entities will not separately present in equity an embedded conversion feature in such debt. Instead, they will account for a convertible debt instrument wholly as debt, and for convertible preferred stock wholly as preferred stock (i.e., as a single unit of account), unless (1) a convertible instrument contains features that require bifurcation as a derivative under ASC 815 or (2) a convertible debt instrument was issued at a substantial premium. An entity can use either a full or modified retrospective approach to adopt the ASU. This ASU is effective for public entities that are not smaller reporting companies in fiscal years beginning after December 15, 2021, and interim periods within those fiscal years. For all other entities, the effective date is for fiscal years beginning after December 15, 2023, and interim periods within those fiscal years. The ASU may be early adopted for fiscal years beginning after December 15, 2020, and interim periods within those fiscal years. The Company has not yet determined if the adoption will have any impact on the Company’s financial statements.

SolarMax Technology, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

For the Nine Months Ended September 30, 2020 and 2019 (Unaudited)(Continued)

In June 2016, the FASB issued ASU 2016-13, Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. The objective of this update is to provide users of financial statements with more useful information by changing the incurred loss methodology for recognizing credit losses to a more forward-looking methodology that reflects expected credit losses. Under this ASU, the Company’s accounts receivable, unbilled receivables, customer loans receivable and certain contract assets are considered financial assets measured at an amortized cost basis and will need to be presented at the net amount expected to be collected. This ASU will be effective for the Company beginning on January 1, 2023. The Company has not yet begun to evaluate the impact if any of adopting this update on its condensed consolidated financial statements when it becomes effective.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), which requires lessees to recognize leases on balance sheet and disclose key information about leasing arrangements. Topic 842 was subsequently amended by ASU No. 2018-01, Land Easement Practical Expedient for Transition to Topic 842; ASU No. 2018-10, Codification Improvements to Topic 842, Leases; and ASU No. 2018-11, Targeted Improvements. The new standard establishes a right-of-use model (ROU) that requires a lessee to recognize a ROU asset and lease liability on the balance sheet for all leases with a term longer than 12 months. Leases will be classified as finance or operating, with classification affecting the pattern and classification of expense recognition in the income statement.

Topic 842 requires lessors to classify leases as a sales-type, direct financing, or operating leases. A lease is a sales-type lease if any one of five criteria are met, each of which indicate that the lease, in effect, transfers control of the underlying asset to the lessee. If none of those five criteria are met, but two additional criteria are both met, indicating that the lessor has transferred substantially all the risks and benefits of the underlying asset to the lessee and a third party, the lease is a direct financing lease. All leases that are not sales-type or direct financing leases are operating leases.

Because the Company is a private entity preparing for a possible merger with a SPAC (see Note 21) that is an emerging growth company (EGC) under the JOBS Act, the Company has elected to utilize the relief provided to EGCs, that would allow for the adoption date on the timeline afforded a private company which will be for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. The Company expects to adopt the new standard on January 1, 2022, including early adoption for the interim periods in the year ended December 31, 2022. A modified retrospective transition approach is required, applying the new standard to all leases existing at the date of initial application. An entity may choose to use either (1) its effective date or (2) the beginning of the earliest comparative period presented in the financial statements as its date of initial application. If an entity chooses the second option, the transition requirements for existing leases also apply to leases entered into between the date of initial application and the effective date. The entity must also recast its comparative period financial statements and provide the disclosures required by the new standard for the comparative periods.

The new standard provides a number of optional practical expedients in transition. The Company expects to elect the ‘package of practical expedients,’ which permits the Company not to reassess under the new standard its prior conclusions about lease identification, lease classification and initial direct costs. The Company does not expect to elect the use-of-hindsight or the practical expedient pertaining to land easements; the latter not being applicable to the Company.

The Company expects this standard with respect to the Company as a lessee will have a material effect on its financial statements. While the Company continues to assess all of the effects of adoption, the Company currently believes the most significant effects relate to (1) the recognition of new ROU assets and lease liabilities on the balance sheet for its office and equipment operating leases; (2) the derecognition of existing deferred rent liabilities, and (3) providing significant new disclosure about the Company’s leasing activities. The Company does not expect a significant change in its leasing activities between now and adoption.

SolarMax Technology, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

For the Nine Months Ended September 30, 2020 and 2019 (Unaudited)(Continued)

The new standard also provides practical expedients for an entity’s ongoing accounting as a lessee. The Company currently expects to elect the short-term lease recognition exemption for all leases that qualify. This means, for those leases that qualify, the Company will not recognize ROU assets or lease liabilities, and this includes not recognizing ROU assets or lease liabilities for existing short-term leases of those assets in transition. The Company also currently expects to elect the practical expedient to not separate lease and non-lease components for all its leases.

For leases in which the Company is the lessor, the Company also expects to elect the ‘package of practical expedients’, which permits the Company not to reassess under the new standard its prior conclusions about lease identification, lease classification, and initial direct costs. The Company does not expect to elect the use-of-hindsight or the practical expedient pertaining to land easements; the latter not being applicable to the Company. While the Company continues to evaluate certain aspects of the new standard, including those still being revised by the FASB, the Company does not expect the new standard to have a material effect on its financial statements as a lessor and the Company does not expect a significant change in its leasing activities as a lessor between now and adoption. The Company believes all of its leases in which the Company is the lessor will continue to be classified as operating leases under the new standard.

2. Revenues and Construction Contracts

Disaggregation of Revenues

The following table summarizes the Company’s revenue by business line by segment for the nine months ended September 30, 2020 and 2019:

	Nine Months Ended September 30,
	2020	2019
	(Unaudited)	(Unaudited)
Solar energy systems
Sales on installment basis	$1,660,993	$9,050,921
Sales on non-installment basis	19,820,428	15,289,583
Third-party leasing arrangements	715,668	3,137,778
Operating lease revenues	64,933	75,734
Power purchase agreement revenues	85,222	184,301
Total solar energy systems	22,347,244	27,738,317
LED	4,254,204	407,189
Financing related	1,373,855	1,488,022
Total revenue of US Segment	27,975,303	29,633,528
Solar farm projects	58,482,872	4,792,278
Power purchase agreements and other	2,207,123	-
Total revenue of PRC Segment	60,689,995	4,792,278

Total revenues	$88,665,298	$34,425,806

In April 2020, all the performance obligations related to EPC work on projects Yilong #2 and Xingren were met and the transfer of 70% ownership interest in the related project companies was completed. Accordingly, revenues and costs associated with these projects were recognized by the Company in April 2020. For the nine months ended September 30, 2020, revenues earned on these two solar farm projects reflect revenues earned from, SPIC, which owns and controls 70% of the projects effective April 2020. Pursuant to the MA Co-development Agreement dated August 2019, SPIC has the first right of refusal to purchase the remaining 30% equity interest from the Company one year after the grid connection which date is December 2021. Concurrent with the revenue recognition by the Company on these projects, the related project companies were deconsolidated by the Company as a result of the sale of 70% ownership interest to SPIC – see further discussion in Note 11.

SolarMax Technology, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

For the Nine Months Ended September 30, 2020 and 2019 (Unaudited)(Continued)

The revenue earned on the power purchase agreements in the PRC for the nine months ended September 30, 2020 relates to revenues earned by Yilong #2 and Xingren from the power purchase agreements with the PRC utility companies from January 1, 2020 to April 30, 2020. As a result of the deconsolidation of Yilong #2 and Xingren project companies on May 1, 2020, the revenue from such power purchase agreements is no longer recorded by the Company beginning May 1, 2020.

Construction Contracts

As of September 30, 2020 and December 31, 2019, the Company’s construction and other operating activities in China for which the Company recognized revenue consisted of the following projects:

			Contract Value	% Complete as of		Revenue Recognized (USD in Million)
Project	Customer	Mega Watts (“MW”)	Excluding VAT (RMB in Million)	9/30/20	12/31/19	Nine Months Ended 9/30/20	Nine Months Ended 9/30/19	Completion Date
				(Unaudited)		(Unaudited)	(Unaudited)
Long-term Construction Contracts
Ningxia Meili Cloud (1)	Meili Cloud Energy	50.0	179.0	na	na	$0.00	$0.25	2018
Guizhou Qingshuihe #3	AMD	10.6	33.0	na	100.0%	$0.00	$4.54	2019
Yilong 2	SPIC	70.0	275.0	100.0%	na	$39.29	$0.00	2020
Xingren	SPIC	35.0	134.4	100.0%	na	$19.20	$0.00	2020

(1)	Effective September 30, 2019, a supplemental EPC contract was signed to include additional revenue of approximately $250,000 for interest earned on unpaid project payables.

Offset Agreements with AMD

In June and December 2019, the Company entered into offset agreements with AMD, a related party, to offset certain unpaid project receivables (including unpaid retainage) due from AMD totaling RMB 46.0 million (approximately $6.6 million) against certain accounts payable due from the Company related to solar panels purchased from AMD. The offset amount presented in the table is part of these offset agreements.

Supplemental EPC and Payment Agreement for Meili Cloud

In October 2019, the Company reached an agreement with the owner of the Meili Cloud project under which the owner has agreed to make monthly payments of the receivable amount owed including interest of RMB 1,715,577 (approximately $245,000) from October 2019 through February 2020. Due to the impact of COVID-19 in early 2020, the owner’s operations were negatively impacted and requested reduced monthly payments with the final payment extended through early 2021. During the nine months ended September 30, 2020, the owner has made payments totaling RMB 21 million (approximately $3 million). The balance of the unpaid receivable was RMB 11.4 million ($1.6 million) and RMB 32.4 million ($4.6 million) at September 30, 2020 and December 31, 2019, respectively.

SolarMax Technology, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

For the Nine Months Ended September 30, 2020 and 2019 (Unaudited)(Continued)

Ancha Project MA Co-development Agreement

In February 2020, the Company, through its PRC subsidiaries, entered into a M&A (Cooperative Development) Agreement (the “Ancha MA Agreement”) with State Power Investment Corporation Guizhou Jinyuan Weining Energy Co., Ltd. (“SPIC”), pursuant to which the Company will sell the ownership and control of 70% of the Company’s project subsidiary that owns the completed 59 MW solar farm project in Guizhou (the “Ancha Project”) to SPIC when the project is completed and accepted by SPIC. Pursuant to the Ancha MA Agreement, SPIC shall have the first right of refusal to purchase the remaining 30% ownership interest in the project subsidiary one year after the project is completed and operational. The total value of the project including VAT with 100% ownership at completion is expected to be RMB 233.6 million (approximately $33.4 million). The construction began in March 2020 and is expected to be completed prior to December 31, 2020 with all the performance obligations including the transfer of 70% ownership interest to SPIC completed in the first quarter of 2021. As of September 30, 2020 the construction is 86% complete.

3. Third-party Leasing Arrangement and Concentrations

Third-party Leasing Arrangement with Sunrun

The Sunrun channel agreement had an initial term through January 2018. Pursuant to the terms of the agreement, upon expiration of the initial term, the agreement continues for an additional 36 months unless either party gives notice of non-renewal at least 30 days before the initial expiration date. As a result, the agreement has been automatically renewed for a 36 month term which ends in January 2021.

The summary of revenue and cost of revenue related to Sunrun for the nine months ended September 30, 2020 and 2019 is as follows:

	Nine Months Ended September 30,
	2020	2019
	(Unaudited)
Revenue	$715,668	$3,143,091
Cost of revenue	364,919	2,103,999

With respect to the systems sold to Sunrun, the Company is required to install Sunrun meters which are only available for purchase through a subsidiary of Sunrun. For the nine months ended September 30, 2020 and 2019, Sunrun meters purchased from the subsidiary of Sunrun amounted to $39,389 and $39,794, respectively. The accounts payable balance owed to this supplier as of September 30, 2020 and December 31, 2019 was $14,523 and $8,327, respectively.

Concentration Risks

Major Customers

The following table provides information as to sales greater than 10% of revenues for the nine months ended September 30, 2020:

	Revenue	Percentage of Total Revenue	Accounts Receivable (including unbilled)	Percentage of Total Accounts Receivable
	(Unaudited)
Customer H (1)	$58,482,872	66%	$8,563,425	59%

SolarMax Technology, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

For the Nine Months Ended September 30, 2020 and 2019 (Unaudited)(Continued)

The following table provides information as to sales greater than 10% of revenues for the nine months ended September 30, 2019:

	Revenue	Percentage of Total Revenue	Accounts Receivable (including unbilled)	Percentage of Total Accounts Receivable
	(Unaudited)
Customer G (2)	$4,542,138	13%	$2,887,134	17%

(1)	A customer of the PRC segment.
(2)	Customer is an affiliate of AMD, a related party.

Major Suppliers

The following table provides information as to purchases over 10% for the nine months ended September 30, 2020:

	Purchase	Percentage of Total Purchase	Accounts Payable	Percentage of Total Accounts Payable
	(Unaudited)
Supplier L (1)	$11,722,516	26%	$-	0%
Supplier C (2)	5,576,968	12%	726,903	4%
Supplier K (1)	5,031,934	11%	2,113,344	11%

The following table provides information as to purchases over 10% for the nine months ended September 30, 2019:

	Purchase	Percentage of Total Purchase	Accounts Payable	Percentage of Total Accounts Payable
	(Unaudited)
Supplier C (2)	$7,396,709	23%	2,445,775	12%

(1)	Vendor is an unaffiliated supplier for PRC segment
(2)	Material supplier for US segment.

4. Acquisition Contingencies

Effective on May 12, 2016, in conjunction with the execution of the amendment to the share exchange agreement for ZHPV related to the April 2015 business combination, ZHPV entered into a debt settlement agreement (the “Debt Settlement Agreement”) with one of the former owners of ZHPV, Uonone Group Co., Ltd., (“Uonone Group”), pursuant to which ZHPV and Uonone Group agreed to settle a list of pending business transactions from December 31, 2012 to December 31, 2015, pursuant to which Uonone Group agreed to pay ZHPV a total amount of RMB 8,009,716 on or before November 30, 2016. An additional contingent liability related to estimated costs of a project known as Ningxia project completed prior to the Company’s acquisition of ZHPV of approximately RMB 3.0 million ($424,436 as of September 30, 2020) was also included as a receivable from Uonone Group (Note 8) with the corresponding liability recognized by the Company on the date of acquisition.

SolarMax Technology, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

For the Nine Months Ended September 30, 2020 and 2019 (Unaudited)(Continued)

As of September 30, 2020, Uonone Group has repaid all the amounts agreed to under the debt settlement agreement except for the RMB 3.0 million contingent receivable discussed above. Such receivable of RMB 3.0 million ($424,436 as of September 30, 2020) would be paid by Uonone Group only when the Company makes the payments under the related acquisition liability that was established on the acquisition date for the same amount. At September 30, 2020, no payments under the acquired liability have been made.

During the nine months ended September 30, 2020, the Company received legal settlement proceeds of RMB 22.8 million ($3.3 million) on behalf of Uonone related to an EPC project known as Weifang project that was completed prior to the April 2015 acquisition of ZHPV. Under the debt settlement agreement, these proceeds upon receipt by the Company would be paid to Uonone after deducting fees and expenses incurred by the Company related to the settlement of RMB 3.4 million (approximately $491,000). During the nine month ended September 30, 2020, the Company paid Uonone RMB 6.7 million (approximately $944,000) with the unpaid balance of RMB 12.7 million (approximately $1.8 million) included in accrued expenses at September 30, 2020. The Company plans on paying the remaining unpaid balance to Uonone upon final settlement of remaining costs and expenses related to the Ningxia project, which is still ongoing and is not expected to finalize until 2022.

5. Accounts Receivable, net

The activity of the allowance for bad debts for accounts receivable for the nine months ended September 30, 2020 and 2019 is as follows:

	Nine Months Ended September 30,
	2020	2019
	(Unaudited)	(Unaudited)
Balance – beginning of period	$1,175,130	$319,686
Provision for bad debts	20,487	(22,546)
Recoveries	1,520	11,318
Receivables charged off	(4,179)	(272,810)
Effect of exchange rate	28,081	(1,373)
Balance – end of period	$1,221,038	$34,275

At September 30, 2020 and December 31, 2019, the reserve balance includes a reserve for unbilled receivable of RMB 8.0 million (approximately $1.1 million) related to the Yilong #1 project that was completed in 2018. See additional discussion in Commitments and Contingencies – Legal Matters.

6. Customer Loans Receivable

The Company provides financing to qualified customers to purchase residential or commercial photovoltaic systems, as well as other products the Company offers in the United States. Depending on the credit rating of customers, the interest rate generally ranges from 0.00% to 10.99% per annum with financing terms ranging from three to fifteen years. At September 30, 2020 and December 31, 2019, the percentage of the Company’s loan portfolio with a 0% interest rate is 28% and 29%, respectively.

The Company acquires security interests in the photovoltaic systems and other products financed through UCC filings.

SolarMax Technology, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

For the Nine Months Ended September 30, 2020 and 2019 (Unaudited)(Continued)

Customer loans receivable consist of the following as of September 30, 2020 and December 31, 2019:

	September 30, 2020	December 31, 2019
	(Unaudited)
Customer loans receivable, gross	$29,911,429	$37,329,129
Less: unamortized loan discounts	(602,455)	(951,321)
Less: allowance for loan losses	(767,384)	(885,238)
Customer loans receivable, net	28,541,590	35,492,570
Current portion	7,611,908	8,005,939
Non-current portion	$20,929,682	$27,486,631

Principal maturities of the customer loans receivable at September 30, 2020 are summarized as follows:

Period ending December 31,	Amount
2020 (remaining months)	$2,039,049
2021	7,229,965
2022	5,687,804
2023	4,594,554
2024	2,962,644
2025	1,772,725
Thereafter	5,624,688
Total loans receivable	$29,911,429

The Company is exposed to credit risk on the customer loans receivable. Credit risk is the risk of loss arising from the failure of customers to meet the terms of their contracts with the Company or otherwise fail to perform as agreed.

The activity in the allowance for loan losses for customer loans receivable for the nine months ended September 30, 2020 and 2019 is as follows:

	Nine Months Ended September 30,
	2020	2019
	(Unaudited)	(Unaudited)
Balance – beginning of period	$885,238	$914,282
Provision for loan losses	(29,040)	(152,538)
Recoveries	4,853	34,887
Chargeoffs and adjustments	(93,667)	(20,043)
Balance – end of period	$767,384	$776,588

Total interest income on the customer loans receivable included in revenues was $1,363,430 and $1,477,242 for the nine months ended September 30, 2020 and 2019, respectively.

SolarMax Technology, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

For the Nine Months Ended September 30, 2020 and 2019 (Unaudited)(Continued)

7. Inventories, net

The activity in the reserve for excess and obsolete inventories for the nine months ended September 30, 2020 and 2019 is as follows:

	Nine Months Ended September 30,
	2020	2019
	(Unaudited)	(Unaudited)
Balance – beginning of period	$358,100	$225,097
Provision for excess and obsolete inventories	(27,484)	272,119
Balance – end of period	$330,616	$497,216

Inventories consisted of the following as of September 30, 2020 and December 31, 2019:

	September 30, 2020	December 31, 2019
	(Unaudited)
Solar project construction in progress	$23,617,955	$54,588,592
Work-in-process	181,512	1,288,230
Solar panels, inverters and components	1,139,987	1,265,795
Battery storage systems	94,910	101,770
LED lights	325,449	380,675
Reserve for excess and obsolete inventories	(330,616)	(358,100)
Total inventories, net	$25,029,197	$57,266,962

At December 31, 2019, work-in-process included approximately $1.3 million of costs incurred on a commercial photovoltaic project that was being constructed on the premise of a not-for-profit entity in California and with respect to which the Company had previously entered into a 10-year power purchase agreement. On December 26, 2019, the Company entered into an agreement with a third-party purchaser under which the Company will complete construction, including utility connection, and will transfer ownership of the system described above. Additionally, under the agreement, the Company will assign the 10-year power purchase agreement to the purchaser for a purchase price of approximately $1.6 million. In May 2020, the Company completed construction of the system and fulfilled all of the performance obligations under the agreement and recognized the related revenue upon achieving all the performance obligations, including the transfer of the power purchase agreement to the purchaser.

At September 30, 2020, the solar project construction in progress relates to costs incurred in the construction of a PRC solar farm project commonly referred to as the Ancha project. This is a 59 MW project in the Guizhou province with the construction began in March 2020 and is expected to complete prior to December 31, 2020. Upon acceptance by SPIC and completion of the transfer of 70% ownership of the project company that owns the Ancha project, which is scheduled for early 2021, the Company would then have achieved the required performance obligations under the Ancha MA Agreement dated March 2020 with SPIC to record revenue from the construction of the project.

At December 31, 2019, the solar project construction in progress relates to costs incurred in the construction of two PRC solar farm projects commonly referred to as the Yilong 2 and Xingren projects. The performance obligations for these two projects were achieved in April 2020 when the transfer of 70% ownership was completed pursuant to the MA Agreements signed in August 2019 with SPIC for these projects, at which time the revenues for these projects were recognized.

SolarMax Technology, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

For the Nine Months Ended September 30, 2020 and 2019 (Unaudited)(Continued)

8. Other Receivables and Current Assets, Net

Other receivables and current assets, net consisted of the following at September 30, 2020 and December 31, 2019:

	September 30, 2020	December 31, 2019
	(Unaudited)
Receivable from Seller (Uonone Group) (See Note 4)	$441,092	$430,540
Deferred project costs	994,846	3,080,729
Prepaid expenses and other current assets	1,304,142	946,242
Accrued interest on customer loans receivable	60,447	79,775
VAT tax receivable	2,169,902	8,745,096
Notes receivable	60,000	-
Income tax receivable	-	453,828
IPO offering costs	-	460,215
	$5,030,429	$14,196,425

Deferred project costs consist of work in process and subcontractor costs incurred on the solar energy systems and LED projects that are not fully completed at September 30, 2020 and December 31, 2019. During the nine months ended September 30, 2020, approximately $360,000 of LED deferred costs (related to 2018 advances to a PRC vendor for which goods were not received) was written off based on the passage of time.

On September 4, 2020, the Company loaned to Alberton Acquisition Corporation (“SPAC”) $60,000 and received a promissory note from the SPAC. The loan amount is payable by the SPAC upon the first to occur of (i) the date on which the SPAC consummates a merger or other business combination with the Company or (ii) the date on which, pursuant to its organizational documents, the SPAC must complete a business combination, which date is presently April 26, 2021 (iii) the date on which the agreement relating to the merger is terminated or (iv) the happening of an event of default. The note is non-interest bearing; provided, that if the note is not paid in full when due, the note will bear interest at the annual rate of 5% from the due date until the day on which all sums due are received by the Company.

9. Property and Equipment

Components of property and equipment, net are as follows:

	September 30, 2020	December 31, 2019
	(Unaudited)
Automobiles	$1,199,708	$1,208,504
Furniture and equipment	1,199,138	1,195,635
Solar systems leased to customers	1,821,576	1,821,576
Leasehold improvements	2,352,588	2,347,062
Total property and equipment	6,573,010	6,572,777
Less: accumulated depreciation and amortization	(5,594,050)	(5,261,463)
Property and equipment, net	$978,960	$1,311,314

For the nine months ended September 30, 2020 and 2019, depreciation expense was $1,367,232 and $385,648, respectively

SolarMax Technology, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

For the Nine Months Ended September 30, 2020 and 2019 (Unaudited)(Continued)

10. Goodwill

The activity of goodwill is as follows:

	Nine Months Ended September 30,
	2020	2019
	(Unaudited)	(Unaudited)
Balance – beginning of period	$7,695,590	$7,796,741
Addition	-	-
Impairment	-	-
Effect of exchange rate	188,619	(284,747)
Balance – end of period	$7,884,209	$7,511,994

11. Sale and Transfer of Controlling Interest in PRC Solar Project Companies

In August 2019, the Company, through its PRC subsidiaries, entered into MA Agreements with SPIC, pursuant to which the Company will sell the ownership and control of 70% of the Company’s project subsidiaries that own the completed 70MW Project Yilong 2 solar farm project and the completed 35MW Project Xingren solar farm project, to SPIC when the projects are completed and accepted by SPIC. Under the MA Agreements, SPIC has the first right of refusal to purchase the remaining 30% ownership interest in the respective project subsidiaries one year after the projects are completed and operational.

In April 2020, the sale and transfer of the 70% equity interest in the two project companies for Yilong #2 and Xingren was completed pursuant to the respective March 2020 Equity Transfer Agreements, under which the Company sold and transferred a 70% equity interest in the project companies that hold Projects Yilong #2 and Xingren to SPIC. For practical purposes, the Company deconsolidated the two project companies for Yilong #2 and Xingren, effective on May 1, 2020, the date when the Company effectively no longer held controlling interests in the two project companies but instead it holds a 30% non-controlling interest that would be accounted for under the equity method of accounting effective as of that date.

Pursuant to the March 2020 Equity Transfer Agreements, SPIC has agreed to pay the Company RMB 50.9 million (approximately $7.3 million) and RMB 27.5 million (approximately $3.9 million) to acquire a 70% controlling interest in the two project companies that hold Yilong #2 and Xingren, respectively. The considerations were determined based on the project companies’ respective equity in the projects as of December 31, 2019 which also approximate the preliminary appraised value as determined by SPIC. Pursuant to the Equity Transfer Agreements, the payment of 50% of the consideration was paid to the Company prior to September 30, 2020 and the remaining 50% of the consideration will be paid by SPIC upon the final approval of the project appraisal report by SPIC which is expected to occur in the fourth quarter of 2020.

At September 30, 2020, the Company’s 30% non-controlling investments in solar project companies accounted under the equity method of accounting are as follows:

Investee	Equity Investment Ownership	Profit rate of distribution
Yilong 2	30.0%	30.0%
Xingren	30.0%	30.0%

SolarMax Technology, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

For the Nine Months Ended September 30, 2020 and 2019 (Unaudited)(Continued)

Activity in the Company’s 30% non-controlling investments in solar project companies for the nine months ended September 30, 2020 consisted of the following:

Investee	Investment Balance at May 1, 2020	Distribution / Decrease in Investment	Share of Investee’s Net Income (loss)	Effect of Exchange Rate	September 30, 2020
Yilong 2	$3,186,978	$-	$242,263	$132,136	$3,561,377
Xingren	1,621,553	-	178,959	68,857	1,869,369
Total	$4,808,531	$-	$421,222	$200,993	$5,430,746

The following tables present the summary of the unaudited condensed combined financial statements for the Company’s 30% non-controlling investments in solar project companies as of September 30, 2020 and for the period from May 1, 2020 to September 30, 2020:

Balance Sheets	September 30, 2020
(Unaudited)
Current assets	$12,633,678
Non-current assets	62,620,757
Total assets	75,254,435

Current liabilities	11,768,860
Non-current liabilities	44,574,589
Members’ capital	18,910,986
Liabilities and members’ capital	$75,254,435

Income Statements	Period from May 1, 2020 to September 30, 2020
(Unaudited)
Revenue	$3,372,251
Gross profit	2,661,140
Net income	1,404,075

Revenue of the project companies that hold Yilong #2 and Xingren is generated from the power purchase agreements with the PRC utility companies as well as other government subsidies.

SolarMax Technology, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

For the Nine Months Ended September 30, 2020 and 2019 (Unaudited)(Continued)

12. Investments in Unconsolidated Joint Ventures in the United States

At September 30, 2020 and December 31, 2019, the Company has the following unconsolidated joint ventures accounted under the equity method of accounting in the United States:

Investee	Equity Investment Ownership	Profit rate of distribution
A#1	30.0%	40.0%
A#2	30.0%	30.0%
A#3	30.0%	30.0%
Changzhou	22.5%	22.5%

Activity in investments on unconsolidated joint ventures for the nine months ended September 30, 2020 consisted of the following:

Investee	December 31, 2019	Distribution / Decrease in Investment	Share of Investee’s Net Income (loss)	September 30, 2020
A#1	$33,718	$-	$(33,718)	$0
A#2	367,621	(270,000)	(71,716)	25,905
A#3	67,696	(90,000)	22,304	0
Changzhou	-	-	-	-
Total	$469,035	$(360,000)	$(83,130)	$25,905

Activity in investments on unconsolidated joint ventures for the nine months ended September 30, 2019 consisted of the following:

Investee	December 31, 2018	Distribution / Decrease in Investment	Share of Investee’s Net Income (loss)	September 30, 2019
A#1	$168,180	$-	$(117,153)	$51,027
A#2	295,762	-	99,865	395,627
A#3	41,754	-	46,410	88,164
Changzhou	26,733	-	(26,733)	-
Total	$532,429	$-	$2,389	$534,818

On March 24, 2020 Alliance Solar Capital 2, LLC and Alliance Solar Capital 3, LLC made cash distributions to their members of $900,000 and $300,000, respectively, and the Company received its proportionate share of cash distributions of $270,000 and $90,000, respectively.

SolarMax Technology, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

For the Nine Months Ended September 30, 2020 and 2019 (Unaudited)(Continued)

The following tables present the summary of the unaudited condensed combined financial statements for the Company’s unconsolidated joint ventures as of and for the nine months ended September 30, 2020 and 2019:

Balance Sheets	September 30, 2020	December 31, 2019
	(Unaudited)
Current assets	$746,492	$1,980,357
Non-current assets	2,529,279	3,269,874
Total assets	3,275,771	5,250,231

Current liabilities	1,292,091	1,318,856
Members’ capital	1,983,680	3,931,375
Liabilities and members’ capital	$3,275,771	$5,250,231

Income Statements	Nine Months Ended September 30,
	2020	2019
	(Unaudited)	(Unaudited)
Revenue	$192,537	$1,636,221
Gross (loss) profit	191,588	1,040,427
Net (loss) income	(632,839)	(226,194)

13. Other Assets

Other assets consisted of the following as of September 30, 2020 and December 31, 2019:

	September 30, 2020	December 31, 2019
	(Unaudited)
Loan Deposit	$-	$2,224,455
Other deposits and receivables	164,626	174,159
	$164,626	$2,398,614

Loan deposit was paid by the project companies for Yilong 2 and Xingren in cash to the lender pursuant to the terms of the solar project financing for Yilong 2 and Xingren based on 5% of the loan proceeds and is refundable at the end of the loan term. As a result of the sale and transfer of 70% of the controlling interests in Yilong 2 and Xingren project companies on April 30, 2020, the project companies are no longer consolidated by the Company and accordingly, the loan deposit asset associated with the solar project financing which belongs to the project companies is no longer presented in the accompanying condensed consolidated financial statements effective May 1, 2020.

SolarMax Technology, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

For the Nine Months Ended September 30, 2020 and 2019 (Unaudited)(Continued)

14. Financing Arrangements

As of September 30, 2020 and December 31, 2019, the Company had the following borrowings:

	September 30, 2020	December 31, 2019
	(Unaudited)
5,000,000 RMB short-term loan, at 10.0% per annum, due December 31, 2020	$735,154	$717,566

Loan from an unrelated company, at 6.0% per annum, due December 31, 2020	450,000	1,000,000

$2,000,000 short-term loan from a stockholder, at 10.0% per annum, assigned to another borrower May 2020 (see below)	-	2,000,000

$2,000,000 short-term loan, at 6.0% per annum prepaid interest, due April 30, 2021	2,000,000	-

$250,000 loan payable SMX Property, at 6.0% per annum, fully paid in April, 2020	-	250,000

$1,855,816 loan payable, at 1.0% per annum, due April 15, 2022	1,855,816	-

163,500,000 RMB solar farm financing, at 5.3% per annum, due May 15, 2023	24,039,522	-

310,000,000 RMB solar farm financing, at 6.2% per annum, due in October 2034	-	44,489,093

Secured convertible notes payable at 4.0% per annum, due various dates through December 2024, net of debt discount of $474,730 at September 30, 2020 and $0.00 at December 31, 2019	20,500,000	5,500,000

EB5 Loans (see detail below)	34,500,000	50,000,000

Various auto loans payable, interest accrues at 4.19%-4.92% per annum with maturities through 2023.	181,675	226,844

Total	84,262,167	104,183,503
Less: debt discount	(474,730)	-
Less: current portion	(29,846,462)	(38,184,517)
Noncurrent portion	$53,940,975	$65,998,986

Solar Project Financing

On May 21, 2020, the Company’s PRC project subsidiary for the Ancha project entered into project financings with an unrelated PRC lender in an aggregate amount of RMB 163.5 million (approximately $24 million) to finance the construction of the Ancha project. The interest rate is based on a stipulated benchmark which is currently at 5.311% per year. The financing is secured by the Ancha solar farm project.

SolarMax Technology, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

For the Nine Months Ended September 30, 2020 and 2019 (Unaudited)(Continued)

On October 29, 2019, the Company’s PRC project subsidiaries for Yilong #2 and Xingren entered into project financings with an unrelated PRC lender in an aggregate amount of RMB 310 million (approximately $44.5 million) to finance the construction of the Yilong #2 and Xingren projects. The interest rate is based on a stipulated benchmark which is currently at 6.2% per year with interest only payment until April 2020 and interest and principal payments thereafter, due quarterly until October 29, 2034. The financings are separately secured by each of the solar farms and are also guaranteed by SPIC. As a result of the sale and transfer of 70% of the controlling interests in Yilong #2 and Xingren project companies on April 30, 2020, the project companies are no longer consolidated by the Company and accordingly, the financing obtained by the two project companies is no longer presented in the accompanying condensed consolidated financial statements effective May 1, 2020.

New SBA Loans and Advances

On March 27, 2020, a $2 trillion relief program known as “the CARES Act”, aimed at providing relief to individuals, businesses, and government organizations affected by the effects of COVID-19 was adopted. The provisions of the CARES Act include:

●	Creation of the Paycheck Protection Program (“PPP”)

●	Emergency grants for business applying for SBA Economic Injury Disaster Loans (“EIDL”)

●	Increased funding for business education programs

●	Relaxed criteria for filing Chapter 11 bankruptcy

On April 15 and April 16, 2020, the Company received PPP loans totaling $1,855,816 pursuant to the PPP program. The loans were issued to three subsidiaries in the United States and may be entirely or partially forgivable if the loan proceeds are used for eligible expenses which include employee payroll, mortgage interest, rents and utilities, over the subsequent 24 weeks from the loan origination date, and the Company maintains the required number of full time employee equivalents by September 30, 2020. For the non-forgivable portion, the loan would be due in two years at a fixed interest rate of one percent with the first payment due in six months.

On April 21, 2020 and May 13, 2020, the Company received advances totaling $24,000 under the EIDL program. The advances will reduce the amount that will ultimately be forgiven under the PPP program.

Other Loans

On October 25, 2019, the Company borrowed $250,000 from SMX Property, LLC, a related party and the lessor of the Company’s headquarter facility. The loan bears interest at 6% per annum that was originally due on January 24, 2020. In March 2020, the Company repaid $100,000 on this loan and the remaining balance of $150,000 in April 2020.

On September 29, 2019, our PRC subsidiary, SolarMax Technology (Shanghai) Co., Ltd., entered into a loan agreement with an unrelated individual in the amount of RMB 5.0 million (approximately $700,000) for interim construction financing. The interest rate is fixed at 10% per year and the loan principal and all interest was originally due on December 31, 2019. On December 28, 2019, the due date was extended from December 31, 2019 to March 31, 2020 and on March 31, 2020 the due date was extended again to December 31, 2020.

On January 29, 2019 and January 31, 2019, the Company received six-month loans totaling $2,000,000 from a minority stockholder of the Company. Interest at 10% for six months was prepaid through deduction from the loan proceeds totaling $100,000 at the loan inception date. The due dates were subsequently extended to January 30, 2020 and February 1, 2020. On May 4, 2020, the minority stockholder assigned the note to a PRC individual unrelated to the Company and an amended and restated promissory note was executed at an interest rate of 6%, interest payable quarterly in arrears, with a due date of April 30, 2021.

SolarMax Technology, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

For the Nine Months Ended September 30, 2020 and 2019 (Unaudited)(Continued)

On December 12, 2018, the Company received a 6% loan of $1,000,000 from Sunco Investments, LLC (“Sunco”). The loan was originally due on April 12, 2019 but was extended month to month. In July 2020 the Company repaid $250,000 on this loan and signed an amended and restated promissory note with five equal installments of $150,000 due at the end of every month beginning August 31, 2020 until maturity on December 31, 2020. As of September 30, 2020, the Company had repaid $550,000 on this loan, leaving a balance of $450,000.

Related party EB5 financings

The Company’s borrowings under the EB5 program from related parties consisted of the following as of September 30, 2020 and December 31, 2019:

	September 30, 2020	December 31, 2019
	(Unaudited)
$45.0 million loan from Clean Energy Funding, LP	$24,000,000	$39,500,000
$13.0 million loan from Clean Energy Funding II, LP	10,500,000	10,500,000
	34,500,000	50,000,000
Current portion	22,500,000	32,000,000
Noncurrent portion	$12,000,000	$18,000,000

On January 3, 2012, Clean Energy Fund, LP (“CEF”) entered into a secured loan agreement with SREP, a wholly-owned subsidiary of the Company. Under the secured loan agreement, CEF agreed to make loans to SREP in an amount not to exceed $45,000,000, to be used to finance the installment purchases for customers of the solar energy systems. The proceeds of the loans are advanced in increments of $2,500,000 and CEF may determine in its sole and absolute discretion to advance a lesser amount. The loan accrues interest at a fixed interest rate of 3% per annum, payable quarterly in arrears. Each advanced principal amount is due and payable 48 months from the advance date or the U.S. Immigration Form I-829 approval date if longer. The I-829 petition includes evidence that the immigrant investors successfully met all United States Citizenship and Immigration Services requirements of the EB-5 program.  The loan is secured by the inventory and accounts of SREP. As of September 30, 2020 and December 31, 2019, the principal loan balance was $24,000,000 and $39,500,000, respectively.

On August 26, 2014, Clean Energy Funding II, LP (“CEF II”) entered into a loan agreement with LED, a wholly-owned subsidiary of the Company, for up to $13,000,000. The proceeds of the loan would be used by LED for its operations. The loan accrues interest at a fixed interest rate of 3.0% per annum, payable quarterly in arrears. Principal is due and payable in 48 months or the U.S. Immigration Form I-829 approval date if longer. In 2016, LED borrowed an additional $4,500,000 under the loan, the proceeds of which were used to fulfill the purchases required related to the new $4.3 million LED contract. During the year ended December 31, 2017, the Company drew down an additional $5,000,000 under the loan. As of September 30, 2020 and December 31, 2019, the remaining undrawn amount under the loan was $2.5 million and $2.5 million, respectively. The loan is secured by a security interest in the inventory and accounts of LED.

The general partner of CEF and CEF II is Inland Empire Renewable Energy Regional Center (“IERE”). The principal owners and managers of IERE consist of the Company’s chief executive officer, one of its directors and its former executive vice president who is a 5% stockholder in the Company.

SolarMax Technology, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

For the Nine Months Ended September 30, 2020 and 2019 (Unaudited)(Continued)

Convertible Notes

The Company has issued 4% secured subordinated convertible notes to former limited partners of CEF, pursuant to exchange agreements with the limited partners. The limited partners accepted the notes in lieu of cash payments of their capital contribution, and resulted in a reduction of SREP’s notes to CEF in the same amount, reducing the outstanding EB5 loan balance. Payment of the notes is secured by a security interest in SREP’s accounts and inventory. The convertible notes are payable in five equal installments on the first, second, third, fourth and fifth anniversaries of the date of issuance. The convertible notes are convertible into common stock at a conversion price equal to 80% of the initial public offering (IPO) price of the Company’s common stock in its initial public offering. The convertible notes may be converted into common stock at the first, second, third, fourth and fifth anniversaries of the date of issuance, but not earlier than six months from the date of the Company’s initial public offering.

All convertible notes have two separate and distinct embedded features: 1) an optional conversion upon an IPO; and, 2) a redemption put feature upon a fundamental transaction.

Commencing six (6) months from the date the Company first receives proceeds from its potential IPO until the convertible notes are no longer outstanding, the convertible notes and all unpaid accrued interest shall be convertible into shares of common stock, at the option of the holder, during five trading days commencing on the first, second, third, fourth, and fifth anniversaries of the original issuance date. The number of shares of common stock to be issued upon such conversion shall be equal to the quotient obtained by dividing (x) the then entire amount of the convertible notes balance outstanding including all unpaid principal and accrued interest payable by (y) the conversion price defined as a fixed 80% discounted percentage per share price of a contingent future IPO. The Company evaluated the embedded optional conversion upon an IPO feature in accordance with the guidance under ASC 815, Derivatives and Hedging, and determined the embedded feature is not a derivative because the net settlement criterion is not met. Further, because the conversion price is a fixed discounted percentage per share price of a contingent future IPO event that has not been realized as of both the issuance date and September 30, 2020, the Company shall record the intrinsic value of the beneficial conversion feature calculated as of the issuance date of the convertible notes upon the realization of the contingent IPO event.

All convertible notes issued contained redemption put features that allow the holders of the convertible notes the right to receive, for each conversion share that would have been issuable upon conversion immediately prior to the occurrence of an effective change in control event defined as a fundamental transaction, the number of shares of common stock of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration receivable as a result of such fundamental transaction by a holder of the number of shares of common stock for which these convertible notes are convertible immediately prior to such fundamental transaction.  The Company evaluated the redemption put feature contained in the convertible notes under the guidance of ASC 815, Derivatives and Hedging, and concluded that the requirements for contingent exercise provisions as well as the settlement provision for scope exception in ASC 815-10-15-74 has been meet.  Accordingly, the redemption put features contained in the convertible notes were not bi-furcated and accounted for as freestanding derivative instruments.

Pursuant to an agreement dated August 7, 2020 with a holder of a $500,000 convertible note, the Company prepaid the $500,000 convertible note principal balance due July 2, 2025 for a cash payment of $330,000.

Interest Expense

For the nine months ended September 30, 2020 and 2019, interest expense incurred on the above long-term EB5 related party loans was $869,301 and $1,245,329, respectively.

Total interest expense incurred (including interest on long-term related party loans) was $2,644,621 and $1,612,562 for the nine months ended September 30, 2020 and 2019, respectively. The weighted average interest rates on loans outstanding were 4.3% and 3.4% as of September 30, 2020 and December 31, 2019, respectively.

SolarMax Technology, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

For the Nine Months Ended September 30, 2020 and 2019 (Unaudited)(Continued)

For the nine months ended September 30, 2020, interest cost of 2,374,072 RMB (approximately $399,153) from solar project financing loans for the construction of the Ancha project, was capitalized to solar project construction in progress within inventories.

Principal maturities for the financing arrangements as of September 30, 2020 are as follows:

Period ending December 31,	Auto Loans	Solar Project Financing	Bank and Other Unsecured Loans	EB5 Related Party Loans	Convertible Notes	Total
2020 (remaining months)	$13,095	$-	$1,185,154	$12,500,000	$1,100,000	$14,798,249
2021	64,284	-	2,000,000	14,000,000	4,100,000	20,164,284
2022	63,221	-	1,855,816	8,000,000	4,100,000	14,019,037
2023	41,075	-	-	-	4,100,000	4,141,075
2024	-	-	-	-	4,100,000	4,100,000
2025	-	-	-	-	3,000,000	3,000,000
Thereafter	-	24,039,522	-	-	-	24,039,522
Total	$181,675	$24,039,522	$5,040,970	$34,500,000	$20,500,000	$84,262,167

15. Other Related Party Transactions

Transactions with AMD and Its Subsidiaries

In its PRC segment, the Company had earned revenues from AMD or its subsidiaries related to EPC contracts and the operation and maintenance contracts on the solar projects. From time to time, the Company also purchased solar panels from AMD or its subsidiaries to be used on certain solar project. AMD is a related party because its chairman and chief executive officer is a director of the Company.

Receivables from AMD or its subsidiaries and payables to AMD or its subsidiaries at September 30, 2020 and December 31, 2019, as well as revenues earned from AMD projects and purchases from AMD subsidiaries for the nine months ended September 30, 2020 and 2019 are summarized below:

	September 30, 2020	December 31, 2019
Receivables from AMD (1)	$267,312	$260,917
Payables to AMD	2,260,113	2,226,629

(1)	The receivable at September 30, 2020 and December 31, 2019 relates to the retainage on the Qingshuihe #3 project for a one year warranty which is payable in 2020.

	Nine Months Ended September 30, 2020	Year Ended December 31, 2019
Revenues from projects with AMD (1)	-	$4,741,633
Purchases from AMD	-	-

(1)	Revenue for 2019 relates to the Qingshuihe #3 project.

SolarMax Technology, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

For the Nine Months Ended September 30, 2020 and 2019 (Unaudited)(Continued)

Transaction with Other Related Parties

The Company provides asset management and accounting services to the three unconsolidated Alliance joint ventures under the management contract and business services agreement dated January 20, 2011 between Alliance Solar Capital I, LLC and the Company, pursuant to which the Company is to receive 3% of revenues collected from SREC and payments from public utilities received by the Alliance entities. The provisions of this agreement also extend to services rendered for Alliance Solar Capital II, LLC and Alliance Solar Capital III, LLC, however, there is no formal agreement executed for the two entities. Total fees earned by the Company from the Alliance entities included in other income were $5,776 and $19,207 for the nine months ended September 30, 2020 and 2019, respectively.

From time to time, the Company made advances for expenses on behalf of the three Alliance entities and SMXP’s tenant.  At September 30, 2020 and December 31, 2019, the Company had a receivable for management fees and the expenses paid on behalf of these entities in the amount of $38,136 and $58,026, respectively.

Lease Agreements with Related Parties

In September 2016, the Company executed a ten-year lease, commencing January 1, 2017 with SMXP, a related party, to lease its headquarters in Riverside, California. This lease effectively extends the prior lease with SMXP which ended on December 31, 2016 with an increase in the rental rate. The new lease is for ten years and has a five-year renewal option. The annual base rent under the lease is initially $978,672 plus the Company’s share of the utilities. The base rent is subject to an annual escalation of 2.99%.

In September 2016, the Company amended two lease agreements for its Diamond Bar, California office with Fallow Field, LLC. Fallow Field, LLC, a related party. The amended lease commenced on November 1, 2016 and has a ten year term with one five-year renewal option. The initial annual base rent is $229,272 plus the Company’s share of utilities.

For the nine months ended September 30, 2020 and 2019, total related party rental expenses included in general and administrative expenses for the Riverside, California corporate headquarters and the Diamond Bar, California office, were $1,185,716 and $1,307,416 respectively.

Lease Agreement with Unrelated Party

On June 10, 2019, the Company entered into a two-year lease agreement commencing July 1, 2019 with Sunspark Technology, Inc., an unrelated company (“Sunspark”), to sublease 9,240 square feet of the Riverside warehouse facility for $3,635 per month, payable in advance and with a 3% increase in year 2. The minimum rental income is $21,810 in 2019, $44,274 in 2020 and $22,464 in 2021.

SolarMax Technology, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

For the Nine Months Ended September 30, 2020 and 2019 (Unaudited)(Continued)

16. Accrued Expenses and Other Payables

Accrued expenses and other payables consisted of the following as of September 30, 2020 and December 31, 2019:

	September 30, 2020	December 31, 2019
	(Unaudited)
Accrued compensation expenses	$4,277,063	$3,840,360
Accrued operating and project payables	1,772,387	1,864,729
Customer deposits	1,027,908	3,541,600
Refundable vendor bid deposits	345,522	200,918
VAT tax payable	140,382	610,582
Interest payable on solar project financing	37,864	388,093
Income taxes payable	105,536	750
Accrued warranty expense	230,177	77,796
Deferred revenue	167,250	-
Preacquisition liability	1,443,066	1,408,542
Payable to Uonone	2,742,040	1,463,988
	$12,289,195	$13,397,358

Accrued Compensation

Accrued compensation includes $1,275,000 of restricted stock units that were cancelled and exchanged for cash in March 2019 by the Company for the Company’s chief executive officer, former executive vice president and one other former employee, $1,332,650 of accrued but unpaid salaries and wages for the Company’s chief executive officer and former executive vice president, and $424,741 of accrued but unpaid executive cash bonuses for 2017 and 2018 for the Company’s chief executive officer and former executive vice president pursuant to their employment agreements. The employment agreement for the former executive vice president was cancelled upon her resignation effective February 24, 2020. The remaining balance relates to accrued unpaid commissions and accrued paid time offs.

Customer Deposits

Customer deposits represent customer down payments and progress payments received prior to the completion of the Company’s earnings process. The amounts paid by customers are refundable during the period which, under applicable state and federal law, the customer’s order may be cancelled and the deposit refunded. Once the cancellation period has expired, the customer still may cancel the project but the Company is entitled to retain the deposit payments for work that was completed and materials that were delivered.

Refundable Vendor Bid Deposits

Vendor bid deposits represent cash deposits received by ZHPV and ZHTH on sealed bids from trade contractors who are proposing to work on the EPC construction projects.  Vendor bid deposits are 100% refundable when the bid process is concluded if the bid is not accepted.

VAT Taxes

The Company recognizes its revenue in the PRC net of value-added taxes (“VAT”). The Company is subject to VAT which is levied on the procurement cost for materials purchased and collected at the invoiced value of sales provided to customers. The Company accounts for VAT on a net basis at the entity level. The contractual amount related to the designing and construction and installation services is subject to 3% sales and other taxes for the amount invoiced before May 1, 2016 which is included as part of cost of revenue. VAT tax receivable generally is available to offset future VAT tax liabilities.

SolarMax Technology, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

For the Nine Months Ended September 30, 2020 and 2019 (Unaudited)(Continued)

Preacquisition Liability

As part of the April 2015 acquisition of ZHPV, the Company assumed a liability associated with the Ningxia project consisting of reimbursement of project expenses to an unrelated third party including reimbursement of certain land rental expenses and land use taxes estimated at a total of RMB 9.8 million ($1.4 million at September 30, 2020). The Company expects to negotiate to offset the entire liability with the unpaid contract receivables and reimbursements from the third party. All the receivables and reimbursements were previously fully reserved by the Company.

Payable to Uonone

During 2017, ZHPV entered into an agreement with Uonone Group, under which Uonone is acting as a full service EPC subcontractor for a 19MW rooftop project that ZHPV has signed with CGN Lianda Renewables with a contract value of RMB 115.0 million (approximately $16.4 million at September 30, 2020). Under the agreement with Uonone, Uonone will perform the EPC services on behalf of ZHPV, and receives payments under the original EPC contract ZHPV has with the customer, subject to certain provisions.

As of September 30, 2020 and December 31, 2019, the amount payable to Uonone represents the amount the Company collected from the customer less the required deductions that has not been paid to Uonone due to certain holdback requirements. The Company expects to settle the payable amount upon Uonone’s completion of the final grid connection for the project which was incomplete as of December 31, 2019. In May 2020, the customer accepted the project and the Company paid Uonone Group RMB 4.3 million (approximately $0.6 million at September 30, 2020), representing a portion of the amount owed under the subcontract agreement. The remaining payable of RMB 5.9 million (approximately $0.9 million) is still under negotiation with the Uonone Group as of December 4, 2020.

During the nine months ended September 30, 2020, the Company received legal settlement proceeds on behalf of Uonone. These proceeds are to be paid to Uonone and as of September 30, 2020 the outstanding payable is RMB 12.7 million (approximately $1.8 million). See further discussion in Note 4.

Total payable to Uonone was RMB 18.6 million ($2.7 million) and RMB 10.2 million ($1.5 million) at September 30, 2020 and December 31, 2019, respectively.

Accrued Warranty

The activity of the warranty liability recorded under accrued expenses and other payables and other liabilities for the nine months ended September 30, 2020 and 2019 is as follows:

	Nine Months Ended September 30,
	2020	2019
	(Unaudited)	(Unaudited)
Balance – beginning of period	$2,017,926	$1,560,580
Provision	427,412	943,509
Expenditures and adjustments	(285,716)	(597,814)
Effect of exchange rate	1,907	(5,618)
Balance – end of period	2,161,529	1,900,657
Current portion (accrued expenses and other payables)	230,177	147,576
Non-current portion (other liabilities)	$1,931,352	$1,753,081

SolarMax Technology, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

For the Nine Months Ended September 30, 2020 and 2019 (Unaudited)(Continued)

17. Commitments and Contingencies

Operating Leases

The Company has operating leases for office facilities and office equipment both in the United States and in the PRC. The lease payments are fixed for the initial term of the leases. Future minimum lease commitments for office facilities and equipment as of September 30, 2020, are as follows:

Period ending December 31,	Related Parties	Others	Total
2020 (remaining months)	331,140	52,462	383,602
2021	1,360,310	94,615	1,454,925
2022	1,400,992	52,540	1,453,532
2023	1,442,874	-	1,442,874
2024	1,486,008	-	1,486,008
2025	1,530,438	-	1,530,438
Thereafter	1,524,898	-	1,524,898
Total	$9,076,660	$199,617	$9,276,277

For the nine months ended September 30, 2020 and 2019, rent expense for office facilities and equipment (including rental expense for related party leases - see Note 15) was $1,285,786 and $1,460,074, respectively.

Energy Storage System Distribution Agreement

As disclosed in the audited consolidated financial statements for the year ended December 31, 2019, the Company had a distribution agreement with Li-Max Technology, Inc. (“Li-Max”) which gave the Company exclusive worldwide (except Asia) distribution rights to the Li-Max Energy Storage System. However, the Li-Max battery system does not qualify for the California home battery rebate, and, as of September 30, 2020, the Company does not anticipate that it will market a Li-Max unit in the near future, if at all, and it is purchasing battery back-up systems from other suppliers. On December 3, 2020, an agreement was entered into between the Company and Li-Max whereby Li-Max agreed to release the Company from all prior agreements.

Loan Guarantee Commitment to the Company

On December 29, 2016, the Company entered into a loan guarantee agreement with an unrelated third-party guarantor. The guarantor agreed to provide a guarantee that will enable the Company to secure a line of credit with a PRC-based financial institution of up to RMB 65,000,000.  Under the agreement, the guarantor will provide its guarantee for a period of five years which is expected to be the term of the line of credit if and when secured. The Company will in turn pay a 2% annual guarantee fee to the guarantor based on the then outstanding loan balance which is subject to the guarantee. As of September 30, 2020 and December 31, 2019, the Company has not obtained a line of credit pursuant to this arrangement.

Pre-development Agreements in PRC

In connection with the pre-development phase of each solar farm project by the Company’s China segment, the applicable project subsidiary typically secures one or more land rental agreement with the holder of the land use rights, a development permit, and a power purchase agreement with the local utility company whereby the local utility company agrees to pay the project owner an agreed-upon rate for the electricity produced by the solar farm upon its completion (collectively, “Pre-development Agreements”).  Upon transfer of the equity in the project subsidiary to the buyer, the Company no longer has any rights or obligations under the Pre-development Agreements.  Any costs incurred by the Company pursuant to the Pre-development Agreements are capitalized and amortized to cost of revenue when the construction of the project begins.

SolarMax Technology, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

For the Nine Months Ended September 30, 2020 and 2019 (Unaudited)(Continued)

Employment Agreements

On October 7, 2016, the Company entered into employment agreements with its chief executive officer and its former executive vice president (collectively, the “Executives”), each for a five-year term commencing on January 1, 2017 and continuing on a year-to-year basis unless terminated by the Company or the Executive on not less than 90 days’ notice prior to the expiration of the initial term or any one-year extension. The agreements provide for an initial annual salary of $600,000 and $560,000, respectively, with an increase of not less than 3% on January 1st of each year, commencing January 1, 2018, and an annual bonus payable in restricted stock and cash, commencing with the year ending December 31, 2017, equal to a specified percentage of consolidated revenues for each year. The bonus is based on a percentage of consolidated revenue in excess of $30 million, ranging from $250,000 and $200,000, respectively, for revenue in excess of $30 million but less than $50 million, to 1.0% and 0.9%, respectively, of revenue in excess of $300 million. The agreements provide for severance payments equal to one or two times, depending on the nature of the termination, of the highest annual total compensation of the three years preceding the year of termination, multiplied by the number of whole years the Executive has been employed by the Company. The employment of both Executives commenced in February 2008. As of September 30, 2020 and December 31, 2019, the amount accrued by the Company was $424,741 and $534,685, respectively, related to the annual bonuses pursuant to the agreements. During the nine months ended September 30, 2019, the Company issued to the Executives a total of 211,276 shares of common stock with a value of $628,795, as part of their bonuses for 2018 pursuant to their employment agreements. In November 2019, the Executives irrevocably waived their cash and equity bonuses due under their employment agreement for 2019 in connection with the suspension of bonus programs for employees.

On February 24, 2020, the then executive vice president resigned. Pursuant to a release and separation agreement dated October 1, 2020, her employment agreement was terminated and, with certain limited exceptions, the Company and the former executive vice president released each other from their obligations under the employment agreement. Pursuant the release and separation agreement, the Company paid the former executive officer $25,497, and agreed to pay to her $803,095, representing the outstanding balance due her for her deferred salary from 2019 and 2020, cash bonus deferred from 2017 and 2018 and accrued medical and dental benefits. This amount is payable at the rate of $15,000 per month (less applicable deductions and withholding), commencing with the month of April 2020, until the completion by the Company of its initial public offering, and any unpaid balance then outstanding shall be paid within three business days after the Company receives the proceeds of its initial public offering. The Company entered into a consulting agreement dated October 1, 2020 with the former executive vice president pursuant to which the Company engaged her as a consultant for a term ending March 31, 2021, and continuing thereafter on a month-to-month basis for monthly compensation of $3,000. The release and separation agreement provides that since the long-term incentive plan pursuant to which the options granted to the former executive vice president were granted provides that options may be held by and exercised by a consultant to the Company, the Company agreed that the option shall continue in full force and effect as long as she, at the request of the Company or pursuant to an agreement with the Company, serves as a consultant to the Company.

Legal Matters

On July 1, 2020, a legal action was filed in the Los Angeles Superior Court by Haijing Lin against various defendants which include SolarMax, SREP, CEF, Inland Empire Renewable Energy Regional Center, LLC, the Company’s chief executive officer, a director and former officer/director who are managers of CEF’s general partner. At the time of the filing, the plaintiff is a limited partner in CEF and seeks to have his $500,000 investment returned. A case management conference is scheduled for March 19, 2021. Currently there is not enough information for the Company to determine an outcome; however, the plaintiff’s capital contribution to CEF was used by CEF to fund part of CEF’s loan to SREP, which is reflected in the Company’s current liabilities. See the subhead, “Related party EB5 financings” in Note 14.

SolarMax Technology, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

For the Nine Months Ended September 30, 2020 and 2019 (Unaudited)(Continued)

Yilong #1 Receivable

In early January 2020, the Company filed an application for arbitration of the dispute with the Shanghai Arbitration Commission against Yilong AMD New Energy Co., Ltd., the project owner of the Yilong #1 project, claiming the amount due to the Company under the construction contract on the Yilong #1 project of RMB 22,687,458 (approximately $3,241,000) plus overdue interest. Yilong #1 project was completed and accepted by the respondent and commenced operation in 2018. On January 13, 2020, the Guizhou People’s Court issued an order to freeze the deposits of the respondent of RMB 22,687,458 (approximately $3,241,000). On November 6, 2020, an arbitration decision was reached in the Company’s favor. After certain offset adjustments, the Company expects to receive the payment of the net amount owed of RMB 21.8 million (approximately $3.1 million) plus interest prior to December 31, 2020.

On February 19, 2020, the Company’s attorney sent a demand letter to China Nuclear Construction Finance Leasing Co., Ltd. (the “Finance Company”), claiming the unpaid amount due from the Finance Company to the Company of RMB 8.0 million (approximately $1.1 million) related to the Yilong #1 project, pursuant to the entrustment payment agreement signed by the Company, Respondent and the Finance Company. The Company is awaiting the response from the Finance Company on the demand letter. The Company has provided a full reserve for this portion of the receivable at September 30, 2020 and December 31, 2019.

In the ordinary course of its business, the Company is involved in various legal proceedings involving contractual relationships, product liability claims, and a variety of other matters. The Company does not believe there are any pending legal proceedings that will have a material impact on the Company’s financial position or results of operations.

18. Stockholders’ Equity

2016 Long-Term Incentive Plan

In October 2016, the Company’s board of directors adopted and in November 2016 the stockholders approved the 2016 Long-Term Incentive Plan, pursuant to which a maximum of 10,920,000 shares of common stock may be issued pursuant to restricted stock grants, incentive stock options, non-qualified stock options and other equity-based incentives may be granted. In March 2019, the Company’s board of directors and stockholders approved an increase in the maximum number of shares of common stock subject to the 2016 long-term incentive plan to 15,120,000 shares.

Amendment of the 2016 Restricted Stock Grants

Pursuant to the 2016 Long-Term Incentive Plan, the board of directors granted 6,410,880 shares as restricted stock grants in October 2016, of which 5,124,000 shares were granted to officers and directors. On March 23, 2019, the Company’s board of directors approved the following modifications with respect to the 2016 Restricted Stock Grants:

●	Granted to the holders of 1,992,480 restricted shares the right to exchange their restricted shares for a ten year option to purchase 2.119 shares of common stock at $2.98 per share for each share of restricted stock exchanged;

●	Granted to the chief executive officer, the then current executive vice president and one other employee, who held 2,268,000, 1,680,000 and 336,000 restricted shares, respectively, the right (a) to exchange 50% of their restricted shares for a ten-year option to purchase 2.119 shares of common stock at $2.98 per share and (b) transfer to the Company 50% of their restricted shares for $1,275,000, or approximately $0.60 per share, which was initially payable by December 15, 2019 and has been extended to December 31, 2020 or the closing of the Company’s proposed merger with the SPAC.

The grantees of the restricted stock grants have all rights of ownership with respect to the shares, including the right to vote the shares and to receive dividends and distributions with respect to the shares until and unless a forfeiture event shall occur; provided, however, that prior to a forfeiture termination event, (i) the grantees shall have no rights to sell, encumber or otherwise transfer the shares, and (ii) any shares of any class or series of capital stock which are issued to the grantee as a holder of the shares as a result of a stock dividend, stock split, stock distribution, reverse split, recapitalization, or similar event, shall be subject to the same forfeiture provisions as the shares. A forfeiture termination event shall mean such date as is six months following a public stock event. The definition of a public stock event includes, among other events, the effectiveness of a registration statement relating to an underwritten public offering by the Company and the date on which the common equity of a Successor Corporation, by merger, reverse acquisition, sale of assets or other transaction, is publicly traded on a United States or Canadian stock exchange, stock market or over-the-counter market. The board of directors has the right to defer the date of a forfeiture event to a later date. The shares are forfeited and are to be conveyed to the Company for no consideration if a public stock event shall not have occurred by December 31, 2020, which date has been postponed until April 30, 2021.

SolarMax Technology, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

For the Nine Months Ended September 30, 2020 and 2019 (Unaudited)(Continued)

On October 7, 2016, the Company entered into an advisory services agreement with a consultant who has been providing services to the Company including, among other things, business planning, financial strategy and implementation and corporate structure related to the Company’s business development, financing and acquisition transactions. The term of the service commenced on June 1, 2016 and has been extended to April 30, 2019 pursuant to amendments. As compensation for the service, the Company issued to the consultant 336,000 shares of restricted stock valued at $2.98 per share based on the then current fair value of the common stock, subject to forfeiture if the public stock event has not occurred by December 31, 2020, which date has been extended to April 30, 2021. The restricted stock was granted on October 7, 2016 pursuant to the 2016 Long-Term Incentive Plan and is subject to restrictions and forfeiture provisions that are applicable to other restricted stock grants pursuant to the plan as described under the caption “2016 Restricted Stock Grants.”

None of the shares granted above pursuant to the 2016 Long-Term Incentive Plan have vested and not considered to have been issued under the requirement of U.S. GAAP since the shares are subject to vesting and forfeiture provisions of the agreement.

During the nine months ended September 30, 2019, 3,798,480 of the restricted shares were exchanged for options to purchase 8,048,979 shares of common stock at $2.98 per share and 2,142,000 of the restricted shares were cancelled for cash of $1,275,000 which shall be paid on or before December 31, 2019, and 25,200 of the restricted shares were cancelled for no compensation. In December 2019, this date was extended to December 31, 2020.

The amount cancelled for cash of $1,275,000 is reflected in accrued compensation at September 30, 2020 and December 31, 2019.  For the nine months ended September 30, 2019, $1,275,000 was charged to general and administrative expenses related to restricted stock that was cancelled for cash. As of September 30, 2020 and December 31, 2019, total unrecognized compensation costs for outstanding restricted stock awarded was estimated at $1,325,000 for both periods, based on the estimate of the then current value of the common stock of $2.98 per share. Such cost would be recognized beginning when the public stock event, as defined, occurs.

The table below summarizes the activity of the restricted stock:

	Number of Shares	Weighted Average Grant Date Fair Value per Share
Outstanding at December 31, 2019	445,200	$2.98
Nonvested as of December 31, 2019	445,200	2.98
Granted	-	-
Vested	-	-
Forfeited	-	-
Exchanged	-	-
Cancelled	-	-
Outstanding at September 30, 2020	445,200	2.98
Nonvested as of September 30, 2020	445,200	2.98

SolarMax Technology, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

For the Nine Months Ended September 30, 2020 and 2019 (Unaudited)(Continued)

Stock Options

From time to time, the Company grants non-qualified stock options to its employees and consultants for their services. Option awards are generally granted with an exercise price equal to the estimated fair value of the Company’s stock at the date of grant; those option awards generally vest between 18 months and 36 months of continuous service and have contractual terms of seven years. The vested options are exercisable for three months after the termination date unless (i) termination is due to optionee’s death or disability, in which case the option shall be exercisable for 12 months after the termination date, or (ii) the optionee is terminated for cause, in which case the option will immediately terminate.

 October 7, 2016 Option Grants

On October 7, 2016 pursuant to the 2016 Long-Term Incentive Plan, the board of directors granted to employees non-qualified stock options to purchase 3,276,000 shares and incentive stock options to purchase 546,000 shares, at an exercise price of $2.98 per share. The options are exercisable cumulatively as to (a) 50% of the shares of common stock initially subject to the option on the later to occur of (i) six months after a public stock event, or (ii) October 7, 2017 (the “Initial Exercise Date”), provided that the option holder is employed or engaged by the Company or an affiliate of the Company on the Initial Exercise Date, and (b) the remaining 50% of the shares of common stock initially subject to the option on the first anniversary of the Initial Exercise Date. Further, without the consent of the Company, the option cannot be exercised prior to the date that an S-8 registration statement covering the shares issuable pursuant to the 2016 long term incentive plan becomes effective.  In the event that a public stock event does not occur by the expiration date of the options, the options will expire.

March 2019 Option Grants

On March 23, 2019, the Company’s board of directors (i) granted seven-year non-qualified stock options to purchase 609,840 shares of common stock at $2.98 per share which was determined by the board of directors to be the fair value of the common stock on the date of grant and (ii) granted ten-year non-qualified stock options to purchase 8,048,979 shares of common stock at $2.98 per share in exchange for 3,798,480 restricted shares as described under “Amendment of the 2016 Restricted Stock Grants.” The options are subject to the same forfeiture provision as the restricted stock if the public stock event does not occur by December 31, 2020. The options are also subject to the lock-up and leak-out agreements. All of the options described above vest cumulatively, 50% six months after a public stock event and 50% eighteen months after a public stock event.

Valuation of Stock Options

The Company estimates the fair value of stock options using a Black-Scholes option pricing model. The model requires input of assumptions regarding the expected term, expected volatility, dividend yield, and a risk- free interest rate. Options were granted at the fair value of the Company’s common stock on grant dates and a simplified method was used to estimate the expected term of the options granted.

	For the Period Ended
	September 30, 2020	December 31, 2019
Expected term (years)	6.5	6.3
Expected volatility	48.6%	49.9%
Risk-free interest rate	1.4%	2.4%
Dividend yield	0.0%	0.0%

SolarMax Technology, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

For the Nine Months Ended September 30, 2020 and 2019 (Unaudited)(Continued)

Expected Volatility. The expected volatility rate used to value stock option grants is based on volatilities of a peer group of similar companies whose share prices are publicly available. The peer group was developed based on companies in the solar industry in a similar stage of development to the Company.

Expected Term. The Company elected to utilize the “simplified” method for “plain vanilla” options to value stock option grants. Under this approach, the weighted-average expected life is presumed to be the average of the vesting term and the contractual term of the option.

Risk-free Interest Rate. The risk-free interest rate assumption was based on zero-coupon U.S. Treasury instruments that had terms consistent with the expected term of the Company’s stock option grants.

Expected Dividend Yield. The Company has never declared or paid any cash dividends and does not presently plan to pay cash dividends in the foreseeable future.

Forfeitures are accounted for as actual forfeitures occur.

A summary of option activity is as follows:

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual (years)	Aggregate Intrinsic Value
Outstanding at December 31, 2019	11,452,661	2.96	8.4	205,000
Nonvested as of December 31, 2019	10,915,061	2.98	8.6	-
Exercisable as of December 31, 2019	537,600	2.23	5.8	400,000
Granted	16,800	2.98	-	-
Exchanged	-	-	-	-
Exercised	-	-	-	-
Cancelled or forfeited	(609,672)	2.98	-	-
Outstanding at September 30, 2020	10,859,789	2.98	7.7	-
Nonvested as of September 30, 2020	10,271,789	2.98	6.8	-
Exercisable as of September 30, 2020	588,000	2.47	5.6	300,000

The aggregate intrinsic value represents the total pretax intrinsic value. The aggregate intrinsic values as of September 30, 2020 and December 31, 2019 are based upon the value per share of $2.98, which is the latest sale price of the Company’s common stock in May 2018.

SolarMax Technology, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

For the Nine Months Ended September 30, 2020 and 2019 (Unaudited)(Continued)

Non-vested Option Awards

The following table summarizes the Company’s nonvested option awards activity:

Shares
Balance at December 31, 2019	10,915,061
Granted	16,800
Exchanged	-
Replaced	-
Vested	(84,000)
Forfeited	(576,072)
Balance at September 30, 2020	10,271,789

For the nine months ended September 30, 2020 and 2019, the compensation cost that has been charged to general and administrative expenses related to stock options was $27,945 and $287,025, respectively. During the nine months ended September 30, 2020 and 2019, vested options to purchase 32,400 shares and zero shares, respectively, of common stock were cancelled. During the nine months ended September 30, 2020 and 2019, nonvested options to purchase 576,072 shares and 41,160 shares, respectively of common stock were cancelled.

As of September 30, 2020, total unrecognized compensation costs for outstanding unvested options awarded was $15.0 million, including $15.0 million relating to performance-based awards. The performance condition for such awards was not deemed probable at grant dates or at September 30, 2020 and the cost related to such awards will begin to be recognized once the performance condition is deemed probable. The total fair value of options vested during the nine months ended September 30, 2020 was $250,000, and the fair value of options issued during the nine months ended September 30, 2020 was $50,000.

19. Net Income (Loss) Per Share

The following table presents the calculation of the Company’s basic and diluted income (loss) per share for the nine months ended September 30, 2020 and 2019:

	Nine months ended September 30,
	2020	2019
	(Unaudited)	(Unaudited)
Numerator
Net income (loss) attributable to stockholders of SolarMax Technology, Inc.	$(992,798)	$(6,747,376)

Denominator
Weighted average shares used to compute net loss per share available to common stockholders, basic and diluted	66,844,159	67,271,160

Basic and diluted net income (loss) per share	$(0.01)	$(0.10)

For the nine months ended September 30, 2020 and 2019, outstanding options to purchase 10,859,789 shares and 11,658,459 shares, were excluded from the computation of diluted net loss per share as the impact of including those option shares would be anti-dilutive. For the nine months ended September 30, 2020 and 2019, 445,200 shares and 445,200 shares of outstanding nonvested shares of restricted stock were excluded for both periods from the computation of diluted net loss per share as the impact of including those nonvested shares would be anti-dilutive.

SolarMax Technology, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

For the Nine Months Ended September 30, 2020 and 2019 (Unaudited)(Continued)

20. Segment Reporting

The Company uses the management approach for segment reporting disclosure, which designates the internal organization that is used by management for making operating decisions and assessing performance as the source of our reporting segments. For the nine months ended September 30, 2020 and 2019, the Company operates under two operating segments on the basis of geographical areas: The United States and the PRC. Operating segments are defined as components of an enterprise about which separate financial information is available and that are evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance.

The Company evaluates performance based on several factors, including revenue, cost of revenue, operating expenses, and income from operations. The following tables show the operations of the Company’s operating segments for the nine months ended September 30, 2020 and 2019:

	Nine months ended September 30, 2020			Nine months ended September 30, 2019
	US	PRC	Total	US	PRC	Total
Revenue
Solar farm projects	$-	$58,482,872	$58,482,872	$-	$4,792,278	$4,792,278
Solar energy systems	22,347,244	-	22,347,244	27,738,317	-	27,738,317
Finance revenue	1,373,855	-	1,373,855	1,488,022	-	1,488,022
LED and other	4,254,204	2,207,123	6,461,327	407,189	-	407,189
Total	27,975,303	60,689,995	88,665,298	29,633,528	4,792,278	34,425,806

Cost of revenue
Solar farm projects	-	54,111,185	54,111,185	-	3,838,999	3,838,999
Solar energy systems	18,726,256	-	18,726,256	22,292,727	-	22,292,727
LED and other	3,805,669	1,034,295	4,839,964	457,529		457,529
Total	22,531,925	55,145,480	77,677,405	22,750,256	3,838,999	26,589,255

Depreciation and amortization expense	258,141	1,109,091	1,367,232	303,615	82,033	385,648
Interest (expense) income, net	(1,625,649)	(940,471)	(2,566,120)	(1,545,540)	116,524	(1,429,016)
Equity in (loss) of unconsolidated ventures	(83,130)	-	(83,130)	2,389	-	2,389
Equity in (loss) income of solar farm projects	-	421,222	421,222	-	-	-
(Benefit) provision for income taxes	4,750	684,718	689,468	4,750	(17,682)	(12,932)
Net income (loss)	(3,033,637)	2,026,672	(1,006,965)	(6,145,105)	(641,399)	(6,786,504)

	September 30, 2020			December 31, 2019
	US	PRC	Total	US	PRC	Total
Investments in unconsolidated ventures	$25,905	$-	$25,905	$469,035	$-	$469,035
Equity investments in solar farm projects	-	5,430,746	5,430,746	-	-	-
Capital expenditures	-	-	-	(131,447)	(12,014)	(143,461)
Long-lived assets	22,120,933	13,524,129	35,645,062	29,495,410	10,788,782	40,284,192
Total reportable assets	46,653,930	68,902,024	115,555,954	52,324,693	89,225,498	141,550,191

SolarMax Technology, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

For the Nine Months Ended September 30, 2020 and 2019 (Unaudited)(Continued)

21. Subsequent Events

The Company has evaluated subsequent events through February 10, 2021, the date the September 30, 2020 condensed consolidated financial statements were available to be issued and except as disclosed below and in Note 4 – Acquisition Contingencies, Note 14 – Financing Arrangements, Note 16 – Accrued Expenses and Other Payables, and Note 17 Commitments and Contingencies, no other events require adjustment of, or disclosure in, the condensed consolidated financial statements.

Agreement of Merger with SPAC

On October 8, 2020, the Company loaned to SPAC $60,000 and received a promissory note from the SPAC. The loan amount is payable by the SPAC upon the first to occur of (i) the date on which the SPAC consummates a merger or other business combination with the Company or (ii) the date on which, pursuant to the Agreement and Plan of Merger, the SPAC must complete a business combination, which date was then October 26, 2020 and was extended to April 26, 2021, (iii) a termination of the transaction contemplated by a letter of intent or the merger agreement contemplated by the letter of intent, or (iv) an event of default. The note is non-interest bearing; provided, that if the note is not paid in full when due, the note will bear interest at the annual rate of 5% from the due date until the day on which all sums due are received by the Company. The terms of the note are the same as the note issued on September 4, 2020 and brought the total loans to the SPAC to $120,000. See Note 8.

On October 27, 2020, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) among the Company; the SPAC, as the Purchaser; and Alberton Merger Subsidiary, Inc., as Merger Sub. The Purchaser owns all of the issued and outstanding capital stock of Merger Sub, which was formed for the sole purpose of the merger. Under the Merger Agreement, Merger Sub and the Company shall consummate the merger, pursuant to which Merger Sub shall be merged with and into the Company, following which the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation and as a wholly-owned subsidiary of Purchaser. As consideration for the merger, the Company stockholders collectively shall be entitled to receive from the Purchaser, in the aggregate, a number of shares of Purchaser Common Stock equal to (i) $300,000,000 divided by the Redemption Price, as defined in the Merger Agreement. Consummation of the merger is subject to customary closing conditions including shareholder approvals, regulatory approvals, a registration statement declared effective by the United States Securities and Exchange Commission and NASDAQ approval. The Merger Agreement also provided that the Company would lend the SPAC $60,000 per month for up to six months in connection with the SPAC’s obligation to make payments in connection with the postponement of the date by which the SPAC must complete a business combination, failing which it is to be dissolved.

On November 10, 2020, the SPAC, the Company and the Merger Sub entered into an amendment to the Merger Agreement to increase the monthly advances to be made by the Company from $60,000 to $70,674, which would increase the Company’s maximum obligation from $360,000, of which $120,000 had been advanced, to $402,696.

Pursuant to the amendment to the Merger Agreement, on November 10, 2020 and December 9, 2020, the Company loaned SPAC $70,674 on each date and received promissory notes from the SPAC. The terms of the notes are the same as the terms of the other two notes. This note brought the total amount advanced to the SPAC to $261,348.

SolarMax Technology, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

For the Nine Months Ended September 30, 2020 and 2019 (Unaudited)(Continued)

Legal Action

On November 10, 2020, a legal action was filed in the Los Angeles Superior Court by Carmelia Chiang against various defendants which include SolarMax, SREP, CEF, Inland Empire Renewable Energy Regional Center, LLC, the Company’s chief executive officer and a former officer/director who are managers of CEF’s general partner. At the time of the filing, the plaintiff is a limited partner in CEF and seeks to have her $500,000 investment returned. Currently there is not enough information for the Company to determine an outcome; however, the plaintiff’s capital contribution to CEF was used to fund part of CEF’s loan to SREP, which is reflected in the Company’s current liabilities. See the subhead “Related party EB5 financings” in Note 14.

On or about February 4, 2021, an amended complaint was filed in the action initially commenced by Haijing Lin and described in Note 17 and Mian Cai and Xing Zhang were added to Haijing Lin as plaintiffs. The total capital contribution by the three plaintiffs was $1.5 million, including the $500,000 contributed by Mr. Lin as described in Note 17. The plaintiffs are seeking return of their capital contributions and other relief, including costs, punitive and exemplary damages and a declaration that the $45.0 million loan by CEF to SREP is due. The Company cannot predict the outcome of the litigation. The plaintiffs’ $1.5 million capital contributions to CEF, which were used in part to fund CEF’s loan to a SREP, is reflected as a current liability on the Company’s consolidated balance sheet.

Request to Withdraw Registration Statement on Form S-1

On October 28, 2020, the Company filed a request with the SEC to withdraw its registration statement on Form S-1. Consequently, the Company expensed the previously capitalized IPO offering costs of $480,381.

Loans to sponsor of Alberton Acquisition Corporation

The Company entered into loan agreements with Hong Ye Hong Kong Shareholding Co., Limited, the sponsor of Alberton Acquisition Corporation, pursuant to which the Company made loans to the sponsor on December 18, 2020 for $91,854.00, December 28, 2020 for $36,611.66 and on February 1, 2021 for $91,232.39 in order to enable the sponsor to provide funds to Alberton to pay expenses incurred by Alberton in connection with the Merger Agreement, the SEC filing fees relating to the proxy statement/prospectus in connection with the proposed Merger and accrued expense of Alberton.

Sale of Project Subsidiaries

In December 2020, the Company completed the sale of 70% equity interest in the project company that owns the Ancha project for a consideration of RMB 35.6 million ($5.1 million). Consequently, the Company deconsolidated the project company for the Ancha project on December 31, 2020 and recorded the remaining 30% non-controlling interest as an equity method investment.

In December 2020, the Company complete the sale of 100% equity interest in the project company that owns the Hehua project for a consideration of RMB 4.9 million ($706.000). Consequently, the Company deconsolidated the project company for the Hehua project on December 31, 2020.  There was no gain or loss recognized from the sale transaction.

Ancha Project

On January 14, 2021, the project acceptance was received on the Ancha project. Accordingly, all the performance obligations required on this project were achieved as of January 14, 2021 and revenue and cost would be recognized effective on such date.

Hehua Project Cooperation Framework Agreement and EPC Contract

On January 20, 2021, the Company, through its PRC subsidiaries, entered into a Project Cooperation and Development Agreement (the “Hehua Cooperation Agreement”) with Guizhou Qianxinan Jinyuan New Energy Co., Ltd, an indirect subsidiary of State Power Investment Group Co., Ltd. (collectively referred to as “SPIC”), pursuant to which the Company would sell the ownership and control of 100% of the Company’s project subsidiary when certain prerequisite conditions outlined in the Hehua Coperation Agreement were met. The prerequisite conditions were met prior to December 31, 2020. An equity transfer agreement was executed on December 29, 2020 for the sale by the Company of the 100% equity interest in the project subsidiary that owns the Hehua project to SPIC for a consideration of RMB 4.9 million (approximately $700,000). The Hehua project subsidiary which was 100% owned by SPIC at December 31, 2020 has an existing EPC contract with ZHPV dated August 2020 for the construction of the photovoltaic energy generation project of 25MW at a contract price including VAT of RMB 89.1 million (approximately $12.7 million). The EPC construction began in October 2020 and was 37% complete at December 31, 2020.

SolarMax Technology, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

For the Nine Months Ended September 30, 2020 and 2019 (Unaudited)(Continued)

Yilong #1 Additional Reserve

In December 2020, the Company received a payment of RMB 19.8 million (approximately $2.8 million) including interest. The remaining unpaid balance of approximately RMB 2.9 million (approximately $414,000) was fully reserved as of December 31, 2020 because the Company determined the collectability to be uncertain.

Meili Cloud Supplemental Agreement

In December 2020, the Company entered into a supplemental agreement with the owner of the Meili Cloud project to offset certain project expenses paid by the owner on behalf of the Company to the balance of the project receivable. Pursuant to this agreement, the owner of Meili Cloud agreed to pay the remaining balance of the project receivable which was fully paid as of December 31, 2020.

AMD Offset Agreement

In December 2020, the Company entered into an offset agreement with AMD to offset RMB 1.8 million (approximately $260,000) of the unpaid project receivable on the Qingshuihe #3 against the balance owed by the Company to AMD for panel purchases of RMB 1.8 million (approximately $260,000). In connection with this agreement, AMD also agreed to pay the balance of the project receivable on the Qingshuihe project of RMB 3.8 million (approximately $545,000), which was fully paid as of December 31, 2020.

Related Party Profit Sharing Arrangement

During the year ended December 31, 2020, the Company’s LED subsidiary paid $110,000 to a company owned by the Company’s former executive vice president and a current 5% stockholder. The payment represented 80% of the gross profit (computed prior to making the payment) on an LED government project which had been introduced to the Company by the former executive. As a result of this payment, the Company incurred and accrued approximately $110,000 of additional cost of revenue related to the project as of December 31, 2020.

Paycheck Protection Program Second Draw Loans

On February 1, 2021, the Company received loans pursuant to the Paycheck Protection Program Second Draw totaling $1,855,813. The loans were issued to three subsidiaries in the United States and may be entirely or partially forgivable if the loan proceeds are used for eligible expenses which include employee payroll, mortgage interest, rents, utilities and other eligible costs allowed by the Small Business Administration, during the 24-week period beginning on the date of the first disbursement of the loans. For the non-forgivable portion, the loans would be due in five years at a fixed interest rate of one percent with the first payment due in 16 months from the date of the first disbursement of the loans.

Uonone Settlement

In December 2020 and January 2021, the Company received additional legal settlement proceeds on behalf of Uonone totaling RMB 19.6 million ($2.8 million) and deducted RMB 5.2 million ($0.7 million) related to taxes which were agreed to with Uonone. In February 2021, the Company made payments to Uonone of RMB 15.0 million ($2.1 million). The Company is still in discussion with Uonone on the remaining payable balance.

SolarMax Technology, Inc. and Subsidiaries

Consolidated Financial Statements

As of and For the Years Ended December 31, 2019 and 2018

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of

SolarMax Technology, Inc. and Subsidiaries

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of SolarMax Technology, Inc. and subsidiaries (the “Company”) as of December 31, 2019 and 2018, the related consolidated statements of operations, comprehensive income (loss), changes in stockholders’ equity, and cash flows for each of the two years in the period ended December 31, 2019, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2019, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph – Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1, the Company has a significant working capital deficiency, has incurred significant losses and needs to raise additional funds to meet its obligations and sustain its operations. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Explanatory Paragraph – Change in Accounting Principle

As discussed in Note 1 to the consolidated financial statements, the Company changed its method of accounting for revenue in 2019 due to the adoption of ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606), as amended, effective January 1, 2019, using the modified retrospective approach.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Report on Supplementary Information

Our audit was conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The Condensed Financial Information of Parent on pages F-144 - F-148 is presented for purposes of additional analysis and is not a required part of the financial statements. Such information is the responsibility of management and was derived from and relates directly to the underlying accounting and other records used to prepare the financial statements. The information has been subjected to the auditing procedures applied in the audit of the financial statements and certain additional procedures, including comparing and reconciling such information directly to the underlying accounting and other records used to prepare the financial statements or to the financial statements themselves, and other additional procedures in accordance with auditing standards generally accepted in the United States of America. In our opinion, the information is fairly stated in all material respects in relation to the financial statements taken as a whole.

/s/ Marcum LLP
Marcum LLP

We have served as the Company’s auditor since 2015.

Costa Mesa, CA

September 21, 2020

SolarMax Technology, Inc. and Subsidiaries

Consolidated Balance Sheets

As of December 31, 2019 and December 31, 2018

	December 31, 2019	December 31, 2018

Assets
Current assets
Cash and cash equivalents	$9,946,342	$9,593,542
Restricted cash, current	121,986	7,842,475
Bankers’ acceptance	80,367	-
Accounts receivable, net	2,831,684	477,982
Contract assets	3,316,944	-
Unbilled receivables on completed contracts (related party), net	3,516,867	15,738,835
Unbilled receivables on completed contracts	1,982,483	21,752,014
Customer loans receivable, current	8,005,939	4,998,821
Advances to suppliers	-	691,112
Inventories, net	57,266,962	3,336,305
Other receivables and current assets, net	14,196,425	6,169,811
Total current assets	101,265,999	70,600,897

Property and equipment, net	1,311,314	1,715,903
Goodwill	7,695,590	7,796,741
Investments in unconsolidated joint ventures	469,035	532,429
Customer loans receivable, noncurrent	27,486,631	28,955,735
Deferred tax assets	696,801	33,352
Restricted cash, noncurrent	226,207	225,950
Other assets	2,398,614	1,159,039
Total assets	$141,550,191	$111,020,046

SolarMax Technology, Inc. and Subsidiaries

Consolidated Balance Sheets

As of December 31, 2019 and December 31, 2018 (Continued)

	December 31, 2019	December 31, 2018

Liabilities and stockholders’ equity
Current liabilities
Notes and accounts payable	$22,770,207	$13,534,099
Accounts payable to related parties	2,226,629	16,948,188
Bank and other loans, current	775,829	6,161,985
Unsecured loans from related parties	3,250,000	1,000,000
Secured loans from related parties, current	32,000,000	12,000,000
Secured convertible debt, current	1,100,000	-
Solar project financing, current	1,058,688	-
Contract liabilities	1,919,963	-
Accrued expenses and other payables	13,397,358	12,883,015
Total current liabilities	78,498,674	62,527,287

Bank and other loans, noncurrent	168,581	243,748
Secured loans from related parties, noncurrent	18,000,000	43,500,000
Secured convertible debt, noncurrent	4,400,000	-
Solar project financing, noncurrent	43,430,405	-
Other liabilities	4,186,313	3,164,219
Total liabilities	148,683,973	109,435,254

Commitments and contingencies (note 15)

Stockholders’ equity (deficit)
Preferred stock, par value $0.001 per share; 15,000,000 shares authorized, none issued and outstanding as of December 31, 2019 and December 31, 2018	-	-

Common stock, par value $0.001 per share; 500,000,000 shares authorized, 68,944,159 and 68,732,883 shares issued as of December 31, 2019 and December 31, 2018, respectively, 66,844,159 and 67,052,883 shares outstanding as of December 31, 2019 and December 31, 2018	68,944	68,733

Additional paid-in capital	55,955,116	55,009,133
Less: treasury stock at cost – 2,100,000 shares	(1,808,889)	(1,800,000)
Accumulated deficit	(59,839,264)	(50,341,438)
Accumulated other comprehensive loss	(1,311,907)	(1,210,353)
Total stockholders’ equity (deficit) attributable to stockholders of the Company	(6,936,000)	1,726,075
Noncontrolling interest	(197,782)	(141,283)
Total stockholders’ equity (deficit)	(7,133,782)	1,584,792

Total liabilities and stockholders’ equity	$141,550,191	$111,020,046

See accompanying notes to consolidated financial statements.

SolarMax Technology, Inc. and Subsidiaries

Consolidated Statements of Operations

For the Years Ended December 31, 2019 and 2018

	Year Ended December 31,
	2019	2018

Revenue
United States operations	$39,400,256	$31,119,470
China operations
Related party	4,741,633	30,852,361
Unrelated party	248,318	27,856,063
Total	4,989,951	58,708,424

Total revenues	44,390,207	89,827,894

Cost of revenue	34,650,879	80,576,754
Gross profit	9,739,328	9,251,140

Operating expenses
General and administrative	15,019,562	16,835,248
Selling and marketing	2,223,238	3,366,007
Asset impairment	-	548,729
Total operating expense	17,242,800	20,749,984

Operating income (loss)	(7,503,472)	(11,498,844)

Other income (expense)
Interest income	366,326	434,170
Interest expense	(2,227,053)	(1,946,097)
Equity in (loss) income of unconsolidated joint ventures	(63,394)	(494,869)
Other income (expense), net	(86,104)	(1,205,017)
Total other income (expense)	(2,010,225)	(3,211,813)

Income (loss) before income taxes	(9,513,697)	(14,710,657)
Income tax (benefit) provision	(540,239)	(5,729)
Net income (loss)	(8,973,458)	(14,704,928)

Net income (loss) attributable to noncontrolling interest	(56,499)	(107,048)
Net income (loss) attributable to stockholders of the Company	$(8,916,959)	$(14,597,880)

Net income (loss) per share attributable to stockholders of the Company
Basic and diluted	$(0.13)	$(0.22)
Weighted average shares
Basic and diluted	67,161,448	66,347,493

See accompanying notes to consolidated financial statements.

SolarMax Technology, Inc. and Subsidiaries

Consolidated Statements of Comprehensive Income (Loss)

For the Years Ended December 31, 2019 and 2018

	Year Ended December 31,
	2019	2018

Net income (loss)	$(8,973,458)	$(14,704,928)

Other comprehensive income (loss)
Foreign currency translation adjustments	(101,554)	(627,083)
Total comprehensive income (loss)	(9,075,012)	(15,332,011)

Comprehensive income (loss) attributed to noncontrolling interest	(56,499)	(107,048)
Comprehensive income (loss) attributable to stockholders of the Company	$(9,018,513)	$(15,224,963)

See accompanying notes to consolidated financial statements.

SolarMax Technology, Inc. and Subsidiaries

Consolidated Statements of Changes in Stockholders' Equity

For the Years Ended December 31, 2019 and 2018

	Preferred		Common		Additional	Equity					Accumulated Other	Non-
	Stock		Stock		Paid-in	Subscription	Treasury Stock			Accumulated	Comprehensive	controlling
	Shares	Amount	Shares	Amount	Capital	Receivable	Shares	Amount		Deficit	Loss	Interest	Total
Balance at January 1, 2018	-	$-	66,843,719	$66,844	$49,349,351	$(196,468)	(1,680,000)		$(1,800,000)	$(35,743,558)	$(583,270)	$(34,235)	$11,058,664
Private sale of common shares	-	-	1,680,000	1,680	5,011,849	-	-		-	-	-	-	5,013.529

Equity subscription receivable adjustment	-	-	-	-	(196,468)	196,468	-		-	-	-	-	-
Stock-based compensation	-	-	-	-	222,100	-	-		-	-	-	-	222,100
Issuance of bonus shares	-	-	209,164	209	622,301	-	-		-	-	-	-	622,510
Net income (loss)	-	-	-	-	-	-	-		-	(14,597,880)	-	(107,048)	(14,704,928)
Currency translation adjustments	-	-	-	-	-	-	-		-	-	(627,083)	-	(627,083)

Balance at December 31, 2018	-	$-	68,732,883	$68,733	$55,009,133	$-	$(1,680,000)		$(1,800,000)	$(50,341,438)	$(1,210,353)	$(141,283)	$1,584,792
Adoption of new accounting standard - ASC 606 transition	-	-	-	-	-	-	-		-	(580,867)	-	-	(580,867)
Stock-based compensation	-	-	-	-	317,400	-	-		-	-	-	-	317,400
Issuance of bonus shares	-	-	211,276	211	628,583	-	-		-	-	-	-	628,794
ACT One Settlement	-	-	-	-	-	-	(420,000)		(8,889)	-	-	-	(8,889)
Net income (loss)	-	-	-	-	-	-	-		-	(8,916,959)	-	(56,499)	(8,973,458)
Currency translation adjustments	-	-	-	-	-	-	-		-	-	(101,554)	-	(101,554)
Balance at December 31, 2019	-	$-	68,944,159	$68,944	$55,955,116	$-	(2,100,000)	$	(l,808,889)	$(59,839,264)	$(1,311,907)	$(197,782)	$(7,133,782)

See accompanying notes to consolidated financial statements.

SolarMax Technology, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

For the Years Ended December 31, 2019 and 2018

	Year Ended December 31,
	2019	2018

Cash flows from operating activities
Net income (loss)	$(8,973,458)	$(14,704,928)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Equity in loss (income) of investment in excess of distribution received	63,394	494,869
(Gain) loss on disposal of property and equipment	(45,856)	43,662
Depreciation and amortization expense	465,344	618,801
Amortization of loan discounts	(345,509)	-
Asset impairments	-	548,729
Provision for bad debts and loan losses	1,083,291	1,600,601
Provision for excess and obsolete inventories	368,855	34,028
Provision for warranty, customer care and production guaranty	1,390,072	489,337
Deferred income taxes (benefit)	(669,571)	54,481
Stock-based compensation expense	317,400	222,100
Impact of currency exchanges and other	1,094,810	1,987,248
Changes in operating assets and liabilities:
Bankers' acceptance	(81,056)	-
Receivables and current assets	(7,499,392)	615,200
Contract assets	(3,316,944)	-
Unbilled receivables	28,091,300	(28,473,819)
Costs and estimated earnings in excess of billings on uncompleted contracts	-	(4,209,480)
Advances to suppliers	690,844	(133,210)
Inventories	(54,772,224)	516,993
Customer loans receivable	(1,146,184)	(1,379,989)
Other assets	(2,237,507)	(10,878)
Notes and accounts payable	9,439,869	20,515,146
Accounts payable to related parties	(14,625,942)	-
Accrued expenses and other payables	589,479	7,386,730
Contract liabilities	1,919,963	-
Other liabilities	(603,426)	(1,087,647)
Net cash provided by (used in) operating activities	$(48,802,448)	$(14,872,026)

SolarMax Technology, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

For the Years Ended December 31, 2019 and 2018 (Continued)

	Year Ended December 31,
	2019	2018
Cash flows from investing activities
Repayment of loan receivable	$-	$1,000,000
Proceeds from disposal of property and equipment	126,590	70,798
Purchase of property and equipment	(143,383)	(422,461)
Net cash provided by (used in) investing activities	(16,793)	648,337

Cash flows from financing activities
Proceeds from equity issuances	-	4,829,796
Proceeds from new borrowings	723,715	8,095,646
Proceeds from solar project financing	44,870,310	-
Principal repayment on borrowings	(6,248,102)	(6,533,941)
Proceeds from loans from related parties	2,650,000	6,000,000
Repayment of related party loan	(500,000)	(6,000,000)
Refundable vendor bid deposits received	108,557	521,618
Refundable vendor bid deposits paid	(57,897)	(1,454,446)
Net cash provided by (used in) financing activities	41,546,583	5,458,673

Effect of exchange rate	(94,774)	(681,170)
Net increase (decrease) in cash and cash equivalents and restricted cash	(7,367,432)	(9,446,186)
Cash and cash equivalents and restricted cash, beginning of period	17,661,967	27,108,153
Cash and cash equivalents and restricted cash, end of period	$10,294,535	$17,661,967

Supplemental disclosures of cash flow information:
Interest paid in cash	$2,288,210	$2,064,253
Income taxes paid (refunded) in cash	1,507,469	196,281

Non-cash activities for investing and financing activities:
Issuance of shares of common stock for accrued executive bonuses	628,795	622,510
Equity subscription receivable adjustment	-	196,468
Return of shares of common stock from Act One legal settlement	8,889	-

See accompanying notes to consolidated financial statements.

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2019 and 2018

1. Description of Business

SolarMax Technology, Inc. (“SolarMax” or the “Company”) is a Nevada corporation formed in January 2008, with headquarters located in Riverside, California. Currently, the Company operates its business in the United States and the People’s Republic of China (“China” or the “PRC”). In the United States, the Company has three wholly-owned and one 93.75% owned subsidiaries as follows:

SolarMax Renewable Energy Provider, Inc., a California corporation (“SREP”)

SolarMax Financial, Inc., a California corporation (“SolarMax Financial”)

SolarMax LED, Inc., a California corporation (“LED”)

SMX Capital, Inc., a New Jersey corporation (“SMX Capital”)

SMX Capital is a 93.75% owned subsidiary of the Company, and its financial statements are consolidated in the Company’s consolidated financial statements. The 6.25% minority interest is held by a former executive of the Company’s China segment. The minority interest is reflected as non-controlling interests in the accompanying consolidated financial statements.

The Company’s wholly-owned subsidiaries outside the United States are as follows:

●	Accumulate Investment Co. Ltd (“Accumulate”), a British Virgin Islands corporation. The Company acquired Accumulate as part of its acquisition of Jiangsu Zhonghong Photovoltaic Electric Co., Ltd. (“ZHPV”) in April 2015.

●	SolarMax Technology Holdings (Hong Kong) Limited (“SolarMax Hong Kong”), which was established under the laws of Hong Kong on October 27, 2014.

●	Golden SolarMax Finance Co., Ltd., (“Golden SolarMax”), which was organized under the laws of the PRC on June 1, 2015.

●	Solarmax Technology Holdings (Cayman) Limited (“Solarmax Cayman”), a Cayman Islands limited company formed on May 8, 2017.

Accumulate has one wholly-owned subsidiary, Accumulate Investment Co., Limited (HK), an entity organized under the laws of Hong Kong (“Accumulate Hong Kong”). Accumulate Hong Kong has one wholly-owned subsidiary, ZHPV.

SolarMax Hong Kong has one wholly-owned subsidiary, SolarMax Technology (Shanghai) Co., Ltd. (“SolarMax Shanghai”), organized under the laws of the PRC and formed on February 3, 2015. SolarMax Shanghai is a wholly foreign-owned entity, referred to as a WFOE.

On May 8, 2017, Solarmax Technology Holdings (Cayman) Limited (“Solarmax Cayman”) a Cayman Islands limited company, was formed with 1,000,000,000 shares at a par value of United States dollars of $0.01 for an authorized capital of United States dollars of $10.0 million. Solarmax Cayman is a 100% owned direct subsidiary of the Company and was created to serve as an intermediate holding company for the Company’s PRC operations. When completed Solarmax Cayman is to be the direct parent of SolarMax Hong Kong and Accumulate. At December 31, 2019, the entity reorganization of the PRC operations under Solarmax Cayman is still in process. The entity reorganization has no impact on the Company’s business or operations.

ZHTH is engaged in project development and its core business is to provide engineering, procurement and construction (“EPC”) services. When a buyer of a project is identified, the subsidiary that owns the subsidiary holding the permit (a “project subsidiary”) sells to the buyer the equity in the project subsidiary for that specific solar farm project, and the buyer of the project engages ZHPV for the EPC services. The purchase price for the project subsidiary is an amount generally approximating the subsidiary’s net assets. Accordingly, the Company does not generally generate any material gain or loss from the sale of the project subsidiaries. The sale of the equity in the project subsidiaries is part of the normal course of the Company’s operations in China. Because government regulations prohibit the sale of the permit related to a solar farm, it is necessary for the Company to sell the equity in the project subsidiary to effectuate the transfer of the ownership of a solar farm permit to buyer.

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2019 and 2018 (Continued)

On April 28, 2015, the Company acquired the ownership of ZHTH, through a share exchange agreement among the Company, SolarMax Shanghai and the equity owners of ZHTH. ZHTH was formed on March 21, 2014 and ZHTH became a wholly-owned subsidiary of SolarMax Shanghai as a result of the acquisition.

Also on April 28, 2015, the Company acquired the ownership of ZHPV through a share exchange agreement between the Company and the holders of the stock of Accumulate. After the acquisition, the Company owns all of the stock of Accumulate, which, in turn, through Accumulate Hong Kong, owns all of the stock of ZHPV. ZHPV was formed on December 31, 2009.

At December 31, 2019 and 2018, the Company’s major subsidiaries and the related core business consist of the following:

●	SREP was established on July 19, 2011 and is engaged in the business of developing, selling and installing integrated photovoltaic systems and energy storage systems for residential and commercial customers in the United States.

●	SolarMax Financial was established on September 9, 2009 and is engaged in the business of providing secured installment financing to purchasers of residential and commercial photovoltaic systems, and servicing installment sales for SREP and LED customers in the United States.

●	SMX Capital was acquired by the Company in June 2011. SMX Capital is engaged in the business of owning and funding renewable energy projects in the United States and operates its business through operating leases and power purchase agreements primarily in the commercial markets. Its business is conducted directly and indirectly through a 30% equity interest in three companies. SMX Capital has not been engaged in leasing new systems since 2014 and its primary business is the ownership and maintenance of systems under existing leases.

●	LED was established on July 15, 2013 in connection with the 2013 acquisition of Act One and is engaged in the business of LED light integration in the United States.

●	ZHTH is engaged in the business of identifying, procuring and marketing solar energy projects and other roof top solar energy projects in the PRC.

●	ZHPV is engaged in the EPC business for solar energy projects and other roof top solar energy projects in the PRC.

●	Jiangsu Honghao was organized on September 21, 2015 and is engaged in the business of operating and maintaining solar farms in the PRC.

2. Basis of Presentation and Summary of Significant Accounting Policies

Basis of Accounting

The accompanying consolidated financial statements of the Company include the consolidated operations of its wholly-owned and controlled subsidiaries within and outside the United States.

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2019 and 2018 (Continued)

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period.  Significant accounting estimates reflected in the Company’s consolidated financial statements include the cost-based inputs to estimate revenues on long-term construction contracts, the collectability of accounts receivable and loans receivable, the useful lives and impairment of property and equipment, goodwill and intangible assets, the fair value of stock options granted and stock-based compensation expense, the fair value of assets acquired and liabilities assumed in a business combination, warranty and customer care reserve, the valuation of deferred tax assets, inventories and provisions for income taxes. Actual results could differ materially from those estimates.

Stock Distribution

On April 25, 2019, the Company effected a 1.68-for-one stock distribution pursuant to which the Company issued 0.68 additional shares of common stock with respect to each share of common stock outstanding on April 25, 2019. For U.S. GAAP purposes, this stock distribution is accounted for as a stock split. All share and per share information retroactively reflects the stock distribution.

Reclassification

Certain amounts in the prior period financial statements have been reclassified to conform to the presentation of the current period financial statements. These reclassifications had no effect on the previously reported net loss.

Principles of Consolidation

The consolidated financial statements reflect the accounts and operations of the Company and those of its subsidiaries in which the Company has a controlling financial interest. The Company uses a qualitative approach in assessing the consolidation requirement for variable interest entities (“VIEs”). This approach focuses on determining whether the Company has the power to direct the activities of the VIE that most significantly affect the VIE’s economic performance and whether the Company has the obligation to absorb losses, or the right to receive benefits, that could potentially be significant to the VIE. All of these determinations involve significant management judgments and estimates. The Company has determined that it is not the primary beneficiary in the operational VIE, SMX Property LLC (“SMXP”) and therefore, does not consolidate the financial information of SMXP.

The Company is the lessee under an operating lease of its Riverside, CA headquarters facility with SMXP (see Note 13 - Other Related Party Transactions). SMXP is a private entity owned by the Company’s founders, some of whom are also executives of the Company. The lease term was initially for four years expiring on December 31, 2016, and was extended in September 2016 for a ten-year term, with one five-year renewal option. The Company does not have any ownership interest in SMXP. In October 2019, the Company borrowed $250,000 from SMXP at 6%, repaid $100,000 in March 2020 and $150,000 in April 2020. Other than the common ownership, the operating lease and the unsecured loan, the Company does not have any economic arrangements with SMXP such that the Company will have an obligation to support the operations of SMXP. Further, the Company does not have the power to direct and control the activities of SMXP as such power to direct and control resides with SMXP’s principals. Accordingly, the Company is not considered to be the primary beneficiary of SMXP and has not consolidated SMXP.

The accompanying consolidated financial statements include the accounts of SolarMax and its wholly-owned and controlled subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

Liquidity and Going Concern

The accompanying consolidated financial statements have been prepared in conformity with U.S. GAAP, which contemplate continuation of the Company as a going concern. The Company’s recurring net losses, working capital, increased accumulated deficit and stockholders’ deficit raise substantial doubt about its ability to continue as a going concern. During the year ended December 31, 2019, the Company incurred a net loss of $9.7 million. At December 31, 2019, the working capital was $22.8 million, the accumulated deficit was $59.8 million and the stockholders’ deficiency was $6.9 million. In connection with these consolidated financial statements, management evaluated whether there were conditions and events, considered in the aggregate, that raise substantial doubt about the Company’s ability to meet its obligations as they become due for twelve months from the date of issuance of these financial statements. Management assessed that there were such conditions and events, including a history of recurring operating losses, and relatively low level of cash flows from operating activities, and significant current debt that is due in the next twelve months.

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2019 and 2018 (Continued)

As of December 31, 2019, the Company’s principal sources of liquidity consisted of approximately $9.9 million, of cash and cash equivalents, and estimated cash flow from operations.  The Company believes its current cash balances coupled with anticipated cash flow from operating activities may not be sufficient to meet its working capital requirements for at least one year from the date of the issuance of the accompanying consolidated financial statements, including $38.2 million of debt that is due in the next twelve months. Management is focused on expanding the Company’s existing business, as well as its customer base, including its continuing efforts to generate revenue from non-related parties for its China operations and to continue to increase its revenues. The Company is looking to negotiate an exchange of a large portion of the $32 million of the current portion of long term related party loans for convertible notes that mature in periods beyond one year. The Company cannot predict whether it will be successful in these efforts. The Company is also looking to raise funds through its proposed initial public offering.

As a result of the above, there is substantial doubt regarding the Company’s ability to continue as a going concern for twelve months from the date of issuance of these financial statements. The Company cannot give assurance that it can increase its cash balances or limit its cash consumption, complete its public offering or obtain the exchange of any of its current debt and thus maintain sufficient cash balances for its planned operations. Future business demands may lead to cash utilization at levels greater than recently experienced. Revenue flow from the Company’s China segment is irregular because of the timing of solar projects and the Company requires significant funds for its operations, particularly during periods when there is little or no revenue. The Company may need to raise additional capital in the future. However, the Company cannot assure that it will be able to raise additional capital on acceptable terms, or at all.

Revenue Recognition

Effective on January 1, 2019, the Company early adopted Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers, and its various updates (“Topic 606”) for interim periods within the year ended December 31, 2019 using the modified retrospective method with a cumulative reduction adjustment to retained earnings as of January 1, 2019 of $580,867, which represents the net impact of recognizing solar energy revenue in the United States over time rather than at a point in time, which resulted in $397,226 of gross profit, and writing off $978,093 in deferred project costs in the PRC. Accordingly, only the current period presented in the Company’s consolidated statements of operations has been reported using the new revenue standard. The Company has applied Topic 606 to all customer contracts not completed by the initial date of application.

Revenue is measured based on the considerations specified in a contract with a customer and excludes any sales incentives and amounts collected on behalf of third parties. The Company recognizes revenue when it satisfies a performance obligation by transferring control over a product or service to a customer.

Taxes assessed by government authorities that are imposed on, or concurrent with, a specific revenue-producing transaction are collected by the Company from the customer and excluded from revenue.

The Company’s principal activities from which the Company generates its revenue are described below.

Revenue from Engineering, Procurement and Construction (“EPC”) Services

For energy generation assets owned and controlled by the customer, the Company recognizes revenue for sales of EPC services over time as the Company’s performance creates or enhances an energy generation asset controlled by the customer. Furthermore, the sale of EPC services represents a single performance obligation for the development and construction of a single generation asset, which is a complete solar energy project. For such sale arrangements, the Company recognizes revenue using cost-based input methods, which recognize revenue and gross profit as work is performed based on the relationship between actual costs incurred compared to the total estimated costs of the contract after consideration of the customer’s commitment to perform its obligations under the contract, which is typically measured through the receipt of cash deposits or other forms of financial security issued by creditworthy financial institutions or parent entities.

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2019 and 2018 (Continued)

Payment for EPC services is made by the customer pursuant to the billing schedule stipulated in the EPC contract which is generally based on the progress of the construction. Once the bills are issued to the customer, the customer generally has 30 days to make the payment on the amount billed less a retainage provision which is approximately 3% to 5%, depending on the contract. The retainage amount is withheld by the customer and is paid at the conclusion of the 12-month warranty period.

In applying cost-based input methods of revenue recognition, the Company uses the actual costs incurred relative to the total estimated costs (including solar module costs) to determine the progress towards contract completion and to calculate the corresponding amount of revenue and gross profit to recognize. Cost based input methods of revenue recognition are considered a faithful depiction of the Company’s efforts to satisfy long-term construction contracts and therefore reflect the transfer of goods to a customer under such contracts. Costs incurred that do not contribute to satisfying the Company’s performance obligations (“inefficient costs”) are excluded from the Company’s input methods of revenue recognition as the amounts are not reflective of the Company’s transferring control of the solar energy system to the customer. Costs incurred towards contract completion may include costs associated with solar modules, direct materials, labor, subcontractors, and other indirect costs related to contract performance. The Company recognizes solar module and direct material costs as incurred when such items have been installed in a system.

Cost-based input methods of revenue recognition require the Company to make estimates of net contract revenues and costs to complete its projects. In making such estimates, significant judgment is required to evaluate assumptions related to the amount of net contract revenues, including the impact of any performance incentives, liquidated damages, and other payments to customers. Significant judgment is also required to evaluate assumptions related to the costs to complete its projects, including materials, labor, contingencies, and other system costs. If the estimated total costs on any contract, including any inefficient costs, are greater than the net contract revenues, the Company recognizes the entire estimated loss in the period the loss becomes known. The cumulative effect of revisions to estimates related to net contract revenues or costs to complete contracts are recorded in the period in which the revisions to estimates are identified and the amounts can be reasonably estimated. The effect of the changes on future periods are recognized as if the revised estimates had been used since revenue was initially recognized under the contract. Such revisions could occur in any reporting period, and the effects may be material depending on the size of the contracts or the changes in estimates.

The Company’s arrangements may contain clauses such as contingent repurchase options, delay liquidated damages, rebates, penalties or early performance bonus, most favorably pricing or other provisions, if applicable, that can either increase or decrease the transaction price. The Company has historically estimated variable considerations that decrease the transaction price (e.g. penalties) and recorded such amounts as an offset to revenue, consistent with requirements under Topic 606. Variable considerations that increase the transaction price (e.g., performance bonuses) were historically recognized under Topic 605 on a cash basis as such amounts were not fixed and determinable and collectability was not reasonably assured until paid.  However, under Topic 606, the Company will need to estimate and apply a constraint on such variable considerations and include that amount in the transaction price. Because the Company’s historical policies on estimating variable considerations that would decrease the transaction price have largely mirrored the requirements under Topic 606, and because variable considerations that would increase the transaction price have historically been immaterial or would likely be constrained under Topic 606, there is no cumulative effect adjustment. The Company estimates variable considerations for amounts to which the Company expects to be entitled and for which it is not probable that a significant reversal of cumulative revenue recognized will occur.

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2019 and 2018 (Continued)

For energy generation assets not owned and controlled by the customer during the duration of the construction as well as contracts with customers that do not require progress payments during construction and whereby the contracts include restrictive acceptance provisions before any progress payments are made by the customers, the Company recognizes revenues at a point in time when the Company determines it has sufficient evidence of acceptance, an indicator that obliges the customers to make payments to the Company pursuant to the contracts. Under this situation, the Company believes it has the control of the projects until they are accepted by the customers and all the applicable performance obligations under the customer contracts are met, which is the point in time when all the required performance obligations under the customer contracts are fully met.

PRC Power Purchase Agreements Revenue

Revenues under certain power purchase agreements are recognized based on the output delivered at an agreed upon rate over the contract term. The Company records the revenue under such power purchase agreements during the period under which it has controlling interest in the project subsidiary. Revenue recognition ceases upon the sale and transfer of controlling interest in the project subsidiary to a third party.

Prior to January 1, 2019, the Company recognized revenue on EPC contracts using the percentage of completion method, as outlined in Accounting Standards Codification (“ASC”) 605-35, Revenue Recognition, Construction-Type and Production-Type Contracts. The Company reviews contract price and cost estimates periodically as the work progresses, and recognizes changes in estimates of contract revenues, costs and profits for contracts accounted for under the percentage of completion method using the cumulative catch-up method of accounting.

Operations and Maintenance (“O&M”)

The Company recognizes revenue for standard, recurring O&M services over time as customers receive and consume the benefits of such services, that typically include, but are not limited to, 24/7 system monitoring and other agreement compliance, performance engineering analysis, regular performance reporting, turn-key maintenance services including spare parts and corrective maintenance repair, warranty management, and environmental services. Other ancillary O&M services, such as equipment replacement, weed abatement, landscaping, or solar module cleaning, are recognized as revenue as the services are provided and billed to the customer. Costs of O&M services are expensed in the period in which they are incurred.

As part of the Company’s O&M service offerings, the Company typically offers an effective availability guarantee, which stipulates that a system will be available to generate a certain percentage of total possible energy during a specific period after adjusting for factors outside of the Company’s control as the service provider. If system availability exceeds a contractual threshold, the Company may receive a bonus payment, or if system availability falls below a separate threshold, the Company may incur liquidated damages for certain lost energy under the power purchase agreements (“PPAs”). Such bonuses or liquidated damages represent a form of variable consideration and are estimated and recognized over time as customers receive and consume the benefits of the O&M services.

Solar Energy Systems and Components Sales

The Company has analyzed the impact of Topic 606 on solar energy system sales and other product sales and has concluded that the revenue recognition associated with these sales should be recognized over time (instead of a point in time prior to the accounting change resulting from the adoption of Topic 606 on January 1, 2019) as the Company’s performance creates or enhances the property controlled by the customer (the asset is being constructed on a customer’s premises that the customer controls). Such accounting change has been made effective upon the adoption of Topic 606 on January 1, 2019 with a cumulative adjustment to increase retained earnings of $397,226. The new accounting is reflected in the accompanying consolidated financial statements for the year ended December 31, 2019.

The Company’s principal performance obligation is to design and install a solar energy system that is interconnected to the local power grid and for which permission to operate has been granted by a utility company to the customer. The Company recognizes revenue over time as control of the solar energy system transfers to the customer which begins at installation and concludes when the utility company has granted the permission to operate.

All costs to obtain and fulfill contracts associated with system sales and other product sales are expensed to cost of revenue when the corresponding revenue is recognized.

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2019 and 2018 (Continued)

For solar energy system sales, the Company recognizes revenue using a cost-based input method that recognizes revenue and gross profit as work is performed based on the relationship between actual costs incurred compared to the total estimated cost of the contract. In applying cost-based input methods of revenue recognition, the Company uses the actual costs incurred for installation and obtaining the permission to operate, each relative to the total estimated cost of the solar energy system, to determine the Company’s progress towards contract completion and to calculate the corresponding amount of revenue and gross profit to recognize. Cost-based input methods of revenue recognition are considered a faithful depiction of our efforts to satisfy solar energy system contracts and therefore reflect the transfer of goods to a customer under such contracts. Costs incurred towards contract completion may include costs associated with solar modules, direct materials, labor, subcontractors, and other indirect costs related to contract performance.

In the United States, the Company sells solar energy systems to residential and commercial customers and recognizes revenue net of sales taxes. Customers may pay for these sales in cash or by financing with the Company. Cash sales include direct payments from the customer (including financing obtained directly by the customer), third-party financing arranged by the Company for the customer, and leasing arranged by the Company for the customer through Sunrun, Inc. (“Sunrun”).

For a sale paid by a customer by direct payments, the payments are made by the customer as stipulated in the underlying home improvement or commercial contract which generally includes an upfront down payment at contract signing, payments at delivery of materials and installation ranging from 70% to 85% of the contract price, and the payment of the final balance at the time of the city signoff or when the permission to operate the solar system is granted by a utility company.

For a sale paid by a customer with third-party financing arranged by the Company for the customer, direct payments are made by the financing company to the Company based on an agreement between the financing company and the Company, with the majority of the payments made by the time of completion of installation but not later than the date on which the permission to operate the solar system is granted by the utility company.

For a sale paid by a customer with a lease through Sunrun, direct payments are made by Sunrun to the Company based on an agreement between Sunrun and the Company, which is generally 80% upon the completion of installation and 20% upon the permission to operate is granted.

For a sale to a customer by financing with the Company, the customer receivable, less any down payments, becomes a loan receivable following the grant of the permission to operate the solar system by a utility company, at which time the loan is recorded and the loan interest begins to accrue.  Financing terms for sales with financing by the Company are generally made for terms up to 60 months.

Prior to January 1, 2019, the Company recognized revenue on solar energy systems and product sales, net of any applicable governmental sales taxes, in accordance with ASC 605, Revenue Recognition-Overall. The Company recognized revenue when (1) persuasive evidence of an arrangement existed, (2) delivery had occurred or services had been rendered, (3) the sales price was fixed or determinable and (4) collection of the related receivable was reasonably assured. The Company recognized revenue when the Company installed a solar energy system and it passed inspection by the utility or the authority having jurisdiction and the permit to operate had been issued, provided all other revenue recognition criteria had been met.

LED Product Sales and Service Sales

For product sales, the Company recognizes revenue at a point in time following the transfer of control of the products to the customer, which typically occurs upon shipment or delivery depending on the terms of the underlying contracts. For contracts involving both products and services (i.e., multiple performance obligations), the Company allocates the transaction price to each performance obligation identified in the contract based on relative standalone selling prices, or estimates of such prices, and recognize the related revenue as control of each individual product is transferred to the customer, in satisfaction of the corresponding performance obligations. Revenue from services is recognized when services are completed which is upon acceptance by the customer.  The standalone selling price of the warranty is not material and, therefore, the Company has not allocated any portion of the transaction price to any performance obligation associated with the warranty.

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2019 and 2018 (Continued)

Payment of products is generally made upon delivery or with a 30 day term. Extended payment terms are provided on a limited basis not to exceed twelve months. Payment of services is due when the services are completed and accepted by the customer. For certain LED product sales, the Company provides the customers with a right of return subject to restocking fees. The Company assessed such rights of return as variable consideration and recognizes revenue based on the amount of consideration the Company expects to receive after returns are made. Based on the Company’s historical experience, the Company has determined the likelihood and magnitude of a future returns to be immaterial and currently has not provided for a liability for such returns on the LED product sales.

For contracts where the Company agreed to provide the customer with rooftop solar energy systems (including design, materials, and installation of the system) in addition to providing LED products and LED installation, these agreements may contain multiple performance obligations: 1) the combined performance obligation to design and install rooftop solar energy system; 2) the performance obligation to deliver the LED products; and, 3) the performance obligation to install the LED products.  Topic 606 permits goods and services that are deemed to be immaterial in the context of a contract to be disregarded when considering performance obligations within an agreement. The Company will compare the standalone selling price of the installations and products to the total contract value to determine whether the value of these installations and products is quantitatively immaterial within the context of the contract. Similarly, these services may be qualitatively immaterial in the eyes of the customer. While the customer ordered these products and has received a separate quote for them, they may not be a material driving factor within the agreement for a solar energy system. Further, a reasonable person may not consider providing and installing LED products to be a material part of the arrangement to design and construct a large solar facility. If these products and services are determined to be immaterial within the context of the contract, they will be combined with the performance obligation to design and install the rooftop solar energy system. If management determines that the products and services are determined to be material to the overall project, they would represent a separate performance obligation.

Prior to January 1, 2019, the Company’s revenue recognition policy as related to LED products and services was in accordance with ASC 605-10-S99, Revenue Recognition-Overall-SEC Materials. The Company recognizes revenue when (1) persuasive evidence of an arrangement exists, (2) delivery has occurred or services have been rendered, (3) the sales price is fixed or determinable and (4) collection of the related receivable is reasonably assured. The Company recognizes its LED revenue upon the delivery of the products and/or completion of the installation and the final acceptance from the customer, provided all other revenue recognition criteria have been met.

Operating Leases and Power Purchase Agreements in United States

From 2010 to 2014, the Company constructed and offered built-to-suit commercial-grade photovoltaic systems for certain commercial and not-for-profit customers in California, Hawaii, Colorado and New Jersey; under long-term leases and PPAs, with terms of up to 20 years. Under these arrangements, the Company owns the systems and receives the 30% upfront federal grant or investment tax credits, as well as any applicable state and utility company rebates on the systems it owns. Upfront grants, rebates and incentives were applied to reduce the cost of the systems. All other annual rebates and performance-based incentive rebates constitute variable consideration and are recognized in revenue when received because, at that point, it becomes probable that a significant reversal in the cumulative amount of revenue recognized will not occur. In connection with the Company’s ownership of solar systems primarily in New Jersey, the Company owns a number of Solar Renewable Energy Certificates (“SREC”). There is currently no assigned monetary value to an SREC and the prices are ultimately determined by market forces within the parameters set forth by the state. The Company recognizes the revenue of the SREC when it is sold.

The Company sells energy generated by PV solar power systems under PPAs. For energy sold under PPAs, which may qualify as a lease, the Company recognizes revenue each period based on the volume of energy delivered to the customer and the price stated in the PPA.

For leases, the Company is the lessor of solar energy systems, which are accounted for as operating leases in accordance with ASC 840, Leases, since the lease does not provide for the ownership transfer to the lessee at the end of lease, the lease does not contain a bargain purchase option, the lease term does not exceed 75% of the economic life of the underlying solar system which is typically 35-40 years, and the net present value of the lease payments does not exceed 90% of the original investment.

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2019 and 2018 (Continued)

Revenue from all of the Company’s operating leases is currently recognized on a straight-line basis over the contractual term.

In March 2019, the Company entered into a 10-year power purchase agreement with a not-for-profit entity in California whereby the Company would construct a commercial-grade photovoltaic system with a battery storage system on the customer’s premise. The value over the 10-year term is approximately $1.6 million. As of December 31, 2019, the construction of the system is in progress and cost of the construction in progress was included in the Company’s work-in-process inventories.

On December 26, 2019, the Company executed an agreement with a third-party purchaser under which the Company will complete construction, including utility connection, and will transfer ownership of the system described above. Additionally, the Company will assign the 10-year power purchase agreement to the purchaser for a purchase price of approximately $1.6 million. In May 2020, the Company completed construction of the system and fulfilled all of the performance obligations under the agreement.

Minimum revenues under the existing operating leases and power purchase agreements, excluding the 10-year power purchase agreement mentioned above, as of December 31, 2019 are as follows:

To Be Received In	Amount
2020	$131,793
2021	117,692
2022	110,464
2023	104,825
2024	99,152
2025	90,673
2026 and thereafter	622,475
$1,277,074

Loan Interest Income

In the United States, the Company provides installment financing to qualified customers to purchase residential or commercial photovoltaic systems, energy storage systems, as well as LED products and services. Customer loans receivable are classified as held-for-investment based on management’s intent and ability to hold the loans for the foreseeable future or to maturity. Loans held-for-investment are carried at amortized cost and are reduced by an allowance for estimated credit losses as necessary. The Company recognizes interest income on loans, including the amortization of discounts and premiums, using the interest method. The interest method is applied on a loan-by-loan basis when collectability of the future payments is reasonably assured. Premiums and discounts are recognized as yield adjustments over the term of the related loans. Loans are transferred from held-for-investment to held-for-sale when management’s intent is not to hold the loans for the foreseeable future. Loans held-for-sale are recorded at the lower of cost or fair value. There were no loans held-for-sale at December 31, 2019 and 2018.

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2019 and 2018 (Continued)

Disaggregation of Revenues

The following table summarizes the Company’s revenue by business line by segment for the years ended December 31, 2019 and 2018:

	Year Ended December 31,
	2019	2018

Solar energy systems
Sales on installment basis	$11,563,869	$10,518,683
Sales on non-installment basis	21,221,687	13,199,078
Third-party leasing arrangements	3,803,835	4,595,137
Operating lease revenues	100,691	91,316
Power purchase agreements and other	211,531	110,759
Total solar energy systems	36,901,613	28,514,973
LED	491,726	856,398
Financing related	2,006,917	1,748,099
Total revenue of US Segment	39,400,256	31,119,470
Solar farm projects	4,989,951	58,369,016
Operation and maintenance and other	-	339,408
Total revenue of PRC Segment	4,989,951	58,708,424

Total revenues	$44,390,207	$89,827,894

Contract Balances

The contract assets primarily relate to the Company’s rights to consideration for work completed but not billed at the reporting date, primarily for the solar energy system sales in the United States. The contract assets are transferred to receivables when the rights become unconditional (i.e., when the permission to operate is issued). The contract liabilities primarily relate to the advance consideration received from customers related to the same above solar energy system sales in the United States, for which the transfer of ownership has not occurred.

Applying the practical expedient in Topic 606, paragraph 340-40-25-4, the Company recognizes the incremental costs of obtaining contracts (i.e., commission fees) in cost of revenue when incurred if the amortization period of the assets that the Company otherwise would have recognized is one year or less. These costs are included in cost of revenues.

Transaction Price Allocated to the Remaining Performance Obligations

The Company applies the practical expedient in paragraph 606-10-50-14 and does not disclose information about remaining performance obligations that have original expected durations of one year or less. The remaining revenue on the remaining performance obligations expected to be recognized during the following year amounts to approximately $0.6 million at December 31, 2019 which is substantially related to the US segment contracts with durations of one year or less. For the China segment, the revenue associated with the remaining performance obligations expected to be recognized the following year is expected to be approximately $40 million.

The Company applies the transition practical expedient in paragraph 606-10-65-1 (f)(3) and does not disclose the amount of the transaction price allocated to the remaining performance obligations and an explanation of when the Company expects to recognize that amount as revenue for the year ended December 31, 2018.

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2019 and 2018 (Continued)

Practical Expedients Utilized by the Company

The following practice expedients are utilized by the Company in its adoption of Topic 606 as of January 1, 2019:

●	The Company has not restated contracts that begin and are completed within the same annual reporting period.

●	For completed contracts that have variable consideration, the Company used the transaction price at the date upon which the contract was completed rather than estimating variable consideration amounts in the comparative reporting period.

●	The Company has excluded disclosures of transaction price allocated to remaining performance obligations and disclosure of when the Company expects to recognize such revenue for all periods prior to the date of initial application.

●	The Company has expensed costs as incurred for costs to obtain a contract when the amortization period would have been one year or less.

●	The Company has not assessed a contract asset or contract liability for a significant financing component if the period between the customer’s payment and the Company’s transfer of goods or services is one year or less.

Refer to Note 20, Changes in Accounting Policies for the impact of adoption of Topic 606 on the consolidated financial statements as of and for the year ended December 31, 2019.

Cash and Cash Equivalents

Cash and cash equivalents consist of deposit accounts and highly liquid investments purchased with an original maturity of three months or less.

The standard insurance coverage for non-interest bearing transaction accounts in the United States is $250,000 per depositor under the general deposit insurance rules of the Federal Deposit Insurance Corporation. The standard insurance coverage for non-interest bearing transaction accounts in the PRC is RMB 500,000 (approximately $73,000) per depositor per bank under the applicable Chinese general deposit insurance rules. As of December 31, 2019 and 2018, insured and uninsured cash including the balance classified as restricted cash were as follows:

	December 31, 2019	December 31, 2018

US Segment
Insured cash	$1,035,654	$	l,327,987
Uninsured cash	3,856,757		5,615,121
	4,892,411		6,943,108
China Segment
Insured cash	368,595		395,458
Uninsured cash	5,033,529		10,323,401
	5,402,124		l0,718,859
Total cash and cash equivalents & restricted cash	10,294,535		17,661,967
Cash and cash equivalents	9,946,342		9,593,542
Restricted cash	$348,193		$8,068,425

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2019 and 2018 (Continued)

Restricted Cash

Restricted cash at December 31, 2019 and 2018 consisted of:

	December 31, 2019	December 31, 2018

Deposit held by a PRC financial institution as collateral for commercial loan to SolarMax – PRC Segment	$-	$7,269,978
Deposits held by a US financial institution for commercial letter of credit - US Segment	-	572,497
Deposit restricted by PRC court for pending legal dispute	121,986	-
Deposit held by a US financial institution as collateral for business credit cards – US Segment	226,207	225,950
	348,193	8,068,425
Less: current portion	(121,986)	(7,842,475)
Noncurrent portion	$226,207	$225,950

Bankers’ Acceptance

At December 31, 2019, the Company held bankers’ acceptance in RMB in the amount of $80,367 with original maturities of six months. A banker’s acceptance is a promised future payment which is accepted and guaranteed by a bank and drawn on a deposit at the bank. A banker’s acceptance is a negotiated financial instrument and can be exchanged for cash at a discount prior to its maturity date. During the year ended December 31, 2019, the Company accepted bankers’ acceptance as payments on the PRC solar farm projects.

Accounts Receivable, net

Accounts receivable are reported at the outstanding principal balance due from customers. In the PRC segment, accounts receivable represents the amounts billed under the contracts but uncollected on completed construction contracts and construction contracts in process. Under certain arrangements with customers in the U.S. segment, the customers may assign the collection of incentive rebates due from government agencies or utility companies to the Company, however the customers would remain accountable for the ultimate payment if the amount of incentive rebates are not collectible from such government agencies or utility companies. Accounts receivable are recorded at net realizable value.

The Company maintains allowances for the applicable portion of receivables, including accounts receivable, government rebate receivables and other receivables, when collection becomes doubtful. The Company estimates anticipated losses from doubtful accounts based upon the expected collectability of all receivables, which takes into account the number of days past due, collection history, identification of specific customer exposure, and current economic trends. Once a receivable is deemed to be uncollectible, it is written off against the allowance. The bad debt expense related to rebates receivable are recorded as a reduction to revenues.

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2019 and 2018 (Continued)

The activity of the allowance for bad debts for accounts receivable for the years ended December 31, 2019 and 2018 is as follows:

	Year Ended December 31,
	2019	2018

Balance — beginning of period	$319,686	$352,593
Provision for bad debts	(25,875)	21,993
Recoveries	13,230	38,997
Receivables charged off	(277,093)	(92,272)
Effect of exchange rate	(488)	(1,625)
Balance — end of period	$29,460	$319,686

Retainage Receivables

The Company has certain EPC contracts for solar farm projects that contain retainage provisions. Retainage refers to the portion of the contract price earned by the Company for work performed but held for payment by the customer until the Company meets certain milestones, typically for a duration of up to twelve months after the substantial completion of the project. The amount withheld is typically about 3% to 5% of the contractual amount. The Company considers whether collectability of such retainage is reasonably assured in connection with its overall assessment of the collectability of amounts due or that will become due under the EPC contracts. Retainage expected to be collected within 12 months is classified within “other current assets” on the consolidated balance sheets. Retainage expected to be collected after 12 months is classified within “other assets” on the consolidated balance sheets. The financing component associated with the retainage receivable is not material.

At December 31, 2019 and 2018, total retainage related to the PRC solar projects due from Changzhou Almaden Co., Ltd. (“AMD”), which is a related party, and unrelated party were zero and $1,551,492, respectively. Such amounts were included in other receivables and current assets at December 31, 2019 and 2018.

Customer Loans Receivable

In the United States segment, the Company offers its customers who meet the Company’s credit eligibility standards the option to finance the purchase of solar energy systems through installment loans underwritten through SolarMax Financial. All loans are secured by the solar energy systems or other projects being financed. The outstanding customer loan receivable balance is presented net of an allowance for loan losses. In determining the allowance for loan losses, the Company identifies significant customers with known disputes or collection issues and considers its historical level of credit losses and current economic trends that might impact the level of future credit losses. Customer loans receivable that are individually impaired are charged off against the allowance for loan losses.

Loans offered at the promotional interest rate below the market interest rate are accounted for as loan discounts and are amortized on an effective interest method to interest income over the terms of the loans.

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2019 and 2018 (Continued)

The activity in the allowance for loan losses for the years ended December 31, 2019 and 2018 is as follows:

	Year Ended December 31,
	2019	2018

Balance – beginning of period	$914,282	$779,630
Provision for loan losses	(46,321)	222,000
Recoveries	37,582	49,613
Chargeoffs and adjustments	(20,305)	(136,961)
Balance – end of period	$885,238	$914,282

Inventories, net

Inventories consist of (a) work in progress on solar systems on housing developments and projects not yet sold; and (b) components principally consisting of photovoltaic modules, inverters, construction and other materials, and LED products, all of which are stated at the lower of cost or net realizable value under the first-in first-out method. The Company reviews its inventories periodically for possible excess and obsolescence to determine if any reserves are necessary.

The estimate for excess and obsolete inventories is based on historical sales and usage experience together with a review of the current status of existing inventories.

The activity in the reserve for excess and obsolete inventories for the years ended December 31, 2019 and 2018 is as follows:

	Year Ended December 31,
	2019	2018

Balance – beginning of period	$225,097	$218,156
Provision for excess and obsolete inventories	369,649	34,028
Inventories write off and adjustments	-	(27,087)
Balance – end of period	$594,746	$225,097

Property and Equipment

Property and equipment is initially stated at cost less accumulated depreciation and amortization. The costs of additions and betterments are capitalized and expenditures for repairs and maintenance are charged to operations as incurred. Depreciation is calculated using the straight-line method over the estimated useful life of the asset. Leasehold improvements and solar systems leased to customers are amortized using the straight-line method over the shorter of the lease term or estimated useful life of the asset. The estimated useful lives of the major classification of property and equipment are as follows:

Automobiles	4-5 years
Furniture and equipment	3-10 years
Leasehold improvements	Shorter of the asset’s useful life or lease term
Solar systems leased to customers	Lease term, 10-20 years

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2019 and 2018 (Continued)

Components of property and equipment, net are as follows:

	December 31, 2019	December 31, 2018

Automobiles	$1,208,504	$1,348,365
Furniture and equipment	1,195,635	1,121,690
Solar systems leased to customers	l,821,576	1,855,736
Leasehold improvements	2,347,062	2,349,590
Total property and equipment	6,572,777	6,675,381
Less: accumulated depreciation and amortization	(5,261,463)	(4,959,478)
Property and equipment, net	$1,311,314	1,715,903

For the years ended December 31, 2019 and 2018, depreciation expense was $465,344 and $618,801, respectively.

Goodwill and Intangible Assets

Goodwill represents the excess of the purchase price in a business combination over the fair value of assets acquired and liabilities assumed. The Company’s goodwill was derived from the acquisition of ZHTH and ZHPV in April 2015.

The indefinite-lived intangible asset represents a license to operate the Company’s LED business in the United States segment. The definite-lived intangible asset consists of permit backlog, acquired through the acquisition of ZHTH for the PRC segment and had been amortized as the revenues on the backlog are earned.

The Company reviews indefinite-lived intangible assets including goodwill for impairment at least annually or whenever events or changes in circumstances indicate that the carrying amount may be impaired.

The Company generally performs its annual impairment test of goodwill in the fourth quarter as of the end of the third quarter of each year or whenever events or circumstances change or occur that would indicate that goodwill might be impaired. When assessing goodwill for impairment, the Company early adopted the new Financial Accounting Standards Board (“FASB”) guidance in ASU 2017-04, Intangibles - Goodwill and Other, for its annual testing in December 2017, which simplifies the accounting for goodwill impairment under FASB ASC Topic 350, Intangibles-Goodwill and Other.  In determining the reporting unit’s fair value, the Company considers the underlying enterprise value and if necessary, the reporting unit’s discounted cash flow, which involves assumptions and estimates, including the reporting unit’s future financial performance, weighted-average cost of capital and interpretation of currently enacted tax laws. Circumstances that could indicate impairment and require the Company to perform a quantitative impairment test include a significant decline in the reporting unit’s financial results, a significant decline in the reporting unit’s enterprise value relative to its net book value, an unanticipated change in competition or market share and a significant change in the reporting unit’s strategic plans. For the Company’s goodwill annual testing, management determined that its reporting units are the same as its operating segments. Accordingly, the reporting unit for the goodwill annual testing is the PRC segment.

During the year ended December 31, 2018, the Company recognized an impairment loss of $364,000, on the UL license, an indefinite-lived intangible asset, because the Company’s LED operations in the United States segment was no longer pursuing residential LED projects for which the original UL license was designated. There was no impairment loss for the year ended December 31, 2019.

Impairment of Long-Lived Assets

The Company’s long-lived assets include property and equipment which include solar energy systems leased to customers, and intangible assets acquired through business combinations.

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2019 and 2018 (Continued)

In accordance with ASC 360, Property, Plant, and Equipment, the Company evaluates long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of a long-lived asset, or group of assets, as appropriate, may not be recoverable. If the aggregate undiscounted future net cash flows expected to result from the use and the eventual disposition of a long-lived asset is less than its carrying value, then the Company would recognize an impairment loss based on the excess of the carrying value over the fair value.

For the year ended December 31, 2018, the Company recorded an impairment loss of $184,729, on solar energy systems leased to customers for the United States segment, for which the carrying values exceed the estimated fair values. There was no impairment loss on such systems for the year ended December 31, 2019.

Investments in Unconsolidated Joint Ventures

The Company’s unconsolidated investments are held directly by the Company as well as through its subsidiary, SMX Capital, and consist of investments in United States-based solar limited liability companies: Alliance Solar Capital 1, LLC (“A#1”), Alliance Solar Capital 2, LLC (“A#2”), and Alliance Solar Capital 3, LLC (“A#3”). The Company also has an investment in a PRC-based panel manufacturer, Changzhou Holysolar Technology, Co., Ltd, which was renamed to “Changzhou Hongyi New Energy Technology Co., Ltd” on March 10, 2017 (“Changzhou”).

For these investments, the Company does not have the controlling interests but it has the ability to exercise significant influence over the operations and the financial decisions of the investees under the respective operating agreements. In each of the investments, the investee also maintains a separate capital account for each of its investors and accordingly, the Company has a separate capital account at each of the investees. Since the Company has the ability to exercise significant influence over the investees, the Company accounts for each of these investments using the equity method of accounting, under which the Company records its proportionate share of the investee’s profit or loss based on the specified profit and loss percentage. Distributions received from equity method investees are accounted for as returns on investment and classified as cash inflows from operating activities, unless the Company’s cumulative distributions received less distributions received in prior periods that were determined to be returns of investment exceed cumulative equity in earnings recognized by the Company. When such an excess occurs, the current year distribution up to this excess would be considered a return of investment and classified as cash inflows from investing activities.

Since the Company’s investments include privately-held companies where quoted market prices are not available and as a result, the cost method, combined with other intrinsic information, is used to assess the fair value of the investment. If the carrying value is above the fair value of an investment at the end of any reporting period, the investment is reviewed to determine if the impairment is other than temporary. Investments are considered to be impaired when a decline in fair value is judged to be other-than-temporary. Once a decline in fair value is determined to be other-than-temporary, an impairment charge is recorded and a new cost basis in the investment is established.

Warranties

Workmanship Warranty

For the sale of solar systems in the United States, the Company provides a workmanship warranty for 25 years to cover the quality of the Company’s installation. The warranty is designed to cover installation defects and damages to customer properties caused by the Company’s installation of the solar energy systems and battery storage systems which generally are uncovered within 2-3 years after the installation. The 25-year warranty is consistent with the term provided by competitors and is provided by the Company to remain market competitive. The workmanship warranty does not include the product warranties (panels and inverters) which are covered directly by the manufacturers, generally for 25 years on panels and inverters, and 10 years for energy storage systems. The Company determined that its 25-year workmanship warranty for solar energy systems constitutes an assurance-type warranty and should continue to be accounted for under ASC 460 - Guarantees, instead of a service-type warranty which should be accounted for under Topic 606.

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2019 and 2018 (Continued)

Quality Warranty for EPC Services

For the PRC segment, the Company provides construction quality warranty on the EPC services generally for one year after completion.  The customer typically retains 3-5% of the contract price which will not be paid to the Company until the expiration of the warranty period which is accounted by the Company as retainage receivable. The Company currently provides a reserve for such potential liabilities based on a nominal percentage of project revenues for the PRC segment in the approximate amount of $181,000 and $142,000 as of December 31, 2019 and 2018, respectively, which is included in accrued expenses.  To date the Company has not incurred significant claims on the quality warranty. The liability is reversed when the warranty period expires.

Production Guaranty

For solar systems sold in the United States, the Company also warrants that modules installed in accordance with agreed-upon specifications will produce at least 98% of their labeled power output rating during the first year, with the warranty coverage reducing by 0.5% every year thereafter throughout the approximate 10-year production guaranty period. In resolving claims under the production guaranty, the Company typically makes cash payments to customers who claim for the production shortfall in power output on an annual basis. The Company currently provides a reserve for the production guaranty at $15 per system that receives the permission to operate the system from the utility company.

LED Warranties

The Company’s warranty for LED products and services ranges from one year for labor and seven years for certain products sold to municipalities. The Company currently provides a warranty reserve for LED sales based on 1.0% of LED revenue.

Other Warranties

In 2016, as a result of the bankruptcy of a Chinese panel supplier from whom the Company purchased solar modules, the Company has reclassified the liability related to unpaid retentions to warranty liability in the amount of $650,963. As of December 31, 2019, the Company has not incurred any claims associated with this obligation.

The activity of the warranty liability for all warranties discussed above recorded under accrued expenses and other payables and other liabilities for the year ended December 31, 2019 and 2018 is as follows:

	Year Ended December 31,
	2019	2018

Balance – beginning of period	$1,560,580	$1,447,765
Provision	1,286,277	489,337
Expenditures and adjustments	(827,090)	(376,209)
Effect of exchange rate	(1,841)	(313)
Balance – end of period	2,017,926	1,560,580
Current portion (accrued expenses and other payables)	77,796	141,838
Non-current portion (other liabilities)	$1,940,130	$1,418,742

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2019 and 2018 (Continued)

Deferred Revenues

The Company records as deferred revenue any advance payments collected from customers, primarily related to lease prepayments, until the earnings process has been completed. As of December 31, 2019 and 2018, deferred revenue included in other liabilities related to two customer lease prepayments, amounted to $550,454 and $578,168 respectively. Such lease prepayments are recognized over the weighted average remaining lease terms of 9.2 years and 10.1 years, respectively.

Deferred Rent

For lease agreements that provide for escalating rent payments or free-rent occupancy periods, the Company recognizes rent expense on a straight-line basis over the non-cancelable lease term and option renewal periods where failure to exercise such options would result in an economic penalty in such amount that renewal appears, at the inception of the lease, to be reasonably assured. The lease term commences on the date that the Company takes possession of or controls the physical use of the property. Deferred rent is included in other liabilities on the consolidated balance sheets and was $836,604 and $432,719 at December 31, 2019 and December 31, 2018, respectively.

Retainage Payable

For subcontractors performing work on the Company’s construction of the solar farm projects in PRC, the Company typically retains a portion of the invoices, typically 5%, for 12-24 months to ensure the quality of their work during the qualifying warranty period.  There was no retainage payable included in accrued expenses and other payables (current) at December 31, 2019 and 2018.  Included in other liabilities (non-current) on the consolidated balance sheets at December 31, 2019 and 2018 was $772,998 and $675,757, respectively.

Income Taxes

The Company accounts for income taxes pursuant to the FASB ASC Topic 740. The Company recognizes deferred tax assets and liabilities for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. The Company accounts for the investment tax credits under the flow-through method which treats the credits as a reduction of federal income taxes of the year in which the credit arises or is utilized. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

On December 22, 2017, the Tax Cuts and Jobs Act (the “Tax Act”) which changed the United States corporate income tax laws became effective. The impact of the Tax Act includes, but is not limited to, the tax expense associated with the one-time transition tax for the Company’s PRC segment and the changes to the Company’s deferred tax assets and the valuation allowance, resulting from the reduction of the corporate income tax rate to 21%. These impacts were included in the Company’s consolidated financial statements as of and for the year ended December 31, 2018.

The Company records net deferred tax assets to the extent it believes these assets will more likely than not be realized. In making such determination, the Company considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax planning strategies and recent financial operations. The Company has determined it is more likely than not that its deferred tax assets related to its United States operation will not be realizable and has recorded a full valuation allowance against its deferred tax assets. In the event the Company is able to realize such deferred income tax assets in the future in excess of the net recorded amount, the Company would make an adjustment to the valuation allowance, which would reduce the provision for income taxes.

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2019 and 2018 (Continued)

Topic 740-10 clarifies the accounting for uncertainty in income taxes recognized in the Company’s consolidated financial statements in accordance with GAAP. The calculation of the Company’s tax provision involves the application of complex tax rules and regulations within multiple jurisdictions. The Company’s tax liabilities include estimates for all income-related taxes that the Company believes are probable and that can be reasonably estimated. To the extent that the Company’s estimates are understated, additional charges to the provision for income taxes would be recorded in the period in which the Company determines such understatement. If the Company’s income tax estimates are overstated, income tax benefits will be recognized when realized.

The Company recognizes interest and penalties related to unrecognized tax positions as income tax expense. For the year ended December 31, 2019 and 2018, the Company did not incur any related interest and penalties.

The Company does not record U.S. income taxes on the undistributed earnings of its foreign subsidiaries based upon the Company’s intention to permanently reinvest undistributed earnings to ensure sufficient working capital and further expansion of existing operations outside the United States. As of December 31, 2019 and 2018, the Company’s foreign subsidiaries operated at a cumulative deficit for U.S. earnings and profit purposes. In the event the Company is required to repatriate funds from outside of the United States, such repatriation would be subject to local laws, customs, and tax consequences. Determination of the amount of unrecognized deferred tax liability related to these earnings is not practicable.

Fair Value Measurements

ASC Topic 820, Fair Value Measurements and Disclosures (“ASC 820”), defines a framework for determining fair value, establishes a hierarchy of information used in measuring fair value, and enhances the disclosure information about fair value measurements. ASC 820 provides that the “exit price” should be used to value an asset or liability, which is the price at which an asset could be sold or a liability could be transferred in an orderly process that is not a forced liquidation or distressed sale at the measurement date. ASC 820 also provides that relevant market data, to the extent available and not internally generated or entity specific information, should be used to determine fair value.

ASC 820 requires the Company to estimate and disclose fair values on the following three-level hierarchy that prioritizes market inputs.

Level 1: Quoted prices in active markets for identical assets or liabilities.

Level 2: Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3: Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The carrying amount of cash and cash equivalents, accounts receivable, inventories, other current assets, accounts payable, deposits, taxes payable, warranty liability and accrued payroll and expenses approximates fair value because of the short maturity of these instruments.

The following table presents the fair value and carrying value of the Company’s cash equivalents, loans receivable and borrowings as of December 31, 2019:

	Fair Value			Carrying
	Level 1	Level 2	Level 3	Value
Assets
Cash equivalents	$4,125,021	$-	$-	$4,125,021
Customer loans receivable	-	-	35,469,334	35,492,570
Liabilities
Bank and other loans	-	944,410	-	944,410
Secured loans from related parties	-	-	48,564,649	50,000,000
Secured convertible debt	-	5,500,000	-	5,500,000
Unsecured loans from related parties	-	3,250,000	-	3,250,000
Solar project financing	-	44,489,093	-	44,489,093

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2019 and 2018 (Continued)

The following table presents the fair value and carrying value of the Company’s cash equivalents, loans receivable and borrowings as of December 31, 2018:

	Fair Value			Carrying
	Level 1	Level 2	Level 3	Value
Assets
Cash equivalents	$13,038,996	$-	$-	$13,038,996
Customer loans receivable	-	-	33,459,425	33,954,556
Liabilities
Bank and other loans	-	6,405,733	-	6,405,733
Secured loans from related parties	-	-	49,164,501	55,500,000
Unsecured loans from related parties	-	1,000,000	-	1,000,000

Cash equivalents - Cash equivalents consist of money market accounts and are carried at their fair value.

Customer loans receivable - The fair value of customer loans receivable is calculated based on the carrying value and unobservable inputs which include the credit risks of the customers, the market interest rates and the contractual terms. The Company’s underwriting policies for the customer loans receivable have not changed significantly since the origination of these loans. The overall credit risk of the portfolio also has not significantly fluctuated as evidenced by the minimal historical write-offs, and lastly the market interest rates have remained relatively consistent since the origination of the loans.

Bank loan, auto loans and short term loan - The fair value of such loans payable had been determined based on the variable nature of the interest rates and the proximity to the issuance date.

Loans from related parties - The related party loans were issued at the fixed annual interest rates of 3.0% in the United States Segment, and the fair value of the loans has been estimated by applying the prevailing borrowing annual interest rates for a comparable loan term which the Company estimated to be 6.0% to the estimated cash flows through the maturities of the loans.

Secured convertible debt - The secured convertible debt was issued at the fixed annual interest rates of 4.0% in the United States Segment, and the fair value of the loans was determined based on the proximity to the issuance date.

Solar project financing – The solar project financing was issued at an annual interest rate of 6.2% in the PRC segment in October 2019, and the fair value of the loans was determined based on the proximity to the issuance date. For more information on solar project financing, see note 12.

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2019 and 2018 (Continued)

Non-recurring Fair Value Measurement

For the years ended December 31, 2019 and 2018, the Company recorded impairment charges related to the owned solar systems and UL license intangible of $0 and $548,729, respectively, under the US Segment. The adjustments fall within Level 3 of the fair value hierarchy due to the use of significant unobservable inputs to determine the fair values. The fair values were determined using a discounted cash flow method, and the amount and timing of future cash flows within the analysis were based on the stipulated lease payments and management’s estimate of the value of electricity the asset will generate beyond the lease term. The fair values of the impaired solar assets included in property and equipment was $0 at December 31, 2018.

Advertising Costs

The Company charges advertising and marketing costs related to radio, internet and print advertising to operations as incurred. Advertising and marketing costs for the years ended December 31, 2019 and 2018 were $2,223,238 and $3,366,007, respectively.

Stock-Based Compensation

The Company accounts for stock-based compensation costs under the provisions of ASC 718, Compensation-Stock Compensation (ASC 718), which requires the measurement and recognition of compensation expense related to the fair value of stock-based compensation awards that are ultimately expected to vest. Stock-based compensation expense recognized includes the compensation cost for all share-based payments granted to employees and non-employees, net of estimated forfeitures, over the employee requisite service period or the non-employee performance period based on the grant date fair value estimated in accordance with the provisions of ASC 718. ASC 718 is also applied to awards modified, repurchased, or canceled during the periods reported. The Company also early adopted ASU 2017-09, Compensation - Stock Compensation (Topic 718) Scope of Modification Accounting, with respect to changes on terms and conditions of a share-based payment award that occurred in 2018 and thereafter.

Foreign Currency

Amounts reported in the consolidated financial statements are stated in United States dollars, unless stated otherwise. The Company’s subsidiaries in the PRC use the Chinese renminbi (RMB) as their functional currency and all other subsidiaries use the United States dollar as their functional currency. For subsidiaries that use the local currency as the functional currency, all assets and liabilities are translated to United States dollars using exchange rates in effect at the end of the respective periods and the results of operations have been translated into United States dollars at the weighted average rates during the periods the transactions were recognized. Resulting translation gains or losses are recognized as a component of other comprehensive income (loss).

In accordance with ASC 830, Foreign Currency Matters (ASC 830), the Company translates the assets and liabilities into United States dollars using the rate of exchange prevailing at the balance sheet date and the statements of operations and cash flows are translated at an average rate during the reporting period. Adjustments resulting from the translation from RMB into United States dollar are recorded in stockholders’ equity as part of accumulated other comprehensive income. Further, foreign currency transaction gains and losses are a result of the effect of exchange rate changes on transactions denominated in currencies other than the functional currency. Gains and losses on those foreign currency transactions are included in Other income (expense), net for the period in which exchange rates change.

Comprehensive Income (Loss)

The Company accounts for comprehensive income (loss) in accordance with ASC 220, Income Statement-Reporting Comprehensive Income (ASC 220). Under ASC 220, the Company is required to report comprehensive income (loss), which includes net income (loss) as well as other comprehensive income (loss). The only significant component of accumulated other comprehensive income (loss) as of December 31, 2019 and 2018 is the currency translation adjustment.

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2019 and 2018 (Continued)

Segment Information

Operating segments are defined as components of a company about which separate financial information is available that is evaluated regularly by the chief operating decision maker, or decision making group, in deciding how to allocate resources and in assessing performance. The Company’s chief operating decision maker is the executive team, which is comprised of the chief executive officer and the chief financial officer. Based on the financial information presented to and reviewed by the chief operating decision maker in deciding how to allocate the resources and in assessing the performance of the Company, the Company has determined that it has two operating and reporting segments (United States and PRC) as of December 31, 2019 and 2018.

Net Income (Loss) Per Share

The Company calculates net income (loss) per share by dividing earnings (losses) allocated to common stockholders by the weighted average number of shares of common stock outstanding for the period. Diluted weighted average shares is computed using basic weighted average shares plus any potentially dilutive securities outstanding during the period using the treasury-stock-type method and the if-converted method, except when their effect is anti-dilutive. Potentially dilutive securities are excluded from the computation of dilutive earnings per share for the years ended December 31, 2019 and 2018 since the effect would be antidilutive.

Recent Accounting Standards Not Yet Adopted

As an emerging growth company (“EGC”), the Company has elected to use the extended transition period for complying with any new or revised financial accounting standards pursuant to Section 13(a) of the Securities and Exchange Act of 1934.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. The objective of this update is to provide users of financial statements with more useful information by changing the incurred loss methodology for recognizing credit losses to a more forward-looking methodology that reflects expected credit losses. Under this ASU, the Company’s accounts receivable, unbilled receivables, customer loan receivables and certain contract assets are considered financial assets measured at an amortized cost basis and will need to be presented at the net amount expected to be collected. This ASU will be effective for the Company beginning on January 1, 2023. The Company has not yet begun to evaluate the impact if any of adopting this update on its consolidated financial statements when it becomes effective.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), which requires lessees to recognize leases on balance sheet and disclose key information about leasing arrangements. Topic 842 was subsequently amended by ASU No. 2018-01, Land Easement Practical Expedient for Transition to Topic 842; ASU No. 2018-10, Codification Improvements to Topic 842, Leases; and ASU No. 2018-11, Targeted Improvements. The new standard establishes a right-of-use model (ROU) that requires a lessee to recognize a ROU asset and lease liability on the balance sheet for all leases with a term longer than 12 months. Leases will be classified as finance or operating, with classification affecting the pattern and classification of expense recognition in the income statement.

Topic 842 requires lessors to classify leases as a sales-type, direct financing, or operating leases. A lease is a sales-type lease if any one of five criteria are met, each of which indicate that the lease, in effect, transfers control of the underlying asset to the lessee. If none of those five criteria are met, but two additional criteria are both met, indicating that the lessor has transferred substantially all the risks and benefits of the underlying asset to the lessee and a third party, the lease is a direct financing lease. All leases that are not sales-type or direct financing leases are operating leases.

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2019 and 2018 (Continued)

Because the Company is a private entity preparing for a public offering as an emerging growth company (EGC) under the JOBS Act, the Company has elected to utilize the relief provided to EGCs, that would allow for the adoption date on the timeline afforded a private company which will be for fiscal years beginning after December 15, 2020, and interim periods within fiscal years beginning after December 15, 2021. The Company expects to adopt the new standard on January 1, 2021, including early adoption for the interim periods in the year ended December 31, 2021. A modified retrospective transition approach is required, applying the new standard to all leases existing at the date of initial application. An entity may choose to use either (1) its effective date or (2) the beginning of the earliest comparative period presented in the financial statements as its date of initial application. If an entity chooses the second option, the transition requirements for existing leases also apply to leases entered into between the date of initial application and the effective date. The entity must also recast its comparative period financial statements and provide the disclosures required by the new standard for the comparative periods.

The new standard provides a number of optional practical expedients in transition. The Company expects to elect the ‘package of practical expedients,’ which permits the Company not to reassess under the new standard its prior conclusions about lease identification, lease classification and initial direct costs. The Company does not expect to elect the use-of-hindsight or the practical expedient pertaining to land easements; the latter not being applicable to the Company.

The Company expects this standard with respect to the Company as a lessee will have a material effect on its financial statements. While the Company continues to assess all of the effects of adoption, the Company currently believes the most significant effects relate to (1) the recognition of new ROU assets and lease liabilities on the balance sheet for its office and equipment operating leases; (2) the derecognition of existing deferred rent liabilities, and (3) providing significant new disclosure about the Company’s leasing activities. The Company does not expect a significant change in its leasing activities between now and adoption.

The new standard also provides practical expedients for an entity’s ongoing accounting as a lessee. The Company currently expects to elect the short-term lease recognition exemption for all leases that qualify. This means, for those leases that qualify, the Company will not recognize ROU assets or lease liabilities, and this includes not recognizing ROU assets or lease liabilities for existing short-term leases of those assets in transition. The Company also currently expects to elect the practical expedient to not separate lease and non-lease components for all its leases.

For leases in which the Company is the lessor, the Company also expects to elect the ‘package of practical expedients’, which permits the Company not to reassess under the new standard its prior conclusions about lease identification, lease classification, and initial direct costs. The Company does not expect to elect the use-of-hindsight or the practical expedient pertaining to land easements; the latter not being applicable to the Company. While the Company continues to evaluate certain aspects of the new standard, including those still being revised by the FASB, the Company does not expect the new standard to have a material effect on its financial statements as a lessor and the Company does not expect a significant change in its leasing activities as a lessor between now and adoption. The Company believes all of its leases in which the Company is the lessor will continue to be classified as operating leases under the new standard.

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2019 and 2018 (Continued)

3. Construction Contracts

As of December 31, 2019 and 2018, the Company’s construction and other operating activities in China for which the Company recognized revenue consisted of the following projects:

		Mega	Contract Value Excluding VAT	% Complete as of		Revenue Recognized (USD in Million)
Project	Customer	Watts (“MW”)	(RMB in Million)	12/31/2019	12/31/2018	Year Ended 12/31/19	Year Ended 12/31/18	Completion Date
Long-term Construction Contracts
Guizhou Yilong (1)	SPIC Sichuan and AMD	35.0	200.6	na	100.0%	$0.00	$30.58	2018
Hunan Xinhuang	Government	0.7	4.6	na	100.0%	$0.00	$0.71	2018
Ningxia Meili Cloud (2)	Meili Cloud Energy	50.0	179.0	na	100.0%	$0.20	$27.09	2018
Guizhou Qingshuihe #3	AMD	10.6	33.00	100.0%	na	$4.80	na	2019
Other
Shandong Zaozhuang (rooftop) (3)	AMD	na	5.5	na	na	$(0.03)	$0.00	na
Tianjin Zhonglianda (4)	Uonone	na	na	na	na	$0.00	$0.07	na
Operation and maintenance (5)	AMD	na	na	na	na	$0.00	$0.27	na

(1)	On November 23, 2018, 70% of the ownership interest was transferred by AMD to SPIC Sichuan. AMD holds a 30% remaining interest.
(2)	Effective September 30, 2019, a supplemental EPC contract was signed to include additional revenue of approximately $250,000 for interest earned on unpaid project payables.
(3)	Deduction due to the difference between actual wattage and projected wattage on completion of project.
(4)	Fee revenue only, no construction revenue since the project was assigned to Uonone.
(5)	Operation and maintenance contracts for Guizhou Qinghuihe and Guizhou Puan was cancelled on March 20, 2018 and July 31, 2018, respectively.

Information concerning long-term construction contracts at December 31, 2019 and 2018 from inception of the contract to completion, accounted for on the percentage of completion method of accounting is as follows:

	December 31, 2019	December 31, 2018
Costs incurred on contracts (from inception to completion)	$95,914,325	$95,799,961
Estimated earnings thereon	8,187,660	7,663,340
	104,101,985	103,463,301
Add: Value Added Tax (“VAT”)	14,736,882	15,107,833
Less: billings to date - EPC project	(88,960,138)	(63,409,583)
Less: billings to date - VAT	(13,110,798)	(9,638,200)
Net underbilling	$16,767,931	$45,523,351

Net underbilling	$16,767,931	$45,523,351
Billings in excess of costs and estimated earnings on contracts	(908,351)	-
Less: cash received in excess of billings on contracts	-	(6,741,766)
Less: amount offset with payable pursuant to the offset agreement and other true-up adjustments	(9,134,803)	-
Effect of exchange rate	(79,757)	(1,290,736)
	6,645,020	37,490,849
	(1,145,670)	-
Costs and estimated earnings in excess of billings and cash advances on uncompleted contracts or unbilled receivables on completed contract, net	$5,499,350	$37,490,849

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2019 and 2018 (Continued)

For the year ended December 31, 2019, the Company provided a $1.1 million provision for uncollectible amount for Yilong #1 project based on the Company’s evaluation of the circumstances surrounding the ultimate collectability and the passage of time the receivable has been outstanding. See further discussion in Note 21.

Offset Agreements

On or about June 21, 2019, the Company entered into offset agreements with AMD to offset the balance of the unpaid project receivables on Projects Qingshuihe #1 and #2, and Project Puan totaling RMB 25,382,762 (approximately $3.5 million) against the accounts payable for solar panels purchased from AMD affiliates for Project Meili Cloud. Additionally, the offset agreements also provided for an offset of project receivable of RMB 8,550,000 (approximately $1.2 million) on Qingshuihe #3 with the accounts payable for solar panels purchased from AMD affiliates for Project Meili Cloud.

On December 11, 2019, the Company entered into another offset agreement with AMD to offset the Company’s accounts receivables from AMD excluding warranty retainage on the Qingshuihe #3 project of RMB 20,622,906 (approximately $2.9 million) against the Company’s accounts payable due to AMD for solar panels purchased from AMD.

Supplemental EPC and Payment Agreement for Meili Cloud

At September 30, 2019, the unpaid receivable (billed and unbilled) on the Meili Cloud project was RMB 54,645,015 (approximately $7.7 million). In October 2019 following the completion of the required rezoning involving the land of the Meili Cloud project, the Company reached an agreement with the owner of the Meili Cloud project on several matters including the amount that is owed to the Company on the project after certain deductions for costs incurred and paid directly by the owner on the project. Under this agreement, the owner has agreed to make monthly payments of the amount owed including interest of RMB 1,715,577 (approximately $245,000) from October 2019 through February 2020. Concurrent with the signing of this agreement, the public company parent of the owner also signed a guarantee agreement to provide the Company the additional guarantee in the event of non-payment by the owner. The interest and certain additional project costs were recognized by the Company during year ended December 31, 2019 in the consolidated financial statements.

4. Third-party Leasing Arrangement and Concentrations

Third-party Leasing Arrangement

The Company no longer enters into leases for solar systems. In January 2015, the Company entered into a three-year channel agreement with Sunrun, Inc. pursuant to which Sunrun appointed the Company as its sales representative to solicit orders for Sunrun’s products in portions of southern California. Pursuant to this agreement, the Company introduces potential leasing customers to Sunrun and Sunrun pays the Company for its services in connection with the projects. Upon a customer signing a Sunrun lease, the Company purchases equipment from a list of preapproved equipment vendors provided by Sunrun, one of which, the supplier of meters, is a subsidiary of Sunrun. The Company then performs the design and EPC services until the system receives the permit to operate. Sunrun pays the Company 80% of the purchase price of the system after the system receives the city sign off and the final 20% after receiving the permit to operate. Consistent with revenue recognition on solar systems sold directly to residential and commercial customers, the Company recognizes the revenue on the solar systems sold to Sunrun over time. Sunrun owns the equipment, leases the system and also services the lease. The Company’s relationship with the residential customer is only during the sales and installation process. The Company provides its standard warranty for its EPC services to Sunrun. Sunrun may terminate the agreement if the Company fails to meet specified minimum volume requirements. Sunrun also has the right to terminate certain incentives contained in the agreement at any time.

Upon the completion of the system, Sunrun performs the inspection to ensure the system meets Sunrun’s quality standards, and the Company is responsible to fix any issues as identified by Sunrun if they are caused by the Company. Sunrun covers all manufacturer component warranty issues with the system and may also contract with the Company to perform the work to fix any potential future issues with the system.

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2019 and 2018 (Continued)

The channel agreement had an initial term through January 2018. Pursuant to the terms of the agreement, upon expiration of the initial term, the agreement continues for an additional 36 months unless either party gives notice of non-renewal at least 30 days before the initial expiration date. As a result, the agreement has been automatically renewed for a 36 month term which ends in January 2021. Sunrun was the Company’s largest customer in the United States segment during the years ended December 31, 2019 and 2018.

The summary of revenue and cost of revenue related to Sunrun for the years ended December 31, 2019 and 2018 is as follows:

	Year Ended December 31,
	2019	2018
Revenue	$3,802,983	$4,571,522
Cost of revenue	2,556,284	3,392,452

With respect to the systems sold to Sunrun, the Company is required to install Sunrun meters which are only available for purchase through a subsidiary of Sunrun. For the years ended December 31, 2019 and 2018, Sunrun meters purchased from the subsidiary of Sunrun amounted to $48,121 and $68,453, respectively. The accounts payable balance owed to this supplier as of December 31, 2019 and December 31, 2018 was $8,327 and $0, respectively.

Concentration Risks

Major Customers

The following table provides information as to sales greater than 10% of revenues for the year ended December 31, 2019:

	Revenue	Percentage of Total Revenue	Accounts Receivable	Percentage of Total Accounts Receivable
Customer G (1)	$4,770,724	11%	$260,917	3%

The following table provides information as to sales greater than 10% of revenues for the year ended December 31, 2018:

	Revenue	Percentage of Total Revenue	Accounts Receivable	Percentage of Total Accounts Receivable
Customer E (1)	30,578,157	34%	$12,038,356	32%
Customer F (2)	27,089,888	30%	21,752,013	57%

(1)	Customer is an affiliate of AMD, a related party.
(2)	Customer is an unaffiliated EPC customer for SolarMax PRC segment.

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2019 and 2018 (Continued)

Major Suppliers

The following table provides information as to purchases over 10% for the year ended December 31, 2019:

	Purchase	Percentage of Total Purchase	Accounts Payable	Percentage of Total Accounts Payable
Supplier J (1)	26,820,996	31%	-	0%
Supplier K (1)	11,434,692	13%	3,384,008	14%
Supplier C (2)	9,530,984	11%	2,146,483	9%

The following table provides information as to purchases over 10% for the year ended December 31, 2018:

	Purchase	Percentage of Total Purchase	Accounts Payable	Percentage of Total Accounts Payable
Supplier I (3)	$17,030,939	25%	$15,511,487	51%
Supplier G (3)	14,423,069	21%	1,436,701	5%
Supplier C (2)	8,910,146	13%	1,899,049	6%

(1)	Vendor is an unaffiliated supplier for SolarMax PRC segment.
(2)	Supplier C is the material supplier for SolarMax US segment.
(3)	The suppliers are AMD or an AMD subsidiary, a related party, from whom the Company purchased materials for the EPC projects for SolarMax PRC segment.

5. Acquisition Contingencies

Effective on May 12, 2016, in conjunction with the execution of the amendment to the share exchange agreement for ZHPV related to the April 2015 business combination, ZHPV entered into a debt settlement agreement (the “Debt Settlement Agreement”) with one of the former owners of ZHPV, Uonone Group Co., Ltd., (“Uonone Group”), pursuant to which ZHPV and Uonone Group agreed to settle a list of pending business transactions from December 31, 2012 to December 31, 2015, pursuant to which Uonone Group agreed to pay ZHPV a total amount of RMB 8,009,716 on or before November 30, 2016. Additional contingent liability related to estimated costs of projects prior to the Company’s acquisition of ZHPV of approximately RMB 3.0 million (approximately $430,540 as of December 31, 2019) was also included as a receivable from Uonone Group (Note 8) with the corresponding liability recognized by the Company on the date of acquisition.

As of December 31, 2019, Uonone Group has repaid all the amounts agreed to under the Debt Settlement Agreement except for the RMB 3.0 million contingent receivable discussed above. Such receivable of RMB 3.0 million (approximately $430,540 as of December 31, 2019) would be paid by Uonone Group only when the Company makes the payments under the related acquisition liability that was established on the acquisition date for the same amount. At December 31, 2019, no payments under the acquired liability have been made.

6. Customer Loans Receivable

The Company provides financing to qualified customers to purchase residential or commercial photovoltaic systems, as well as other products the Company offers in the United States. Depending on the credit rating of customers, the interest rate generally ranges from 0.00% to 10.99% per annum with financing terms ranging from three to fifteen years. At December 31, 2019 and December 31, 2018, the percentage of the Company’s loan portfolio with a 0% interest rate is 29% and 19%, respectively.

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2019 and 2018 (Continued)

The Company acquires security interests in the photovoltaic systems and other products financed.

Customer loans receivable consist of the following as of December 31, 2019 and 2018:

	December 31, 2019	December 31, 2018
Customer loans receivable, gross	$37,329,129	$35,595,544
Less: unamortized loan discounts	(951,321)	(726,706)
Less: allowance for loan losses	(885,238)	(914,282)
Customer loans receivable, net	35,492,570	33,954,556
Current portion	8,005,939	4,998,821
Non-current portion	$27,486,631	$28,955,735

Principal maturities of the customer loans receivable at December 31, 2019 are summarized as follows:

Period ending December 31,	Amount
2020	$8,005,939
2021	7,197,078
2022	5,787,540
2023	5,024,045
2024	3,136,614
Thereafter	8,177,913
Total loans receivable	$37,329,129

The Company is exposed to credit risk on the customer loans receivable. Credit risk is the risk of loss arising from the failure of customers to meet the terms of their contracts with the Company or otherwise fail to perform as agreed.

Total interest income on the customer loans receivable included in revenues was $1,992,113 and $1,734,413 for the years ended December 31, 2019 and 2018, respectively.

7. Inventories, net

Inventories consisted of the following as of December 31, 2019 and December 31, 2018:

	December 31, 2019	December 31, 2018
Solar project construction in progress	$54,588,592	$-
Work-in-process	1,288,230	1,076,197
Solar panels, inverters and components	1,265,795	1,966,334
Battery storage systems	101,770	141,530
LED lights	380,675	377,341
Reserve for excess and obsolete inventories	(358,100)	(225,097)
Total inventories, net	$57,266,962	$3,336,305

At December 31, 2019, work-in-process includes approximately $1.3 million of costs incurred on a solar asset that is being constructed on the premise of a not-for-profit entity in California and with which the Company had previously entered into a 10-year power purchase agreement. On December 26, 2019, the Company executed an agreement with a third-party purchaser under which the Company will complete construction, including utility connection, and will transfer ownership of the system described above. Additionally, the Company will assign the 10-year power purchase agreement to the purchaser for a purchase price of approximately $1.6 million. In May 2020, the Company completed construction of the system and fulfilled all of the performance obligations under the agreement.

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2019 and 2018 (Continued)

In August 2019, the Company, through its PRC subsidiaries, entered into M&A (Cooperative Development) Agreements with State Power Investment Corporation Guizhou Jinyuan Weining Energy Co., Ltd. (“SPIC”), pursuant to which the Company would sell the ownership and control of 70% of each of the Company’s project subsidiaries that own the 30MW solar farm project in Xingren (the “Xingren” project) and the 70MW project in Yilong (the “Yilong #2” project) to SPIC when the projects are completed and accepted by SPIC. Pursuant to such agreements, SPIC shall have the first right of refusal to purchase either or both of the remaining 30% ownership interests in each of the project subsidiaries one year after each of the projects is completed and operational. Solar project construction in progress represents construction costs incurred on the Xingren project and Yilong #2 project, upfront project costs, and capitalized interest costs on the solar farm financing. The construction on both projects were completed and the projects were connected to the grids as of December 31, 2019. However, the legal transfer of the 70% ownership interests did not occur until April 2020.

8. Other Receivables and Current Assets, Net

Other receivables and current assets, net consisted of the following at December 31, 2019 and 2018:

	December 31, 2019	December 31, 2018
Receivable from Seller (Uonone Group) (See Note 5)	$430,540	$436,199
Deferred project costs	3,080,729	-
Retainage receivables	-	257,978
Prepaid expenses and deposits	508,766	758,891
Loan commissions, net	437,476	-
Accrued interest on customer loans receivable	79,775	86,360
VAT tax receivable	8,745,096	4,465,424
Income tax receivable	453,828	164,959
IPO offering costs	460,215	-
	$14,196,425	$6,169,811

Deferred project costs consist of work in process and subcontractor costs incurred on the solar energy systems and LED projects that are not fully completed at December 31, 2019.

Loan commissions were paid in cash to the lender pursuant to the terms of the solar farm financing based on 1% of the loan proceeds. The loan commissions would be amortized over the term of the loan which is 15 years, see note 12 for more information.

9. Goodwill

The activity of goodwill is as follows:

	Year Ended December 31,
	2019	2018
Balance - beginning of period	$7,796,741	$8,240,305
Addition	-	-
Impairment	-	-
Effect of exchange rate	(101,151)	(443,564)
Balance - end of period	$7,695,590	$7,796,741

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2019 and 2018 (Continued)

10. Investments in Unconsolidated Joint Ventures

At December 31, 2019 and 2018, the Company has the following unconsolidated joint ventures accounted under the equity method of accounting:

Investee	Equity Investment Ownership	Profit rate of distribution
A#1	30.0%	40.0%
A#2	30.0%	30.0%
A#3	30.0%	30.0%
Changzhou	22.5%	22.5%

Activity in investments on unconsolidated joint ventures for the year ended December 31, 2019 consisted of the following:

Investee	December 31, 2018	Distribution / Decrease in Investment	Share of Investee’s Net Income (loss)	December 31, 2019
A#1	$168,180	$-	$(134,462)	$33,718
A#2	295,762	-	71,859	367,621
A#3	41,754	-	25,942	67,696
Changzhou	26,733	-	(26,733)	-
Total	$532,429	$-	$(63,394)	$469,035

Activity in investments on unconsolidated joint ventures for the year ended December 31, 2018 consisted of the following:

Investee	December 31, 2017	Distribution / Decrease in Investment	Share of Investee’s Net Income (loss)	December 31, 2018
A#1	$348,988	$-	$(180,808)	$168,180
A#2	404,516	-	(108,754)	295,762
A#3	87,126	-	(45,372)	41,754
Changzhou	186,669	-	(159,936)	26,733
Total	$1,027,299	$-	$(494,870)	$532,429

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2019 and 2018 (Continued)

The following tables present the summary of the unaudited condensed combined financial statements for the Company’s unconsolidated joint ventures as of and for the years ended December 31, 2019 and 2018:

Balance Sheets	December 31, 2019	December 31, 2018
Current assets	$1,980,357	$1,368,143
Non-current assets	3,269,874	4,686,958
Total assets	5,250,231	6,055,101

Current liabilities	1,318,856	1,061,770
Members’ capital	3,931,375	4,993,331
Liabilities and members’ capital	$5,250,231	$6,055,101

	Year Ended December 31,
Income Statements	2019	2018
Revenue	$1,713,742	$1,004,148
Gross (loss) profit	375,312	(63,721)
Net (loss) income	(1,401,185)	(1,862,850)

11. Other Assets

Other assets consisted of the following as of December 31, 2019 and 2018:

	December 31, 2019	December 31, 2018
Deferred project costs	$-	$978,093
Loan Deposit	2,224,455	-
Other deposits and receivables	174,159	180,946
	$2,398,614	$1,159,039

Upon adoption of Topic 606 on January 1, 2019, the Company expensed the entire amount of deferred project costs of $978,093, consisting of costs accumulated on a prospective project in the China segment that the Company has been pursuing for the past two years because such costs do not meet the requirements for capitalization under Topic 606. The amount expensed was reflected as a transition adjustment directly to reduce retained earnings on January 1, 2019.

Loan deposit was paid in cash to the lender pursuant to the terms of the solar farm financing based on 5% of the loan proceeds and is refundable at the end of the loan term, see note 12 for more information.

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2019 and 2018 (Continued)

12. Financing Arrangements

As of December 31, 2019 and 2018, the Company had the following borrowings:

	December 31, 2019	December 31, 2018
$6,100,000 secured term loan payable to China Everbright Bank, interest due quarterly in arrears at 3.8% per annum	$-	$6,100,000

5,000,000 RMB short-term loan, at 10.0% per annum, due December 31, 2020	717,566	-

$1,000,000 short-term loan from a stockholder, at 6.0% per annum, due December 31, 2020	1,000,000	1,000,000

$2,000,000 short-term loan from a stockholder, at 10.0% per annum prepaid interest, due February 1, 2020	2,000,000	-

$250,000 loan payable SMX Property, at 6.0% per annum, fully paid in April, 2020	250,000	-

$5,500,000 secured convertible notes payable at 4.0% per annum, due various dates through December 2024	5,500,000	-

310,000,000 RMB solar farm financing, at 6.2% per annum, due in October 2034	44,489,093	-

EB5 Loans (see detail below)	50,000,000	55,500,000

Various auto loans payable, interest accrues at 4.19%-4.92% per annum with maturities through 2023.	226,844	305,733
Total	104,183,503	62,905,733
Less: current portion	(38,184,517)	(19,161,985)
Noncurrent portion	$65,998,986	$43,743,748

On December 30, 2019, China Everbright Bank applied approximately RMB 42.2 million (approximately $6.1 million) of the RMB 50.0 million (approximately $7.3 million) fixed deposit held as security at the bank to repay the principal and interest on the loan agreement entered with China Everbright Bank on October 11, 2018 to borrow $6.1 million in United States currency for a one-year term, due on October 10, 2019.

On October 29, 2019, the Company’s PRC project subsidiaries for Yilong #2 and Xingren entered into project financings with an unrelated PRC lender in an aggregate amount of RMB 310 million (approximately $44.5 million) to finance the construction of the two solar farms, Yilong #2 and Xingren. The interest rate is based on a stipulated benchmark which is currently at 6.2% per year with interest only payment until April 2020 and interest and principal payments thereafter, due quarterly until October 29, 2034. The financings are secured by the two solar farms and are also guaranteed by State Power Investment Corporation Guizhou Jinyuan Weining Energy Co., Ltd. (“SPIC”), see Note 21.

On October 25, 2019, the Company borrowed $250,000 from SMX Property, LLC, a related party and the Company’s lessor. The loan bears interest at 6% per annum that was originally due on January 24, 2020. In March 2020, the Company repaid $100,000 on this loan and the remaining balance of $150,000 in April 2020.

On September 29, 2019, our PRC subsidiary, SolarMax Technology (Shanghai) Co., Ltd., entered into a loan agreement with an unrelated individual in the amount of RMB 5.0 million (approximately $700,000) for interim construction financing. The interest rate is fixed at 10% per year and the loan principal and all interest was originally due on December 31, 2019. On December 28, 2019, the due date was extended from December 31, 2019 to March 31, 2020 and on March 31, 2020 the due date was extended again to December 31, 2020.

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2019 and 2018 (Continued)

On January 29, 2019 and January 31, 2019, the Company received six-month loans totaling $2,000,000 from a minority stockholder of the Company. Interest at 10% for six months was prepaid through deduction from the loan proceeds totaling $100,000 at the loan inception date. The due dates were subsequently extended to January 30, 2020 and February 1, 2020. On May 4, 2020, the minority stockholder assigned the note to a PRC individual unrelated to the Company and an amended and restated promissory note was executed at an interest rate of 6%, interest payable quarterly in arrears, with a due date of April 30, 2021.

On January 14, 2019, the Company’s executive vice president provided a short-term loan of $500,000 at 8% per annum to the Company. The principal and accrued interest of $1,753 were repaid on January 30, 2019.

On December 12, 2018, the Company received a 6% loan of $1,000,000 from Sunco Investments, LLC, a company owned by a minority stockholder. The loan was originally due on April 12, 2019 but was extended month to month. In July 2020 the Company repaid $250,000 on this loan and signed an amended and restated promissory note with five equal installments of $150,000 due at the end of every month beginning August 31, 2020 until maturity on December 31, 2020.

On March 21, 2018, SolarMax LED entered into an irrevocable commercial standby letter of credit with Cathay Bank for $557,900 to secure a performance bond issued on an LED project. The letter of credit expired March 21, 2019 and the CD collateral was released. The 2% letter of credit issuance fee of 2% or $11,158 paid to the bank was amortized to interest expense over the term of the letter of credit.

Related party EB5 financings

The Company’s borrowings from related parties consisted of the following as of December 31, 2019 and 2018:

	December 31, 2019	December 31, 2018

$39.5 million loan from Clean Energy Funding, LP	$39,500,000	$45,000,000
$13.0 million loan from Clean Energy Funding II, LP	10,500,000	10,500,000
	50,000,000	55,500,000
Current portion	32,000,000	12,000,000
Noncurrent portion	$18,000,000	$43,500,000

On January 3, 2012, Clean Energy Fund, LP (“CEF”) entered into a secured loan agreement with SREP, a wholly-owned subsidiary of the Company. Under the secured loan agreement, CEF agreed to make loans to SREP in an amount not to exceed $45,000,000, to be used to finance the installment purchases for customers of the solar energy systems. The proceeds of the loans are advanced in increments of $2,500,000 and CEF may determine in its sole and absolute discretion to advance a lesser amount. The loan accrues interest at a fixed interest rate of 3% per annum, payable quarterly in arrears. Each advanced principal amount is due and payable 48 months from the advance date or the U.S. Immigration Form I-829 approval date if longer. The I-829 petition includes evidence that the immigrant investors successfully met all United States Citizenship and Immigration Services requirements of the EB-5 program.  A UCC filing was filed in March 2015 on behalf of CEF, the secured party, to pledge all assets of SREP as the collateral for the loan.  Such assets include, but are not limited to, all present and future personal property of SREP which includes receivables, goods, inventory, equipment fixtures, intangibles, deposit accounts and collateral control accounts. As of and for the years December 31, 2019 and 2018, the principal loan balance was $39,500,000 and $45,000,000, respectively.

On August 26, 2014, Clean Energy Funding II, LP (“CEF II”) entered into a loan agreement with LED, a wholly-owned subsidiary of the Company, for up to $13,000,000. The proceeds of the loan would be used by LED for its operations. The loan accrues interest at a fixed interest rate of 3.0% per annum, payable quarterly in arrears. Principal is due and payable in 48 months or the U.S. Immigration Form I-829 approval date if longer. In 2016, LED borrowed an additional $4,500,000 under the loan, the proceeds of which were used to fulfill the purchases required related to the new $4.3 million LED contract. During the year ended December 31, 2017, the Company drew down an additional $5,000,000 under the loan. As of December 31, 2019 and 2018, the remaining undrawn amount under the loan was $2.5 million and $2.5 million, respectively.

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2019 and 2018 (Continued)

The general partner of CEF and CEF II is Inland Empire Renewable Energy Regional Center (“IERE”). The principal owners and managers of IERE consist of the Company’s chief executive officer, its executive vice president and one of its directors.

Issuance of Convertible Notes

In November and December 2019, the Company issued to 11 individuals who had been limited partners of CEF and whose capital contributions to CEF funded loans to the Company’s subsidiary, SREP, its 4% secured subordinated convertible notes in the aggregate principal amount of $5.5 million pursuant to exchange agreements with the limited partners. The limited partners accepted the notes in lieu of cash payments of their capital contribution, and resulted in a reduction of SREP’s notes to CEF in the principal amount of $5.5 million, reducing the outstanding balance to $39.5 million. Payment of the notes is secured by a security interest in SREP’s accounts and inventory. The convertible notes are payable in five equal installments on the first, second, third, fourth and fifth anniversaries of the date of issuance. The convertible notes are convertible into common stock at a conversion price equal to 80% of the initial public offering (IPO) price of the Company’s common stock in its initial public offering. The convertible notes may be converted into common stock at the first, second, third, fourth and fifth anniversaries of the date of issuance, but not earlier than six months from the date of the Company’s initial public offering.

All convertible notes have two (2) separate and distinct embedded features. They are: (1) optional conversion upon an IPO; and (2) redemption put feature upon fundamental transaction.

Commencing six (6) months from the date the Company first receives proceeds from its IPO until the convertible notes are no longer outstanding, the convertible notes and all unpaid accrued interest shall be convertible into shares of common stock, at the option of the holder, during five trading days commencing on the first, second, third, fourth, and fifth anniversaries of the original issuance date. The number of shares of common stock to be issued upon such conversion shall be equal to the quotient obtained by dividing (x) the then entire amount of the convertible notes balance outstanding including all unpaid principal and accrued interest payable by (y) the conversion price defined as a fixed 80% discounted percentage per share price of a contingent future IPO. The Company evaluated the embedded optional conversion upon an IPO feature in accordance with the guidance under ASC 815, Derivatives and Hedging, and determined it is exempt from derivative accounting as the embedded feature is deemed to be indexed to the Company’s own stock and would be classified in stockholder’s equity if freestanding. Further, because the conversion price is a fixed discounted percentage per share price of a contingent future IPO event that has not been realized as of both the issuance date and December 31, 2019, the Company shall record the intrinsic value of the beneficial conversion feature calculated as of the issuance date of the convertible notes upon the realization of the contingent IPO event.

All 11 convertible notes issued contained redemption put features that allow the holders of the convertible notes the right to receive, for each conversion share that would have been issuable upon conversion immediately prior to the occurrence of an effective change in control event defined as a fundamental transaction, the number of shares of common stock of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration receivable as a result of such fundamental transaction by a holder of the number of shares of common stock for which these convertible notes are convertible immediately prior to such fundamental transaction.  The Company evaluated the redemption put feature contained in the convertible notes under the guidance of ASC 815, Derivatives and Hedging, and concluded that the requirements for contingent exercise provisions as well as the settlement provision for scope exception in ASC 815-10-15-74 has been meet.  Accordingly, the redemption put features contained in the convertible notes were not bi-furcated and accounted for as freestanding derivative instruments.

Interest Expense

For the years ended December 31, 2019 and 2018, interest expense incurred on the above long-term EB5 related party loans was $1,654,397 and $1,665,000, respectively.

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2019 and 2018 (Continued)

Total interest expense incurred (including interest on long-term related party loans) was $2,227,053 and $1,946,097 for the years ended December 31, 2019 and 2018, respectively. The weighted average interest rates on loans outstanding were 3.4% and 3.1% as of December 31, 2019 and December 31, 2018, respectively.

For the year ended December 31, 2019, interest cost of $388,093 from solar project financing loans for the construction of the solar farms, Yilong #2 and Xingren, was capitalized to solar project construction in progress within inventories.

Principal maturities for the financing arrangements as of December 31, 2019 are as follows:

Period ending December 31,	Auto Loans	Bank and Other Loans	EB5 Related Party Loans	Convertible Notes	Solar Project Financing	Total
2020	$58,263	$3,967,566	$32,000,000	$1,100,000	$1,058,688	$38,184,517
2021	64,284	-	10,000,000	1,100,000	2,005,358	13,169,642
2022	63,221	-	8,000,000	1,100,000	2,134,419	11,297,640
2023	40,704	-	-	1,100,000	2,271,787	3,412,491
2024	372	-	-	1,100,000	2,411,522	3,511,894
Thereafter	-	-	-	-	34,607,319	34,607,319
Total	$226,844	$3,967,566	$50,000,000	$5,500,000	$44,489,093	$104,183,503

13. Other Related Party Transactions

Transactions with AMD and Its Subsidiaries

In PRC, the Company earned revenues from AMD or its subsidiaries related to EPC contracts and the operation and maintenance contracts on the solar farm projects. The Company also purchased solar panels from AMD or its subsidiaries for certain solar farm projects. AMD is a related party because it owns more than 5% of the Company’s common stock and its chairman and chief executive officer is a director of the Company.

Receivables from AMD or its subsidiaries and payables to AMD or its subsidiaries at December 31, 2019 and 2018, as well as revenues earned from AMD projects and purchases from AMD subsidiaries for years ended December 31, 2019 and 2018 are summarized below:

	December 31, 2019	December 31, 2018
Receivables from AMD (1)	$260,917	$3,761,228
Payables to AMD	2,226,629	16,948,188

(1)	The receivable at 12/31/19 relates to the retainage on Qingshuihe #3 project for one year warranty which is payable in 2020.

	Year Ended December 31, 2019	Year Ended December 31, 2018

Revenues from projects with AMD (2)	$4,741,633	$30,852,361
Purchases from AMD	-	31,454,008

(2)	Revenue for 2019 relates to Qingshuihe #3 project and revenue for 2018 relates to Yilong #1 project which is 30% owned by AMD beginning in November 2018. The project was 100% owned by AMD prior to November 2018.

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2019 and 2018 (Continued)

Transaction with Other Related Parties

The Company provides asset management and accounting services to the three unconsolidated Alliance joint ventures under the management contract and business services agreement dated January 20, 2011 between Alliance Solar Capital I, LLC and the Company, pursuant to which the Company is to receive 3% of revenues collected from SREC and payments from public utilities received by the Alliance entities. The provisions of this agreement also extend to services rendered for Alliance Solar Capital II, LLC and Alliance Solar Capital III, LLC, however, there is no formal agreement executed for the two entities. Total fees earned by the Company from the Alliance entities included in other income were $28,397 and $20,160 for the years ended December 31, 2019 and 2018, respectively.

From time to time, the Company made advances for expenses on behalf of the three Alliance entities and SMXP’s tenant.  At December 31, 2019 and 2018, the Company had a receivable for management fees and the expenses paid on behalf of these entities in the amount of $58,026 and $14,113, respectively.

At December 31, 2019 and 2018, the Company had a receivable due from IERE (included in other receivables and current assets) of $0 and $95,502 associated with certain audit costs advanced by the Company at the request of IERE. During the year ended December 31, 2019, the Company and IERE determined that the receivable would be forgiven and accordingly, a loss was recorded by the Company for $95,502.

Lease Agreements with Related Parties

In September 2016, the Company executed a ten-year lease, commencing January 1, 2017 with SMXP, a related party, to lease its headquarters in Riverside, California. This lease effectively extends the prior lease with SMXP which ended on December 31, 2016 with an increase in the rental rate. The new lease is for ten years and has a five-year renewal option. The annual base rent under the lease is initially $978,672 plus the Company’s share of the utilities. The base rent is subject to an annual escalation of 2.99%.

In September 2016, the Company amended two lease agreements for its Diamond Bar, California office with Fallow Field, LLC. Fallow Field, LLC is owned and managed by the Company’s chief executive officer, executive vice president and a minority stockholder of the Company. The amended lease commenced on November 1, 2016 and has a ten year term with one five-year renewal option. The initial annual base rent is $229,272 plus the Company’s share of utilities.

For the years ended December 31, 2019 and 2018, total related party rental expenses included in general and administrative expenses for the Riverside, California corporate headquarters and the Diamond Bar, California office, were $1,649,000 and $1,374,862, respectively.

On June 10, 2019, the Company entered into a two-year lease agreement commencing July 1, 2019 with Sunspark Technology, Inc., an unrelated company (“Sunspark”), to sublease 9,240 square feet of the Riverside warehouse facility for $3,635 per month, payable in advance and with a 3% increase in year 2. The minimum rental income is $21,810 in 2019, $44,274 in 2020 and $22,464 in 2021. From July 1, 2018 to September 30, 2019, SMXP had collected rents from Sunspark on behalf of the Company totaling $42,348 and such amount was offset against the Company’s rent payment to SMXP in August 2019.

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2019 and 2018 (Continued)

14. Accrued Expenses and Other Payables

Accrued expenses and other payables consisted of the following as of December 31, 2019 and 2018:

	December 31, 2019	December 31, 2018
Accrued compensation expenses	$3,840,360	$2,016,611
Accrued operating and project payables	1,864,729	1,199,021
Customer deposits	3,541,600	1,389,714
Refundable vendor bid deposits	272,675	305,339
VAT tax payable	610,582	5,075,791
Interest payable on solar project financing	388,093	-
Income taxes payable	750	750
Accrued warranty expense	77,796	141,838
Preacquisition liability	1,408,542	1,427,056
Payable related to Uonone subcontract agreement	1,392,231	1,326,895
	$13,397,358	$12,883,015

Accrued Compensation

Accrued compensation includes $1,275,000 of restricted stock units that were cancelled and exchanged for cash in March 2019 by the Company for the Company’s chief executive officer, former executive vice president and one other employee, $1,081,294 of accrued but unpaid salaries and wages for the Company’s chief executive officer and former executive vice president, and $534,685 of accrued but unpaid executive cash bonuses for 2017 and 2018 for the Company’s chief executive officer and former executive vice president pursuant to their employment agreements. The employment agreement for the former executive vice president was cancelled upon her resignation effective February 24, 2020. The remaining balance relates to accrued unpaid commissions and accrued paid time offs.

Customer Deposits

Customer deposits represent customer down payments and progress payments received prior to the completion of the Company’s earnings process. The amounts paid by customers are refundable during the period which, under applicable state and federal law, the customer’s order may be cancelled and the deposit refunded. Once the cancellation period has expired, the customer still may cancel the project but the Company is entitled to retain the deposit payments for work that was completed and materials that were delivered.

Refundable Vendor Bid Deposits

Vendor bid deposits represent cash deposits received by ZHPV and ZHTH on sealed bids from trade contractors who are proposing to work on the EPC construction projects.  Vendor bid deposits are 100% refundable when the bid process is concluded if the bid is not accepted.

VAT Taxes

The Company recognizes its revenue in the PRC net of value-added taxes (“VAT”). The Company is subject to VAT which is levied on the procurement cost for materials purchased and collected at the invoiced value of sales provided to customers. The Company accounts for VAT on a net basis at the entity level. The contractual amount related to the designing and construction and installation services is subject to 3% sales and other taxes for the amount invoiced before May 1, 2016 which is included as part of cost of revenue. VAT tax receivable generally is available to offset future VAT tax liabilities.

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2019 and 2018 (Continued)

Preacquisition Liability

As part of the April 2015 acquisition of ZHPV, the Company assumed a liability associated with the Ningxia project consisting of reimbursement of project expenses to an unrelated third party including reimbursement of certain land rental expenses and land use taxes estimated at a total of RMB 9,814,722 ($1.4 million at December 31, 2019). The Company expects to negotiate to offset the entire liability with the unpaid contract receivables and reimbursements from the third party. All the receivables and reimbursements were previously fully reserved by the Company.

Uonone Group Subcontract Agreement

During the year ended December 31, 2017, ZHPV entered into an agreement with Uonone Group, under which Uonone is acting as a full service EPC subcontractor on a 19MW rooftop project that ZHPV has signed with CGN Lianda Renewables with a contract value of RMB 115,042,200 ($17.7 million). Under the agreement, Uonone will perform the EPC services on behalf of ZHPV, and receives payments under the original EPC contract ZHPV has with the customer, subject to certain provisions.

As of December 31, 2019 and 2018, the amount payable to Uonone Group represents the amount the Company collected from the customer less the required deductions that has not been paid to Uonone Group due to certain holdback requirements. The Company expects to settle the payable amount upon Uonone’s completion of the final grid connection for the project which was incomplete as of December 31, 2019. In May 2020, the customer accepted the project and the Company paid Uonone Group RMB 4,287,195 (approximately $612,000), representing a portion of the amount owed under the subcontract agreement. The remaining payable of RMB 5,413,869 (approximately $773,000) is still under negotiation with the Uonone Group as of August 2020.

15. Commitments and Contingencies

Operating Leases

The Company has operating leases for office facilities and office equipment both in the United States and in the PRC. The lease payments are fixed for the initial term of the leases. Future minimum lease commitments for office facilities and equipment as of December 31, 2019, are as follows:

Period ending December 31,	Related Parties	Others	Total
2020	$1,320,816	$192,020	$1,512,836
2021	1,360,310	52,894	1,413,204
2022	1,400,992	17,655	1,418,647
2023	1,442,874	-	1,442,874
2024	1,486,008	-	1,486,008
Thereafter	3,055,336	-	3,055,336
Total	$10,066,336	$262,569	$10,328,905

For the years ended December 31, 2019 and 2018, rent expense for office facilities and equipment (including rental expense for related party leases - see Note 13) was $1,903,028 and $1,697,391, respectively.

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2019 and 2018 (Continued)

Panel Purchase Agreement

In June 2016, the Company entered into a supply agreement with Sunspark Technology, Inc. (“Sunspark”), a United States-based panel supplier and a subsidiary of a PRC-based public company, which was amended in January 2017.  Pursuant to the agreement, the Company agreed that it and its subsidiaries will purchase 150 megawatts of solar panels over a three-year period at a price to be negotiated, but not to exceed 110% of the preceding three-month rolling average market price per watt. Based on the price paid by the Company on its most recent purchase order from Sunspark in 2016, which was $0.56 per watt, the estimated total commitment would be approximately $81.0 million. The agreement stipulates annual minimum purchases of 30 megawatts.  The Company met the commitment requirement in the first year ending May 31, 2017 but did not meet its commitment in the second year ending May 31, 2018 which was previously extended verbally to December 31, 2018.

On March 13, 2019, the Company and Sunspark signed a letter agreement pursuant to which the parties confirmed their agreement that Sunspark has previously extended the date by which the Company must meet its 2018 purchase obligations from May 31, 2018 to December 31, 2018, that the Company’s purchase obligations through 2018 were suspended in their entirety (except to the extent that the Company made purchases pursuant to the Agreement), and the purchase commitments for 2019, which will be the year ended December 31, 2019, will be negotiated in good faith during 2019. The negotiation for 2019 never occurred and as of March 3, 2020, the panel purchase agreement was terminated by the Company and Sunspark.

On March 3, 2020, the Company and Sunspark entered into a new purchase agreement that stipulates that the Company has the right but not the obligation to purchase panels from Sunspark at certain pricings as stipulated in the agreement. This new agreement supersedes all prior agreement between the Company and Sunspark.

Energy Storage System Distribution Agreement

On July 29, 2016, the Company entered into a distribution agreement with Li-Max Technology, Inc. with an effective date of June 9, 2016. The agreement has a five-year term during which the Company would be the exclusive distributor of Li-Max Energy Storage System within all countries and other areas of the world, other than Asia (including but not limited to the Republic of China and the Peoples’ Republic of China). The agreement contains an initial purchase commitment of 375 units, of Li-Max Energy System, which is approximately $1.1 million within the first six months of the term of the agreement. In the event that the Company fails to purchase 60% of this commitment within such six month period, Li-Max can require the Company to procure the shortfall within 60 days, failing which, Li-Max has the right to terminate the agreement. The agreement also contains a warranty provision for all the systems purchased from Li-Max for a period of ten years.  Subsequent to the execution of the distribution agreement, Li-Max recognized the need to redesign its energy system in order that the system qualifies for the California home battery rebate. On October 8, 2018, the distribution agreement was amended. Pursuant to the amendment, Li-Max agreed to redesign the system so that it qualifies for the California home battery rebate and the minimum purchase requirements were suspended until Li-Max completes such redesign and the Company is satisfied that the redesigned system will qualify for the California home battery rebate and that Li-Max can manufacture and deliver the redesigned systems in the quantities contemplated by the agreement (the “Redesign Date”). The Company’s obligation to purchase the Li-Max system commences on the Redesign Date and the six-month period referred to above is the six-month period commencing six months from the Redesign Date. The term of the agreement was extended to five years from the Redesign Date. As of December 31, 2019, Li-Max had not redesigned the unit.  The parties shall negotiate in good faith the initial purchase commitment, which shall not exceed 375 units and the base price shall be adjusted to reflect changes in Li-Max’ costs as well as the anticipated market price. Accordingly, as of December 31, 2019, the Company is not subject to any minimum purchase requirements under this distribution agreement.

Loan Guarantee Commitment to the Company

On December 29, 2016, the Company entered into a loan guarantee agreement with an unrelated third-party guarantor. The guarantor agreed to provide a guarantee that will enable the Company to secure a line of credit with a PRC-based financial institution of up to RMB 65,000,000.  Under the agreement, the guarantor will provide its guarantee for a period of five years which is expected to be the term of the line of credit if and when secured. The Company will in turn pay a 2% annual guarantee fee to the guarantor based on the then outstanding loan balance which is subject to the guarantee. As of December 31, 2019, the Company has not obtained a line of credit pursuant to this arrangement.

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2019 and 2018 (Continued)

Pre-development Agreements in PRC

In connection with the pre development phase of each solar farm project by the Company’s China segment, the applicable project subsidiary typically secures one or more land rental agreement with the holder of the land use rights, a development permit, and a power purchase agreement with the local utility company whereby the local utility company agrees to pay the project owner an agreed-upon rate for the electricity produced by the solar farm upon its completion (collectively, “Pre-development Agreements”).  Upon transfer of the equity in the project subsidiary to the buyer, the Company no longer has any rights or obligations under the Pre-development Agreements.  Any costs incurred by the Company pursuant to the Pre-development Agreements are capitalized and amortized to cost of revenue when the construction of the project begins.

Employment Agreements

On October 7, 2016, the Company entered into employment agreements with its chief executive officer and its former executive vice president (collectively, the “Executives”), each for a five-year term commencing on January 1, 2017 and continuing on a year-to-year basis unless terminated by the Company or the Executive on not less than 90 days’ notice prior to the expiration of the initial term or any one-year extension. The agreements provide for an initial annual salary of $600,000 and $560,000, respectively, with an increase of not less than 3% on January 1st of each year, commencing January 1, 2018, and an annual bonus payable in restricted stock and cash, commencing with the year ending December 31, 2017, equal to a specified percentage of consolidated revenues for each year. The bonus is based on a percentage of consolidated revenue in excess of $30 million, ranging from $250,000 and $200,000, respectively, for revenue in excess of $30 million but less than $50 million, to 1.0% and 0.9%, respectively, of revenue in excess of $300 million. The agreements provide for severance payments equal to one or two times, depending on the nature of the termination, of the highest annual total compensation of the three years preceding the year of termination, multiplied by the number of whole years the Executive has been employed by the Company. The employment of both Executives commenced in February 2008. As of December 31, 2019 and 2018, the Company accrued $534,685 and $1,163,480, respectively, related to the annual bonuses pursuant to the agreements.  During the years ended December 31, 2019 and 2018, the Company issued to the Executives a total of 211,276 shares and 209,164 shares of common stock with a value of $628,795 and $622,510, respectively, as part of their bonuses for 2018 and 2017 pursuant to their employment agreements. Effective January 1, 2019, all bonus programs have been suspended by management and accordingly, no bonuses were accrued for the year ended December 31, 2019.

Effective February 24, 2020, the employment for the former executive vice president was cancelled as a result of her resignation from the Company as of that date. Per the separation and release agreement and the consultancy agreement, her existing options would remain intact as long as the former executive vice president continues as a consultant to the Company. Under the consulting agreement, the former executive vice president will receive $3,000 per month as compensation.

Legal Matters

Settlement of Act One Litigation

On May 23, 2018, SolarMax Technology, Inc. commenced an action in the Superior Court of California in Riverside County against Act One Investments, Inc., Daniel Shih, the former chief executive officer of Act One Investments, Forland Industrial, Inc., Christine Lien, Peter Lien and Annie Lien, who are former employees of our subsidiary, SolarMax LED, and other named individuals believed to be affiliated with Act One Investments (collectively, “Defendants”), alleging, among other claims, breach of contract, fraud, and misappropriation of trade secrets. The claims arose out of (i) the Company’s purchase of the assets of Act One Investments and its subsidiaries pursuant to an asset purchase agreement dated May 31, 2013 pursuant to which the Company acquired the business which is now the LED business, (ii) the wrongful conduct of defendants as inducement for the Company to enter into the asset purchase agreement and (iii) wrongful conduct by certain of the individual defendants as the Company’s employees. The Company sought return of the 420,000 shares of common stock that were issued pursuant to the asset purchase agreement, monetary damages and other relief, including rescission of the asset purchase agreement.

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2019 and 2018 (Continued)

In July 2018, Act One Investments and certain of the individual defendants filed a cross-complaint against the Company and certain of the Company’s United States subsidiaries alleging, among other claims, unpaid overtime (arising out of alleged misclassification of the individual cross-complainants as “exempt” from overtime pay) and wrongful termination and retaliation in violation of the California labor laws, that the noncompetition covenants in the asset purchase agreement are unenforceable under California law and that the Company engaged in fraudulent conduct in violation of certain federal laws, including violation of the Department of the Treasury’s 1603 Renewable Energy Grant program regulations.

On November 15, 2019, the Company and Defendants entered into a confidential settlement agreement with release of all claims, under which both the Company and Defendants agree to dismiss all claims previously filed as described above. The considerations under the settlement agreement include but are not limited to: a) extension of asset purchase agreement restrictive covenant; b) rescission of asset purchase agreement; c) return of shares issued under the asset purchase agreement; and d) indemnity regarding stock transfer and asset purchase agreement. The shares issued to Act One were returned to the Company in December 2019 and were recorded in treasury stock.

In the ordinary course of its business, the Company is involved in various legal proceedings involving contractual relationships, product liability claims, and a variety of other matters. The Company does not believe there are any pending legal proceedings that will have a material impact on the Company’s financial position or results of operations.

16. Stockholders’ Equity

Amendment of 2016 Long-Term Incentive Plan

In October 2016, the Company’s board of directors adopted and in November 2016 the stockholders approved the 2016 Long-Term Incentive Plan, pursuant to which a maximum of 10,920,000 shares of common stock may be issued pursuant to restricted stock grants, incentive stock options, non-qualified stock options and other equity-based incentives may be granted. In March 2019, the Company’s board of directors and stockholders approved an increase in the maximum number of shares of common stock subject to the 2016 long-term incentive plan to 15,120,000 shares.

Amendment of the 2016 Restricted Stock Grants

Pursuant to the 2016 Long-Term Incentive Plan, the board of directors granted 6,410,880 shares in October 2016, of which 5,124,000 shares were granted to officers and directors as restricted stock grants. On March 23, 2019, the Company’s board of directors approved the following modifications with respect to the 2016 Restricted Stock Grants:

●	Granted to the holders of 1,992,480 restricted shares the right to exchange their restricted shares for a ten year option to purchase 2.119 shares of common stock at $2.98 per share for each share of restricted stock exchanged;

●

Granted to the chief executive officer, the executive vice president and one other employee, who held 2,268,000, 1,680,000 and 336,000 restricted shares, respectively, the right (a) to exchange 50% of their restricted shares for a ten-year option to purchase 2.119 shares of common stock at $2.98 per share and (b) transfer to the Company 50% of their restricted shares for $0.60 per share.

The grantees of the restricted stock grants have all rights of ownership with respect to the shares, including the right to vote the shares and to receive dividends and distributions with respect to the shares until and unless a forfeiture event shall occur; provided, however, that prior to a forfeiture termination event, (i) the grantees shall have no rights to sell, encumber or otherwise transfer the shares, and (ii) any shares of any class or series of capital stock which are issued to the grantee as a holder of the shares as a result of a stock dividend, stock split, stock distribution, reverse split, recapitalization, or similar event, shall be subject to the same forfeiture provisions as the shares. A forfeiture termination event shall mean such date as is six months following a public stock event. The definition of a public stock event includes, among other events, the effectiveness of a registration statement relating to an underwritten public offering by the Company. The board of directors has the right to defer the date of a forfeiture event to a later date. The shares are forfeited and are to be conveyed to the Company for no consideration if a public stock event shall not have occurred by December 31, 2020.

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2019 and 2018 (Continued)

On October 7, 2016, the Company entered into an advisory services agreement in October 7, 2016 with a consultant who has been providing services to the Company including, among other things, business planning, financial strategy and implementation and corporate structure related to the Company’s business development, financing and acquisition transactions. The term of the service commenced on June 1, 2016 and has been extended to April 30, 2019 pursuant to amendments. As compensation for the service, the Company issued to the consultant 336,000 shares of restricted stock valued at $2.98 per share based on the then current fair value of the common stock, subject to forfeiture if the public stock event has not occurred by December 31, 2020. The restricted stock was granted on October 7, 2016 pursuant to the 2016 Long-Term Incentive Plan and is subject to restrictions and forfeiture provisions that are applicable to other restricted stock grants pursuant to the plan as described under the caption “2016 Restricted Stock Grants.”

None of the shares granted above pursuant to the 2016 Long-Term Incentive Plan have vested and not considered to have been issued under the requirement of U.S. GAAP since the shares are subject to vesting and forfeiture provisions of the agreement.

During the year ended December 31, 2019, 3,798,480 of the restricted shares were exchanged for options to purchase 8,048,979 shares of common stock at $2.98 per share and 2,142,000 of the restricted shares were cancelled for cash of $1,275,000 which shall be paid on or before December 31, 2019, and 25,200 of the restricted shares were cancelled for no compensation. In December 2019, this date was extended to December 31, 2020.

The amount cancelled for cash of $1,275,000 is reflected in accrued compensation at December 31, 2019.  For the year ended December 31, 2019, $1,275,000 was charged to general and administrative expenses related to restricted stock that was cancelled for cash. There was no comparable expense in the year ended December 31, 2018. As of December 31, 2019 and 2018, total unrecognized compensation costs for outstanding restricted stock awarded was estimated at $1,325,000 and $19,080,000, respectively, based on the estimate of the current stock price of $2.98 per share. Such cost would be recognized beginning when the public stock event, as defined, occurs.

The table below summarizes the activity of the restricted stock shares

	Number of Shares	Weighted Average Grant Date Fair Value per Share

Outstanding at December 31, 2018	6,410,880	2.98
Nonvested as of December 31, 2018	6,410,880	2.98
Granted	-	-
Vested	-	-
Forfeited	-	-
Exchanged	(3,798,480)	2.98
Cancelled	(2,167,200)	2.98
Outstanding at December 31, 2019	445,200	2.98
Nonvested as of December 31, 2019	445,200	2.98

Stock Options

From time to time, the Company grants non-qualified stock options to its employees and consultants for their services. Option awards are generally granted with an exercise price equal to the estimated fair value of the Company’s stock at the date of grant; those option awards generally vest between 18 months and 36 months of continuous service and have contractual terms of seven years. The vested options are exercisable for three months after the termination date unless (i) termination is due to optionee’s death or disability, in which case the option shall be exercisable for 12 months after the termination date, or (ii) the optionee is terminated for cause, in which case the option will immediately terminate.

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2019 and 2018 (Continued)

October 7, 2016 Option Grants

On October 7, 2016 pursuant to the 2016 Long-Term Incentive Plan, the board of directors granted to employees non-qualified stock options to purchase 3,276,000 shares and incentive stock options to purchase 546,000 shares, at an exercise price of $2.98 per share. The options are exercisable cumulatively as to (a) 50% of the shares of common stock initially subject to the option on the later to occur of (i) six months after a public stock event, or (ii) October 7, 2017 (the “Initial Exercise Date”), provided that the option holder is employed or engaged by the Company or an affiliate of the Company on the Initial Exercise Date, and (b) the remaining 50% of the shares of common stock initially subject to the option on the first anniversary of the Initial Exercise Date. Further, without the consent of the Company, the option cannot be exercised prior to the date that an S-8 registration statement covering the shares issuable pursuant to the 2016 long term incentive plan becomes effective.  In the event that a public stock event does not occur by the expiration date of the options, the options will expire.

March 2019 Option Grants

On March 23, 2019, the Company’s board of directors (i) granted seven-year non-qualified stock options to purchase 609,840 shares of common stock at $2.98 per share which was determined by the board of directors to be the fair value of the common stock on the date of grant and (ii) granted ten-year non-qualified stock options to purchase 8,048,979 shares of common stock at $2.98 per share in exchange for 3,798,480 restricted shares as described under “Amendment of the 2016 Restricted Stock Grants.” The options are subject to the same forfeiture provision as the restricted stock if the public stock event does not occur by December 31, 2020. The options are also subject to the lock-up and leak-out agreements. All of the options described above vest cumulatively, 50% six months after a public stock event and 50% eighteen months after a public stock event.

Valuation of Stock Options

The Company estimates the fair value of stock options using a Black-Scholes option pricing model. The model requires input of assumptions regarding the expected term, expected volatility, dividend yield, and a risk- free interest rate. Options were granted at the fair value of the Company’s common stock on grant dates and a simplified method was used to estimate the expected term of the options granted.

For The Year Ended
December 31, 2019
Expected term (years)	6.3
Expected volatility	49.9%
Risk-free interest rate	2.4%
Dividend yield	0.0%

Expected Volatility. The expected volatility rate used to value stock option grants is based on volatilities of a peer group of similar companies whose share prices are publicly available. The peer group was developed based on companies in the solar industry in a similar stage of development to the Company.

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2019 and 2018 (Continued)

Expected Term. The Company elected to utilize the “simplified” method for “plain vanilla” options to value stock option grants. Under this approach, the weighted-average expected life is presumed to be the average of the vesting term and the contractual term of the option.

Risk-free Interest Rate. The risk-free interest rate assumption was based on zero-coupon U.S. Treasury instruments that had terms consistent with the expected term of the Company’s stock option grants.

Expected Dividend Yield. The Company has never declared or paid any cash dividends and does not presently plan to pay cash dividends in the foreseeable future.

Forfeitures are accounted for as actual forfeitures occur.

A summary of option activity is as follows:

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual (years)	Aggregate Intrinsic Value
Outstanding at December 31, 2018	3,055,920	2.91	4.7	455,000
Nonvested as of December 31, 2018	2,602.,320	2.98	4.8	-
Exercisable as of December 31, 2018	537,600	2.18	3.7	455,000
Granted	594,720	2.98	-	-
Exchanged	8,048,979	5.00	-	-
Exercised	-	-	-	-
Cancelled or forfeited	(246,958)	2.98	-	-
Outstanding at December 31, 2019	11,452,661	2.96	8.4	205,000
Nonvested as of December 31, 2019	10,915,061	2.98	8.6	-
Exercisable as of December 31, 2019	537,600	2.23	5.8	400,000

The aggregate intrinsic value represents the total pretax intrinsic value. The aggregate intrinsic values as of December 31, 2019 and 2018 are based upon the value per share of $2.98, which is the latest sale price of the Company’s common stock in May 2018.

Non-vested Option Awards

The following table summarizes the Company’s nonvested option awards activity:

Shares
Balance at December 31, 2018	2,602,320
Granted	594,720
Exchanged	8,048,979
Replaced	-
Vested	(84,000)
Forfeited	(246,958)
Balance at December 31, 2019	10,915,061

For the years ended December 31, 2019 and 2018, the compensation cost that has been charged to general and administrative expenses related to stock options was $317,400 and $222,099, respectively. During the years ended December 31, 2019 and 2018, vested options to purchase zero shares and 142,800 shares, respectively, of common stock were cancelled. During the years ended December 31, 2019 and 2018, nonvested options to purchase 246,958 shares and 559,440 shares, respectively of common stock were cancelled.

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2019 and 2018 (Continued)

As of December 31, 2019, total unrecognized compensation costs for outstanding unvested options awarded was $15.5 million, including $15.5 million relating to performance-based awards. The performance condition for such awards was not deemed probable at grant dates or at December 31, 2019 and the cost related to such awards will begin to be recognized once the performance condition is deemed probable. The remaining amount of $38,500 is expected to be recognized over a weighted-average period of 0.3 years as of December 31, 2019. The total fair value of options vested during the years ended December 31, 2019 and 2018, were $250,000 and $275,000, respectively.

17. Income Taxes

The United States and PRC components of the Company’s income (loss) before income taxes for the years ended December 31, 2019 and 2018 are as follows:

	Year ended December 31,
	2019	2018
Domestic (U.S. Segment)	$(6,823,117)	$(15,049,090)
Foreign (PRC Segment)	(2,690,580)	338,433
	$(9,513,697)	$(14,710,657)

The components of the Company’s provision (benefit) for income taxes for the years ended December 31, 2019 and 2018 consist of:

Year ended December 31, 2019	Federal	State	Foreign	Total
Current	$-	$4,528	$123,743	$128,271
Deferred	(378,144)	(478,270)	(671,500)	(1,527,914)
Change in valuation allowance	378,144	478,270	2,990	859,404
Total	$-	$4,528	$(544,767)	$(540,239)

Year ended December 31, 2018	Federal	State	Foreign	Total
Current	$-	$4,750	$(62,492)	$(57,742)
Deferred	(2,789,121)	(1,322,676)	378,114	(3,733,683)
Change in valuation allowance	2,789,121	1,322,676	(326,101)	3,785,696
Total	$-	$4,750	$(10,479)	$(5,729)

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2019 and 2018 (Continued)

Significant components of the deferred tax assets and liabilities for federal income taxes as of December 31, 2019 and 2018 consisted of the following:

	December 31,
	2019	2018
Deferred tax assets
Investment credit	$1,037,362	$1,037,362
Net operating loss carry-forward	12,895,236	11,605,460
Stock compensation and accrued bonus	663,742	739,806
Depreciation	-	420,942
Other	2,466,108	1,376,217
Total	17,062,448	15,179,787
Valuation allowance	(15,893,761)	(15,146,435)
Deferred tax assets (liability)	1,168,687	33,352

Deferred tax liability
Contract accounting	(356,928)	-
Depreciation	(114,958)	-
Deferred tax, net	$696,801	$33,352

A 100% valuation allowance was provided for the deferred tax assets related to the United States segment as of December 31, 2019 and 2018 due to the uncertainty surrounding the timing of realizing the benefits of the favorable tax attributes in future tax returns.

The following table reconciles the United States statutory rates to the Company’s effective tax rate for the years ended December 31, 2019 and 2018:

	Year ended December 31,
	2019		2018
	Tax rate	Tax amount	Tax rate	Tax amount
US statutory rate	21.0%	$(1,997,877)	21.0%	$(3,089,238)
State taxes	3.3%	(314,068)	5.0%	(740,237)
Foreign rate differential	2.4%	(230,877)	-2.7%	393,810
Permanent items	-2.5%	237,107	-0.1%	25,596
Transaction cost	-4.3%	395,309
NOL true-up	1.4%	(131,930)	0.2%	(25,117)
State Rate change	-0.3%	29,232
Return to provision true-up	-6.4%	613,461	-0.1%	12,943
Prior year tax liability adjustment	0.0%	-	2.5%	(369,182)
Change in valuation allowance	-8.9%	859,404	-25.9%	3,785,696
Effective tax	5.7%	$(540,239)	0.0%	$(5,729)

As of December 31, 2019, the Company’s federal and state income tax net operating loss (“NOL”) carryforwards were $41.3 million and $43.5 million, respectively. As of December 31, 2018, federal and state income tax NOL carryforwards were $41.1 million and $41.7 million, respectively. These NOLs will expire at various dates from 2031 through 2036. The Company’s US federal NOL generated post 2017 of $12.8 million can be carried forward indefinitely. Additionally, the Company has investment tax credits of $1.0 million as of December 31, 2019 and 2018, for building qualifying energy properties and projects under IRC Section 48, which will expire at various dates from 2033 through 2034.

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2019 and 2018 (Continued)

The above NOL carryforward and the investment tax credit carryforwards are subject to limitation under Sections 382 and 383 of the Internal Revenue Code of 1986, and similar state provisions which limit the amount NOL and tax credit carryforwards that can be utilized to offset future taxable income and tax, respectively. In general, an ownership change, as defined by Sections 382 and 383, results from transactions increasing ownership of certain stockholders or public groups in the stock of the corporation by more than 50 percentage points over a three-year period. The Company has not completed an IRC Section 382/383 analysis regarding the limitation of net operating loss and research and development credit carryforwards. If a change in ownership were to have occurred, the Company’s NOL and tax credit carryforwards could be eliminated or restricted. If eliminated, the related asset would be removed from the deferred tax asset schedule with a corresponding reduction in the valuation allowance. Due to the existence of the valuation allowance, limitations created by future ownership changes, if any, related to the Company’s operations in the United States will not impact the Company’s effective tax rate.

As of December 31, 2019 and 2018, the Company had unused net operating loss carryforwards from its PRC subsidiaries in the amount of approximately $4.4 million and $0.4 million, respectively, which may be applied against future taxable income and which begin to expire after 2019.

The Company is subject to income tax in the U.S. federal and certain state jurisdictions. The Company has completed a corporate income tax return audit by the U.S. federal government for the year ended December 31, 2013. A $607,565 taxable income adjustment was proposed by the U.S. Federal government in connection with the audit and no adjustment was made on the current and deferred tax provision and deferred tax assets based on the full valuation allowance status the Company had as of December 31, 2013. The Company is no longer subject to federal or state examinations by tax authorities for years prior to 2014.

The Company’s PRC subsidiaries are subject to a 25% statutory income tax rate according to the income tax laws of the PRC. Tax regulations are subject to the interpretation of the related tax laws and regulations and require significant judgment to apply. All tax positions taken, or expected to be taken, continue to be more likely than not ultimately settled at the full amount claimed. The Company’s PRC subsidiaries’ tax filings are subject to the PRC tax bureau’s examination for a period up to five years. These subsidiaries are not currently under examination by the PRC tax bureau.

18. Net Income (Loss) Per Share

The following table presents the calculation of the Company’s basic and diluted loss per share for the years ended December 31, 2019 and 2018:

	Year ended December 31,
	2019	2018

Numerator
Net loss attributable to stockholders of SolarMax Technology, Inc.	$(8,916,959)	$(14,597,880)

Denominator
Weighted average shares used to compute net loss per share available to common stockholders, basic and diluted	67,161,448	66,347,493

Basic and diluted net loss per share	$(0.13)	$(0.22)

For the years ended December 31, 2019 and 2018, outstanding options of 11,437,539 shares and 3,055,920 shares, respectively, were excluded from the computation of diluted net loss per share as the impact of including those option shares would be anti-dilutive. For the years ended December 31, 2019 and 2018, 445,200 shares and 6,410,880 outstanding nonvested shares of restricted stock were excluded for both periods from the computation of diluted net loss per share as the impact of including those nonvested shares would be anti-dilutive.

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2019 and 2018 (Continued)

19. Segment Reporting

The Company uses the management approach for segment reporting disclosure, which designates the internal organization that is used by management for making operating decisions and assessing performance as the source of our reporting segments. For the years ended December 31, 2019 and 2018, the Company operates under two operating segments on the basis of geographical areas: The United States and the PRC. Operating segments are defined as components of an enterprise about which separate financial information is available and that are evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance.

The Company evaluates performance based on several factors, including revenue, cost of revenue, operating expenses, and income from operations. The following tables show the operations of the Company’s operating segments for the years ended December 31, 2019 and 2018:

	Year ended December 31, 2019			Year ended December 31, 2018
	US	PRC	Total	US	PRC	Total

Revenue from external customers
Solar farm projects	$-	$5,019,041	$5,019,041	$-	$58,369,016	$58,369,016
Solar energy systems	36,901,613	-	36,901,613	28,514,973	-	28,514,973
Finance revenue	2,006,917	-	2,006,917	1,748,099	-	1,748,099
Other	491,726	(29,090)	462,636	856,398	339,408	1,195,806
Total	39,400,256	4,989,951	44,390,207	31,119,470	58,708,424	89,827,894

Cost of revenue
Solar farm projects	-	4,481,320	4,481,320	-	54,369,750	54,369,750
Solar energy systems	29,635,617	-	29,635,617	25,645,409	-	25,645,409
Other	533,942	-	533,942	453,144	108,451	561,595
Total	30,169,559	4,481,320	34,650,879	26,098,553	54,478,201	80,576,754

Depreciation and amortization expense	398,814	66,530	465,344	485,989	132,812	618,801
Interest (expense) income, net	(2,132,045)	271,318	(1,860,727)	(1,823,638)	311,711	(1,511,927)
Equity in (losses) of unconsolidated ventures	(63,394)	-	(63,394)	(494,869)	-	(494,869)
(Benefit) provision for income taxes	4,528	(544,767)	(540,239)	4,750	(10,479)	(5,729)
Net income (loss)	(6,827,645)	(2,145,813)	(8,973,458)	(15,053,840)	348,912	(14,704,928)

	December 31, 2019			December 31, 2018
	US	PRC	Total	US	PRC	Total

Investments in unconsolidated ventures	$469,035	$-	$469,035	$532,429	$-	$532,429
Capital expenditures	(131,447)	(12,014)	(143,461)	(395,643)	(26,818)	(422,461)
Long-lived assets	29,495,410	10,788,782	40,284,192	31,328,969	9,090,180	40,419,149
Total reportable assets	52,324,693	89,225,498	141,550,191	46,983,354	64,036,691	111,020,046

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2019 and 2018 (Continued)

20. Changes in Accounting Policies

Except for the changes below, the Company has consistently applied the accounting policies to all periods presented in these consolidated financial statements.

The Company adopted the new accounting standard, ASU 2014-09, Revenue from Contracts with Customers, and its various updates (“Topic 606”) with a date of initial application of January 1, 2019. As a result, the Company has changed its accounting policy for revenue recognition as detailed below.

The Company applied Topic 606 using the modified retrospective method - i.e., by recognizing the cumulative effect of initially applying Topic 606 as an adjustment to the opening balance of equity at January 1, 2019. Therefore, the comparative information has not been adjusted and continues to be reported under Topic 605. The details of the significant changes and quantitative impact of the changes are set out below.

A. Solar Energy Systems and Components Sales

The Company has analyzed the impact of Topic 606 on solar energy system sales and other product sales and has concluded that the revenue recognition associated with these sales should be over time (instead of a point in time prior to the accounting change on January 1, 2019) as the Company’s performance creates or enhances the property controlled by the customer (the asset is being constructed on a customer’s premises that the customer controls). Such accounting change has been made effective upon the adoption of Topic 606 on January 1, 2019 with a cumulative adjustment to increase retained earnings of $397,226. The new accounting is reflected in the accompanying consolidated financial statements.

B. Deferred Project Costs

Upon adoption of Topic 606 on January 1, 2019, the Company expensed the entire amount of deferred project costs of $978,093, consisting of costs accumulated on a prospective project in the China segment that the Company has been pursuing for the past two years since such costs do not meet the requirements for capitalization under Topic 606. The amount expensed was reflected as a transition adjustment directly to reduce retained earnings on January 1, 2019.

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2019 and 2018 (Continued)

C. Impacts on Financial Statements

The following tables summarize the impacts of adopting Topic 606 on the Company’s consolidated financial statements as of and for the year ended December 31, 2019:

	December 31, 2019
		Effect of Change Increase	Balances without New Revenue Standard
	As Reported	(Decrease)	Adjustment
Balance Sheet
Assets
Contract assets	$3,316,944	$3,316,944	$-
Other receivables and current assets, net	14,196,425	(2,046,897)	16,243,322
Other assets	2,398,614	(978,093)	3,376,707
Liabilities
Contract liabilities	1,919,963	1,919,963	-
Accrued expenses and other payables	13,397,358	(1,810,504)	15,207,862
Other liabilities	4,186,313	30,900	4,155,413
Equity
Total stockholders’ equity (deficit)	(7,133,782)	151,595	(7,285,377)

	For the Year Ended December 31, 2019
	As Reported	Effect of Change Increase (Decrease)	Balances without New Revenue Standard Adjustment
Statement of Operations
Total revenues	$44,390,207	$1,235,987	$43,154,220
Cost of revenue	34,650,879	503,525	34,147,354
Gross profit	9,739,328	732,462	9,006,866
Income (loss) before income taxes	(9,513,697)	732,462	(10,246,159)
Net income (loss) attributable to stockholders of the Company	(8,916,959)	732,462	(9,649,421)
Net income (loss) per share attributable to stockholders of the Company -- basic and diluted	$(0.13)	$0.01	$(0.14)

	For the Year Ended December 31, 2019
	As Reported	Effect of Change Increase (Decrease)	Balances without New Revenue Standard Adjustment
Statement of Cash Flows
Cash flows from operating activities:
Net income (loss)	$(8,973,458)	$732,462	$(9,705,920)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Impact of currency exchanges and other	1,094,810	(580,867)	1,675,677
Changes in operating assets and liabilities:
Receivables and current assets	(7,499,392)	2,046,897	(9,546,289)
Contract assets	(3,316,944)	(3,316,944)	-
Other assets	(2,237,507)	978,093	(3,215,600)
Accrued expenses and other payables	589,479	(1,810,504)	2,399,983
Contract liabilities	1,919,963	1,919,963	-
Other liabilities	(603,426)	30,900	(634,326)

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2019 and 2018 (Continued)

21. Subsequent Events

The Company has evaluated subsequent events through September 21, 2020, the date the December 31, 2019 consolidated financial statements were issued and except as disclosed below and in Notes 13, 15 and 16, no other events require adjustment of, or disclosure in, the consolidated financial statements.

Risk Impacts of COVID-19

In response to the COVID-19 pandemic, governmental authorities have recommended or ordered the limitation or cessation of certain business or commercial activities in jurisdictions in which the Company operates. In China, the timing of final solar farm project approvals and the beginning of one new solar farm installation were delayed for approximately three months but the delays are not expected to have a material impact on the Company’s China business in 2020. In the United States, we have experienced a lower level of residential solar energy system installations compared to the same periods in 2019. However, the effects of these lower installation volumes are not expected to have a material impact on the Company’s overall United States business in 2020.

Yilong #1 Receivable

In early January 2020, the Company filed an application for arbitration of the dispute with the Shanghai Arbitration Commission against Yilong AMD New Energy Co., Ltd., the project owner of the Yilong #1 project (the “Respondent”), claiming the amount due to the Company under the construction contract on the Yilong #1 project of RMB 22,687,458 plus overdue interest. Yilong #1 project was completed and accepted by the respondent and commenced operation in 2018. On January 13, 2020, the Guizhou People’s Court issued an order to freeze the deposits of the respondent of RMB 22,687,458.

On February 19, 2020, the Company’s attorney sent a demand letter to China Nuclear Construction Finance Leasing Co., Ltd. (the “Finance Company”), claiming the unpaid amount due from the Finance Company to the Company of RMB 8.0 million related to the Yilong #1 project, pursuant to the entrustment payment agreement signed by the Company, Respondent and the Finance Company. The Company is awaiting the response from the Finance Company on the demand letter. The Company has provided a full reserve for this portion of the receivable at December 31, 2019.

Ancha Project

MA Agreement

In February 2020, the Company, through its PRC subsidiaries, entered into a M&A (Cooperative Development) Agreement (the “Ancha MA Agreement”) with State Power Investment Corporation Guizhou Jinyuan Weining Energy Co., Ltd. (“SPIC”), pursuant to which the Company will sell the ownership and control of 70% of the Company’s project subsidiary that owns the completed 59 MW solar farm project in Guizhou (the “Ancha Project”) to SPIC when the project is completed and accepted by SPIC. Pursuant to the Ancha MA Agreement, SPIC shall have the first right of refusal to purchase the remaining 30% ownership interest in the project subsidiary one year after the project is completed and operational. The total value of the project including VAT with 100% ownership at completion is expected to be RMB 233.6 million (approximately $33.5 million). The construction began in March 2020.

Project Financing

In May 2020, the Company’s PRC project subsidiary for the Ancha project entered into project financings with an unrelated PRC lender in an aggregate amount of RMB 163.5 million (approximately $23 million) to finance the construction of the Ancha project. The interest rate is based on a stipulated benchmark which is currently at 5.311% per year. The financing is secured by the Ancha solar farm project.

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2019 and 2018 (Continued)

Equity Transfer Agreements - Yilong #2 and Xingren Projects

In March 2020, the 70% equity transfer agreements were executed for Projects Yilong #2 and Xingren, under which the Company agreed to legally sell and transfer 70% of its equity interest in the project companies that hold Projects Yilong #2 and Xingren to SPIC. The agreements stipulated that profit and loss of the project companies would be allocated 70% to SPIC and 30% to the Company beginning on January 1, 2020. The legal registration of the equity transfer agreement was dated on April 26th and 27th, 2020 for Xingren and Yilong #2, respectively.

Resignation of Officer and Director

Effective February 24, 2020, Ching Liu, the Company’s executive vice president and director, has resigned from all her positions including director, officer and all management positions with the Company and all its subsidiaries.

Stephen Brown was concurrently appointed to be the Company’s treasurer and secretary effective on the same date.

Effective July 6, 2020, Chung Jen Tsai, resigned from the Company’s board of directors.

Cash distributions from Unconsolidated Joint Ventures

On March 24, 2020 Alliance Solar Capital 2, LLC and Alliance Solar Capital 3, LLC made cash distributions to their members of $900,000 and $300,000, respectively, and the Company received its proportionate share of cash distributions of $270,000 and $90,000, respectively.

Issuance of Additional Convertible Notes

From January 1, 2020 through September 21, 2020, the Company issued convertible notes to 31 additional individuals for an aggregate principal amount of $15.5 million pursuant to the same exchange agreements described in Note 12.

New SBA Loans and Advances

On March 27, 2020, the U.S. federal government signed into law a $2 trillion relief program known as The Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”), aimed at providing relief to individuals, businesses, and government organizations affected by the effects of COVID-19. The provisions of the CARES Act include:

●	Creation of the Paycheck Protection Program (“PPP”)

●	Emergency grants for business applying for SBA Economic Injury Disaster Loans (“EIDL”)

●	Increased funding for business education programs

●	Relaxed criteria for filing Chapter 11 bankruptcy

On April 15 and April 16, 2020, the Company received SBA loans totaling $1,851,816 pursuant to the PPP program. The loans were issued to our three subsidiaries and may be entirely or partially forgivable if the loan proceeds are used for eligible expenses which include employee payroll, mortgage interest, rents and utilities, over the subsequent 24 weeks from the loan origination date, and the Company maintains the required number of full time employee equivalents by June 30, 2020. For the non-forgivable portion, the loan would be due in two years at a fixed interest rate of one percent with the first payment due in six months.

On April 21 and May 13, 2020, the Company received advances totaling $24,000 under the EIDL program. The advances will reduce the amount that will ultimately be forgiven under the PPP program.

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2019 and 2018 (Continued)

Uonone Settlement

From January through September 2020, the Company received legal settlement proceeds totaling RMB 22.8 million (approximately $3.3 million) related to a project completed by ZHPV prior to its acquisition by the Company in April 2015. The amount received by the Company, less legal fees of RMB 3.5 million ($0.6 million), is owed to Uonone as the former owner of ZHPV pursuant to an agreement dated December 31, 2015. In May and August 2020, the Company paid Uonone a total of RMB 6.6 million (approximately $0.9 million). The remaining unpaid balance of RMB 12.7 million (approximately $1.8 million) is expected to be paid upon completion of further negotiations related to other Uonone matters.

Sunco Note Extension

On July 27, 2020, the Company and Sunco entered into an amended and restated promissory note agreement to extend the note maturity date to July 31, 2020.

Legal Matters

On July 1, 2020, a legal action was filed in the Los Angeles Superior Court by Haijing Lin (the “Plaintiff”) and various defendants which include Solarmax Technology, Inc., Solarmax Renewable Energy Provider, Inc., Clean Energy Funding, L.P., Inland Empire Renewable Energy Regional Center, LLC, David Hsu, Ching Liu and Simon Yuan. At the time of the filing, the Plaintiff is a limited partner in Clean Energy Funding, L.P. and seeks to have his $500,000 investment returned. The Company is currently preparing its response to the legal action and a case management conference has been scheduled by the court for November 9, 2020. Currently there is not enough information for the Company to determine an outcome.

Supplemental Schedules

Condensed Financial Information of Parent

Condensed Financial Information of Parent

Condensed Balance Sheets

As of December 31, 2019 and 2018

	December 31,
	2019	2018

Assets
Cash and cash equivalents	$6,771	$13,048

Other current assets	896,592	226,758

Total current assets	903,363	239,806
Investments in and receivables from affiliates	975,514	13,005,679
Other long-term assets	436,200	334,544
Total assets	2,315,077	13,580,029

Liabilities and Stockholders’ Equity

Current liabilities	4,511,126	3,617,714

Long-term debt, current portion	3,250,000	7,100,000

Total current liabilities	7,761,126	10,717,714
Other long-term liabilities	1,489,951	1,136,240
Total liabilities	9,251,077	11,853,954
Stockholders’ equity
Preferred stock	-	-
Common stock	68,944	68,733
Additional paid-in capital	55,955,116	55,009,133
Less: treasury stock at cost	(1,808,889)	(1,800,000)
Accumulated deficit	(59,839,264)	(50,341,438)
Accumulated other comprehensive loss	(1,311,907)	(1,210,353)
Total stockholders’ equity	(6,936,000)	1,726,075

Total liabilities and stockholders’ equity	$2,315,077	$13,580,029

See accompanying notes to condensed financial information of parent.

Condensed Financial Information of Parent

Condensed Statements of Operations

For the Years Ended December 31, 2019 and 2018

	Year Ended December 31,
	2019	2018

Revenue	$17,828,910	$9,765,379
Management fee income	4,085,773	3,190,922
Total revenues	21,914,683	12,956,301

Cost of revenue	(17,824,120)	(9,844,805)
General and administrative expenses	(5,848,216)	(5,093,628)
Interest income	550	13,073
Interest expense	(532,052)	(245,380)
Other income (expense), net	(726,091)	(277,662)
Income (loss) before equity in earnings (losses) of affiliates	(3,015,246)	(2,492,101)
Equity in earnings (losses) of affiliates	(5,900,913)	(12,104,979)
Income (loss) before income taxes	(8,916,159)	(14,597,080)
Provision (benefit) for income taxes	800	800
Net loss	$(8,916,959)	$(14,597,880)

See accompanying notes to condensed financial information of parent.

Condensed Financial Information of Parent

Condensed Statements of Cash Flows

For the Years Ended December 31, 2019 and 2018

	Year Ended December 31,
	2019	2018

Net cash (used in) operating activities	$(2,154,622)	$(3,048,222)

Net cash provided by investing activities	(101,655)	1,081,066

Cash flow from financing activities:
Long-term debt issued	2,750,000	13,100,000
Long-term debt repaid	(500,000)	(11,780,717)
Equity proceeds received	-	-
Net cash provided by financing activities	2,250,000	1,319,283

Net (decrease) in cash and cash equivalents and restricted cash	(6,277)	(647,873)
Cash and cash equivalents and restricted cash, beginning of year	13,048	660,921
Cash and cash equivalents and restricted cash, end of year	$6,771	$13,048

Supplemental disclosures of cash flow information:
Interest paid	$523,386	$245,380
Income taxes paid	-	-

Non-cash activities for investing and financing activities:
Issuance of shares of common stock for accrued executive bonuses	628,795	622,510
Equity subscription receivable adjustment	-	196,468
Return of shares of common stock from Act One legal settlement	8,889	-

See accompanying notes to condensed financial information of parent.

Notes to Condensed Financial Information of Parent

For the Years Ended December 31, 2019 and 2018

Note 1. Basis of Presentation

The accompanying condensed financial statements of SolarMax Technology, Inc. (“Parent”) should be read in conjunction with the consolidated financial statements and notes thereto of SolarMax Technology, Inc. and Subsidiaries (the “Company”). Parent’s significant accounting policies are consistent with those of the Company.

Note 2. Related Party Transactions

Intercompany Sales

Parent’s revenues include sales of solar panels, LED components, as well as certain battery storage system components to its subsidiaries. Parent does not have any sales to external customers.

Management Fee Income

At a board of directors meeting in July 2016, the board discussed charging management fees from Parent to each United States subsidiary. Subsequently, executive directors implemented a management fee based on 10% of the subsidiary’s revenue to compensate for Parent’s management of each United States subsidiary.

Headquarter Rent Expense Allocation

During the years ended December 31, 2019 and 2018, the total rent expense of the headquarters was $1,381,120 and $1,107,262, respectively, of which $909,833 and $852,819, respectively, was allocated to United States subsidiaries, based on the estimated square feet occupied by employees and other personnel assigned to such subsidiaries.

Intercompany receivables and payables

Currently, Parent does not have any plans to settle the receivables from and payables to its various subsidiaries. Accordingly, Parent reports the balances in the receivables from and payables to subsidiaries in its investments in subsidiaries.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of directors and officers.

Alberton

British Virgin Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by a British Virgin Islands court to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our memorandum and articles of association provide that, subject to certain limitations, we shall indemnify our directors and officers against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings. Such indemnity only applies if the person acted honestly and in good faith with a view to our best interests and, in the case of criminal proceedings, the person had no reasonable cause to believe that his or her conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is theretofore unenforceable.

Successor

The Successor Charter provides that we shall provide indemnification to our directors and officers to the maximum extent permitted by law. We shall pay advancements of expenses in advance of the final disposition of the action, suit, or proceedings upon receipt of an undertaking by or on behalf of the director or officer to repay the amount even if it is ultimately determined that he or she is not entitled to be indemnified by the corporation. Our by-laws also provides for indemnification of our directors and officers.

Under Nevada law, NRS 78.7502, a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding if the person (i) is not liable pursuant to Nevada law; or acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful.

Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, the corporation shall indemnify him or her against expenses, including attorneys’ fees, actually and reasonably incurred by him or her in connection with the defense. Any amendment, repeal or modification of these provisions will be prospective only and would not affect any limitation on liability of a director for acts or omissions that occurred prior to any such amendment, repeal or modification.

Pursuant to NRS 78.751, any discretionary indemnification, unless ordered by a court or advanced by the Corporation in a matter as permitted by Nevada law, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made (i) by the stockholders; (ii) by the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding; (iii) if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or (iv) if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

We intend to enter into indemnification agreements with each of our current and future directors and officers. These agreements will require us to indemnify these individuals to the fullest extent permitted under Nevada law against liability that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 21. Exhibits and Financial Statements Schedules.

(a)	The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Description
2.1+	Merger Agreement, as amended (included as Annex A to the proxy statement/prospectus)
2.2+	Amendment to Merger Agreement dated November 10, 2020 (included as Annex A-1 to the proxy statement/proseptus)
3.1	Form of Amended and Restated Memorandum and Articles of Association (incorporated by reference to Exhibit 3.2 to the registrant’s registration statement on Form S-1 filed on October 23, 2018)
3.2+	Articles of Incorporation of Alberton Capital Acquisition Corp. (the Interim Charter, included as Annex B to the proxy statement/prospectus)
3.3+	Articles of Incorporation of SolarMax Technology Holdings, Inc. (the Successor Charter, included as Annex C to the proxy statement/prospectus)
3.4	Bylaws of SolarMax Technology Holdings, Inc.
4.1	Specimen Unit Certificate (incorporated by reference to Exhibit 4.1 to the registrant’s registration statement on Form S-1 filed on October 23, 2018)
4.2	Specimen Ordinary Shares Certificate (incorporated by reference to Exhibit 4.2 to the registrant’s registration statement on Form S-1 filed on October 23, 2018)
4.3	Specimen Right Certificate (incorporated by reference to Exhibit 4.3 to the registrant’s registration statement on Form S-1 filed on October 23, 2018)
4.4	Specimen Warrant Certificate (incorporated by reference to Exhibit 4.4 to the registrant’s registration statement on Form S-1 filed on October 23, 2018)
4.5	Warrant Agreement, dated October 23, 2018, between Continental Stock Transfer & Trust Company and the Registrant (incorporated by reference to Exhibit 4.1 to registrant’s current report on Form 8-K filed on October 29, 2018)
4.6	Right Agreement, dated October 23, 2018, between Continental Stock Transfer & Trust Company and the Registrant (incorporated by reference to Exhibit 4.2 to registrant’s current report on Form 8-K filed on October 29, 2018)
4.7	Unit Purchase Option Agreement between the Registrant and Chardan Capital Markets LLC dated October 26, 2018, 2018 (incorporated by reference to Exhibit 4.3 to registrant’s current report on Form 8-K filed on October 29, 2018)
5.1+	Opinion of Hunter Taubman Fischer & Li LLC
5.2	Opinion of AllBright Law Offices
8.1+	Tax Opinion of Hunter Taubman Fischer &Li LLC as to certain tax matters regarding the Redomestication
10.1	Underwriting Agreement, dated October 23, 2018, by and between the Registrant and Chardan (incorporated by reference to Exhibit 1.1 to registrant’s current report on Form 8-K filed on October 29, 2018)
10.2	Letter Agreements, dated October 23, 2018, by and between the Registrant and each of the initial shareholders, officers and directors of the Registrant (incorporated by reference to Exhibit 10.1 to registrant’s current report on Form 8-K filed on October 29, 2018)
10.3	Investment Management Trust Agreement, dated October 23, 2018, by and between Continental Stock Transfer & Trust Company and the Registrant (incorporated by reference to Exhibit 10.2 to registrant’s current report on Form 8-K filed on October 29, 2018)
10.4+	Amendment 1 to Investment Management Trust Agreement, dated May 5, 2020
10.5+	Amendment 2 to Investment Management Trust Agreement, dated October 26, 2020

10.6	Stock Escrow Agreement, dated October 23, 2018, among the Registrant, Continental Stock Transfer & Trust Company and the initial shareholders (incorporated by reference to Exhibit 10.3 to registrant’s current report on Form 8-K filed on October 29, 2018)
Registration Rights Agreement, dated October 23, 2018, among the Registrant and the Initial Shareholders (incorporated by reference to Exhibit 10.4 to registrant’s current report on Form 8-K filed on October 29, 2018)
10.7	Amended and Restated Subscription Agreement for Private Units, dated October 23, 2018, by and between the Registrant and Hong Ye Hong Kong Shareholding Co., Limited (incorporated by reference to Exhibit 10.5 to registrant’s current report on Form 8-K filed on October 29, 2018)
10.8	Administrative Services Agreement, dated October 23, 2018, by and between the Registrant and Hong Ye Hong Kong Shareholding Co., Limited (incorporated by reference to Exhibit 10.6 to registrant’s current report on Form 8-K filed on October 29, 2018)
10.9	Form of Voting Agreement (incorporated by reference to Exhibit 10.1 to registrant’s current report on Form 8-K filed on October 28, 2020)
Form of Sponsor Voting Agreement (incorporated by reference to Exhibit 10.2 to registrant’s current report on Form 8-K filed on October 28, 2020)
10.10	Form of Lock-Up Agreement (incorporated by reference to Exhibit 10.3 to registrant’s current report on Form 8-K filed on October 28, 2020)
10.11*	English translation of Confidentiality Agreement (Technical) dated April 20, 2020 by and between Shanghai Hongguan Light Energy Technology Co. Ltd. and Bin Lu
10.12*	Form of Letter of Transmittal
10.13+	2021 Long-Term Incentive Plan (included as Annex D to the proxy statement/prospectus)
10.14+	SolarMax 2016 Long-Term Equity Incentive Plan
10.15	Channel agreement dated January 21, 2015 between Sunrun, Inc. and SolarMax Renewable Energy Provider, Inc.
10.16	Employment agreement dated October 7, 2016 between SolarMax and David Hsu.
10.17	Employment agreement dated October 7, 2016 between SolarMax and Ching Liu.
10.18	Form of restricted stock agreement of SolarMax.
10.19	Loan agreement dated August 26, 2014, between Clean Energy Funding II, LP and SolarMax LED, Inc.
10.20	Loan agreement dated January 3, 2012, between Clean Energy Funding, LP (“CEF”) and SolarMax Renewable Energy Provider, Inc. (“SREP”)
10.21	Lease dated September 16, 2016 between SMX Property, LLC, and SolarMax.
10.22	Lease dated September 1, 2016 between Fallow Field, LLC and SolarMax.
10.23	Lease dated as of September 1, 2016 between Fallow Field, LLC and SolarMax LED, Inc. (U.S.A.).
10.24	Form of restricted stock exchange agreement for option.
10.25	Form of restricted stock exchange agreement for option and cash
10.26	English translation of Zhonghong Yilong New District Xinqiao 70MWp Agricultural PV Power Station Project M&A (Cooperative Development) Agreement dated July 2019 with State Power Investment Corporation Guizhou Jinyuan Weining Energy Co., Ltd. etal.
10.27	English translation of Xingren 30MWp Agricultural PV Power Station Project M&A (Cooperative Development) Agreement dated August 2019 with State Power Investment Corporation Guizhou Jinyuan Weining Energy Co., Ltd. etal.
10.28	English translation of Xingren 35MW photovoltaic energy generation project construction contract dated July 2019 beween Xingren Almaden New Energy Co. Ltd and Jiangsu Zhonghong Photovoltaic Engineering Technology Limited Company.
10.29	English translation of supplemental agreement dated September 30, 2019 to Yilong Xinqiao 70 MW photovoltaic energy generation project construction contract.
10.30	English translation of supplemental agreement dated September 30, 2019 to Xingren 35MW photovoltaic energy generation project construction contract.
10.31	Form of exchange agreement among CEF, SREP, the issuer and the limited partners of CEF
10.32	Form of 4% secured subordinated convertible note issued by the issuer and SREP to limited partners of CEF pursuant to the exchange agreement[1]
10.33	Exchange agreement dated March 27, 2019 between SolarMax and David Hsu[1]
10.34	Exchange agreement dated March 27, 2019 between SolarMax and Ching Liu
10.35	English translation of notification of project MA initiation dated December 28, 2019 issued by Southwest Guizhou Autonomous Prefecture Jinyuan New Energy Co., Ltd.
10.36	English translation of notification of project MA initiation dated December 28, 2019 issued by Southwest Guizhou Autonomous Prefecture Jinyuan New Energy Co., Ltd.
10.37+	Letter agreement from David Hsu dated December 26, 2020 to extend the cash payment due on the exchange of shares of restricted stock.
10.38+	Letter agreement from Ching Liu dated December 26, 2020 to extend the cash payment due on the exchange of shares of restricted stock.
10.39	Asset purchase agreement dated December 26, 2019 between Solarmax Renewable Energy Provider, Inc. and TA Energy XX LLC.[1]
10.40	Pledge agreement dated December 26, 2019 by and between Tritec Americas, LLC (as Grantor) and Solarmax Renewable Energy Provider, Inc. (as Creditor).
10.41	Purchase and sale agreement dated December 31, 2019 by and between Solarmax Technology Inc.(Seller) and Optimal Solar LLC (Buyer).
10.42+	Separation and Release Agreement dated October 1, 2020, between SolarMax Technology, Inc. and Ching Liu.
10.43+	Consulting agreement dated October 1, 2020 between SolarMax Technology, Inc. and Ching Liu.
10.44+	English translation of Ancha General Project Contract dated March 2020 Qianxinan Zhonghong New Energy Co., Ltd and Jiangsu Zhonghong Photovoltaic Engineering Technology Limited Company
10.45+	English translation of Ancha Project M&A (Cooperative Development) Agreement dated February 2020 among State Power Investment Corporation Guizhou Jinyuan Weining Engergy, Jiangsu Zhonghong Photovoltaic Electric Co., Ltd, etal.

10.46+	English translation of Financial Lease (Direct Lease) Contract dated May 21, 2020 between Southwest Guizhou Autonomous Prefecture Zhonghong New Energies Co., Ltd. and CSPG Financial Lease Co., Ltd.
10.47+	English translation of Qianxi Nanzhou Yilong Zhonghong 70% equity transfer agreement dated March 2020 by and between CSPG Financial Lease Co., Ltd. (as Transferor) and State Power Investment Corporation Guizhou Jinyuan Weining Energy Co., Ltd (as Transferee)
10.48+	English translation of Xinren Almaden New Energy Col, Ltd 70% equity transfer agreement dated March 2020 by and between Nanjing Qinchangyang New Energy Co., Ltd. (as Transferor ) and State Power Investment Corporation Guizhou Jinyuan Weining Energy Co., Ltd.(as Transferee).
10.49+	Note Payment Agreement dated August 7, 2020 by and between Xuehui Fu (as Note holder), SolarMax and Solarmax Renewable Energy Provider, Inc.
10.50+	Loan Agreement dated December 18, 2020 by and between SolarMax and the Sponsor
10.51+	Form of extension promissory note SolarMax issued to Alberton pursuant to the Merger Agreement
10.52	English translation of Agreement on the Transfer of 70% of Equity Interests In Southwest Guizhou Autonomous Prefecture Zhonghong New Energies Co., Ltd. Between State Power Investment Corporation Guizhou Jinyuan Weining Energy Co., Ltd. and Jiangsu Hongzhihan New Energy Co., Ltd. relating to the Ancha project
10.53	English translation of Agreement on the Transfer of 100% of the Equity Interests in Nanjing Zhaohewei New Energy Co., Ltd. relating to the Hehua project.
10.54	English translation of Guizhou Qianxinan JinYuan new energy Co., Ltd(SPIC) Jiangsu Zhonghong photovoltaic engineering technology Co., Ltd (ZHPV) Nanjing zhaohewei new energy Co., Ltd(parent company of project company) andQianxinan Hongguan new energy Co., Ltd (project company) relating to the Hehua project
10.55	PPP loan agreement dated January 20, 2021 between SMA Capital, Inc. and CTBC Bank Corp.
10.56	PPP loan agreement dated January 20, 2021 between SolarMax Led, Inc. and CTBC Bank Corp.
10.57	PPP loan agreement dated January 20, 2021 between SolarMax Renewable Energy Provider, Inc. and CTCB Bank Corp.
10.58	PPP loan agreement dated April 15, 2020 between SolaMax Led, Inc. and CTBC Bank Corp.
10.59	PPP loan agreement dated April 15, 2020 between SMX Capital, Inc. and CTCB Bank Corp.
10.60	PPP loan agreement dated April 16, 2020, 2020 between SolarMax Renewable Energy Provider, Inc. and CTCB Bank Corp.
23.1	Consent of Friedman LLP
23.2	Consent of Marcum LLP
23.3	Consent of Hunter Taubman Fischer &Li LLC (included in Exhibit 5.1)
23.4	Consent of Hunter Taubman Fischer &Li LLC (included in Exhibit 8.1)
23.5	Consent of AllBright Law Offices (included in Exhibit 5.2)
24.1	Power of Attorney (included in signature page)
99.1*	Form of Proxy for Alberton Special Meeting
99.2*	Form of Proxy for SolarMax Special Meeting
99.3+	Consent of David Hsu, Director Nominee
99.4+	Consent of Simon Yuan, Director Nominee
99.5+	Consent of Wei Yuan Chen, Director Nominee
99.6+	Consent of JinXi Lin, Director Nominee
99.7+	Consent of Wen-Ching (Stephen) Yang, Director Nominee
99.8+	Consent of Dr. Lei Zhang, Director Nominee
99.9	Consent of Lei (Stacy) Zhang, Director Nominee

*	To be filed by amendment.

+	Previously filed
[1]	Filed as an exhibit to registration statement on Form S-1, File No. 333-229005

Item 22. Undertakings.

1.	The undersigned Registrant hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; and

(b)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(e)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

2.	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

3.	The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

4.	The registrant undertakes that every prospectus: (1) that is filed pursuant to the immediately preceding paragraph, or (2) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

5.	The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

6.	The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and Alberton being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York, on the 10th day of February, 2021.

ALBERTON CAPITAL ACQUISITION CORP.

By:	/s/ Guan Wang
Name:	Guan Wang
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Guan Wang as true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacities to sign any and all amendments including post-effective amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute, each acting alone, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date

/s/ Guan Wang	Chairwoman of the Board, Chief Executive Officer, and Treasurer	February 10, 2021
Guan Wang	(Principal Executive Officer)

/s/ Keqing (Kevin) Liu	Chief Financial Officer, Director and Secretary of the Board	February 10, 2021
Keqing (Kevin) Liu	(Principal Financial and Accounting Officer)

/s/ Peng Gao	Director	February 10, 2021
Peng Gao

/s/ William Walter Young	Director	February 10, 2021
William Walter Young

/s/ Qing S. Huang	Director	February 10, 2021
Qing S. Huang

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, as amended, this registration statement on Form S-4 has been signed on behalf of the registrant by the undersigned, solely in his capacity as the duly authorized representative of the registrant in the United States, on February 10, 2021.

By:	/s/ Arila Zhou
Name: Arila Zhou